Filed Pursuant to Rule 424(b)(3)

Registration No. 333-284191

To the Shareholders of Northumberland Bancorp

MERGER PROPOSED-YOUR VOTE IS VERY IMPORTANT

On behalf of the board of directors of Northumberland Bancorp, which we refer to as Northumberland, we are pleased to enclose the accompanying proxy statement/prospectus relating to the proposed merger of Mifflinburg Bancorp, Inc., which we refer to as Mifflinburg, and Northumberland, and a special meeting of shareholders to be held by Northumberland at which you will be asked to take certain actions as a holder of Northumberland common stock relating to the proposed merger.

At the special meeting, Northumberland's shareholders will be asked to approve an Agreement and Plan of Merger, dated September 24, 2024, as amended December 4, 2024, which we refer to as the merger agreement, between Mifflinburg and Northumberland pursuant to which Northumberland will merge with and into Mifflinburg, with Mifflinburg as the surviving entity, which transaction we refer to as the merger. Simultaneously with the merger, The Northumberland National Bank, a national banking association and a wholly-owned direct subsidiary of Northumberland, which we refer to as Norry Bank, will merge with and into Mifflinburg Bank and Trust Company, a Pennsylvania bank and trust company and a wholly-owned subsidiary of Mifflinburg, which we refer to as Mifflinburg Bank, with Mifflinburg Bank as the surviving bank. We refer to the merger of Norry Bank and Mifflinburg Bank as the bank merger. We collectively refer to the merger and the bank merger as the mergers. In connection with the merger, Mifflinburg will change its name to “Steele Bancorp, Inc.” and, in connection with the bank merger, Mifflinburg Bank will change its name to “Central Penn Bank & Trust.”

At the effective time of the merger, Northumberland shareholders will receive 1.1850 shares of Mifflinburg common stock for each share of Northumberland common stock they own, which we refer to as the conversion ratio, subject to the payment of cash in lieu of fractional shares. We refer to the Mifflinburg shares and cash to be received by Northumberland shareholders in the merger as the merger consideration. Based on the $22.00 closing price of Mifflinburg’s common stock on OTC Pink on September 23, 2024, the last trading day before the execution of the merger agreement, the conversion ratio represented approximately $26.07 in value for each share of Northumberland common stock, representing merger consideration of approximately $34.2 million on an aggregate basis. Based on the $23.00 closing price of Mifflinburg common stock on OTC Pink on March 7, 2025 (the latest practicable trading day before the printing of the accompanying proxy statement/prospectus), the conversion ratio represented approximately $27.26 in value for each share of Northumberland common stock, representing merger consideration of approximately $35.75 million on an aggregate basis. Although the number of shares of Mifflinburg common stock that holders of Northumberland shares will be entitled to receive for each Northumberland share owned is fixed, the market value of the merger consideration will fluctuate with the market price of Mifflinburg common stock and will not be known at the time Northumberland shareholders vote on the merger. However, as described in more detail in the proxy statement/prospectus, under the terms of the merger agreement, Northumberland may terminate the merger agreement if both (i) the average price of Mifflinburg common stock over a 30 day period ending on the date all regulatory approvals are received (excluding closing sale prices for trading days with less than 100 shares traded), which we refer to as the determination date market price, is less than $17.60, and (ii) the ratio of the determination date market price to $22.00, which we refer to as the Mifflinburg starting price, is more than 20% less than the ratio of the average of the Dow Jones U.S. MicroCap Bank Index Value over the same 30 day period to the Dow Jones U.S. MicroCap Bank Index Value on September 23, 2024; provided that Mifflinburg shall have the right to increase the conversion ratio such that the aggregate merger consideration, based upon the determination date market price, would satisfy this market termination test.

Mifflinburg shareholders will continue to own their existing shares of Mifflinburg common stock. The value of the Mifflinburg common stock at the time of completion of the merger could be greater than, less than or the same as the value of Mifflinburg common stock on the date of the accompanying proxy statement/prospectus.

We urge you to obtain current market quotations of Mifflinburg common stock (OTC Pink trading symbol “MIFF”) and Northumberland common stock (OTC Pink trading symbol “NUBC”).

We expect the merger will qualify as a reorganization for federal income tax purposes. Accordingly, Northumberland shareholders generally will not recognize any gain or loss for federal income tax purposes on the exchange of shares of Northumberland common stock for Mifflinburg common stock in the merger, except with respect to any cash received by such holders in lieu of fractional shares of Mifflinburg common stock.

Based on the conversion ratio and the number of shares of Northumberland common stock outstanding, Mifflinburg expects to issue approximately 1,554,552 million shares of Mifflinburg common stock to Northumberland shareholders, in the aggregate, in the merger. We estimate that former Northumberland shareholders will own approximately forty-six percent (46%), and existing Mifflinburg shareholders will own approximately fifty-four percent (54%), of the common stock of Mifflinburg following the completion of the merger.

Northumberland will hold a virtual special meeting of its shareholders in connection with the merger. At the special meeting, Northumberland will ask its shareholders to approve the merger agreement. Northumberland shareholders will also be asked to vote on a proposal to approve one or more adjournments of its special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger proposal, which we refer to as the Northumberland adjournment proposal. In addition, Northumberland shareholders will also be asked to vote on a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain Northumberland executive officers that is based on, or otherwise relates to, the transactions contemplated by the merger agreement, which proposal we refer to as the compensation proposal. Information about these meetings, the mergers and the other proposals to be voted upon is contained in this document. We urge you to read this document carefully and in its entirety.

The special meeting of Northumberland shareholders will be held virtually via the Internet on April 29, 2025 at 10:00 a.m., Eastern Time.

Your vote is very important. To ensure your representation at the special meeting, please complete and return the enclosed proxy card or submit your proxy by telephone or through the Internet. Please vote promptly. Submitting a proxy now will not prevent you from being able to vote at the special meeting. If you hold your shares in “street name” through a broker, bank or other nominee, you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted and will not count toward the achievement of a quorum so that business can be conducted at the special meeting.

The Northumberland board of directors unanimously approved the merger agreement and the mergers, and determined that the merger agreement and the mergers are fair to, and in the best interests of, Northumberland shareholders and other constituents. The board of directors of Northumberland unanimously recommends that holders of its common stock vote “FOR” each of the proposals to be considered at the special meeting. We strongly support this merger and join our board in their recommendations.

This proxy statement/prospectus provides you with detailed information about the merger agreement and the mergers. It also contains information about Mifflinburg and Northumberland and certain related matters. You are encouraged to read this proxy statement/prospectus carefully. In particular, you should read the “Risk Factors” section beginning on page 45 for a discussion of the risks you should consider in evaluating the merger and how it will affect you. You will also be able to obtain information about Mifflinburg and Northumberland from documents that have been filed with the Securities and Exchange Commission that are incorporated into this proxy statement/prospectus by reference.

On behalf of the Northumberland board of directors, thank you for your prompt attention to this important matter.

Sincerely,

J. Donald Steele	J. Todd Troxell
Chairman	President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in connection with the merger or determined if this document is accurate or complete. Any representation to the contrary is a criminal offense.

The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either Mifflinburg or Northumberland, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

If you have any questions or need assistance in voting your shares, please call Stephanie Kahley at (570) 701-3529.

The accompanying proxy statement/prospectus is dated March 17, 2025, and is first being mailed to holders of Northumberland common stock on or about March 17, 2025.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business and financial information about Mifflinburg and Northumberland from other documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov. You will also be able to obtain these documents free of charge from Mifflinburg by accessing Mifflinburg’s website https://www.mbtc.com/resources/investor-relations or from Northumberland by accessing Northumberland’s website at https://norrybank.com/about-us/investor-information. You may also request these documents in writing, by email or by telephone, at the appropriate address below:

Mifflinburg Bancorp, Inc.	Northumberland Bancorp
250 East Chestnut Street	245 Front Street
Mifflinburg, PA 17844	Northumberland, PA 17857
Attention: Investor Relations	Attention: Investor Relations
(570) 966-1041	(570) 701-3529

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than five (5) business days before the date of the special meeting. This means that holders of Northumberland common stock requesting documents must do so by April 22, 2025, in order to receive them before the Northumberland special meeting.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated March 17, 2025, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such incorporated document. Neither the mailing of this document to holders of Northumberland common stock nor the issuance by Mifflinburg of shares of Mifflinburg common stock pursuant to the merger agreement will create any implication to the contrary.

The information on Mifflinburg’s and Northumberland’s websites is not part of this document. References to Mifflinburg’s and Northumberland’s websites in this document are intended to serve as textual references only.

This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in, or incorporated by reference into, this document regarding Mifflinburg has been provided by Mifflinburg, and information contained in, or incorporated by reference into, this document regarding Northumberland has been provided by Northumberland.

See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 175 of the accompanying proxy statement/prospectus for further information.

Northumberland Bancorp

245 Front Street

Northumberland, Pennsylvania 17857

NOTICE OF VIRTUAL SPECIAL MEETING OF

NORTHUMBERLAND BANCORP SHAREHOLDERS

To Northumberland Bancorp Shareholders:

On September 24, 2024, Northumberland Bancorp, or Northumberland, and Mifflinburg Bancorp, Inc., or Mifflinburg, entered into an Agreement and Plan of Merger, as amended, which we refer to as the merger agreement. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

NOTICE IS HEREBY GIVEN that a special meeting of holders of Northumberland common stock (the “Northumberland special meeting”) will be held virtually via the Internet on April 29, 2025 at 10:00 a.m., Eastern Time. We are pleased to notify you of, and invite you to participate in, the Northumberland virtual special meeting.

At the Northumberland special meeting, holders of Northumberland common stock will be asked to vote on the following matters:

1.

A proposal to approve the Agreement and Plan of Merger, dated as of September 24, 2024, as amended December 4, 2024, by and between Mifflinburg and Northumberland, and the transactions contemplated by that agreement, pursuant to which Northumberland will merge with and into Mifflinburg, as more fully described in the accompanying proxy statement/prospectus, which we refer to as the Northumberland merger proposal;

2.

A proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to certain key Northumberland officers that is based on, or otherwise relates to, the transactions contemplated by the merger agreement, which we refer to as the compensation proposal; and

3.

A proposal to adjourn the Northumberland special meeting, if necessary or appropriate, to solicit additional proxies if, immediately prior to such adjournment, there are not sufficient votes to approve the Northumberland merger proposal, which we refer to as the Northumberland adjournment proposal.

Northumberland shareholders may vote on such other business as may properly come before the meeting or at any adjournment thereof. We are not aware of any other such business.

The Northumberland special meeting will be held in a virtual only format conducted via live webcast. As more fully described in the “Questions & Answers” and “The Northumberland Special Meeting” sections of the accompanying proxy statement/prospectus, you are entitled to participate in the Northumberland special meeting if, as of the close of business on March 6, 2025, you held shares of Northumberland common stock registered in your name (a “record holder”), or if you held shares through a bank, broker, trustee or other nominee (a “beneficial owner”). Record holders will be able to attend the Northumberland special meeting online, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/NUBC2025SM and following the instructions. You will need your control number, which can be found on your notice, proxy or voting instruction form, to access the meeting. If you are a beneficial owner, have a valid proxy for the Northumberland special meeting and register beforehand, you also will be able to attend the Northumberland special meeting online, ask questions and vote during the meeting. See the “Questions and Answers” section of the accompanying proxy statement/prospectus for more information for the virtual Northumberland special meeting.

Northumberland has determined that holders of Northumberland common stock have the right to dissent with respect to the proposed merger and obtain payment of the fair value of their shares under Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended. See “THE MERGER – Appraisal or Dissenters Rights in the Merger” beginning on page 138, and Annex E in the accompanying proxy statement/prospectus.

The Northumberland board of directors unanimously recommends that holders of Northumberland common stock vote “FOR” the Northumberland merger proposal, “FOR” the Northumberland compensation proposal and “FOR” the Northumberland adjournment proposal.

Your vote is important. We cannot complete the transactions contemplated by the merger agreement unless the Northumberland shareholders approve the Northumberland merger proposal. The affirmative vote of a majority of the votes cast by Northumberland shareholders, in person or by proxy, at the special meeting is required to approve the Northumberland merger proposal, and the Northumberland adjournment proposal, and to approve on a non-binding advisory basis the Northumberland compensation proposal. Whether or not you plan to attend the Northumberland special meeting, we urge you to promptly complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope or authorize the individuals named on the accompanying proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with the accompanying proxy card. If your shares are held in the name of a bank, broker or other nominee, please follow the voting instructions on the voting instruction card furnished by such bank, broker or other nominee.

By Order of the Board of Directors

J. Todd Troxell
President and Chief Executive Officer
Northumberland Bancorp
March 17, 2025

TABLE OF CONTENTS

QUESTIONS AND ANSWERS	1
SUMMARY	12
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	25
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF MIFFLINBURG BANCORP, INC	27
SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF NORTHUMBERLAND BANCORP	28
COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION	29
SUMMARY SELECTED PRO FORMA CONDENSED COMBINED DATA	30
UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE MERGER	31
UNAUDITED COMPARATIVE PER SHARE DATA	42
UNAUDITED CONSOLIDATED COMPARATIVE STOCKHOLDERS' EQUITY	43
RISK FACTORS	45
Risks Relating to the Consummation of the Merger and Ownership of Mifflinburg Common Stock Following the Merger	45
Risks Relating to the Financial Services Industry	53
Risks Relating to Mifflinburg’s Business	53
Risks Relating to an Investment in Mifflinburg Common Stock	61
Risks Relating to Mifflinburg	61
THE NORTHUMBERLAND SPECIAL MEETING	63
Date, Time and Place of the Meeting	63
Matters to be Considered	63
Recommendation of Northumberland’s Board of Directors	63
Record Date and Quorum	63
Broker Non-Votes	64
Vote Required; Treatment of Abstentions and Failure to Vote	64
Attending the Virtual Special Meeting	65
Proxies	66
Shares Held in Street Name	66
Revocability of Proxies	66
Delivery of Proxy Materials	67
Solicitation of Proxies	67
Other Matters to come before the Northumberland Special Meeting	67
Assistance	67
NORTHUMBERLAND PROPOSALS	68
PROPOSAL 1: NORTHUMBERLAND MERGER PROPOSAL	68
PROPOSAL 2: NORTHUMBERLAND COMPENSATION PROPOSAL	68
PROPOSAL 3: ADJOURNMENT PROPOSAL	69
INFORMATION ABOUT MIFFLINBURG AND MIFFLINBURG BANK	70
Description of Business	70
Management’s Discussion and Analysis of Financial Condition and Results of Operations	73
Beneficial Ownership of Common Stock by Principal Shareholders and Management	73
Directors and Named Executive Officers	74
Director Independence	76
Compensation of Directors	77
Executive Compensation	78
Certain Relationships and Related Transactions	82
INFORMATION ABOUT NORTHUMBERLAND AND NORRY BANK	83
Description of Business	83
Management’s Discussion and Analysis of Financial Condition and Results of Operation	84
Beneficial Ownership of Common Stock by Principal Shareholders and Management	84
Directors and Named Executive Officers	85
Compensation of Directors	87
Director Independence	87

Executive Compensation	88
Certain Relationships and Related Transactions	92
RECENT DEVELOPMENTS	93
SUPERVISION AND REGULATION	95
THE MERGER	106
Terms of the Merger	106
Background of the Merger	106
Mifflinburg’s Reasons for the Merger	111
Northumberland’s Reasons for the Merger; Recommendation of Northumberland’s Board of Directors	115
Opinion of Northumberland’s Financial Advisor	120
Interests of Certain Northumberland Directors and Named Executive Officers in the Merger	132
Governance of Mifflinburg after the Merger	134
Name and Headquarters	136
Accounting Treatment	136
Regulatory Approvals	136
Appraisal or Dissenters’ Rights in the Merger	138
THE MERGER AGREEMENT	141
Explanatory Note Regarding the Merger Agreement	141
Structure of the Merger	141
Merger Consideration	141
Fractional Shares	142
Closing and Effective Time of the Merger	142
Exchange of Shares	142
Representations and Warranties	143
Covenants and Agreements	145
Combined Company Governance	150
Northumberland Shareholders Meeting; Recommendations of Northumberland’s Boards of Directors	151
Northumberland’s Agreement Not to Solicit Other Offers	152
Acquisition Proposals involving Mifflinburg	153
Conditions to Complete the Merger	155
Termination of the Merger Agreement	156
Effect of Termination	158
Termination Fee	158
Expenses and Fees	159
Amendment, Waiver and Extension of the Merger Agreement	159
Governing Law	159
Specific Performance	159
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER	160
Tax Consequences of the Merger Generally	161
Cash Instead of a Fractional Share	162
Backup Withholding	162
Appraisal or Dissenters’ Rights	162
DESCRIPTION OF MIFFLINBURG CAPITAL STOCK	163
General	163
Common Stock	163
Restrictions on Acquisition of Mifflinburg Bancorp, Inc	164
COMPARISON OF THE RIGHTS OF MIFFLINBURG SHAREHOLDERS AND NORTHUMBERLAND SHAREHOLDERS	166
LEGAL MATTERS	173
EXPERTS	173
DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS	174
Mifflinburg	174
Northumberland	174
WHERE YOU CAN FIND MORE INFORMATION	175

QUESTIONS AND ANSWERS

The following are some questions that you may have about the mergers and the Northumberland special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the mergers or the Northumberland special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 175.

In this proxy statement/prospectus, unless the context otherwise requires, when we refer to:

•	Mifflinburg, we mean Mifflinburg Bancorp, Inc., a Pennsylvania corporation;

•	Mifflinburg common stock, we mean the common stock of Mifflinburg, par value $1.00 per share;

•	Mifflinburg Bank, we mean Mifflinburg Bank and Trust Company, a Pennsylvania bank and trust company and a wholly-owned subsidiary of Mifflinburg;

•	Northumberland, we mean Northumberland Bancorp, a Pennsylvania corporation;

•	Northumberland common stock, we mean the common stock of Northumberland, $0.10 par value per share;

•

Northumberland special meeting, we mean the special meeting of Northumberland shareholders to be held on April 29, 2025 to consider and vote on the Northumberland merger proposal, the compensation proposal and the Northumberland adjournment proposal; and

•	Norry Bank, we mean The Northumberland National Bank, a national banking association and a wholly-owned subsidiary of Northumberland.

Q:	Why am I receiving this proxy statement/prospectus?

A:

You are receiving this proxy statement/prospectus because Mifflinburg and Northumberland have entered into an Agreement and Plan of Merger, dated September 24, 2024, as amended December 4, 2024. We refer to that agreement, as it may be amended, modified or supplemented from time to time in accordance with its terms, as the merger agreement. Pursuant to the merger agreement, Northumberland will merge with and into Mifflinburg, with Mifflinburg as the surviving entity, which we refer to as the merger. Simultaneously with the merger, Mifflinburg Bank and Norry Bank will merge, with Mifflinburg Bank as the surviving bank, which we refer to as the bank merger. We collectively refer to the merger and the bank merger as the mergers. A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference herein. In this proxy statement/prospectus, we refer to the closing of the merger as the closing, and we refer to the date on which the closing occurs as the closing date. In connection with the merger, Mifflinburg will change its name to “Steele Bancorp, Inc.” and, in connection with the bank merger, Mifflinburg Bank will change its name to “Central Penn Bank & Trust Bank.” Northumberland requires the approval of its shareholders in order for the merger to be completed and is holding a virtual special meeting of its shareholders in order to obtain that approval.

This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Northumberland special meeting. This document is also a prospectus that is being delivered to Northumberland shareholders because, pursuant to the merger agreement, Mifflinburg is offering shares of Mifflinburg common stock to Northumberland shareholders. You should read this document carefully and in its entirety. The enclosed materials allow you to have your shares of common stock voted by proxy without attending the meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:	What will happen in the mergers?

A:

In the merger, Northumberland will merge with and into Mifflinburg, with Mifflinburg as the surviving entity. In the bank merger, which will occur simultaneously with the merger, Norry Bank will merge with and into Mifflinburg Bank, with Mifflinburg Bank as the surviving bank. In connection with the merger, Mifflinburg will change its name to “Steele Bancorp, Inc.” and, in connection with the bank merger, Mifflinburg Bank will change its name to “Central Penn Bank & Trust.”

Each share of Northumberland common stock issued and outstanding immediately prior to the effective time of the merger, which we refer to as the effective time, except for shares of Northumberland common stock owned by Northumberland, Norry Bank, Mifflinburg or Mifflinburg Bank (in each case, other than shares of Northumberland common stock (i) held in any trust accounts, managed accounts, and the like, or otherwise held in a fiduciary capacity and that are beneficially owned by third parties, or (ii) held by any of them, directly or indirectly, in respect of debts previously contracted), will be converted into the right to receive 1.1850 shares of Mifflinburg common stock, which we refer to as the conversion ratio, subject to the payment of cash in lieu of fractional shares. The Mifflinburg shares and cash to be received by Northumberland shareholders in the merger is referred to as the merger consideration.

After completion of the merger, (i) Northumberland will cease to exist, and (ii) Northumberland common stock will cease to be traded and will cease to be quoted on the OTC Pink. After the completion of the merger, Mifflinburg shareholders will continue to own their existing shares of Mifflinburg common stock. See the information provided in the section entitled “THE MERGER AGREEMENT—Structure of the Merger,” beginning on page 141, and the merger agreement for more information about the merger.

Q:	When and where will the Northumberland special meeting take place?

A:

The Northumberland special meeting will be held virtually via the Internet at www.virtualshareholdermeeting.com/NUBC2025SM, on April 29, 2025 at 10:00 a.m. Eastern Time.

Even if you plan to attend the Northumberland special meeting virtually, Northumberland recommends that you vote your shares in advance, as described below, so that your vote will be counted if you later decide not to or become unable to attend the special meeting.

Q:	What matters will be considered at the Northumberland special meeting?

A:	At the Northumberland special meeting, Northumberland shareholders will be asked to consider and vote on the following proposals:

•	Northumberland Proposal 1: approval of the merger agreement, which we refer to as the Northumberland merger proposal;

•

Northumberland Proposal 2: approval, on a non-binding, advisory basis, of the compensation that may be paid or become payable to certain key Northumberland officers that is based on, or otherwise relates to, the transactions contemplated by the merger agreement, which we refer to as the compensation proposal; and

•

Northumberland Proposal 3: approval of the adjournment of the Northumberland special meeting to solicit additional proxies (i) if there are insufficient votes at the time of the Northumberland special meeting to approve the Northumberland merger proposal or (ii) if adjournment is necessary or appropriate to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Northumberland shareholders, which we refer to as the Northumberland adjournment proposal.

In order to complete the merger, among other things, Northumberland shareholders must approve the Northumberland merger proposal. The approvals of the Northumberland adjournment proposal and the Northumberland compensation proposal are not conditions to the obligations of Mifflinburg or Northumberland to complete the merger.

Q:	What will Northumberland shareholders receive in the merger?

A:

In the merger, Northumberland shareholders will receive 1.1850 shares of Mifflinburg common stock for each share of Northumberland common stock held immediately prior to the completion of the merger. Based on the $23.00 per share closing price of Mifflinburg common stock on OTC Pink on March 7, 2025 (the latest practicable trading day before the printing of this proxy statement/prospectus), the conversion ratio represented approximately $27.26 in value for each share of Northumberland common stock, representing merger consideration valued at approximately $35.75 million on an aggregate basis. Mifflinburg will not issue any fractional shares of Mifflinburg common stock in the merger. Northumberland shareholders who would otherwise be entitled to receive a fractional share of Mifflinburg common stock in the merger will instead receive an amount in cash (rounded to the nearest cent) determined by multiplying the determination date market price of Mifflinburg common stock by the fraction of a share (after taking into account all shares of Northumberland common stock held by such holder immediately prior to the completion of the merger) of Mifflinburg common stock that such shareholder would otherwise be entitled to receive.

In this document, the determination date market price means the average of the closing sale prices per share of Mifflinburg common stock, as reported by OTC Pink, for the price determination period excluding closing sale prices for trading days with less than one hundred (100) shares traded. When we refer to the price determination period in this document, we mean the thirty (30) consecutive trading days immediately preceding the determination date. The determination date refers to the date which is five (5) business days before the date on which all requisite regulatory approvals for the mergers have been received by Northumberland and Mifflinburg.

After the completion of the merger, former Northumberland shareholders will hold approximately 46 percent of the outstanding shares of Mifflinburg common stock.

Q:	What will Mifflinburg shareholders receive in the merger?

A:

In the merger, Mifflinburg shareholders will not receive any consideration, and their shares of Mifflinburg common stock will remain outstanding and will constitute shares of Mifflinburg following the merger. Following the merger, shares of Mifflinburg common stock will continue to be quoted on OTC Pink.

Q:	Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:

Yes. Although the number of shares of Mifflinburg common stock that Northumberland shareholders will receive is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/ prospectus and the completion of the merger based upon the market value for Mifflinburg common stock. Any fluctuation in the market price of Mifflinburg common stock will change the value of the shares of Mifflinburg common stock that Northumberland shareholders will receive. If both (i) the determination date market price of Mifflinburg common stock is less than $17.60, which we refer to as the “Floor Price,” and (ii) the ratio of the Mifflinburg common stock to $22.00 is more than 20% less than the ratio of the average of the Dow Jones U.S. MicroCap Bank Index Value over the price determination period to the Dow Jones U.S. MicroCap Bank Index Value on September 24, 2024, Northumberland may terminate the merger agreement. However, Mifflinburg has the right to increase the conversion ratio such that the aggregate merger consideration, based upon the determination date market price, would satisfy the market termination test. As of March 7, 2025, the last practicable trading day before the date of this proxy statement/prospectus, the market price of Mifflinburg common stock was $23.00, in excess of the $17.60 Floor Price.

Q:	How does the Northumberland board of directors recommend that I vote at the Northumberland special meeting?

A:

The Northumberland board of directors unanimously recommends that you vote “FOR” the Northumberland merger proposal, “FOR” the compensation proposal and “FOR” the Northumberland adjournment proposal.

In considering the recommendations of the Northumberland board of directors, Northumberland shareholders should be aware that Northumberland directors and executive officers may have interests in the merger that are different from, or in addition to, the interests of Northumberland shareholders generally. For a more complete description of these interests, see the information provided in the section entitled “THE MERGER—Interests of Certain Northumberland Directors and Executive Officers in the Merger” beginning on page 132.

Q:	Who is entitled to vote at the Northumberland special meeting?

A:

The record date for the Northumberland special meeting is March 6, 2025. All Northumberland shareholders who held shares at the close of business on the record date for the Northumberland special meeting are entitled to receive notice of, and to vote at, the Northumberland special meeting.

Each Northumberland shareholder is entitled to cast one (1) vote on each matter properly brought before the Northumberland special meeting for each share of Northumberland common stock that such holder owned of record as of the record date. As of the record date, there were 1,311,858 outstanding shares of Northumberland common stock.

Attendance at the special meeting is not required to vote. See below and the section entitled “THE NORTHUMBERLAND SPECIAL MEETING—Proxies” beginning on page 66 for instructions on how to vote your shares of Northumberland common stock without attending the Northumberland special meeting.

Q:	What constitutes a quorum for the Northumberland special meeting?

A:

The presence at the Northumberland special meeting, in person or by proxy, of holders of a majority of the total number of outstanding shares of Northumberland common stock entitled to vote at the Northumberland special meeting will constitute a quorum for the transaction of business at the Northumberland special meeting. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, provided that, with respect to shares represented by proxy, such shares have been voted on any issue other than a procedural motion. Broker non-votes are not expected at the meeting, but would not, in any event, count towards the presence of a quorum. See the question “What is a broker non-vote?” on page 7.

Q:	What vote is required for the approval of each proposal at the Northumberland special meeting?

A:

Northumberland Proposal 1: Northumberland merger proposal. Approval of the Northumberland merger proposal requires the affirmative vote of a majority of the votes cast at the Northumberland special meeting. An abstention, broker non-vote or other failure to vote will have no effect on the outcome of the Northumberland merger proposal.

Northumberland Proposal 2: Compensation proposal. Approval of the compensation proposal requires the affirmative vote of a majority of the votes cast at the Northumberland special meeting. An abstention, broker non-vote or other failure to vote will have no effect on the outcome of the compensation proposal.

Northumberland Proposal 3: Northumberland adjournment proposal. Approval of the Northumberland adjournment proposal requires the affirmative vote of a majority of the votes cast by the Northumberland shareholders. An abstention, broker non-vote or other failure to vote will have no effect on the outcome of the Northumberland adjournment proposal.

Each director and certain executive officers of Northumberland or Norry Bank, solely in such director’s or officer’s capacity as a shareholder of Northumberland, has entered into a voting agreement with Mifflinburg requiring each of them to vote all shares of Northumberland common stock owned by such director or executive officer and over which they have sole voting power “FOR” the Northumberland merger proposal. With respect to shares over which they have shared voting power, each director or executive officer is obligated to use reasonable efforts to cause those shares to be voted in the same manner. As of the March 6, 2025 record date, such directors and officers held 428,204 shares of Northumberland common stock subject to such voting agreements, which represents approximately 32.64% of the outstanding shares of Northumberland common stock.

Because each of the Northumberland proposals may be approved by a majority of the votes cast by Northumberland shareholders, rather than by a majority of all of the outstanding shares, if all 1,311,858 outstanding shares of Northumberland common stock would be voted on each proposal, and if all of the 428,204 shares of Northumberland common stock subject to director and executive officer voting agreements would be voted “FOR” each proposal, then an additional 227,726 shares, or 17.36% of the outstanding shares, would be required to approve each proposal. If, however, only 655,930 shares of Northumberland common stock would be voted on any of the proposals (such number of shares being a majority of the total number of outstanding shares and the number of shares necessary for a quorum), and if all of the 428,204 shares of Northumberland common stock subject to director and executive officer voting agreements would be voted “FOR” the proposal, then no additional shares would be required to be voted in favor of the proposal in order to approve the proposal because the 428,204 shares subject to the voting agreements would be sufficient to constitute 65.28%, well more than a majority, of the votes cast in that instance. Because, however, approval of each of the Northumberland proposals is dependent upon the number of votes actually cast by Northumberland shareholders, it is not possible to determine the actual number of shares that will be necessary to approve each proposal until the proposal has been voted upon.

Q:

Why am I being asked to consider and vote on a proposal to approve, by non-binding, advisory vote, merger-related compensation arrangements for certain key Northumberland officers (i.e., the Northumberland compensation proposal)?

A:

Under Securities and Exchange Commission (“SEC”) rules, Northumberland is required to seek a non-binding, advisory vote with respect to the compensation that may be paid or become payable to certain key Northumberland officers that is based on or otherwise relates to the merger or “golden parachute” compensation.

Q:

What happens if Northumberland shareholders do not approve, by a non-binding, advisory vote, the merger-related compensation arrangements for the Northumberland named executive officers (i.e., the Northumberland compensation proposal)?

A:

The vote on the proposal to approve the merger-related compensation arrangements for Northumberland’s named executive officers is separate and apart from the votes to approve the other proposals being presented at the Northumberland special meeting. Because the vote on the proposal to approve the merger-related executive compensation is advisory in nature, it will not be binding upon Northumberland or Mifflinburg before or following the merger. Accordingly, the merger-related compensation will be paid to Northumberland’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and other contractual arrangements even if Northumberland shareholders do not approve the Northumberland compensation proposal.

Q:	Are there any Northumberland shareholders already committed to voting in favor of the Northumberland merger proposal?

A:

Yes. Each director and certain officers of Northumberland or Norry Bank, solely in such director’s or officer’s capacity as a shareholder of Northumberland, has entered into a voting agreement with Mifflinburg and Northumberland requiring each of them to vote all shares of Northumberland common stock owned by such director or officer and over which they have sole voting power “FOR” the Northumberland merger proposal. With respect to shares over which they have shared voting power, each director or executive officer is obligated to use reasonable efforts to cause those shares to be voted in the same manner. As of the record date, these directors and officers held 428,204 shares of Northumberland common stock subject to such voting agreements, which represented approximately 32.64% of the outstanding shares of Northumberland common stock.

Q:	How can I attend, vote and ask questions at the Northumberland special meeting?

A:

Record Holders. If you hold shares directly in your name as the holder of record of Northumberland common stock on the record date, you are a “record holder” and you are entitled to attend, ask questions at, and vote your shares virtually at the Northumberland special meeting by visiting www.virtualshareholdermeeting.com/NUBC2025SM and following the instructions. If you choose to vote your shares virtually at the special meeting via the special meeting website, you will need the control number, which can be found on your proxy card, notice or voting instruction form.

You are a “record owner” if you hold Northumberland common stock directly in your name on the record date.

Beneficial Owners. If you hold shares in a brokerage or other account in “street name” as of the record date, you are a “beneficial owner." In order to participate in the Northumberland special meeting, you must obtain a legal proxy from your bank, broker, trustee or other nominee reflecting the number of shares of Northumberland common stock you held as of the record date, your name and email address. You then must submit a request for registration to Stephanie Kahley; (1) by email to skahley@norrybank.com; (2) by fax to 570.701.1436 or (3) by mail to The Northumberland National Bank, 85 King Street, Northumberland, PA 17857, Attn: Stephanie Kahley.

Requests for registration must be labeled as “Legal Proxy” and be received by Ms. Kahley no later than 5:00 pm Eastern Time on April 22, 2025.

If you hold shares in a brokerage or other account in “street name” as of the record date, you are a “beneficial owner.”

Even if you plan to attend the Northumberland special meeting, virtually, Northumberland nevertheless recommends that you vote your shares by proxy in advance as described below so that your vote will be counted if you later decide not to or become unable to attend your company’s special meeting.

Additional information on attending the Northumberland virtual special meeting can be found under the section entitled “THE NORTHUMBERLAND SPECIAL MEETING—Attending the Virtual Special Meeting” on page 65.

Q:	How can I vote my shares without attending the Northumberland special meeting?

A:

Whether you hold your shares directly as the holder of record of Northumberland common stock or beneficially in “street name,” you may vote by proxy without attending the Northumberland special meeting.

If you are a record holder of Northumberland common stock, you can vote your shares by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. If you hold shares beneficially in “street name” as a beneficial owner of Northumberland common stock, you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Additional information on voting procedures can be found under the section entitled “THE NORTHUMBERLAND SPECIAL MEETING—Attending the Virtual Special Meeting” on page 65.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this document, please vote as soon as possible. If you are a recordholder of Northumberland common stock, please respond by completing, signing and dating the accompanying proxy card and returning it in the enclosed postage-paid envelope, or by submitting your proxy by telephone or through the Internet, as soon as possible so that your shares are represented at the Northumberland special meeting. Please note that if you are a beneficial owner with shares held in “street name,” you should follow the voting instructions provided by your bank, broker, trustee or other nominee.

Q:	If I am a beneficial owner with my shares held in “street name” by a bank, broker, trustee or other nominee, will my bank, broker, trustee or other nominee vote my shares for me?

A:

No. Your bank, broker, trustee or other nominee cannot vote your shares without instructions from you. You should instruct your bank, broker, trustee or other nominee how to vote your shares in accordance with the instructions provided to you. If you fail to provide instructions, your shares will not be voted. Please check the voting instruction form used by your bank, broker, trustee or other nominee.

Q:	What is a “broker non-vote”?

A:

Banks, brokers, trustees and other nominees who hold shares in street name for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers, trustees and other nominees are not allowed to exercise their voting discretion with respect to the approval of matters determined to be “non-routine” without specific instructions from the beneficial owner.

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a “non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted at the Northumberland special meeting will be “non-routine” matters, and, as such, we expect that no broker non-votes will be received for either special meeting.

For Northumberland shareholders, failure to instruct your bank, broker, trustee or other nominee on how to vote your Northumberland shares will result in those shares not being voted at the meeting at all. That failure to vote will make it more difficult for Northumberland to achieve a quorum for the Northumberland special meeting but will have no effect on the outcome of the Northumberland merger proposal, compensation proposal or Northumberland adjournment proposal.

Q:	What if I fail to vote or abstain from voting?

A:

For purposes of the Northumberland special meeting, an abstention occurs when a Northumberland shareholder attends the Northumberland special meeting and does not vote or returns a proxy with an “abstain” instruction.

•	Northumberland merger proposal: An abstention or failure to vote at all will have no effect on the outcome of the Northumberland merger proposal.

•	Northumberland compensation proposal: An abstention or failure to vote at all will have no effect on the outcome of the Northumberland compensation proposal.

•	Northumberland adjournment proposal: An abstention or failure to vote at all will have no effect on the outcome of the Northumberland adjournment proposal.

Q:	Why is my vote important?

A:

Your failure to submit a proxy or vote in person at the Northumberland special meeting, or your failure to instruct your bank, broker, trustee or other nominee how to vote, will prevent your shares of Northumberland common stock from being counted towards the quorum for the Northumberland special meeting. If you do not vote, it will be more difficult for Northumberland to obtain the necessary quorum to hold its special meeting and to obtain the shareholder approval that its board of directors is recommending and seeking. Approval of the Northumberland merger proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, at the special meeting by the holders of Northumberland common stock.

The Northumberland board of directors unanimously recommends that you vote “FOR” the Northumberland merger proposal, and “FOR” the other proposals to be considered at the Northumberland special meeting.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:

If you sign and return your proxy card without indicating how to vote on any particular proposal, the shares of Northumberland common stock represented by your proxy will be voted ”FOR” such proposals. If you are entitled to dissenters rights, your return of a proxy card without voting instructions will prevent you from exercising your dissenters’ rights.

Q:	Can I change my vote after I have delivered my proxy or voting instruction card?

A:	If you directly hold shares of Northumberland common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at the meeting. You can do this by:

•	Submitting a written statement that you would like to revoke your proxy to the corporate secretary of Northumberland;

•	Signing and returning a proxy card with a later date;

•	Attending the special meeting in person and voting at the special meeting; or

•	Voting by telephone or the Internet at a later time.

 If you are a beneficial owner and your shares are held by a bank, broker, trustee or other nominee, you may change your vote by:

•	contacting your bank, broker, trustee or other nominee; or

•

attending the special meeting in person and voting your shares if you have first obtained a legal proxy from your broker, bank or other nominee and register beforehand. Please contact your bank, broker, trustee or other nominee for further instructions.

Q:	Will Northumberland be required to submit the Northumberland merger proposal to its shareholders even if the Northumberland board of directors has withdrawn, modified or qualified its recommendation?

A:

Yes. Unless the merger agreement is terminated before the Northumberland special meeting, under the merger agreement Northumberland is required to submit the Northumberland merger proposal to its shareholders even if the Northumberland board of directors has withdrawn, modified or qualified its recommendation.

Q:	Are Northumberland shareholders entitled to dissenters’ rights of appraisal?

A:

Yes. Northumberland shareholders will have the right to dissent with respect to the proposed merger and to obtain payment of the fair value of their shares under Chapter 15 of the PBCL. For more information, see the section entitled “THE MERGER—Appraisal or Dissenters’ Rights in the Merger” beginning on page 138.

Q:

Are there any risks that I should consider in deciding whether to vote for the approval of the Northumberland merger proposal, or the other proposals to be considered at the Northumberland special meeting?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “RISK FACTORS” beginning on page 45. You should also read and carefully consider the risk factors of Mifflinburg and Northumberland that may be contained in the documents that are incorporated by reference into this proxy statement/prospectus.

Q:	What are the material U.S. federal income tax consequences of the merger to Northumberland shareholders?

A:

The merger has been structured to qualify as a reorganization for federal income tax purposes, and it is a condition to the respective obligations of Mifflinburg and Northumberland to complete the merger that each of Mifflinburg and Northumberland receives a legal opinion to that effect. Accordingly, Northumberland shareholders generally will not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their Northumberland common stock for Mifflinburg common stock in the merger, except for any gain or loss that may result from the receipt of cash instead of a fractional share of Mifflinburg common stock. You should be aware that the tax consequences of the merger may depend upon your own situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences to you of the merger. For a more complete discussion of the material U.S. federal income tax consequences of the merger, see the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 160.

Q:	When is the merger expected to be completed?

A:

Neither Mifflinburg nor Northumberland can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Northumberland must first obtain the approval of Northumberland shareholders for the Northumberland merger proposal. Mifflinburg and Northumberland must also obtain requisite regulatory approvals and satisfy certain other closing conditions. Mifflinburg and Northumberland expect the merger to be completed promptly once Northumberland has obtained its shareholders’ approval noted above, and once Mifflinburg and Northumberland have obtained requisite regulatory approvals and have satisfied certain other closing conditions. Subject to the foregoing, Mifflinburg and Northumberland anticipate that the mergers will be completed during the second quarter of 2025.

Q:	What are the conditions to complete the merger?

A:

The obligations of Mifflinburg and Northumberland to complete the merger are subject to the satisfaction or waiver of certain closing conditions contained in the merger agreement, including the receipt of requisite regulatory approvals and the expiration of all statutory waiting periods without the imposition of any materially burdensome regulatory condition, the receipt of certain tax opinions, approval by Northumberland shareholders of the Northumberland merger proposal, effectiveness of the registration statement of which this proxy statement/prospectus forms a part, absence of legal restraint prohibiting the merger, and accuracy of the representations and warranties made in the merger agreement, subject to certain materiality qualifications. For more information, see “THE MERGER AGREEMENT—Conditions to Complete the Merger” beginning on page 155.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, Northumberland will remain an independent company, Northumberland shareholders will not receive any merger consideration for their shares of Northumberland common stock. Northumberland common stock will continue to be quoted on OTC Pink and Mifflinburg will not complete the issuance of shares of Mifflinburg common stock pursuant to the merger agreement. In addition, if the merger agreement is terminated in certain circumstances, a termination fee of $1.4 million will be payable by either Mifflinburg or Northumberland, as applicable. See “THE MERGER AGREEMENT—Termination Fee” beginning on page 158 for a more detailed discussion of the circumstances under which a termination fee will be required to be paid.

Q:	What happens if I sell my Northumberland shares after the applicable record date but before the Northumberland special meeting?

A:

The Northumberland record date is earlier than the date of the Northumberland special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Northumberland common stock after the record date but before the date of the Northumberland special meeting, you will retain your right to vote at such special meeting (provided that such shares remain outstanding on the date of such special meeting) but you will not have the right to receive the merger consideration to be received by Northumberland shareholders in connection with the merger. In order to receive the merger consideration, you must hold your shares of Northumberland common stock through the completion of the merger.

Q:	Should I send in my stock certificates now?

A:

No. Please do not send in your stock certificates with your proxy. After the merger is completed, Computershare, as exchange agent (the “exchange agent”), will send you instructions for exchanging Northumberland stock certificates for the merger consideration to be received in the merger. See “THE MERGER AGREEMENT—Exchange of Shares” beginning on page 142.

Q:	What should I do if I receive more than one set of voting materials for the Northumberland special meeting?

A:

If you are a beneficial owner and hold shares of Northumberland common stock in “street name” and also are a record holder and hold shares directly in your name or otherwise, or if you hold shares of Northumberland common stock in more than one (1) brokerage account, you may receive more than one (1) set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or cast your proxy vote by telephone or internet as provided on each proxy card) or otherwise follow the voting instructions provided in this proxy statement/prospectus in order to ensure that all of your shares of Northumberland common stock are voted.

Beneficial Owners. For shares held in “street name” through a bank, broker, trustee or other nominee, you should follow the procedures provided by your bank, broker, trustee or other nominee in order to vote your shares.

Q:	Who can help answer my questions?

A:

If you have any questions about the merger or how to submit your proxy or voting instruction card, or if you need additional copies of this document or the enclosed proxy card or voting instruction card, you should contact Stephanie Kahley, VP, Director of HR and Investor Relations, of Northumberland, at the following address: 245 Front Street, Northumberland, PA 17857, or by telephone at (570) 701-3529.

Q:	Where can I find more information about Mifflinburg and Northumberland?

A:	You can find more information about Mifflinburg and Northumberland from the various sources described under “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 175.

Q:	What is householding and how does it affect me?

A:

The SEC permits companies to send a single set of proxy materials to any household at which two (2) or more shareholders reside, unless contrary instructions have been received, but only if the applicable shareholders provide advance notice and follow certain procedures. In such cases, each shareholder continues to receive a separate notice of the meeting and proxy card. Certain brokerage firms may have instituted householding for beneficial owners of Northumberland common stock held through brokerage firms. If your family has multiple accounts holding Northumberland common stock you may have already received a householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of this proxy statement/prospectus. The broker will arrange for delivery of a separate copy of this proxy statement/prospectus promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the matters being considered at the Northumberland special meeting.

Information about the Companies (pages 70 and 83)

Mifflinburg Bancorp, Inc.

Mifflinburg Bancorp, Inc. is a Pennsylvania corporation and the bank holding company for Mifflinburg Bank and Trust Company, a Pennsylvania bank and trust company, with its principal place of business in Mifflinburg, Union County, Pennsylvania, Mifflinburg was incorporated on September 3, 1985 for the purpose of becoming the bank holding company for Mifflinburg Bank. Mifflinburg is subject to regulation and supervision by the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, and by the Pennsylvania Department of Banking and Securities, which we refer to as PADOBS.

As of September 30, 2024, Mifflinburg had total consolidated assets of approximately $589 million, total loans of approximately $411 million, total deposits of approximately $497 million and total consolidated stockholders’ equity of approximately $58 million

Mifflinburg common stock is quoted on the OTC Pink under the trading symbol “MIFF.”

Mifflinburg Bank is a full-service community commercial bank. Mifflinburg Bank currently operates 7 full-service banking offices in Centre, Northumberland, Snyder and Union counties in central Pennsylvania. Mifflinburg Bank has 81 employees. Mifflinburg Bank is subject to regulation and supervision by the PADOBS and the Federal Deposit Insurance Corporation, which we refer to as the FDIC.

Mifflinburg’s principal executive offices are located at 250 East Chestnut Street, Mifflinburg, PA 17844, its phone number is 570-966-1041 and its website is https://www.mbtc.com.

Northumberland Bancorp

Northumberland Bancorp is a Pennsylvania corporation and the bank holding company for The Northumberland National Bank, a national banking association with its principal place of business in Northumberland, Northumberland County, Pennsylvania. Northumberland was incorporated on February 21, 1997 for the purpose of becoming the bank holding company for Norry Bank. Northumberland is subject to regulation and supervision by the Federal Reserve Board and the PADOBS.

As of September 30, 2024, Northumberland had total consolidated assets of approximately $699 million, total loans of approximately $433 million, total deposits of approximately $612 million and total consolidated shareholders’ equity of approximately $53 million.

Northumberland common stock is quoted on OTC Pink under the trading symbol “NUBC.” Norry Bank currently operates 6 full-service banking offices located in Northumberland, Snyder and Union counties in central Pennsylvania. Norry Bank has 104 employees. Norry Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency, which we refer to as the OCC.

Northumberland’s principal executive offices are located at 245 Front Street, Northumberland, Pennsylvania 17857, its phone number is (570) 701-3529 and its website is https://norrybank.com.

The Merger and the Merger Agreement (pages 106 and 141)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, Northumberland will merge with and into Mifflinburg, with Mifflinburg as the surviving entity, as depicted in the chart following this paragraph. The merger agreement further provides that simultaneously with the merger, Norry Bank will merge with and into Mifflinburg Bank with Mifflinburg Bank as the surviving bank. In connection with the merger, Mifflinburg will change its name to “Steele Bancorp, Inc." and, in connection with the bank merger, Mifflinburg Bank will change its name to “Central Penn Bank & Trust.” Following the merger, Northumberland common stock will cease to be quoted on OTC Pink and will cease to be publicly traded.

This summary and the copy of the merger agreement attached to this document as Annex A are included solely to provide investors with information regarding the terms of the merger agreement. They are not intended to provide factual information about the parties or any of their respective subsidiaries or affiliates.

Merger Consideration (pages 106 and 141)

Each share of Northumberland common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by Mifflinburg or Northumberland, will be converted into the right to receive 1.1850 shares of Mifflinburg common stock. Northumberland shareholders who would otherwise be entitled to receive a fraction of a share of Mifflinburg common stock in the merger will instead receive, for such fraction, an amount in cash (rounded to the nearest cent) based on the Mifflinburg determination date market price.

Mifflinburg common stock is quoted on OTC Pink under the symbol “MIFF,” and Northumberland common stock is quoted on OTC Pink under the symbol “NUBC.” The following table shows the closing sale price of Mifflinburg common stock and closing bid price of Northumberland common stock on September 23, 2024, the last trading day before the execution of the merger agreement, and on March 7, 2025, the last practicable trading day before the date of this proxy statement/prospectus. This table also shows the implied value of the merger consideration to be issued in exchange for each share of Northumberland common stock, which was calculated by multiplying such closing sales prices of Mifflinburg common stock on those dates by the conversion ratio of 1.1850.

	Mifflinburg Common Stock	Northumberland Common Stock	Implied Value of One Share of Northumberland Common Stock
September 23, 2024[1]	$22.00	$20.89	$26.07
March 7, 2025	$23.00	$26.10	$27.26

[1]

There were no trades of Northumberland common stock on September 23, 2024. The last day prior to September 23, 2024 on which shares of Northumberland common stock traded was September 20, 2024, and the closing sale price on that day was $20.89.

For more information on the conversion ratio, see the section entitled “THE MERGER—Terms of the Merger” beginning on page 106 and “THE MERGER AGREEMENT—Merger Consideration” beginning on page 141.

Mifflinburg’s Reasons for the Merger (page 111)

After careful consideration, the Mifflinburg board of directors, at a special meeting held on September 24, 2024, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger and the issuance of Mifflinburg common stock, are advisable and fair to and in the best interests of Mifflinburg and its shareholders and (ii) approved and adopted the merger agreement and the transactions contemplated thereby (including the merger, the issuance of Mifflinburg common stock, and bank merger agreement).

In reaching its decision to approve the merger agreement and the merger, the Mifflinburg board of directors evaluated the merger agreement and the merger in consultation with Mifflinburg management, as well as Mifflinburg’s financial and legal advisors, and considered a number of factors, including but not limited to:

•

the anticipated pro forma financial impact of the merger on Mifflinburg (assuming the merger would be completed on April 11, 2025, and assuming the CECL double count occurs and that 50% of the estimated cost savings are realized in 2025), including projected net income for the combined company of approximately $11.5 million in 2025 and the resulting positive impact on Mifflinburg’s earnings per share of approximately 7.0% in 2025 and 56.3% in 2026 attributable to (i) the positive impact of fair value adjustments on interest income, (ii) the positive contribution of Northumberland’s net income to the combined company, (iii) the potential efficiencies to be realized from the combination of the companies being fully phased in by 2026, and (iv) the complimentary nature of the companies’ respective balance sheets (the post-merger Mifflinburg is expected to have a higher loan to deposit ratio than the pre-merger Mifflinburg due to Northumberland’s stronger level of loan demand);

•	in 2026, increases in the return on assets ratio to 1.24% and the return on average equity ratio to 15.83% due to such increased earnings;

•	the potential for the earn back of tangible book value dilution in 2.75 years as a result of such increased earnings; and

•

the generation of capital resulting from such increased earnings as represented by the anticipated increase in the combined bank’s tier 1 leverage ratio from a pro forma 7.59% at completion of the merger to more than 8.0% by the end of 2026 and continuing increases there.

For a more detailed discussion of the material factors considered by the Mifflinburg board of directors in approving the merger agreement and the merger, see “THE MERGER—Mifflinburg’s Reasons for the Merger” beginning on page 111.

Northumberland’s Reasons for the Merger; Recommendation of Northumberland’s Board of Directors (page 115)

After careful consideration, the Northumberland board of directors, at a meeting held on September 23, 2024, unanimously (i) determined that the merger agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of Northumberland and its shareholders and (ii) approved and adopted the merger agreement and, in its capacity as the sole shareholder of Norry Bank, the bank merger agreement. On the same date, the Norry Bank board of directors approved the bank merger agreement. The Northumberland board of directors unanimously recommends that Northumberland shareholders vote “FOR” the Northumberland merger proposal, “FOR” the compensation proposal and “FOR” the Northumberland adjournment proposal.

In reaching its decision to approve the merger agreement and the merger and to recommend that Northumberland’s shareholders vote “FOR” the merger agreement and the merger, the Northumberland board of directors evaluated the merger agreement and the merger in consultation with Northumberland management, as well as Northumberland’s financial and legal advisors, and considered a number of factors, including the following material factors, which are not presented in any order of priority:

•

the opinion, dated September 23, 2024, of J. Alden Associates, Inc., which we refer to as Alden, Northumberland’s financial advisor, to the Northumberland board of directors that, as of such date, the conversion ratio in the proposed merger was fair, from a financial point of view, to the holders of Northumberland common stock, as more fully described below under “Opinion of Northumberland’s Financial Advisor”;

•

the anticipated pro forma impact of the merger to Northumberland shareholders and on the combined company as modeled by Alden for purposes of its fairness opinion analysis is meaningful and significant, as there is an expected sharp increase in the projected earnings per share (EPS) of Northumberland and Mifflinburg on a combined basis relative to the projected EPS of Mifflinburg on a stand alone basis, which is estimated to be an increase of $2.49 per share or 90% for the 12-month period ending March 31, 2026 and an increase of $2.13 per share or 75% in 2029 (each increase cited excludes core deposit intangible amortization); underlying the estimated EPS accretion estimates are some of the key assumptions, including: (i) the transaction closes March 31, 2025, (ii) at the close of the transaction, a negative interest rate fair value adjustment on acquired loans of $19.7 and a negative total credit fair value adjustment on loans of $4.6 million, (iii) at the close of the transaction, a bargain purchase gain of $21.7 million, (iv) a core deposit intangible created of $18.5 million or 4.0% of Northumberland’s core deposits, defined as total deposits less jumbo time deposits, (v) the combined company earns $33.0 million in pre-tax net accretable income reflected in net interest income for the forecast period; (vi) cost savings resulting from the merger of 15% of the combined operating expense base to be achieved over the two year period ended March 31, 2027, and (vii) total one time merger related expenses of $14.54 million to be recognized in the closing quarter (1st quarter 2025), driven by core systems conversion and change in control payments. Additionally, estimated potential earn-back of tangible book value dilution is 2.75 years driven by the aforementioned substantial increase in pro-forma earnings;

•

the Northumberland board’s belief that the merger will create a larger banking franchise with an attractive branch footprint, strong capital ratios and an attractive funding base that has the potential to deliver a higher value to Northumberland’s shareholders as compared to continuing to operate as a stand-alone entity; and

•

the structure of the merger as a “strategic merger of equals” and that the merger provides that Northumberland will have a significant voice in the combined company by virtue of significant membership on the combined company’s board of directors by current Northumberland directors, significant representation on the senior management team of the combined company and the significant ownership percentage in the combined company by Northumberland’s shareholders.

For a more detailed discussion of the Northumberland board of directors’ recommendation and the material factors considered, see “THE MERGER—Northumberland’s Reasons for the Merger; Recommendation of Northumberland’s Board of Directors” beginning on page 115.

Opinion of Northumberland’s Financial Advisor (page 120)

J. Alden Associates, Inc., which we refer to as Alden, acted as financial advisor to Northumberland’s board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the September 23, 2024 meeting at which Northumberland’s board of directors considered the merger and the merger agreement, Alden delivered to the board of directors its oral opinion, which was confirmed in writing dated September 23, 2024, to the effect that, as of such date, the merger consideration was fair to the holders of Northumberland common stock from a financial point of view. Alden’s opinion speaks only as of the date of the opinion. The full text of Alden’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Alden in rendering its opinion.

Alden’s opinion was for the information of, and was directed to, the Northumberland board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of Northumberland to engage in the merger or enter into the merger agreement, nor did Alden’s opinion constitute a recommendation to the Northumberland board of directors in connection with the merger. Alden’s opinion does not constitute a recommendation to any holder of Northumberland common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter. Northumberland shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

For more information, see “THE MERGER – Opinion of Northumberland’s Financial Advisor,” beginning on page 120, and Annex B.

Interests of Certain Northumberland Directors and Named Executive Officers in the Merger (page 132)

In considering the recommendations of Northumberland’s board of directors, Northumberland’s shareholders should be aware that Northumberland’s directors and named executive officers have interests in the merger that may be different from, or in addition to, the interests of the Northumberland’s shareholders generally. These interests include, among others, the following:

•

At the effective time, six of the nine Northumberland directors and Northumberland’s named executive officers will serve as directors or key officers, as applicable, of the post-merger Mifflinburg and/or Mifflinburg Bank and will receive compensation for such service.

•

J. Todd Troxell has entered into a new employment agreement with Mifflinburg and Mifflinburg Bank that, effective at the effective time of the merger, will terminate, supersede, and replace his current employment agreement with Northumberland and Norry Bank; the new agreement provides for a transaction bonus which will become payable upon the effective time of the merger, and provides that the mergers will not be considered a change in control to the extent that the occurrence of the mergers would entitle him to receive enhanced retirement benefits or a change in control payment under his Northumberland employment agreement.

•

Mark A. Ritter entered into an employment agreement with Mifflinburg Bank and Norry Bank that, effective at the effective time of the merger, will terminate, supersede and replace his current employment agreement with Norry Bank, and in consideration for a transaction bonus payment payable to him upon the effective time of the merger, provides that the mergers will not be considered a change in control to the extent that he would be entitled to receive enhanced retirement benefits or a change in control payment under his Norry Bank employment agreement, and provides further for the termination of his employment upon the effective time of the mergers or March 31, 2025, whichever is the last to occur.

•

Douglas C. Baxter entered into a retention bonus agreement with Mifflinburg Bank that will entitle him to a retention bonus if he remains in the employ of Northumberland and Norry Bank through the effective time of the mergers, and a second retention bonus if he remains in the employ of Mifflinburg Bank through December 31, 2025. However, on January 6, 2025, Mr. Baxter provided notice to Northumberland and Norry Bank that he was resigning his position with the company and the bank, effective February 25, 2025, to pursue other opportunities.

•

Following the effective time, Mifflinburg will indemnify present and former directors and officers of Northumberland and its subsidiaries for a period of six years to the same extent Northumberland or Norry Bank would have been obligated to provided such indemnification. Mifflinburg also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the merger.

Northumberland’s board of directors was aware of these interests, including the material terms thereof, and considered them, among other matters, in making its recommendation that Northumberland’s shareholders vote to approve the Northumberland merger proposal. For more information, see “THE MERGER—Background of the Merger” beginning on page 106 and “THE MERGER—Northumberland’s Reasons for the Merger; Recommendation of Northumberland’s Board of Directors” beginning on page 115. These interests are described in more detail, and certain of them are quantified, in the section entitled “THE MERGER—Interests of Certain Northumberland Directors and Named Executive Officers in the Merger” beginning on page 132.

Governance of Mifflinburg After the Merger (page 134)

Boards of Directors of the Combined Company and the Combined Bank

Mifflinburg and Northumberland have agreed that it is their intent that, from the effective date of the merger through the fifth anniversary of the effective date, the board of directors of the surviving corporation will consist of six "Mifflinburg" directors and six "Northumberland" directors. As of the effective time of the merger, the board of directors of the surviving corporation will be comprised of six of the seven existing directors of Mifflinburg immediately prior to the effective time (John R. Showers will retire March 31, 2025, upon attaining the mandatory retirement age of 73 years under Mifflinburg's bylaws) and six of the nine existing directors of Northumberland immediately prior to the effective time. Three of the Northumberland directors have agreed, pursuant to the terms of their respective voting agreements, to resign from the boards of directors of Northumberland and Norry Bank effective as of the effective time of the mergers.

Mifflinburg has a classified board of directors consisting of three classes. Each director generally holds office for a three-year term. The terms of the classes are staggered so that the term of office of one class expires each year. The six Northumberland directors will be appointed among the three classes so that the numbers of directors in each class will be as nearly equal as possible.

Subject to applicable legal requirements, qualification requirements set forth in Mifflinburg's bylaws, or in a written policy adopted by Mifflinburg’s board of directors and in effect at the relevant time, then during the period beginning with the date of the merger agreement through the fifth anniversary of the effective date of the merger, any person appointed by the Mifflinburg’s board of directors to fill any vacancy in the Mifflinburg’s board of directors shall be selected: (i) by the legacy "Mifflinburg" directors who are then continuing to serve on the Mifflinburg’s board of directors if the vacating director was a legacy Mifflinburg director or the successor of a legacy Mifflinburg director, or (ii) by the legacy "Northumberland" directors who are then continuing to serve on the surviving corporation's board of directors (or who are then remaining on the Northumberland board of directors if the vacancy occurs prior to the effective date) if the vacating director was a legacy Northumberland director or successor of a legacy Northumberland director.

Prior to the effective time of the merger, Mifflinburg has agreed that its board of directors will amend (i) Section 204 of the bylaws to increase the number of directors to not more than twelve; and (ii) Section 214 of the bylaws to provide an exception to the age 73 mandatory retirement age for J. Donald Steele, Jr., who currently is Chairman of Northumberland and Norry Bank and is to become Chairman of the post-merger Mifflinburg and Mifflinburg Bank.

Key Officers of the Combined Company and Combined Bank

	Current Position with Mifflinburg/Northumberland	Future Position with Combined Company/Combined Bank
J. Donald Steele, Jr.	Chairman of Northumberland and Norry Bank	Chairman of Combined Company and Combined Bank

Richard J. Drzewiecki	Chairman of Mifflinburg and Mifflinburg Bank	Vice Chairman of Combined Company and Combined Bank

Jeffrey J. Kapsar	Vice Chairman, President & CEO of Mifflinburg and Mifflinburg Bank	President & CEO of Combined Company and Combined Bank

Thomas C. Graver, Jr.	Senior Executive Vice President & CFO of Mifflinburg and Mifflinburg Bank	Senior Executive Vice President & CFO of Combined Company and Combined Bank

J. Todd Troxell	President & CEO of Northumberland and Norry Bank	Corporate Secretary of Combined Company and Senior Executive Vice President and Chief Administrative Officer of Combined Bank

Thomas L. Eberhart	Executive Vice President and Chief Operating Officer of Mifflinburg and Mifflinburg Bank	Executive Vice President and Chief Operating Officer of Combined Bank

Name and Headquarters (page 136)

The merger agreement provides that the names of the surviving corporation and surviving bank will be Steele Bancorp, Inc. and Central Penn Bank & Trust, respectively, and that the headquarters and main offices of Steele Bancorp, Inc. and Central Penn Bank & Trust will remain located at 250 East Chestnut Street, Mifflinburg, Pennsylvania.

Regulatory Approvals (page 136)

Subject to the terms of the merger agreement, Mifflinburg and Northumberland have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation to effect all applications, notices, petitions and filings, to make such filings as promptly as possible, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. The requisite regulatory approvals include, among others, the Federal Reserve Board, for the merger, the approval of the FDIC for the bank merger, and the approval of the PADOBS for the merger and the bank merger. As of the date of this proxy statement/prospectus, the required applications have been submitted to the FDIC and the PADOBS and an application waiver request has been submitted to the Federal Reserve Bank in accordance with applicable Federal Reserve Board regulations.

Expected Timing of the Merger

Neither Mifflinburg nor Northumberland can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion is subject to conditions and factors outside the control of both companies. Northumberland must first obtain the approval of Northumberland shareholders for the Northumberland merger proposal. Mifflinburg and Northumberland must also satisfy certain other closing conditions. Mifflinburg and Northumberland expect the merger to be completed promptly once Northumberland has obtained shareholders’ approval and once Mifflinburg and Northumberland have satisfied the other closing conditions. Subject to the foregoing, Mifflinburg and Northumberland anticipate that the mergers will be completed during the second quarter of 2025.

Conditions to Complete the Merger (page 155)

As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. These conditions include:

•

Northumberland shareholder approval of the Northumberland merger proposal. See "THE MERGER AGREEMENT – Northumberland Shareholders' Meeting; Recommendations of Northumberland's Board of Directors" beginning on page 151 for additional information regarding the "requisite Northumberland vote;"

•

all requisite regulatory approvals having been obtained and remain in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition. See “THE MERGER—Regulatory Approvals” beginning on page 136 for additional information regarding the “requisite regulatory approvals” and the “materially burdensome regulatory condition”;

•

the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•	no court or governmental entity having issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger;

•

the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date on which the merger agreement was entered into and as of the date on which the merger is completed, subject to the materiality standards provided in the merger agreement (and the receipt by each party of an officers’ certificate from the other party to such effect);

•

the performance by the other party, in all material respects, of all obligations, covenants and agreements required to be performed by it under the merger agreement at or prior to the date on which the merger is completed (and the receipt by each party of an officers’ certificate from the other party to such effect); and

•

receipt by each party of an opinion of legal counsel to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement (page 156)

The merger agreement can be terminated at any time prior to completion of the merger, whether before or after the receipt of the requisite Northumberland vote, in the following circumstances:

•	by mutual written agreement of Mifflinburg and Northumberland;

•

by either Mifflinburg or Northumberland if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction has issued a final and nonappealable order, decree, ruling or taken other action restraining, enjoining or otherwise prohibiting the merger;

•

by either Mifflinburg or Northumberland if the merger has not been completed on or before August 31, 2025, which we call the termination date, unless the failure of the merger to be completed by such date is due to the material breach of the party seeking to terminate the merger agreement of any representation, warranty, covenant or other agreement contained in the merger agreement;

•

by either Mifflinburg or Northumberland (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a material breach of any of the other party’s representations or warranties, covenants or obligations set forth in the merger agreement, which breach by its nature cannot be cured prior to August 31, 2025 or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party prior to August 31, 2025;

•

by Northumberland, if Mifflinburg or the Mifflinburg board of directors (i) approves or recommends an alternative transaction or publicly proposes to do so, or (ii) enters into a letter of intent or agreement for an alternative transaction or that requires Mifflinburg to terminate or abandon the merger;

•

by Mifflinburg, if Northumberland or the Northumberland board of directors (i) enters into a letter of intent or agreement for an alternative proposal, (ii) has made a recommendation change, (iii) is entitled to pursue an alternative transaction and does so, or (iv) approves or recommends an alternative transaction or publicly proposes to do so;

•

by Mifflinburg or Northumberland, if the shareholders of Northumberland fail to approve the Northumberland merger proposal at the Northumberland special meeting; provided that Northumberland may not terminate for this reason if, prior to the shareholder vote, its board of directors shall have made a recommendation change; or

•

by Northumberland if both (i) the determination date market price of Mifflinburg common stock is less than $17.60 per share and (ii) the ratio of the determination date market price of Mifflinburg common stock to the $22.00 per share starting price of Mifflinburg common stock is more than 20% less than the ratio of the average of the Dow Jones U.S. MicroCap Bank Index Value for the price determination period to the Dow Jones U.S. MicroCap Bank Index Value on September 23, 2024; subject to the right of Mifflinburg to increase the conversion ratio such that the aggregate value of the merger consideration, based upon the determination date market price, would be sufficient to preclude termination on the basis of this market termination test.

Termination Fee (page 158)

If the merger agreement is terminated under certain circumstances, including circumstances involving an alternative acquisition proposal or recommendation change, Mifflinburg or Northumberland may be required to pay a termination fee to the other equal to $1.4 million.

Accounting Treatment (page 136)

The merger will be accounted for as an acquisition of Northumberland by Mifflinburg under the acquisition method of accounting in accordance with accounting principles generally accepted in the United States, or GAAP.

The Rights of Northumberland Shareholders Will Change as a Result of the Merger (page 166)

The rights of Northumberland shareholders are governed by Pennsylvania law and the Northumberland articles of incorporation and bylaws. In the merger, Northumberland shareholders will become Mifflinburg shareholders, and their rights will be governed by Pennsylvania law and the Mifflinburg articles of incorporation and bylaws. Northumberland shareholders will have different rights once they become Mifflinburg shareholders due to differences between the Northumberland governing documents, on the one hand, and the Mifflinburg governing documents, on the other hand. These differences are described in more detail under the section entitled “COMPARISON OF THE RIGHTS OF MIFFLINBURG SHAREHOLDERS AND NORTHUMBERLAND SHAREHOLDERS” beginning on page 166.

Quotation of Mifflinburg Common Stock; Cessation of Quotation of Northumberland Common Stock (page 29)

The shares of Mifflinburg common stock to be issued in the merger are quoted on OTC Pink. Following the merger, shares of Mifflinburg common stock will continue to be traded on OTC Pink. The OTC Pink trading market lacks the depth, liquidity and orderliness to maintain a liquid market. While it is hoped that the combined company's larger size and broader shareholder base will provide greater liquidity and a deeper market in which to buy or sell shares of Mifflinburg common stock, there can be no assurance that will occur.

Following completion of the merger, Northumberland common stock will cease to be traded and cease to be quoted on OTC Pink.

The Northumberland Special Meeting (page 63)

The Northumberland special meeting will be held virtually via the Internet on April 29, 2025 at 10:00 a.m., Eastern Time. At the Northumberland special meeting, Northumberland shareholders will be asked to vote on the following matters:

•	the Northumberland merger proposal;

•	the Northumberland compensation proposal; and

•	the Northumberland adjournment proposal.

You may vote at the Northumberland special meeting if you owned shares of Northumberland common stock at the close of business on March 6, 2025. As of March 6, 2025, there were 1,311,858 shares of Northumberland common stock outstanding.

As of the close of business on the record date, Northumberland directors and executive officers were entitled to vote an aggregate of 428,204 shares of Northumberland common stock at the special meeting, which represents approximately 32.64% of the issued and outstanding shares of Northumberland common stock entitled to vote at the special meeting.

Each director and key officer of Northumberland, solely in such director’s or key officer’s capacity as a shareholder of Northumberland, has entered into voting agreement with Mifflinburg and Northumberland requiring each of them to vote all shares of Northumberland common stock owned by such director or key officer and over which he or she has sole voting control in favor of the Northumberland merger proposal.

The Northumberland merger proposal will be approved if a majority of the votes cast by the holders of outstanding shares of Northumberland common stock entitled to vote at the special meeting are voted “FOR” such proposal. If a Northumberland shareholder abstains from voting or fails to vote at all, it will have no effect on the outcome of such proposal.

The Northumberland compensation proposal will be approved if a majority of the votes cast by the holders of outstanding shares of Northumberland common stock at the Northumberland special meeting are voted in favor of such proposal. If a Northumberland shareholder present at the Northumberland special meeting abstains from voting or fails to vote at all, it will have no effect on the outcome of the compensation proposal.

The Northumberland adjournment proposal will be approved if a majority of the votes cast by the holders of outstanding shares of Northumberland common stock at the Northumberland special meeting are voted in favor of such proposal. If a Northumberland shareholder abstains from voting or fails to vote at all, it will have no effect on the outcome of such proposal.

Appraisal or Dissenters’ Rights in the Merger (page 138)

Northumberland shareholders will have the right under Pennsylvania law to dissent with respect to the proposed merger and to obtain payment of the fair value of their shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended (the “PBCL”). The statutorily determined “fair value” could be more or less than the value of the merger consideration. Northumberland shareholders who intend to exercise dissenters’ rights should read the statute carefully and consult with their own legal counsel. Failure to strictly comply with the procedures set forth in the PBCL will result in the loss of dissenters’ rights. Also, if you exercise dissenters’ rights, you may have taxable income as a result, so you should consult with your own tax advisor if you intend to dissent. For more information, see “THE MERGER—Appraisal or Dissenters’ Rights in the Merger” beginning on page 138 and Annex E.

Material U.S. Federal Income Tax Consequences of the Merger (page 160)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and it is a condition to the respective obligations of Mifflinburg and Northumberland to complete the merger that each of Mifflinburg and Northumberland receives a legal opinion to that effect. Accordingly, assuming the receipt and accuracy of these opinions, a holder who receives solely shares of Mifflinburg common stock (or receives Mifflinburg common stock and cash solely in lieu of a fractional share) in exchange for shares of Northumberland common stock in the merger generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of Mifflinburg common stock. You should be aware that the tax consequences of the merger may depend upon your own particular tax situation. In addition, you may be subject to state, local or foreign tax laws that are not discussed in this proxy statement/prospectus. You should therefore consult with your own tax advisor for a full understanding of the tax consequences of the merger to you.

For more detailed information, please refer to “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 160.

The United States federal income tax consequences described above may not apply to all Northumberland shareholders. Your tax consequences will depend on your individual situation. Accordingly, we strongly urge you to consult your tax advisor for a full understanding of the particular tax consequences of the merger to you.

Risk Factors (page 45)

Consummation of the merger and ownership of Mifflinburg common stock following the merger are subject to certain risks, including risks relating to the financial services industry generally, and Mifflinburg’s business. In evaluating the merger agreement, the merger or the issuance of shares of Mifflinburg common stock, you should carefully read this proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “RISK FACTORS” beginning on page 45, including, but not limited to, the following:

•

The merger has been structured as a merger of equals, resulting in a lower premium being paid for shares of Northumberland common stock than generally would be expected in a typical merger transaction.

•

Because the market price of Mifflinburg common stock may fluctuate, Northumberland shareholders cannot be certain of the market value of the merger consideration they will receive upon closing of the merger.

•	The market price of Mifflinburg common stock after the merger may be affected by factors different from those currently affecting the shares of Mifflinburg common stock or Northumberland common stock.

•	There is a limited trading market in Mifflinburg common stock, which will hinder your ability to sell Mifflinburg common stock and may lower the market price of the stock.

•

The fairness opinion delivered by Alden to Northumberland’s board of directors prior to the entry into the merger agreement will not reflect changes in circumstances that may have occurred since the date of the fairness opinion.

•	Mifflinburg and Northumberland are expected to incur substantial costs related to the merger and integration.

•	Combining Mifflinburg and Northumberland may be more difficult, costly or time-consuming than expected, and Mifflinburg and Northumberland may fail to realize the anticipated benefits of the merger.

•	The future results of the combined company following the merger may suffer if the combined company does not effectively manage its expanded operations.

•	The combined company may be unable to successfully retain Mifflinburg and/or Northumberland personnel after the merger is completed.

•	Regulatory approvals may be altered, suspended or withdrawn in the event of any development determined by a regulatory agency to warrant such action.

•

The unaudited pro forma condensed combined financial information included in this proxy statement/prospectus is preliminary, and the value of the actual merger consideration to be issued in the merger as well as the actual financial condition and results of operations of the combined company after the merger may differ materially.

•	Certain of Northumberland’s directors and named executive officers may have interests in the merger that may differ from, or are in addition to, the interests of Northumberland shareholders.

•	The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.

•	Failure to complete the merger could negatively impact Mifflinburg or Northumberland.

•	Mifflinburg and Northumberland will be subject to business uncertainties and contractual restrictions while the merger is pending.

•	Mifflinburg, Northumberland and the post-merger combined company may be unable to retain certain personnel.

•	The current interest rate environment may adversely impact the fair value adjustments of investments, loans and deposits acquired in the merger.

•

The merger agreement limits Mifflinburg’s and Northumberland’s respective abilities to pursue alternatives to the merger and may discourage other companies from trying to acquire Mifflinburg or Northumberland.

•	The shares of Mifflinburg common stock to be received by Northumberland shareholders as a result of the merger will have different rights from the shares of Northumberland common stock.

•

Mifflinburg shareholders and Northumberland shareholders will have reduced ownership and voting interest in the combined company after the consummation of the merger and will exercise less influence over management.

•	Issuance of shares of Mifflinburg common stock in connection with the merger may adversely affect the market price of Mifflinburg common stock.

•	Shareholders may be unable to timely sell shares of Mifflinburg common stock after completion of the merger.

•	Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Mifflinburg and Northumberland.

•	Recent events impacting the financial services industry may adversely affect the business of Mifflinburg, Northumberland, and the market price of their common stock.

•	Mifflinburg may have higher credit losses than it has allowed for in its allowance for credit losses.

•	Changes in economic conditions, in particular an economic slowdown in central Pennsylvania, could materially and negatively affect Mifflinburg’s business.

•	Higher FDIC deposit insurance premiums and assessments could adversely impact Mifflinburg’s financial condition.

•	Changes in prevailing interest rates may reduce Mifflinburg’s profitability.

•	Liquidity needs could adversely affect Mifflinburg’s financial condition and results of operation.

•	Mifflinburg’s information systems may experience an interruption or breach in security and adversely impact Mifflinburg’s reputation and results of operations.

•

Mifflinburg is subject to extensive government regulation and supervision that could interfere with its ability to conduct its business and may negatively impact its financial results, restrict its activities, have an adverse impact on its operations, and impose financial requirements or limitations on the conduct of its business.

•	Mifflinburg may be required to redeem shares of its common stock pursuant to put options exercised by participants in the post-merger Mifflinburg ESOP.

•	Mifflinburg may be subject to more stringent capital requirements in the future.

•	Mifflinburg may be required to raise capital in order to maintain acceptable levels of capital.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements contained or incorporated by reference into this proxy statement/prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. Any statement that does not describe historical or current facts is a forward-looking statement, including statements with respect to Mifflinburg’s and Northumberland’s beliefs, goals, intentions and expectations regarding the merger, revenues, earnings, loan production, asset quality and capital levels, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of probable losses on loans; our assessments of interest rate and other market risks; our ability to achieve our financial and other strategic goals; the expected timing of completion of the merger; the expected cost savings, synergies and other anticipated benefits from the merger; and other statements that are not historical facts.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “project,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could,” or “may,” or by variations of such words or by similar expressions. Forward-looking statements are based on current expectations, estimates and projections about Mifflinburg’s and Northumberland’s businesses, beliefs of Mifflinburg’s and Northumberland’s management and assumptions made by Mifflinburg’s and Northumberland’s management. These statements are not guarantees of future performance and are subject to numerous risks, uncertainties and assumptions that are difficult to predict, change over time, and many of which are beyond the control of Mifflinburg and Northumberland. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

In addition to the factors discussed in the section entitled “RISK FACTORS” beginning on page 45, forward- looking statements contained in this proxy statement/prospectus are subject to, among others, the following risk, uncertainties, and assumptions:

•	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement between Mifflinburg and Northumberland;

•	the outcome of any legal proceedings that may be instituted against Mifflinburg or Northumberland;

•

the possibility that the merger will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the merger);

•	the ability of Mifflinburg and Northumberland to meet expectations regarding the timing, completion and accounting and tax treatments of the merger;

•	the risk that any announcements relating to the merger could have adverse effects on the market price of the common stock of either or both parties to the merger;

•

the possibility that the anticipated benefits of the merger will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two (2) organizations or as a result of the strength of the economy and competitive factors in the areas where Mifflinburg and Northumberland do business;

•	certain restrictions imposed by the merger agreement during the pendency of the merger that may impact the parties’ ability to pursue certain business opportunities or strategic transactions;

•	the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•	diversion of management’s attention from ongoing business operations and opportunities;

•

the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Northumberland’s operations and those of Mifflinburg;

•	such integration may be more difficult, time consuming or costly than expected;

•	revenues following the merger may be lower than expected;

•	Mifflinburg’s and Northumberland’s success in executing their respective business plans and strategies and managing the risks involved;

•	the dilution caused by Mifflinburg’s issuance of additional shares of its capital stock in connection with the merger

•

effects of the announcement, pendency or completion of the merger on the ability of Mifflinburg and Northumberland to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses generally;

•

risks related to the potential impact of general economic, political and market factors on the companies or the merger and other factors that may affect future results of Mifflinburg and Northumberland;

•	risks related to new disruptions in the banking industry and financial markets; and

•	impacts of future pandemics on Mifflinburg, Northumberland and the merger.

The foregoing factors are representative of the future factors that could affect the outcome of the forward-looking statements. In addition, such statements could be affected by general industry and market conditions and growth rates, general economic and political conditions, either nationally or in the central Pennsylvania communities in which Mifflinburg, Northumberland or their respective subsidiaries do business, including interest rate and currency exchange rate fluctuations, changes and trends in the securities markets, and other future factors.

For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, Mifflinburg and Northumberland claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act, and Section 21E of the Exchange Act. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this proxy statement/ prospectus or the dates of the documents incorporated by reference in this proxy statement/prospectus. Annualized, pro forma, projected and estimated numbers are used for illustrative purposes only, are not forecasts and may not reflect actual results. Except as required by applicable law, neither Mifflinburg nor Northumberland undertakes to update these forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made.

Mifflinburg and Northumberland expressly qualify, in their entirety, all forward-looking statements attributable to either of them or any person acting on their behalf by the cautionary statements contained or referred to in this proxy statement/prospectus.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF

MIFFLINBURG BANCORP, INC.

Set forth below are highlights from Mifflinburg’s consolidated financial data as of and for the years ended December 31, 2023 and 2022 and as of and for the nine months ended September 30, 2024 and 2023. The results of operations for the nine months ended September 30, 2024 and 2023 are not necessarily indicative of the results of operations for the full year or any other interim period. Mifflinburg management prepared the unaudited information on the same basis as it prepared Mifflinburg’s audited consolidated financial statements. In the opinion of Mifflinburg management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Mifflinburg’s consolidated financial statements, which are included herein. See INDEX TO FINANCIAL STATEMENTS on page F-1.

Mifflinburg Bancorp, Inc. (consolidated)

(dollars in thousands, except per share data)

	As of or for the YTD ended September 30,		As of or for the years ended December 31,
	2024	2023	2023	2022
	(unaudited)		(audited)
Income Statement Data
Interest income	$19,359	$15,954	$21,923	$18,024
Interest expense	7,206	5,244	7,466	2,137
Net interest income	12,153	10,710	14,457	15,887
Provision for credit losses	169	(226)	(237)	0
Net interest income after provision for credit losses	11,984	10,936	14,694	15,887
Other operating income	1,390	1,373	1,435	2,033
Other operating expenses	8,564	8,156	11,316	10,838
Income before income taxes	4,810	4,153	4,813	7,082
Income tax expense	750	589	660	1,099
Net income	4,060	3,564	4,153	5,983
Net income to common	$4,060	$3,564	$4,153	$5,983
Per Share Data
Basic earnings per share	$2.18	$1.92	$2.24	$3.20
Diluted earnings per share	$2.18	$1.92	$2.24	$3.20
Weighted average common shares outstanding - basic	1,858,536	1,854,870	1,854,900	1,870,606
Weighted average common shares outstanding - diluted	1,858,536	1,854,870	1,854,900	1,870,606
Balance Sheet Data
Assets	$588,562	$560,869	$560,588	$548,816
Investment securities (held-to-maturity and available-for-sale)	118,141	117,988	118,439	126,737
Loans, net	406,737	377,777	384,063	364,808
Deposits	496,540	477,062	472,737	460,801
Other liabilities	33,837	32,246	33,065	38,045
Total stockholders' equity	58,185	51,561	54,786	49,970
Shares outstanding	1,858,536	1,854,870	1,853,536	1,854,870
Book value per share	$31.31	$27.80	$29.56	$26.94
Performance Ratios (unaudited)
Return on average assets	0.96%	0.87%	0.76%	1.09%
Return on average stockholders' equity	9.89%	9.16%	7.95%	11.72%
Net interest margin (not FTE)	2.99%	2.72%	2.74%	3.03%
Noninterest expense as percentage of average assets	2.02%	1.99%	2.07%	1.97%
Efficiency ratio	63.24%	67.50%	71.21%	60.48%
Asset Quality (unaudited)
Allowance for credit losses to loans	0.96%	1.01%	1.00%	1.10%
Net charge-offs to average loans	0.01%	0.00%	0.00%	0.01%
Non-performing loans to total loans	0.12%	0.09%	0.08%	0.08%
Allowance for credit losses to non-performing assets	801%	964%	1106%	1335%
Liquidity and Capital Ratio
Average loans to average deposits	84%	81%	81%	74%
Average equity to average assets	9.70%	9.50%	9.56%	9.30%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF

NORTHUMBERLAND BANCORP

The following table presents Northumberland’s selected consolidated financial data. The balance sheet and income state data for the years ended December 31, 2023 and 2022 are derived from Northumberland’s audited financial statements for the periods then ended. The results of operations for the nine months ended September 30, 2024 and 2023 are not necessarily indicative of the results of operations for the full year or any other interim period. Northumberland management prepared the unaudited information on the same basis as it prepared Northumberland’s audited consolidated financial statements. In the opinion of Northumberland management, this information reflects all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of this data for those dates. You should read this information in conjunction with Northumberland’s consolidated financial statements, which are included herein. See INDEX TO FINANCIAL STATEMENTS on Page F-1.

Northumberland Bancorp (consolidated)

(dollars in thousands, except per share data)

	As of or for the YTD ended September 30,		As of or for the years ended December 31,
	2024	2023	2023	2022
	(unaudited)		(audited)
Income Statement Data
Interest income	$21,844	$19,079	$25,628	$21,156
Interest expense	10,022	6,983	9,696	3,941
Net interest income	11,822	12,096	15,932	17,215
Provision for credit losses	0	(70)	(48)	158
Net interest income after provision for credit losses	11,822	12,166	15,980	17,057
Other operating income	3,697	2,738	3,781	4,018
Other operating expenses	14,362	13,661	17,691	17,588
Income before income taxes	1,157	1,243	2,070	3,487
Income tax expense	7	85	178	434
Net income	1,150	1,158	1,892	3,053
Net income to common	$1,150	$1,158	$1,892	$3,053
Per Share Data
Basic earnings per share	$0.89	$0.90	$1.47	$2.38
Diluted earnings per share	$0.89	$0.90	$1.47	$2.38
Weighted average common shares outstanding - basic	1,287,113	1,287,883	1,287,113	1,282,054
Weighted average common shares outstanding - diluted	1,287,113	1,287,883	1,287,113	1,282,054
Balance Sheet Data
Assets	$698,691	$669,060	$674,731	$691,671
Investment securities (held-to-maturity and available-for-sale)	187,118	191,699	192,122	218,046
Loans, net	429,307	419,109	425,759	418,052
Deposits	612,441	591,483	593,363	622,225
Other liabilities	33,666	35,179	32,253	24,546
Total stockholders' equity	52,584	42,398	49,115	44,900
Shares outstanding	1,311,858	1,311,858	1,311,858	1,311,858
Book value per share	$40.08	$32.32	$37.44	$34.23
Performance Ratios (unaudited)
Return on average assets	0.22%	0.23%	0.28%	0.44%
Return on average stockholders' equity	3.16%	3.32%	4.14%	6.14%
Net interest margin (not FTE)	2.34%	2.43%	2.40%	2.53%
Noninterest expense as percentage of average assets	2.77%	2.67%	2.61%	2.51%
Efficiency ratio	92.54%	92.09%	89.74%	82.83%
Asset Quality (unaudited)
Allowance for credit losses to loans	0.90%	0.95%	0.94%	0.86%
Net charge-offs to average loans	0.04%	0.01%	0.02%	0.00%
Non-performing loans to total loans	0.38%	0.30%	0.58%	0.21%
Allowance for credit losses to non-performing assets	239%	304%	160%	410%
Liquidity and Capital Ratio
Average loans to average deposits	72%	69%	70%	64%
Average equity to average assets	7.03%	6.81%	6.73%	7.10%

COMPARATIVE MARKET PRICE DATA AND DIVIDEND INFORMATION

Neither Mifflinburg common stock nor Northumberland common stock is listed on an exchange. Mifflinburg common stock is quoted on OTC Pink under the symbol “MIFF.” Northumberland common stock is quoted on OTC Pink under the symbol “NUBC.” Although Mifflinburg common stock and Northumberland common stock are quoted on OTC Pink, the OTC Pink trading market lacks the depth, liquidity, and orderliness to maintain a liquid market. The OTC Pink and OTCQB prices are quotations, which reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not represent actual transactions.

The holders of Mifflinburg and Northumberland common stock receive dividends as and when declared by Mifflinburg’s or Northumberland’s board of directors, as the case may be. Following the completion of the merger, subject to approval and declaration by Mifflinburg’s board of directors, Mifflinburg expects to pay semi-annual cash dividends in an amount equal to or greater than a rate of $1.45 per share per year. However, the payment of dividends by Mifflinburg is subject to numerous factors, and no assurance can be given that Mifflinburg will pay dividends following the completion of the merger or that dividends will not be reduced in the future. See the section of this proxy statement/prospectus entitled “RISK FACTORS,” beginning on page 45, and “SUPERVISION AND REGULATION-Payment of Dividends and Other Restrictions” on page 98 for a discussion of restrictions on Mifflinburg’s ability to pay dividends.

The following table sets forth the high and low sales prices of shares of Mifflinburg and Northumberland’s common stock and the quarterly cash dividends declared per share for the periods indicated.

	Mifflinburg Common Stock			Northumberland Common Stock
	High	Low	Dividend	High	Low	Dividend

2022
First Quarter	$35.00	$31.10	---	$39.85	$39.50	$0.23
Second Quarter	$35.00	$31.57	$0.68	$39.60	$37.35	$0.23
Third Quarter	$33.00	$31.00	---	$37.40	$36.60	$0.23
Fourth Quarter	$32.50	$28.31	$0.69	$36.81	$33.15	$0.23
2023
First Quarter	$30.00	$25.50	---	$33.50	$29.52	$0.23
Second Quarter	$29.00	$23.00	$0.70	$29.00	$22.17	$0.23
Third Quarter	$31.00	$25.00	---	$25.50	$24.50	$0.23
Fourth Quarter	$28.10	$21.75	$0.71	$24.75	$21.55	$0.23
2024
First Quarter	$24.90	$22.75	---	$25.31	$21.00	$0.23
Second Quarter	$26.25	$19.10	$0.72	$23.75	$20.30	$0.23
Third Quarter	$27.00	$19.10	---	$29.88	$20.50	$0.23

On September 23, 2024, the last full trading day before the execution of the merger agreement, the closing price of shares of Mifflinburg common stock as reported on OTC Pink was $22.00. On March 7, 2025, the last full trading day before the date of this proxy statement/prospectus, the closing price of shares of Mifflinburg common stock as reported on OTC Pink was $23.00.

Northumberland shareholders are advised to obtain current market quotations for Mifflinburg common stock. The market price of Mifflinburg common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market price of Mifflinburg common stock before or after the effective date of the merger.

SUMMARY SELECTED PRO FORMA CONDENSED COMBINED DATA

Neither Mifflinburg’s independent registered public accounting firm, nor Northumberland’s independent auditor, have compiled, examined or performed any procedures with respect to any of the prospective financial information included below or reviewed by the companies’ respective financial advisor, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

The following table shows selected financial information on a pro forma combined basis giving effect to the Merger (which is known as “pro forma” information) as if the Merger had become effective as of the date presented, in the case of the balance sheet information, and at the beginning of the period presented, in the case of the income statement information. The pro forma information reflects the acquisition method of accounting.

Mifflinburg anticipates that the Merger will provide the combined company with financial benefits that include reduced operating expenses and opportunities for greater revenue. The pro forma information, while helpful in illustrating the financial characteristics of the combined company following the Merger under one set of assumptions, does not reflect the benefit from reduced operating expenses or the potential for greater revenue and, accordingly, does not attempt to predict or suggest future results. The pro forma information also does not necessarily reflect what the historical results of post-Merger Mifflinburg would have been had Mifflinburg and Northumberland been combined during these periods.

The Conversion Ratio of 1.1850 was used in preparing this selected pro forma information. You should read this summary pro forma information in conjunction with the information under “UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE MERGER” beginning on page 31, and with the historical financial information beginning on page F-1 on which it is based.

At September 30, 2024
(in thousands)
Pro forma combined balance sheet data
Total assets	$1,279,844
Total loans, net	814,318
Deposits	1,108,064
Total stockholders’ equity	101,826

	Nine Months Ended	Year Ended
	September 30, 2024	December 31, 2023
	(in thousands, except per share data)
Pro forma condensed combined income statement data
Interest income	$44,300	$52,360
Interest expense	17,513	18,073
Net interest income	26,787	34,287
Provision for credit losses	169	4,159

Net interest income after provision for credit losses	26,618	30,128
Non-interest income	5,087	20,605
Non-interest expense	24,753	37,860
Income before income taxes	6,951	12,873
Provision for income taxes	964	(1,100)
Net income	$5,988	$13,983

Pro forma per share data:
Basic earnings	$1.75	$4.10
Diluted earnings	$1.75	$4.10

UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE MERGER

Neither Mifflinburg’s independent registered public accounting firm, nor Northumberland’s independent auditor, have compiled, examined or performed any procedures with respect to any of the prospective financial information included below or reviewed by the companies’ respective financial advisor, nor have they expressed any opinion or any other form of assurance on such information or is achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

The following unaudited pro forma condensed combined consolidated financial information and explanatory notes show the historical financial positions and results of operations of Mifflinburg and Northumberland, and have been prepared to illustrate the effects of the merger under the acquisition method of accounting with Mifflinburg treated as the accounting and legal acquirer. The unaudited pro forma condensed combined consolidated balance sheet as of September 30, 2024 gives effect to the merger as if the transaction had occurred on September 30, 2024. The unaudited pro forma condensed combined statements of income for the nine months ended September 30, 2024 and the year ended December 31, 2023 are presented as if the merger occurred on January 1, 2023. Certain reclassifications have been made to Northumberland’s historical financial information in order to conform to Mifflinburg’s presentation of financial information.

The unaudited pro forma condensed combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the results of operations or financial condition had the merger been completed on the dates described above, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined entities.

The pro forma financial information includes estimated adjustments, including adjustments to record assets and liabilities of Northumberland at their fair value, and represents the pro forma estimates by Mifflinburg based on preliminary “day one” fair value information. The adjustments included in this unaudited pro forma condensed combined financial information are preliminary and may be revised. The pro forma information also does not reflect the benefits of expected cost savings or any potential impacts of potential revenue enhancements and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

The actual value of Mifflinburg common shares to be recorded as consideration in the merger will be based on the closing price of Mifflinburg’s common shares at the time of the merger completion date. The proposed merger is expected to be completed in the second quarter of 2025, but there can be no assurance that the merger will be completed as anticipated. For purposes of the pro forma financial information, the fair value of Mifflinburg’s common shares to be issued in connection with the merger was based on Mifflinburg’s closing price of $23.64 as of close of business on December 17, 2024. The merger expenses will be funded with cash.

The pro forma adjustments included herein are subject to change depending on changes in interest rates, credit conditions and the components of assets and liabilities, and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price for the merger will be determined after it is completed and after completion of thorough analyses to determine the fair value of Northumberland’s tangible and identifiable intangible assets and liabilities as of the date the merger is completed. Increases or decreases in the estimated fair values of the net assets as compared with the information shown in the unaudited pro forma condensed combined consolidated financial information may change the amount of the purchase price allocated to either goodwill or gain on bargain purchase and other assets and liabilities and may impact post-merger Mifflinburg’s statement of income due to adjustments in yield and/or amortization of the adjusted assets or liabilities. Any changes to Northumberland’s stockholders’ equity, including results of operations from September 30, 2024, through the date the merger is completed, will also change the purchase price allocation, which may include the recording of a lower or higher amount of either goodwill or gain on bargain purchase. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Mifflinburg anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses. The combined company expects to realize cost savings approximating 14% of the anticipated non-interest expense of the combined Mifflinburg and Northumberland. These cost savings are not included in these pro forma statements and there can be no assurance that estimated cost savings will be realized.

In June 2016 and through several amendments, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-13, “Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments,” (collectively referred to as “ASC 326” or “CECL”). ASC 326 introduces an approach based on expected losses to estimate credit losses on certain types of financial instruments. It modifies the impairment model for available-for-sale debt securities and provides for a simplified accounting model for purchased financial assets with credit deterioration since their origination. It also modifies the measurement principles for modifications of loans to borrowers experiencing financial difficulty, including how the allowance for credit losses is measured for such loans. Mifflinburg and Northumberland both adopted ASC 326 effective January 1, 2023.  The pro forma analysis also includes identification of Purchase Credit Deteriorated (“PCD”) loans and non-PCD loans and the estimated CECL allowances for the acquired Northumberland loans in accordance with ASC 326.

The unaudited pro forma condensed combined financial information is provided for illustrative information purposes only. The unaudited pro forma condensed combined financial information is not necessarily, and should not be assumed to be, an indication of the actual results that would have been achieved had the merger been completed as of the dates indicated or that may be achieved in the future. The unaudited pro forma condensed combined consolidated financial information should be read in conjunction with (i) the accompanying “NOTES TO THE UNAUDITED PROFORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE MERGER” beginning on page 36; (ii) Mifflinburg’s and Northumberland’s unaudited historical consolidated financial statements as of and for the nine months ended September 30, 2024 and, (iii) Mifflinburg’s and Northumberland’s audited historical consolidated financial statements and accompanying notes as of and for the years ended December 31, 2022 and December 31, 2023 and included in this proxy statement/prospectus. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 175.

The unaudited pro forma stockholders’ equity and net income are qualified by the statements set forth under this caption and should not be considered indicative of the market value of Mifflinburg’s common shares or the actual or future results of operations of post-merger Mifflinburg for any period. Actual results may be materially different than the pro forma information presented.

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheet
As of September 30, 2024

(in thousands, except share data)	Mifflinburg	Northumberland	Pro Forma	Pro Forma	Pro Forma
	Historical	Historical	Adjustments	Notes	Combined
ASSETS:
Cash and due from banks	$7,828	$11,826	$(3,406)	(A)	$16,248
Interest bearing deposits in other banks	3,027	33,234	-		36,261
Fed funds sold	11,994	0	-		11,994
Total cash and cash equivalents	22,849	45,060	(3,406)		64,503
Equity securities, at fair value	210	171	-		381
Restricted stock, at cost	1,255	2,822	-		4,077
Held-to-maturity securities , at amortized cost	-	2,561	21	(B)	2,582
Available-for-sale securities, at fair value	118,141	184,557	-		302,698
Loans held for sale	113	1,955	-		2,068
Loans	410,688	433,200	(20,839)	(C)	823,049
Allowance for credit losses	(3,951)	(3,893)	(887)	(D)	(8,731)
Loans, net	406,737	429,307	(21,726)		814,318
Premises and equipment	8,373	8,024	2,500	(E)	18,897
Accrued interest receivable	1,813	2,342			4,155
Goodwill	0	-	-	(F)	-
Core deposit intangible	0	-	11,728	(G)	11,728
Other intangible assets	275	285	2,789	(H)	3,349
Bank owned life insurance	12,900	14,535	-		27,435
Other assets	15,896	7,072	685	(I)	23,653
TOTAL ASSETS	$588,562	$698,691	$(7,409)		$1,279,844
LIABILITIES:
Deposits:
Noninterest-bearing	$77,517	$140,119	-		$217,636
Interest-bearing	419,023	472,322	(917)	(J)	890,428
Total deposits	496,540	612,441	(917)		1,108,064
Borrowed funds	27,080	29,865	(314)	(K), (L)	56,631
Accrued interest payable	1,965	427	-		2,392
Other liabilities	4,792	3,374	2,765	(M)	10,931
TOTAL LIABILITIES	530,377	646,107	1,534		1,178,018

Commitments and Contingencies
Redeemable common stock held by Employee Stock Ownership Plan (ESOP), net of unearned ESOP shares	1,952	912			2,864

STOCKHOLDERS' EQUITY:
Common stock	2,160	150	1,405	(N)	3,715
Additional paid-in capital	1,899	3,832	32,420	(O)	38,151
Retained earnings	64,949	63,189	(56,298)	(P)	71,840
Accumulated other comprehensive (loss)	(3,092)	(10,814)	10,814	(Q)	(3,092)
Unearned ESOP shares		(1,008)	(49)	(R)	(1,057)
Treasury stock, at cost	(7,731)	(2,765)	2,765	(S)	(7,731)
STOCKHOLDERS' EQUITY	58,185	52,584	(8,943)		101,826
Less maximum cash obligation related to ESOP shares, net of unearned ESOP shares	1,952	912			2,864
STOCKHOLDERS' EQUITY LESS MAXIMUM CASH OBLIGATION TO ESOP SHARES	56,233	51,672	(8,943)		98,962
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$588,562	$698,691	$(7,409)		$1,279,844

Issued and outstanding common shares	1,858,536	1,311,858	242,694	(T)	3,413,088

Unaudited Pro Forma Condensed Combined Consolidated Income Statement
For the Year to Date Ended September 30, 2024

(in thousands, except share and per share data)	Mifflinburg Historical	Northumberland Historical	Pro Forma Adjustments	Pro Forma Notes	Pro Forma Combined

INTEREST AND DIVIDEND INCOME:
Interest and fees on loans	$16,315	$16,953	$2,484	(U)	$35,752
Interest-bearing deposits with banks	419	860	-		1,279
Interest on fed funds sold	147	0	-		147
Investment securities:
Taxable	1,413	3,426	616	(V)	5,455
Tax-exempt	915	411	(3)	(W)	1,323
Dividends	150	194			344
TOTAL INTEREST AND DIVIDEND INCOME	19,359	21,844	3,097		44,300
INTEREST EXPENSE:
Deposits	6,347	9,005	130	(X)	15,482
Borrowed funds	859	1,017	156	(Y), (Z)	2,032
TOTAL INTEREST EXPENSE	7,206	10,022	285		17,513
NET INTEREST INCOME	12,153	11,822	2,812		26,787
Provision for credit losses	169	0			169
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	11,984	11,822	2,812		26,618

NON-INTEREST INCOME:
Service charges and fees	909	1,124			2,033
Mortgage Banking Revenue	187	118			305
Earnings on bank owned life insurance	192	710			902
Brokerage	64	-			64
Trust	-	1,032			1,032
Unrealized (loss) gain on marketable equity securities	(112)	5			(107)
Other	150	708			858
TOTAL NON-INTEREST INCOME	1,390	3,697			5,087
NON-INTEREST EXPENSES:
Salaries and employee benefits	5,303	8,649			13,952
Occupancy and equipment	871	1,690	94	(AA)	2,655
Data processing fees	514	539			1,053
Professional fees	108	1,006			1,114
Federal deposit insurance	190	243			433
Pennsylvania shares tax	335	298			633
Other	1,243	1,937	1,733	(AB)	4,913
TOTAL NON-INTEREST EXPENSES	8,564	14,362	1,827		24,753
Income before provision for income taxes	4,810	1,157	985		6,951
Provision for income taxes	750	7	207	(AC)	964
NET INCOME	$4,060	$1,150	$778		$5,988

PER COMMON SHARE DATA:
Basic	$2.18	$0.89			$1.75
Diluted	$2.18	$0.89			$1.75

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	1,858,536	1,287,113	267,439	(AD)	3,413,088
Diluted	1,858,536	1,287,113	267,439	(AD)	3,413,088

Unaudited Pro Forma Condensed Combined Consolidated Income Statement
For the Year Ended December 31, 2023

(in thousands, except share and per share data)	Mifflinburg	Northumberland	Pro Forma	Pro Forma	Pro Forma
	Historical	Historical	Adjustments	Notes	Combined

INTEREST AND DIVIDEND INCOME:
Interest and fees on loans	$18,451	$19,812	$3,991	(AE)	$42,254
Interest-bearing deposits with banks	569	450			1,019
Interest on fed funds sold	65	-			65
Investment securities:
Taxable	1,377	4,573	822	(AF)	6,772
Tax-exempt	1,235	560	(4)	(AG)	1,791
Dividends	226	233			459
TOTAL INTEREST AND DIVIDEND INCOME	21,923	25,628	4,809		52,360
INTEREST EXPENSE:
Deposits	6,169	8,362	619	(AH)	15,150
Borrowed funds	1,297	1,334	292	(AI), (AJ)	2,923
TOTAL INTEREST EXPENSE	7,466	9,696	911		18,073
NET INTEREST INCOME	14,457	15,932	3,898		34,287
Provision for credit losses	(237)	(48)	4,444	(AK)	4,159
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	14,694	15,980	(546)		30,128

NON-INTEREST INCOME:
Service charges and fees	1,188	1,509			2,697
Mortgage Banking Revenue	189	155			344
Earnings on bank owned life insurance	245	355			600
Brokerage	95	-			95
Trust	-	1,151			1,151
Unrealized (loss) gain on marketable equity securities	(78)	20			(58)
Other	(204)	591	15,389	(AL)	15,776
TOTAL NON-INTEREST INCOME	1,435	3,781	15,389		20,605
NON-INTEREST EXPENSES:
Salaries and employee benefits	7,218	10,230			17,448
Occupancy and equipment	1,167	2,285	125	(AM)	3,577
Data processing fees	643	881			1,524
Professional fees	141	884			1,025
Federal deposit insurance	246	314			560
Pennsylvania shares tax	394	448			842
Other	1,507	2,649	8,728	(AN)	12,884
TOTAL NON-INTEREST EXPENSES	11,316	17,691	8,853		37,860
Income before provision for income taxes	4,813	2,070	5,990		12,873
Provision for income taxes	660	178	(1,948)	(AO)	(1,110)
NET INCOME	$4,153	$1,892	$7,938		$13,983

PER COMMON SHARE DATA:
Basic	$2.24	$1.47	$4.10
Diluted	$2.24	$1.47	$4.10
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	1,854,900	1,287,113	267,439	(AP)	3,409,452
Diluted	1,854,900	1,287,113	267,439	(AP)	3,409,452

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION RELATING TO THE MERGER

(in thousands, except per share data)

As of September 30, 2024 Balance Sheet Notes:
(A)	Adjustments to cash and due from banks
	To reflect reduction in cash to pay pre-tax amount of Mifflinburg estimated merger-related expenses	$(3,406)

(B)	Adjustments to held-to-maturity securities
	To reflect fair value discount for Northumberland’s held-to-maturity securities	21

(C)	Adjustments to loans
	To reflect the credit mark on Northumberland's loans	(4,780)
	To reflect purchased credit deteriorated ("PCD") loans CECL gross-up	336
	To reflect fair value interest rate discount for Northumberland’s PCD and Non-PCD loans	(16,395)
	Total proforma adjustments	(20,839)

(D)	Adjustments to allowance for credit losses
	To reflect the elimination Northumberland’s existing allowance	3,893
	To reflect an increase in the allowance for credit losses for the gross-up of purchased credit deteriorated ("PCD") loans	(336)
	To reflect allowance for Northumberland’s non-PCD loans	(4,444)
	Total proforma adjustments	(887)

(E)	Adjustments on fixed assets
	To reflect write up of fair value of Northumberland's fixed assets	2,500

(F)	Adjustments to goodwill
	To reflect goodwill created as a result of the merger (zero if there is a gain on bargain purchase)	0

(G)	Adjustments to core deposit intangible
	To reflect estimated fair value of core deposit intangible assets	11,728

(H)	Adjustments to other intangible assets
	Adjustments to mortgage servicing assets	1,015
	To reflect fair value of wealth management and trust department customer lists	1,774
	Total proforma adjustments	2,789

(I)	Adjustments to other assets
	To reflect elimination of Northumberland's prepaid expenses associated with systems contracts and deconversion, net of taxes	(1,224)
	Deferred taxes on acquisition adjustments, net	2,628
	Deferred taxes on core deposit intangible	(2,463)
	Deferred taxes on Wealth/Trust customer list intangible	(373)
	Deferred taxes as a result of the merger-related expenses	1,184
	Deferred taxes on day one non-PCD loans	933
	Total proforma adjustments	685

(J)	Adjustments to interest-bearing deposits
	To reflect estimated fair value adjustment for certificates of deposits	(917)

(K)	Adjustments on other short-term borrowings
	To reflect estimated fair value adjustment for other short-term borrowings	305

(L)	Adjustments to Northumberland's subordinated debt
	To reflect estimated fair value adjustment for subordinated debt	(619)

(M)	Adjustments to other liabilities
	To reflect Mifflinburg's accrual for Northumberland merger-related liabilities	2,765

(N)	Adjustments to common stock
	To reflect the elimination of historical Northumberland common stock par value	(150)
	To reflect increase par value related to Mifflinburg common stock issued for Northumberland shares	1,555
	Total proforma adjustments	1,405

(O)	Adjustments to additional paid-in-capital
	To reflect the elimination of Northumberland’s historical additional paid-capital	(3,832)
	Market value adjustment for unearned ESOP shares	1,057
	To reflect increase in additional paid-in capital related to merger	35,195
	Total proforma adjustments	32,420

(in thousands, except per share data)

(P)	Adjustments to retained earnings
	To reflect the elimination of Northumberland's historical retained earnings	(63,189)
	To reflect Mifflinburg's after-tax tax, tax deductible, merger expenses shown as a direct reduction of retained earnings	(4,987)
	Gain on bargain purchase	15,389
	To reflect the after- tax provision for credit losses associated with Northumberland’s non-PCD loans shown as a direct reduction to retained earnings	(3,511)
	Total proforma adjustments	(56,298)

(Q)	Adjustments to accumulated other comprehensive loss
	To reflect elimination of Northumberland's historical accumulated other comprehensive loss	10,814

(R)	Adjustments for Northumberland's ESOP
	Unallocated shares in Northumberland ESOP	(37,725)
	Multiplied by Conversion Ratio	1.1850
	Unallocated shares in Legacy Northumberland ESOP	(44,704)
	Multiplied by Mifflinburg Starting Price	$23.64
	ESOP value for Legacy Northumberland ESOP as of December 17, 2024 MIFF stock price	(1,057)
	Reversal of Legacy Northumberland ESOP	1,008
	Net change in fair value of Legacy Northumberland ESOP	(49)

(S)	Adjustments to treasury stock
	To reflect elimination of Northumberland's historical treasury stock	2,765

(T)	Adjustment to issued and outstanding shares for proforma company
	Reflects the issuance of shares of Mifflinburg common stock in consideration for the outstanding shares of Northumberland	1,554,552
	Reflects the elimination of Northumberland's issued and outstanding shares as of September 30, 2024	(1,311,858)
	Net increase in Mifflinburg shares outstanding	242,694

(in thousands, except per share data)
Year to date September 30, 2024 Income Statement Notes:

(U)	Adjustments to interest and fees on loans income
	To reflect net accretion of loan credit mark over an estimated 5.00 year average life using the level yield method	568
	To reflect net accretion of loan rate mark over an estimated 5.00 year average life using the level yield method	1,916
	Total proforma adjustments	2,484

(V)	Adjustments to taxable securities income
	To reflect the fair value of AFS securities which will be accreted into income over 10.0 years using straight line method	616

(W)	Adjustments to tax-exempt securities income
	To reflect the accretion of HTM securities which will be accreted into income over 10.0 years using straight line method	(3)

(X)	Adjustment to interest expense on certificates of deposit
	To reflect amortization of time deposit rate mark over an estimated 3.00 average life using the level yield method	130

(Y)	Adjustment to interest expense on other short-term borrowings
	To reflect accretion of short-term borrowings mark over an estimated 3.00 year life using the level yield method	(84)

(Z)	Adjustment to interest expense on Northumberland subordinated debt
	To reflect amortization of sub debt mark over an 7.00 year remaining life using level yield method	239

(AA)	Adjustment to occupancy and equipment
	To record depreciation of write-up of Northumberland's fixed assets over an estimated 20 year average life using straight line method	94

(AB)	Adjustment to other non-interest expenses
	To reflect the amortization of the write up of the fair value of mortgage servicing assets over an estimated 10.00 year life	76
	To reflect the amortization of the acquired core deposit intangible asset over 10.00 year life by the sum of the years digit method	1,439
	To reflect the amortization of the acquired wealth management and trust dept. customer lists; 10.00 year life by sum of the years digit method	218
	Total proforma adjustments	1,733

(AC)	Adjustment to income tax expense
	To reflect the income tax effect of pro forma adjustments at estimated marginal tax rate of 21.00%	207

(AD)	Adjustment to weighted average shares
	Reflects the issuance of shares of Mifflinburg common stock in consideration for the outstanding shares of Northumberland	1,554,552
	Reflects the elimination of Northumberland's average shares outstanding	(1,287,113)
	Net increase in Mifflinburg average shares outstanding	267,439

(in thousands, except per share data)
Year ended December 31, 2023 Income Statement Notes:

(AE)	Adjustments to interest and fees on loans income
	To reflect net accretion of loan credit mark over an estimated 5.00 year average life using the level yield method	922
	To reflect net accretion of loan rate mark over an estimated 5.00 year average life using the level yield method	3,069
	Total proforma adjustments	3,991

(AF)	Adjustments to taxable securities income
	To reflect the fair value of AFS securities which will be accreted into income over 10.0 years using straight line method	822

(AG)	Adjustments to tax-exempt securities income
	To reflect the accretion of HTM securities which will be accreted into income over 10.0 years using straight line method	(4)

(AH)	Adjustment to interest expense on certificates of deposit
	To reflect amortization of time deposit rate mark over an estimated 3.00 average life using the level yield method	619

(AI)	Adjustment to interest expense on other short-term borrowings
	To reflect accretion of short-term borrowings mark over an estimated 3.00 year life using the level yield method	(107)

(AJ)	Adjustment to interest expense on Northumberland subordinated debt
	To reflect amortization of sub debt mark over an 7.00 year remaining life using level yield method	399

(AK)	Adjustment to provision for credit losses
	To record the one-time provision for credit losses associated with Northumberland's non-PCD loans	4,444

(AL)	Adjustments to non-interest income
	To reflect gain on bargain purchase of $15.39 million, which is non-taxable and non-recurring	15,389

(AM)	Adjustment to occupancy and equipment
	To record depreciation of write-up of Northumberland's fixed assets over an estimated 20 year average life using straight line method	125

(AN)	Adjustment to other non-interest expenses
	To reflect recognition of the estimated non-recurring expenses related to merger	6,171
	To reflect the amortization of the write up of the fair value of mortgage servicing assets over an estimated 10.00 year life	102
	To reflect the amortization of the acquired core deposit intangible asset over 10.00 year life by the sum of the years digit method	2,132
	To reflect the amortization of the acquired wealth management and trust dept. customer lists; 10.00 year life by sum of the years digit method	323
	Total proforma adjustments	8,728

(AO)	Adjustment to income tax expense
	To reflect the income tax effect of pro forma adjustments at estimated marginal tax rate of 21%	(1,948)

(AP)	Adjustment to weighted average shares
	Reflects the issuance of shares of Mifflinburg common stock in consideration for the outstanding shares of Northumberland	1,554,552
	Reflects the elimination of Northumberland's average shares outstanding	(1,287,113)
	Net increase in Mifflinburg average shares outstanding	267,439

The following table sets forth a preliminary allocation of the estimated total purchase price to the fair value of the identifiable assets and liabilities to be acquired from Northumberland and the preliminary gain on bargain purchase generated from the transaction:

Summary of Purchase Price Calculation and Goodwill (Gain on Bargain Purchase) Resulting from the Merger

As of September 30, 2024
(in thousands, except share data)

Purchase Price Consideration in Common Stock Outstanding at Sept. 30, 2024:
Number of Northumberland Bancorp shares outstanding at Sept. 30, 2024		1,311,858
multiplied by the Conversion Ratio		1.1850
Number of Mifflinburg Bancorp, Inc. shares to be issued to Northumberland Bancorp shareholders		1,554,552
multiplied by Mifflinburg Bancorp, Inc.'s share price as of December 17, 2024		$23.64
Preliminary estimate of consideration for Northumberland Bancorp		$36,750

Net Assets Acquired:
Northumberland Bancorp stockholders' equity as of Sept. 30, 2024		$52,584
less Northumberland Bancorp goodwill and other identifiable intangibles		0
Northumberland Bancorp tangible stockholders' equity as of Sept. 30, 2024		52,584

Fair Value of Assets Acquired:
Cash and cash equivalents	$45,060
Total investments (available for sale, equity securities and restricted)	187,550
Held-to-maturity securities, net	2,582
Loans, net	413,980
Premises and equipment	10,524
Core deposit intangible	11,728
Other intangible assets	3,074
Other assets	22,517
Total assets	697,015

Fair Value of Liabilities Acquired:
Total deposits	611,524
Borrowed funds	29,551
Other liabilities	3,801
Total liabilities	644,876

Net assets acquired		$52,139

Goodwill (gain on bargain purchase) resulting from the merger		$(15,389)

The volatility of stock prices throughout much of the banking industry was a primary factor which contributed to the resultant preliminary gain on bargain purchase as disclosed above. Changes in the price of Mifflinburg’s common stock price can and will impact the determination of a gain on bargain purchase or resultant goodwill at the time of the merger.

The following table summarizes the determination of purchase price consideration with a sensitivity analysis assuming a 10% and 20% increase and 10% and 20% decrease in the price per share of Mifflinburg common stock from the December 17, 2024 closing price of $23.64 per share for Mifflinburg, utilized in the table above, with its impact on the preliminary gain on bargain purchase.

Share Price Sensitivity

(in thousands, except share data)
	Purchase Price	Estimated Goodwill / (Gain on Bargain Purchase)

Up 20%	$28.37	$(8,039)
Up 10%	$26.00	$(11,714)
As presented in proforma	$23.64	$(15,389)
Down 10%	$21.28	$(19,064)
Down 20%	$18.91	$(22,739)

UNAUDITED COMPARATIVE PER SHARE DATA

Neither Mifflinburg’s independent registered public accounting firm, nor Northumberland’s independent auditor, have compiled, examined or performed any procedures with respect to any of the prospective financial information included below or reviewed by the companies’ respective financial advisor, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

The following table summarizes selected share and per share information about Mifflinburg and Northumberland giving effect to the merger (which is referred to as “pro forma” information). The data in the table should be read together with the financial information and the financial statements of Mifflinburg and Northumberland included in this proxy statement/prospectus beginning at page F-1. The pro forma information is presented as an illustration only. The data does not necessarily indicate the combined financial position per share or combined results of operations per share that would have been reported if the merger had occurred when indicated, nor is the data a forecast of the combined financial position or combined results of operations for any future period.

The information about book value per share and shares outstanding assumes that the merger took place as of the date presented and is based on the assumptions set forth in the preceding unaudited pro forma condensed combined consolidated balance sheet. The information about dividends and earnings per share assumes that the merger took place as of the periods presented and is based on the assumptions set forth in the preceding unaudited pro forma condensed combined consolidated income statement. No pro forma adjustments have been included for the basic earnings per share and diluted earnings per share to reflect potential effects of the merger related cost savings. operational synergies or potential revenue enhancement which may be realized by combining the operations of Mifflinburg and Northumberland, or the costs of combining the companies and their operations. The actual payment of dividends is subject to numerous factors, and no assurance can be given that post-merger Mifflinburg will pay dividends following the completion of the merger or that dividends will not be reduced in the future.

	Mifflinburg	Northumberland	Proforma Combined	Equivalent Proforma Combined
	Historical	Historical	(Unaudited)	Northumberland (3)
Basic Earnings per Share:
For the year ended December 31, 2023	$2.24	$1.47	$4.10	$4.86
For the nine months ended Sept. 30, 2024	$2.18	$0.89	$1.75	$2.07

Diluted Earnings per Share:
For the year ended December 31, 2023	$2.24	$1.47	$4.10	$4.86
For the nine months ended Sept. 30, 2024	$2.18	$0.89	$1.75	$2.07

Cash Dividends per Share:
For the year ended December 31, 2023	$1.41	$0.92	$1.41	$1.67
For the nine months ended Sept. 30, 2024 (1)	$0.72	$0.69	$0.72	$0.85

Book Value per Share (2):
As of Sept. 30, 2024	$31.31	$40.08	$29.83	$35.35

(1) The pro forma combined cash dividend per share amounts assume that Mifflinburg would have declared cash dividends per share on Mifflinburg common stock, including the Mifflinburg common stock issued in the merger for Northumberland common stock, equal to its historical cash dividends per share declared on the Mifflinburg common stock.

(2) The pro forma combined book value per share of Mifflinburg's common stock is based upon the pro forma combined total common stockholders' equity divided by the total pro forma common shares of the combined entity.

(3) The equivalent pro forma per Northumberland share was obtained by multiplying the pro forma combined amounts by the Conversion Ratio of 1.1850.

UNAUDITED CONSOLIDATED COMPARATIVE STOCKHOLDERS’ EQUITY

Neither Mifflinburg’s independent registered public accounting firm, nor Northumberland’s independent auditor, have compiled, examined or performed any procedures with respect to any of the prospective financial information included below or reviewed by the companies’ respective financial advisor, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

Mifflinburg and Northumberland each have an employee stock ownership plan (“ESOP”) and have agreed to merge the two ESOP plans after the completion of the merger.

The Internal Revenue Code requires that an ESOP participant who receives, upon termination of employment or for diversification, a distribution of employer stock that is not readily tradable on an established market, to also receive a put option to sell the stock to the company (or, at the company’s election, to the ESOP) at its then fair market value within limited exercise periods specified by the terms of the ESOP. The terms and conditions of each company’s ESOP provide for such put options.

Under applicable accounting rules, Mifflinburg, Northumberland and the post-merger Mifflinburg are required to reflect on their respective balance sheets and outside of stockholder’s equity (but not as a liability) the company’s maximum cash obligation, net of unearned ESOP shares, in connection with such put options for the total number of shares held by the ESOP.

As of September 30, 2024, the Mifflinburg ESOP had a total of 75,080 shares allocated to plan participants having a fair market value of $1.95 million and approximately $500,000 in cash balances.  As of September 30, 2024, the Northumberland ESOP had 35,196 shares allocated to plan participants and 37,725 unallocated shares; the 37,725 unallocated shares are reflected on the Northumberland balance sheet as unearned ESOP shares with a book value of $1.08 million and the 35,196 allocated shares are reflected on the balance sheet as redeemable common stock held by the ESOP, net of unearned ESOP shares, with a book value of $912,000.  The Northumberland ESOP also has an outstanding loan balance of $1.06 million as of September 30, 2024.  If Mifflinburg, Northumberland or the post-merger Mifflinburg would be required to redeem all of the ESOP shares for cash pursuant to the participants’ exercise of all of such put options, the end of period stockholders’ equity and the issued and outstanding shares and average diluted shares for each of Mifflinburg, Northumberland and the post-merger Mifflinburg would be reduced by the maximum cash obligation, net of unearned ESOP shares, related to ESOP shares, in the case of stockholders’ equity, and the total number of such ESOP shares in the cases of issued and outstanding shares and average diluted shares.

The following table presents as of September 30, 2024 unaudited measures of stockholders’ equity for Mifflinburg, Northumberland and the post-merger Mifflinburg assuming (i) that no ESOP plan shares are redeemed by the company for cash pursuant to the exercise of participant put options (presented in the below table on the line titled “Stockholders’ Equity”) and, (ii) that all ESOP plan shares are redeemed by the company for cash pursuant to the exercise of all participant put options (presented in the table below on the line titled “Stockholders’ Equity Less Maximum Cash Obligation To ESOP Shares, net of unearned ESOP shares”).

Unaudited Consolidated Comparative Stockholders’ Equity and Select Per Share Metrics
As of Sept. 30, 2024

(in thousands, except share and per share data)	Mifflinburg	Northumberland	Pro Forma
	Historical	Historical	Combined

STOCKHOLDERS' EQUITY	$58,185	$52,584	$101,826
Less maximum cash obligation related to ESOP shares, net of unearned ESOP shares	1,952	912	2,864
STOCKHOLDERS' EQUITY LESS MAXIMUM CASH OBLIGATION TO ESOP SHARES	56,233	51,672	98,962

Issued and outstanding common shares - total stockholders' equity	1,858,536	1,311,858	3,413,088
Issued and outstanding common shares - less maximum cash obligation to ESOP shares	1,783,456	1,276,662	3,296,300

Stockholders' equity - per share basis	$31.31	$40.08	$29.83
Stockholders' equity less maximum cash obligation to ESOP shares, net of unearned ESOP shares - per share basis	$31.53	$40.47	$30.02
Potential dilution from maximum cash obligation to ESOP shares, net of unearned ESOP shares - per share basis	$0.22	$0.39	$0.19
Potential dilution from maximum cash obligation to ESOP shares, net of unearned ESOP shares - percentage per share basis	0.71%	0.97%	0.63%

Tangible stockholders' equity / tangible assets	9.89%	7.53%	7.04%
Tangible stockholders' equity less maximum cash obligation to ESOP shares, net of unearned ESOP shares / tangible assets	9.55%	7.40%	6.82%

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/ prospectus, including the matters addressed under the caption “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 25, Northumberland shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the Northumberland merger proposal.

Risks Relating to the Consummation of the Merger and Ownership of Mifflinburg Common Stock Following the Merger

The merger has been structured as a merger of equals, resulting in a lower premium being paid for shares of Northumberland common stock than generally would be expected in a typical merger transaction.

The imputed value of $28.01 for each share of Northumberland common stock based upon the 1.1850 shares of Mifflinburg common stock of for each share of Northumberland common stock exchange and a closing sale price of $23.64 per share for Mifflinburg common stock on December 17, 2024, reflects a premium of 5.7% to the closing sale price of Northumberland common stock on that date, which is typical of merger of equals transactions but less than generally would be available in a typical merger acquisition transaction.

Because the market price of Mifflinburg common stock may fluctuate, Northumberland shareholders cannot be certain of the market value of the merger consideration they will receive upon closing of the merger.

In the merger, each share of Northumberland common stock issued and outstanding immediately prior to the effective time, except for shares of Northumberland common stock owned by Northumberland as treasury stock or owned by Northumberland or Mifflinburg (in each case, other than shares of Northumberland common stock (i) held in any trust accounts, managed accounts, and the like, or otherwise held in a fiduciary capacity and that are beneficially owned by third parties, or (ii) held, directly or indirectly, by Northumberland or Mifflinburg in respect of debts previously contracted), will be converted into 1.1850 shares of Mifflinburg common stock. This conversion ratio is fixed and will not be adjusted for changes in the market price of either Mifflinburg common stock or Northumberland common stock. Changes in the price of Mifflinburg common stock between now and the time of the merger will affect the value of the shares of Mifflinburg common stock that Northumberland shareholders will receive in the merger.

If both (i) the determination date market price of Mifflinburg common stock is less than $17.60 and (ii) the ratio of the determination date market price to the $22.00 per share starting price of Mifflinburg common stock is more than 20% less than the ratio of the average of the Dow Jones U.S. MicroCap Bank Index Value over the price determination period to the Dow Jones U.S. MicroCap Bank Index Value on September 23, 2024, Northumberland will have the right to terminate the merger agreement, subject, however, to the right of Mifflinburg to increase the conversion ratio such that the aggregate merger consideration, based upon the determination date market price, would be sufficient to preclude termination on the basis of this market termination test.

Stock price changes may result from a variety of factors, including general market and economic conditions, changes in Mifflinburg’s and Northumberland’s businesses, operations and prospects, the recent volatility in the prices of securities in global financial markets, including market prices of Mifflinburg, Northumberland and other banking companies, the effects of pandemics and regulatory considerations and tax laws, many of which are beyond Mifflinburg’s and Northumberland’s control. Therefore, at the time of the Northumberland special meeting, Northumberland shareholders will not know the market value of the merger consideration that Northumberland shareholders will receive at the effective time of the merger. You should obtain current market quotations for shares of Mifflinburg common stock (MIFF) and for shares of Northumberland common stock (NUBC) on the OTC Pink.

The market price of Mifflinburg common stock after the merger may be affected by factors different from those currently affecting the shares of Mifflinburg common stock or Northumberland common stock.

In the merger, Northumberland shareholders will become Mifflinburg shareholders. Mifflinburg’s business differs from that of Northumberland, and certain adjustments may be made to Mifflinburg’s business as a result of the merger. Accordingly, the results of operations of the combined company and the market price of Mifflinburg common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of Mifflinburg and Northumberland.

The fairness opinion delivered by Alden to Northumberland’s board of directors prior to entry into the merger agreement will not reflect changes in circumstances that may have occurred since the date of the fairness opinion.

The fairness opinion from Alden, Northumberland’s financial advisor, to Northumberland’s board of directors was delivered on and dated September 23, 2024. Changes in the operations and prospects of Mifflinburg or Northumberland, general market and economic conditions and other factors which may be beyond the control of Mifflinburg and Northumberland, including the effects of pandemics on such market and economic conditions, and the market prices of Mifflinburg common stock and Northumberland common stock, may have altered the value of Mifflinburg or Northumberland or the prices of shares of Mifflinburg common stock and shares of Northumberland common stock as of the date of this proxy statement/prospectus, or may alter such values and prices by the effective time of the merger. The fairness opinion does not speak as of the date of this proxy statement/prospectus or as of any other date subsequent to the date of the fairness opinion.

Mifflinburg and Northumberland are expected to incur substantial costs related to the merger and integration.

Mifflinburg and Northumberland have incurred and expect to incur a number of non-recurring costs in connection with negotiating the merger agreement and completing the merger. These costs include legal, financial advisory, accounting, consulting and other advisory fees, severance/employee benefit-related costs, public company filing fees and other regulatory fees, financial printing and other printing costs and other related costs. Some of these costs are payable by either Mifflinburg or Northumberland regardless of whether the merger is completed. See “THE MERGER AGREEMENT—Expenses and Fees” beginning on page 159.

In addition, the combined company will incur integration costs following the completion of the merger as Mifflinburg and Northumberland integrate their businesses, including facilities and systems consolidation costs and employment-related costs. Mifflinburg and Northumberland may also incur additional costs to maintain employee morale and to retain key employees. There are a large number of processes, policies, procedures, operations, technologies and systems that may need to be integrated, including purchasing, accounting and finance, payroll, compliance, treasury management, branch operations, vendor management, risk management, lines of business, pricing and benefits. While Mifflinburg and Northumberland have assumed that a certain level of costs will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration costs. Moreover, many of the costs that will be incurred are, by their nature, difficult to estimate accurately. These integration costs may result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present. There can be no assurances that the expected benefits and efficiencies related to the integration of the businesses will be realized to offset these transaction and integration costs over time.

As disclosed in notes A, I and M to the UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION RELATED TO THE MERGER, which begin on page 36, total cash and non-cash pre-tax transaction expenses are estimated at $7.73 million. Transaction expenses, though ultimately borne by Mifflinburg as the surviving company in the merger, are estimated separately for each of Mifflinburg and Northumberland.

Note A presents Mifflinburg’s transaction expense, pre-tax of $3.41 million, with those expenses being comprised of legal fees, financial advisory fees, accounting fees, day one accounting fees, employee stay in place and retention bonuses, severance payments, information technology expenses, various expenses associated with the name change to “Central Penn Bank & Trust” for the surviving bank, and other miscellaneous expenses.

Northumberland’s transaction expenses are presented in notes I and M, are $4.32 million, pre-tax, in the aggregate, and include non-cash expenses related to the elimination of Northumberland’s prepaid expenses associated with systems contracts and deconversion ($1.55 million on a pre-tax basis, shown as $1.224 million on an after-tax basis in Note I), and Mifflingburg's accrual of Northumberland's cash expenses ($2.765 million as shown in Note M) comprised of legal fees, financial advisory fees, change in control payments, core processor contract termination expenses, accounting fees and miscellaneous expenses.

The $14.54 million of merger transaction expenses assumed by Alden for purposes of its analysis of the pro forma impact of the merger for purposes of its fairness opinion analysis has been adjusted downwards to $7.73 million for purposes of the UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED INFORMATION RELATED TO THE MERGER as a result of post-transaction announcement merger integration reviews by the parties of their core processing systems and negotiations with key vendors and the determination by the parties that the costs of systems contract terminations, personnel expenses and vendor-related transaction expenses would be lower than assumed by Alden.

Combining Mifflinburg and Northumberland may be more difficult, costly or time-consuming than expected, and Mifflinburg and Northumberland may fail to realize the anticipated benefits of the merger.

This is a merger transaction combining two financial institutions of relatively similar asset size. The success of the merger will depend, in part, on the ability to realize the anticipated cost savings from combining the businesses of Mifflinburg and Northumberland. To realize the anticipated benefits and cost savings from the merger, Mifflinburg and Northumberland must successfully integrate and combine their businesses in a manner that permits those cost savings to be realized, without adversely affecting current revenues and future growth. If Mifflinburg and Northumberland are not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected. In addition, the actual cost savings of the merger could be less than anticipated, and integration may result in additional and unforeseen expenses.

An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, levels of expenses and operating results of the combined company following the completion of the merger, which may adversely affect the value of the common stock of the combined company following the completion of the merger.

Mifflinburg and Northumberland have operated and, until the completion of the merger, must continue to operate independently. It is possible that the integration process could result in the loss of key employees, the disruption of each company’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the companies’ ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. Integration efforts between the two companies may also divert management attention and resources. These integration matters could have an adverse effect on each of Mifflinburg and Northumberland during this transition period and on the combined company for an undetermined period after completion of the merger.

Furthermore, the board of directors of the combined company will consist of former directors from each of Mifflinburg and Northumberland. Combining the boards of directors of each company into a single board could require the reconciliation of differing priorities and philosophies.

The future results of the combined company following the merger may suffer if the combined company does not effectively manage its expanded operations.

Following the merger, the size of the business of the combined company will increase beyond the current sizes of Mifflinburg’s and Northumberland’s respective businesses. The combined company’s future success will depend, in part, upon its ability to manage this expanded business, which may pose challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. The combined company may also face increased scrutiny from governmental authorities as a result of the increased size of its business. There can be no assurance that the combined company will be successful or that it will realize the expected operating efficiencies, revenue enhancement or other benefits currently anticipated from the merger.

The combined company may be unable to successfully retain Mifflinburg and/or Northumberland personnel after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Mifflinburg and Northumberland. It is possible that these employees may decide not to remain with Mifflinburg or Northumberland while the merger is pending or with the combined company after the merger is consummated. If Mifflinburg and Northumberland are unable to retain key employees, including management, who are critical to the successful integration and future operations of the companies, Mifflinburg and Northumberland could face disruptions in their operations, loss of existing customers, loss of key information, expertise or know-how and unanticipated additional recruitment costs. In addition, following the merger, if key employees terminate their employment, the combined company’s business activities may be adversely affected, and management’s attention may be diverted from successfully hiring suitable replacements, all of which may cause the combined company’s business to suffer. Mifflinburg and Northumberland also may not be able to locate or retain suitable replacements for any key employees who leave either company. For example, while Mifflinburg and Mifflinburg Bank entered into a retention bonus agreement with Douglas C. Baxter, Senior Vice President and Chief Executive Officer of Northumberland and Norry Bank, that would have paid him a retention bonus if he remained in the employ of Northumberland and Norry Bank through the effective time of the mergers, and a second retention bonus if he remained in the employ of Mifflinburg Bank through December 31, 2025, he provided notice to Northumberland on January 6, 2025 that he was resigning his positions with the company and the bank, effective February 25, 2025, to pursue other opportunities. See “THE MERGER—Governance of Mifflinburg After the Merger” beginning on page 134.

While regulatory approvals required for the merger have been applied for, they have not yet been received and while it is not anticipated that such approvals would be denied or delayed, approvals could be withdrawn, suspended or altered by the imposition of conditions that are not presently anticipated or that could have an adverse effect on the combined company following the mergers.

Mifflinburg submitted the required applications for approval of the merger to the FDIC and PADOBS, and the application waiver request to the Federal Reserve Board. While Mifflinburg does not anticipate any delays in receiving the approvals or the approvals being denied, withdrawn or suspended, or approved with burdensome conditions, there can be no assurance that delays, denials or burdensome conditions will not occur. The completion of the merger is conditioned on the receipt of the requisite regulatory approvals and the expiration of all statutory waiting periods without the imposition of any material burdensome regulatory condition. Additionally, the completion of the merger is conditioned on the absence of certain orders, injunctions or decrees by any court or governmental entity of competent jurisdiction that would prohibit or make illegal the completion of any of the transactions contemplated by the merger agreement.

The completion of the merger is also conditioned on the regulatory authorizations not being subject to terms or conditions that would (i) require or could reasonably be expected to require any divesture by Mifflinburg, Northumberland or their subsidiaries, of any portion of their respective businesses, or (ii) impose any condition upon Mifflinburg, Northumberland or their subsidiaries, which (x) would be materially burdensome on them, or (y) would significantly increase the costs incurred or that will be incurred by Mifflinburg or Northumberland as a result of consummating the merger, or (z) would prevent Mifflinburg or Northumberland from obtaining any material benefit contemplated by it to be obtained as a result of the merger. See “THE MERGER—Regulatory Approvals” beginning on page 136.

The unaudited pro forma condensed combined financial information included in this proxy statement/ prospectus is preliminary, and the value of the actual merger consideration to be issued in the merger as well as the actual financial condition and results of operations of the combined company after the merger may differ materially.

The unaudited pro forma condensed combined financial information in this proxy statement/prospectus is presented for illustrative purposes only and is not necessarily indicative of what the combined company’s actual financial condition or results of operations would have been had the merger been completed on the dates indicated. The unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to record the Northumberland identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The merger consideration value allocation reflected in this document is preliminary, and the final allocation thereof will be based upon the value of the actual merger consideration and the fair value of the assets and liabilities of Northumberland as of the date of the completion of the merger. The unaudited pro forma combined financial information reflects numerous variables, expectations and assumptions available at the time it was prepared as to certain business decisions that are subject to change and does not take into account any circumstances or events occurring after the date it was prepared, including recent developments and events in the financial services industry and related market volatility. Accordingly, the actual value of the merger consideration may vary significantly from the value used in preparing the unaudited pro forma condensed combined financial information in this document. In addition, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document and no assurances can be given that if the prospective financial information had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. For more information, see “UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE MERGER” beginning on page 31.

Certain of Northumberland’s directors and named executive officers may have interests in the merger that may differ from, or are in addition to, the interests of Northumberland shareholders.

Northumberland’s shareholders should be aware that some of Northumberland’s directors and named executive officers may have interests in the merger that are different from, or in addition to, those of Northumberland shareholders. These interests may create potential conflicts of interest. The Northumberland boards of directors were aware of these respective interests and considered these interests, among other matters, when making their decisions to approve the merger agreement, and in recommending that Northumberland shareholders vote to approve the merger agreement. For a more complete description of these interests, please see “THE MERGER—Interests of Certain Northumberland Directors and Named Executive Officers in the Merger” beginning on page 132.

The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.

The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include: (i) approval by Northumberland shareholders of the Northumberland merger proposal; (ii) the receipt of the requisite regulatory approvals, including the approval of the Federal Reserve Board, the FDIC and the PADOBS; (iii) effectiveness of the registration statement on Form S-4 of which this proxy statement/prospectus forms a part; and (iv) the absence of any order, injunction, decree or other legal restraint preventing the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement or making the completion of the merger, the bank merger or any of the other transactions contemplated by the merger agreement illegal. Each party’s obligation to complete the merger is also subject to certain additional customary conditions, including (a) subject to applicable materiality standards, the accuracy of the representations and warranties of the other party, (b) the performance in all material respects by the other party of its obligations under the merger agreement, and (c) the receipt by each party of an opinion from its counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

These conditions to the closing may not be fulfilled in a timely manner or at all, and, accordingly, the merger may not be completed. In addition, the parties can mutually decide to terminate the merger agreement at any time, before or after the requisite shareholder approvals are received, or Mifflinburg or Northumberland may independently elect to terminate the merger agreement in certain other circumstances.

Failure to complete the merger could negatively impact Mifflinburg or Northumberland.

If the merger is not completed for any reason, including as a result of Northumberland shareholders failing to approve the Northumberland merger proposal, any of the required regulatory approvals are not received, the issuance of an order, injunction, decree or other legal restraint preventing the completion of the merger or the bank mergers, a breach by Mifflinburg or Northumberland of its representations and warranties or its obligations under the merger agreement, the pursuit by Northumberland of a superior proposal, the receipt or making of an acquisition proposal by Mifflinburg, Northumberland withdraws, modifies or qualifies its recommendation of the merger agreement, or Northumberland elects to terminate if the determination date market price of Mifflinburg common stock is less than $17.60 per share and the ratio of the determination date market price of Mifflinburg common stock to the starting price of $22.00 per share is more than 20% less than the ratio of the average of the Dow Jones U.S. MicroCap Bank Index Value for the price determination period to the Dow Jones U.S. MicroCap Bank Index Value on September 23, 2024, there may be various adverse consequences, and Mifflinburg and/or Northumberland may experience negative reactions from the financial markets and from their respective customers and employees. For example, Mifflinburg’s or Northumberland’s businesses may have been impacted adversely by the failure to pursue other potential opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger.

Additionally, if the merger agreement is terminated, the market price of Mifflinburg common stock or Northumberland common stock could decline to the extent that current market prices reflect a market assumption that the merger will be beneficial and will be completed. Mifflinburg and/or Northumberland also could be subject to litigation related to any failure to complete the merger or to proceedings commenced against Mifflinburg or Northumberland to perform their respective obligations under the merger agreement. If the merger agreement is terminated under certain circumstances, either Mifflinburg or Northumberland may be required to pay a termination fee of $1.4 million to the other party.

Additionally, each of Mifflinburg and Northumberland has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of preparing, filing, printing and mailing this proxy statement/prospectus, and all filing and other fees paid in connection with the merger. If the merger is not completed, Mifflinburg and Northumberland would have to pay these expenses without realizing the expected benefits of the merger.

Mifflinburg and Northumberland will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Mifflinburg and Northumberland. These uncertainties may impair Mifflinburg’s or Northumberland’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Mifflinburg or Northumberland to seek to change existing business relationships with Mifflinburg or Northumberland. In addition, subject to certain exceptions, Mifflinburg and Northumberland have each agreed to operate its business in the ordinary course in all material respects and to refrain from taking certain actions that may adversely affect its ability to consummate the transactions contemplated by the merger agreement on a timely basis without the consent of the other party. These restrictions may prevent Mifflinburg and/or Northumberland from pursuing attractive business opportunities that may arise prior to the completion of the merger. See “THE MERGER AGREEMENT—Covenants and Agreements” beginning on page 145 for a description of the restrictive covenants applicable to Mifflinburg and Northumberland.

The announcement of the proposed merger could disrupt Mifflinburg’s and Northumberland’s relationships with their customers, suppliers, business partners and others, as well as their operating results and businesses generally.

Whether or not the merger is ultimately consummated, as a result of uncertainty related to the merger, risks relating to the impact of the announcement of the merger on Mifflinburg’s and Northumberland’s businesses include the following:

•	their employees may experience uncertainty about their future roles, which might adversely affect Mifflinburg’s and Northumberland’s ability to retain and hire key personnel and other employees;

•

customers, suppliers, business partners and other parties with which Mifflinburg and Northumberland maintain business relationships may experience uncertainty about their respective futures and seek alternative relationships with third parties, seek to alter their business relationships with Mifflinburg and Northumberland or fail to extend an existing relationship with Mifflinburg and Northumberland; and

•

Mifflinburg and Northumberland have each expended and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed merger.

If any of the aforementioned risks were to materialize, they could lead to significant costs which may impact each party’s results of operations and financial condition.

A rising interest rate environment may adversely impact the fair value adjustments of investments, loans and deposits acquired in the merger.

Upon the closing of the merger, the combined company will need to adjust the fair value of Northumberland’s investment, loan and deposit portfolios. A rising interest rate environment could have the effect of increasing the magnitude of such fair value adjustments, thereby increasing initial tangible book value dilution, extending the tangible book value earn-back period, and negatively impacting the combined company’s capital ratios, which may require the combined company to take steps to strengthen its capital position. As of September 30, 2024, Mifflinburg and Northumberland had, on a combined basis, approximately $10 million in cash at the parent holding companies which would be available to be downstreamed to the combined bank as common equity to bolster capital adequacy ratios in the event rising interest rates would adversely impact the combined bank’s capital levels. Additionally, the post-merger combined holding company may seek additional capital in the form of subordinated debt that could be further downstreamed to the post-merger combined bank as common equity to bolster capital adequacy ratios. See each company’s respective discussion of “Interest Rate Risk” in its Management’s Discussion and Analysis attached as Annexes C and D.

A deterioration in credit quality may adversely impact the fair value adjustments of investments and loans acquired in the merger or incurred in the future.

Upon the closing of the merger, the combined company will need to adjust the fair value of Northumberland’s investment, loan and deposit portfolios. A deterioration in Northumberland’s credit quality could have the effect of increasing the magnitude of such fair value adjustments on Northumberland’s loan portfolio, thereby increasing initial tangible book value dilution, extending the tangible book value earn-back period, and negatively impacting the combined company’s capital ratios, which many require the combined company to take steps to strengthen its capital position. As of September 30, 2024, Mifflinburg and Northumberland had, on a combined basis, approximately $10 million in cash at the parent holding companies which would be available to be downstreamed to the combined bank as common equity to bolster capital adequacy ratios in the event credit quality would deteriorate at Norry Bank, pre-merger, or the combined bank, post-merger. Additionally, the post-merger combined holding company may seek additional capital in the form of subordinated debt that could be further downstreamed to the post-merger combined bank to bolster capital adequacy ratios. See each company’s respective discussion of “Interest Rate Risk” in its Management’s Discussion and Analysis attached as Annexes C and D.

The merger agreement limits Mifflinburg’s and Northumberland’s respective abilities to pursue alternatives to the merger and may discourage other companies from trying to acquire Mifflinburg or Northumberland.

The merger agreement contains “no shop” covenants that restrict each of Mifflinburg’s and Northumberland’s ability to, directly or indirectly, among other things, initiate, solicit, knowingly encourage or knowingly facilitate, inquiries or proposals with respect to, or, subject to certain exceptions generally related to the exercise of fiduciary duties by Mifflinburg’s and Northumberland’s respective board of directors, engage in any negotiations concerning, or provide any confidential or nonpublic information or data relating to, any alternative acquisition proposals. These provisions, which include a $1.4 million termination fee payable under certain circumstances, may discourage a potential third-party acquirer that might have an interest in acquiring all or a significant part of Mifflinburg or Northumberland from considering or proposing that acquisition. For more information, see “THE MERGER AGREEMENT—Northumberland’s Agreement Not to Solicit Other Offers” beginning on page 152; “Acquisition Proposals Involving Mifflinburg” beginning on page 153; “Termination of the Merger Agreement” beginning on page 156; “Effect of Termination” beginning on page 158; and “Termination Fee” beginning on page 158.

The shares of Mifflinburg common stock to be received by Northumberland shareholders as a result of the merger will have different rights from the shares of Northumberland common stock.

In the merger, Northumberland shareholders will become Mifflinburg shareholders, and their rights as shareholders will be governed by Pennsylvania law and the governing documents of the combined company following the merger. While the rights of shareholders of both Mifflinburg and Northumberland are governed by Pennsylvania law, the rights associated with Mifflinburg common stock under Mifflinburg’s governing documents are different from the rights associated with Northumberland common stock under Northumberland’s governing documents.

Among the differences are:

●

Each company is authorized to issue up to 5,000,000 shares of common stock. Northumberland is authorized to issue up to 1,000,000 shares of preferred stock. As of the March 6, 2025 record date, there were 1,858,536 outstanding shares of Mifflinburg common stock. Upon completion of the merger, there are expected to be 3,413,088 outstanding shares of Mifflinburg common stock.

●

Northumberland’s articles of incorporation provide for not less than 5 nor more than 15 directors. There are currently 9 Northumberland directors. Mifflinburg’s articles of incorporation provide for not less than 5 nor more than 25 directors, the number to be determined by the board of directors. The Mifflinburg bylaws currently limit the number of directors to 9. There are currently 7 Mifflinburg directors. The Merger Agreement provides for a post-merger board of directors consisting of 12 directors, 6 of whom are to be current Mifflinburg directors and 6 of whom are to be current Northumberland directors. Mifflinburg has agreed in the merger agreement to amend its bylaws to increase the limit on the number of directors from 9 to 12. Mifflinburg director John Showers will be retiring from the Mifflinburg board of directors in March, 2025 when he reaches the mandatory retirement age of 73, leaving 6 Mifflinburg directors. Three current Northumberland directors have agreed to retire from the Northumberland board of directors immediately before the effective date of the merger, leaving 6 Northumberland directors.

●

The Northumberland board of directors is divided into four classes, each class serving a four year term, one class to be elected annually. The Mifflinburg board of directors is divided into three classes, each class serving a three year term, one class to be elected annually.

●

Special meetings of the Northumberland shareholders may be called only by the Northumberland board of directors, while special meetings of the Mifflinburg shareholders may be called by the President, the board of directors or shareholders holding 30% of the outstanding shares.

●

Advance notice of shareholder proposals and shareholder nominations for director must be given by Northumberland shareholders at least 60 days before the anniversary of the previous annual meeting, while advance notice must be given by Mifflinburg shareholders at least 90 days before the anniversary of the previous annual meeting.

●

Mergers and other business combinations involving Northumberland require the approval of 80% of the outstanding shares of Northumberland stock eligible to vote, or a majority of the votes cast if the transaction has been approved by 2/3 of the entire board of directors. Mergers and other business combinations involving Mifflinburg require the approval of 2/3 of the outstanding shares, or a majority of the votes cast if the transaction has been approved by the entire board of directors, provided that no shareholder vote is required if a shareholder vote is not required under Pennsylvania law, Mifflinburg shareholders will not hold less than a majority of the outstanding shares of the surviving or new corporation entitled to be cast in the election of directors, and a majority of the directors of the surviving or new corporation will not be former members of the Mifflinburg board of directors.

●

Any business combination between Mifflinburg and an interested shareholder (a 20% shareholder) will be subject to a 5 year prohibition unless the shareholder's acquisition of the shares that made the shareholder an interested shareholder, or the business combination itself, was preapproved by Mifflinburg's board of directors.

●

Each company’s bylaws provide that dividends may be declared and paid out of retained earnings, subject to conditions and limitations imposed by Pennsylvania law, but Mifflinburg’s bylaws further provide that before making any distributions of earned surplus, the board of directors may set aside such amounts as the board may determine in its discretion as a reserve fund, and any earned surplus of any year not distributed as dividends is to be deemed to have been set apart until otherwise disposed of by the board of directors.

●

Each company’s articles of incorporation may be amended by the affirmative vote of not less than a majority of the votes cast at the meeting of shareholders, except that amendment of the articles provisions addressing business combination transactions and the amendment of certain other specified provisions requires the affirmative vote of not less than 80% of the votes entitled to be cast by all Northumberland shareholders, or the affirmative vote of not less than 2/3 of the Mifflinburg shares entitled to vote generally in the election of directors.

●

Amendment of the Northumberland bylaws by shareholder action requires the affirmative vote of at least 80% of the shares entitled to vote in the election of director. Mifflinburg shareholders may adopt, alter, amend or repeal the Mifflinburg bylaws by the affirmative vote of the holders of a majority of the shares entitled to vote generally in the election of directors, so long as any such action does not result in a change which is inconsistent with the articles of incorporation.

See “COMPARISON OF THE RIGHTS OF MIFFLINBURG SHAREHOLDERS AND NORTHUMBERLAND SHAREHOLDERS” beginning on page 166 for a discussion of the different rights associated with Mifflinburg common stock.

Mifflinburg shareholders and Northumberland shareholders will have reduced ownership and voting interest in the combined company after the consummation of the merger and will exercise less influence over management.

Mifflinburg shareholders and Northumberland shareholders currently have the right to vote in the election of the board of directors and on other matters affecting Mifflinburg and Northumberland, respectively. When the merger is completed, each Mifflinburg shareholder and each Northumberland shareholder will become a holder of common stock of the combined company, with a percentage ownership of the combined company that is smaller than the holder’s percentage ownership of either Mifflinburg or Northumberland prior to the consummation of the merger. Based on the number of shares of Mifflinburg common stock and Northumberland common stock outstanding as of the close of business on the respective record dates, and based on the number of shares of Mifflinburg common stock expected to be issued in the merger, the former Northumberland shareholders, as a group, are estimated to own approximately forty-six percent (46%) of the fully diluted shares of the combined company immediately after the merger, and current Mifflinburg shareholders, as a group, are estimated to own approximately fifty-four percent (54%) of the fully diluted shares of the combined company immediately after the merger. Because of this, Northumberland shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Northumberland, and Mifflinburg shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Mifflinburg.

Issuance of shares of Mifflinburg common stock in connection with the merger may adversely affect the market price of Mifflinburg common stock.

In connection with the payment of the merger consideration, Mifflinburg expects to issue approximately 1,554,552 shares of Mifflinburg common stock to Northumberland shareholders. The issuance of these new shares of Mifflinburg common stock may result in fluctuations in the market price of Mifflinburg common stock, including a stock price decrease.

Shareholders may be unable to timely sell shares of Mifflinburg common stock after completion of the merger.

There will be a time period between the completion of the merger and the time at which former Northumberland shareholders actually receive their shares of Mifflinburg common stock. Until shares are received, former Northumberland shareholders may not be able to sell their Mifflinburg shares in the open market and, therefore, may not be able to avoid losses resulting from any decrease, or secure gains resulting from any increase, in the trading price of Mifflinburg common stock during this period.

In addition, Mifflinburg common stock is traded on OTC Pink. The OTC Pink trading market lacks the depth, liquidity and orderliness to maintain a liquid market. While Mifflinburg is hopeful that the combined company's larger size and broader shareholder base may provide greater liquidity and a deeper market through which to buy and sell shares of Mifflinburg common stock, there can be no assurance that a liquid market for the shares will develop or that a Mifflinburg shareholder will be able to sell shares at any time.

Shareholder litigation could prevent or delay the completion of the merger or otherwise negatively impact the business and operations of Mifflinburg and Northumberland.

Shareholders of Mifflinburg and/or of Northumberland may file lawsuits against Mifflinburg, Northumberland and/or the directors and officers of either company in connection with the merger. One of the conditions to the closing is that no order, injunction or decree issued by any court or governmental entity of competent jurisdiction or other legal restraint preventing the consummation of the merger, the bank merger or any of the other transactions contemplated by the merger agreement be in effect. If any plaintiff were successful in obtaining an injunction prohibiting Mifflinburg or Northumberland from completing the merger, the bank merger or any of the other transactions contemplated by the merger agreement, then such injunction may delay or prevent the effectiveness of the merger and could result in significant costs to Mifflinburg and/or Northumberland, including any cost associated with the indemnification of directors and officers of each company. Mifflinburg and Northumberland may incur costs in connection with the defense or settlement of any shareholder lawsuits filed in connection with the merger. Such litigation could have an adverse effect on the financial condition and results of operations of Mifflinburg and Northumberland and could prevent or delay the completion of the merger.

Risks Relating to the Financial Services Industry

Events impacting the financial services industry may adversely affect the business of Mifflinburg, Northumberland, and the market price of their common stock.

Developments and events in the financial services industry, including failures, have resulted in decreased confidence in banks among depositors, other counterparties and investors, as well as significant disruption, volatility and reduced valuations of equity and other securities of banks in the capital markets. These events have occurred against the backdrop of the interest rate environment which, among other things, has resulted in unrealized losses in longer duration securities and loans held by banks, and a corresponding decrease in shareholders’ equity and bank capital levels, impacting the dynamics in the competition for bank deposits, and may increase the risk of a potential recession. These events and developments could materially and adversely impact the business or financial condition of Mifflinburg and Northumberland, including through potential liquidity pressures, reduced net interest margins, and potential increased credit losses. These recent events and developments have, and could continue to, adversely impact the market price and volatility of Mifflinburg’s and Northumberland’s common stock. These recent events may also result in changes to laws or regulations governing banks and bank holding companies or result in the impositions of restrictions through supervisory or enforcement activities, including higher capital requirements, which could have a material impact on the businesses of Mifflinburg and Northumberland. The cost of resolving the recent failures may prompt the FDIC to increase its premiums above the recently increased levels or to issue additional special assessments.

Risks Relating to Mifflinburg’s Business

Commercial real estate loans may increase Mifflinburg’s exposure to credit risk.

A portion of Mifflinburg’s loan portfolio is secured by commercial real estate. Loans secured by commercial real estate are generally viewed as having more risk of default than loans secured by residential real estate or consumer loans because repayment of the loans often depends on the successful operation of the property, the income stream of the borrowers, the accuracy of the estimate of the property’s value at completion of construction, and the estimated cost of construction. Such loans are generally more risky than loans secured by residential real estate or consumer loans because those loans are typically not secured by commercial real estate collateral. An adverse development with respect to one lending relationship could expose Mifflinburg to a significantly greater risk of loss compared with a single-family residential mortgage loan because Mifflinburg typically has more than one loan with such borrowers. Additionally, these loans typically involve larger loan balances to single borrowers or groups of related borrowers compared with single-family residential mortgage loans. Therefore, the deterioration of one or a few of these loans could cause a significant decline in the related asset quality. If Mifflinburg’s primary market areas experience an economic slowdown, these loans represent higher risk and could result in a sharp increase in loans charged off and could require Mifflinburg to significantly increase its allowance for credit losses, which could have a material adverse impact on its business, financial condition, results of operations, and cash flows.

Repayment of commercial business loans is often dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value.

Mifflinburg has commercial business loans as part of its loan portfolio. Mifflinburg’s commercial business loans are originated primarily based on the identified cash flow and general liquidity of the borrower and secondarily on the underlying collateral provided by the borrower and/or repayment capacity of any guarantor. The borrower’s cash flow may be unpredictable, and collateral securing these loans may fluctuate in value. Although commercial business loans are often collateralized by equipment, inventory, accounts receivable or other business assets, the liquidation of collateral in the event of default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories may be obsolete or of limited use. In addition, business assets may depreciate over time, may be difficult to appraise, and may fluctuate in value based on the success of the business. Accordingly, the repayment of commercial business loans depends primarily on the cash flow and credit worthiness of the borrower and secondarily on the underlying collateral value provided by the borrower and liquidity of the guarantor.

Mifflinburg’s decisions regarding allowance for credit losses and credit risk may materially and adversely affect its business.

Making loans and other extensions of credit is an essential element of Mifflinburg’s business. Although Mifflinburg seeks to mitigate risks inherent in lending by adhering to specific underwriting practices, Mifflinburg’s loans and other extensions of credit may not be repaid. The risk of nonpayment is affected by a number of factors, including:

•	the duration of the credit;

•	credit risks of a particular customer;

•	changes in economic and industry conditions; and

•	in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

Mifflinburg attempts to maintain an appropriate allowance for credit losses to provide for probable losses in its loan portfolio. Mifflinburg periodically determines the amount of the allowance based on consideration of several factors, including but not limited to:

•	an ongoing review of the quality, mix, and size of Mifflinburg’s overall loan portfolio;

•	Mifflinburg’s historical loan loss experience;

•	evaluation of economic conditions;

•	regular reviews of loan delinquencies and loan portfolio quality;

•	ongoing review of financial information provided by borrowers; and

•	the amount and quality of collateral, including guarantees, securing the loans.

The determination of the appropriate level of the allowance for credit losses inherently involves a high degree of subjectivity and requires Mifflinburg to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of Mifflinburg’s control, may require an increase in the allowance for credit losses. In addition, regulatory agencies periodically review Mifflinburg’s allowance for credit losses and may require an increase in the provision for credit losses or the recognition of further loan charge-offs, based on judgments different than those of management. If charge-offs in future periods exceed the allowance for credit losses, Mifflinburg will need additional provisions to increase the allowance for credit losses. Any increases in the allowance for credit losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on Mifflinburg’s financial condition and results of operations.

Mifflinburg may have higher credit losses than it has allowed for in its allowance for credit losses.

Mifflinburg’s actual credit losses could exceed its allowance for credit losses and therefore its allowance for credit losses may not be adequate. Industry experience shows that a portion of loans will become delinquent and a portion of loans will require partial or entire charge-off. Regardless of the underwriting criteria utilized, losses may be experienced as a result of various factors beyond Mifflinburg’s control, including among other things, changes in market conditions affecting the value of loan collateral and problems affecting borrower credit.

Mifflinburg relies heavily on its senior management team, and the unexpected loss of any of those personnel could adversely affect its operations.

Mifflinburg is a customer-focused and relationship-driven organization. Mifflinburg expects its future growth to be driven in a large part by the relationships maintained with its customers by its chief executive officer and by other senior officers. The unexpected loss of any of Mifflinburg’s key employees could have a material adverse effect on its business and operations, which would have an adverse effect on its business, results of operations, financial condition, and the value of its common stock.

The success of Mifflinburg’s strategy depends on its ability to identify and retain individuals with experience and relationships in its markets.

In order to be successful, Mifflinburg must identify and retain experienced key management members with local expertise and relationships. Competition for qualified personnel is intense and there are a limited number of qualified persons with knowledge of and experience in the community banking industry in Mifflinburg’s chosen geographic markets. Even if Mifflinburg identifies individuals that it believes could assist Mifflinburg, Mifflinburg may be unable to recruit these individuals away from more established banks. In addition, the process of identifying and recruiting individuals with the combination of skills and attributes required is often lengthy. Mifflinburg’s inability to identify, recruit, and retain talented personnel could limit its growth and could materially adversely affect its business, results of operations, financial condition, and the value of its common stock.

Changes in economic conditions, in particular an economic slowdown in the post-merger central Pennsylvania market area, could materially and negatively affect Mifflinburg’s business.

Mifflinburg’s business is directly impacted by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond Mifflinburg’s control. Any deterioration in economic conditions, whether caused by national or local concerns, and in particular in post-merger central Pennsylvania, could result in the following consequences, any of which could hurt Mifflinburg’s business materially: loan delinquencies may increase; problem assets and foreclosures may increase; demand for Mifflinburg’s products and services may decrease; low cost or noninterest bearing deposits may decrease; and collateral for loans made by Mifflinburg, especially real estate, may decline in value, reducing customers’ borrowing power and reducing the value of assets and collateral associated with Mifflinburg’s existing loans.

Commercial property values in the central Pennsylvania market area have remained steady over the past year due to low inventories of commercial properties being available for sale. Rental income has been increasing but slowing down. Housing values have been steady and are increasing slightly. No material increase in foreclosure activity has been observed. An economic downturn or prolonged recession, however, would likely result in deterioration of the quality of Mifflinburg’s loan portfolio and reduce Mifflinburg’s level of deposits, which in turn would hurt its business. If Mifflinburg experiences an economic downturn or a prolonged economic recession occurs in the economy as a whole, borrowers will be less likely to repay their loans as scheduled. Unlike many larger institutions, Mifflinburg is not able to spread the risks of unfavorable local economic conditions across a large number of diversified local economies. An economic downturn could, therefore, result in losses that materially and adversely affect Mifflinburg’s business.

The small- and medium-sized business target market may have fewer financial resources to weather a downturn in the economy.

Mifflinburg targets its commercial development and marketing strategy to serve the banking and financial services needs of small- and medium-sized businesses. These businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact this major economic sector in the markets in which Mifflinburg operates, its results of operations and financial condition, as well as the value of its common stock, may be adversely affected.

Higher FDIC deposit insurance premiums and assessments could adversely impact Mifflinburg’s financial condition.

Mifflinburg’s deposits are insured up to applicable limits by the Deposit Insurance Fund of the FDIC and are subject to deposit insurance assessments to maintain deposit insurance. As an FDIC-insured institution, Mifflinburg is required to pay quarterly deposit insurance premium assessments to the FDIC. Although Mifflinburg cannot predict what the insurance assessment rates will be, either a deterioration in its risk-based capital ratios or adjustments to the base assessment rates could have a material adverse impact on its business, financial condition, results of operations, and cash flows.

Changes in prevailing interest rates may reduce Mifflinburg’s profitability.

Mifflinburg’s results of operations depend in large part upon the level of its net interest income, which is the difference between interest income from interest-earning assets, such as loans and investment securities, and interest expense on interest-bearing liabilities, such as deposits and other borrowings. Depending on the terms and maturities of Mifflinburg’s assets and liabilities, a significant change in interest rates could have a material adverse effect on its profitability. Many factors cause changes in interest rates, including governmental monetary policies and domestic and international economic and political conditions. While Mifflinburg intends to manage the effects of changes in interest rates by adjusting the terms, maturities, and pricing of its assets and liabilities, its efforts may not be effective, and its financial condition and results of operations could suffer.

Mifflinburg may not be able to adequately anticipate and respond to changes in market interest rates.

Mifflinburg may be unable to anticipate changes in market interest rates, which are affected by many factors beyond its control including, but not limited to, inflation, recession, unemployment, money supply, monetary policy, and other changes that affect financial markets, both domestic and foreign. Mifflinburg’s net interest income is affected not only by the level and direction of interest rates, but also by the shape of the yield curve and relationships between interest sensitive instruments and key driver rates, as well as balance sheet growth, customer loan and deposit preferences, and the timing of changes in these variables. In the event interest rates increase, Mifflinburg’s interest costs on liabilities may increase more rapidly than its income on interest earning assets, resulting in a deterioration of its net interest margin. As such, fluctuations in interest rates could have a material adverse effect on Mifflinburg’s financial condition and results of operations.

Mifflinburg may be adversely affected by the soundness of other financial institutions.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. Mifflinburg has exposure to many different industries and counterparties, and routinely executes transactions with counterparties in the financial services industry, including commercial banks, brokers and dealers, investment banks, and other institutional clients. Many of these transactions expose Mifflinburg to credit risk in the event of a default by a counterparty or client. In addition, Mifflinburg’s credit risk may be exacerbated when the collateral held by Mifflinburg cannot be realized upon or is liquidated at prices not sufficient to recover the full amount of the credit or derivative exposure due to Mifflinburg. Any such losses could have a material adverse effect on Mifflinburg’s financial condition and results of operations.

Competition with other financial institutions may have an adverse effect on Mifflinburg’s ability to retain and grow its client base, which could have a negative effect on its financial condition or results of operations.

The banking and financial services industry is very competitive and includes services offered from other banks, savings and loan associations, credit unions, mortgage companies, other lenders, and institutions offering uninsured investment alternatives. Legal and regulatory developments have made it easier for new and sometimes unregulated competitors to compete with Mifflinburg. The financial services industry has and is experiencing an ongoing trend towards consolidation in which fewer large national and regional banks and other financial institutions are replacing many smaller and more local banks. These larger banks and other financial institutions hold a large accumulation of assets and have significantly greater resources and a wider geographic presence or greater accessibility. In some instances, these larger entities operate without the traditional brick and mortar facilities that restrict geographic presence. Some competitors have more aggressive marketing campaigns and better brand recognition, and are able to offer more services, more favorable pricing or greater customer convenience than Mifflinburg. In addition, competition has increased from new banks and other financial services providers that target Mifflinburg’s existing or potential customers. As consolidation continues among large banks, Mifflinburg expects other smaller institutions to try to compete in the markets Mifflinburg plans to serve. This competition could reduce Mifflinburg’s net income by decreasing the number and size of the loans that it originates and the interest rates it charges on these loans. Additionally, these competitors may offer higher interest rates, which could decrease the deposits Mifflinburg attracts or require it to increase rates to retain existing deposits or attract new deposits. Increased deposit competition could adversely affect Mifflinburg’s ability to generate the funds necessary for lending operations which could increase its cost of funds.

The financial services industry could become even more competitive as a result of legislative, regulatory and technological changes and continued consolidation. Banks, securities firms and insurance companies can merge as part of a financial holding company, which can offer virtually any type of financial service, including banking, securities underwriting, insurance (both agency and underwriting) and merchant banking. Technological developments have allowed competitors, including some non-depository institutions, to compete more effectively in local markets and has expanded the range of financial products, services and capital available to Mifflinburg’s target customers. If Mifflinburg is unable to implement, maintain and use such technologies effectively, it may not be able to offer products or achieve cost-efficiencies necessary to compete in the industry. In addition, some of these competitors have fewer regulatory constraints and lower cost structures.

Liquidity needs could adversely affect Mifflinburg’s financial condition and results of operation.

The primary sources of funds of Mifflinburg are customer deposits and loan repayments. While scheduled loan repayments are a relatively stable source of funds, they are subject to the ability of borrowers to repay the loans. The ability of borrowers to repay loans can be adversely affected by a number of factors, including changes in economic conditions, adverse trends or events affecting business industry groups, reductions in real estate values or markets, business closings or lay-offs, inclement weather, which could be exacerbated by potential climate change, natural disasters and international instability.

Additionally, deposit levels may be affected by a number of factors, including rates paid by competitors, general interest rate levels, regulatory capital requirements, returns available to customers on alternative investments and general economic conditions. Accordingly, Mifflinburg may be required from time to time to rely on secondary sources of liquidity to meet withdrawal demands or otherwise fund operations. Such sources include proceeds from Federal Home Loan Bank advances, sales of investment securities and loans, and federal funds lines of credit from correspondent banks, as well as out-of-market time deposits. While Mifflinburg believes that these sources are currently adequate, there can be no assurance they will be sufficient to meet future liquidity demands, particularly if Mifflinburg continues to grow and experience increasing loan demand. Mifflinburg may be required to slow or discontinue loan growth, capital expenditures or other investments or liquidate assets should such sources not be adequate.

Technological advances impact Mifflinburg’s business; its information systems may experience an interruption or breach in security and adversely impact Mifflinburg’s reputation and results of operations.

To conduct Mifflinburg’s business, it relies heavily on new technology-driven products and services, communications and information systems. Mifflinburg’s future success will depend, in part, on its ability to address the needs of Mifflinburg’s customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in operations. Any failure, interruption or breach of the security of Mifflinburg’s information systems could result in failures or disruptions in its customer relationship management, general ledger, deposit, loan and other systems. While Mifflinburg has policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of Mifflinburg’s information systems, there can be no assurance that Mifflinburg can prevent any such failures, interruptions or security breaches or, if they do occur, that they will be adequately addressed. During the normal course of Mifflinburg’s business, it has experienced and it expects to continue to experience attempts to breach its systems, none of which has been material to Mifflinburg to date, and it may be unable to protect sensitive data (including confidential customer information) and the integrity of its systems. Such threats may rise from human error, fraud or malice on the part of employees or third parties, or may result from accidental technological failure. The occurrence of any failures, interruptions or security breaches of Mifflinburg’s information systems could damage its reputation, result in a loss of customer business, subject it to additional regulatory scrutiny, increased security protection and remediation costs, or expose it to civil litigation and possible financial liability, any of which could have a material adverse effect on its financial condition and results of operations as well as the value of its securities. Mifflinburg carries insurance to partially offset the risk of loss; however, there can be no assurance that policy limits or policy exclusions would adequately protect Mifflinburg from a related loss.

Mifflinburg’s controls and procedures may fail or be circumvented.

Mifflinburg regularly reviews and updates its internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well-designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of Mifflinburg’s controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on its business, results of operations and financial condition.

Negative public opinion surrounding Mifflinburg and the financial institutions industry generally could damage its reputation and adversely impact its earnings.

Reputation risk, or the risk to Mifflinburg’s business, earnings and capital from negative public opinion surrounding Mifflinburg and the financial institutions industry generally, is inherent in its business. Negative public opinion can result from Mifflinburg’s actual or alleged conduct in any number of activities, including lending practices, corporate governance and acquisitions, and from actions taken by government regulators and community organizations in response to those activities. Negative public opinion regarding the banking and financial services industries generally, such as the public reaction to the Silicon Valley Bank, Signature Bank, First Republic Bank and Republic First Bank failures, also can negatively affect Mifflinburg. Negative public opinion can adversely affect Mifflinburg’s ability to keep and attract clients and employees and can expose it to litigation and regulatory action. Although Mifflinburg takes steps to minimize reputation risk in dealing with its clients and communities, this risk will always be present given the nature of its business.

Mifflinburg is subject to extensive government regulation and supervision that could interfere with its ability to conduct its business and may negatively impact its financial results, restrict its activities, have an adverse impact on its operations, and impose financial requirements or limitations on the conduct of its business.

Mifflinburg, primarily through Mifflinburg Bank, is subject to extensive federal and state regulation and supervision. Banking regulations are primarily intended to protect depositors’ funds, the Federal Deposit Insurance Fund and the safety and soundness of the banking system as a whole, not stockholders. These regulations affect Mifflinburg’s lending practices, capital structure, investment practices, dividend policy and growth, among other things. Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including changes in interpretation or implementation of statutes, regulations or policies, could affect Mifflinburg in substantial and unpredictable ways. Such changes could subject Mifflinburg to additional costs, limit the types of financial services and products it may offer, and/or limit the pricing it may charge on certain banking services, among other things. Mifflinburg will have to apply resources to ensure that it is in compliance with any changes to statutes, regulations or regulatory policies, including changes in interpretations or implementation, which may increase its costs of operations and adversely impact its earnings.

Mifflinburg faces a risk of noncompliance and enforcement action with the Bank Secrecy Act and other anti- money laundering statutes and regulations.

The Bank Secrecy Act, as amended by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, which we refer to as the Patriot Act, and other laws and regulations require financial institutions, among other duties, to institute and maintain effective anti-money laundering programs and file suspicious activity and currency transaction reports as appropriate. The Financial Crimes Enforcement Network, established by the U.S. Treasury to administer the Bank Secrecy Act, is authorized to impose significant civil money penalties for violations of those requirements and has recently engaged in coordinated enforcement efforts with the individual federal banking regulators, as well as the U.S. Department of Justice, Drug Enforcement Administration and Internal Revenue Service. There is also increased scrutiny of compliance with the rules enforced by the Office of Foreign Assets Control, which we refer to as OFAC. Over the past several years, Federal and state bank regulators also have increased their focus on compliance with Bank Secrecy Act and anti-money laundering regulations. If Mifflinburg’s policies, procedures and systems are deemed deficient or the policies, procedures and systems of the financial institutions that it has already acquired or may acquire in the future are deficient, it would be subject to liability, including fines and regulatory actions such as restrictions on its ability to pay dividends and the necessity to obtain regulatory approvals to proceed with certain aspects of its business plan, including its acquisition plans, which would negatively impact its business, financial condition and results of operations. Failure to maintain and implement adequate programs to combat money laundering and terrorist financing could also have serious reputational consequences for Mifflinburg.

Regulations relating to privacy, information security and data protection could increase Mifflinburg’s costs, affect or limit how it collects and uses personal information and adversely affect its business opportunities.

Mifflinburg is subject to various privacy, information security and data protection laws, including requirements concerning security breach notification, and it could be negatively impacted by these laws. For example, Mifflinburg’s business is subject to the Financial Services Modernization Act of 1999, also known as the Gramm- Leach-Bliley Act, which, among other things: (i) imposes certain limitations on its ability to share nonpublic personal information about its customers with nonaffiliated third parties; (ii) requires that it provide certain disclosures to customers about its information collection, sharing and security practices and afford customers the right to “opt out” of any information sharing by Mifflinburg with nonaffiliated third parties (with certain exceptions) and (iii) requires it develop, implement and maintain a written comprehensive information security program containing safeguards appropriate based on its size and complexity, the nature and scope of its activities, and the sensitivity of customer information it processes, as well as plans for responding to data security breaches. Various state and federal banking regulators and states have also enacted data security breach notification requirements with varying levels of individual, consumer, regulatory or law enforcement notification in certain circumstances in the event of a security breach. This includes increased privacy-related enforcement activity at the federal level, by the Federal Trade Commission, as well as at the state level, such as with regard to mobile applications. Moreover, legislators and regulators in the United States are increasingly adopting or revising privacy, information security and data protection laws that potentially could have a significant impact on Mifflinburg’s current and planned privacy, data protection and information security-related practices, Mifflinburg’s collection, use, sharing, retention and safeguarding of consumer or employee information, and some of its current or planned business activities. This could also increase Mifflinburg’s costs of compliance and business operations and could reduce income from certain business initiatives.

Compliance with current or future privacy, data protection and information security laws (including those regarding security breach notification) affecting customer or employee data to which Mifflinburg is subject could result in higher compliance and technology costs and could restrict its ability to provide certain products and services, which could have a material adverse effect on its business, financial conditions or results of operations. Mifflinburg’s failure to comply with privacy, data protection and information security laws could result in potentially significant regulatory or governmental investigations or actions, litigation, fines, sanctions and damage to its reputation, which could have a material adverse effect on its business, results of operations, financial condition, and the value of its securities.

Mifflinburg’s use of third party vendors and their other ongoing third party business relationships are subject to increasing regulatory requirements and attention.

Mifflinburg regularly uses third party vendors as part of its business. Mifflinburg also has substantial ongoing business relationships with other third parties. These types of third party relationships are subject to increasingly demanding regulatory requirements and attention by Mifflinburg’s federal bank regulators. Regulatory guidance requires all banking organizations to enhance due diligence, ongoing monitoring and control over organizations’ third party vendors and other ongoing third party business relationships. Mifflinburg expects that its regulators will hold it responsible for any deficiencies in its oversight and control of its third party relationships and in the performance of the parties with which it has these relationships. As a result, if Mifflinburg’s regulators conclude that it has not exercised adequate oversight and control over its third party vendors or other ongoing third party business relationships or that such third parties have not performed appropriately, Mifflinburg could be subject to enforcement actions, including civil money penalties or other administrative or judicial penalties or fines as well as requirements for customer remediation, any of which could have a material adverse effect on its business, results of operations, financial condition, and the value of its securities.

Mifflinburg is limited in the amount it can lend to one borrower.

Mifflinburg is limited in the amount that it can lend to a single borrower to 15% of Mifflinburg Bank’s capital and surplus, with an additional 10% available for certain loans meeting heightened collateral requirements. However, Mifflinburg generally imposes an internal limit that is more conservative than the legal maximum. Mifflinburg’s lending limit is significantly less than the limit for many of its competitors and may affect its ability to seek relationships with larger businesses in its market area. From time to time, Mifflinburg attempts to accommodate larger loans by selling participations in those loans to other financial institutions. However, Mifflinburg cannot ensure that it will be able to attract or maintain customers seeking larger loans or that it will be able to sell participations in such loans on terms it considers favorable. Mifflinburg’s inability to attract and maintain these customers or its inability to sell loan participations on favorable terms could adversely impact its business, financial condition, results of operation, and the value of its securities.

The Federal Reserve may require Mifflinburg to commit capital resources to support Mifflinburg Bank and, post-merger, Mifflinburg Bank.

The Federal Reserve requires a bank holding company to act as a source of financial and managerial strength to a subsidiary bank and to commit resources to support such subsidiary bank. Under the “source of strength” doctrine, the Federal Reserve may require a bank holding company to make capital injections into a troubled subsidiary bank and may charge the bank holding company with engaging in unsafe and unsound practices for failure to commit resources to such a subsidiary bank. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) directs the federal bank regulators to require that all companies that directly or indirectly control an insured depository institution serve as a source of financial strength for the institution. Under these requirements, in the future, Mifflinburg could be required to provide financial assistance to Mifflinburg Bank if it experiences financial distress.

A capital infusion may be required at times when Mifflinburg does not have the resources to provide it, and therefore Mifflinburg may be required to borrow the funds. In the event of a bank holding company’s bankruptcy, the bankruptcy trustee will assume any commitment by the holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank. Moreover, bankruptcy law provides that claims based on any such commitment will be entitled to a priority of payment over the claims of the holding company’s general unsecured creditors, including the holders of its note obligations. Thus, any borrowing that must be done by the holding company in order to make the required capital injection becomes more difficult and expensive and will adversely impact the holding company’s cash flows, financial condition, results of operations and prospects.

Mifflinburg may be subject to more stringent capital requirements in the future.

From time to time, Mifflinburg’s banking regulators change the regulatory capital adequacy guidelines applicable to it and its banking subsidiary. In December 2010 and January 2011, the Basel Committee on Banking Supervision published the final texts of reforms on capital and liquidity generally referred to as “Basel III.” The federal regulatory agencies adopted capital rules implementing the Basel III capital framework in the United States.

Under these rules, Mifflinburg is required to satisfy additional, more stringent, capital adequacy standards than it has in the past. Mifflinburg has met all of the requirements of the Basel III-based capital rules to date, but Mifflinburg may fail to do so in the future. In addition, these requirements could have a negative impact on Mifflinburg’s ability to lend, grow deposit balances, make acquisitions or make capital distributions in the form of dividends or share repurchases. Higher capital levels could also lower Mifflinburg’s return on equity, which may negatively impact its business, results of operations, financial condition, and the value of its securities.

Risks Related to an Investment in Mifflinburg Common Stock

There is a limited trading market in Mifflinburg common stock, which will hinder your ability to sell Mifflinburg common stock and may lower the market price of the stock.

Although Mifflinburg common stock is quoted on OTC Pink, Mifflinburg common stock is traded only sporadically. An active trading market for shares of Mifflinburg common stock may never develop or be sustained. Northumberland shareholders receiving shares of Mifflinburg common stock may not be able to sell such shares when they desire if a liquid trading market does not develop or sell them at a price equal to or above the market value of the merger consideration even if a liquid trading market does develop. This limited trading market for Mifflinburg common stock may also result in a lower market value of Mifflinburg common stock.

Mifflinburg can provide no assurance regarding whether, and if so when, it will make dividend payments in the future.

All dividends paid by Mifflinburg in the future will be dependent on Mifflinburg’s financial condition, results of operations, and cash flows, as well as capital regulations and dividend restrictions imposed by the rules and regulations of the PADOBS, the FDIC, and the Federal Reserve. The Federal Reserve and the FDIC have issued policy statements, which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings. The FDIC also has the authority under federal law to enjoin a bank from engaging in what in its opinion constitutes an unsafe or unsound practice in conducting its business, including the payment of a dividend under certain circumstances. Mifflinburg can provide no assurance regarding whether, and if so when, it will make dividend payments in the future.

Mifflinburg common stock is not FDIC insured and may lose value.

Shares of Mifflinburg common stock are not savings accounts or deposits and are not insured or guaranteed by the FDIC, or any other governmental agency, and involve investment risk, including the possible loss of the entire value of the investment.

ESOP participants have put options to sell company shares distributed to them by the ESOP upon termination of employment or for diversification at the then current fair market value of the shares which, if exercised, may adversely affect Mifflinburg’s post-merger capital levels.

Mifflinburg and Northumberland have each established employee stock ownership plans or ESOPs in which most employees participate.  Mifflinburg and Northumberland have agreed to merge the ESOPs following the completion of the merger.  Pursuant to the Internal Revenue Code and the terms and conditions of the ESOPs, a plan participant who receives, upon termination of employment or for diversification, a distribution of employer stock that is not readily tradable on an established market, also has the option to sell the stock to the company (or at the company’s option, to the ESOP) at its then fair market value within two separate exercise periods of not less than 60 days, which we refer to as a put option. The first exercise period begins on the date of distribution of the stock and the second exercise period begins when the employee is notified of the new determination of the fair market value of the stock in the following ESOP plan year.  Under applicable accounting rules, Mifflinburg, Northumberland and the post-merger Mifflinburg are required to reflect on their respective balance sheets, outside of stockholders’ equity (but not as a liability), the company’s maximum cash obligation in connection with such put options for the total number of shares held by the ESOP.  While Mifflinburg considers it to be highly unlikely that all of the put options would be exercised at one time (because the put options are exercisable only for limited periods of time in connection with when a participant’s employment is terminated or for diversification), in the event all of the participants would exercise put options for all of the ESOP shares at or about the same time, the post-merger Mifflinburg’s stockholders’ equity would be reduced by the amount of the maximum cash obligation to ESOP shares shown on the company’s balance sheet.  The payment of such amount may negatively impact the post-merger Mifflinburg’s capital adequacy ratios and may require the company to seek additional capital to improve its capital position and to fund the purchase of the shares. There can be no assurance that if such additional capital would be required, that it could be raised at the required time in the necessary amounts and with acceptable pricing.  See “UNAUDITED CONSOLIDATED COMPARATIVE STOCKHOLDERS’ EQUITY” beginning on page 43, “THE MERGER—Background of the Merger” beginning on page 106, “Mifflinburg Reasons for the Merger” beginning on page 111, “Northumberland Reasons for the Merger; Recommendation of Northumberland’s Board of Directors” beginning on page 115, and “Opinion of Northumberland’s Financial Advisor” beginning on page 120, for discussion of the impact of the accounting treatment for the maximum cash obligation to ESOP shares on certain per share information and the merger.

Risks Related to Mifflinburg

The use of estimates and valuations in the preparation of Mifflinburg’s consolidated financial statements requires the exercise of judgment, and may be different from actual results, which could have a material adverse effect on Mifflinburg’s consolidated financial statements.

Mifflinburg makes various estimates that affect reported amounts and disclosures. Broadly, those estimates are used in measuring the fair value of certain financial instruments, establishing the provision for credit losses and estimating potential litigation liability. Market volatility may make it difficult to determine the fair value for certain of Mifflinburg’s assets and liabilities. Subsequent valuations, in light of factors then prevailing, may result in significant changes in the values of these financial instruments in future periods. In addition, at the time of any sales and settlements of these assets and liabilities, the price Mifflinburg ultimately realizes will depend on the demand and liquidity in the market at that time for that particular type of asset or liability and may be materially lower than its estimate of their current fair value. Estimates are based on available information and judgment. Therefore, actual values and results could differ from Mifflinburg’s estimates, and that difference could have a material adverse effect on its consolidated financial statements.

Mifflinburg shareholders have limited control over changes in Mifflinburg’s policies and operations, which increases the uncertainty and risks that shareholders face.

The Board of Directors of Mifflinburg determine the major policies of Mifflinburg, including its policies regarding growth and distributions. The Board of Directors may amend or revise these and other policies without a vote of the shareholders. The Board of Directors’ broad discretion in setting policies and shareholders’ inability to exert control over those policies increases the uncertainty and risks the shareholders face.

The Mifflinburg articles of incorporation permit the Board of Directors to issue stock with terms that may subordinate the rights of the holders of Mifflinburg common stock or discourage a third party from acquiring Mifflinburg in a manner that could result in a premium price to shareholders.

The Board of Directors may classify or reclassify any unissued shares of Mifflinburg common stock, classify any unissued shares of Mifflinburg preferred stock and reclassify any previously classified but unissued shares of Mifflinburg preferred stock into other classes or series of stock and set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of any such stock. Thus, the Board of Directors could authorize the issuance of preferred stock with priority as to distributions and amounts payable upon liquidation over the rights of the holders of Mifflinburg common stock. Such preferred stock could also have the effect of delaying, deferring or preventing a change in control of Mifflinburg, including an extraordinary transaction (such as a merger, tender offer or sale of all or substantially all of Mifflinburg’s assets) that might provide a premium price to holders of Mifflinburg common stock.

The Mifflinburg articles of incorporation contain other provisions that may be considered anti-takeover in purpose or effect and may discourage a third party from acquitting Mifflinburg in a manner that could result in a premium price to shareholders.

The Mifflinburg bylaws provide for a classified board of directors consisting of three classes. Each director generally holds office for a three year term. The terms of the classes are staggered so that the term of office of one class expires each year. As a result, it would take two annual elections to elect a majority of the directors. The Mifflinburg articles of incorporation require the approval of two-thirds (2/3) of all of the outstanding shares of Mifflinburg common stock for any merger, consolidation or similar transaction to which Mifflinburg would be a party, unless the transaction has been approved by eighty percent (80%) of the entire board of directors, in which case, only a majority of the votes cast by all shareholders entitled to vote is required (approval by the shareholders is not required, however, in connection with a transaction for which approval by shareholders is not required by the PBCL, except in certain circumstances specified by the articles of incorporation). The Mifflinburg articles of incorporation require advance notice of any shareholder proposal to be considered at a meeting of the shareholders and of any shareholder nominations for director. See “DESCRIPTION OF MIFFLINBURG CAPITAL STOCK” beginning on page 163, and “COMPARISON OF THE RIGHTS OF MIFFLINBURG SHAREHOLDERS AND NORTHUMBERLAND SHAREHOLDERS” beginning on page 166.

THE NORTHUMBERLAND SPECIAL MEETING

This section contains information for Northumberland shareholders about the special meeting that Northumberland has called to allow Northumberland shareholders to consider and vote on the Northumberland merger proposal, the Northumberland compensation proposal and the Northumberland adjournment proposal. This proxy statement/prospectus is accompanied by a notice of the Northumberland special meeting and a form of proxy card that the Northumberland board of directors is soliciting for use by Northumberland shareholders at the Northumberland special meeting and at any adjournments or postponements of the special meeting.

Date, Time and Place of the Meeting

The Northumberland special meeting will be held virtually via the Internet on April 29, 2025 at 10:00 a.m., Eastern Time. The Northumberland special meeting will be held in a virtual only meeting format conducted by live webcast. Shareholders may participate in the virtual meeting by accessing www.virtualshareholdermeeting.com/NUBC2025SM.

Matters to Be Considered

At the Northumberland special meeting, Northumberland shareholders will be asked to consider and vote upon the following proposals:

•	the Northumberland merger proposal;

•	the compensation proposal; and

•	the Northumberland adjournment proposal.

Recommendation of Northumberland’s Board of Directors

The Northumberland board of directors recommends that you vote “FOR” the Northumberland merger proposal, “FOR” the Northumberland compensation proposal and “FOR” the Northumberland adjournment proposal. See “THE MERGER—Northumberland’s Reasons for the Merger; Recommendation of Northumberland’s Board of Directors” beginning on page 115 for a more detailed discussion of the Northumberland board of directors’ recommendation.

Record Date and Quorum

The Northumberland board of directors has fixed the close of business on March 6, 2025 as the record date for the determination of Northumberland shareholders entitled to notice of and to vote at the Northumberland special meeting. As of the Northumberland record date, there were 1,311,858 shares of Northumberland common stock outstanding.

Holders of a majority of the outstanding shares of Northumberland common stock entitled to vote at the Northumberland special meeting must be present, either in attendance virtually via the Northumberland special meeting website or by proxy, to constitute a quorum at the Northumberland special meeting. If you fail to submit a proxy prior to the special meeting or to attend the Northumberland special meeting virtually via the Northumberland special meeting website, your shares of Northumberland common stock will not be counted towards a quorum. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, provided that with respect to shares represented by proxy, such shares have been voted on any issue other than a procedural motion, Broker non-votes will not be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum, but broker non-votes are not expected at the meeting.

Under the Northumberland bylaws, if a quorum is not present at the Northumberland special meeting, the holders of a majority of the shares of Northumberland common stock entitled to vote who are present virtually via the Northumberland special meeting website or by proxy at the Northumberland special meeting may adjourn the Northumberland special meeting.

At the Northumberland special meeting, each share of Northumberland common stock is entitled to one (1) vote on all matters properly submitted to Northumberland shareholders.

As of the close of business on the record date, Northumberland directors and named executive officers and their affiliates were entitled to vote an aggregate of 428,174 shares of Northumberland common stock at the Northumberland special meeting, which represents approximately 32.64% of the issued and outstanding shares of Northumberland common stock entitled to vote at the Northumberland special meeting.

Each director and certain key officers of Northumberland, solely in such director’s or key officer’s capacity as a shareholder of Northumberland, has entered into a voting agreement with Mifflinburg requiring each of them to vote all shares of Northumberland common stock owned by such person and over which they have sole voting power “FOR” the Northumberland merger proposal. As of the record date, these directors and key officers held 428,204 shares of Northumberland common stock that were subject to the voting agreements, which represented approximately 32.64% of the outstanding shares of Northumberland common stock.

Broker Non-Votes

A broker non-vote occurs when a bank, broker, trustee or other nominee is not permitted to vote on a

“non-routine” matter without instructions from the beneficial owner of the shares and the beneficial owner fails to provide the bank, broker, trustee or other nominee with such instructions. Broker non-votes only count toward a quorum if at least one (1) proposal is presented with respect to which the bank, broker, trustee or other nominee has discretionary authority. It is expected that all proposals to be voted on at the Northumberland special meeting will be “non-routine” matters, and, as such, we expect there will be no broker non-votes, but if any are submitted, they will not be counted as present and entitled to vote for purposes of determining a quorum at the Northumberland special meeting. If your bank, broker, trustee or other nominee holds your shares of Northumberland common stock in “street name,” such entity will vote your shares of Northumberland common stock only if you provide instructions on how to vote by complying with the instructions provided to you by your bank, broker, trustee or other nominee with this proxy statement/prospectus.

Vote Required; Treatment of Abstentions and Failure to Vote

Northumberland merger proposal:

Vote required: Approval of the Northumberland merger proposal requires the affirmative vote of a majority of the votes cast at the Northumberland special meeting. Approval of the Northumberland merger proposal is a condition to the completion of the merger.

Effect of abstentions and failure to vote: If you are present at the Northumberland special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” or if you fail to vote at all, it will have no effect on the outcome of the merger proposal.

Northumberland compensation proposal:

Vote Required: A non-binding advisory approval of the Northumberland compensation proposal requires the affirmative vote of a majority of the votes cast at the Northumberland special meeting. Approval of the Northumberland compensation proposal is not a condition to the completion of the merger.

Effect of abstentions and failure to vote: If you are present at the Northumberland special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” or fail to vote at all, it will have no effect on the outcome of the Northumberland compensation proposal.

Northumberland adjournment proposal:

Vote required: Approval of the Northumberland adjournment proposal requires the affirmative vote of a majority of the votes cast by the Northumberland shareholders at the Northumberland special meeting. Approval of the Northumberland adjournment proposal is not a condition of the completion of the merger.

Effect of abstentions and failure to vote: If you are present at the Northumberland special meeting and abstain from voting, or respond by proxy with an “ABSTAIN,” or if you otherwise fail to vote, it will have no effect on the outcome of such proposal.

Attending the Virtual Special Meeting

The Northumberland special meeting may be accessed via the Northumberland special meeting website where Northumberland shareholders will be able to listen to the Northumberland special meeting, submit questions and vote online. You are entitled to attend the Northumberland special meeting via the Northumberland special meeting website only if you were a shareholder of record at the close of business on the record date, in which case you are a record holder; or if you held your Northumberland shares beneficially in the name of a bank, broker, trustee or other nominee as of the close of business on the record date, in which case you are a beneficial owner; or if you hold a valid proxy for the Northumberland special meeting.

If you are a record holder, you will be able to attend the Northumberland special meeting virtually, ask questions and vote during the meeting by visiting www.virtualshareholdermeeting.com/NUBC2025SM and following the instructions. You will need your control number, which can be found on your notice, proxy card or voting instruction form, to access the meeting.

If you are a beneficial owner, in order to participate in the Northumberland special meeting, you must first obtain a legal proxy from your broker, bank or other nominee reflecting the number of shares of Northumberland common stock you held as of the record date, your name and email address. You must then submit a request for registration to Stephanie Kahley, via email at skahley@norrybank.com. Please review this information prior to the Northumberland special meeting to ensure you have access. See “Shares Held in Street Name’ below for further information.

Shareholders will have substantially the same opportunities to participate in the virtual Northumberland special meeting as they would have at a physical in person meeting. Shareholders as of the record date will be able to attend, vote and submit questions during a portion of the meeting via the online platform. To ensure the Northumberland special meeting is conducted in a manner that is fair to all shareholders, we may exercise discretion in determining the order in which questions are answered and the amount of time devoted to any one question. We reserve the right to edit or reject questions we deem inappropriate or not relevant to the Northumberland special meeting’s limited purpose.

Proxies

A holder of Northumberland common stock may vote by proxy or at the Northumberland special meeting via the Northumberland special meeting website. If you hold your shares of Northumberland common stock in your name as a record holder, to submit a proxy, you may use one of the following methods:

•	by telephone: by calling the toll-free number indicated on the accompanying proxy card and following the recorded instructions;

•	through the Internet: by visiting the website indicated on the accompanying proxy card and following the instructions; or

•	by completing and returning the accompanying proxy card in the enclosed postage-paid envelope. The envelope requires no additional postage if mailed in the United States.

Northumberland requests that Northumberland shareholders vote by telephone, over the Internet or by completing and signing the accompanying proxy card and returning it to Northumberland as soon as possible in the enclosed postage-paid envelope. When the accompanying proxy card is properly executed, or when you properly submit your proxy by telephone or through the Internet, the shares of Northumberland common stock represented by your proxy will be voted at the Northumberland special meeting in accordance with your instructions. If you submit a proxy but do not specify how you want your shares to be voted, your proxy will be voted “FOR” the Northumberland merger proposal, “FOR” the Northumberland compensation proposal and “FOR” the Northumberland adjournment proposal.

If you are a beneficial owner, you should check the voting form used by your bank, broker, trustee or other nominee to determine whether you may vote by telephone or the Internet.

Every vote is important. Accordingly, you should sign, date and return the enclosed proxy card, or submit your proxy via the Internet or by telephone, whether or not you plan to attend the Northumberland special meeting virtually via the Northumberland special meeting website. Submitting a proxy will not prevent you from voting your shares via the Northumberland special meeting website because you may revoke your proxy at any time before it is voted.

Shares Held in Street Name

If your shares are held in “street name” through a bank, broker, trustee or other nominee, you must instruct the bank, broker, trustee or other nominee on how to vote your shares. Your bank, broker, trustee or other nominee will vote your shares only if you provide specific instructions on how to vote by following the instructions provided to you by your bank, broker, trustee or other nominee.

Further, banks, brokers, trustees or other nominees who hold shares of Northumberland common stock on your behalf may not give a proxy to Northumberland to vote those shares with respect to any of the proposals without specific instructions from you, because banks, brokers, trustees and other nominees do not have discretionary voting power on the proposals that will be voted upon at the Northumberland special meeting, including the Northumberland merger proposal, the Northumberland compensation proposal and the Northumberland adjournment proposal.

Revocability of Proxies

If you directly hold shares of Northumberland common stock in your name as a record holder, you can change your vote at any time before your proxy is voted at the Northumberland special meeting. You can do this by:

•	submitting a written statement that you would like to revoke your proxy to the corporate secretary of Northumberland;

•	signing and returning a proxy card with a later date prior to the Northumberland special meeting;

•	attending the Northumberland special meeting virtually and voting at the Northumberland special meeting via the Northumberland special meeting website; or

•	voting by telephone or the Internet at a later time prior to the Northumberland special meeting.

If your shares are held in street name, you should follow your bank’s, broker’s, trustee’s or other nominee’s instructions regarding the revocation of proxies.

Attendance virtually at the Northumberland special meeting will not, in and of itself, constitute revocation of a proxy. A revocation or later-dated proxy received by Northumberland after the vote will not affect the vote. Written notices of revocation and other communications regarding the revocation of your proxy should be addressed to Northumberland Bancorp, 245 Front Street, Northumberland, PA 17857, Attention: Corporate Secretary. If the Northumberland virtual special meeting is postponed or adjourned, it will not affect the ability of Northumberland shareholders of record as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described above.

Delivery of Proxy Materials

As permitted by applicable law, only one (1) copy of this proxy statement/prospectus is being delivered to Northumberland shareholders residing at the same address, unless such Northumberland shareholders have notified Northumberland of their desire to receive multiple copies of the proxy statement/prospectus.

Northumberland will promptly deliver, upon oral or written request, a separate copy of the proxy statement/prospectus to any Northumberland shareholder residing at an address to which only one (1) copy of such document was mailed. Requests for additional copies should be directed to Corporate Secretary, Stephanie Kahley, at the following address: 245 Front Street, Northumberland, PA 17857, or by telephone at (570) 701-3529.

Solicitation of Proxies

Mifflinburg and Northumberland will share equally the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. Mifflinburg agreed to pay the SEC filing fee for the registration of its common stock to be issued in the merger. To assist in the solicitation of proxies, Northumberland reserves the right to retain a proxy solicitor. If Northumberland would engage a proxy solicitor, Northumberland management believes that the cost would not be material. Northumberland and its proxy solicitor, if any, may also request banks, brokers, trustees and other intermediaries holding shares of Northumberland common stock beneficially owned by others to send this document to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of Northumberland. No additional compensation will be paid to Northumberland’s directors, officers or employees for solicitation.

You should not send in any Northumberland stock certificates with your proxy card (or, if you are a beneficial owner, your voting instruction card). The exchange agent will mail a transmittal letter with instructions for the surrender of stock certificates to Northumberland shareholders as soon as practicable after completion of the merger.

Other Matters to Come Before the Northumberland Special Meeting

Northumberland management knows of no other business to be presented at the Northumberland special meeting, but if any other matters are properly presented to the meeting or any adjournments thereof, the persons named in the proxies will vote upon them in accordance with the Northumberland board of directors’ recommendation.

Assistance

If you need assistance in completing your proxy card, have questions regarding Northumberland’s special meeting or would like additional copies of this proxy statement/prospectus, please contact Northumberland’s Corporate Secretary at 245 Front Street, Northumberland, PA 17857, (570) 701-3529.

NORTHUMBERLAND

PROPOSALS

PROPOSAL 1: NORTHUMBERLAND MERGER PROPOSAL

Pursuant to the merger agreement, Northumberland is asking Northumberland shareholders to approve the merger agreement. Northumberland shareholders should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the transactions contemplated thereby. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.

After careful consideration, the Northumberland board of directors, by a unanimous vote of all directors, approved the merger agreement and declared the merger agreement and the transactions contemplated thereby, including the merger, to be advisable and in the best interest of Northumberland and Northumberland shareholders. See “THE MERGER—Northumberland’s Reasons for the Merger; Recommendation of Northumberland’s Board of Directors” beginning on page 115 for a more detailed discussion of the Northumberland board of directors’ recommendation.

The approval of the Northumberland merger proposal by Northumberland shareholders is a condition to the completion of the merger.

The Northumberland board of directors unanimously recommends a vote "FOR" the Northumberland merger proposal.

PROPOSAL 2: NORTHUMBERLAND COMPENSATION PROPOSAL

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Northumberland is required to submit to a non-binding advisory shareholder vote certain compensation that may be paid or become payable to Northumberland’s named executive officers that is based on or otherwise relates to the merger as set forth in the section “INFORMATION ABOUT NORTHUMBERLAND AND NORRY BANK - Executive Compensation; Potential Payments upon a Change in Control” beginning on page 90.  The Northumberland compensation proposal gives Northumberland shareholders the opportunity to express their views on the merger-related compensation of Northumberland’s named executive officers.

Accordingly, Northumberland is asking Northumberland shareholders to vote “FOR” the adoption of the following resolution, on a non-binding advisory basis:

“RESOLVED, that the compensation that may be paid or become payable to Northumberland’s named executive officers that is based on or otherwise relates to the merger, as disclosed in the section “INFORMATION ABOUT NORTHUMBERLAND AND NORRY BANK - Executive Compensation; Potential Payments upon a Change in Control” in the proxy statement/prospectus dated March 17, 2025, pursuant to Item 402(t) of Regulation S-K, including the associated narrative discussion and the agreements, plans, arrangements or understandings pursuant to which such compensation may be paid or become payable, are hereby approved.”

The approval of the Northumberland compensation proposal by Northumberland shareholders is not a condition to the completion of the merger and is a vote separate and apart from the vote to approve the Northumberland merger proposal. Accordingly, if you are an Northumberland shareholder, you may vote to approve the Northumberland merger proposal and vote not to approve the Northumberland compensation proposal, and vice versa. The vote on the Northumberland compensation proposal is advisory and non-binding. As a result, if the merger is completed, the merger-related compensation may be paid to Northumberland’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements, even if Northumberland’s shareholders do not approve the Northumberland compensation proposal.

The Northumberland board of directors unanimously recommends that Northumberland shareholders vote “FOR” the Northumberland compensation proposal.

PROPOSAL 3: NORTHUMBERLAND ADJOURNMENT PROPOSAL

The Northumberland special meeting may be adjourned to another time or place, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the Northumberland special meeting to approve the Northumberland merger proposal or to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Northumberland shareholders. If, at the Northumberland special meeting, the number of shares of Northumberland common stock present or represented and voting in favor of the Northumberland merger proposal is insufficient to approve the Northumberland merger proposal, Northumberland intends to move to adjourn the Northumberland special meeting in order to enable the Northumberland board of directors to solicit additional proxies for approval of the Northumberland merger proposal. In that event, Northumberland will ask Northumberland shareholders to vote upon the Northumberland adjournment proposal, but not the Northumberland merger proposal or the Northumberland compensation proposal.

In this proposal, Northumberland is asking Northumberland shareholders to authorize the holder of any proxy solicited by the Northumberland board of directors to vote in favor of adjourning the Northumberland special meeting to another time and place, on a discretionary basis (i) if there are not sufficient votes at the time of the Northumberland special meeting to approve the Northumberland merger proposal or (ii) if necessary or appropriate to ensure that any supplement or amendment to this proxy statement/prospectus is timely provided to Northumberland shareholders, for the purpose of soliciting additional proxies, including the solicitation of proxies from Northumberland shareholders who have previously voted. Pursuant to the Northumberland bylaws and applicable law, the Northumberland special meeting may be adjourned without new notice being given, but if a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each shareholder of record entitled to vote at the meeting.

The approval of the Northumberland adjournment proposal by Northumberland shareholders is not a condition to the completion of the merger.

The Northumberland board of directors unanimously recommends a vote “FOR” the Northumberland adjournment proposal.

INFORMATION ABOUT MIFFLINBURG

AND MIFFLINBURG BANK

Description of Business

Mifflinburg Bancorp is a Pennsylvania corporation and the bank holding company for Mifflinburg Bank and Trust Company, a Pennsylvania bank and trust company, with its principal place of business in Mifflinburg, Union County, Pennsylvania. Mifflinburg was incorporated September 3, 1985 for the purpose of becoming a bank holding company for Mifflinburg Bank. Mifflinburg is subject to regulation and supervision by the Federal Reserve Board and the PADOBS.

Mifflinburg Bank is a full-service community commercial bank. Mifflinburg Bank currently operates seven (7) full-service banking offices in Centre, Northumberland, Snyder and Union counties in central Pennsylvania. Mifflinburg Bank has 81 employees. Mifflinburg Bank is subject to regulation and supervision by the PADOBS and the FDIC.

As of September 30, 2024, Mifflinburg had total consolidated assets of approximately $589 million, total loans of approximately $411 million, total deposits of approximately $497 million and total consolidated stockholders’ equity of approximately $58 million.

Mifflinburg common stock is quoted on OTC Pink under the trading symbol “MIFF.”

Mifflinburg’s principal executive offices are located at 250 East Chestnut Street, Mifflinburg, Pennsylvania 17844, its phone number is 570-966-1041 and its website is https://www.mbtc.com.

Loan Composition

Mifflinburg directs its commercial lending efforts within its market area primarily toward small and mid-sized businesses and professionals whose demands for credit fall with Mifflinburg’s legal lending limit. As of September 30, 2024, Mifflinburg’s legal lending limit is $9.4 million. In the event there are customers whose loan requirements exceed Mifflinburg’s legal lending limit, Mifflinburg has arranged such loans on a participation basis with other financial institutions, including Northumberland. As of September 30, 2024, there were a total of 8 loans participated between Mifflinburg and Northumberland with an aggregate outstanding balance of $14,760,000. Mifflinburg and Northumberland participated between them 8 loans in an aggregate principal amount of $17,116,000 in 2022 and 8 loans in an aggregate principal amount of $15,308,000 in 2023.

Mifflinburg’s loan portfolio as of September 30, 2024 contained 3,451 loans that total $411 million. Mifflinburg is predominantly oriented towards residential real estate and commercial customers, with approximately 29.9% of the portfolio in various types of commercial mortgage loans and 27.2% in 1-4 family residential mortgage loans. Approximately 25% of the loan portfolio is fixed rate and the remaining approximately 75% is a variable rate. Interest rates on variable rate loans are based primarily on The Wall Street Journal prime rate or on a U.S. Treasury security having a maturity corresponding to the term of the loan. None of the interest rates on Mifflinburg’s variable rate loans are based on LIBOR.

The following table sets forth the composition of Mifflinburg’s loan portfolio by type of loan as of September 30, 2024.

(In Thousands)
Commercial	$74,776
Commercial real estate:
Commercial mortgages	$123,151
Other construction and land development loans	$15,723
Secured by farm land	$63,803
Residential real estate:	$4,792
Multi family	$112,095
1-4 family residential mortgages	$1,863
Construction	$6,986
Home equity
Consumer - auto	$6,707
Consumer – other	$1,551

Gross Loans	$411,447

As of September 30, 2024, Mifflinburg’s allowance for loan losses as a percentage of total loans was 0.96%.

Although Mifflinburg maintains a cautious credit outlook due to continued uncertainty in the economic environment, Mifflinburg believes Mifflinburg is well positioned for the months ahead given a strong loan loss reserve, application of prudent underwriting standards and a diverse loan portfolio, which does not include a significant concentration of loans in any industry.

Source of Funds; Deposit Composition

Generally, deposits are Mifflinburg’s primary source of funds for use in lending and investment activities. Mifflinburg may also use borrowings, primarily Federal Home Loan Bank of Pittsburgh advances, to supplement cash flow needs, as necessary. In addition, Mifflinburg receives funds from scheduled loan payments, loan prepayments, and income on interest-earning assets. While scheduled loan payments and income on interest-earning assets are a relatively stable source of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition.

Mifflinburg’s deposits are generated primarily from residents and businesses within its primary market area. Mifflinburg offers a selection of deposit accounts, including noninterest-bearing demand accounts, interest-bearing demand accounts, money market accounts, savings accounts and time deposits. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds must remain on deposit and the interest rate. As of September 30, 2024, approximately 16% of Mifflinburg’s deposits were non-interest bearing demand deposits and 38% interest bearing demand deposits. The overall balance of the transaction accounts is 54% of the total deposits. Certificate of deposit balances represent 24% of the total deposits. The remaining deposits are held in savings and money market accounts. All deposits are generated through the bank’s branch offices.

The following table sets forth the distribution of total deposits by account type as of September 30, 2024.

(dollars in thousands)
Demand, non-interest bearing	$77,517
Demand, interest bearing	$191,564
Money market and savings	$106,532
Time Deposits	$120,927
Total Deposits	$496,540

Competition

Commercial banking in Pennsylvania generally and the central Pennsylvania market in which Mifflinburg Bank competes is extremely competitive. For example, as of June 30, 2024 (the most recent date for which data is available), data provided by the FDIC Deposit Market Share Report indicates that, within Mifflinburg’s central Pennsylvania market area of Centre, Northumberland, Snyder and Union counties, there were 24 different FDIC-insured institutions operating a total of 104 offices.

Mifflinburg’s market areas are served by branches of the largest banks in the Northeast, some of which are among the largest institutions in the United States. Mifflinburg must compete in its current and proposed market areas with large regional and nationwide banking organizations, other federally and state-chartered financial institutions, such as savings and loan institutions and credit unions, mortgage companies, and other lenders engaged in the business of extending commercial and consumer credit. Many of Mifflinburg’s competitors have broader geographic markets and higher lending limits than Mifflinburg does and are also able to provide more services and make greater use of media advertising. Competitive threats also continue to emerge from in- and out-of-market providers and entities with non-traditional and sometimes unregulated products, services, and technology, including Fintech firms.

Property

The following table sets forth the locations of, and certain information about, Mifflinburg’s offices:

Office	Address	Owned/Leased
Main	250 East Chestnut Street, Mifflinburg, PA 17844	Owned
Downtown Lewisburg	500 Market Street, Lewisburg, PA 17837	Owned
Lewisburg	1110 N. Fairground Road, Lewisburg, PA 17837	Owned
Selinsgrove	901 US-522, Selinsgrove, PA 17870	Owned
Shamokin Dam	2894 N. Susquehanna Trail, Shamokin Dam, PA 17876	Owned
Milton	415 Mahoning St., Milton, PA 17847	Owned
Millheim	4978 Penns Valley Road, Rt 45, Millheim, PA 16854	Owned

Mifflinburg believes that these properties are maintained in good operating condition and are suitable and adequate for Mifflinburg’s present operational needs.

Employees

Mifflinburg believes its employees are its most valuable asset. Mifflinburg seeks to provide a challenging and rewarding work environment in which employees are supported professionally. Mifflinburg’s team members receive benefits, including competitive compensation, comprehensive medical, dental and vision coverage, 401(k) plan with employer contributions, and short-term and long-term disability coverage.

As of September 30, 2024, Mifflinburg had 88 employees, 73 of whom are full-time and 15 are part-time.

Litigation

Mifflinburg is party to routine litigation from time to time in the ordinary course of its business relating to the collection of past due debts and other general business reasons. As of the date of this proxy statement/ prospectus, Mifflinburg is not aware of any threatened or pending material legal proceedings against Mifflinburg.

Changes in Accountants

During the third quarter of 2023, Mifflinburg conducted a request for proposal (RFP) process for the company’s year-end financial statement audit and tax return preparation for 2023, 2024 and 2025. Mifflinburg routinely conducts such an RFP process on a periodic basis as a check on the market and in furtherance of the concept of regular rotation. In connection with the RFP process, Mifflinburg requested and received proposals from four audit firms. After review and consideration of the four proposals, the Mifflinburg Audit Committee selected and approved the proposal received from Yount, Hyde and Barbour.

Mifflinburg’s preceding independent accountant participated in the RFP process. Such accountant’s reports on Mifflinburg’s financial statements for 2022 and 2021 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The decision to engage in the RFP process and the selection and engagement of Yount, Hyde and Barbour did not involve any disagreements with the preceding auditor on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Mifflinburg’s Management’s Discussion and Analysis of Financial Condition and Results of Operations is attached as Annex C to this proxy statement/prospectus.

Beneficial Ownership of Common Stock by Principal Shareholders and Management

The following table provides information, as of December 20, 2024, with respect to the following beneficial owners of Mifflinburg’s common stock:

•	The following Mifflinburg executive officers, whom we collectively refer to as the Mifflinburg named executive officers: Jeffrey J. Kapsar, Thomas C. Graver, Jr., and Thomas Eberhart.

•	Each of Mifflinburg’s directors.

•	All named executive officers and directors as a group.

Mifflinburg's bylaws provide that each independent external director must own outright or jointly with his or her spouse such minimum number or aggregate market value of shares as the board of directors may establish from time to time. Pursuant to current policy, directors are required to own shares having a minimum aggregate market value of $60,000. New directors have a five year period in which to attain the required minimum. Thereafter, a director is to purchase a minimum of 200 shares per year until the director has attained $100,000 in aggregate market value. A director failing to meet this ownership requirement will not be eligible for renomination as a director. As of December 20, 2024, each director was in compliance with the policy.

Mifflinburg does not know of any person who owns 5% or more of the outstanding shares of its common stock. Mifflinburg determined beneficial ownership by applying the regulations of the SEC, which state that a person may be credited with the ownership of common stock (i) owned by or for the person’s spouse, minor children or any other relative sharing the person’s home; (ii) over which the person shares voting power, which includes the power to vote or to direct the voting of the stock; and (iii) over which the person has investment power, which includes the power to dispose or direct the disposition of the stock. Although SEC rules require that the number of shares of common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of December 20, 2024, there are no outstanding options to acquire Mifflinburg common stock.

	Amount and Nature of
Name of Beneficial Owner	Beneficial Ownership(1)	Percent of Class(2)
Richard J. Drzewiecki	3,200	0.17%
Thomas Eberhart	17,556	0.94%
Thomas C. Graver, Jr.	2,416	0.13%
Jeffrey J. Kapsar	6,802(3)	0.37%
Bradley E. Moyer	184	0.01%
Robert C. Musser	2,765	0.15%
Robert S. Pierce	2,975	0.16%
Betsy K. Robertson	5,520	0.30%
John R. Showers	4,900	0.26%
All Named Executive Officers and Directors as a group, 9 persons in total	46,318	2.49%

(1)

Includes shares held (a) directly and (b) jointly with a spouse, except as otherwise indicated. Fractional shares beneficially owned by such individuals have been rounded down to the number of whole shares beneficially owned.

(2)	Less than one percent (1%) of outstanding shares, based on 1,858,536 shares outstanding as of December 20, 2024, unless otherwise noted.
(3)	Includes 1,500 shares held jointly by Mr. Kapsar and his mother.

Directors and Named Executive Officers

Set forth below is certain information regarding the current directors and named executive officers of Mifflinburg. The information presented includes information each person has given Mifflinburg about his or her age, all positions he or she holds, and his or her principal occupation for the past five years. The following also includes certain individual qualifications, credentials, business experience and skills of each that contribute to the board’s effectiveness as a whole and provide the reason why he or she has been selected to serve as a director or executive officer of Mifflinburg. Mifflinburg believes that each of these individuals have reputations for integrity, honesty and adherence to high ethical standards. Each has demonstrated business insight and an ability to exercise sound judgment as well as a commitment to service. None of the Mifflinburg directors are directors of any other publicly-traded company.

Richard J. Drzewiecki, 65

A director since 2012 and Chairman since 2022, Mr. Drzewiecki is a general real estate appraiser, a licensed real estate broker and is President and Senior Appraiser at Appraisal and Marketing Associates in Sunbury.   He has over 40 years of experience in the real estate profession, including valuation, marketing and feasibility studies of all types of commercial real estate. Mr. Drzewiecki graduated from Bloomsburg University with a degree in business administration and holds the MAI Designation signifying membership in the Appraisal Institute.

Jeffrey J. Kapsar, 58

Mr. Kapsar, Vice Chairman, President and Chief Executive Officer of Mifflinburg Bank, has been President and CEO since January 2006.  He was the Chief Financial Officer prior to his appointment as President and CEO, and has been a director since 2006.  Mr. Kapsar has a total of 35 years of banking experience with concentrations in finance, risk management and strategic planning.  He is a graduate of Slippery Rock University with a bachelor’s degree in finance and management as well as an alumnus of the Graduate School of Banking at the University of Wisconsin-Madison.  He is the Vice Chair of PA Bankers Group 4 and Vice Chair of Wellspan Evangelical Community Hospital’s board of directors and Chair of the Evangelical Community Hospital Finance Committee.  He is a member of the Salvation Army’s “Here, For Good” committee and the St. Pius X Finance Committee.

Bradley Moyer, 58

Mr. Moyer was appointed to the board of directors, effective January 1, 2025 in anticipation of Mr. Showers’ retirement in March, 2025. Mr. Moyer has an extensive IT background having worked in the field since his graduation from Indiana University of Pennsylvania with a degree in computer science. Currently, Mr. Moyer is employed by TraceLink Inc., a digital platform linking companies that produce and supply critical products that drive patient care, as a Technical Architect. Prior to his time with TraceLink Inc., Mr. Moyer was a founding partner of ROC IT Solutions.

Robert Musser, 61

Mr. Musser has been a director since 2002. He is currently the Executive Director of Harmony at West Shore, an independent living and personal care senior living community in Mechanicsburg, Pennsylvania. Mr. Musser has been involved in Mifflinburg Bank’s local community as a former member of the board of directors of the Union County United Way, Leadership Susquehanna Valley and Kiwanis.

Robert Pierce, 57

A director since 2017, Mr. Pierce is the Chief Financial Officer for the Baylor-Hamm Companies, which operate the Country Cupboard, the Shops at Country Cupboard, the Best Western Country Cupboard Inn, the Country Inn & Suites and Matty’s Sportshouse Grille, in Lewisburg, Pennsylvania. In 2022 Mr. Pierce reactivated his CPA license and set up his own company, Impact Financial Coaching LLC, offering tax and consulting services to a small number of clients. He is a board member of the local Fellowship of Christian Athletes chapter, a member of the Lewisburg Sunrise Rotary Club and serves on the audit and finance committee for Evangelical Community Hospital.

Betsy K. Robertson, 70

A director since 2014, Ms. Robertson served as the Director of Communications at Susquehanna University for 25 years. She now works part time through Robertson Editorial Services, providing expert copy editing and proofreading of many types of content and format. She operated Robertson Public Relations from 2007 to 2011, advising businesses and nonprofit institutions. Previously, Ms. Robertson worked in the Reagan White House for eight years and the National Highway Traffic Safety Administration, before moving back to the Susquehanna Valley in 1990. A resident of Mifflinburg, she served on Borough Council for five years, on the board of Leadership Susquehanna Valley for four years, and has been active in numerous other community organizations.

John Showers, 72

A director since 2013, Mr. Showers has served his community as a Union County Commissioner for 20 years, 8 years in Pennsylvania’s General Assembly, 13 years as an innkeeper, and many stints on community, government and church boards. Mr. Showers will be retiring from the board of directors in March, 2025 when he reaches the mandatory retirement age of 73 years.

Thomas L. Eberhart, 62

For more than 40 years, Mr. Eberhart has held various executive positions with Mifflinburg Bank, with primary responsibilities in bank operations, technology, accounting and finance. He was named Executive Vice President/Chief Operating Officer of Mifflinburg Bank in 2018. Mr. Eberhart holds a degree in accounting and has completed the PBA Advanced School of Banking and School of Commercial Lending. He has served on various banking committees and boards. In the community, Mr. Eberhart is currently a board member of the Mifflinburg Area School District, Central Susquehanna Intermediate Unit and West Buffalo Township Zoning Hearing Board. Previously, he was a longtime board member of the Lions, American Red Cross, Mifflinburg Swim Team and Mifflinburg Area Band Boosters.

Thomas C. Graver, Jr., CPA, 56

Mr. Graver has been the Executive Vice President, Treasurer and Chief Financial Officer of Mifflinburg and Mifflinburg Bank since 2006. Before that, he was employed as a chief financial officer in the healthcare industry and also worked as a senior accountant for the public accounting firm Parente Randolph, PC for 6 years. He graduated from Bloomsburg University with a degree in business administration with an accounting major. Mr. Graver is a member of the American and Pennsylvania Institutes of Certified Public Accountants (PICPA). He is also a member of Pennsylvania Bankers Association and completed the PBA Advanced School of Banking.

Director Independence

While Mifflinburg’s shares are not listed for trading on any national securities exchange, a majority of the members of Mifflinburg’s board of directors is independent by applying the definition of “independent” as described in The Nasdaq Marketplace Rules, which we refer to as the Nasdaq Listing Rules.

In making each of these independence determinations, Mifflinburg has considered all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with Mifflinburg.

Based on information provided by each director concerning his or her background, employment and affiliations, Mifflinburg believes that all of the directors, other than Mr. Kapsar, are “independent” directors for the purposes of the Nasdaq Listing Rules. Mr. Kapsar, who serves as Mifflinburg’s and Mifflinburg Bank’s President and Chief Executive Officer, is an executive director and therefore is not considered to be independent.

Compensation of Directors

The following table summarizes the compensation paid to Mifflinburg’s non-employee directors for the fiscal year ended December 31, 2023.

Name	Fees earned or paid in cash	Stock awards	Option awards	Non-equity incentive plan compensation	Nonqualified deferred compensation earnings	All other compensation (1)	Total

Richard J. Drzewiecki	$22,134	—	—	—	—	$9,466	$31,600
Robert C. Musser	$22,134	—	—	—	—	$2,023	$24,157
Robert S. Pierce	$22,134	—	—	—	—	—	$22,134
Betsy K. Robertson	$22,134	—	—	—	—	—	$22,134
John R. Showers	$22,134	—	—	—	—	—	$22,134

(1) Represents interest earned on deferred directors fees.

Directors are paid a monthly retainer fee equal to $1,700. Directors approved a bonus per director of $1,734 for 2022, paid in 2023.

Mifflinburg Bank maintains split dollar life insurance plans for certain directors. If a participating director dies prior to a termination of service, then such director's designated beneficiary will be entitled to receive a split dollar death benefit of $100,000 under a bank-owned life insurance policy for the director. Messrs. Drzewiecki, Musser and Pierce, and Ms. Robertson, participate in the split dollar life insurance plan.

Messrs. Drzewiecki and Musser participate in a directors deferred fee plan pursuant to which interest is accrued on deferred director fees at an annual rate equal to prime plus 175 basis points (10.25% as of December 31, 2023). The interest rate resets annually at the beginning of the plan year. The projected retirement benefit payable annually over a 10 year term beginning at the mandatory retirement age of 73 years applicable to directors is $88,017 for Mr. Drzewiecki and $17,867 for Mr. Musser.

Executive Compensation

This section discusses the material components of the executive compensation program for Mifflinburg’s named executive officers as shown in the “Summary Compensation Table” below. As a “smaller reporting company,” Mifflinburg is not required to include a Compensation Discussion and Analysis and has elected to comply with the scaled disclosure requirements applicable to smaller reporting companies

Summary Compensation Table

The following table sets forth information concerning the compensation of Mifflinburg’s named executive officers for the years ended December 31, 2023 and 2022.

							Non-Equity	Nonqualified
					Stock	Option	Incentive Plan	Deferred	All Other
Name and principal					Awards	Awards	Compensation	Compensation	Compensation
position	Year	Salary	Bonus		(1)	(1)	($)	Earnings (2)	(3)	Total
Jeffrey J. Kapsar, President and Chief Executive Officer	2023	$275,757		$32,757				$60,926	$78,393	$447,833
	2022	$267,725		$36,083				$52,617	$65,832	$422,257

Thomas C. Graver, Jr., Executive Vice President and Chief Financial Officer	2023	$191,227		$24,781				$33,436	$24,157	$273,601
	2022	$185,657		$27,087				$29,789	$23,676	$266,209

Thomas L. Eberhart, Executive Vice President and Chief Operating Officer of Mifflinburg Bank	2023	$172,651	$	. 22,448				$43,472	$21,392	$259,963
	2022	$167,622		$24,530				$41,669	$20,948	$254,769

(1)	Mifflinburg does not maintain any equity compensation plans.
(2)	Reflects change in present value of future benefits payable under Supplemental Executive Retirement Plans (SERPs), described on page 80 under the heading “Supplemental Executive Retirement Plans.”
(3)

All other compensation consists of: (a) matching contributions allocated pursuant to Mifflinburg’s 401(k) plans (in 2023, $11,530 to Mr. Kapsar, $8,650 to Mr. Graver and $7,225 to Mr. Eberhart; and in 2022 $11,353 to Mr. Kapsar, $8,519 to Mr. Graver and $7,113 to Mr. Eberhart); (b) profit sharing contributions allocated pursuant to Mifflinburg's 401(k) plans (in 2023, $7,242 to Mr. Kapsar, $5,070 to Mr. Graver and $4,590 to Mr. Eberhart; no profit sharing contributions were made in 2022); (c) contributions to Mifflinburg's Employee Stock Ownership Plan (in 2023, $14,566 to Mr. Kapsar, $10,200 to Mr. Graver and $9,225 to Mr. Eberhart; and in 2022, $21,329 to Mr. Kapsar, $14,936 to Mr. Graver and $13,516 to Mr. Eberhart); (d) the imputed cost of group life insurance in excess of $50,000 (in 2023, $335 to Mr. Kapsar, $237 to Mr. Graver and $352 to Mr. Eberhart; and in 2022, $311 to Mr. Kapsar, $221 to Mr. Graver and $319 to Mr. Eberhart); and (e) Mr. Kapsar's compensation as a director for 2023 comprised of $22,134 in director fees and $22,586 in interest earned on deferred director fees pursuant to the directors deferred fee plan, and as a director in 2022 comprised of $22,440 in director fees and $10,399 in interest earned on deferred director fees pursuant to the directors deferred fee plan.

Split Dollar Life Insurance Plan

Pursuant to the Mifflinburg split dollar life insurance plan, each of the participating officers of Mifflinburg is entitled to certain life insurance coverage in connection with certain bank-owned life insurance purchased by the bank. If a participating officer dies prior to a separation from service to the bank, then such officer’s designated beneficiary shall be entitled to receive the split dollar death benefit under the purchased policy. As of December 31, 2023, the split dollar death benefit for Mr. Kapsar was $550,000, Mr. Graver was $450,000 and Mr. Eberhart was $337,000.

Employment Agreements

Mifflinburg and Mifflinburg Bank have employment agreements with each of Messrs. Kapsar, Graver and Eberhart, the material terms of which are described below.

Mr. Kapsar’s and Mr. Graver’s employment agreements provide for a three year evergreen term. At each annual anniversary of the effective date of the agreement, the term of the agreement is automatically extended for an additional term of one year, unless either the executive or Mifflinburg provide notice of nonrenewal at least 90 days before the anniversary date, in which case the term will become a two year term. Mr. Eberhart’s employment agreement provides for a two year evergreen term. At each annual anniversary of the effective date of his agreement, the term of the agreement is extended for an additional one year, unless either Mr. Eberhart or Mifflinburg provides notice of nonrenewal at least 90 days before the anniversary date, in which case the term will become a one year term.

Each agreement may be terminated by Mifflinburg for defined events of “cause” and by the executive for defined events of “good reason.”

Because Mifflinburg would be substantially prejudiced if the employments of both Mr. Kapsar and Mr. Graver would occur at the same time, their agreements provide that neither of them may voluntarily terminate his employment within 180 days after the other has terminated his employment, and if they both give notice of voluntary termination without good reason at the same time, Mifflinburg may determine which executive will serve a 90 day notice period and which will serve a 270 day notice period in order for there to be a 180 day period between such terminations. Mr. Eberhart’s employment agreement does not contain any such provision.

If Mifflinburg or its successor would terminate an executive’s employment without cause, or the executive would terminate his employment with good reason, in either case within two years after a change of control, Mr. Kapsar’s and Mr. Graver’s agreements provide for a change of control benefit in an amount equal to 2.99 times the aggregate of his then current annual base salary and his highest cash bonus in one of the three calendar years preceding the year of termination, and to be provided continuation of his employee benefits for a period of 36 months. Mr. Eberhart’s agreement provides for 2.00 times cash benefit and continuation of employee benefits for a period of 24 month. If the benefits to which an executive would be entitled to be paid or distributed would exceed the safe harbor amount that may be received by him without the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then the total payments are to be reduced to the extent necessary to assure that the aggregate present value of such payments does not exceed the greater of the safe harbor amount or the greatest after tax amount payable to him after taking into account any such excise payment.,

If an executive’s agreement is terminated involuntarily by Mifflinburg without cause, or by the executive for good reason, in each case in the absence of a change of control, the executive will be entitled to payment of 2.0 time his annual base salary and continuation of benefits for 24 months.

Each executive’s employment agreement includes a covenant of confidentiality, a two year covenant of nonsolicitation of customers and employees and a two year noncompetition covenant in lending, banking or financial services for any company having an office in Snyder and Union counties and in Northumberland County north and west of the Cameron Street Bridge.

Each executive’s agreement makes him subject to any clawback policy that may be adopted by the Mifflinburg board of directors. In the absence of a clawback policy, the executive’s bonus or incentive compensation is subject to clawback if a court makes a final determination that he engaged in fraud or misconduct that caused the need for a material financial misstatement by the company or the independent members of the board of directors determine that he has committed a material violation of Mifflinburg’s code of conduct.

During the term of Mr. Kapsar’s employment agreement, Mifflinburg’s board of directors is to cause him to be appointed as a director of Mifflinburg Bank and to nominate him for election as a director of Mifflinburg. His service as a director will terminate, however, upon the termination of his employment agreement. He also is to be compensated for his service as a director in addition to his compensation as an employee under his employment agreement.

Supplemental Executive Retirement Plans

Mifflinburg Bank has supplemental executive retirement plans, which we refer to as SERPs, with each of Messrs. Kapsar, Graver and Eberhart, the material terms of which are described below.

Each SERP provides for certain benefit payments to the executive following his normal retirement age and continuing for 180 months for Messrs. Kapsar and Graver and 120 months for Mr. Eberhart. Each SERP provides for a normal retirement benefit in a specified amount and because the amount of the benefit vests over time, also provides for, or effectively provides for, early termination benefits, disability benefits, death benefits and change in control benefits. The executive will forfeit the benefits payable under a SERP to which he is a party if he violates certain restrictive covenants relating to competition with Mifflinburg Bank or the solicitation of customers of Mifflinburg Bank, or if his employment is terminated for cause. Because payments due under the SERPs vest gradually over time, the SERPs serve to encourage long employment tenure with Mifflinburg and Mifflinburg Bank.

Mr. Kapsar’s SERP dated July 1, 2009, as amended, provides for a normal retirement benefit of $114,000 per year at a normal retirement age of 65.

Mr. Graver’s SERP dated July 1, 2009, as amended, provides for a normal retirement benefit of $71,000 per year at a normal retirement age of 65.

Mr. Eberhart’s SERP dated February 4, 2005, as amended, provides for a normal retirement benefit of $55,000 per year at a normal retirement age of 65.

Potential Payments Upon a Termination or Change in Control

The following table summarizes potential change in control benefits for each of the named executive officers. For the purposes of this table we assumed a change in control of the Corporation and a termination of employment by the surviving company without cause (or a resignation by the executive for good reason), and that both events occurred on December 31, 2024.

CHANGE IN CONTROL BENEFITS TABLE

Name	Cash Benefit Under Employment Agreement (1)	Benefit Under Deferred Compensation Agreement (2)	General Health and Welfare Benefit (3)	Total Benefits (4)

Jeffrey J. Kapsar	$968,862	$1,257,675	$69,732	$2,296,269
Thomas C. Graver, Jr.	$681,035	$728,940	$62,892	$1,472,867
Thomas C. Eberhart	$419,232	$550,000	$66,276	$1,035,508

(1)

Lump sum benefit payable at 2.99 times the sum of (A) current base salary, and (B) the highest cash bonus paid to the named executive officer with respect to one of the three calendar years immediately preceding the year of termination for Messrs. Kapsar and Graver, and 2 times the sum of (A) current base salary, and (B) the highest cash bonus paid to the named executive officer with respect to one of the three calendar years immediately preceding the year of termination for Mr. Eberhart.

(2)

Benefit payable over 15 year period upon executive reaching normal retirement age of 65 years in annual installments of $83,845 and $48,596 for Messrs. Kapsar and Graver, respectively, and benefit payable over 10 year period upon executive reaching normal retirement age of 65 years in annual installments of $55,000 for Mr. Eberhart.

(3)	Value of benefits based upon 36 months.
(4)	Does not include amount of additional “excise tax adjustment payment,” if applicable.

Pay Versus Performance

PAY VERSUS PERFORMANCE TABLE

Year	Summary Compensation Table Total for PEO (4) (1)	Compensation Actually Paid to PEO (1)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers (2)	Average Compensation Actually Paid to Non-PEO Named Executive Officers (2)	Value of Initial Fixed $100 Investment Based on Total Shareholder Return	Net Income (In thousands)

2023	$447,833	$447,833	$266,782	$266,782	$89.01	$4,153
2022	$422,257	$422,257	$260,489	$260,489	$94.71	$5,983

(1)	“PEO,” or Principal Executive Officer, was Jeffrey J. Kapsar for 2023 and 2022.
(2)	Non-PEO NEOs in 2023 and 2022 were Thomas C. Graver, Jr. and Thomas L. Eberhart.

Certain Relationships and Related Transactions

Mifflinburg has banking and other transactions in the ordinary course of business with its directors and officers and their affiliates, including members of their families or corporations, partnerships, or other organizations in which such officers or directors have a controlling interest, on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. Such transactions do not involve more than the normal risk of collectability or present other unfavorable features.

INFORMATION ABOUT NORTHUMBERLAND AND NORRY BANK

Description of Business

Northumberland is a Pennsylvania corporation and the bank holding company for The Northumberland National Bank, a national banking association, with its principal place of business in Northumberland, Northumberland County, Pennsylvania. Northumberland was incorporated on February 21, 1997 for the purpose of becoming a bank holding company for Norry Bank. Northumberland is subject to primary regulation by the Federal Reserve Board and the PADOBS.

Northumberland currently operates 6 full-service banking offices, located in Northumberland, Snyder and Union counties in central Pennsylvania. Norry Bank has 104 employees. Norry Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

As of September 30, 2024, Northumberland had total consolidated assets of approximately $699 million, total loans of approximately $433 million, total deposits of approximately $612 million and total consolidated shareholders’ equity of approximately $53 million.

Northumberland common stock is quoted on OTC Pink under the trading symbol “NUBC.”

Northumberland’s principal executive offices are located at 245 Front Street, Northumberland, Pennsylvania 17857, and its telephone number at that location is (570) 701-3529. Northumberland’s website is https://norrybank.com.

Property

The following table sets forth the locations of, and certain information about, Northumberland offices.

Office	Address	Owned/Leased
Main Office	245 Front Street, Northumberland, PA 17857	Owned
Northumberland Drive-up	135 Queen Street, Northumberland, PA 17857	Owned
Sunbury	403 North Fourth Street, Sunbury, PA 17801	Owned
Selinsgrove	411 North Market Street, Selinsgrove, PA 17870	Owned
Hummels Wharf	87 Lori Lane, Selinsgrove, PA 17870	Owned
Port Trevorton	5244 South Susquehanna Trail, Port Trevorton, PA 17864	Leased
Middleburg	8250 Route 522, Middleburg, PA 17842	Owned

Northumberland believes that these properties are maintained in good operating condition and are suitable and adequate for its present operational needs.

The Selinsgrove office property is encumbered by a mortgage securing an obligation having an outstanding balance of $104,458 as of November 23, 2024. The obligation is scheduled to mature April 23, 2034, although Norry Bank intends to pay off the obligation prior to the closing of the merger.

The Port Trevorton office property is leased. The current term of the lease expires March 1, 2028 and is subject to renewal for an additional ten year term and a subsequent five year term. The current annual rent amount is $75,918. Each year, rent is to increase by the amount that is equal to rent times the percentage change in the Consumer Price Index. The sale of the property by the landlord is subject to a right of first refusal in favor of Norry Bank.

Legal Proceedings

From time to time, Northumberland is a participant in various legal proceedings incidental to its business. In the opinion of management, the liabilities (if any) resulting from such legal proceedings will not have a material effect on the financial position of Northumberland.

Management’s Discussion and Analysis of Financial Condition and Results of Operation

Northumberland’s Management’s Discussion and Analysis of Financial Condition and Results of Operations is attached as Annex D to this proxy statement/prospectus.

Beneficial Ownership of Common Stock by Principal Shareholders and Management

The following table provides information, as of December 20, 2024, with respect to the following beneficial owners of Northumberland common stock:

•	Each person known by Northumberland to own 5% or more of the outstanding shares of Northumberland common stock.

•	The following Northumberland executive officers, whom we collectively refer to as the Northumberland named executive officers: J. Todd Troxell, Mark A. Ritter and Douglas C. Baxter

•	Each of Northumberland’s directors.

•	All named executive officers and directors as a group.

Northumberland determined beneficial ownership by applying the regulations of the SEC, which state that a person may be credited with the ownership of common stock (i) owned by or for the person’s spouse, minor children or any other relative sharing the person’s home; (ii) over which the person shares voting power, which includes the power to vote or to direct the voting of the stock; and (iii) over which the person has investment power, which includes the power to dispose or direct the disposition of the stock. Although SEC rules require that the number of shares of common stock deemed outstanding includes shares issuable pursuant to options held by the respective person or group that are currently exercisable or may be exercised within 60 days of December 20, 2024, there are no outstanding options to acquire Northumberland common stock.

Name	Number of Shares Owned	Percentage of Shares Outstanding(1)
Timothy J. Apple	1,530	0.12%
Douglas C. Baxter	---	---
Willard J. Bowen	3,306	0.25%
Chad Geise	250	0.02%
Amanda G. Kessler	52,948	4.04%
Anthony Markunas	9,464	0.72%
Northumberland Bancorp Employee Stock Ownership Plan(2)	72,921	5.56%
Adam Purdy	250	0.02%
Mark A. Ritter	7,500	0.57%
William Roll	9,268	0.71%
J. Donald Steele, Jr.(3)	342,899	26.14%
J. Todd Troxell	759	0.06%

All directors and named executive officers as a group (11 persons)	428,174	32.64%

(1)	Calculated based on 1,311,858 shares outstanding at December 20, 2024.
(2)

The address for the Northumberland Bancorp Employee Stock Ownership Plan is 245 Front Street, Northumberland, PA 17857. The shares held by the ESOP will be voted by the ESOP’s independent trustee, TI-Trust, Inc. of Quincy, Illinois.

(3)	Mr. Steele’s address is 704 Equestrian Lane, Lewisburg, PA 17837

Directors and Named Executive Officers

Set forth below is certain information regarding the current directors and named executive officers of Northumberland. The information presented includes information each person has given Northumberland about his or her age, all positions he or she holds, and his or her principal occupation for the past five years. The following also includes certain individual qualifications, credentials, business experience and skills of each that contribute to the board’s effectiveness as a whole and provide the reason why he or she has been selected to serve as a director or executive officer of Northumberland. Northumberland believes that each of these individuals have reputations for integrity, honesty, and adherence to high ethical standards. Each has demonstrated business insight and an ability to exercise sound judgement as well as a commitment to service. None of the Northumberland directors are directors of any other publicly-traded company.

Tim Apple, 59, has served as a director since 2005. Tim worked for his family business, Butter-Krust Baking Company, for 17 years after graduating from Shippensburg University. Sara Lee purchased the family business in 2006 and Tim continued to work for Sara Lee and Bimbo Bakeries until 2020. He currently works in Mifflinburg at Contrast, a communications and IT services company. Tim is active at Christ Evangelical Lutheran Church and is on the board at Evangelical Community Hospital as well as the Green Dragon Foundation.

Douglas C. Baxter, 50, has been employed by The Northumberland National Bank since 2023 as the Senior Vice President and Chief Financial Officer, and serves as the Treasurer of Northumberland. Prior to joining the bank, Doug was employed as Senior Vice President and Director of Accounting and Internal Controls at Kish Bank for 13 years. Doug graduated from The Pennsylvania State University with a Bachelor of Science degree in Finance. Doug has passed all sections of the Uniform Certified Public Accountant Examination and is a member of the Pennsylvania Institute of Certified Public Accountants (PICPA). He is also a member of Pennsylvania Bankers Association, completed the PA Banker’s Association Advanced School of Banking and is currently an Instructor at the PA Banker’s Association Advanced School of Banking. On January 6, 2025 Mr. Baxter provided notice to Northumberland and Norry Bank that he was resigning his positions with the company and the bank, effective February 25, 2025, to pursue other opportunities.

Willard J. (Bill) Bowen, 77, has served as a director since 2003. Bill is a graduate of Susquehanna University and was a co-owner of the Bowen Agency Inc. Realtors for 43 years before retiring.

Chad M. Geise, 44, is the President and CEO of Furman Foods and has been on the board of directors since 2017. Chad started with the family business, Furmano’s, when he was 11 years old and has held numerous positions since that time. He is a graduate of Penn State’s Smeal College of Business and also Duke’s Fuqua School of Business. After college Chad pursued a career in Finance with Johnson and Johnson where he worked until 2009 at which time he rejoined Furmano’s. In addition to the Northumberland board of directors, Chad also serves on the Pennsylvania Agriculture Advisory Board to the Pennsylvania Secretary of Agriculture. He is also active at Christ Wesleyan Church in Milton.

Amanda Kessler, 53, has served as a director since 2013. She is a graduate of Bucknell University, William & Mary School of Law and NYU Law School. She is the owner of an institutional pharmacy based in Northumberland and is the CEO at Nottingham Village. Amanda is also a tax attorney licensed to practice in Pennsylvania and New Jersey. In addition to the Northumberland board of directors, she also serves on the board of directors at Evangelical Hospital.

Anthony B. Markunas, 81, has been on the board of directors since 1991. Tony holds a Civil Engineering degree from Bucknell University and is the Chairman of the Board at Central Builders Supply Company, Sunbury, Pennsylvania.

Adam Purdy, 45, is a partner with Purdy Insurance Agency, Inc., Sunbury, and has served on the Northumberland board of directors for 5 years. Adam is a graduate of Gettysburg College and is the Chairman of the Sunbury Redevelopment Authority and the Truman H. Purdy memorial Golf Tournament Committee which benefits youth programs at the Greater Susquehanna Valley YMCA.

Mark Ritter, 65, serves as Secretary, Executive Vice President and Chief Administrative Officer of Norry Bank, and has been employed by Norry Bank since 2016. Prior to his service with Norry Bank, Mr. Ritter was President and CEO of Susquehanna Trust and Investment Company, EVP & Chief Operating Officer of Metro Bank, President and CEO of Sterling Financial Trust Company, and CFO of Educators Mutual Life Insurance Company. Mr. Ritter began his career in banking and finance as a large corporate lender with CoreStates Financial. A graduate of The George Washington University with a degree in international economics, Mr. Ritter has completed graduate work in accounting and finance. Mr. Ritter is a Past Chair of the Pennsylvania Bankers Association and the Lancaster Chamber of Commerce and Industry.

William (Bill) Roll, 76, has been on the Northumberland board of directors for 34 years. Bill is a graduate of Penn State University and worked as an FDIC bank examiner for 8 years before becoming an accountant and owner of Herring, Roll and Solomon, PC. He currently works part-time for that firm. Bill is the treasurer and a board member of the Degenstein Community Library and the Sunbury chapter of the Community Giving Foundation.

J. Donald Steele, Jr. 72, is Chairman of the board of directors of Northumberland and Norry Bank, and the grandson and nephew of the founding directors of Norry Bank. Don is a graduate of Susquehanna University and has been with Northumberland for 29 years, 28 of which as the President and CEO.

J. Todd Troxell, 56, has been with Northumberland since 1998. Todd has served as a Lender (1998-2002), Branch Manager (2002-2008), and VP and Branch Administrator as well as IT operations assistant (2008-2015), SVP of Lending and Loan Administration (2015-2020), EVP and COO (2020-2022), President and COO and currently President and CEO. Todd holds degrees from Susquehanna University, Bloomsburg University, Pennsylvania Bankers Association Commercial School of Banking and the American Bankers Association Stonier Graduate School of Banking.

Compensation of Directors

The following table sets forth information regarding compensation paid to, or earned by, the non-employee directors of Northumberland during the fiscal year ended December 31, 2023.

Name	Fees earned or Paid in cash ($)(1)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Timothy J. Apple	$21,946						$21,946
Willard J. Bowen	$22,856						$22,856
Chad Geise	$21,139						$21,139
Amanda G. Kessler	$19,733						$19,733
Anthony Markunas	$22,215						$22,215
Adam Purdy	$24,097						$24,097
William Roll	$33,946						$33,946
J. Donald Steele, Jr.(2)	$118,762			$4,414		$6,062	$129,238

(1)

Directors are paid a monthly retainer of $430.92, a per meeting attendance fee of $268.89 for committee meetings, and a per meeting fee of $1,241.04 for board of directors meetings (regardless of attendance). Mr. Roll is paid an additional $1,000 per month as Lead Director. A 3% performance bonus was paid to directors in 2023 in recognition of the work performed in connection with the successful conversion of Norry Bank’s core processing system.

(2)

As Chairman, Donald J. Steele, Jr., was compensated as an executive officer in 2023, but did not qualify as a named executive officer. He was paid an annual salary of $118,762, a conversion performance bonus of $4,414 (see discussion in note (1) of the Summary Compensation Table under Executive Compensation), and received a contribution allocated pursuant to Northumberland’s 401(k) plan of $6,062.

Director Independence

While Northumberland’s shares are not listed for trading on any national securities exchange, a majority of the members of Northumberland’s board of directors is independent by applying the definition of “independent” in the Nasdaq Listing Rules. In making each of these independence determinations, Northumberland has considered all of the information provided by each director in response to detailed inquiries concerning his or her independence and any direct or indirect business, family, employment, transactional or other relationship or affiliation of such director with Northumberland.

Based on information provided by each director concerning his or her background, employment and affiliations, Northumberland believes that all of the directors, other than J. Donald Steele, Jr. and J. Todd Troxell, are “independent” directors for the purposes of the Nasdaq Listing Rules. Mr. Steele, who serves as Northumberland’s executive Chairman, and Mr. Troxell, who serves as Northumberland’s President and Chief Executive Officer, are not considered to be independent.

Executive Compensation

Summary Compensation Table

The following table sets forth information concerning the compensation of Northumberland’s named executive officers for the years ended December 31, 2023 and 2022.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ( $)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total ($)
J. Todd Troxell, President and CEO	2023	$296,750	$8,877					$27,000	$332,627
	2022	$275,000	$24,801					$39,430	$339,231

Mark A. Ritter, Secretary, Executive Vice President and Chief Administrative Officer	2023	$269,520	$8,065					$30,567	$308,152
	2022	$252,000	$23,881					$42,246	$318,127

Douglas C. Baxter, Senior Vice President and Chief Financial Officer	2023	$192,274	$4,435					$21,864	$218,573
	2022	—	—					—	—

(1)

Northumberland has a bank wide profit sharing bonus program in which all employees, including the named executive officers, participate and a separate senior management team profit sharing bonus program in which the named officers participate. Under the bank wide program, a percentage of from 3.00% to 4.00% of pre-tax income over 90% to 100% of budget is made available as a bank wide employee bonus pool and distributed among employees on pro rata basis based upon base annual salary or base yearly earnings. Similarly, under the senior management team program, a percentage of from 1.00% to 2.00% of pre-tax income of 95% to 100% of budget is made available as a senior management team bonus pool and distributed among senior managers on a pro rata basis based on base salary. In 2022, combined profit sharing bonuses were $24,801 for Mr. Troxell and $23,881 for Mr. Ritter. No profit sharing bonus program bonuses were paid in 2023. For 2023, every employee at the time of the conversion of Norry Bank’s core operating system was paid a performance bonus equal to 3% of base compensation in recognition on the work performed by the employees on a successful conversion of the bank’s core operating system.

(2)

All other compensation consists of (a) contributions to the Northumberland Bancorp Employee Stock Ownership Plan allocated to the named executive officer (in 2023, $14,809 to Mr. Troxell, $13,757 to Mr. Ritter and $9,610 to Mr. Baxter; and in 2022, $27,476 for Mr. Troxell and $25,238 to Mr. Ritter); (b) matching contributions allocated pursuant to Northumberland’s 401(k) plan (in 2023, $12,191 for Mr. Troxell, $11,076 to Mr. Ritter and $5,954 to Mr. Baxter); and in 2022, $11,954 to Mr. Troxell and $11,020 to Mr. Ritter); and (c) and automobile allowance or commuting allowance (in 2023, $5,734 for Mr. Ritter and $6,300 for Mr. Baxter; and in 2022, $5,943 for Mr. Ritter).

Employment Agreements

Northumberland and/or Norry Bank have employment agreements with each of Messrs. Troxell, Ritter and Baxter, the material terms of which are described below.

Mr. Troxell’s and Mr. Ritter’s employment agreements provide for a three year term, which automatically renews on each three year anniversary of the effective date for an additional three year term unless either party provides written notice of nonrenewal at least 90 days before the renewal anniversary date. Mr. Baxter’s employment agreement provides for an “at will” term that may be terminated by either party by 60 days’ prior written notice.

Each agreement may be terminated by Northumberland or Norry Bank for defined events of “cause” and by the Mr. Troxell or Mr. Ritter for defined events of “good reason.” In the event Mr. Troxell or Mr. Ritter would be involuntarily terminated by Northumberland or Norry Bank without cause or they would terminate for good reason, in either case absent a change of control, their agreements provide for them to be paid their annual base salary and continuation of life, disability, medical insurance and other health and welfare benefits for the remainder of the terms of their agreements. Mr. Baxter’s agreement does not include the concepts of good reason termination or involuntary termination absent a change of control.

If Northumberland or its successor would involuntarily terminate an executive’s employment without cause within 180 days of a change of control, each executive’s agreement provides for a change of control benefit in an amount equal to 3 times his total W-2 compensation. If the benefits to which an executive would be entitled to be paid or distributed would exceed the safe harbor amount that may be received by him without the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then the executive will be entitled to an additional cash “gross up” payment in an amount such that the after tax proceeds of the gross up payment will equal the amount of the excise tax.

Mr. Troxell’s and Mr. Ritter’s employment agreements include a covenants of confidentiality, nonsolicitation of customers and employees, and noncompetition in banking or financial services in any county in which Northumberland or Norry Bank maintains an office and counties contiguous to such counties. The nonsolicitation and noncompetition covenants apply for a period of one year after the later of the date of termination of employment or expiration of the employment term. Mr. Baxter’s agreement does not contain any nonsolicitation or noncompetition covenants.

Each executive’s agreement makes him subject to any clawback policy that may be adopted by the Norry Bank board of directors. In the absence of a clawback policy, the executive’s bonus or incentive compensation is subject to clawback if a court makes a final determination that he engaged in fraud or misconduct that caused the need for a material financial misstatement by the company or the independent members of the board of directors determine that he has committed a material violation of Norry Bank’s code of conduct.

Mr. Troxell and Mr. Ritter have entered into employment agreements with Mifflinburg and/or Mifflinburg Bank that, among other things, provide for the termination of their Northumberland and/or Norry Bank employment agreements upon the effective time of the mergers. Mr. Baxter has entered into a Retention Bonus Agreement with Mifflinburg Bank. See, “THE MERGER – Interests of Certain Northumberland Directors and Named Executive Officers in the Merger” beginning on page 130, for a description of such agreements.

On January 6, 2025, Mr. Baxter provided notice to Northumberland and Norry Bank that he was resigning his positions with the company and the bank, effective February 25, 2025, to pursue other opportunities. Under the terms of his employment agreement, he will be entitled to receive his annual base salary through the date of termination of employment.

Potential Payments Upon a Termination or Change in Control

The following table sets forth the information required by Item 402(t) of Regulation S-K promulgated by the SEC regarding certain compensation which Northumberland’s named executive officers may receive that is based on or that otherwise relates to the merger. The amounts are calculated assuming that the effective date of the merger and a qualifying termination of employment occurred on December 31, 2024, and that all required conditions to the payment of these amounts have been satisfied, and reflects all waivers of benefits that have been agreed to by the named executive officer. None of the named executive officers in the table have stock options, restricted stock units or other forms of equity compensation nor will any of them receive any tax reimbursements.

CHANGE IN CONTROL BENEFITS TABLE

Name	Cash ($)(1)	Pension/NQCD ($)	Perquisites/benefits ($)	Other ($) (2)	Total ($)
J. Todd Troxell	$0	$0	$0	$356,100	$356,100
Mark A. Ritter	$0	$0	$0	$512,088	$512,088
Douglas C. Baxter	$0	$0	$0	$251,196	$251,196

(1)

Each executive’s employment agreement with Northumberland and/or Norry Bank provides for a change of control benefit of three times W-2 compensation if the executive would be terminated within 180 days of a change of control. Mr. Troxell and Mr. Ritter have entered into new employment agreements with Mifflinburg and Mifflinburg Bank that provide for a transaction bonus payable upon the effective time of the mergers and provide that the mergers will not be considered to be a change of control to the extent the mergers would entitle the executive to a change of control benefit under the executive’s Northumberland and/or Norry Bank employment agreement. Mr. Baxter has entered into a retention bonus agreement with Mifflinburg Bank under which he will be paid a retention bonus if he remains in the employ of Northumberland and Norry Bank through the effective time of the mergers, and a second retention bonus if he remains in the employ of Mifflinburg Bank through December 31, 2025. The transaction bonus and retention bonuses are reported in the “Other” column of this table.

(2)

Under the terms if his new employment agreement with Mifflinburg Bank, the amount of Mr. Ritter’s transaction bonus is to be 1.9 times the amount of his annual base salary at the effective time of the mergers. The amount reported is based upon his annual base salary of $269,520 as of December 31, 2024. Under the terms of his retention bonus agreement with Mifflinburg Bank, the amounts of each of Mr. Baxter’s retention bonuses are to be 60 percent of his annual base salary at the times the retention bonus is to be paid. The amount reported is the aggregate of both retention bonuses based upon his annual base salary of $209,330 as of December 31, 2024. On January 6, 2025, Mr. Baxter provided notice of his resignation of his positions with the company and the bank, effective February 25, 2025, to pursue other opportunities. His resignation does not entitle him to receive any retention bonus payments.

Pay Versus Performance

PAY VS PERFORMANCE TABLE

Year(s)	Summary Compensation Table Total for PEO ($) (1)	Compensation Actually Paid to PEO ($) (1)	Average Summary Compensation Table Total for Non-PEO NEOs ($) (2)	Average Compensation Actually Paid to Non-PEO NEOs ($) (2)	Value of Initial Fixed $100 Investment Based On Total Shareholder Return ($)	Net Income ($ in thousands)
2023	$332,627	$332,627	$218,655	$218,655	$70.65	$1,892
2022	$339,231	$339,231	$169,034	$169,034	$86.70	$3,053

(1)	“PEO” or Principal Executive Officer was J. Todd Troxell in 2023 and 2022.
(2)	“Non-PEO NEOs” or named executive officers were Mark A. Ritter, J. Donald Steele, Jr. and Douglas C. Baxter.

Certain Relationships and Related Transactions

Some of Northumberland’s directors and executive officers, members of their immediate families and the companies with which they are associated are Northumberland customers and have banking transactions with Northumberland in the ordinary course of business. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers. In Northumberland’s management’s opinion, the loans and commitments do not involve more than a normal risk of collectability or present other unfavorable features.

Some of Northumberland’s directors and executive officers, members of their immediate families and the companies with which they are associated are Northumberland customers and have banking transactions with Northumberland in the ordinary course of business. All loans and commitments to lend were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other non-affiliated customers. In Northumberland’s management’s opinion, the loans and commitments do not involve more than a normal risk of collectability or present other unfavorable features, with the exception of certain loans, which we refer to as the Nottingham Loans, which Norry Bank made to Nottingham Village Retirement Center Associates and Nottingham Health Care Services Inc., which we refer to collectively as “Nottingham Village”.  Current active loans were made by Norry Bank between April 2015 and December 2019. When Norry Bank made the Nottingham Loans, the father and, with respect to one of the loans, the mother of Amanda Kessler, a Northumberland and Norry Bank director, was the chief executive of Nottingham Village and President of, in the case of Ms. Kessler’s father, the president of Ridgway Holding Inc., the parent of Nottingham Village.  When Ms. Kessler’s father died, his interest in Nottingham Village passed to Ms. Kessler’s mother.  Her mother has since died and, as of May 1, 2024, Ms. Kessler now exercises control over Nottingham Village.

Due to lower reimbursements and increased expenses during and after the COVID-19 pandemic, Nottingham Village has experienced lower levels of net cash flow. As of September 30, 2024, Nottingham Village did not meet the debt service coverage covenant contained in the documentation for the Nottingham Loans. Consequently, Northumberland has categorized the Nottingham Loans as “special mention” on its financial statement for the third quarter of 2024. As of September 30, 2024, the aggregate balance due on the Nottingham Loans was $9,565,036, of which $4,244,983 was owed to Norry Bank. The balance was owed to other banks which purchased participation interests in the Nottingham Loans. Additionally, Nottingham Village has the ability, subject to the terms and conditions of the loan documents, to obtain additional advances of up to $1,190,000 pursuant to one of the Nottingham Loans. Management of Northumberland does not believe that the Nottingham Loans pose a material risk of collectability because the loans are not and never have been past due and have not been placed on nonaccrual.

The Northumberland Employee Stock Ownership Plan purchased 24,307 shares from J. Donald Steele, Jr. in 2021 for $923,666 and a per share price of $38.00; 24,307 shares in 2022 for $899,359 and a per share price of $37.00; and 24,307 shares in 2023 for $559,061 and a per share price of $23.00. While there is no formal agreement between Northumberland or the ESOP and Mr. Steele, the ESOP was established by Northumberland, in part, to provide a means of liquidity with respect to Mr. Steele’s substantial holdings and reducing Mr. Steele’s holdings to 10% of the outstanding shares of Northumberland common stock over a ten year period, Accordingly, on an annual basis the board of directors meets with Mr. Steele and determines a number of shares to be sold to and purchased by the ESOP, and the ESOP’s independent trustee, TI-Trust, Inc. of Quincy, Illinois, and Mr. Steele negotiate the price at which the purchase is to occur.

RECENT DEVELOPMENTS

Mifflinburg

Mifflinburg announced fourth quarter 2024 earnings on February 5, 2025.

Net income, as reported under U.S. Generally Accepted Accounting Principles (“GAAP”), for the quarter-ended December 31, 2024 was $421,000 compared to $590,000 for the same period in 2023, a 28.6% decrease. Net income, as reported under GAAP, for the year-ended December 31, 2024 was $4,481,000 compared to $4,153,000 for the same period in 2023, a 7.9% increase.  Earnings per share for the quarters-ended December 31, 2024 and 2023 were $0.23 and $0.32, respectively. Earnings per share for the years-ended December 31, 2024 and 2023 were $2.41 and $2.24, respectively. Return on average assets and return on average equity were 0.78% and 8.10% for the year ended December 31, 2024 compared to 0.76% and 7.95% for the corresponding period of 2023.

Net interest income for the quarter-ended December 31, 2024 was $4.5 million compared to $3.7 million for the same period in 2023, a 20.7% increase. Net interest income for the year-ended December 31, 2024 was $16.7 million compared to $14.5 million for the same period in 2023, a 15.3% increase. The significant increase in net interest income is primarily driven by loan growth of 12.5% year-to-date and by market interest rates starting to decline, thus slowing the increase in cost of funds. Yield on earning assets increased 67 basis points, to 4.85% for the year-end December 31, 2024 compared to the year-end December 31, 2023, while the cost of funds increased 47 basis points, to 2.29% for the same time period in 2023. The net interest margin, on a fully tax equivalent basis, increased from 2.75% for the year-ended December 31, 2023 to 3.05% for the year ended December 31, 2024.

The Bank recorded a provision for credit losses of $512,000 for the quarter-ended December 31, 2024 and $680,000 for the year-ended December 31, 2024, primarily the result of loan growth of 12.5%.

Non-interest income for the quarter-ended December 31, 2024 was $574,000 compared to $61,000 for the same period in 2023, an 841% increase. Non-interest income for the year-ended December 31, 2024 was $2.0 million compared to $1.4 million for the same period in 2023, a 37.3% increase. The increase in non-interest income quarter-to-date and year-to-date is primarily the result of $399,000 of securities losses that was taken in the fourth quarter of 2023.

Non-interest expense for the quarter-ended December 31, 2024 was $4.0 million compared to $3.1 million for the same period in 2023, a 27.6% increase. Non-interest expense for the year-ended December 31, 2024 was $12.6 million compared to $11.3 million for the same period in 2023, a 11.2% increase. The increase in non-interest expense quarter-to-date and year-to-date is primarily the result of one-time pre-tax merger and audit related expenses totaling $807,000 that was taken in the fourth quarter of 2024.

An income tax provision of $144,000 was recorded for the quarter ended December 31, 2024, compared to an income tax provision of $70,000 for the quarter ended December 31, 2023, a 105.7% increase. An income tax provision of $894,000 was recorded for the year-ended December 31, 2024, compared to an income tax provision of $660,000 for the year-ended December 31, 2023, a 35.5% increase. The increase in the tax provision is primarily the result of non-deductible merger expenses and by tax-exempt interest income representing a smaller percentage of total interest income.

Total assets increased to $596.7 million as of December 31, 2024 from $560.6 million as of December 31, 2023, an increase of 6.4%. Cash and cash equivalents decreased $3.0 million from December 31, 2023 to December 31, 2024. Net loans increased by $47.9 million, or 12.5%, offset by securities available for sale decreasing $2.4 million and by interest-bearing time deposits decreasing $7.9 million from December 31, 2023 to December 31, 2024. Total deposits increased $16.8 million from December 31, 2023 to December 31, 2024, and Federal Home Loan Bank advances increased $27.4 million from December 31, 2023 to December 31, 2024. Federal Reserve Bank borrowings decreased $9.5 million from December 31, 2023 to December 31, 2024.

When compared to December 31, 2023, stockholders’ equity, excluding accumulated other comprehensive income (loss), increased $1.8 million to $60.3 million as of December 31, 2024. For the year-ended December 31, 2024 cash dividends of $1.45 per share were paid to shareholders, as compared to $1.41 for the same period in 2023. Mifflinburg Bancorp, Inc. remains well capitalized, with an equity-to-assets ratio of 9.4% as of December 31, 2024 and 9.8% at December 31, 2023.

The Bank maintained a strong liquidity position as of December 31, 2024, with additional borrowing capacity with the Federal Home Loan Bank of Pittsburgh of $140.0 million and $1.7 million in additional borrowing capacity from the Federal Reserve’s Discount Window. In addition, the Bank has access to brokered deposits and has $6.3 million outstanding as of December 31, 2024.

For additional information, see Mifflinburg’s Current Report on Form 8-K dated February 5, 2025 available on the SEC’s website, https://www.sec.gov, and in the “Investor Relations” section of Mifflinburg’s website, https://www.mbtc.com.

Northumberland

The financial information described below is both preliminary and unaudited.

Financial highlights for Northumberland as of and for the year ended December 31, 2024, compared to the same period in 2023, include:

●	Cash dividend paid of $0.92/share in 2024 and 2023
●	Total Assets decreased 1.23% to $666,456,000 from $674,731,000 at December 31, 2023
●	Net Loans increased 0.84% to $429,318,000 from $425,759,000 at December 31, 2023
●	Retained Earnings increased 0.88% to $63,499,000 from $62,944,000 at December 31, 2023

Net income for the year ended December 31, 2024 was $1,762,000 or $1.37 per share, compared to $1,892,000 or $1.47 per share for the same period in 2023. Net income was impacted primarily by changes in Northumberland Bank’s net interest margin due to the rising interest rate environment. Net interest income for the twelve months ended December 31, 2024, decreased to $15,872,000, from $15,932,000 for the same period in 2023. Nonrecurring merger-related expenses of $395,000 were recorded through December 31, 2024.

Northumberland Bank’s loan portfolio remained strong with an overall delinquency ratio of 1.35% of gross loans at December 31, 2024, compared to 1.33% at December 31, 2023. The allowance for credit losses was $3,869,000 or 0.89% of gross loans at December 31, 2024, compared to $4,023,000 or 0.94% of gross loans at December 31, 2023. Northumberland does not expect any material changes since the quarter ended September 30, 2024 in the results of Northumberland’s operations.

SUPERVISION AND REGULATION

Mifflinburg and Northumberland are subject to extensive state and federal banking laws and regulations that impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of our operations. These laws and regulations are generally intended to protect depositors, borrowers, and the federal Deposit Insurance Fund, which we refer to as DIF, not shareholders. The following summary is qualified in its entirety by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Since the financial crisis, numerous additional regulatory requirements have been placed on the banking industry, and additional changes are currently under consideration by both legislatures and regulators. Our operations may be affected by legislative changes and the policies of the applicable regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have on our business and earnings in the future.

The following discussion is not intended to be a complete list of all the activities regulated by the banking laws or of the impact of such laws and regulations on our operations. It is intended only to briefly summarize certain material provisions.

As a bank holding company, Mifflinburg and Northumberland are subject to regulation under the Bank Holding Company Act of 1956, as amended, which we refer to as the BHC Act, and to the supervision, examination and reporting requirements of the Federal Reserve and PADOBS. Mifflinburg Bank is chartered in Pennsylvania and is subject to regulation, supervision and examination by the FDIC, as its primary federal regulator, and the PADOBS, as its chartering authority. Norry Bank is chartered under federal law and is subject to regulation, supervision and examination by the Office of the Comptroller of the Currency, which we refer to as the "OCC."

Bank Holding Company Regulation

The BHC Act and other federal laws subject bank holding companies to restrictions on the types of activities in which they may engage, and to a range of supervisory requirements, including periodic reporting and regulatory enforcement actions for violations of applicable laws and regulations.

Bank holding companies are generally prohibited under the BHC Act from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in, any activity other than (i) banking or managing or controlling banks or (ii) an activity that the Federal Reserve has determined to be “so closely related to banking as to be a proper incident thereto.” The Federal Reserve has the authority to require a bank holding company to terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries.

A bank holding company that qualifies and elects to become a financial holding company is permitted to engage in additional activities that are financial in nature or incidental or complementary to a financial activity. Mifflinburg has elected to be a financial holding company, but does not engage in, or have any current plans to engage in, any of the additional activities permitted for a financial holding company. Northumberland currently does not have any plans to make a financial holding company election.

Subject to various exceptions, the BHC Act and the Change in Bank Control Act, together with related regulations, require Federal Reserve approval prior to acquiring “control” of a bank holding company. A person (either individual, company, or group acting in concert) is deemed to exercise control if the person: (i) owns 25% or more of any class of voting securities of a bank holding company (or sometimes less than 25% if there are other indicia of control), or (ii) owns 10% or more of any class of voting shares of the bank holding company and (a) the bank holding company has registered securities under Section 12 of the Securities Exchange Act of 1934, as amended, or (b) the person (or group acting in concert) is the largest shareholder. Neither Mifflinburg common stock nor Northumberland common stock is currently registered under Section 12 of the Securities Exchange Act of 1934.

The BHC Act generally limits acquisitions by bank holding companies to banks and companies engaged in activities that the Federal Reserve has determined to be so closely related to banking as to be a proper incident thereto. The BHC Act requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring more than 5% of the voting stock of any bank or other bank holding company, (ii) acquiring all or substantially all of the assets of any bank or bank holding company, or (iii) merging or consolidating with any other bank holding company.

In reviewing applications seeking approval of merger and acquisition transactions, the Federal Reserve is required to consider, among other factors, the competitive effect and public benefits of the transactions, the financial and managerial resources and future prospects of the combined organization (including the capital position of the combined organization), the applicant’s performance record under the Community Reinvestment Act of 1977, fair housing laws and the effectiveness of the subject organizations in combating money laundering activities.

Section 616 of the Dodd-Frank Act requires a bank holding company to act as a source of financial strength for its subsidiary bank. In accordance with Federal Reserve policy, a bank holding company is expected to act as both a source of financial and managerial strength for its subsidiary bank. This support may be required at times when the company is not in a financial position to provide it. The company could be required to guarantee the capital plan of the bank if it becomes undercapitalized for purposes of banking regulations. Any capital loans by a bank holding company to its subsidiary bank are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. The BHC Act provides that, in the event of a bank holding company’s bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a bank subsidiary will be assumed by the bankruptcy trustee and entitled to priority of payment. In addition, any capital loans made by the company to the bank will be repaid only after its deposits and various other obligations are repaid in full.

Bank Regulation

Norry Bank and Mifflinburg Bank are also subject to numerous state and federal statutes and regulations that affect their business, activities and operations and are supervised and examined by state and federal bank regulatory agencies. The FDIC, OCC and PADOBS regularly examine the operations of the banks and are given the authority to approve or disapprove mergers, consolidations, the establishment of branches and similar corporate actions. The FDIC, OCC and PADOBS monitor the banks’ activities to ensure they operate in a safe and sound manner, as well as in compliance with legal and regulatory obligations.

Bank Merger Act

Section 18(c) of the Federal Deposit Insurance Act, popularly known as the “Bank Merger Act,” requires the prior written approval of the FDIC before any bank may (i) merge or consolidate with, (ii) purchase or otherwise acquire the assets of, or (iii) assume the deposit liabilities of, another bank if the resulting institution is to be a state chartered nonmember bank, as is the case with the bank merger and with Mifflinburg Bank being the resulting institution.

The Bank Merger Act prohibits the FDIC from approving any proposed merger transaction that would result in a monopoly, or would further a combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States. Similarly, the Bank Merger Act prohibits the FDIC from approving a proposed merger transaction whose effect in any section of the country may be substantially to lessen competition, or to tend to create a monopoly, or which in any other manner would be in restraint of trade. An exception may be made in the case of a merger transaction whose effect would be to substantially lessen competition, tend to create a monopoly, or otherwise restrain trade, if the FDIC finds that the anticompetitive effects of the proposed transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the community to be served.

In every proposed merger transaction, the FDIC must also consider the financial and managerial resources and future prospects of the existing and proposed institutions, the convenience and needs of the community to be served, and the effectiveness of each insured depository institution involved in the proposed merger transaction in combating money-laundering activities, including in overseas branches.

State Law

Mifflinburg Bank is a Pennsylvania-chartered commercial bank and is subject to examination, supervision and regulation by the PADOBS, as its chartering authority, and the FDIC, as its primary federal regulator. The PADOBS and the FDIC (for state chartered nonmember banks) supervise and perform periodic examinations of Pennsylvania chartered nonmember banks to assure compliance with federal and state banking statutes and regulations, and banks are required to make regular reports to the PADOBS and the FDIC describing in detail their resources, assets, liabilities, and financial condition. Among other things, the PADOBS and the FDIC regulate mergers and consolidations of state-chartered nonmember banks, capital requirements for banks, loans to officers and directors, record keeping, types and amounts of loans and investments, and the establishment of branches.

The PADOBS has enforcement authority over Pennsylvania-chartered banks. Such authority includes the ability to issue cease and desist orders and to seek civil money penalties. The PADOBS may also take possession of a Pennsylvania bank in various circumstances, including for a violation of its charter or of applicable laws, operating in an unsafe and unsound manner, or as a result of an impairment of its capital, and may appoint the FDIC as receiver in the event of a bank’s failure. The PADOBS enforces specific requirements for bank capital, the payment of dividends, loans to officers and directors, record keeping, and types and amounts of loans and investments made by commercial banks.

Payment of Dividends and Other Restrictions

A bank holding company is a legal entity separate and distinct from its subsidiary bank. For each of Mifflinburg and Northumberland, dividends from its subsidiary bank are the company’s principal source of cash revenue. The Federal Reserve, the PADOBS, the FDIC and the OCC have authority to prohibit the company and the bank, respectively, from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the bank, be deemed to be unsafe or unsound.

Pennsylvania-chartered banks, such as Mifflinburg Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. Specifically, Mifflinburg Bank must generally pay dividends from accumulated net earnings and cannot declare or pay a dividend unless: (i) any transfer of net earnings to surplus required by the Pennsylvania Banking Code has been made prior to the declaration of the dividend (which requires that the bank maintain a surplus in an amount which is equal to at least the amount of its capital), and (ii) the surplus of the institution would not be reduced by the payment of the dividend.

National banks, such as Norry Bank, generally may pay dividends out of undivided profits provided that the amount paid in dividends in any year may not exceed net income for that year plus retained net income for each of the two preceding years, minus any funds required for the retirement of preferred stock.

The Federal Reserve’s policy statement on the payment of cash dividends by bank holding companies provides that a bank holding company should pay cash dividends only to the extent that the holding company’s net income for the past year is sufficient to cover both the cash dividends and a rate of earnings retention that is consistent with the holding company’s capital needs, asset quality and overall financial condition. The Federal Reserve also indicated that it would be inappropriate for a holding company experiencing serious financial problems to borrow funds to pay dividends. Furthermore, under the prompt corrective action regulations adopted by the Federal Reserve, the Federal Reserve may prohibit a bank holding company from paying any dividends if any of the holding company’s bank subsidiaries are classified as undercapitalized.

A bank holding company is required to give the Federal Reserve prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for all such purchases or redemptions during the preceding 12 months, is equal to 10% or more of its consolidated net worth. The Federal Reserve may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe or unsound practice or would violate any law, regulation, Federal Reserve order or any condition imposed by, or written agreement with, the Federal Reserve.

Capital Adequacy

In July 2013, the Federal Reserve, the FDIC and the OCC issued final rules, referred to as the “Capital Rules,” that established a new capital framework for U.S. banking organizations. The Capital Rules generally implement the Basel Committee on Banking Supervision’s December 2010 final capital framework, referred to as “Basel III”, for strengthening international capital standards. In addition, the Capital Rules implement certain provisions of the Dodd-Frank Act, including the requirements of Section 939A to remove references to credit ratings from the federal banking agencies’ rules. The Capital Rules substantially revised the risk-based capital requirements applicable to bank holding companies and their depository institution subsidiaries. The risk based capital guidelines are designed to make regulatory capital requirements sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposures and to minimize disincentives for holding liquid, low-risk assets.

The Capital Rules: (i) require a capital measure called “Common Equity Tier 1,” abbreviated as “CETI,” and the related regulatory capital ratio of CET1 to risk-weighted assets; (ii) specify that Tier 1 capital consists of CET1 and “Additional Tier 1 capital” instruments meeting certain revised requirements; (iii) mandate that most deductions/adjustments to regulatory capital measures be made to CET1 and not to the other components of capital; and (iv) expand the scope of the deductions from and adjustments to capital as compared to prior regulations. The Capital Rules revised the definitions and the components of regulatory capital and impacted the calculation of the numerator in banking institutions’ regulatory capital ratios. The Capital Rules became effective for Mifflinburg and Northumberland on January 1, 2015, subject to phase-in periods for certain components and other provisions. Under the Capital Rules, for most banking organizations, the most common form of Additional Tier 1 capital is non-cumulative perpetual preferred stock and the most common forms of Tier 2 capital are subordinated notes and a portion of the allocation for loan losses, in each case, subject to the Capital Rules’ specific requirements. Pursuant to the Capital Rules, the minimum capital ratios are as follows:

•	4.5% CET1 to risk-weighted assets;

•	6.0% Tier 1 capital (that is, CET1 plus Additional Tier 1 capital) to risk-weighted assets;

•	8.0% Total capital (that is, Tier 1 capital plus Tier 2 capital) to risk-weighted assets; and

•	4.0% Tier 1 capital to average consolidated assets as reported on consolidated financial statements (the “leverage ratio”).

The Capital Rules also require a “capital conservation buffer,” composed entirely of CET1, on top of these minimum risk-weighted asset ratios. The capital conservation buffer is designed to absorb losses during periods of economic stress. Banking organizations that do not hold the requisite capital conservation buffer will face constraints on dividends, equity and other capital instrument repurchases, interest payments on capital instruments and discretionary bonus payments based on the amount of the shortfall. The capital standards applicable to Mifflinburg include an additional capital conservation buffer of 2.5% of CET1, effectively resulting in minimum ratios inclusive of the capital conservation buffer of (i) CET1 to risk-weighted assets of at least 7%, (ii) Tier 1 capital to risk-weighted assets of at least 8.5%, and (iii) Total capital to risk- weighted assets of at least 10.5%. The Capital Rules provide for a number of deductions from and adjustments to CET1. These include, for example, the requirement that mortgage servicing rights, deferred tax assets arising from temporary differences that could not be realized through net operating loss carrybacks and significant investments in non-consolidated financial entities be deducted from CET1 to the extent that any one such category exceeds 10% of CET1 or all such items, in the aggregate, exceed 15% of CET1. In November 2017, the Federal Reserve finalized a rule pausing the phase-in of these deductions and adjustments for non-advanced approaches institutions. In July 2019, the OCC, the Federal Reserve and the FDIC adopted a final rule intended to simplify the Capital Rules described above for non-advanced approaches institutions, which supersedes the November 2017 transitional rule.

In addition, under the prior general risk-based capital rules, the effects of accumulated other comprehensive income or loss, abbreviated as “AOCI,” items included in shareholders’ equity (for example, mark-to-market of securities held in the available-for-sale portfolio) under U.S. GAAP are disregarded for the purposes of determining regulatory capital ratios. Under the Capital Rules, the effects of certain AOCI items are not excluded; however, banking organizations not using the advanced approaches, including Norry Bank and Mifflinburg Bank, were permitted to make a one-time permanent election to continue to exclude these items in January 2015. Both Norry Bank and Mifflinburg Bank chose to make this election. The Capital Rules also preclude certain hybrid securities, such as trust preferred securities issued after May 19, 2010, from inclusion in bank holding companies’ Tier 1 capital.

The Federal Reserve’s Small Bank Holding Company and Savings and Loan Holding Company Policy Statement applies to bank holding companies, including Mifflinburg and Northumberland, with pro forma consolidated assets of less than $3 billion that (i) are not engaged in significant nonbanking activities either directly or through a nonbank subsidiary; (ii) do not conduct significant off-balance sheet activities either directly or through a nonbank subsidiary; and (iii) do not have a material amount of debt or equity securities outstanding (other than trust preferred securities) that are registered with the Securities and Exchange Commission. A qualifying bank holding company is not subject to regulatory capital requirements, but under the Policy Statement, in connection with applications or notices to the Federal Reserve regarding the formation of small bank holding companies, or if a small bank holding company proposes to acquire an additional bank or company, or to transactions involving changes in control, stock redemptions or other shareholder transactions, each insured depository subsidiary of a small bank holding company is expected to be well-capitalized.

Management of each of Mifflinburg and Northumberland believes that, as of September 30, 2024, Mifflinburg Bank and Norry Bank met all applicable minimum capital requirements and were considered “well-capitalized” by the Federal Reserve, the FDIC and the OCC.

In September 2019, the federal bank regulators adopted a final rule that is intended to further simplify the Capital Rules for depository institutions and their holding companies that have less than $10 billion in total consolidated assets, such as Mifflinburg Bank and Norry Bank, if such institutions meet certain qualifying criteria. This final rule became effective on January 1, 2020. Both Mifflinburg Bank and Norry Bank have opted into this community bank leverage ratio framework and meet the qualifying criteria, including having a leverage ratio (equal to tier 1 capital divided by average total consolidated assets) of greater than 9% and are considered to have satisfied the generally applicable risk-based and leverage capital requirements in the Capital Rules (as modified pursuant to the simplification rule) and to have met the well-capitalized ratio requirements for “prompt corrective action” purposes.

Under the community bank leverage ratio framework, if a bank that has opted in ceases to satisfy any of the qualifying criteria, such as when its leverage ratio is 9% or less but greater than 8%, a two quarter grace period applies in which the bank must either meet the qualifying criteria again or comply with the generally applicable Capital Rules. The grace period, however, does not apply if the bank fails to maintain a leverage ratio of greater than 8% or if the failure to satisfy any of the qualifying criteria is as a result of a merger or other acquisition. As indicated in the UNAUDITED PRO FORMA CONDENSED COMBINED CONSOLIDATED FINANCIAL INFORMATION RELATING TO THE MERGER beginning on page 31, it is anticipated that the pro forma Mifflinburg Bank would have a pro forma Tier 1 leverage ratio of 7.37% as of September 30, 2024, including a $2 million capital infusion from its post-merger Mifflinburg parent bank holding at closing, and a projected Tier 1 leverage ratio of 7.69% as of December 31, 2025. The pro forma Mifflinburg Bank, however, would at all times continue to be in compliance with the generally applicable Capital Rules.

Pursuant to Section 38 of the FDIA, federal banking agencies are required to take “prompt corrective action” if an insured depository institution fails to meet certain capital adequacy standards. At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, restrictions on interest rates paid on deposits, restrictions or prohibitions on payment of dividends and restrictions on the acceptance of brokered deposits. Furthermore, if an insured depository institution is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the appropriate federal banking agency, and the holding company must guarantee the performance of that plan. Based upon its capital levels, a bank that is classified as well capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment.

For purposes of prompt corrective action, to be: (i) well-capitalized, an insured depository institution must have a total risk-based capital ratio of at least 10%, a Tier 1 risk-based capital ratio of at least 8%, a CET1 risk-based capital ratio of at least 6.5%, and a Tier 1 leverage ratio of at least 5%; (ii) adequately capitalized, an insured depository institution must have a total risk-based capital ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 6%, a CET1 risk-based capital ratio of at least 4.5%, and a Tier 1 leverage ratio of at least 4%; (iii) undercapitalized, an insured depository institution would have a total risk-based capital ratio of less than 8%, a Tier 1 risk-based capital ratio of less than 6%, a CET1 risk-based capital ratio of less than 4.5%, and a Tier 1 leverage ratio of less than 4%; (iv) significantly undercapitalized, an insured depository institution would have a total risk-based capital ratio of less than 6%, a Tier 1 risk-based capital ratio of less than 4%, a CET1 risk-based capital ratio of less than 3%, and a Tier 1 leverage ratio of less than 3% and (v) critically undercapitalized, an insured depository institution would have a ratio of tangible equity to total assets that is less than or equal to 2%. As of December 31, 2023, each of Norry Bank and Mifflinburg Bank were, and on a pro forma basis as of September 30, 2024 the post-merger Mifflinburg Bank would be, categorized as “well capitalized” under such regulations. A bank that is not “well capitalized” is subject to certain limitations relating to brokered deposits.

The Federal Deposit Insurance Act generally prohibits an FDIC-insured bank from making a capital distribution (including payment of a dividend) or paying any management fee to its holding company if the bank would thereafter be “undercapitalized.”

FDIC Insurance Assessments

Each of Norry Bank’s and Mifflinburg Bank’s deposits are fully insured by the FDIC up to the deposit insurance limit of $250,000 per depositor, per FDIC insured institution, and per ownership category, in accordance with applicable laws and regulations. The assessment rate paid by each FDIC member institution is based on its relative risks of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution’s capitalization risk category and supervisory subgroup category. An institution’s capitalization risk category is based on the institution’s capitalization and supervisory ratings. An institution’s supervisory subgroup category is based on the FDIC’s assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. The FDIC may terminate insurance of deposits upon a finding that an institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC.

The base for deposit insurance assessments is average consolidated total assets less average tangible equity. Assessment rates are calculated using formulas that take into account the risk of the institution being assessed.

The FDIC may increase or decrease the assessment rate schedule in order to manage the DIF to prescribed statutory target levels. An increase in the risk category for a subsidiary bank or in the assessment rates could have an adverse effect on such bank’s and, consequently, the holding company’s earnings. The FDIC may terminate deposit insurance if it determines the institution involved has engaged in or is engaging in unsafe or unsound banking practices, is in an unsafe or unsound condition, or has violated applicable laws, regulations or orders.

On May 11, 2023, the FDIC proposed a special assessment to make up for losses to the deposit insurance fund caused by the decision of bank regulators to declare a systemic exception in the failures of Silicon Valley Bank and Signature Bank. Starting with the first quarter of 2024, the FDIC would impose a special assessment on the amount of an independent bank’s estimated uninsured deposits in excess of $5 billion as of December, 2022. Banks with less than $5 billion in assets, such as Mifflinburg Bank, Norry Bank and the post-merger Mifflinburg Bank, to be renamed Central Penn Bank & Trust, would not be subject to the special assessment.

Depositor Preference

The Federal Deposit Insurance Act provides that, in the event of the liquidation or other resolution of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver, will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, non-deposit creditors, including the parent bank holding company, with respect to any extensions of credit they have made to such insured depository institution.

Transactions with Affiliates and Insiders

Under federal law, transactions between insured depository institutions and their affiliates are governed by Sections 23A and 23B of the Federal Reserve Act, abbreviated as “FRA,” and implementing Regulation W. In a bank holding company context, at a minimum, the parent holding company of a bank, and any companies which are controlled by such parent holding company, are affiliates of the bank. Generally, sections 23A and 23B of the FRA are intended to protect insured depository institutions from losses arising from transactions with noninsured affiliates by limiting the extent to which a bank or its subsidiaries may engage in covered transactions with any one affiliate and with all affiliates of the bank in the aggregate, and requiring that such transactions be on terms consistent with safe and sound banking practices and market terms generally.

Further, Section 22(h) of the FRA and its implementing Regulation O restricts loans to directors, executive officers, and principal stockholders or other insiders. Under Section 22(h), loans to insiders and their related interests may not exceed, together with all other outstanding loans to such persons and affiliated entities, the institution’s total capital and surplus. Loans to insiders above specified amounts must receive the prior approval of the board of directors. Further, under Section 22(h) of the FRA, loans to directors, executive officers, and principal stockholders must be made on terms substantially the same as offered in comparable transactions to other persons, except that such insiders may receive preferential loans made under a benefit or compensation program that is widely available to the bank’s employees and does not give preference to the insider over the employees. Section 22(g) of the FRA places additional limitations on loans to executive officers.

Community Reinvestment Act

The Community Reinvestment Act of 1977, abbreviated as “CRA,” requires FDIC-insured depository institutions to assist in meeting the credit needs of their market areas consistent with safe and sound banking practice. Under the CRA, each depository institution is required to help meet the credit needs of its market areas by, among other things, providing credit to low- and moderate-income individuals and communities. These factors are also considered in evaluating mergers, acquisitions and applications to open a branch or facility. The applicable federal regulators regularly conduct CRA examinations to assess the performance of financial institutions and assign one of four ratings to the institution’s record of meeting the credit needs of its community. During its last examination, each of Norry Bank and Mifflinburg Bank received a rating of “Satisfactory.”

Consumer Laws and Regulations

Mifflinburg and Northumberland are also subject to federal and state consumer laws and regulations that are designed to protect consumers in transactions with banks. While the list set forth below is not exhaustive, these laws and regulations include the Truth in Lending Act, the Truth in Savings Act, the Electronic Funds Transfer Act, the Expedited Funds Availability Act, the Check Clearing for the 21st Century Act, the Fair Credit Reporting Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act, the Fair and Accurate Transactions Act, the Mortgage Disclosure Improvement Act and the Real Estate Settlement Procedures Act, among others. These laws and regulations mandate certain disclosure requirements and regulate the manner in which financial institutions must deal with customers when taking deposits or making loans to customers. Each of the subsidiary banks must comply with the applicable provisions of these consumer protection laws and regulations as part of their ongoing customer relations.

Financial Privacy

Section V of the Gramm-Leach-Bliley Act, which we refer to as GLBA, and its implementing regulations require all financial institutions to adopt privacy policies, restrict the sharing of nonpublic customer data with nonaffiliated parties at the customer’s request, limit the reuse of certain consumer information received from nonaffiliated financial institutions, and establish procedures and practices to protect customer data from unauthorized access. In addition, the Fair Credit Reporting Act, or FCRA, as amended by the Fair and Accurate Credit Transactions Act of 2003, which we refer to as the FACT Act, includes many provisions affecting Norry Bank and Mifflinburg Bank, including provisions concerning obtaining consumer reports, furnishing information to consumer reporting agencies, maintaining a program to prevent identity theft, sharing of certain information among affiliated companies, and other provisions. The FACT Act requires persons subject to FCRA to notify their customers if they report negative information about them to a credit bureau or if they are granted credit on terms less favorable than those generally available. The Consumer Financial Protection Bureau and the Federal Trade Commission have extensive rulemaking authority under the FACT Act, and Mifflinburg Bank and Norry Bank are subject to the rules that have been promulgated under the FACT Act, including rules requiring financial institutions with covered accounts (e.g. consumer bank accounts and loans) to develop, implement, and administer an identity theft protection program, as well as rules regarding limitations on affiliate marketing and implementation of programs to identify, detect and mitigate certain identity theft red flags. Mifflinburg Bank and Norry Bank each have developed policies and procedures for itself and its subsidiaries and believes it is in compliance with all privacy, information sharing, and notification provisions of the GLBA and the FACT Act. Both banks are also subject to data security standards, privacy and data breach notice requirements, primarily those issued by the FDIC.

Anti-Money Laundering and the Patriot Act

The Bank Secrecy Act, as amended by the Patriot Act, requires each financial institution: (i) to establish an anti- money laundering program; (ii) to establish due diligence policies, procedures and controls with respect to its private banking accounts involving foreign individuals and certain foreign banks; and (iii) to avoid establishing, maintaining, administering or managing correspondent accounts in the United States for, or on behalf of, foreign banks that do not have a physical presence in any country. The Financial Crimes Enforcement Network, a bureau of the U.S. Department of the Treasury, has issued multiple rules and regulations to implement the requirements of the Bank Secrecy Act, which are applicable to Mifflinburg Bank and Norry Bank. These regulations impose obligations on financial institutions to maintain appropriate policies, procedures and controls to detect, prevent and report money laundering and terrorist financing and to verify the identities of their customers. Financial institutions are also prohibited from entering into specified financial transactions and account relationships and must use enhanced due diligence procedures in their dealings with certain types of high-risk customers and implement a written customer identification program. Financial institutions must take certain steps to assist government agencies in detecting and preventing money laundering and report certain types of suspicious transactions. Regulatory authorities routinely examine financial institutions for compliance with these obligations, and failure of a financial institution to maintain and implement adequate programs to combat money laundering and terrorist financing, or to comply with all of the relevant laws or regulations, can have serious legal and reputational consequences for the institution. In addition, the Patriot Act contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities.

Office of Foreign Assets Control Regulation

The United States government has imposed economic sanctions that affect transactions with designated foreign countries, nationals, and others. These are typically known as the “OFAC” rules based on their administration by the U.S. Treasury Department Office of Foreign Assets Control. The Office of Foreign Assets Control administered sanctions targeting certain countries take many different forms. Generally, they contain one or more of the following elements: (i) restrictions on trade with or investment in a sanctioned country, including prohibitions against direct or indirect imports from and exports to a sanctioned country and prohibitions on U.S. persons engaging in financial transactions relating to making investments in, or providing investment-related advice or assistance to, a sanctioned country; and (ii) a blocking of assets in which the government or specially designated nationals of the sanctioned country have an interest, by prohibiting transfers of property subject to U.S. jurisdiction (including property in the possession or control of U.S. persons). Blocked assets (property and bank deposits) cannot be paid out, withdrawn, set off, or transferred in any manner without a license from the Office of Foreign Assets Control. Failure to comply with these sanctions could have serious legal and reputational consequences.

Fiscal and Monetary Policy

Banking is a business which depends on interest rate differentials for success. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the most significant portion of a bank’s earnings. Thus, a bank's earnings and growth are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve. The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve and the reserve requirements on deposits. The nature and timing of any changes in such policies and their effect on our business and results of operations cannot be predicted.

Current and future legislation and the policies established by federal and state regulatory authorities will affect our future operations. Revised or additional legislation and regulations applicable to banks may limit our growth and the return to investors by restricting certain of our activities.

In addition, capital requirements could be changed and have the effect of restricting the activities of a bank holding company or requiring additional capital to be maintained. We cannot predict with certainty what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on our business and results of operations.

Real Estate Lending Evaluations

The federal regulators have adopted uniform standards for evaluations of loans secured by real estate or made to finance improvements to real estate. Banks are required to establish and maintain written internal real estate lending policies consistent with safe and sound banking practices and appropriate to the size of the institution and the nature and scope of its operations. The regulations establish loan to value ratio limitations on real estate loans. Each bank’s respective loan policies establish limits on loan to value ratios that are equal to or less than those established in such regulations.

Commercial Real Estate Concentrations

Lending operations of commercial banks may be subject to enhanced scrutiny by federal banking regulators based on a bank’s concentration of commercial real estate loans. On December 6, 2006, the federal banking regulators issued final guidance to remind financial institutions of the risk posed by commercial real estate, or CRE, lending concentrations, and on December 18, 2015, the federal bank regulators issued additional guidance on prudent risk management for CRE lending. CRE loans generally include land development, construction loans, and loans secured by multifamily property, and nonfarm, nonresidential real property where the primary source of repayment is derived from rental income associated with the property. The guidance prescribes the following guidelines for its examiners to help identify institutions that are potentially exposed to significant CRE risk and may warrant greater supervisory scrutiny:

•	total reported loans for construction, land development and other land, or C&D, represent 100% or more of the institution’s total capital; or

•	total CRE loans represent 300% or more of the institution’s total capital, and the outstanding balance of the institution’s CRE loan portfolio has increased over 50% or more.

As of December 31, 2023, neither Mifflinburg Bank or Norry Bank exceeded either guideline threshold.

Limitations on Incentive Compensation

In June 2010, the Federal Reserve, the FDIC, and the Office of the Comptroller of the Currency issued final guidance on incentive compensation. The final guidance, which covers all employees that have the ability to materially affect the risk profile of an organization, either individually or as part of a group, is based upon the key principles that a banking organization’s incentive compensation arrangements should (i) provide employees with incentives that appropriately balance risk and reward and, thus, do not encourage risk-taking beyond the organization’s ability to effectively identify and manage risks, (ii) be compatible with effective internal controls and risk management, and (iii) be supported by strong corporate governance, including active and effective oversight by the organization’s board of directors. Any deficiencies in compensation practices that are identified may be incorporated into the organization’s supervisory ratings, which can affect its ability to make acquisitions or perform other actions. The guidance provides that enforcement actions may be taken against a banking organization if its incentive compensation arrangements or related risk-management control or governance processes pose a risk to the organization’s safety and soundness and the organization is not taking prompt and effective measures to correct the deficiencies.

The Dodd-Frank Act also requires the federal banking agencies and the SEC to establish joint regulations or guidelines prohibiting incentive-based payment arrangements at specified regulated entities with at least $1 billion in total consolidated assets that encourage inappropriate risks by providing an executive officer, employee, director or principal shareholder with excessive compensation, fees, or benefits that could lead to material financial loss to the entity. The federal banking agencies and the SEC most recently proposed such regulations in 2016, but the regulations have not yet been finalized. If the regulations are adopted in the form initially proposed, they will restrict the manner in which executive compensation is structured for entities with at least $1 billion in total consolidated assets. These regulations, if finalized, would not be expected to affect either Mifflinburg or Northumberland, each of which has less than $1 billion in total consolidated assets, but Mifflinburg is expected to continue to have more than $1 billion in total consolidated assets on a post-merger basis.

Economic Environment

The policies of regulatory authorities, including the monetary policy of the Federal Reserve, have a significant effect on the operating results of bank holding companies and their bank subsidiaries. Among the means available to the Federal Reserve to affect the money supply are open market operations in U.S. government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These means are used in varying combinations to influence overall growth and distribution of bank loans, investments and deposits, and their use may affect interest rates charged on loans or paid on deposits.

The Federal Reserve’s monetary policies have materially affected the operating results of commercial banks in the past and are expected to continue to do so in the future. The nature of future monetary policies and the effect of these policies on our business and earnings cannot be predicted.

Evolving Legislation and Regulatory Action

Congress may enact further legislation that affects the regulation of the financial services industry, and the Pennsylvania legislature may enact further legislation affecting the regulation of financial institutions chartered by the Commonwealth of Pennsylvania. Several bills that would impact our respective bank holding companies and banks are pending before the U.S. Congress and would be subject to rulemaking by the federal regulatory agencies. Federal and state regulatory agencies also periodically propose and adopt changes to their regulations or change the manner in which existing regulations are applied. We cannot predict the substance or impact of pending or future legislation or regulations, or the application thereof, although enactment of the proposed legislation could impact the regulatory structure under which our respective companies operate and may significantly increase costs, impede the efficiency of internal business processes, require an increase in regulatory capital, require modifications to our respective company’s business strategy, and limit our company’s ability to pursue business opportunities in an efficient manner. A change in statutes, regulations or regulatory policies applicable to our respective companies or any of their subsidiaries could have a material effect on our business.

THE MERGER

This section of the proxy statement/prospectus describes material aspects of the merger. This summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer you to for a more complete understanding of the merger. In addition, we incorporate important business and financial information about each of us into this document by reference. You may obtain the information incorporated by reference into this document without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 175.

Terms of the Merger

Each of Mifflinburg’s and Northumberland’s respective board of directors has unanimously approved the merger agreement. The merger agreement provides that, pursuant to the terms and subject to the conditions set forth in the merger agreement, Northumberland will merge with and into Mifflinburg, with Mifflinburg as the surviving entity, which is referred to as the merger. Immediately following the merger, Norry Bank will merge with and into Mifflinburg Bank, with Mifflinburg Bank as the surviving bank, which is referred to as the bank merger. In connection with the merger, Mifflinburg will change its name to “Steele Bancorp, Inc.” and, in connection with the bank merger, Mifflinburg Bank will change its name to “Central Penn Bank & Trust.”

Each share of Northumberland common stock issued and outstanding immediately prior to the effective time, except for certain shares owned by Mifflinburg or Northumberland (subject to certain exceptions described in the merger agreement), will be converted into the right to receive 1.1850 shares of Mifflinburg common stock. Northumberland shareholders who would otherwise be entitled to receive a fraction of a share of Mifflinburg common stock in the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the determination date market price of Mifflinburg common stock.

Northumberland shareholders are being asked to approve the Northumberland merger proposal. See the section entitled “THE MERGER AGREEMENT” beginning on page 141 for additional and more detailed information regarding the legal documents that govern the merger, including information about the conditions to the completion of the merger and the provisions for terminating or amending the merger agreement.

Background of the Merger

As part of the ongoing oversight and management of their respective companies, each of the Mifflinburg and Northumberland boards of directors and executive management teams regularly review and assess their respective companies’ long-term strategic goals and opportunities and their respective companies’ performance and prospects in light of competitive and other relevant developments, as part of their continuous efforts to enhance value for their respective shareholders and to deliver the best possible services and support to their respective customers and communities. For each company, these reviews have included periodic discussions regarding potential transactions that could further their strategic objectives and the potential benefits and risks of any such transactions. From time to time, over many years, such discussions have occurred between representatives of Mifflinburg and Northumberland.

In early May, 2024, Mifflinburg President and Chief Executive Officer, Jeffrey Kapsar, invited Norry Bank Executive Vice President and Chief Administrative Officer, Mark Ritter to lunch. They met on May 7, 2024, and discussed challenges in finding qualified employees to fill vacancies that occur through normal attrition, the costs of expanding market areas organically, and board and senior management succession. Mr. Kapsar noted that Mifflinburg Bank was about to start a core processor review with only two years left on the current contract with its core processing provider. Mr. Ritter reported that Norry Bank had recently entered into a contract with a new core processing provider.

During their initial discussion, Mr. Kapsar presented Mr. Ritter with a rough balance sheet titled “Steele Financial Corporation,” the potential name for the holding company that would result from the combination of Northumberland and Mifflinburg, and outlining what the two companies would look like from a financial perspective on a consolidated basis, and a map of the companies’ combined market areas. He noted that Mifflinburg had six directors and mandatory retirement at 73 years of age, and suggested that if Northumberland would consider reducing the number of its board of directors from nine to six, then a potential combination could be considered as a merger of equals, as each company would have the same level of representation on the boards of directors of the resulting holding company and bank. Mr. Kapsar noted that while Northumberland had a larger balance sheet than Mifflinburg, Mifflinburg had a stronger level of earnings, financial performance metrics and a higher market capitalization. He suggested that Northumberland’s Chairman, J. Donald Steele, Jr., could remain in that position in a combined company, and that Mr. Kapsar would retain the President and Chief Executive Officer positions. An additional benefit to the resulting company would be the potential for cost savings resulting from a number of employee retirements anticipated at each bank over the next few years. Mr. Kapsar observed that it appeared to be an ideal time to leverage each other’s strengths and combine to create a $1.2 billion bank with limited branch office overlap. At the conclusion of the meeting, Mr. Ritter commented that the plan had merit and committed to discuss it with Northumberland President and Chief Executive Officer, J. Todd Troxell.

The May 2024 lunch conversation between Mr. Kapsar and Mr. Ritter was the first contact between members of management of Mifflinburg and Northumberland to discuss a potential transaction. At the time, Northumberland was not having conversations with any other institution about a potential transaction.

On May 18, 2024 Mr. Kapsar met with Messrs. Troxell and Ritter to further discuss a potential combination of Mifflinburg and Northumberland, focusing on board of directors and management structures and succession. At the conclusion of the meeting, Messrs. Troxell and Ritter stated that before discussions could proceed further, they first needed to review the proposal with Northumberland Lead Director William Roll and Chairman Steele.

Mr. Kapsar received a call from Mr. Ritter in the morning of May 23, 2024 stating he and Mr. Troxell had met with Mr. Roll and then with Mr. Steele. Mr. Roll and Mr. Steele were both were in favor of presenting the proposal to the full board of directors at a special meeting on June 3, 2024. Mr. Ritter stated that if the Northumberland board of directors determined to move forward with further discussions, Northumberland would organize a small transaction team to further evaluate the financial and other merits of a combination of Mifflinburg and Northumberland.

On the afternoon of May 23, 2024 Mr. Kapsar shared with the Mifflinburg board of directors the results of his May 18, 2024 meeting with Messrs. Troxell and Ritter and the substance of his telephone conversation with Mr. Ritter that morning. Mifflinburg Senior Executive Vice President and Chief Financial Officer, Thomas Graver, presented a pro forma combined balance sheet and income statement, prior to any material acquisition accounting adjustments, for a combined Mifflinburg and Northumberland as of December 31, 2023, along with a contribution analysis. Based on the materials reviewed, there was a consensus among the Mifflinburg directors that there appeared to be opportunities to realize efficiencies to improve earnings and shareholder value through a combination with Northumberland. The only overlap would be in the Selinsgrove area and, if the combined companies would maintain Mifflinburg’s historical payout rates, Northumberland shareholders would receive an increase of $1 million in dividends.

Mr. Kapsar also noted Northumberland had three directors who are older than the Mifflinburg mandatory retirement age of 73 and that Mr. Ritter also could be a retirement candidate. He observed that while Chairman Steele also is approaching the Mifflinburg age 73 mandatory retirement age, making an exception for him, in consideration of his substantial holdings of Northumberland common stock, may be a term to be offered by Mifflinburg in order to continue to move forward with the proposed combination.

During a special meeting of the Northumberland board of directors June 4, 2024, Messrs. Troxell and Ritter were authorized to begin negotiating a letter of intent with Mifflinburg and to retain legal counsel to advise Northumberland on the proposed merger of equals.

At a meeting on June 6, 2024, Mr. Kapsar presented to Messrs. Troxell and Ritter a proposed organizational chart and a proposed ten person board of directors, consisting of five Mifflinburg and five Northumberland directors, because one of the six Mifflinburg directors would be departing the board due to reaching mandatory retirement age in March, 2025. Mr. Kapsar commented that If Northumberland would not be able to reduce the number of its directors on the combined company board of directors to five, then Mifflinburg would need to appoint a new director so that the combined board of directors would consist of six Mifflinburg directors and six Northumberland directors. Steele Bancorp, Inc. was discussed as the new name for the combined holding company. Agreeing upon a new name for the combined bank also was discussed. Mr. Kapsar proposed that Mifflinburg would be the legal and accounting acquiror in the combination. Potential expense reduction measures and the elimination of duplicate positions also were discussed.

On June 10, 2024, Mr. Kapsar asked Mifflinburg’s financial advisor to model a potential transaction with Northumberland, assuming that Mifflinburg would be both the legal and accounting acquirer in a transaction between the companies.  Initially, a fixed conversion ratio of 1.1382 shares of Mifflinburg common stock for each share of Northumberland common stock was modeled specifically for Mifflinburg’s reference. Mr. Kaspar then verbally communicated this ratio to Mr. Ritter as a starting point, noting that the ratio represented an offer for a transaction structured as a merger of equals rather than as an outright acquisition.  Over the next three weeks, while the companies and their respective financial advisors were negotiating other matters, the financial advisors continued to negotiate the conversion ratio. Ultimately, agreement was reached on a conversion ratio of 1.1850 shares of Mifflinburg common stock for each share of Northumberland common stock.

At a Mifflinburg board of directors meeting on June 20, 2024, Mr. Kapsar gave an update on the discussions with Northumberland noting that Northumberland board of directors had unanimously approved continuing negotiations at its June 4, 2024 meeting. He reported that the Northumberland had agreed that six directors from each company would serve on the board of directors of the combined company. Legal counsel was engaged and directed to prepare a Nondisclosure and Confidentiality Agreement between the companies.

On June 25, 2024, Messrs. Kapsar and Graver met with Messrs. Troxell and Ritter and Doug Baxter, Northumberland’s Chief Financial Officer, to discuss and then enter into a Nondisclosure and Confidentiality Agreement. The topic of the combined company becoming an SEC registrant was discussed, as well as FDICIA reporting obligations and the need to expand the finance and accounting departments of the combined company beyond the combined current departments of both banks. The economics of a merger of equals in comparison to a true acquisition also was discussed, with each party agreeing to approach the transaction as a merger of equals.

Also on June 25, 2024, the Northumberland board of directors formally approved engaging J. Alden Associates, Inc., which we refer to as Alden, as its financial advisor to advise Northumberland regarding the proposed merger of equals with Mifflinburg. On July 1, 2024, Mifflinburg formally engaged its financial advisor to advise Mifflinburg regarding the proposed merger of equals with Northumberland.

With agreement on the conversion ratio, the composition of the post-combination boards of directors, a termination fee and other transaction issues, Mifflinburg and Northumberland entered into a nonbinding letter of intent on July 10, 2024. The letter of intent provided for the merger of Northumberland with and into Mifflinburg, with Mifflinburg as the surviving holding company, and Norry Bank with and into Mifflinburg Bank, with Mifflinburg Bank as the surviving bank. The new name of the surviving holding company would be Steele Bancorp, Inc. The parties would agree on a new name for the surviving bank. Northumberland common stock would be exchanged for Mifflinburg common stock according to a fixed conversion ratio of 1.1850 Mifflinburg shares for each Northumberland share, to qualify as a tax free reorganization for U.S. federal income tax purposes. Price protection would be provided through a customary double trigger walk away provision to be negotiated by the parties. Members of the board of directors and senior management would be required to enter into voting agreements with Mifflinburg pursuant to which such persons would agree to vote in favor of the merger and not to sell or otherwise dispose of their shares of Northumberland common stock before the Northumberland shareholders meeting called to vote upon the merger.

On July 11, 2024, Mifflinburg and Northumberland entered into an exclusivity agreement providing for an exclusivity period expiring September 13, 2024.

Following entry into the letter of intent and exclusivity agreement, the parties began to populate a virtual data room maintained by Mifflinburg’s financial advisor and to conduct due diligence investigations.

At the July 19, 2024 Mifflinburg board of directors meeting, representatives of Mifflinburg’s financial advisor presented via telephone, a financial analysis of the proposed merger of equals with Northumberland. Based upon the agreed upon fixed conversion ratio of 1.1850 Mifflinburg shares for each Northumberland share, Mifflinburg shareholders would own 54.45% of the outstanding shares of the post-merger combined company and Northumberland shareholders would own 45.55%. The approximate value of transaction would be $35 million based upon Mifflinburg’s then current stock price of $20.00, representing a price to book ratio of approximately 73.00% for Northumberland common stock and a premium of 11.7% over Northumberland’s then current stock price of $21.35. Northumberland would receive a material increase in cash dividends approximately $1 million relative to Northumberland’s historical dividends.

On July 23, 2024, the Mifflinburg and Northumberland directors met at Fero Vineyards, near Mifflinburg, to introduce themselves and get better acquainted.

On July 30, 2024 Messrs. Kapsar, Troxell, Ritter and Baxter met to review benefits to be paid to any employees of either bank who would be displaced as a result of the merger, and to answer questions that had arisen during due diligence.

On July 31, 2024, legal counsel to Mifflinburg provided to legal counsel to Northumberland first drafts of the merger agreement and bank merger agreement. Throughout August and September, 2024, the parties continued their due diligence investigations and negotiation of the terms of the merger agreement and bank merger agreement.

On August 30, 2024, a meeting was held at the offices of Northumberland’s legal counsel, to which representatives of both parties and their respective financial advisors attended. Discussions focused on outstanding due diligence issues and which bank’s core processing system would be used by the post-merger combined bank.

During August and into September, 2024, while the merger agreement was being negotiated and due diligence conducted, Mifflinburg negotiated with Northumberland and each of Messrs. Troxell, Ritter and Mr. Baxter regarding termination of their existing employment agreements with Northumberland and/or Norry Bank upon completion of the merger and the entry into of new employment agreements with Mifflinburg and/or Mifflinburg Bank to be effective upon the completion of the merger. Each of the Northumberland executives separately discussed the terms of a future employment agreement with members of Mifflinburg management, retained his own counsel, and were able to agree on the terms of terminating the existing Northumberland or Norry Bank agreements and enter into new agreements with Mifflinburg and/or Mifflinburg Bank to be effective upon completion of the merger. See “THE MERGER – Interests of Certain Northumberland Directors and Named Executive Officers in the Merger” beginning on page 132, for a discussion of the new agreements between Mifflinburg and/or Mifflinburg Bank and Messrs. Troxell, Ritter and Baxter, and “INFORMATION ABOUT NORTHUMBERLAND AND NORRY BANK – Executive Compensation,” beginning on page 88 for a discussion of their Northumberland or Norry Bank employment agreements.

On September 11, 2024, Mifflinburg and Northumberland, by written agreement, extended the exclusivity period to September 30, 2024.

At a special board of directors meeting on September 23, 2024, the Northumberland board of directors met with representatives from its financial advisor, Alden, and its legal counsel. At the meeting, Alden presented several analyses of the proposed financial terms of the merger, culminating in Alden delivering its opinion that the conversion ratio was fair, from a financial point of view, to Northumberland’s shareholders. Legal counsel presented an overview of the fiduciary duties of directors in considering approving the merger of equals with Mifflinburg, summarized the terms of the definitive merger agreement and related documents, and discussed what next steps would occur if the Northumberland board ultimately determined to approve the merger and the related transactions, including the bank merger. The Northumberland board of directors unanimously approved the definitive merger agreement with Mifflinburg at the meeting.

At a special board of directors meeting on September 24, 2024, the Mifflinburg board of directors met with representatives of its financial advisor and its legal counsel. At the meeting, the financial advisor presented several analyses of the proposed financial terms of the merger. Legal counsel presented an overview of the fiduciary duties of directors in considering approving the merger of equals Northumberland, summarized the terms of the definitive merger agreement and related documents, and discussed the next steps if the Mifflinburg board ultimately determined to approve the merger and the related transactions, including the bank merger. The Mifflinburg board of directors unanimously approved the definitive merger agreement with Northumberland at the meeting.

Both parties executed the merger agreement on September 24, 2024, and the parties publicly announced the execution of the merger agreement on September 25, 2024.

On December 4, 2024, the parties determined to rename the combined bank "Central Penn Bank & Trust." The parties entered into an amendment to the merger agreement, dated December 4, 2024, providing for the name change. Both the Mifflinburg board of directors and the Northumberland board of directors unanimously approved the amendment.

Mifflinburg and Northumberland each have an employee stock ownership plan or ESOP and have agreed to merge the two ESOP plans after the completion of the merger. The Internal Revenue Code requires that an ESOP participant who receives, upon termination of employment or for diversification, a distribution of employer stock that is not readily tradable on an established market, to also receive an option to sell the stock to the company (or, at the company’s election, to the ESOP) at its then fair market value within limited exercise periods specified by the terms of the ESOP, which we refer to as a put option. The terms and conditions of each company’s ESOP provide for such put options.

In connection with a review of each company’s audited financial statements to be included in this proxy statement/prospectus by its independent auditor, each company was informed by its auditor that pursuant to applicable accounting rules, Mifflinburg and Northumberland are, and the post-merger Mifflinburg will be, required to reflect on its respective balance sheets, outside of stockholder’s equity (but not as a liability), the company’s maximum cash obligation in connection with such put options for the total number of shares held by the ESOP.

Each company informed its financial advisor that it would be revising its financial statements to reflect the required accounting for the maximum cash obligation to purchase ESOP shares and requested its financial advisor to discuss with it the impact of the accounting change on the financial advisor’s analysis of the merger and, in the case of Northumberland, Alden’s fairness opinion.

Each company’s board of directors met with its financial advisor and its accountants on January 2, 2025 to review the information set forth above under “UNAUDITED CONSOLIDATED COMPARATIVE STOCKHOLDERS’ EQUITY” beginning on page 43, and to discuss the potential impact on the post-merger Mifflinburg if all of the ESOP participants would exercise their put options at or about the same time such that the post-merger Mifflinburg would be required to redeem all of the ESOP shares at or about the same time.

It was noted by each financial advisor that because the put option is exercisable on an individual participant basis and under limited circumstances applicable to the individual participant, and for limited periods of time, the timing of any redemption of ESOP shares pursuant to the exercise of put options cannot be predicted with certainty and it is highly unlikely that all of the participants would exercise put options to sell all of the ESOP shares at or about the same time. Indeed, no participant in the Mifflinburg ESOP or the Northumberland ESOP has ever exercised his or her put option.  Consequently, the financial advisors reasoned that it would be unlikely that an adverse impact to the stockholders’ equity of the post-merger Mifflinburg from redeeming all of the ESOP shares at one time would be realized.

Because Mifflinburg, Northumberland and the post-merger Mifflinburg have, or will have on a pro forma basis, less than $3 billion in total assets, each company is or will be subject to the Federal Reserve’s Small Bank Holding Company and Savings and Loan Holding Company Policy Statement which provides, among other things, that the Federal Reserve will assess the company’s compliance with capital adequacy guidelines at the subsidiary bank level rather than at the holding company level.  Accordingly, the financial advisors each observed that for regulatory capital adequacy purposes, the impact of the maximum cash obligation to purchase ESOP shares, which applies at the holding company level, will be irrelevant for regulatory capital adequacy purposes.  Nevertheless, each financial advisor reviewed the impact of the maximum cash obligation to purchase ESOP shares on the holding company’s regulatory capital adequacy and further noted that if all ESOP shares would be redeemed for cash at the closing of the merger pursuant to the exercise of put options, each company has sufficient cash available to purchase the shares without the need of a special dividend from Mifflinburg Bank or Norry Bank or other financing to fund the redemptions.

The financial advisors also discussed the fact that because, for accounting purposes, the maximum cash obligation to purchase ESOP shares is not an element of stockholders’ equity, it may be properly omitted from the stockholders’ equity based metrics customarily used in financial analyses of transactions like the merger.  Nevertheless, at the request of each company, each financial advisor reviewed the impact of the maximum cash obligation to purchase ESOP shares on such stockholders’ equity based metrics and other financial measures previously considered by them in analyzing the merger including proforma consolidated tangible common equity to assets and tier 1 leverage ratios, bank level capital adequacy ratios, deal price to book value, pro forma ownership by each company’s shareholders, EPS accretion, tangible book value per share and tangible book value per share dilution earnback.  See “THE MERGER – Opinion of Northumberland’s Financial Advisor – Subsequent Development” beginning on page 130 for a further discussion of the financial analysis undertaken by Alden and discussed with the Northumberland board of directors.

At the conclusion of its meeting with the board of directors of Northumberland on January 2, 2025, Alden informed the board that Alden had determined that it was unnecessary to update Alden’s September 23, 2024 fairness opinion, notwithstanding the balance sheet impact of the maximum cash to purchase ESOP shares, and that the revision of Northumberland’s financial statements to reflect the required accounting for the maximum cash obligation to purchase ESOP shares did not affect Alden’s opinion that the conversion ratio was fair from a financial point of view to Northumberland’s shareholders. The Northumberland board of directors then ratified and affirmed its earlier approval of the mergers.

At the conclusion of its meeting with the Mifflinburg board of directors on January 2, 2025, Mifflinburg’s financial advisor expressed its view that the potential impact of the maximum cash obligation to purchase ESOP shares would not have an adverse effect on Mifflinburg shareholders.  Mifflinburg’s board of directors then ratified and affirmed its earlier approval of the mergers.

On January 3, 2025, Mifflinburg Bank and Norry Bank entered into an amendment to the Bank Plan of Merger and Mifflinburg. Mifflinburg Bank and Mr. Troxell entered into an amendment to his employment agreement, each amendment connecting Mr. Troxell’s title as an officer of the post-merger Mifflinburg Bank to “Senior Executive Vice President and Chief Administrative Officer” from “Executive Vice President and Chief Administrative Officer.”

Mifflinburg’s Reasons For the Merger

After careful consideration, the Mifflinburg board of directors, at a special meeting on September 24, 2024, unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the mergers and the issuance of Mifflinburg common stock, are advisable and fair to and in the best interests of Mifflinburg and its shareholders, and (ii) approved and adopted the merger agreement, and the transactions contemplated thereby (including the merger, the issuance of Mifflinburg common stock, and the bank merger agreement).

In reaching this decision, the Mifflinburg board of directors evaluated the merger agreement, the mergers and the other matters contemplated by the merger agreement in consultation with Mifflinburg’s senior management, as well as with Mifflinburg’s legal and financial advisors, and considered a number of factors, including the following:

•	each of Mifflinburg’s and Northumberland’s business, operations, financial condition, asset quality, earnings and prospects;

•

the strategic rationale for the merger, which will enhance Mifflinburg’s ability to deliver products and services currently offered by both Mifflinburg and Northumberland, including commercial lending and other banking products and services, and will enable Mifflinburg to grow and expand customer relationships by offering new customers and existing customers of Mifflinburg and Northumberland a broader set of products and services through an expanded market footprint, and the ability to target larger loan relationships due to a higher combined legal lending limit;

•	the attractiveness of Northumberland’s stable low-cost deposit base, especially when taking into consideration the current interest rate environment;

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the anticipated pro forma financial impact of the merger on Mifflinburg, including tangible book value dilution that has the potential to be earned back in less than three years following completion of the merger, as well as the positive impact on earnings, earnings per share, return on equity, balance sheet diversity, funding costs and potential capital generation, including that the transaction is estimated to be accretive from an earnings per share perspective (prior to the impact of nonrecurring transaction costs) for the combined company in the three years after completion;

•

the current and prospective environment in the financial services industry, including economic conditions and the interest rate and regulatory environments, the accelerating pace of technological change in the financial services industry, operating costs resulting from regulatory and compliance mandates, scale and marketing expenses, increasing competition from both banks and non-bank financial and financial technology firms, current financial market conditions, current employment market conditions and the likely effects of these factors on Mifflinburg’s potential growth, development, productivity and strategic options both with and without the mergers;

•	the expanded possibilities for growth that would be available to Mifflinburg, given its larger capital and deposit base, and broader footprint in central Pennsylvania;

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the compatibility of Mifflinburg’s and Northumberland’s cultures and values, including their conservative risk management and compliance cultures and shared commitment to customer service, employee experience, community reinvestment, active community involvement, diversity, equity and inclusion and environmental, social and governance efforts;

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the compatibility of Mifflinburg’s and Northumberland’s credit philosophies, and the expectation that following the completion of the mergers there will be an increase in Mifflinburg’s commercial lending opportunities, consistent with the low credit-risk profile of both Mifflinburg and Northumberland;

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the complementary nature of Mifflinburg’s and Northumberland’s products, customers and geographic market footprints, which Mifflinburg believes should provide the opportunity to mitigate risks, generate additional capital and increase potential returns;

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The expectation that the mergers would result in operating efficiencies from the integration of various operating systems and processes into more streamlined processes and the ability to generate loan, deposit and total asset growth from those streamlined processes with fewer employees, and cost synergies in the form of estimated expense savings of $4.26 million, or approximately 14.25% of the combined non-interest expenses of Mifflinburg and Northumberland,  from a reduction in the number of employees and elimination of overlapping vendor expenses, and the likelihood they would be achieved after the merger;

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the expectation that the merger will offer potential revenue synergies, including opportunities to enhance revenue growth across multiple business lines by creating deeper customer relationships and the fact that such revenue synergies were identified but not included in the financial analysis;

•	the larger size of the combined company and the larger shareholder base may result in enhanced stock liquidity and market depth for buying and selling shares in the combined company;

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the fact that the merger is expected to increase shareholder value, including through the benefits of a stronger strategic position and the possibility of increased liquidity of Mifflinburg common stock;

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its review and discussions with Northumberland’s senior management concerning Mifflinburg’s due diligence examination of Northumberland, including with respect to, among other areas, its operations, financial condition, credit quality, loan portfolio, legal and regulatory compliance programs and prospects;

•	its understanding that Mifflinburg shareholders will own approximately fifty-four percent (54%) of the combined company’s common stock;

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the fact that the conversion ratio is fixed, with no adjustment in the merger consideration to be received by Northumberland shareholders as a result of possible increases or decreases in the trading prices of Northumberland common stock or Mifflinburg common stock following the announcement of the mergers, which the Mifflinburg board of directors believed was consistent with market practice for transactions of this type and with the strategic purpose of the proposed transaction;

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its review with its financial advisor of the financial terms of the merger agreement and its review with Mifflinburg’s outside legal counsel of the material terms of the merger agreement, including the representations, covenants, deal protection and termination provisions, tax treatment and closing conditions;

•	its expectation that the requisite regulatory approvals could be obtained in a timely fashion;

•	the fact that six (6) of twelve (12) total directors of the combined company will be current members of the Mifflinburg board of directors;

•	the fact that all current executive officers of Mifflinburg will remain executive officers of the combined company;

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the execution of employment agreements with Mr. Troxell and Mr. Ritter, and a bonus retention agreement with Mr. Baxter, and the acceptance of offers of employment by other key Norry Bank employees in connection with the execution of the merger agreement, and Mifflinburg’s belief that the continued service of these individuals will allow the combined company to benefit from a deeply experienced and highly respected group of executives with a track record of superior operational execution and will enhance the likelihood that the strategic benefits that Mifflinburg expects to achieve as a result of the mergers will be realized;

•	the fact that Mifflinburg’s current headquarters in Mifflinburg, Pennsylvania will remain the headquarters for the combined holding company and the combined bank; and

•	the strength of Mifflinburg’s management and infrastructure, which can be leveraged to successfully complete the integration process.

The Mifflinburg board of directors also considered the potential risks related to the proposed transaction. The board concluded that the anticipated benefits of combining with Northumberland were likely to outweigh these risks substantially. These potential risks included:

•

the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or difficulties arising from, the integration of the two companies or as a result of general economic and market conditions and competitive factors in the areas where Mifflinburg and Northumberland operate businesses;

•

the costs to be incurred in connection with the merger and the integration of Northumberland’s business into Mifflinburg’s and the possibility that the proposed transaction and the integration may be more expensive to complete than anticipated, including as a result of unexpected factors or events;

•

the possibility that the anticipated pro forma impact of the merger on Mifflinburg will not be realized when expected or at all as a result of unexpected changes in financial market or economic conditions, including as a result of sustained market volatility, additional bank failures or significant changes in interest rates;

•

the impact of anticipated acquisition accounting adjustments, including to reflect the securities portfolio and loans that will be acquired from Northumberland at a preliminary estimate of their fair value, on the anticipated pro forma tangible book value and regulatory capital levels of Mifflinburg and Mifflinburg Bank;

•	the possibility of encountering difficulties in achieving anticipated cost savings in the amounts currently estimated or within the time frame currently contemplated;

•	the possibility of encountering difficulties in successfully integrating the businesses, operations and workforces of Mifflinburg and Northumberland;

•	the risk of losing key Mifflinburg or Northumberland employees during the pendency of the merger and following the closing;

•	the possible diversion of management focus and resources from the operation of Mifflinburg’s business while working to implement the proposed transaction and integrate the two companies;

•

the risk that, because the conversion ratio under the merger agreement will not be adjusted for changes in the market price of Mifflinburg common stock or Northumberland common stock, the value of the shares of Mifflinburg common stock to be issued to Northumberland shareholders upon the completion of the merger could be significantly more or less than the value of such shares immediately prior to the announcement of the parties’ entry into the merger agreement;

•

the risk that the regulatory and other approvals required in connection with the mergers may not be received in a timely manner or at all or may impose conditions that may adversely affect the anticipated operations, synergies and financial results of Mifflinburg following the completion of the merger;

•	the dilution caused by Mifflinburg’s issuance of additional shares of its common stock in connection with the proposed transaction;

•

the risk of an adverse impact to capital that could result from the redemption of shares of the post-merger Mifflinburg's common stock upon the exercise of put options distributed to them by the ESOP in connection with the termination of employment or for diversification by participants in the post-merger Mifflinburg's ESOP;

•	the potential for legal claims challenging the merger; and

•	the other risks described under the sections entitled “RISK FACTORS” beginning on page 45 and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 25.

The foregoing discussion of the information and factors considered by the Mifflinburg board of directors is not intended to be exhaustive, but includes material factors considered by the board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, the Mifflinburg board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The board of directors considered these and other factors as a whole, including discussions with, and questioning of, Mifflinburg’s management and Mifflinburg’s independent financial and legal advisors. For such reasons, the Mifflinburg board of directors determined that the merger agreement and the transactions contemplated thereby (including the mergers) are advisable and fair to and in the best interests of Mifflinburg and its shareholders.

It should be noted that this explanation of the reasoning of the Mifflinburg board of directors and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 25.

Northumberland Reasons for the Merger; Recommendation of Northumberland’s Board of Directors

After careful consideration, at a meeting held on September 23, 2024, the Northumberland board of director unanimously determined that the merger agreement and the merger are in the best interests of Northumberland, its shareholders, employees, community, customers and other constituents and approved the merger agreement. In reaching its decision to approve the merger agreement and the merger and to recommend that Northumberland’s shareholders vote “FOR” the merger agreement and the merger, the Northumberland board of directors evaluated the merger agreement and the merger in consultation with Northumberland management, as well as Northumberland’s financial and legal advisors, and considered a number of factors, including the following material factors, which are not presented in any order of priority:

•

its knowledge of Northumberland’s business, operations, regulatory and financial condition, asset quality, earnings, loan portfolio, capital and prospects both as an independent organization, and as a part of a combined company with Mifflinburg;

•

its understanding of Mifflinburg’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects, taking into account discussions with senior management regarding their due diligence review of Mifflinburg;

•

the Northumberland board’s understanding of the current and prospective environment in which Northumberland and Mifflinburg operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, and the competitive effects of the continuing consolidation in the banking industry;

•

the board’s review with its legal and financial advisors of the structure of the merger, the financial and other terms of the merger and related documents, including the board’s assessment of the adequacy of the conversion ratio provided for in the merger;

•

the opinion, dated September 23, 2024, of J. Alden Associates, Inc., Northumberland’s financial advisor which we refer to as Alden, to the Northumberland board of directors that, as of such date, the conversion ratio in the proposed merger was fair, from a financial point of view, to the holders of Northumberland common stock, as more fully described below under “Opinion of Northumberland’s Financial Advisor”;

•

the Northumberland board’s recognition that the trading activity for Mifflinburg and Northumberland common stock is less frequent and lower than that of larger companies listed on a major stock exchange and, as a result, the imputed value for a share of Northumberland common stock based upon the conversion ratio and the most recent closing sales price for Mifflinburg common stock at the signing of the merger agreement, as well as the historical and future trading prices for Mifflinburg and Northumberland common stock, may not reflect the pricing that might occur if Mifflinburg or Northumberland common stock would be listed on a major stock exchange;

•

the Northumberland board’s understanding that the merger will qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code, providing favorable tax consequences to Northumberland’s shareholders with respect to the Mifflinburg stock consideration to be received by Northumberland shareholders in the merger;

•

the Northumberland board’s review with its legal advisor of the material terms of the merger agreement, including the board’s ability, under certain circumstances, to withhold, withdraw, qualify or modify its recommendation to Northumberland’s shareholders and to consider and pursue a better unsolicited acquisition proposal, subject to the potential payment by Northumberland of a termination fee to Mifflinburg, which the board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement, as well as the nature of the covenants, representations and warranties and termination provisions in the merger agreement;

•

the fact that, pursuant to the merger agreement, Mifflinburg gave Northumberland substantially the same representations and warranties as Northumberland gave to Mifflinburg and must generally conduct its business in the ordinary course and is subject to a variety of other restrictions on the conduct of its business prior to the completion of the merger or termination of the merger agreement that are substantially similar to the requirements applicable to Northumberland under the merger agreement;

•

the anticipated pro forma impact of the merger on the combined company, including potential synergies, and the expected impact on financial metrics, such as earnings and tangible common equity per share, as well as on regulatory capital levels;

•

the higher capital levels of Mifflinburg that are able to absorb the required acquisition accounting adjustments of the merger, which will result in significantly higher yields on Northumberland’s investment and loan portfolios and in significant earnings accretion;

•	the stock component of the merger consideration offers Northumberland shareholders the opportunity to participate as shareholders of Mifflinburg in the future performance of the combined company;

•	the anticipation that the merger would result in the realization of operating synergies and efficiencies as a larger combined company;

•

the expectation that the combination and strategic benefits of the transaction would result in future operational efficiencies, synergies and earnings accretion and the opportunity to increase the dividend;

•

the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions and to absorb operational expenses resulting from regulatory compliance mandates, including potential additional capital requirements;

•

the Northumberland board’s belief that the merger will create a larger banking franchise with an attractive branch footprint, strong capital ratios and an attractive funding base that has the potential to deliver a higher value to Northumberland’s shareholders as compared to continuing to operate as a stand-alone entity;

•

the benefits to Northumberland and its customers of operating as a substantially larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•

the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company, given its materially larger size, asset base, capital, market capitalization and footprint, compared to Northumberland;

•	the additional lending capacity for Northumberland and the opportunity to leverage Mifflinburg’s strong core deposit base;

•	the greater scale, operating leverage and resources of the combined company which are expected to allow the company to compete more effectively in the competitive Central Pennsylvania market;

•	the anticipation that the capital of combined organization will grow at a faster rate than on a stand- alone basis;

•	the anticipation that the combined company will have a more active trading market which could provide Northumberland shareholders with greater liquidity for their investment;

•	the larger size of the combined company and the larger shareholder base may result in enhanced stock liquidity and market depth for buying and selling shares in the combined company;

•

the board’s perception that Northumberland’s operating philosophy as a community oriented financial services company with a strong customer focus is compatible with Mifflinburg’s similar operating philosophy;

•

the expectation that the combined company will continue to be operated as a community banking institution with local headquarters and decision-making, but with a scale that creates value to customers through its product and service offerings and responsive customer experiences;

•	the complimentary cultures, operating philosophies, business models, internal systems and product and service offerings of Northumberland and Mifflinburg;

•

the compatibility of Northumberland’s and Mifflinburg’s business activities, the enhanced management and personnel depth in critical departments and efficient staff levels that would result from the merger, and the opportunity to increase revenues resulting from the combined organization having a higher lending limit to originate larger loans;

•

no Northumberland branches are anticipated to be closed and no mandatory workforce reductions are expected such that all Northumberland employees desiring to remain employed by the combined organization are expected to be able to do so;

•	the prospects for more career path options and growth opportunities for Northumberland employees in a larger organization and various benefits agreed to be provided to Northumberland employees;

•

the prospects for improved recruitment and the ability to attract and retain talented employees at all levels of the combined organization by virtue of a broader geography, more diversified operations, a higher lending limit, greater name recognition due to SEC registration, and better performance;

•	the geographic fit between Northumberland and Mifflinburg and the increased customer convenience of the expanded branch network of the combined companies;

•	the natural extension of each company’s geographic market due to the fact the two companies currently operate in effectively adjacent markets and will now operate in a larger geographic footprint;

•	the ability of Mifflinburg to complete the merger from a financial and regulatory perspective;

•	the expectation that the required regulatory approvals could be obtained in a timely fashion;

•

the fact that the merger provides that Northumberland will have a significant voice in the combined company by virtue of significant membership on the combined company’s board of directors by current Northumberland directors, significant representation on the senior management team of the combined company and the significant ownership percentage in the combined company by Northumberland’s shareholders;

•	the structure of the merger as a “strategic merger of equals.”

•	The opportunity to preserve an element of Northumberland’s legacy through the proposed name of the combined holding company, i.e., “Steele Bancorp, Inc.”

The Northumberland board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•

with the stock portion of the merger consideration based on a fixed conversion ratio, the risk that the consideration to be paid to Northumberland shareholders could be adversely affected by a decrease in the trading price of Mifflinburg common stock during the pendency of the merger;

•

the risk that potential business benefits, cost savings and other synergies sought in the merger may not be realized or may not be realized within the expected time period and the risks associated with the integration of Northumberland and Mifflinburg;

•	the higher level of transaction expense due to Mifflinburg and Northumberland having different core data processing vendors;

•

the fact that the interests of certain of Northumberland’s directors and executive officers may be different from, or in addition to, the interests of Northumberland’s other shareholders as described under the heading “The Merger – Interests of Northumberland’s Directors and Executive Officers”;

•	while the stock of the combined institution is anticipated to be more liquid than the market for Northumberland common stock, it is not anticipated that an active market will result;

•

the fact that: (i) Northumberland would be prohibited from affirmatively soliciting acquisition proposals after execution of the merger agreement; and (ii) Northumberland would be obligated to pay to Mifflinburg a termination fee if the merger agreement is terminated under certain circumstances, which may discourage other parties potentially interested in a strategic transaction with Northumberland from pursuing such a transaction;

•	the potential risk of diverting management attention and resources from the operation of Northumberland’s business and towards the completion of the merger;

•

the restrictions on the conduct of Northumberland’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Northumberland from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Northumberland absent the pending merger;

•

that, while Northumberland expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory approvals or Northumberland shareholder approval might not be obtained and, as a result, the merger may not be consummated;

•	the risk that the merger will result in customer disruption due to the transition from one core data processing vendor to another;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•

the regulatory and other approvals required in connection with the merger and the risk that such approvals may not be received or may not be received in a timely manner or may impose burdensome or unacceptable conditions;

•

the risk of an adverse impact to capital that could result from the redemption of shares of the post-merger Mifflinburg's common stock upon the exercise of put options distributed to them by the ESOP in connection with the termination of employment or for diversification by participants in the post-merger Mifflinburg's ESOP;

•	the possibility of litigation challenging the merger and the costs associated with such litigation; and

•	the other risks described in the sections entitled “RISK FACTORS” beginning on page 45, and “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 25.

The foregoing discussion of information and factors considered by the Northumberland board of directors is not intended to be exhaustive, but is believed to include material factors considered by the Northumberland board of directors. In reaching its decision to approve the merger agreement and the transactions contemplated thereby, the Northumberland board of directors:

•	did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors;

•

relied on the experience and expertise of its financial advisors for quantitative analysis of the financial terms of the merger. See “Opinion of Northumberland’s Financial Advisor” beginning on page 120;

•	asked questions of Northumberland’s senior management, legal advisors and financial advisors regarding the merger and the transactions contemplated thereby; and

•	considered all these factors and discussions as a whole and, overall, considered the factors to be favorable to, and to support, its determination.

Northumberland’s board of directors realized there can be no assurance about future results, including results expected or considered in the factors listed above. However, the Northumberland board concluded the potential positive factors outweighed the potential risks of completing the merger.

Northumberland’s board of directors unanimously recommends that Northumberland’s shareholders vote “FOR” the approval of the merger proposal and “FOR” the adjournment proposal. Northumberland shareholders should be aware that Northumberland’s directors and executive officers have interests in the merger that are different from, or in addition to, those of other Northumberland shareholders. The Northumberland board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement, and in recommending that the merger proposal be approved by the shareholders of Northumberland. See “THE MERGER – Interests of Northumberland’s Directors and Executive Officers in the Merger” beginning on page 132.

This summary of the reasoning of Northumberland’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 25.

Opinion of Northumberland’s Financial Advisor

Northumberland retained J. Alden Associates, Inc., which we refer to as Alden, to act as its exclusive financial advisor and to render an opinion as to the fairness, from a financial point of view, to the holders of Northumberland common shares (“Common Shares”) of the merger consideration to be paid pursuant to the merger agreement.

The Northumberland board of directors engaged Alden based on Alden’s industry knowledge, expertise, qualifications, and past experience providing financial advisory services to financial institutions and depository institutions. Alden, as part of its financial advisory business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In the ordinary course of business, Alden provides advisory services to depository institutions and other financial services firms including balance sheet advisory, capital planning, capital raising, and strategic advisory services.

At the request of the Northumberland board of directors, representatives of Alden participated in a special board meeting held on September 23, 2024 at which the Northumberland board of directors considered the merger agreement and the merger with Mifflinburg. At that meeting, Alden delivered its oral opinion to Northumberland’s board of directors, which was subsequently confirmed in writing on September 23, 2024, to the effect that, as of such date and based upon and subject to various considerations set forth in the opinion, the conversion ratio provided for in the merger agreement was fair to the holders of Northumberland common stock from a financial point of view. Alden’s opinion was approved by Alden’s Fairness Opinion Committee. Alden has consented to the inclusion of its opinion in this proxy statement/prospectus.

The full text of Alden’s written opinion to Northumberland, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. Northumberland shareholders are encouraged to read the opinion carefully in its entirety. The following summary of Alden’s opinion is qualified in its entirety by reference to the full text of such opinion.

Alden’s opinion to Northumberland’s board of directors was rendered for the benefit of Northumberland’s board of directors (in its capacity as such) in connection with its evaluation of the merger. Alden’s opinion is not intended to and does not constitute a recommendation to any Northumberland shareholder as to how such shareholder should vote or act with respect to the merger or any matter relating thereto. Alden’s opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which Northumberland might engage or the merits of the underlying decision by Northumberland to engage in the merger.

No limitations were imposed by Northumberland on the scope of Alden’s investigation or on the procedures followed by Alden in rendering its opinion.

In rendering its opinion, Alden, among other things:

●	Reviewed a draft of the Agreement, dated September 23, 2024;
●	Reviewed financial information for Northumberland and Mifflinburg as of and for the years ended December 31, 2023, December 31, 2022 and December 31, 2021;
●

Reviewed or discussed with the management of Northumberland and Mifflinburg matters relating to their respective financial condition, growth, liquidity, earnings, profitability, asset quality, capital adequacy, future prospects and related matters (as applicable) as of such dates and for the periods then ended;

●	Reviewed Northumberland and Mifflinburg budgeted balance sheet growth and earnings for 2024, and expected future period trends for assets, loans, deposits, capital and earnings;
●

Analyzed and discussed with the management of Northumberland and Mifflinburg the potential strategic implications and operational benefits anticipated by the management of Northumberland and Mifflinburg related to the proposed merger;

●	Evaluated the potential pro forma financial effects of the proposed merger on the regulatory capital ratios of Mifflinburg and Mifflinburg Bank;
●

Reviewed or discussed with the management of Northumberland and Mifflinburg certain publicly available documents and other business and financial information concerning Northumberland and Mifflinburg and the economic and regulatory environments in which they operate;

●	Compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain transactions involving whole bank acquisitions that Alden deemed relevant;
●	Compared the financial condition and implied valuation of Northumberland and Mifflinburg to the financial condition and valuation of certain institutions Alden deemed relevant;
●	Performed discounted cash flow analyses; and
●	Undertook such other financial studies and analyses and considered such other information as Alden deemed appropriate for the purpose of this opinion.

In arriving at and rendering Alden’s opinion, Alden has assumed and relied upon the accuracy and completeness of all financial and other information and data that was publicly available to Alden or which was furnished to or discussed with Alden by Northumberland or Mifflinburg or otherwise reviewed by Alden and upon the assurances of the management and other representatives of Northumberland or Mifflinburg that they are not aware of any relevant information that has been omitted or that remains undisclosed to us, including, particularly, the forward looking earnings estimates, projections, cost savings and pro forma growth rates. Alden has not independently verified (nor did Alden assume responsibility or liability for independently verifying) any such information or its accuracy or completeness.

Alden did not review individual loan files or deposit information of Northumberland or Mifflinburg, nor did it conduct or was it provided with any valuation or appraisal of any assets, deposits or other liabilities of Northumberland or Mifflinburg. Alden is not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto and, accordingly, Alden assumed that such allowances for losses are adequate. In relying on financial analyses provided to or discussed with Alden by Northumberland or Mifflinburg or derived therefrom, Alden was advised by management of Northumberland and Mifflinburg, and it assumed that such analyses were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to, and are a reasonable basis upon which to evaluate, the future financial performance of Mifflinburg and Northumberland and the other matters covered thereby. Alden expresses no view or opinion as to any financial forecasts and other information or data or the underlying assumptions on which they were based provided to or otherwise reviewed by or discussed with us. Alden expresses no view or opinion as to any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent decrees or other orders, audits or investigations or the potential impact on Mifflinburg, Northumberland or any other entity or the merger or the bank merger.

Alden has assumed, with the Northumberland board of directors’ consent, that the merger and the bank merger will be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the merger, the bank merger or otherwise, no delay, limitation, restriction, conditions or other action, including any divestiture or other requirements, amendments or modifications, will be imposed or occur that would have an adverse effect on Northumberland, Mifflinburg, the merger or the bank merger or that otherwise would be meaningful in any respect to our analyses or opinion. Representatives of Northumberland advised Alden, and Alden also assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft which it reviewed. Alden is not a legal, regulatory or tax expert, and Alden relied on the assessments made by advisors to Northumberland with respect to such issues.

Alden’s opinion was necessarily based on economic, market and other conditions as in effect on, as well as the information made available to Alden as of, the date of its opinion letter. It should be noted and understood that subsequent developments to the date of delivery of Alden’s opinion may have affected, and may affect, the conclusion reached in Alden’s opinion, and Alden did not undertake any obligation to update, revise, confirm or reaffirm its opinion. Alden’s opinion is limited to the fairness, from a financial point of view, to the shareholders of Northumberland (without regard to individual circumstances of such holders) with regard to the conversion ratio in the proposed merger, and Alden expressed no opinion as to the fairness of the proposed merger to creditors or other stakeholders of Northumberland, the underlying decision by Northumberland to engage in the proposed merger, the relative merits of the proposed merger compared to other transactions available to Northumberland or the effect of any other transaction which Mifflinburg might engage in or consider, or the relative merits of the proposed merger compared to other strategic alternatives which may be available to Northumberland. Alden did not and was not asked to contact any other interested parties other than those specifically indicated by the board of directors of Northumberland. Furthermore, Alden did not express an opinion with respect to the amount or nature of any bonuses and any other compensation or consideration to any officers, directors, or employees of Northumberland paid or payable by reason or as a result of the proposed merger. Alden did not express any view or opinion as to the prices at which Mifflinburg, Northumberland or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the merger. Alden also did not express any view or opinion with respect to accounting, tax, regulatory, legal or similar matters including, without limitation, as to tax or other consequences of the merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting Northumberland, Mifflinburg or the merger, and Alden relied, with the consent of Northumberland, upon the assessments of representatives of Mifflinburg and Northumberland as to such matters. There is currently significant volatility in the stock and other financial markets arising from global tensions, political uncertainty and unrest, economic uncertainty, inflation, interest rates and, specific to the banking industry, recent actual and potential future bank failures, including the potential for government interventions or non-interventions. In addition, the credit, financial and stock markets, the industry in which Northumberland operates and the securities of Northumberland have experienced and may continue to experience volatility and disruptions, and Alden expressed no view or opinion as to any potential effects of such volatility or disruptions on Northumberland or the merger.

Transaction Summary -- Merger of Northumberland with and into Mifflinburg (the latter to be renamed Steele Bancorp, Inc.), with Mifflinburg to be the surviving entity, and the simultaneous merger of Norry Bank with and into Mifflinburg Bank. The parties have styled this transaction as a “merger of equals”.

Merger Consideration Summary – Pursuant to the terms of the merger agreement, with certain exceptions (canceled shares and fractional shares), each share of Northumberland common stock issued and outstanding immediately prior to the effective time of the merger will be converted into the right to receive 1.185 shares of Mifflinburg common stock, which we refer to as the conversion ratio.

Selected Implied Transaction Statistics for the Merger -- Using the closing price of Mifflinburg common stock as of the close of business on September 20, 2024, the value was determined to be $21.95. Alden used this price to determine the implied per share value of the merger consideration of $26.01. Based on the total number of shares of Northumberland’s common stock outstanding as of September 20, 2024 of 1,311,858, Alden calculated an implied transaction value of approximately $34.12 million.

Transaction value per share of Northumberland common stock	$26.01
Transaction value / tangible book value	71.1%
Transaction value / last twelve months earnings	17.2	x
Transaction value / 2025 earnings per share estimate	22.1	x
Core deposit premium[1]	-3.00%
Market premium to most recent closing price	24.5%

1 Calculated as follows: (implied transaction value – tangible equity) / core deposits; where core deposits are defined as: total deposits, less time deposit accounts with balances over $100,000, foreign deposits, and unclassified deposits.

The following is a summary of the material financial analysis presented by Alden to Northumberland’s board in connection with rendering its opinion. This summary is not a complete description of the analyses and procedures performed by Alden in the course of arriving at its opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytical process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Alden did not attribute any particular weight to any particular analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Alden believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, or focusing on the information presented below in tabular form without considering all such analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its conclusions. No company, transaction or business used in Northumberland’s analyses for comparative purposes is identical to Northumberland, Mifflinburg, or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical.

Relative Contribution Analysis – Alden reviewed and analyzed the relative contribution of Northumberland and Mifflinburg to certain financial and operating metrics for the pro forma combined company resulting from the merger based on the balance sheets of each company for the period ended June 30, 2024. The financial and operating metrics included: (i) Total Gross Loans; (ii) Total Cash and Securities; (iii) Total Assets; (iv) Total Deposits; (v) Tangible Common Equity; (vi) Tangible Common Equity Adjusted for AOCI; (vii) Net Income; and (viii) Market Capitalization. The relative contribution analysis did not give effect to any potential synergies and cost savings as a result of the merger. The result of this analysis is summarized in the table below:

	Relative Contribution		Implied
	Northumberland	Mifflinburg	Exchange Ratio
Total Gross Loans	52.0%	48.0%	1.535x
Total Cash and Securities	61.6%	38.4%	2.270x
Total Assets	54.9%	45.1%	1.725x
Total Deposits	56.1%	43.9%	1.809x
Tangible Common Equity	46.8%	53.2%	1.245x
TCE Adjusted for AOCI	51.4%	48.6%	1.499x
Net Income	21.4%	78.6%	0.386x
Market Capitalization	41.7%	58.3%	1.013x

Exchange Ratio in the merger			1.185x

Selected Companies Analysis of Northumberland -- Alden performed a selected companies analysis by comparing the financial and stock performance of Northumberland with those of the following 11 selected publicly traded financial institutions (which are referred to as the “Northumberland Comparable Institutions”) that had attributes similar to Northumberland: namely, they were headquartered in Pennsylvania, had more than two branches, traded over-the-counter, were not mutual institutions or merger or acquisition targets, had assets between $500 million and $1.0 billion, had a tangible common equity to tangible assets ration less than 13.0%, had an average one-year daily trading volume greater than 30 shares, had nonperforming assets to assets under 1.00%, and had returns on average equity below 18.0%:

Description of Northumberland Comparable Institutions

Institution	City, State	Ticker	Exchange
First Resource Bancorp, Inc.	Exton, PA	FRSB	OTCQX
Harleysville Financial Corporation	Harleysville, PA	HARL	OTCQX
Honat Bancorp, Inc.	Honesdale, PA	HONT	OTC Pink
JBT Bancorp, Inc.	Jonestown, PA	JBTC	OTCQX
Juniata Valley Financial Corp.	Mifflintown, PA	JUVF	OTCQX
Mauch Chunk Trust Financial Corp.	Jim Thorpe, PA	MCHT	OTC Pink
Mifflinburg Bancorp	Mifflinburg, PA	MIFF	OTC Pink
Peoples Ltd.	Wyalusing, PA	PPLL	OTC Pink
Quaint Oak Bancorp, Inc.	Southampton, PA	QNTO	OTCQB
Susquehanna Community Financial, Inc.	West Milton, PA	SQCF	OTC Pink
Woodlands Financial Services Company	Williamsport, PA	WDFN	OTC Pink

Source: S&P Global Market Intelligence.

Alden compared the financial performance of Northumberland and the Northumberland Comparable Institutions as indicated in the following table:

Financial Data as of June 30, 2024 or the 12 months ended June 30, 2024	Assets ($000)	Loans/ Deposits %	NPAs/ Assets %	NCOs[2] / Avg Loans %	Tangible Common Equity/ Tang. Assets%	Noninterest Income/ Operating Revenue%	Core Return on Avg Assets%	Core Return on Avg Equity%
High	$961,469	106.9	0.82	2.24	12.89	39.2	1.33	16.7
75th Percentile	$863,899	102.3	0.58	0.14	9.68	24.2	1.19	14.0
Median	$665,115	84.3	0.22	0.02	8.06	15.3	0.85	10.5
25th Percentile	$594,210	75.5	0.05	0.00	5.02	9.1	0.34	5.8
Low	$554,707	43.9	0.02	-0.02	-0.78	5.9	-0.85	-15.1

Northumberland	$692,485	71.7	0.38	0.04	6.93%	20.8	0.30	4.4

Source:  S&P Global Market Intelligence

Alden then compared the stock performance of Northumberland and the Northumberland Comparable Institutions as indicated in the following table:

Financial Data as of June 30, 2024 or the 12 months ended June 30, 2024	Market Capitalization (in millions)	Price/Tangible Book Value	Price/Last Twelve Month EPS	Assets Per Share	Dividend Yield%	Shares Traded Daily
High	$165.0	1.71	13.8	$670	7.59	1,588
75th Percentile	$61.5	1.19	10.1	$441	7.21	1,248
Median	$41.4	0.84	8.0	$267	5.48	560
25th Percentile	$27.8	0.74	7.4	$207	3.96	94
Low	$22.5	0.56	6.8	$172	2.39	64

Northumberland	$26.6	0.55	13.4	$528	4.28	365

Source: S&P Global Market Intelligence

Alden also reviewed the historical stock price performance of Northumberland relative to the Northumberland Comparable Institutions and selected stock indices, as indicated in the following tables:

Northumberland Historical Stock Performance Relative to Northumberland Comparable Institutions and Selected Indices

One-Year Stock Performance

Date	Northumberland	Northumberland Comparable Institutions	S&P 500	Dow Jones US MicroCap BanksIndex
September 20. 2024	88%	98%	131%	136%
September 20, 2023	100%	100%	100%	100%

Three-Year Stock Performance

Date	Northumberland	Northumberland Comparable Institutions	S&P 500	Dow Jones US MicroCap BanksIndex
September 20. 2024	60%	85%	137%	121%
September 20, 2023	100%	100%	100%	100%

Source: S&P Global Market Intelligence

Selected Transactions Analysis of the Mifflinburg/Northumberland Merger of Equals -- Alden performed a selected transactions analysis, comparing the acquisition multiples and other market data for the Northumberland and Mifflinburg merger relative to the median acquisition multiples and other market data derived from a series of transactions that were comparable to the merger of Northumberland into Mifflinburg, and which we refer to as the “Northumberland Comparable Transactions.” Alden identified the Northumberland Comparable Transactions by as those that were designated as a merger of equals by S&P Global with deal values less than $500MM that were announced since January 1, 2020 based on a review of publicly available information (excluding terminated deals). The results of the analysis for the Northumberland Comparable Transactions are set forth in the following table:

Buyer	Target	Deal Announce Date	Deal Value ($Millions)	Price/LTM Core Earnings	Tang. Book Premium/Core Deposits	Deal Value/Tang Book Value (%)	Tang Book Value Earnback Period (yrs)	Announced Day One Deal Price Market Premium(%)	Pay- to- Trade Ratio[3]
Blue Ridge Bankshares, Inc.	Bay Banks of Virginia, Inc.	08/2020	127.2	22.3	(2.8)	82.1	N/A	26.6	0.72
Broadway Financial Corporation	CFBanc Corporation	08/2020	63.3	N/A	2.6	109.7	N/A	N/A	1.24
Virginia National Bankshares Corporation	Fauquier Bankshares, Inc.	10/2020	78.4	9.9	(1.4)	86.2	3.90	11.0	1.03
GNB Financial Services, Inc.	LINKBANCORP, Inc.	12/2020	85.3	N/A	N/A	N/A	N/A	N/A	N/A
Shore Bancshares, Inc.	The Community Financial Corporation	12/2022	153.8	9.1	4.5	152.5	2.10	12.7	1.15
LINKBANCORP, Inc.	Partners Bancorp	02/2023	127.5	10.6	N/A	126.7	2.70	3.2	1.11
Main Street	Wayne Savings	02/2023	61.2	7.4	4.4	155.7	N/A	15.2	1.25
CCFNB Bancorp, Inc.	Muncy Bank Financial, Inc.	04/2023	55.1	10.1	2.4	121.9	3.50	2.0	1.24
Burke & Herbert Financial Services Corp.	Summit Financial Group, Inc.	08/2023	384.7	6.5	1.4	115.4	1.20	6.3	0.90
Orrstown Financial Services, Inc.	Codorus Valley Bancorp, Inc.	12/2023	233.9	7.3	1.6	115.0	2.60	4.0	0.99
Southern California Bancorp	California Bancorp	01/2024	204.3	9.4	1.2	108.2	2.90	10.5	0.88

High			384.7	22.3	4.5	155.7	3.90	26.6	1.25
75th Percentile			204.3	10.3	3.5	133.1	3.50	14.0	1.24
Median			127.2	9.4	1.6	115.2	2.70	10.5	1.07
25th Percentile			63.3	7.4	(0.1)	102.7	2.10	3.6	0.90
Low			55.1	6.5	(2.8)	82.1	1.20	2.0	0.72

Mifflinburg/Northumberland			34.1	17.2	(3.0)	71.1	2.70	24.5	0.95

3Pay-to-Trade Ratio defined as the P/TBV multiple paid in the transaction divided by the buyer’s P/TBV multiple at the time of announcement

Selected Companies Analysis of Mifflinburg -- Alden performed a selected companies analysis by comparing the financial and stock performance of Mifflinburg with those of the following 11 selected publicly traded financial institutions (which are referred to as the “Mifflinburg Comparable Institutions”) having attributes similar to Mifflinburg: name, headquartered in Pennsylvania, had more than two branches, traded over-the-counter, were not mutual institutions or merger or acquisition targets, had assets between $350 million and $900 million, had a tangible common equity to tangible assets ration less than 13.0%, had an average one-year daily trading volume greater than 30 shares, had nonperforming assets to assets under 1.00%, and had returns on average equity below 18.0%:

Institution	City, State	Ticker	Exchange
Commercial National Financial Corp.	Latrobe, PA	CNAF	OTCQX
First Resource Bancorp, Inc.	Exton, PA	FRSB	OTCQX
Fleetwood Bank Corporation	Fleetwood, PA	FLEW	OTC Pink
Harleysville Financial Corporation	Harleysville, PA	HARL	OTCQX
Juniata Valley Financial Corp.	Mifflintown, PA	JUVF	OTCQX
Mauch Chunk Trust Financial Corp.	Jim Thorpe, PA	MCHT	OTC Pink
Northumberland Bancorp	Northumberland, PA	NUBC	OTC Pink
Peoples Ltd.	Wyalusing, PA	PPLL	OTC Pink
Quaint Oak Bancorp, Inc.	Southampton, PA	QNTO	OTCQB
Susquehanna Community Financial, Inc.	West Milton, PA	SQCF	OTC Pink
Woodlands Financial Services Company	Williamsport, PA	WDFN	OTC Pink

Source: S&P Global Market Intelligence

Alden compared the financial performance of Mifflinburg and the Mifflinburg Comparable Institutions as indicated in the following table:

Financial Data as of June 30, 2024 or the 12 months ended June 30, 2024	Assets ($000)	Loans/ Deposits %	NPAs/ Assets %	NCOs/ Avg Loans %	Tangible Common Equity/ Tang. Assets%	Noninterest Income/ Operating Revenue%	Core Return on Avg Assets%	Core Return on Avg Equity%
High	$863,899	106.9	0.82	2.24	9.93	39.2	1.33	16.7
75th Percentile	$701,886	102.3	0.58	0.06	8.91	24.2	1.04	14.0
Median	$640,686	75.5	0.24	0.02	7.09	18.2	0.47	6.8
25th Percentile	$554,707	61.5	0.03	0.00	5.02	12.6	0.37	3.6
Low	$385,322	43.9	0.02	-0.02	-0.78	5.9	-0.85	-15.1

Mifflinburg	$568,511	84.3	0.09	0.00	9.60%	9.0	0.85	8.8

Source: S&P Global Market Intelligence

Alden then compared the stock performance of Mifflinburg and the Mifflinburg Comparable Institutions as indicated in the following table:

Financial Data as of June 30, 2024 or the 12 months ended June 30, 2024	Market Capitalization (in millions)	Price/Tangible Book Value	Price/Last Twelve Month EPS	Assets Per Share	Dividend Yield%	Shares Traded Daily
High	$76.8	1.71	13.8	$1,295	12.70	1,888
75th Percentile	$56.5	0.96	12.9	$534	7.33	1,248
Median	$29.3	0.84	8.7	$267	5.48	560
25th Percentile	$25.1	0.68	7.4	$207	4.15	94
Low	$15.9	0.55	6.8	$135	3.65	64

Mifflinburg	$37.3	0.68	8.9	$199	7.20	365

Source: S&P Global Market Intelligence

Alden also reviewed the historical stock price performance of Mifflinburg relative to the Mifflinburg Comparable Institutions and selected stock indices, as indicated in the following tables:

Mifflinburg Historical Stock Performance
Relative to Mifflinburg Comparable Institutions and Selected Indices

One-Year Stock Performance
Date	Mifflinburg	Mifflinburg Comparable Institutions	S&P 500	Dow Jones US MicroCap BanksIndex
September 20. 2024	93%	95%	131%	136%
September 20, 2023	100%	100%	100%	100%

Three-Year Stock Performance
Date	Mifflinburg	Mifflinburg Comparable Institutions	S&P 500	Dow Jones US MicroCap BanksIndex
September 20. 2024	85%	84%	137%	121%
September 20, 2021	100%	100%	100%	100%

Source: S&P Global Market Intelligence.

Discounted Cash Flow Analysis – Alden performed a discounted cash flow analysis of Mifflinburg and Northumberland based on our stand-alone financial projections of these companies. For banks, cash is both a raw material, used to fund loans and investments, and a product (deposits, loans, and other financial services). A bank’s cash flows are not as straightforward as in non-financial companies, as banks are highly regulated and influenced by capital requirements, interest rates, and liquidity needs among other factors. As such, free cash flow is not ideal for valuing banks because their financial structure and operations are fundamentally different from non-financial firms. Due to the challenges inherent in identifying and analyzing free cash flow for banking institutions, Alden elected to use net income as a proxy for free cash flow in the analysis. Other key assumptions in the discounted cash flow model include (i) a forecast period from June 30, 2024 to June 30, 2030, (ii) discount rates ranging from 11.0% to 15.0%, and (iii) terminal multiples to be applied to terminal net income values ranging from 10.0 to 12.0.

In executing the discounted cash flow analysis, as summarized in the following table, Alden calculated implied enterprise values for Mifflinburg and Northumberland, respectively, by (i) summing the present value of the companies’ net income projections, respectively, over the forecast period, (ii) calculating the present value of terminal value for each company, and (iii) summing #1 and #2. The implied enterprise value figures in the low columns were calculated using a 15.0% discount rate and 10.0 terminal multiple; the implied enterprise value figures in the high columns were calculated using an 11.0% discount rate and 12.0 terminal multiple. The implied share price equates to implied enterprise value divided by diluted shares outstanding.

Alden identified the low and high end of the Implied Conversion ratios range by (i) dividing the minimum implied share price of Northumberland by the maximum implied share price of Mifflinburg to calculate the minimum implied conversion ratio and (ii)dividing the maximum implied share price of Northumberland by the minimum implied share price of Mifflinburg to calculate the maximum implied conversion ratio. The results of the discounted cash flow analysis are summarized in the table below:

Discounted Cash Flow Analysis Summary (Financial Data in Millions Except Per Share Data and Conversion ratios)
	Mifflinburg		Northumberland		Northumberland Low/	Northumberland High/
	Low	High	Low	High	Miff High	Miff Low
Sum of Present Value of Net Income	$19.9	$22.3	$9.6	$11.1
Present Value of Terminal Value	$23.0	$34.1	$19.4	$28.7
Implied Enterprise Value	$42.9	$56.3	$29.0	$39.8
Diluted Shares Outstanding	1.9	1.9	1.3	1.3
Implied Share Price	$23.08	$30.33	$22.12	$30.34
Implied Conversion Ratios					0.729	1.314

Conversion Ratio in the merger					1.185

Pro Forma Financial Impact Analysis -- Alden also conducted a pro forma financial impact analysis that combined projected balance sheet at close, assumed to be March 31, 2025, and estimated 2025, 2026, and 2027 earnings per share information of Mifflinburg and Northumberland. Alden used historical financial data as of June 30, 2024, or for the three months ended June 30, 2024, and earnings per share estimates that were provided by Mifflinburg and Northumberland management. Alden also included the impact of projected cost savings, projected balance sheet accounting marks, and other assumptions provided to Alden from Mifflinburg and Northumberland. The analysis indicated that the merger could be dilutive to Mifflinburg’s estimated tangible book value per share at April 1, 2025, and accretive to Mifflinburg’s estimated 2025, 2026, and 2027 earnings per share. For all the above analyses, the actual results achieved by Mifflinburg following the merger may vary materially from the projected results.

Subsequent Development – After Alden delivered its fairness opinion, Northumberland management informed Alden that certain accounting rules require that Northumberland and Mifflinburg revise their audited financial statements for 2022 and 2023 and their unaudited financial statements for the quarter ended September 30, 2024 to reflect on their respective balance sheets, outside of stockholder’s equity (but not as a liability), the companies’ maximum cash obligation in connection with the option of participants in the companies’ ESOPs who terminated their employment or who wanted to diversify their investments to require their respective employer to repurchase the shares of stock which had been issued to them in the ESOP, which we refer to as a put option. Northumberland management asked Alden to analyze the impact of the revised financial statements on the financial analysis of the merger which Alden presented to the Northumberland board of directors on September 23, 2024 and Alden’s fairness opinion. The information about the revision of the financial statements because of the ESOPs was not available to Alden when it delivered its fairness opinion.

Alden performed the requested analysis and presented the results of its analysis to the Northumberland board of directors on January 2, 2025. Alden indicated to the board of directors that because the put option is exercisable on an individual participant basis and under limited circumstances applicable to the individual participant, and for limited periods of time, the timing of any redemption of ESOP shares pursuant to the exercise of put options cannot be predicted with certainty and it is highly unlikely that all of the participants would exercise put options to sell all of the ESOP shares at or about the same time and, having been informed by Northumberland management that no participant in the Northumberland ESOP has ever exercised his or her put option, Alden reasoned that it would be unlikely that an adverse impact to the stockholders’ equity of the post-merger Mifflinburg from redeeming all of the ESOP shares at one time would be realized.

Alden also informed the Board that although for accounting purposes the maximum cash obligation to purchase ESOP shares is not an element of stockholders’ equity and, accordingly, may be properly omitted from the stockholders’ equity-based metrics which Alden customarily uses in financial analyses of transactions like the merger, Alden nevertheless reviewed the impact of the maximum cash obligation to purchase ESOP shares on such metrics and noted that while total stockholders’ equity would be adversely impacted, the shares outstanding and average shares outstanding also would be reduced by the redemption of the ESOP shares with a net result of an immaterial increase of less than 1.00% in post-merger Mifflinburg book value per share and tangible book value per share. As part of its review, Alden prepared the following comparison of select financial metrics as originally presented to Northumberland’s Board of Directors on September 23, 2024 to such metrics assuming all plan participants in both Northumberland’s and Mifflinburg’s ESOPs were put back for cash on September 23, 2024:

Table 1
(dollars in thousands, except per share data)

Pro forma (6/30/24):	Original FO Metrics	Max Cash Under ESOP	Variance
Total stockholders' equity	$94,811	$91,635	($3,176)
Tangible common equity / assets (%)	6.13	5.87	(0.26)
Bank level capital adequacy:			
Tier 1 leverage ratio (%)	7.25	7.25	0.00
Common equity tier 1 ratio (%)	10.82	10.82	0.00
Tier 1 ratio (%)	10.82	10.82	0.00
Total capital ratio (%)	11.83	11.83	0.00
Shares outstanding	3,409,422	3,247,931	(161,491)
Average diluted shares	3,408,195	3,246,704	(161,491)
Proposed deal value	$34,121	$32,220	($1,901)
Deal price / tangible book value (%)	71.07	69.31	(1.76)
Ownership - lead institution shareholders (%)	54.50	54.89	0.39
Ownership - partner shareholders (%)	45.50	45.11	(0.39)
Projections on or after 3/31/25 close:			
MIFF EPS accretion w/ cost saves (%)[1]	89.6	90.7	1.1
MIFF's stand alone estimated TBV at 3/31/25	$30.79	$31.20	$0.41
MIFF's pro forma TBV at 3/31/25	$23.01	$23.26	$0.25
Dilution (%)	(25.3)	(25.4)	(0.2)
Tangible book value earnback (years)	2.75	2.75	0.00

1. Represents EPS accretion excluding CDI amortization for the 12 months ending March 31, 2026.

At the January 2, 2025 board of directors meeting, Alden related the following findings to the board of directors:

●

In the event that either Northumberland or Mifflinburg would be required to purchase all ESOP shares from their respective plan participants, the result would be a reduction in total shareholders’ equity, total shares outstanding, and average basic and diluted shares outstanding (see table1)

●

At the bank level, for regulatory capital purposes, there is no impact to pro-forma capital ratios as both Northumberland Bancorp and Mifflinburg Bancorp have adequate cash on balance sheet to fund the ESOP cash out put options

●	Neither Norry Bank nor Mifflinburg Bank would need to dividend cash to their respective holding companies to fund the ESOP cash out put options
●	While bank level capital ratios are unchanged, holding company tangible common equity/assets would decline marginally
●

There is a de minimis increase in pro forma tangible book value dilution with a corresponding de minimis increase in pro forma earnings per share (EPS) accretion, resulting in no change to the tangible book value dilution earn-back period.

Having reviewed these findings, Alden informed the board of directors that:

●	Alden had not changed its opinion, as expressed to the board on September 23, 2024, that the merger consideration is fair, from a financial point of view, to Northumberland’s shareholders; and
●	it would not be making any changes to its fairness opinion.

Other Disclosures – Alden, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. Northumberland selected Alden to act as a financial advisor and to provide a fairness opinion to Northumberland’s board of directors based on Alden’s experience and expertise, including in connection with mergers and acquisitions of commercial banks and bank holding companies.

Northumberland agreed to pay Alden a $25,000 retainer fee upon Northumberland's execution of Alden engagement letter, which retainer fee is nonrefundable but will be credited against advisory fees earned by Alden within eighteen months from the execution of the engagement letter. The engagement letter provides for an advisory fee of $75,000 upon Alden's delivery of a fairness opinion; an advisory fee of $75,000 upon the public announcement of a business combination; and, upon the successful closing of a business combination, a fee equal to 0.90% of the total announced deal consideration, less the total of all other fees previously paid and the retainer fee. In addition to such fees, Northumberland agreed to reimburse Alden for its reasonable out of pocket expenses, including the fees and disbursements of its legal counsel in excess of an aggregate amount equal to $15,000 and requiring the consent of Northumberland if and when expenses exceed $7,500. Northumberland also agreed to indemnify and hold harmless Alden and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons from any and all losses, claims, damages and liabilities, arising under applicable federal or state law, related to or arising out of any actual or proposed business combination, but not if any such loss is found in a final unappealable judgment by a court of competent jurisdiction to have resulted primarily from Alden's willful misconduct or gross negligence.

Alden Investment Group is an independent and diversified financial services company. Alden is a registered investment advisor and Member of FINRA/SPIC as a full-service broker dealer offering products and services for individuals and institutions. Other than our role as exclusive financial advisor to Northumberland in this proposed merger of equals, Alden has not conducted any other business with Northumberland or Mifflinburg over the past two years. In the future, Alden may pursue opportunities to provide financial services to Northumberland or Mifflinburg, including the provision of investment banking or other advisory services.

Alden’s fairness committee approved the issuance of its opinion letter dated September 23, 2024.

The summary set forth above is not a complete description of the analyses and procedures performed by Alden while arriving at this opinion.

Interests of Certain Northumberland Directors and Named Executive Officers in the Merger

In considering the recommendations of the Northumberland board of directors, Northumberland shareholders should be aware that Northumberland’s directors and named executive officers have interests in the merger that may be different from, or in addition to, the interests of the Northumberland shareholders generally. Northumberland’s board of directors was aware of these interests, including the material terms thereof, and considered them, among other matters, in making its recommendation that Northumberland’s shareholders vote to approve the Northumberland merger proposal. These interests are described in more detail below.

The amounts shown below are estimates based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, and do not reflect certain compensation actions that may be taken or that may occur before completion of the merger.

Employment Agreements of Northumberland Named Executive Officers

Northumberland and/or Norry Bank are each a party to employment agreements with Messrs. Troxell, Ritter and Baxter that provide for each executive to receive a change of control benefit in an amount equal to three times their total W-2 compensation if the executive’s employment would be involuntarily terminated within 180 days of a change of control of Northumberland and/or Norry Bank.

Mr. Troxell and Mr. Ritter have each entered into new employment agreements with Mifflinburg and/or Mifflinburg Bank that, effective as of the effective time of the mergers, will terminate, supersede and replace their current employment agreements with Northumberland and Norry Bank. Each new agreement provides for transaction bonus which will become payable upon the effective time of the mergers, and provides that the mergers will not be considered a change of control to the extent that the occurrence of the mergers would entitle the executive to a change of control benefit under his Northumberland and/or Norry Bank employment agreement. The amount of Mr. Troxell’s transaction bonus is $356,099.95, which is 1.2 times his 2024 annual base salary. The amount of Mr. Ritter’s transaction bonus will be 1.9 times his annual base salary at the effective time of the mergers. Additionally, Mr. Ritter will receive the title to the vehicle Norry Bank has made available to him upon termination of his employment.

Mr. Baxter’s retention bonus agreement provides for a retention bonus in the amount of 60 percent of his then annual base salary if Mr. Baxter remains in the continuous employment of Norry Bank through the effective time of the mergers, and a second retention bonus in the amount of 60 percent of his then annual base salary if Mr. Baxter remains in the continuous employment of Mifflinburg Bank through December 31, 2025. On January 6, 2025, Mr. Baxter provided notice of his resignation of his positions with the company and the bank, effective February 25, 2025, to pursue other opportunities. His resignation does not entitle him to receive any retention bonus payments.

Mr. Troxell’s new employment agreement with Mifflinburg and Mifflinburg Bank provides for a three year evergreen term. At each annual anniversary of the effective date of the agreement, the term of the agreement is automatically extended for an additional term of one year, unless either the executive or Mifflinburg provide notice of nonrenewal at least 90 days before the anniversary date, in which case the term will become a two year term. Mr. Ritter’s new employment agreement with Mifflinburg Bank provides for term to expire on the later of March 31, 2025 or the effective date of the mergers.

Each agreement may be terminated by Mifflinburg for defined events of “cause” and by the executive for defined events of “good reason.”

If Mifflinburg or its successor would terminate Mr. Troxell’s employment without cause, or Mr. Troxell would terminate his employment with good reason, in either case within two years after a change of control, Mr. Troxell’s new employment agreement with Mifflinburg and Mifflinburg Bank provides for a change of control benefit in an amount equal to 2.99 times the aggregate of his then current annual base salary and his highest cash bonus in one of the three calendar years preceding the year of termination, and to be provided continuation of his employee benefits for a period of 36 months. If the benefits to which Mr. Troxell would be entitled to be paid or distributed would exceed the safe harbor amount that may be received by him without the imposition of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then the total payments are to be reduced to the extent necessary to assure that the aggregate present value of such payments does not exceed the greater of the safe harbor amount or the greatest after tax amount payable to him after taking into account any such excise payment. Mr. Ritter’s new employment agreement with Mifflinburg Bank does not provide for any change of control benefits.

If an executive’s agreement is terminated involuntarily by Mifflinburg without cause, or by the executive for good reason, in each case in the absence of a change of control, Mr. Troxell will be entitled to payment of 2.0 time his annual base salary and continuation of benefits for 24 months, and Mr. Ritter will be entitled to payment of his annual base salary and continuation of benefits for the remaining duration of the term of his employment agreement.

Mr. Troxell’s and Mr. Ritter’s employment agreements include a covenant of confidentiality and a two year covenants of nonsolicitation of customers and employees and noncompetition in lending, banking or financial services for any company having an office in Snyder and Union counties and in Northumberland County north and west of the Cameron Street Bridge for Mr. Troxell, and one year covenants of nonsolicitation and noncompetition, without any geographic limitation, for Mr. Ritter. Mr. Ritter’s noncompetition covenant, however, is subject to exceptions that permit him to serve as nonemployee director of a bank or bank holding company not having an office within Centre, Northumberland, Snyder and Union counties, Pennsylvania, or to engage as a consultant in the basis of providing consulting services in the form of advice, solutions and strategies to improve efficiencies and operational functions, products or services, provided that in either case such directorship or consulting activities are undertaken in good faith and not to circumvent the restrictions of the confidentiality, nonsolicitation and noncompetition covenants.

Mr. Troxell’s and Mr. Ritter’s new employment agreements makes the executives subject to any clawback policy that may be adopted by the Mifflinburg board of directors. In the absence of a clawback policy, the executive’s bonus or incentive compensation is subject to clawback if a court makes a final determination that he engaged in fraud or misconduct that caused the need for a material financial misstatement by the company or the independent members of the board of directors determine that he has committed a material violation of Mifflinburg’s code of conduct.

During the term of Mr. Troxell’s employment agreement, Mifflinburg’s board of directors is to cause him to be appointed as a director of Mifflinburg Bank and to nominate him for election as a director of Mifflinburg. His service as a director will terminate, however, upon the termination of his employment agreement. He also is to be compensated for his service as a director in addition to his compensation as an employee under his employment agreement.

Board Service

Six of the nine current directors of Northumberland and Norry Bank will become members of the boards of directors of Mifflinburg and Mifflinburg Bank. Those directors are Timothy J. Apple, Chad Geise, Amanda G. Kessler, Adam Purdy, J. Donald Steele, Jr. and J. Todd Troxell.

Indemnification of Directors and Officers

Following the effective time, Mifflinburg has agreed to indemnify present and former directors and officers of Northumberland and its subsidiaries for a period of six years after the effective time of the merger to the fullest extent permitted by applicable laws and under the articles of incorporation or bylaws of Northumberland or an Northumberland subsidiary. Mifflinburg has also agreed to maintain in effect a directors’ and officers’ liability insurance policy for a period of six years after the effective time of the merger with respect to claims arising from facts or circumstances which occurred prior to the effective time of the merger and covering persons who are currently covered by such insurance. The insurance policy must contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the directors and officers as currently provided, subject to a cap on the cost of such policy equal to 250% of the last annual premium paid by Northumberland.

Governance of Mifflinburg After the Merger

Post-Merger Boards of Directors of Mifflinburg and Mifflinburg Bank

Mifflinburg and Northumberland have agreed that it is their intent that, from the effective date of the merger through the fifth anniversary of the effective date, the board of directors of the surviving corporation will consist of six "Mifflinburg" directors and six "Northumberland" directors. As of the effective time of the merger, the board of directors of the surviving corporation will be comprised of six of the seven existing directors of Mifflinburg immediately prior to the effective time (John R. Showers will retire March 31, 2025, upon attaining the mandatory retirement age of 73 years under Mifflinburg's bylaws) and six of the nine existing directors of Northumberland immediately prior to the effective time: Timothy J. Apple, Chad Geise, Amanda G. Kessler, Adam Purdy, J. Donald Steele, Jr. and J. Todd Troxell. Three of the Northumberland directors, Willard J. Bowen, Anthony Markunis and William Roll, have agreed, pursuant to the terms of their respective voting agreements, to resign from the boards of directors of Northumberland and Norry Bank effective as of the effective time of the mergers.

Mifflinburg has a classified board of directors consisting of three classes. Each director generally holds office for a three-year term. The terms of the classes are staggered so that the term of office of one class expires each year. The six Northumberland directors will be appointed among the three classes so that the numbers of directors in each class will be as nearly equal as possible.

Subject to applicable legal requirements, qualification requirements set forth in Mifflinburg's bylaws, or in a written policy adopted by Mifflinburg’s board of directors and in effect at the relevant time, then during the period beginning with the date of the merger agreement through the fifth anniversary of the effective date of the merger, any person appointed by the Mifflinburg or surviving corporation's board of directors to fill any vacancy in the Mifflinburg’s board of directors shall be selected: (i) by the legacy "Mifflinburg" directors who are then continuing to serve on the Mifflinburg’s board of directors if the vacating director was a legacy Mifflinburg director or the successor of a legacy Mifflinburg director, or (ii) by the legacy "Northumberland" directors who are then continuing to serve on the surviving corporation's board of directors (or who are then remaining on the Northumberland board of directors if the vacancy occurs prior to the effective date) if the vacating director was a legacy Northumberland director or successor of a legacy Northumberland director.

Prior to the effective time of the merger, Mifflinburg has agreed that its board of directors will amend (i) Section 204 of the bylaws to increase the number of directors to not more than twelve; and (ii) Section 214 of the bylaws to provide an exception to the age 73 mandatory retirement age for J. Donald Steele, Jr. who currently is Chairman of Northumberland and Norry Bank and is to become Chairman of the post-merger Mifflinburg and Mifflinburg Bank.

Key Officers of the Post-Merger Mifflinburg and Mifflinburg Bank

	Current Position with Mifflinburg/Northumberland	Future Position with Combined Company/Combined Bank
J. Donald Steele, Jr.	Chairman of Northumberland and Norry Bank	Chairman of Combined Company and Combined Bank

Richard J. Drzewiecki	Chairman of Mifflinburg and Mifflinburg Bank	Vice Chairman of Combined Company and Combined Bank

Jeffrey J. Kapsar	Vice Chairman, President & CEO of Mifflinburg and Mifflinburg Bank	President & CEO of Combined Company and Combined Bank

Thomas C. Graver, Jr.	Senior Executive Vice President & CFO of Mifflinburg and Mifflinburg Bank	Senior Executive Vice President & CFO of Combined Company and Combined Bank

J. Todd Troxell	President & CEO of Northumberland and Norry Bank	Corporate Secretary of Combined Company and Senior Executive Vice President and Chief Administrative Officer of Combined Bank

Thomas L. Eberhart	Executive Vice President and Chief Operating Officer of Mifflinburg and Mifflinburg Bank	Executive Vice President and Chief Operating Officer of Combined Bank

Risk Management

Mifflinburg Bank’s risk management program is conducted under the auspices of a risk management team that includes representatives of the bank’s finance, branch operations, information technology, compliance, deposit operations, loan administration, e-banking and customer support, training and security functions. The risk management team meets on a weekly basis to assess the effectiveness of the bank’s processes and procedures affecting all integral operations. Minutes are kept and reported to the board of directors. Among the significant areas managed by the risk management team are exposure limits relating to online and mobile banking, remote deposit capture, wire transfers, debit cards and telephone banking; information security; Gramm, Leach Bliley Act, cybersecurity, ransomware risk assessments; oversight of the bank’s business continuity program, which includes incident response, pandemic response, business impact analysis, department disaster recovery plans, bank wide disaster recovery plans and disaster recovery testing; oversight of the bank’s vendor management program, including review of due diligence results for all high risk vendors; oversight of VPN user access reviews and patch management log reviews; and the bank’s customer awareness program.

Mifflinburg Bank’s risk management program will stay in place following completion of the merger. Thomas E. Beck who currently is a member of the Mifflinburg Bank risk management team and is Mifflinburg Bank's Senior Vice President and Chief Risk Officer, will continue to serve as a member of and to lead the risk management team. He will be joined on the post-merger risk management team by a committee of the board of directors.

Following completion of the merger, Mifflinburg Bank’s credit risk management program, including analysis of current and prospective real estate loan customers, will be led by Brian Nietz, Vice President and Credit Manager.

Name and Headquarters

The merger agreement provides that the name of the surviving corporation will be Steele Bancorp, Inc. and the name of the surviving bank will be Central Penn Bank & Trust, and that the headquarters and main office of Steele Bancorp, Inc. and Central Penn Bank & Trust will remain located in Mifflinburg, Pennsylvania.

Accounting Treatment

Mifflinburg and Northumberland prepare their respective financial statements in accordance with GAAP. The merger will be accounted for as an acquisition of Northumberland by Mifflinburg under the acquisition method of accounting, and Mifflinburg will be treated as the acquirer for accounting purposes.

Regulatory Approvals

To complete the merger, Mifflinburg and Northumberland need to obtain approvals or consents from, or make filings with, a number of U.S. federal and state bank regulatory agencies. Subject to the terms of the merger agreement, Mifflinburg and Northumberland have agreed to cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such governmental entities. The term “requisite regulatory approvals” means all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) from the Federal Reserve Board, the FDIC, the PADOBS, and as otherwise set forth in the merger agreement, that are necessary to consummate the transactions contemplated by the merger agreement, including the merger and the bank merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the surviving entity in the merger.

Under the terms of the merger agreement, Mifflinburg and Northumberland, and their respective subsidiaries, will not be required or, without the written consent of the other party, permitted to take any action, or commit to take any action, or agree to any condition or restriction in connection with obtaining the foregoing permits, consents, approvals and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material adverse effect on Mifflinburg and its subsidiaries, taken as a whole, after giving effect to the merger and the bank merger (a “materially burdensome regulatory condition”).

The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Northumberland shareholders in the merger is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

Federal Reserve Board and the FDIC

The merger is subject to the approval of (i) the Federal Reserve Board pursuant to section 3 of the Bank Holding Company Act of 1956, as amended, which we call the BHC Act, with respect to the merger, and (ii) the FDIC pursuant to section 18(c)(2)(C) of the Bank Merger Act with respect to the bank merger. The Federal Reserve Board and the FDIC take into consideration a number of factors when acting on applications under section 3 of the BHC Act and the Bank Merger Act, respectively. These factors include the effect of the applicable transaction on competitiveness in affected banking markets, the financial and managerial resources (including consideration of the capital adequacy, liquidity and earnings performance, as well as the competence, experience and integrity of the officers, directors and principal shareholders, and the records of compliance with applicable laws and regulations) and future prospects of the combined organization. The Federal Reserve Board and the FDIC also consider the effectiveness of the applicant in combatting money laundering, meeting the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. Neither the Federal Reserve Board nor the FDIC may approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.

In considering an application under Section 3 of the BHC Act and the Bank Merger Act, the Federal Reserve Board and the FDIC, as applicable, also review the records of performance of the relevant insured depository institutions under the Community Reinvestment Act, or CRA, pursuant to which the Federal Reserve Board and the FDIC must also take into account the record of performance of each of Mifflinburg and Northumberland in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by their depository institution subsidiaries. As part of the review process in merger transactions, the Federal Reserve Board and the FDIC may receive protests from community groups and others. In their most recent CRA performance evaluations, Mifflinburg Bank and Norry Bank each received an overall “satisfactory” regulatory rating.

Furthermore, the BHC Act and the Bank Merger Act require published notice of, and the opportunity for public comment on, the applications to the Federal Reserve Board and the FDIC. Each of the Federal Reserve Board and the FDIC takes into account the views of third-party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their communities. Each of the Federal Reserve Board and the FDIC is also authorized to hold one or more public hearings or meetings if it determines that such hearings or meetings would be appropriate. The receipt of written comments or any public meeting or hearing could prolong the period during which the applicable application is under review.

Pursuant to applicable regulations, the Federal Reserve Board will waive the application requirement in connection with the holding company merger if the effective date of the subsidiary bank merger and the holding company merger are the same, the bank merger is subject to prior approval by a federal supervisory agency and both before and after the merger the bank holding company will meet applicable regulatory capital requirements, and the merger does not involve the acquisition of any nonbank company that would require the prior approval of the Federal Reserve Board under Section 4 of the BHC Act. Mifflinburg and Northumberland believe that the merger satisfies all of the conditions to qualify for the waiver.

As of the date of this proxy statement/prospectus, Mifflinburg has submitted the required application to the FDIC and the application waiver request to the Federal Reserve Board.

PADOBS

The merger is subject to the approval of the PADOBS pursuant to Chapter 1 of the Pennsylvania Banking Code of 1965, as amended, and the bank merger is subject to the approval of the PADOBS pursuant to Chapter 16 of the Banking Code. The PADOBS must consider, among other things, whether the proposed transaction adequately protects the interests of depositors, other creditors and shareholders. The PADOBS also must consider whether the proposed transaction would be consistent with adequate and sound banking and in the public interest on the basis of the financial history and condition of the parties, their prospects, the character of their management, the potential effect of the merger or consolidation on competition and the convenience and needs of the area primarily to be served by the resulting institution.

As of the date of this proxy statement/prospectus, Mifflinburg has submitted the required application to the PADOBS.

Department of Justice

In addition to the Federal Reserve Board, the FDIC and the PADOBS, the Antitrust Division of the U.S. Department of Justice, or DOJ, conducts a concurrent competitive review of the mergers to analyze the mergers’ competitive effects and determine whether the mergers would result in a violation of the antitrust laws. Transactions approved under section 3 of the BHC Act or the Bank Merger Act generally may not be completed until thirty (30) days after the approval of the applicable federal agency is received, during which time the DOJ may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than fifteen (15) days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the mergers, the DOJ could analyze their effect on competition differently than the Federal Reserve Board or the FDIC, and, thus, it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the FDIC regarding the mergers’ effects on competition. A determination by the DOJ not to object to the mergers may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.

Appraisal or Dissenters’ Rights in the Merger

General

Northumberland shareholders have the right under Pennsylvania law to dissent from the merger agreement and obtain the “fair value” of their shares in cash as determined by an appraisal process in accordance with the procedures under Subchapter D of Chapter 15 of the PBCL. Following is a summary of the rights of dissenting shareholders. The summary is qualified in its entirety by reference to Annex E, which sets forth the applicable dissenters’ rights provisions of Pennsylvania law. Northumberland shareholders who are considering exercising dissenters’ rights should read carefully the summary below and the full text of the law set forth in Annex E.

In the discussion of dissenters’ rights, the term “fair value” means the value of a share of Northumberland common stock immediately before the day of the effective date of the merger, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the merger.

Before the effective date of the merger, Northumberland shareholders should send any written notice or demand required in order to exercise dissenters’ rights to Northumberland Bancorp, 245 Front Street, Northumberland, PA 17857 (Attn: Secretary). After the effective date of the merger, all dissenters should send any correspondence to Steele Bancorp, Inc., 250 East Chestnut Street, Mifflinburg, PA 17844 (Attn: Secretary).

Notice of Intention to Dissent

If you wish to dissent from the merger, you must do the following:

•

Prior to the vote on the merger agreement by Northumberland shareholders at the Northumberland special meeting, file with Northumberland a written notice of your intention to demand payment of the fair value of your shares of common stock if the merger is completed;

•	Make no change in your beneficial ownership of the Northumberland common stock from the date you give notice of your intention to demand fair value of your shares through the day of the merger; and

•	Not vote your shares of Northumberland common stock to adopt the merger agreement at the special meeting.

Simply providing a proxy against or voting against the proposed merger will not constitute notice of your intention to dissent. Further, if you submit a proxy, but do not indicate how you wish to vote, your right to dissent will be lost.

Notice to Demand Payment

If the merger is adopted by the required vote of Northumberland shareholders, Northumberland will mail a notice to all those dissenting shareholders who gave due notice of their intention to demand payment of the fair value of their shares and who did not vote to adopt the merger agreement. The notice will state where and when dissenting shareholders must deliver a written demand for payment and where such dissenting shareholder must deposit certificates for the shares of Northumberland common stock for which they dissented in order to obtain payment. The notice will include a form for demanding payment and a copy of the relevant provisions of Pennsylvania law. The time set for receipt of the demand for payment and deposit of stock certificates will be not less than 30 days from the date of mailing of the notice.

Failure to Comply with Required Steps to Dissent

You must take each step in the indicated order and in strict compliance with Pennsylvania law in order to maintain your dissenters’ rights. If you fail to follow these steps, you will lose the right to dissent, and you will receive the same merger consideration as shareholders who do not dissent.

Payment of Fair Value of Shares

Promptly after the effective date of the merger, or upon timely receipt of demand for payment if the closing of the merger has already taken place, Mifflinburg will send each dissenting shareholder who has deposited his, her or its stock certificates, the amount that Mifflinburg estimates to be the fair value of the Northumberland common stock held by such dissenting shareholder. The remittance or notice will be accompanied by:

•

A closing balance sheet and statement of income of Northumberland for the fiscal year ending not more than 16 months before the date of remittance or notice, together with the latest available interim financial statements;

•	A statement of Mifflinburg’s estimate of the fair value of Northumberland’s common shares, and

•	A notice of the right of the dissenting shareholder to demand supplemental payment, accompanied by a copy of the relevant provisions of Pennsylvania law.

Estimate by Dissenting Shareholder of Fair Value of Shares

If a dissenting shareholder believes that the amount stated or remitted by Mifflinburg is less than the fair value of their Northumberland common stock, the dissenting shareholder must send their estimate of the fair value (deemed a demand for the deficiency) of such common stock to Mifflinburg within 30 days after Mifflinburg mails its remittance. If the dissenting shareholder does not file their estimated fair value within 30 days after the mailing by Mifflinburg of its remittance, the dissenting shareholder will be entitled to no more than the amount remitted by Mifflinburg.

Valuation Proceedings

If any demands for payment remain unsettled within 60 days after the latest to occur of:

•	The effective date of the merger;

•	Timely receipt by Northumberland or Mifflinburg, as the case may be, of any demands for payment; or

•

Timely receipt by Northumberland or Mifflinburg, as the case may be, of any estimates by dissenters of the fair value, then, Mifflinburg may file an application in the Court of Common Pleas requesting that the court determine the fair value of the Northumberland common stock. If this happens, all dissenting shareholders whose demands have not been settled, no matter where they reside, will become parties to the proceeding. In addition, a copy of the application will be delivered to each dissenting shareholder.

If Mifflinburg were to fail to file the application, then any dissenting shareholder, on behalf of all dissenting shareholders who have made a demand and who have not settled their claim against Mifflinburg, may file an application in the name of Mifflinburg at any time within the 30-day period after the expiration of the 60-day period and request that the Court of Common Pleas determine the fair value of the Northumberland common stock. The fair value determined by the Court of Common Pleas may, but need not, equal the dissenting shareholders’ estimates of fair value. If no dissenter files an application, then each dissenting shareholder entitled to do so shall be paid no more than Mifflinburg’s estimate of the fair value of their Northumberland common stock, and may bring an action to recover any amount not previously remitted, plus interest at a rate the Court of Common Pleas finds fair and equitable.

Mifflinburg intends to negotiate in good faith with any dissenting shareholder. If, after negotiation, a claim cannot be settled, then Mifflinburg will file an application requesting that the fair value of the Northumberland common stock be determined by the Court of Common Pleas.

Cost and Expenses

The costs and expenses of any valuation proceedings performed by the Court of Common Pleas, including the reasonable compensation and expenses of any appraiser appointed by such court to recommend a decision on the issue of fair value, will be determined by such court and assessed against Mifflinburg, except that any part of the costs and expenses may be apportioned and assessed by such court against any or all of the dissenting shareholders who are parties and whose action in demanding supplemental payment is dilatory, obdurate, arbitrary, vexatious or in bad faith, in the opinion of such court.

Northumberland shareholders wishing to exercise their dissenters’ rights should consult their own counsel to ensure that they fully and properly comply with applicable requirements.

Income Tax Consequences

The exercise of dissenters’ rights may result in taxable income to you. Neither Mifflinburg nor Northumberland has obtained a tax opinion regarding the tax consequences of a shareholder’s exercise of dissenters’ rights. Accordingly, those who wish to exercise their dissenters’ rights should consult their own tax advisors regarding the tax consequences of such an election.

FAILURE TO FOLLOW THE PROCEDURES SET FORTH IN SUBCHAPTER D OF CHAPTER 15 OF THE PBCL REGARDING DISSENTERS’ RIGHTS WILL CONSTITUTE A WAIVER OF DISSENTERS’ RIGHTS. SHAREHOLDERS MAY WISH TO CONSULT INDEPENDENT COUNSEL BEFORE EXERCISING DISSENTERS’ RIGHTS.

THE MERGER AGREEMENT

This section of the proxy statement/prospectus describes the material terms of the merger agreement. The description in this section and elsewhere in this proxy statement/prospectus is subject to, and qualified in its entirety by reference to, the complete text of the merger agreement, which is attached as Annex A to this document and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We urge you to read the full text of the merger agreement, as it is the legal document governing the merger. This section is not intended to provide you with any factual information about Mifflinburg or Northumberland. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings Mifflinburg and Northumberland make with the SEC, as described in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 175 of this proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Mifflinburg and Northumberland contained in this proxy statement/prospectus or in public reports of Mifflinburg or Northumberland filed with the SEC, may supplement, update or modify the factual disclosures about Mifflinburg and Northumberland contained in the merger agreement. The merger agreement contains representations and warranties by Northumberland, on the one hand, and by Mifflinburg, on the other hand, made solely for the benefit of the other. The representations, warranties and covenants made in the merger agreement by Mifflinburg and Northumberland were made solely for the benefit of the parties to the merger agreement and are qualified and subject to important limitations agreed to by Mifflinburg and Northumberland in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to shareholders and reports and documents filed with the SEC, and some were qualified by the matters contained in the confidential disclosure schedules that Mifflinburg and Northumberland each delivered in connection with the merger agreement and certain documents filed with the SEC. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/ prospectus, may have changed since the date of the merger agreement. Accordingly, the representations and warranties in the merger agreement should not be relied on by any persons as characterizations of the actual state of facts about Mifflinburg and Northumberland at the time they were made or otherwise.

Structure of the Merger

Each of Northumberland’s and Mifflinburg’s respective board of directors has unanimously approved and adopted the merger agreement. In the merger, Northumberland will merge with and into Mifflinburg, with Mifflinburg as the surviving entity. Simultaneously with the merger, Norry Bank will merge with and into Mifflinburg Bank, with Mifflinburg as the surviving bank.

Merger Consideration

Each share of Northumberland common stock issued and outstanding immediately prior to the effective time, except for shares of Northumberland common stock owned by Northumberland as treasury stock or owned by Northumberland or Mifflinburg (in each case, other than shares of Northumberland common stock (i) held in any trust accounts, managed accounts and the like, or otherwise held in a fiduciary capacity and that are beneficially owned by third parties or (ii) held, directly or indirectly, by Northumberland or Mifflinburg in respect of debts previously contracted), will be converted into the right to receive 1.1850 shares of Mifflinburg common stock.

If the outstanding shares of Northumberland common stock or Mifflinburg common stock are increased, decreased, changed into or exchanged for a different number or class of shares as a result of a stock split, reverse stock split, stock dividend, extraordinary dividend, recapitalization, reclassification, subdivision, combination of shares or other similar change in capitalization, an appropriate and proportionate adjustment will be made to the conversion ratio to give Mifflinburg shareholders and Northumberland shareholders the same economic effect as contemplated by the merger agreement prior to such event.

Fractional Shares

Mifflinburg will not issue any fractional shares of Mifflinburg common stock in the merger. Instead, a former holder of Northumberland common stock who otherwise would have received a fraction of a share of Mifflinburg common stock will receive an amount in cash rounded to the nearest cent. This cash amount will be determined by multiplying (i) the fraction of a share to which a holder would otherwise have been entitled, by (ii) the average of the closing sale prices of Mifflinburg common stock on OTC Pink on each trading day in which 100 or more shares of Mifflinburg common stock trade during the thirty (30) consecutive trading days ending on the date which is five (5) business days before the date on which all required regulatory approvals have been received.

Closing and Effective Time of the Merger

The merger will become effective at 12:01 am on the day on which the closing occurs, or such other time as Mifflinburg and Northumberland may agree, as specified in the statement of merger to be filed with the Department of State of the Commonwealth of Pennsylvania. The closing will occur remotely by electronic exchange of documents or overnight courier exchange of documents or at the headquarters of Mifflinburg on the first business day of the first month immediately following the month in which all of the conditions set forth in the merger agreement have been satisfied or, if permitted by applicable law, waived (other than those conditions that by their nature can only be satisfied at the closing, but subject to the satisfaction or waiver thereof) provided, however, that if such conditions are satisfied within the last fifteen days of a month, the closing will occur on the first business day of the second month following such date, unless another date, time or place is agreed to in writing by Mifflinburg and Northumberland.

Exchange of Shares

Exchange Procedures

As soon as reasonably practicable after the effective time, but in no event later than five (5) business days thereafter, Mifflinburg will cause the exchange agent to mail to each holder of record of Northumberland shares a letter of transmittal and instructions for use in effecting the surrender of certificates in exchange for the merger consideration (which, for purposes of this proxy statement/prospectus, shall be deemed to include new certificates for Mifflinburg shares or, at Mifflinburg’s option, evidence in book-entry form) representing the number of whole shares of Mifflinburg common stock and any cash in lieu of fractional shares into which the shares of Northumberland common stock represented by such certificates for Northumberland shares shall have been converted, as well as any dividends or distributions to be paid as described in “—Dividends and Distributions” below.

If a certificate for Northumberland common stock has been lost, stolen or destroyed, the exchange agent will issue the merger consideration upon receipt of (i) an affidavit in a form reasonably satisfactory to Mifflinburg that any such certificate has been lost, wrongfully taken or destroyed; (ii) such security or indemnity as reasonably may be requested by Mifflinburg in accordance with industry standards to indemnify and hold harmless Mifflinburg and the exchange agent; and (iii) evidence satisfactory to Mifflinburg that such person is the owner of the shares represented by each certificate claimed to be lost, wrongfully taken or destroyed and is the person who would be entitled to present such certificate for exchange pursuant to the merger agreement.

Withholding

Mifflinburg will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from any cash in lieu of fractional shares, any dividends or distributions or any other consideration payable under the merger agreement to any holder of Northumberland common stock the minimum amounts it is required to deduct and withhold under the Code or any provision of tax law. If any such amounts are withheld such amounts will be treated for all purposes of the merger agreement as having been paid to the holder from whom they were withheld.

Dividends and Distributions

No dividends or other distributions declared with respect to Mifflinburg common stock will be paid to the holder of any unsurrendered certificate representing shares of Northumberland common stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate representing shares of Northumberland common stock in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which theretofore had become payable with respect to the whole shares of Mifflinburg common stock into which the shares of Northumberland common stock represented by such certificate have been converted.

Representations and Warranties

The merger agreement contains representations and warranties made by Northumberland to Mifflinburg and by Mifflinburg to Northumberland relating to a number of matters, including the following:

•	corporate matters, including due organization and qualification and subsidiaries;

•	capitalization;

•	authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the mergers;

•	required governmental and other regulatory and self-regulatory filings and consents and approvals in connection with the mergers;

•	reports to regulatory authorities;

•	financial statements, internal controls, books and records, and absence of undisclosed liabilities;

•	dividends, distributions and purchases, sales or issuances of its stock;

•	absence of fees to brokers, finders and financial advisors in connection with the merger other than Mifflinburg’s financial advisor and Alden;

•	the absence of certain changes or events;

•	legal proceedings;

•	tax matters;

•	title to and condition of assets;

•	labor relations, employment agreements, and employee benefit plans;

•	compliance with applicable laws and governmental authorizations;

•	certain contracts;

•	risk management instruments;

•	environmental matters;

•	investment securities and commodities;

•	intellectual property and computer systems;

•	privacy;

•	related party transactions;

•	inapplicability of takeover statutes;

•	absence of action or circumstance that would prevent the merger from qualifying as a reorganization under Section 368(a) of the Code;

•	opinions from each party’s respective financial advisor;

•	director and officer voting agreements in the case of Northumberland;

•	absence of beneficial ownership of more than five percent (5%) of outstanding Mifflinburg shares, in the case of Northumberland, and of Northumberland shares, in the case of Mifflinburg;

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

•	loan portfolio matters;

•	insurance matters;

•	financial institutions bonds;

•	subordinated indebtedness;

•	no investment advisor subsidiaries or broker-dealer subsidiaries; and

•	administration of fiduciary accounts.

The representations and warranties in the merger agreement are subject, in some cases, to specified exceptions and qualifications contained in the confidential disclosure schedules delivered by Mifflinburg and Northumberland, respectively).

In addition, certain representations and warranties of Mifflinburg and Northumberland are qualified as to “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to either Mifflinburg and Northumberland or Mifflinburg as the surviving entity in the merger, means any effect or circumstance that (i) has a material negative effect on the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries taken as a whole or (ii) does or would reasonably be expected to materially impair the ability of such party to perform its obligations under the merger agreement or to timely consummate the transactions contemplated by the merger agreement.

However, with respect to clause (i), a material adverse effect will not be deemed to include the impact of:

•	changes, after the date of the merger agreement, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements;

•

changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental entities;

•

changes, events, or developments, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak or escalation of war or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith and any national or international calamity, natural disaster or other force majeure event or the declaration of any national or global epidemic, pandemic or disease outbreak (including the COVID-19 virus) or the material worsening of such conditions threatened or existing as of the date of this agreement, or emergency or any escalation thereof) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, or other changes, events or developments, after the date hereof, that affect bank or savings associations or their holding companies generally;

•

the failure, in and of itself, of such party to meet earnings projections or internal financial forecasts or any decrease in the market price of a party’s common stock, but not including the underlying causes thereof;

•

disclosure or consummation of the transactions contemplated by the merger agreement or actions expressly required by or authorized by the merger agreement in contemplation of the transactions contemplated by the merger agreement;

•	actions or omissions taken pursuant to the written consent or request of Mifflinburg, in the case of Northumberland, or Northumberland, in the case of Mifflinburg; or

•

the announcement of the merger agreement and the transactions contemplated thereby, and compliance with the merger agreement on the assets, business, financial condition or results of operation of a party and its subsidiaries, including reasonable expenses incurred in consummating the transactions contemplated by the merger agreement;

except, with respect to the first, second, third and fourth bullets described above, to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate.

The representations and warranties in the merger agreement do not survive the effective time.

Covenants and Agreements

Conduct of Businesses Prior to the Consummation of the Merger

Prior to the effective time (or earlier termination of the merger agreement), except as expressly contemplated or permitted by the merger agreement (including as set forth in the confidential disclosure schedules), or as consented to in writing by the other party (such consent not to be unreasonably withheld), and subject to certain specified exceptions, each of Mifflinburg and Northumberland will, and will cause its subsidiaries to (a) use all reasonable efforts to carry on its business in the ordinary course, (b) use reasonable efforts to preserve its present business organization, retain the services of its present officers, (c) maintain its structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by casualty, (d) use all reasonable efforts to preserve or collect all material claims and courses of action belonging to it, (e) keep in full force and effect all insurance policies now carried by it, (f) perform in all material respects its respective obligations under all material contracts to which it is a party or by which it may be bound or which relate to or affect its properties, assets and business, (g) maintain its books of account and other records in the ordinary course of business, (h) comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state and local government directives applicable to it and to the conduct of its business, (i) in determining the additions to loan loss reserves and loan write-offs, writedowns and other adjustments and reserves, and classifying, valuing and retaining its investment portfolio; it shall perform its accounting in accordance with GAAP and inform the other party of any material changes in accounting principles, (j) file all tax returns and pay in full or make adequate provision for the payment of all taxes, interest, penalties, assessments and deficiencies and report all such information truthfully, accurately and completely, (k) retain the services of substantially all of its present officers and employees and maintain its relationships with customers, suppliers and others with whom it has business dealings.

Additionally, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, neither Northumberland nor Mifflinburg will take, and will not permit any of its subsidiaries to, without the prior written consent of the other party to the merger agreement (such consent not to be unreasonably withheld, conditioned or delayed), take any of the following actions:

•

other than in the ordinary course of business, incur any indebtedness for borrowed money, assume guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any person;

•

except for borrowings from the Federal Home Loan Bank of Pittsburgh in the ordinary course of business, create, borrow, incur or assume any long-term (1 year or more) loan, borrowing or indebtedness in excess of $5,000,000 in the aggregate without the prior written approval of the chief financial officer or chief executive officer of the other party;

•	adjust, split, combine or reclassify any capital stock;

•

make, declare or pay any dividend other than payments of regular dividends at substantially historical rates and amounts and dividends paid by any subsidiary to its parent company, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for shares of its capital stock;

•

grant any stock options, stock appreciation rights, performance shares, restricted stock units, deferred stock units, shares of restricted stock or other equity-based awards or interests, or grant any person any right to acquire any shares of its capital stock;

•	issue, sell, transfer, or otherwise permit to become outstanding any additional shares of capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock;

•	enter into a new line of business;

•

make any material acquisition or disposition of any of its properties or assets, merge or consolidate with any entity or purchase or acquire capital stock or other interest in any other entity or all or substantially all of the business or assets of any person, or transfer or sell a substantial portion of its business or assets to any person, or subject any of its properties or assets to any material lien, claim, charge or encumbrance, except for loan and investment activity engaged in the ordinary course of business consistent with past practice;

•

except for transactions in the ordinary course of business make any material investment by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other person other than a wholly owned subsidiary;

•

terminate, materially amend, or waive any material provision of any material contract, or make any change in any instrument or agreement governing the terms of any of its securities, or any material lease or contract, other than normal renewals of contracts or leases in the ordinary course of business (to the extent that the amount owed thereunder is less than $100,000) and without material adverse changes of terms with respect to Northumberland or Mifflinburg, as applicable, or enter into any material contract;

•

except for merit increases to salaries in the ordinary course of business, increase the rate of compensation of or pay a bonus or severance compensation to any employee, establish or amend any employee benefit plan, except as required by law, or, except pursuant to the terms and conditions of the merger agreement, enter into or amend any employment obligation, severance or “change in control” agreement or arrangement with any officer, director, employee or consultant, or hire any new employee, except for the hiring of at will employees to replace employees at annual cash compensation not to exceed $75,000;

•

settle any material claim, suit, action or proceeding, except in the ordinary course of business, provided that the amount for which Northumberland or Mifflinburg would be liable, net of any insurance recoveries, for all such settlements shall not exceed $35,000 in the aggregate and no such settlement shall impose any material restriction on the business of Northumberland or Mifflinburg;

•

take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the merger and the bank merger, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code;

•	amend its or its subsidiary bank’s articles of incorporation or bylaws, except in accordance with the terms of the merger agreement or as necessary to consummate the transaction;

•

materially restructure or materially change its investment securities or derivatives portfolio, or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, or purchase any security below investment grade;

•	implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

•

make any loans or extensions of credit or grant additional credit to a current borrower, except in the ordinary course of business, provided that any individual unsecured loan or unsecured extension of credit, or grant of additional unsecured credit, in excess of $250,000, or any individual secured loan or secured extension of credit or grant of additional secured credit in excess of $3,000,000 that has not been approved and committed as of the date of the merger agreement shall require the prior written approval of the chief lending officer, chief commercial officer or chief executive officer of the other party;

•

sell any investment security, except in the ordinary course of business, provided that if the amount of investment securities sold in any transaction, together with all other sales of investment securities settled after the date of the merger agreement, shall exceed $5,000,000 in the aggregate, the prior written approval of the chief financial officer or chief executive officer of the other party shall be required;

•

knowingly take or permit to be taken any action which would constitute or cause a material breach of representations and warranties set forth in the merger agreement as of or subsequent to the date of the merger agreement or as of the effective date of the merger, or that is intended or expected to result in any of the conditions to the merger not being satisfied;

•	merge or consolidate itself or any of its subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its subsidiaries;

•

make any material changes in policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of capital exposure applicable with respect to the loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by law or requested by a governmental entity;

•

make any capital expenditures, except for capital expenditures in the ordinary course of business or as necessary to maintain existing assets in good repair in amounts not exceeding $100,000 in the aggregate;

•	make application for the opening, relocation or closing of any, or open, relocate or close any branch office, or automated banking location;

•

make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business;

•	reduce the amount of insurance coverage or fail to renew any existing insurance policy, in each case, with respect to its key employees, properties or assets;

•	enter into any related party transaction, except loans in accordance with applicable federal banking regulations; or

•	agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the foregoing.

Regulatory Matters

Mifflinburg and Northumberland have agreed to cooperate with each other and use their respective best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement (including the merger and the bank merger).

Each of Mifflinburg and Northumberland has agreed to use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any governmental entity with respect to the merger agreement or the transactions contemplated thereby. However, in no event will Northumberland or Mifflinburg, or any of their respective subsidiaries be required, and neither Northumberland or Mifflinburg, nor any of their respective subsidiaries will be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals and authorizations of governmental entities or regulatory agencies that would reasonably be expected to have a material burdensome effect on Mifflinburg, Northumberland or their subsidiaries, taken as a whole.

Mifflinburg and Northumberland have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger and the other transactions contemplated by the merger agreement, as well as to consult with each other and keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.

To the extent permitted by applicable law, Mifflinburg and Northumberland have also agreed to promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by this merger agreement that causes such party to believe that there is a reasonable likelihood that any requisite regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed.

Employee Matters

The merger agreement provides, subject to any positions that may be eliminated as a result of the consolidation of operations in connection with the mergers, that Mifflinburg and Mifflinburg Bank will use good faith efforts to retain each present employee of Mifflinburg and Northumberland in a comparable position or a position with comparable responsibilities and salary compensation or, if offered to and accepted by an employee, a position for which the employee is qualified at a compensation commensurate with the position. Mifflinburg and Northumberland will cooperate, prior to the effective time of the mergers, to identify those employees of each company who will be retained after the effective time of the merger.

Any employee of Mifflinburg or Northumberland, other than any employee who is or who becomes as of the date of the merger agreement a party to an employment agreement or offer letter with Mifflinburg and Mifflinburg Bank, who is not offered employment with Mifflinburg as of the effective time of the mergers or who continues in the employment of Mifflinburg at the effective time and is subsequently terminated, other than as a result of unsatisfactory performance, within twelve (12) months following the effective time of the mergers, will be entitled to severance benefits equal to two (2) weeks salary for each full year of service, up to a maximum of 26 weeks salary, provided that no displaced employee will receive less than six (6) weeks salary. For a period of twelve (12) months following the effective date of the mergers, Mifflinburg will provide displaced employees with preferential opportunities to apply for openings with Mifflinburg and Mifflinburg Bank.

Mifflinburg and Northumberland will cooperate in reviewing, evaluating and analyzing the Mifflinburg benefit plans and Northumberland benefit plans in order to establish the benefit plans to be made available to Mifflinburg employees after the effective time of the merger. The review will take into consideration benefits that were provided to employees under the Mifflinburg and Northumberland benefit plans and benefits provided by peer institutions in the establishment of any new or amended benefits plans to be provided by Mifflinburg to employees after the effective time of the mergers. Mifflinburg and Northumberland may jointly determine to amend, freeze, merge or terminate any benefit plan of Mifflinburg or Northumberland before or after the effective time of the merger in connection with establishing the benefit plans to be made available for Mifflinburg employees after the effective time of the merger.

All retained employees will be provided with credit for all years of service with Mifflinburg or Northumberland and their predecessors prior to the effective time of the merger for purposes of eligibility and vesting and for purposes of determining the length of paid time off and severance, but not otherwise for purposes of benefit accrual in the case of former Northumberland employees. Any eligibility waiting periods under group health plans will be waived for all retained employees. Deductibles or out-of-pocket expenses incurred by former Northumberland employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in Mifflinburg’s health plans after the effective time of the merger will be credited to their benefit. Mifflinburg has agreed to honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to and contractual rights of current and former Northumberland employees including, without limitation, any benefits or rights arising as a result of the mergers, but Mifflinburg is not required to maintain any specific benefit plan or guarantee the employment of any employee for any period of time.

Mifflinburg and Northumberland each have established a stay bonus pool in the amount of $100,000 to provide cash incentives to its respective employees to remain employed by Mifflinburg or Northumberland as the case may be. Mifflinburg and Northumberland will mutually agree on the employees to whom stay bonuses will be offered and the amounts and terms of payment of each stay bonus.

Under the merger agreement, Northumberland agrees to make its employees available for training to ensure that the surviving bank's facilities will be properly operating in accordance with the surviving corporation’s policies and procedures after the merger.

Director and Officer Indemnification and Insurance

The merger agreement provides that from and after the effective time, Mifflinburg, as the surviving entity in the merger, will indemnify and hold harmless all present and former directors, officers, managers and employees of Northumberland and its subsidiaries against, and will advance expenses as incurred to such persons in respect of, all costs and liabilities arising out of the fact that such person is or was a director, officer or employee of Northumberland or its subsidiaries and pertaining to matters existing or occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement of expenses as of the date of the merger agreement by Northumberland pursuant to the Northumberland or Norry Bank articles of incorporation and bylaws; provided, that in the case of advancement of expenses, any such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.

The merger agreement requires Mifflinburg, as the surviving entity in the merger, to maintain for a period of up to six (6) years after consummation of the merger, “tail” coverage relating to Northumberland’s existing directors’ and officers’ liability insurance policy, in such amount and with terms and conditions that are no less favorable than the directors and officers liability policy of Northumberland as of the date of the merger agreement. Mifflinburg, however, is not required to spend annually more than two hundred and fifty percent (250%) of the current premium for Northumberland’s existing directors and officers liability insurance policy (the “premium cap”), however, if Mifflinburg is unable to obtain and maintain such policy as a result of such limitations, it shall obtain as much comparable insurance as is available at such time for the premium cap. Mifflinburg may substitute for the tail coverage policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous with respect to claims arising from facts or circumstances which occur prior to the effective date of the merger covering persons who are covered by such insurance immediately prior to the effective date.

Name and Headquarters

The merger agreement provides that the name of the surviving corporation will be Steele Bancorp, Inc. and the name of the surviving bank will be Central Penn Bank & Trust, and that the headquarters of Steele Bancorp, Inc. and Central Penn Bank & Trust will remain located in Mifflinburg, Pennsylvania.

Northumberland Debt

Mifflinburg and Mifflinburg Bank have agreed to assume the $10 million subordinated note indebtedness of Northumberland and the $20 million indebtedness of Norry Bank owed to the Federal Home Loan Bank of Pittsburgh.

ESOP Merger

Mifflinburg and Northumberland have agreed that, as soon as practicable following the closing, the surviving corporation will merge the assets and liabilities of the Northumberland Bancorp Employee Stock Ownership Plan with the Mifflinburg Bank and Trust Company Employee Stock Ownership Plan. Eligibility requirements for participation and allocation under the Mifflinburg ESOP will be deemed to have been satisfied by participants in the Northumberland ESOP who have satisfied the participation and allocation requirements under the Northumberland ESOP.

Certain Additional Covenants

The merger agreement also contains additional covenants, including, among others, covenants relating to the preparation and filing of the registration statement of which this proxy statement/prospectus is a part, that upon the request of Mifflinburg, Northumberland will retain a proxy solicitor in connection with the solicitation of shareholder approval, compliance with applicable state blue sky laws, no purchase or sale of the stock of the other party to the merger, access to information and officers of the other company, the payment of transaction expenses, notice of changes, the preparation of additional financial statements and the updating of schedules.

Combined Company Governance

Boards of Directors of the Surviving Corporation

Mifflinburg and Northumberland have agreed that it is their intent that from the effective date of the merger through the fifth anniversary of the effective date, the board of directors of the surviving corporation will consist of six "Mifflinburg" directors and six "Northumberland" directors. As of the effective time of the merger, the board of directors of the surviving merger will be comprised of six of the seven existing directors of Mifflinburg immediately prior to the effective time (John R. Showers will retire March 31, 2025, upon attaining the mandatory retirement age of 73 years under Mifflinburg's bylaws) and six of the nine existing directors of Northumberland immediately prior to the effective time: Timothy J. Apple, Chad Geise, Amanda G. Kessler, Adam Purdy, J. Donald Steele, Jr. and J. Todd Troxell. Three of the Northumberland directors, Willard J. Bowen, Anthony Markunas and William Roll, have agreed, pursuant to the terms of their respective voting agreements, to resign from the boards of directors of Northumberland and Norry Bank effective as of the effective time of the mergers.

Mifflinburg has a classified board of directors consisting of three classes. Each director generally holds office for a three-year term. The terms of the classes are staggered so that the term of office of one class expires each year. The six Northumberland directors will be appointed among the three classes so that the numbers of directors in each class, both as of the effective time of the merger and after the resignation of directors to be effective upon the three month anniversary of the effective time, will be as nearly equal as possible.

Subject to applicable legal requirements, qualification requirements set forth in Mifflinburg's bylaws, or in a written policy adopted by Mifflinburg’s board of directors and in effect at the relevant time, then during the period beginning with the date of the merger agreement through the fifth anniversary of the effective date of the merger, any person appointed by the Mifflinburg board of directors to fill any vacancy in the Mifflinburg’s board of directors, shall be selected: (i) by the legacy "Mifflinburg" directors who are then continuing to serve on the Mifflinburg’s board of directors if the vacating director was a legacy Mifflinburg director or the successor of a legacy Mifflinburg director, or (ii) by the legacy "Northumberland" directors who are then continuing to serve on the surviving corporation's board of directors (or who are then remaining on the Northumberland board of directors if the vacancy occurs prior to the effective date) if the vacating director was a legacy Northumberland director or successor of a legacy Northumberland director.

Prior to the effective time of the merger, Mifflinburg has agreed that its board of directors will amend (i) Section 204 of the bylaws to increase the number of directors to not more than twelve; and (ii) Section 214 of the bylaws to provide an exception to the age 73 mandatory retirement age for J. Donald Steele, Jr.

Key Officers of the Surviving Corporation and the Surviving Bank

	Current Position with Mifflinburg/Northumberland	Future Position with Surviving Corporation/Surviving Bank
J. Donald Steele, Jr.	Chairman of Northumberland and Norry Bank	Chairman of Surviving Corporation and Surviving Bank

Richard J. Drzewiecki	Chairman of Mifflinburg and Mifflinburg Bank	Vice Chairman of Surviving Corporation and Surviving Bank

Jeffrey J. Kapsar	Vice Chairman, President & CEO of Mifflinburg and Mifflinburg Bank	President & CEO of Surviving Corporation and Surviving Bank

Thomas C. Graver, Jr.	Senior Executive Vice President & CFO of Mifflinburg and Mifflinburg Bank	Senior Executive Vice President & CFO of Surviving Corporation and Surviving Bank

J. Todd Troxell	President & CEO of Northumberland and Norry Bank	Corporate Secretary of Surviving Corporation and Senior Executive Vice President and Chief Administrative Officer of Surviving Bank

Thomas L. Eberhart	Executive Vice President and Chief Operating Officer of Mifflinburg and Mifflinburg Bank	Executive Vice President and Chief Operating Officer of Surviving Bank

Northumberland Shareholders' Meeting; Recommendations of Northumberland’s Board of Directors

Northumberland and its board of directors has agreed to hold a meeting of its shareholders for the purpose of obtaining approval of the merger and the merger agreement and to include in this proxy statement/prospectus the recommendation of its board of directors to its shareholders to vote in favor of the merger and the merger agreement. Northumberland has agreed that, except when following the procedures for acquisition proposals discussed below, neither its board of directors nor any board committee will (i) withdraw, modify or qualify or propose to do so, in a manner adverse to Mifflinburg, the Northumberland board recommendation, or (ii) make any statement, filing or release in connection with its shareholders meeting or otherwise inconsistent with the Northumberland board recommendation.

Unless the merger agreement has been terminated in accordance with its terms, Northumberland is required to convene a meeting of its shareholders and to submit the Northumberland merger proposal to a vote of the Northumberland shareholders. If there are insufficient shares of Northumberland common stock represented (either in person or by proxy) at the Northumberland shareholders meeting to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, Northumberland has not received proxies representing a sufficient number of shares necessary to obtain the requisite Northumberland vote, it is anticipated that Northumberland will adjourn or postpone the Northumberland shareholders meeting up to two (2) times in order to solicit additional proxies from its shareholders.

Northumberland’s Agreement Not to Solicit Other Offers

Northumberland has agreed that it will, and will cause Norry Bank and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (“representatives”) to immediately cease and cause to be terminated, any discussions, negotiations or communications with any person with respect to any existing or potential acquisition proposal.

Northumberland has agreed that it will not, and will cause Norry Bank and its respective representatives not to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate the making of any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an acquisition proposal,

(ii) respond to any inquiry relating to an acquisition proposal or an acquisition transaction, (iii) recommend or endorse an acquisition transaction, (iv) participate in any discussions or negotiations regarding any acquisition proposal or furnish or otherwise afford access to any person other than Mifflinburg any information with respect to Northumberland or Norry Bank otherwise relating to an acquisition proposal, (v) release any person from, waive any provision of, or fail to enforce any confidentiality or standstill agreement to which Northumberland is a party, or (vi) enter into any agreement, agreement in principle or letter of intent relating to an acquisition proposal or approve or resolve to approve any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

Northumberland also has agreed to promptly (and, in any event, within forty-eight (48) hours) notify Mifflinburg in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued, with Northumberland or any of its representatives, in connection with any acquisition proposal, and such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers, and in the case of written materials, providing copies of such materials, including emails or other electronic communications, unless disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree and to keep Mifflinburg informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions, including any amendments or modifications to such proposal, offer or request.

Northumberland, however, may respond to or engage in discussions or negotiations with, or provide confidential information or data to, any person making an unsolicited bona fide acquisition proposal that did not result from a breach by Northumberland of the foregoing restrictions if, but only if: (i) the Northumberland shareholders’ meeting shall not have occurred, (ii) Northumberland shall have complied in all respects with the provisions of the merger agreement relating to acquisition proposals, (iii) Northumberland’s board of directors shall have determined, with the advice of its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law; (iv) Northumberland’s board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial advisors, its independent financial advisor, that such acquisition proposal constitutes or is reasonably likely to result in a superior proposal, (v) Northumberland has provided Mifflinburg with notice of such determination within one business day thereafter, and (vi) prior to furnishing or affording access to any confidential information or data with respect to Northumberland or Norry Bank or otherwise relating to an acquisition proposal, Northumberland receives from such person a confidentiality agreement with terms no less favorable to Northumberland than those contained in the confidentiality agreement between Northumberland and Mifflinburg. In addition, Northumberland must promptly provide to Mifflinburg any non-public information regarding Northumberland or Norry Bank provided to the other person that was not previously provide to Mifflinburg no later than the date such information is provided to the other party.

For purposes of the merger agreement, an “acquisition proposal” means, with respect to Northumberland and other than the transactions contemplated by the merger agreement, any inquiry offer or proposal, whether or not in writing, contemplating relating to, constituting or that could reasonably be expected to lead to an acquisition transaction. For purposes of the merger agreement, as it relates to Northumberland, an “acquisition transaction” means (i) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Northumberland or Norry Bank, (ii) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Northumberland or Norry Bank representing, in the aggregate, twenty-five percent (25%) or more of the assets of Northumberland and Norry Bank on a consolidated basis, (iii) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Northumberland or Norry Bank, (iv) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Northumberland or Norry Bank, or (v) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

For purposes of the merger agreement, a “superior proposal” means with respect to Northumberland, any unsolicited bona fide written offer or proposal made by a third party to consummate an acquisition proposal that Northumberland’s board of directors determines in good faith (after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors) (x) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Northumberland common stock or all, or substantially all, of the assets of Northumberland; (y) would result in a transaction that (i) is, in the aggregate, more favorable, from a financial point of view than the merger, (ii) is, in light of the other terms of such proposal, any material regulatory approvals or other risks associated with the timing of the proposed transaction, more favorable to the shareholders of Northumberland than the merger, and (iii) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

Except as outlined in the next paragraph, neither the Northumberland board of directors nor any committee thereof may (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Mifflinburg in connection with the merger or any other transaction contemplated by the merger agreement, the Northumberland board of director’s recommendation to Northumberland shareholders to vote in favor of the merger, or to make any statement, filing or release in connection with the Northumberland shareholders’ meeting or otherwise that is inconsistent with such recommendation, it being understood that taking a neutral position or no position with respect to an acquisition proposal will be considered an adverse modification of such recommendation, (ii) approve or recommend, or publicly propose to approve or recommend any acquisition proposal, or (iii) enter into or cause Northumberland or Norry Bank to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any acquisition transaction or requiring Northumberland to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement.

Prior to the date of the Northumberland shareholders’ meeting, however, the Northumberland board of directors may approve or recommend to the Northumberland shareholders a superior proposal or withdraw, qualify or modify its recommendation to Northumberland shareholders to vote in favor of the merger if, but only if, the Northumberland board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law and has determined that accept such superior proposal after first considering any adjusted, modified or amended terms as Mifflinburg may have proposed to Northumberland in response to such superior proposal

Acquisition Proposals involving Mifflinburg

Mifflinburg has agreed that it will, and will cause Mifflinburg Bank and their respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents (“representatives”) to immediately cease and cause to be terminated, any discussions, negotiations or communications with any person with respect to any existing or potential acquisition proposal.

Mifflinburg has agreed that it will not, and will cause Mifflinburg Bank and its respective representatives not to, directly or indirectly, (i) initiate, solicit, encourage or take any action to facilitate the making of any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an acquisition proposal, (ii) respond to any inquiry relating to an acquisition proposal or an acquisition transaction, (iii) recommend or endorse an acquisition transaction, (iv) participate in any discussions or negotiations regarding any acquisition proposal or furnish or otherwise afford access to any person other than Northumberland any information with respect to Mifflinburg or Mifflinburg Bank otherwise relating to an acquisition proposal, (v) release any person from, waive any provision of, or fail to enforce any confidentiality or standstill agreement to which Mifflinburg is a party, or (vi) enter into any agreement, agreement in principle or letter of intent relating to an acquisition proposal or approve or resolve to approve any agreement, agreement in principle or letter of intent relating to an acquisition proposal.

Mifflinburg shall promptly (and in any event within forty-eight (48) hours) notify Northumberland in writing if any acquisition proposal is made or received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued by or with, Mifflinburg or any Mifflinburg representative and such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers and, in the case of written materials, providing copies of such materials, including emails or other electronic communications, unless disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree, and Mifflinburg will keep Northumberland informed on a current basis of the status and terms of any such proposal, offer, information request, negotiations or discussions, including any amendments or modifications to such proposal, offer or request.

Mifflinburg, however, may respond to or engage in discussions or negotiations with, or provide confidential information or data to, any person making an unsolicited bona fide acquisition proposal that did not result from a breach by Mifflinburg of the foregoing restrictions if, but only if: (i) the Northumberland shareholders’ meeting shall not have occurred, (ii) Mifflinburg shall have complied in all respects with the provisions of the merger agreement relating to acquisition proposals, (iii) Mifflinburg’s board of directors shall have determined, with the advice of its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law; (iv) Mifflinburg has provided Northumberland with notice of such determination within one business day thereafter, and (v) prior to furnishing or affording access to any confidential information or data with respect to Mifflinburg or Mifflinburg Bank or otherwise relating to an acquisition proposal, Mifflinburg receives from such person a confidentiality agreement with terms no less favorable to Mifflinburg than those contained in the confidentiality agreement between Northumberland and Mifflinburg. In addition, Mifflinburg must promptly provide to Northumberland any non-public information regarding Mifflinburg or Mifflinburg Bank provided to the other person that was not previously provide to Northumberland no later than the date such information is provided to the other party.

For purposes of the merger agreement, as it relates to Mifflinburg, “acquisition proposal” means any inquiry, offer or proposal, other than an inquiry, offer or proposal from Northumberland, whether or not in writing, contemplating, relating to, constituting or that could reasonably be expected to lead to an acquisition transaction. For purposes of the merger agreement, as it relates to Mifflinburg, “acquisition transaction” means (i) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Mifflinburg or Mifflinburg Bank, (ii) any transaction pursuant to which any third party or group acquires or would acquire, whether through sale, lease or other disposition, directly or indirectly, any assets of Mifflinburg or Mifflinburg Bank representing, in the aggregate, twenty-five percent (25%) or more of the assets of Mifflinburg or Mifflinburg Bank on a consolidated basis, (iii) any issuance, sale or other disposition including by way of merger, consolidation, share exchange or any similar transaction, of securities or options, rights or warrants to purchase or securities convertible into such securities, representing twenty-five percent (25%) or more of the votes attached to outstanding securities of Mifflinburg or Mifflinburg Bank, (iv) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities by Mifflinburg or Mifflinburg Bank, (v) any purchase or other acquisition by Mifflinburg or Mifflinburg Bank of a substantial portion of the business, assets or twenty-five percent (25%) or more of the equity of any other person, or (vi) any transaction which is similar in form, substance or purpose to any of the foregoing transactions or any combination of the foregoing.

Neither the Mifflinburg board of directors nor any committee thereof may (i) approve or recommend, or publicly propose to approve or recommend any acquisition proposal, or (ii) enter into or cause Mifflinburg or Mifflinburg Bank to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement related to any acquisition transaction or requiring Mifflinburg to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement, without first providing Northumberland with at least five business days written notice and affording Northumberland five business days after receipt of such notice to terminate the merger agreement, provided that no such termination shall be effective until the fifth business day after Mifflinburg's receipt of such notice of termination, provided that Northumberland shall not have withdrawn such notice of termination prior thereto. Northumberland has agreed to consider in good faith any such proposals, if any, as Mifflinburg may present to preserve the transactions contemplated by the merger agreement, but Mifflinburg shall not have any obligation to make any such proposal and Northumberland shall not have any obligation to accept any such proposal.

Conditions to Complete the Merger

Mifflinburg’s and Northumberland’s respective obligations to complete the merger are subject to the satisfaction or, where legally permissible, waiver, at or prior to the effective time, of the following conditions:

•	the requisite Northumberland shareholder vote having been obtained;

•

all requisite regulatory approvals having been obtained and remaining in full force and effect, and all statutory waiting periods in respect thereof having expired or been terminated, without the imposition of any materially burdensome regulatory condition;

•

Mifflinburg shall have received an opinion of its legal counsel, Stevens & Lee, P.C., and Northumberland shall have received an opinion of its legal counsel, Mette, Evans & Woodside, to the effect that the mergers will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and that Mifflinburg and Northumberland, as applicable, will be a “party to a reorganization within the meaning of Section 368(b)(1) of the Code;

•

the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order (or proceedings for such purpose initiated or threatened and not withdrawn);

•

no action, suit or proceeding shall be pending or threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by the merger agreement; but if Mifflinburg agrees to defend and indemnify Northumberland and Norry Bank and their respective officers and directors with regard to any such action, suit or proceeding pending or threatened against them or any of them on such specific terms and conditions as are mutually agreeable to Northumberland and Mifflinburg, then such pending or threatened action, suit or proceeding shall not be deemed to constitute the failure of a condition precedent to the obligation of Northumberland to consummate the merger;

•

all applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by the merger agreement have been complied with;

•

the Northumberland ESOP Trustee shall have received a fairness opinion, dated as of the closing date, from an independent appraiser stating that the merger consideration is not less than "adequate consideration" as defined by ERISA and that the terms and conditions of the merger are fair to the Northumberland ESOP from a financial point of view, and the Northumberland ESOP Trustee shall have determined that the transactions contemplated by the merger agreement are prudent and in the best interests of the Northumberland ESOP and its participants;

•

the representations and warranties of the other party contained in the merger agreement are true and correct in all material respects as of the closing date and each party has received an officers' certificate from the other party to such effect;

•

the performance by the other party in all material respects of all covenants required to be performed by it under the merger agreement and each party has received an officers’ certificate from the other party to such effect; and

•

there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a material adverse effect with respect to the other party and each party has received an officer’s certificate from the other party to such effect; and

•	holders of no more than five percent (5%) of the outstanding shares of Northumberland’s common stock have exercised dissenters’ rights; and

•

Norry Bank shall have entered into a separation and release agreement with one of its officers, terminating the officer's employment with Norry Bank prior to the effective date of the merger (which agreement Norry Bank has entered into).

Neither Northumberland nor Mifflinburg can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party.

Termination of the Merger Agreement

The merger agreement can be terminated at any time prior to the consummation of the merger, whether before or after the receipt of the requisite Mifflinburg vote or the requisite Northumberland vote, in the following circumstances:

•	by mutual written agreement of Mifflinburg and Northumberland;

•

by either Mifflinburg or Northumberland if (i) final action has been taken by a bank regulator whose approval is required, which final action has become nonappealable and does not approve the merger agreement or the transactions contemplated under the merger agreement, or (ii) any court of competent jurisdiction or other government entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or other action shall have become final and nonappealable;

•

by either Mifflinburg or Northumberland if the merger has not been completed on or before August 31, 2025 (the “termination date”), unless the material breach by the merger to be completed by such date is due to the failure of the party seeking to terminate the merger agreement of any representation, warranty, or other agreement contained in the merger agreement;

•

by either Mifflinburg or Northumberland (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement) if there is a material breach of any of the representations or warranties (or any such representation or warranty ceases to be true unless it speaks as of a specific date) set forth in the merger agreement on the part of Northumberland, in the case of a termination by Mifflinburg, or on the part of Mifflinburg, in the case of a termination by Northumberland, which breach by its nature cannot be cured by August 31, 2025 or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party (but in any event prior to August 31, 2025) provided that such breach, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated by the merger agreement due to the failure of a condition precedent to the terminating party’s obligation to close;

•

by either Mifflinburg or Northumberland (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement), if there is a material failure to perform or comply with any of the covenants or agreements set forth in the merger agreement on the part of Northumberland, in the case of a termination by Mifflinburg, on the part of Mifflinburg, in the case of a termination by Northumberland, which failure by its nature cannot be cured by August 31, 2025 or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party (but in any event prior to August 31, 2025), provided that such breach of a covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated by the merger agreement due to the failure of a condition precedent to the terminating party’s obligation to close;

•

by either Mifflinburg or Northumberland if the shareholders of Northumberland fail to approve the Northumberland merger proposal at a meeting of Northumberland shareholders called for that purpose; provided that Northumberland shall not have the right to terminate the merger agreement on such basis if, prior to the vote of Northumberland's shareholders, Northumberland's board of directors shall have withdrawn, modified or changed in a manner adverse to Mifflinburg its approval or recommendation of the merger agreement and the transactions contemplated by the merger agreement;

•

by the board of directors of Mifflinburg if the board of directors of Northumberland enters into any letter of intent, agreement or principle or agreement with respect to any acquisition proposal, withdraws, modifies or qualifies its recommendation of the merger agreement and the transactions contemplated by the merger agreement in a manner adverse to Mifflinburg, has provided written notice to Mifflinburg that it has received a superior proposal, or approves, recommends or publicly proposes to approve or recommend any acquisition proposal;

•

by the board of directors of Northumberland if Northumberland has received a superior proposal and the board of directors of Northumberland has delivered to Mifflinburg notice that it has received a superior proposal;

•

by the Board of directors of Northumberland if the Mifflinburg board of directors or any committee thereof approves or recommends, or publicly proposes to approve or recommend any acquisition proposal, or cause Mifflinburg or Mifflinburg Bank to enter into any letter of intent, agreement in principle, acquisition agreement or other agreement (other than a confidentiality agreement) related to any acquisition transaction or requiring Mifflinburg to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement;

•

by the board of directors of Mifflinburg if Mifflinburg has received or made an acquisition proposal and the board of directors of Mifflinburg, having given prior notice to Northumberland, has determined to abandon, terminate or fail to consummate the merger or any other transaction contemplated by the merger agreement; or

•

by the board of directors of Northumberland, within three days after the determination date, if the determination date market price of Mifflinburg common stock is less than $17.60 per share and the ratio of the determination date market price of Mifflinburg common stock to the starting price of $22.00 per share is more than 20% less than the ratio of the average of the Dow Jones U.S. MicroCap Bank Index Value for the price determination period to the Dow Jones U.S. MicroCap Bank Index Value on September 23, 2024. The “determination date” is the first date on which all required regulatory approvals necessary for consummation of the mergers have been received. The “determination date market price” is the average of the closing prices for Mifflinburg common stock, as reported by OTC Pink, for the thirty (30) consecutive trading days immediately preceding the date that is five (5) business days before the determination date (the “price determination period”), but excluding from the calculation the closing prices for trading days with less than one hundred (100) shares traded. Mifflinburg shall have the right, however, but not the obligation, to increase the conversion ratio such that the merger consideration, based on the determination date market price, would be at least equal to the amount that would not allow Northumberland to terminate the merger agreement under this provision.

Effect of Termination

If the merger agreement is terminated, it will become void and have no effect, except that (i) neither Northumberland nor Mifflinburg will be relieved or released from any liabilities or damages arising out of its willful breach of any provision of the merger agreement and (ii) designated provisions of the merger agreement will survive the termination, including those relating to payment of fees and expenses, the confidential treatment of information, public announcement and the termination fee described below.

Termination Fee

Northumberland will pay Mifflinburg a termination fee equal to $1,400,000 in cash, which we refer to as the termination fee, if the merger agreement is terminated in the following circumstances:

•

In the event that the merger agreement is terminated by Mifflinburg pursuant to the seventh bullet set forth under “Termination of the Merger Agreement” above, or Northumberland terminates the merger agreement pursuant to the eighth bullet. In such case, the termination fee must be paid to Mifflinburg within five (5) business days after Mifflinburg makes written demand for payment.

•

In the event Northumberland enters into a definitive agreement relating to an acquisition proposal or consummates an acquisition proposal within twelve (12) months after termination of the merger agreement:

•	By Mifflinburg pursuant to the fourth or fifth bullets set forth under “Termination of the Merger Agreement” above, because of a willful breach by Northumberland, or

•

By Mifflinburg or Northumberland pursuant to the sixth bullet set forth under “Termination of the Merger Agreement” above, because of a failure by Northumberland’s shareholders to approve the merger and either Northumberland has breached its obligations relating to acquisition proposals or a third party has publicly proposed or announced an acquisition proposal relating to Northumberland;

In either case, the termination fee must be paid to Mifflinburg within two (2) business days after Mifflinburg makes written demand for payment.

Mifflinburg will pay Northumberland the termination fee if the merger agreement is terminated in the following circumstances:

•

In the event that the merger agreement is terminated by Northumberland pursuant to the ninth bullet set forth under “Termination of the Merger Agreement” above, or Mifflinburg terminates the merger agreement pursuant to the tenth bullet. In such case, the termination fee must be paid to Northumberland within five (5) business days after Northumberland makes written demand for payment.

•

Mifflinburg enters into a definitive agreement relating to an acquisition proposal or consummates an acquisition proposal within twelve (12) months after the termination of the merger agreement by Northumberland pursuant to the fourth or fifth bullets set forth under “Termination of Merger Agreement” above, because of a willful breach by Mifflinburg. In such case, the termination fee must be paid to Northumberland within two (2) business days after Northumberland makes written demand for payment.

The termination fee and any amounts payable by Mifflinburg and Northumberland in connection therewith, constitute liquidated damages and not a penalty, and except in the case of willful breach, will be the sole monetary remedy of the other party in the event of a termination of the merger agreement under specified circumstances.

Expenses and Fees

Except as otherwise provided in the merger agreement, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense. The merger agreement provides that the costs and expenses of printing and mailing this proxy statement/ prospectus and all filing fees relating to required regulatory approvals will be shared equally by Mifflinburg and Northumberland, except that Mifflinburg will pay all registration fees to the SEC in connection with the registration statement of which this proxy statement/prospectus is a part.

Amendment, Waiver and Extension of the Merger Agreement

Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before the effective date, except that after the receipt of the requisite Northumberland vote, there may not be, without further approval of Northumberland shareholders, any amendment to the merger consideration to be received by the Northumberland shareholders.

At any time prior to the effective time, each of the parties may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of Mifflinburg, in the case of Northumberland, or Northumberland, in the case of Mifflinburg, (ii) waive any inaccuracies in the representations and warranties of Mifflinburg, in the case of Northumberland, or Northumberland, in the case of Mifflinburg, and (iii) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained in the merger agreement.

Governing Law

The merger agreement is governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to any applicable conflicts of law provisions.

Specific Performance

Mifflinburg and Northumberland will be entitled to specific performance of the terms of the merger agreement, including an injunction or injunctions to prevent breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions of the merger agreement (including the parties’ obligations to consummate the merger), in addition to any other remedy to which they are entitled at law or in equity.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion sets forth the anticipated material United States federal income tax consequences of the merger to U.S. holders (as defined below) of Northumberland common stock that exchange their shares of Northumberland common stock for the merger consideration. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any United States federal laws other than those pertaining to income tax. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement/prospectus. These laws may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. To the extent this section consists of statements as to matters of U.S. federal income tax law, this section constitutes the opinion of Stevens and Lee, P.C. and Mette Evans & Woodside.

This discussion addresses only those Northumberland shareholders that hold their shares of Northumberland common stock as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not address all aspects of United States federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the United States federal income tax laws, including if you are:

•	a bank or other financial institution;

•	a tax-exempt organization;

•	a partnership, an S-corporation, or other pass- through entity, or an investor in a pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a dealer or broker in stocks and securities, commodities or currencies;

•	a trader in securities that elects a mark-to-market method of accounting;

•

a holder of Northumberland common stock that received Northumberland common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a person that is not a U.S. holder;

•	a person that has a functional currency other than the U.S. dollar;

•	a real estate investment trust;

•	regulated investment companies;

•	a person required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement;

•	a holder who actually or constructively owns five percent or more of Northumberland common stock;

•	a holder of Northumberland common stock that holds Northumberland common stock as part of a hedge, straddle, constructive sale, wash sale, conversion or other integrated transaction; or

•	a United States expatriate.

In addition, the discussion does not address any alternative minimum tax or any state, local or foreign tax consequences of the merger, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Determining the actual tax consequences of the merger to you may be complex. Such consequences will depend on your specific situation and on factors that are not within the control of Northumberland or Mifflinburg.

You should consult with your own tax advisor as to the tax consequences of the merger in your particular circumstances.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Northumberland common stock that is for United States federal income tax purposes (i) an individual citizen or resident of the United States, (ii) a corporation, or entity treated as a corporation, organized in or under the laws of the United States or any state thereof or the District of Columbia, (iii) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes, or (iv) an estate, the income of which is includible in gross income for United States federal income tax purposes regardless of its source.

The United States federal income tax consequences to a partner in an entity or arrangement that is treated as a partnership for United States federal income tax purposes and that holds Northumberland common stock generally will depend on the status of the partner and the activities of the partnership. Northumberland in a partnership holding Northumberland common stock should consult their own tax advisors.

Tax Consequences of the Merger Generally

The parties intend for the merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to complete the merger that Mifflinburg receive an opinion from Stevens and Lee, P.C. dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of

Section 368(a) of the Code. It is a condition to complete the merger that Northumberland receive an opinion from Mette Evans & Woodside, dated the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinions will be subject to customary qualifications and assumptions, including that the merger will be completed according to the terms of the merger agreement. These opinions will also be based on the assumption that the representations found in the representation letters of Mifflinburg and Northumberland, are, as of the effective time, true and complete without qualification and that the representation letters of Mifflinburg and Northumberland are executed by appropriate and authorized officers of Mifflinburg and Northumberland. Neither of the opinions described above will be binding on the IRS. Mifflinburg and Northumberland have not sought and will not seek any ruling from the IRS regarding any matters relating to the merger, and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. If any of the representations, warranties, covenants or assumptions upon which the opinions described above are based are inconsistent with the actual facts, or if any condition contained in the merger agreement and affecting these opinions is breached or is waived by any party, the U.S. federal income tax consequences of the merger could be adversely affected. Accordingly, each holder of Northumberland common stock should consult its tax advisor with respect to the particular tax consequences of the merger to such holder.

As a “reorganization,” the material U.S. federal income tax consequences of the merger to U.S. holders of Northumberland common stock are set forth in the remainder of this discussion:

•

a holder who receives solely shares of Mifflinburg common stock (or receives Mifflinburg common stock and cash solely in lieu of a fractional share) in exchange for shares of Northumberland common stock generally will not recognize any gain or loss upon the merger, except with respect to the cash received in lieu of a fractional share of Mifflinburg common stock (as discussed below);

•

the aggregate tax basis of the Mifflinburg common stock received in the merger (including fractional share interests in Mifflinburg common stock deemed received and exchanged for cash) will be equal to the holder’s aggregate tax basis in the Northumberland common stock for which it is exchanged; and

•

the holding period of Mifflinburg common stock received in the merger (including any fractional shares deemed received and redeemed as described below) will include the holder’s holding period of the Northumberland common stock for which it is exchanged.

If holders acquired different blocks of Northumberland common stock at different times and at different prices, a holder’s tax basis and holding period in Mifflinburg common stock may be determined with reference to each block of Northumberland common stock.

Cash Instead of a Fractional Share

A holder of Northumberland common stock who receives cash instead of a fractional share of Mifflinburg common stock will be treated as having received the fractional share of Mifflinburg common stock pursuant to the merger and then as having sold that fractional share for cash. As a result, generally such a holder will recognize gain or loss equal to the difference between the amount of cash received and the basis allocable to such holder’s fractional share of Mifflinburg common stock. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective time of the merger, the holding period for the shares (including the holding period of Northumberland common stock surrendered therefor) is greater than one (1) year. In general, long-term capital gains for non-corporate taxpayers may be eligible for a reduced rate of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding

Payments of cash to a non-corporate holder of Northumberland common stock in connection with the merger may be subject to information reporting and backup withholding (currently at a rate of twenty-four percent (24%)). A holder of Northumberland common stock generally will not be subject to backup withholding, however, if the holder:

•

furnishes a correct taxpayer identification number, certifies that the holder is not subject to backup withholding on IRS form W-9 (or an applicable substitute or successor form) included in the election form/letter of transmittal the holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof of an applicable exemption from backup withholding.

Any amounts withheld under the backup withholding rules are not additional tax and will generally be allowed as a refund or credit against the holder’s United States federal income tax liability, provided the required information is timely furnished to the Internal Revenue Service. U.S. holders should consult their own tax advisors regarding the application of backup withholding based on their particular tax circumstances and the availability of, and procedure for, obtaining an exemption from backup withholding.

Appraisal or Dissenters’ Rights

The exercise of dissenters’ rights may result in taxable income to you. Neither Mifflinburg nor Northumberland has obtained a tax opinion regarding the tax consequences of a shareholder exercising its dissenters’ rights. Accordingly, those shareholders who wish to exercise their dissenters’ rights should consult their own tax advisors regarding the tax consequences of such an election.

This summary of certain material United States federal income tax consequences is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

DESCRIPTION OF MIFFLINBURG CAPITAL STOCK

As a result of the merger, Northumberland shareholders who receive shares of Mifflinburg common stock in the merger will become Mifflinburg shareholders. Your rights as Mifflinburg shareholders will be governed by Pennsylvania law, the Mifflinburg articles of incorporation and the Mifflinburg bylaws. The following description of the material terms of Mifflinburg’s capital stock, including the common stock to be issued in the merger, reflects the anticipated state of affairs upon consummation of the merger. We urge you to read the applicable provisions of Mifflinburg articles of incorporation and the Mifflinburg bylaws and federal law governing bank holding companies carefully and in their entirety.

General

As of the date of this joint statement/prospectus, Mifflinburg has 5,000,000 shares of authorized common stock, par value $1.00 per share. As of March 6, 2025, there were 1,858,536 shares of Mifflinburg common stock issued and outstanding. All outstanding shares of Mifflinburg capital stock are duly authorized, fully paid, validly issued and non-assessable.

Common Stock

Dividends.

Holders of shares of Mifflinburg common stock are entitled to receive dividends when and as declared by the Mifflinburg board of directors out of funds legally available therefore. Mifflinburg’s ability to pay dividends is dependent on its earnings and financial condition and subject to certain restrictions imposed by state and federal laws.

Voting Rights.

The holders of Mifflinburg common stock have exclusive voting rights in Mifflinburg. They elect Mifflinburg’s board of directors and act on other matters as are required to be presented to them under Pennsylvania law, the Mifflinburg articles of incorporation, or as are otherwise presented to them by the board of directors. Generally, each holder of Mifflinburg common stock is entitled to one vote per share and does not have any right to cumulate votes in the Mifflinburg election of directors.

Liquidation or Dissolution.

In the unlikely event of liquidation, dissolution or winding up of Mifflinburg, the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of Mifflinburg available for distribution.

Preemptive Rights.

Holders of the common stock of Mifflinburg will not be entitled to preemptive rights with respect to any shares that may be issued. The common stock is not subject to redemption.

Listing.

Mifflinburg common stock is quoted on OTC Pink under the symbol “MIFF.” The transfer agent for Mifflinburg common stock is Computershare.

For more information regarding the rights of Mifflinburg shareholders, please see the description captioned “COMPARISON OF THE RIGHTS OF MIFFLINBURG SHAREHOLDERS AND NORTHUMBERLAND SHAREHOLDERS,” beginning on page 166.

Restrictions on Acquisition of Mifflinburg Bancorp, Inc.

The following discussion is a general summary of the material provisions of Pennsylvania law, the Mifflinburg Articles of Incorporation and Bylaws and certain other regulatory provisions that may be deemed to have an “anti-takeover” effect. The following description is necessarily general and is not intended to be a complete description of the document or regulatory provision in question.

Authorized but Unissued Stock.

The authorized but unissued shares of common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future private or public offerings to raise additional capital, corporate acquisitions, and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock may enable the board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage any attempt to obtain control of Mifflinburg by means such as a proxy contest, tender offer, or merger, and thereby protect the continuity of Mifflinburg’s management.

No Cumulative Voting.

The Mifflinburg articles of incorporation does not provide for cumulative voting for the election of directors.

Shareholder Nominations.

The Mifflinburg articles of incorporation provide that any shareholder desiring to make a nomination for the election of directors must submit written notice to the Secretary of Northumberland not later than the ninetieth (90th) day immediately preceding the anniversary date of the immediately preceding annual meeting. Shareholder nominations shall contain the (i) name and address of each nominee, (ii) the principal occupation of each nominee, (iii) the name and address of the nominating shareholder, and (iv) the number of shares of common stock of Mifflinburg owned by the nominating shareholder.

Shareholder Proposals

A shareholder may propose new business at an annual meeting of shareholders by written notice to the Secretary of Mifflinburg not less than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of shareholders, setting forth (i) a brief description of the proposal and the reason for conducting such business at the annual meeting, (ii) the name and address of the shareholder proposing such business, (iii) the class and the number of shares of the Corporation which are beneficially owned by the shareholder, and (iv) any financial interest of the shareholder in such proposal (other than such interest which all shareholders would have).

Classified Board of Directors

Mifflinburg’s articles of incorporation provide that the directors will be divided into three classes, as nearly equal in number as possible, with each class serving a three year term with the term of one class expiring each year. A classified board of directors has the effect of moderating the pace of change in board membership by requiring two annual elections to replace a majority of the Mifflinburg board of directors.

Bylaw Amendments.

The Mifflinburg articles of incorporation provide that the power to make, alter and amend the Mifflinburg bylaws is vested in the board of directors, subject to the right of the shareholders to change such action by the affirmative vote of a majority of the outstanding shares entitled to vote generally in an election of directors.

Approval of Certain Transactions.

Under the Mifflinburg articles of incorporation, any merger, consolidation, liquidation or dissolution of Mifflinburg, or any action that would result in the sale or disposition of all or substantially all of Mifflinburg’s assets, is subject to a heightened shareholder vote standard, requiring the affirmative vote of the holders of at least two-thirds (2/3) of the outstanding shares of common stock of Mifflinburg unless the transaction has been approved by eighty percent (80%) of the entire Board of Directors, in which case only a majority of the votes cast by all shareholders entitled to vote is required. Approval by the shareholders is not required, however, in connection with a transaction for which approval by the shareholders is not required by the PBCL; except that shareholder approval in accordance with the articles of incorporation is required if, immediately after the effective date of the transactions (i) Mifflinburg shareholders are to hold in the aggregate less than a majority of the shares of the surviving or new corporation entitled to be cast generally for the election of directors, or (ii) a majority of the members of the board of directors of the surviving or new corporation and a majority of the members of the board of directors of such corporation's ultimate parent corporation, if any, are not former members of the board of directors of Mifflinburg. Additionally, the provision in the Mifflinburg articles of incorporation that sets forth this requirement may not be amended unless the amendment is approved by two-thirds (2/3) of the outstanding shares of Mifflinburg entitled to vote.

Business Combinations with Interested Shareholders

Under Mifflinburg's articles of incorporation, a five-year prohibition will apply to a business combination with a 20% or more shareholder, unless the shareholder's acquisition of the shares that made the shareholder an interested shareholder, or the business combination itself, was pre-approved by Mifflinburg's board of directors.

Change in Control Law and Regulations.

Under the Change in Bank Control Act, a federal law, no person may acquire control of an FDIC-insured bank or its parent holding company unless the Federal Reserve Board has been given 60 days’ prior written notice and has not issued a notice disapproving the proposed acquisition. The Federal Reserve Board takes into consideration certain factors, including the financial and managerial resources of the acquirer and the competitive effects of the acquisition. In addition, federal regulations provide that no company may acquire control of a bank without the prior approval of the Federal Reserve Board. Any company that acquires such control becomes a “bank holding company” subject to registration, examination and regulation by the Federal Reserve Board. Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the company’s directors, or a determination by the Federal Reserve Board that the acquirer has the power to direct, or directly or indirectly exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a bank holding company’s voting stock constitutes a rebuttable determination of control under the regulations under certain circumstances including where the issuer has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person will own, control or hold with power to vote a greater percentage of that class of voting securities. Federal Reserve Board regulations provide that parties seeking to rebut control will be provided an opportunity to do so in writing.

COMPARISON OF THE RIGHTS OF MIFFLINBURG SHAREHOLDERS AND NORTHUMBERLAND SHAREHOLDERS

If the merger is completed, Northumberland shareholders will receive shares of Mifflinburg common stock in the merger, and they will cease to be Northumberland shareholders.

Both Northumberland and Mifflinburg are incorporated under the laws of the Commonwealth of Pennsylvania. The following is a summary of certain material differences between (i) the current rights of Northumberland shareholders under the Northumberland articles of incorporation and Northumberland bylaws and (ii) the current rights of Mifflinburg shareholders under the Mifflinburg articles of incorporation and Mifflinburg bylaws and Pennsylvania law.

The following summary is not a complete statement of the rights of shareholders of the two (2) companies or a complete description of the specific provisions referred to below. The summary is qualified in its entirety by reference to Northumberland’s and Mifflinburg’s governing documents, which we urge you to read carefully and in their entirety. Copies of Northumberland’s and Mifflinburg’s governing documents have been filed with the SEC. See “WHERE YOU CAN FIND MORE INFORMATION” beginning on page 175.

	Northumberland	Mifflinburg

Authorized Capital Stock

The aggregate number of shares which Northumberland may issue is 5,000,000 shares of common stock, par value $0.10 per share; and 2,000,000 shares of serial preferred stock, no par value. As of March 6, 2025, there were 1,311,858 shares of Northumberland common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Mifflinburg’s articles of incorporation authorize it to issue up to 5,000,000 shares of common stock, par value $1.00 per share. As of March 6, 2025, there were 1,858,536 shares of Mifflinburg common stock issued and outstanding

Voting	Northumberland shareholders entitled to vote on a matter are entitled to one (1) vote per share. Northumberland shareholders do not have cumulative voting rights in the election of directors.	Mifflinburg shareholders entitled to vote on a matter are entitled to one (1) vote per share. Mifflinburg shareholders do not have cumulative voting rights in the election of directors.

Size of Board of Directors

Northumberland's articles of incorporation provide that the number of directors of the Northumberland board will be no less than 5 nor more than 15.

There are currently 9 directors on the Northumberland board.

Mifflinburg’s articles of incorporation provide that the number of directors will be no less than 5 and in no greater than 25, the exact number to be fixed and determined by a majority of the board of directors. Mifflinburg's bylaws further limit the number of directors to no more than 9 and provide that the President shall automatically be a member of the board of directors by virtue of his or her office.

There are currently 7 directors on the Mifflinburg board.

The Merger Agreement provides for a post-merger board of directors consisting of 12 directors, six of whom are to be current Mifflinburg directors and six of whom are to be current Northumberland directors. Mifflinburg has agreed in the merger agreement to amend its bylaws prior to the effective date of the merger to increase the limit on the number of directors from 9 to 12. Mifflinburg director John Showers will be retiring from the Mifflinburg board of directors in March, 2025 when he reaches the mandatory retirement age of 73 leaving six Mifflinburg directors. Three current Northumberland directors have agreed to retire from the Northumberland board of directors immediately before the effective date of the merger, leaving six Northumberland directors.

Classes of Directors

The Northumberland Board is divided into four classes as nearly equal in number as possible. The members of each class are elected for a term of four years and until their successors are elected and qualified, with one class being elected annually.

The candidates receiving the highest number of votes up to the number of directors to be elected, shall be elected.

Mifflinburg’s board of directors is classified into three classes, as nearly equal in number as possible. The members of each class are elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

The candidates receiving the highest number of votes up to the number of directors to be elected, shall be elected.

Director Eligibility and Mandatory Retirement

Federal law requires that a director of a company that controls a national bank must own in his or her own right not less than an aggregate par value of common or preferred stock of $1,000, an aggregate shareholder's equity of $1,000 or an aggregate fair market value of $1,000.

Mifflinburg’s bylaws provide that a director who attains 73 years of age shall cease to be a director on the date of and prior to the next meeting of the board of directors after attaining 73 years of age. Mifflinburg agreed in the merger agreement to amend its bylaws to provide an exception to the age 73 mandatory retirement age for J. Donald Steele, Jr.

Mifflinburg's bylaws provide that an independent external director must hold outright or jointly with his or her spouse such minimum number or aggregate market value of shares as the board of directors may establish from time to time. Pursuant to current policy, directors are required to own shares having a minimum aggregate market value of $60,000. New directors have a five year period in which to attain the required minimum.

Thereafter, a director is to purchase a minimum of 200 shares per year until the director has attained $100,000 in aggregate market value.

Removal of Directors	Northumberland's articles of incorporation provide that a director may be removed only for cause by a vote of not less than a majority of total votes cast by shareholders.	A director may be removed without cause by a vote of the shareholders entitled to elect directors.

Filing Vacancies on the Board of Directors

Any vacancy occurring in the Northumberland Board may be filled by a majority of the remaining members of the Northumberland board, though less than a quorum, and each person so appointed shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class for which he or she was appointed expires.

Any vacancy on the board of directors may be filled by a majority of the remaining members, though less than a quorum, and each person so appointed shall hold office for a term expiring at the annual meeting of shareholders at which the term of the class for which he or she was appointed expires.

Calling Special Meetings of Shareholders	Special meetings of shareholders may be called only by the Northumberland board of directors.

Mifflinburg's articles of incorporation provide that a special meeting of shareholders can be called by the President, the board of directors, or by shareholders entitled to cast at least 30% of the votes which all shareholders are entitled to cast at the particular meeting.

Quorum for Shareholder Meetings

The presence (in person or by proxy) of shareholders entitled to cast at least a majority of the votes which all shareholders are entitled to cast on the particular matter.

If a quorum shall fail to attend any meeting, the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting.

The presence (in person or by proxy) of shareholders representing a majority of the outstanding capital stock entitled to vote.

If a quorum shall fail to attend any meeting, the holders of a majority of the shares of stock entitled to vote who are present, in person or by proxy, may adjourn the meeting.

Notice of Shareholder Meetings	Written notice of the time and place of each meeting must be given to shareholders of record at least 10 days prior to the date of the meeting.

Mifflinburg's bylaws provide that at least two weeks and not more than two months before the meeting, shareholders will be given written notice stating the time, date, place and in the case of special meetings, the purpose of the meeting.

Advance Notice of Shareholder Proposals

For consideration at the annual meeting, shareholders shall submit proposals by written notice to the corporate secretary not later than 60 days prior to the anniversary date of the preceding annual meeting.

The notice shall include as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the proposal and the reasons for presenting the proposal; (ii) the name and address of the shareholder making the proposal and, to the extent known, the other shareholders supporting the proposal; (iii) the class and number of shares beneficially owned by the proposing shareholder and, to the extent known, the other shareholders supporting the proposal, and (iv) any financial interest of the proposing shareholder on the proposal.

The board of directors may reject any proposal not timely made in accordance with the requirements stated in the articles of incorporation, although the board of directors is to provide notice to the proposing shareholder and an opportunity to cure any procedural defect. If the board of directors does not make a determination of compliance, the presiding officer at the annual meeting shall do so and any proposal declared to be noncompliant shall not be acted upon.

For consideration at the annual meeting, shareholders shall submit proposals by written notice to the corporate secretary not later than 90 days prior to the anniversary date of the preceding annual meeting.

The notice shall include, as to each matter the shareholder proposes to bring before the annual meeting: (i) a brief description of the proposal and the reasons for presenting the proposal at the annual meeting, (ii) the name and address of the shareholder making the proposal and, to the extent known, any other shareholders who support the proposal, (iii) the class and number of shares beneficially owned by the proposing shareholder, and, to the extent known, by any other shareholders supporting the proposal, and (iv) any financial interest of the proposing shareholder in such proposal.

The board of directors may reject any proposal by a shareholder not timely made in accordance with the requirements stated in the articles of incorporation, although the board shall provide notice to the shareholder and an opportunity to cure any defect. If the board does not make a determination of the compliance of the proposal, the presiding officer at the meeting shall do so and any nomination declared to be noncompliant shall not be acted upon.

Advance Notice of Shareholder Nominations

Shareholders entitled to vote for the election of directors may nominate a candidate by giving notice in writing to the corporate secretary, not less than 60 days prior to the anniversary date of the preceding annual meeting. The notice must include the shareholder's name, address and ownership of Northumberland shares. It also must include, (i) as to each nominee and the nominating shareholder (A) the name, age, business address and residence address, (B) the principal occupation or employment of such person, (C) the class and number of shares of Northumberland stock beneficially owned by such person, and (D) any other information related to such person that is required to be disclosed by the Securities Exchange Act of 1934, as amended, in proxy solicitations with respect to the election of directors; and (ii) with respect to any other shareholder known by the nominating shareholder to be supporting such nominee(s), to the extent known by the nominating shareholder, (A) the name and address of such person, and (B) the class and number of shares of Northumberland stock beneficially owned by such person.

The board of directors may reject any nomination not timely made in accordance with the requirements stated in the articles of incorporation, although the board of directors is to provide notice to the nominating shareholder and an opportunity to cure any procedural defect. If the board of directors does not make a determination of compliance, the presiding officer at the annual meeting shall do so and any nomination declared to be noncompliant shall be disregarded.

Shareholders entitled to vote at an annual meeting may nominate a candidate for director at such annual meeting of shareholders if the shareholder provides notice to the secretary of Mifflinburg no later than the 90th day preceding the anniversary date of the preceding annual meeting. The notice shall contain the following information to the extent known by the nominating shareholder: (i) the name and address of each nominee, (ii) the principal occupation of each nominee, (iii) the name and address of the nominating shareholder, and (iv) the number of shares of capital stock of Mifflinburg held by the nominating shareholder.

Business Combinations

Under Northumberland's articles of incorporation, any merger, consolidation, liquidation, or dissolution of the company or any action that would result in the sale or other disposition of all or substantially all of the assets of the company shall require the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of the company eligible to vote at a legal meeting; provided, however, that only such stockholder vote, if any, as would be required by Pennsylvania law, is required if the transaction is approved by 2/3 of the entire board of directors. Generally, under Pennsylvania law, the affirmative vote of a majority of the votes cast by shareholders entitled to vote on the merger is required to approve such a transaction.

Under Mifflinburg's articles of incorporation, any merger, consolidation, liquidation or dissolution of Mifflinburg, or any action that would result in the sale, lease, exchange or other disposition of all or substantially all of Mifflinburg's assets or any share exchange in which a person or entity acquires the issued and outstanding shares of Mifflinburg's common stock pursuant to a vote of shareholders, must be approved by the affirmative vote of (a) the holders of at least 2/3 of the outstanding shares of Mifflinburg common stock, or (b) a majority of the votes cast by all shareholders entitled to vote thereon, provided that such transaction has received the prior approval of 80% of the entire board of directors. Notwithstanding the foregoing, approval of the shareholders is not required in connection with a transaction for which approval by the shareholders is not required by the PBCL; except that shareholder approval in accordance with the articles of incorporation shall be required if, immediately after the effective date of the transaction: (i) the shareholders of Mifflinburg are to hold in the aggregate less than a majority of the shares of the surviving or new corporation entitled to be cast generally for the election of directors, or (ii) a majority of the members of the board of directors of the surviving or new corporation and a majority of the members of the board of directors of such corporation's ultimate parent corporation, if any, are not former members of the board of directors of Mifflinburg.

Control Events	Northumberland's articles and bylaws do not impose any particular restrictions on control events.

Mifflinburg's articles of incorporation make Subchapter F of Chapter 25 of the PBCL applicable to the corporation. Generally, any business combination between Mifflinburg and an interested shareholder (a 20% shareholder) will be subject to a 5 year prohibition unless the shareholder's acquisition of the shares that made the shareholder an interested shareholder, or the business combination itself, was preapproved by Mifflinburg's board of directors.

Limitation of Personal Liability of Officers and Directors

The PBCL provides that, if a bylaw adopted by the shareholders of a business corporation so provides, a director shall not be personally liable for monetary damages for any action taken unless the director did not act in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, and such action constitutes self- dealing, willful misconduct or recklessness. Northumberland’s articles of corporation contain such a provision.

The PBCL also provides that except as otherwise provided in the bylaws, an officer who performs his duties as an officer in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, shall not be liable by reason of having been an officer of the corporation.

The PBCL provides that, if a bylaw adopted by the shareholders of a business corporation so provides, a director shall not be personally liable for monetary damages for any action taken unless the director did not act in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, and such action constitutes self- dealing, willful misconduct or recklessness. Mifflinburg’s articles of corporation contain such a provision.

The PBCL also provides that except as otherwise provided in the bylaws, an officer who performs his duties as an officer in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances, shall not be liable by reason of having been an officer of the corporation.

Indemnification of Directors and Officers and Insurance

Northumberland’s articles of incorporation provide broad indemnification for current and former directors, officers and employees in civil, criminal administrative and investigative suits if the individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Northumberland and with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Northumberland pursuant to the foregoing provisions, Northumberland has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Mifflinburg’s bylaws provide broad indemnification for current and former directors, officers and employees in civil, criminal administrative and investigative suits if the individual acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Mifflinburg and with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Mifflinburg pursuant to the foregoing provisions, Mifflinburg has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Appraisal or Dissenters' Rights

Under the PBCL, shareholders may, with certain exceptions for SEC reporting companies and companies not undergoing a change in control, in the case of a merger or consolidation, obtain a judicial appraisal of the fair value of their shares if they have neither voted in favor of nor consented in writing to the merger or consolidation. Shareholders do not have dissenters’ rights with respect to shares of any class or series of stock if such shares of stock, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders, with certain exceptions. Northumberland does not have a class or series of stock that is listed on a national securities exchange or is held of record by more than 2,000 holders.

Under the PBCL, shareholders may, with certain exceptions for SEC reporting companies and companies not undergoing a change in control, in the case of a merger or consolidation, obtain a judicial appraisal of the fair value of their shares if they have neither voted in favor of nor consented in writing to the merger or consolidation. Shareholders do not have dissenters’ rights with respect to shares of any class or series of stock if such shares of stock, at the record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders, are either (1) listed on a national securities exchange or (2) held of record by more than 2,000 holders, with certain exceptions. Mifflinburg does not have a class or series of stock that is listed on a national securities exchange or is held of record by more than 2,000 holders.

Dividends

Under the PBCL, the board of directors may declare and pay dividends, unless after paying such distribution the corporation would be unable to pay its debts as the come due, the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distributions.

Northumberland's bylaws provide that dividends may be declared and paid out of retained earnings of the company, subject to conditions and limitations imposed by Pennsylvania law.

Under the PBCL, the board of directors may declare and pay dividends, unless after paying such distribution the corporation would be unable to pay its debts as the come due, the total assets of the corporation would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time as of which the distribution is measured, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distributions.

Mifflinburg's bylaws provide that dividends may be declared and paid out of retained earnings, subject to conditions and limitations imposed by Pennsylvania law, but further provide that before making any distributions of earned surplus, the board of directors may set aside such amounts as the board may determine in its discretion as a reserve fund, and any earned surplus of any year not distributed as dividends is to be deemed to have been set apart until otherwise disposed of by the board of directors.

Amendments to Articles and Bylaws

Articles: The Northumberland articles of incorporation may be amended by the affirmative vote of not less than a majority of the votes cast at the meeting of shareholders, except that amendment of the articles provisions addressing business combination transactions and amendment of Articles 7, 8, 9, 10, 11 and 13 requires the affirmative vote of not less than 80% of the votes entitled to be cast by all shareholders.

Bylaws: Northumberland's articles of incorporation provide that the bylaws may be amended by a majority of the board of directors at a regular or special meeting. Amendment of the bylaws by shareholder action requires the affirmative vote of at least 80% of the shares entitled to vote in the election of directors.

Articles: Mifflinburg's articles of incorporation may be amended by the affirmative vote of not less than a majority of the votes cast at the meeting of shareholders, except that amendment of the articles provisions addressing business combinations and control events, and amendment of articles 8, 9, 11, 12, 16, 17 and 21 requires the affirmative vote of not less than 2/3 of the shares entitled to vote generally in the election of directors.

Bylaws: The board of directors may adopt, alter, amend or repeal the Mifflinburg bylaws by a majority vote of the members then in office, so long as any such action does not result in a change which is inconsistent with the articles of incorporation. The shareholders may adopt, alter, amend or repeal the Mifflinburg bylaws by the affirmative vote of the holders of a majority of the shares entitled to vote generally in the election of directors, so long as any such action does not result in a change which is inconsistent with the articles of incorporation.

Shareholder Rights Plan	Northumberland does not currently have a rights plan in effect.	Mifflinburg does not currently have a rights plan in effect.

Forum Selection Bylaw	Northumberland governing documents do not require any exclusive forum with respect to legal actions against or involving Northumberland.	Mifflinburg governing documents do not require any exclusive forum with respect to legal actions against or involving Mifflinburg.

LEGAL MATTERS

The validity of Mifflinburg common stock to be issued in connection with the merger will be passed upon for Mifflinburg by Stevens and Lee, P.C., Harrisburg, Pennsylvania.

Stevens and Lee, P.C., Harrisburg, Pennsylvania, counsel for Mifflinburg, and Mette Evans & Woodside, Harrisburg, Pennsylvania, counsel for Northumberland, will provide, prior to the effective time, opinions regarding certain federal income tax consequences of the merger for Mifflinburg and Northumberland, respectively.

EXPERTS

Mifflinburg. The consolidated financial statements of Mifflinburg as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been included herein in reliance on the report of Yount, Hyde & Barbour, independent registered public accounting firm, upon the authority of said firm as experts in accounting and auditing.

Northumberland. The consolidated financial statements of Northumberland as of December 31, 2023 and 2022, and for each of the years in the two-year period ended December 31, 2023, have been included herein in reliance on the report of Crowe LLP, independent auditor, upon the authority of said firm as experts in accounting and auditing.

DEADLINES FOR SUBMITTING SHAREHOLDER PROPOSALS

Mifflinburg

Mifflinburg held its 2024 annual meeting of shareholders on April 24, 2024. Mifflinburg will hold its 2025 annual meeting of shareholders regardless of whether the merger has been completed. Any shareholder nominations or proposals for other business intended to be presented at Mifflinburg’s next annual meeting must be submitted to Mifflinburg as set forth below.

SEC Rule 14a-8

In order for a shareholder proposal for the Mifflinburg 2025 annual meeting to be eligible for inclusion in Mifflinburg’s proxy statement pursuant to SEC Rule 14a-8, Mifflinburg must have received the proposal and supporting statements at its principal executive offices no later than November 5, 2024 unless the date of Mifflinburg’s 2025 annual meeting is changed by more than thirty (30) days from April 24, 2025, the one (1) year anniversary of Mifflinburg’s 2024 annual meeting of shareholders, in which case the proposal must be received a reasonable time before Mifflinburg begins to print and send its proxy materials. A Mifflinburg shareholder must provide its proposal to Mifflinburg in writing, and it must comply with the requirements of SEC Rule 14a-8. Any such proposals should be sent to the attention of the Corporate Secretary of Mifflinburg at Mifflinburg Bancorp, Inc., 250 East Chestnut Street, Mifflinburg, PA 17844.

Advance Notice Procedures

Pursuant to Mifflinburg’s bylaws, any shareholder wishing to nominate a candidate for director must give written notice to Mifflinburg’s corporate secretary no later than January 24, 2025. The nomination notice must include certain information specified in Mifflinburg’s articles of incorporation.

Pursuant to Mifflinburg’s bylaws, any shareholder wishing to submit a proposal at the Mifflinburg 2025 annual meeting must submit notice of the proposal not later than 90 days before the anniversary of the date of the previous year's annual meeting of shareholders, or January 24, 2025. The proposal notice must include certain information specified in Mifflinburg's articles of incorporation..

In addition, shareholders who in connection with the Mifflinburg 2025 annual meeting, intend to solicit proxies in support of director nominees other than Mifflinburg’s nominees must provide notice to Mifflinburg that sets forth the information required by the SEC’s Rule 14a-19 no later than 60 days prior to anniversary of prior year's meeting, unless the date of the Mifflinburg 2025 annual meeting has changed by more than thirty (30) calendar days from April 24, 2025, the one (1) year anniversary of Mifflinburg’s 2024 annual meeting of shareholders, in which case such notice must be provided by the later of sixty (60) calendar days prior to the date of the 2025 annual meeting or the tenth (10th) calendar day following the day on which public announcement of the date of the annual meeting is first made by Mifflinburg.

These advance notice procedures are separate from the SEC’s requirements that a shareholder must meet in order to have a shareholder proposal included in Mifflinburg’s proxy statement pursuant to SEC Rule 14a-8.

Northumberland

Northumberland held its 2024 annual meeting of shareholders on May 21, 2024.

Northumberland will not hold a 2025 annual meeting of Northumberland shareholders if the merger is completed as currently expected. In the event that the merger is not completed within the expected time frame or at all, Northumberland may hold an annual meeting in 2025.

Pursuant to Northumberland's articles of incorporation, any shareholder wishing to nominate a candidate for director must give written notice to Northumberland's corporate secretary no later than 60 days prior to the anniversary date of the preceding annual meeting. The nomination notice must include certain information specified in Northumberland's articles of incorporation.

Pursuant to Northumberland's articles of incorporation, any shareholder wishing to submit a proposal at the Northumberland 2025 annual meeting, if it occurs, must submit written notice of the proposal to Northumberland's corporate secretary no later than 60 days prior to the anniversary date of the preceding annual meeting. The proposal notice must include certain information specified in Northumberland's articles of incorporation.

WHERE YOU CAN FIND MORE INFORMATION

Mifflinburg has filed a registration statement on Form S-4 under the Securities Act with the SEC with respect to Mifflinburg’s securities to be issued in the merger. This document constitutes the prospectus of Mifflinburg filed as part of the registration statement. This document does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. Statements contained in this prospectus relating to the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete and are qualified in all respects by the complete text of the applicable contract, agreement or other document, you should refer to the exhibits that are a part of the registration for a copy of the contract, agreement or document.

The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be accessed at http://www.sec.gov. The registration statement on Form S-4, of which this proxy statement/prospectus forms a part, will be available free of charge in the “Investor Relations” section of Mifflinburg’s website, https://www.mbtc.com/Resources/Investor-Relations. Mifflinburg’s website and the information contained on, or that can be accessed through the website is not deemed to be incorporated by reference in, and is not considered part of, this prospectus.

In connection with the registration statement, Mifflinburg has become subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934. Under the Exchange Act, Mifflinburg will file annual, quarterly and current reports, as well as proxy statements and other periodic information with the SEC. These periodic reports, proxy statements and other information will be available for inspection free of charge at the website of the SEC referred to above.

The SEC allows Mifflinburg to incorporate by reference into this document documents filed with the SEC by Mifflinburg. This means that Mifflinburg can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this document, and later information that we file with the SEC will update and supersede that information. Mifflinburg incorporates by reference any documents filed by Mifflinburg under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and until the date that the offering of Mifflinburg common stock is terminated. You may request a copy of the documents incorporated by reference into this document. Requests for documents should be directed to:

Mifflinburg Bancorp, Inc. 250 East Chestnut Street Mifflinburg, PA 17844 Attention: Investor Relations (570) 966-1041	Northumberland Bancorp 245 Front Street Northumberland, PA 17857 Attention: Investor Relations (570) 701-3529

This document does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this document, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this document nor any distribution of securities pursuant to this document shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this document by reference or in Mifflinburg’s and Northumberland’s affairs since the date of this document. Mifflinburg provided the information contained in this document with respect to Mifflinburg and Northumberland provided the information contained in this document with respect to Northumberland. The information contained in this document speaks only as of the date hereof unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

MIFFLINBURG BANCORP, INC.

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(AUDITED)

AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(UNAUDITED)

NORTHUMBERLAND BANCORP

FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2023 AND 2022

(AUDITED)

AS OF AND FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2024 AND 2023

(UNAUDITED)

Mifflinburg Bancorp, Inc. and Subsidiary

Report of Independent Registered Public Accounting Firm

To the Stockholders and the Board of Directors of Mifflinburg Bancorp, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Mifflinburg Bancorp, Inc. and subsidiary (the Company) as of December 31, 2023 and 2022, the related consolidated statements of income, comprehensive income (loss), stockholders’ equity and cash flows, for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Adoption of New Accounting Standard

As discussed in Note 1 to the financial statements, the Company changed its method of accounting for credit losses in 2023 due to the adoption of Accounting Standards Update 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, including all related amendments.

Change in Accounting Principle

As discussed in Note 1 to the financial statements, the Company has applied, as of the earliest period presented, the guidance in Accounting Standard Codification (ASC) Topic 480: Distinguishing Liabilities from Equity, which requires equity securities to be classified in temporary equity if they are redeemable at the option of the holder or upon the occurrence of an event not solely within the issuer’s control.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of this critical audit matter does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which it relates.

Allowance for Credit Losses – Collectively Evaluated Loans

Description of the Matter

As further described in Note 1 (Description of Business and Summary of Significant Accounting Policies) to the financial statements, the Company changed its method of accounting for credit losses on January 1, 2023, due to the adoption of Accounting Standards Update 2016-13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, as amended. The allowance for credit losses on loans (ACL) is a valuation allowance that represents management’s best estimate of expected credit losses on loans measured at amortized cost considering available information relevant to assessing collectability over the loans’ contractual terms. Loans which share common risk characteristics are pooled and collectively evaluated by the Company using historical data, as well as assessments of current conditions and reasonable and supportable forecasts of future conditions. The Company’s ACL related to collectively evaluated loans represented $3,832,090 of the total recorded ACL of $3,860,862 as of December 31, 2023. The collectively evaluated ACL consists of quantitative and qualitative components.

Management utilized a discounted cash flow (DCF) model. The quantitative component consists of loss estimates derived from a combination of Loss Rate and Lifetime Probability of Default (PD)/Loss Given Default (LGD) Models. The Loss Rate model uses benchmark data to generate the expected loss rate for the loan pools. The PD/LGD model is a model that uses PD and LGD rates recognized over the life of loans in a pool historically. The PD and LGD benchmark data was used to generate the expected loss rate for certain pools of loans. This method was used when the loss driver method proved to provide insufficient loss rates. Benchmark prepayment and curtailment rates were also utilized in the model. Reasonable and supportable forecast data used in the DCF model is based on various forecast scenarios. This information is evaluated to determine the reasonable and supportable scenario. The model estimates consider large amounts of data in tabulating significant inputs to the calculations, including default, and loss given default, and require complex calculations as well as management judgment in the selection of appropriate inputs. In addition to the quantitative component, the collectively evaluated ACL also includes a qualitative component which aggregates management’s assessment of available information relevant to assessing collectability that is not captured in the quantitative loss estimation process. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

Management exercised significant judgment when estimating the ACL on collectively evaluated loans. We identified the estimation of the collectively evaluated ACL as a critical audit matter as auditing the collectively evaluated ACL involved especially complex and subjective auditor judgment in evaluating management’s assessment of the inherently subjective estimates.

How We Addressed the Matter in Our Audit

The primary audit procedures we performed to address this critical audit matter included:

●	Obtaining an understanding of the Company’s process for determining its ACL on collectively evaluated loans, including the underlying methodology and significant inputs to the calculation.
●	Substantively testing management’s process for measuring the collectively evaluated ACL, including:
●	Evaluating the conceptual soundness of the methodology for determining the collectively evaluated ACL.
●	Testing significant inputs to the calculation, including the loss rates, probability of default and loss given default, and the data on which those were based.
●	Evaluating the pool of collectively evaluated loans for completeness.
●	Evaluating management’s determination of the qualitative adjustments, including evaluating data on which the qualitative adjustments were based as well as the relative magnitude of the adjustments.
●

Testing the mathematical accuracy of the ACL for collectively evaluated loans, including calculation of the underlying quantitative component as well as application of qualitative factors to the collectively evaluated loan balances.

/s/ Yount, Hyde & Barbour, P.C.

We have served as the Company’s auditor since 2023.

Winchester, Virginia

January 8, 2025

Mifflinburg Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets
(in thousands, except share and per share data)

December 31,	2023	2022
Assets
Cash and due from banks	$10,087	$4,914
Interest-bearing demand deposits	2,119	1,885
Federal funds sold	-	3,741

Total cash and cash equivalents	12,206	10,540

Interest-bearing time deposits	18,285	18,525
Debt securities available-for-sale, at fair value	118,439	126,737
Marketable equity securities, at fair value	322	400
Restricted investments in bank stock, at cost	1,085	1,803

Loans	387,924	368,866
Allowance for credit losses	(3,861)	(4,058)

Net loans	384,063	364,808

Premises and equipment, net	8,545	8,824
Accrued interest receivable	1,603	1,369
Other real estate owned	56	-
Bank owned life insurance	12,708	11,363
Net deferred tax asset	1,949	2,811
Other assets	1,327	1,636

Total Assets	$560,588	$548,816

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$74,979	$89,703
Interest-bearing	397,758	371,098

Total deposits	472,737	460,801

Repurchase agreements	1,231	1,694
Federal funds purchased	435	-
Federal Reserve Bank borrowings	9,500	-
Federal Home Loan Bank advances	15,700	31,646
Accrued interest payable	1,374	294
Other liabilities	4,825	4,411

Total Liabilities	505,802	498,846
Commitments and Contingencies

Redeemable Common Stock Held By Employee Stock Ownership Plan	1,764	2,064

Stockholders' Equity
Common stock, par value $1.00 per share; authorized 5,000,000 shares; issued 2,160,000 shares; outstanding 1,858,536 and 1,854,870 shares at December 31, 2023 and 2022, respectively	2,160	2,160
Capital surplus	1,899	1,891
Retained earnings	62,227	60,930
Accumulated other comprehensive loss	(3,769)	(7,186)
Treasury stock, at cost: 2023: 301,464 shares; 2022: 305,130 shares	(7,731)	(7,825)

Total Stockholders' Equity	54,786	49,970

Less maximum cash obligation to ESOP shares	1,764	2,064
Total Stockholders’ Equity Less Maximum Cash Obligations Related to ESOP Shares	53,022	47,906

Total Liabilities and Stockholders' Equity	$560,588	$548,816

See accompanying notes to consolidated financial statements.

Mifflinburg Bancorp, Inc. and Subsidiary

Consolidated Statements of Income
(in thousands, except per share data)

Years Ended December 31,	2023	2022

Interest and Dividend Income
Interest and fees on loans	$18,451	$15,128
Interest-bearing deposits in banks	569	484
Federal funds sold	65	43
Securities:
Taxable	1,377	1,013
Tax-exempt	1,235	1,278
Dividends	226	78

Total Interest and Dividend Income	21,923	18,024

Interest Expense
Deposits	6,169	1,897
Federal Home Loan Bank advances	1,051	211
Other borrowings	246	29

Total Interest Expense	7,466	2,137

Net Interest Income	14,457	15,887

Provision for (recovery of) credit losses	(237)	-

Net Interest Income after provision for (recovery of) credit losses	14,694	15,887

Noninterest Income
Service charges on deposit accounts	443	422
ATM fees and debit card income	745	723
Mortgage banking revenue	189	272
Commissions from investment product sales	95	115
Losses on sale of available-for-sale securities	(399)	-
Net marketable equity security losses	(78)	(37)
Earnings on bank owned life insurance	245	217
Other	195	321

Total Noninterest Income	1,435	2,033

Noninterest Expense
Salaries and employee benefits	7,218	6,748
Net occupancy and equipment expense	1,167	1,142
Data processing fees	643	650
Pennsylvania shares tax	394	400
Professional fees	141	167
Advertising expense	157	187
FDIC deposit insurance	246	148
Other	1,350	1,396

Total Noninterest Expense	11,316	10,838

Income Before Income Taxes	4,813	7,082

Income Taxes	660	1,099

Net Income	$4,153	$5,983

Earnings Per Share	$2.24	$3.20

See accompanying notes to consolidated financial statements.

Mifflinburg Bancorp, Inc. and Subsidiary

Consolidated Statements of Comprehensive Income (Loss)
(in thousands)

Years Ended December 31,	2023	2022

Net Income	$4,153	$5,983

Other Comprehensive Income (Loss)

Unrealized holding gains (losses) on debt securities available-for-sale, net of income taxes of $824 and ($2,155), respectively	3,102	(8,108)

Reclassification adjustment for losses on available-for- sale securities included in net income, net of income taxes of $84 and $-0-, respectively	315	-

Other comprehensive income (loss)	3,417	(8,108)

Total Comprehensive Income (Loss)	$7,570	$(2,125)

See accompanying notes to consolidated financial statements.

Mifflinburg Bancorp, Inc. and Subsidiary

Consolidated Statements of Changes in Stockholders’ Equity
(in thousands, except share and per share data)

	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehen-sive Income (Loss)	Treasury Stock	Maximum Cash Obligation Related to ESOP Shares	Total

Balance, December 31, 2021	$2,160	$1,835	$57,511	$922	$(7,246)	$-	$55,182

Cumulative change in accounting principle (Note 1)	-	-	-	-	-	(2,071)	(2,071)

Balance, January 1, 2022 (as adjusted for change in accounting principle)	$2,160	$1,835	$57,511	$922	$(7,246)	$(2,071)	$53,111

Net income	-	-	5,983	-	-	-	5,983
Other comprehensive loss	-	-	-	(8,108)	-	-	(8,108)
Change related to ESOP shares	-	-	-	-	-	7	7
Purchase of 25,000 shares of treasury stock	-	-	-	-	(800)	-	(800)
Sale of 8,650 shares of treasury stock	-	56	-	-	221	-	277
Cash dividends declared ($1.37 per share)	-	-	(2,564)	-	-	-	(2,564)

Balance, December 31, 2022	$2,160	$1,891	$60,930	$(7,186)	$(7,825)	$(2,064)	$47,906

Net income	-	-	4,153	-	-	-	4,153
Other comprehensive income	-	-	-	3,417	-	-	3,417
Change related to ESOP shares	-	-	-	-	-	300	300
Adoption of ASC 326 – Financial Instruments – credit losses, net of tax benefit	-	-	(241)	-	-	-	(241)
Sale of 3,666 shares of treasury stock	-	8	-	-	94	-	102
Cash dividends declared ($1.41 per share)	-	-	(2,615)	-	-	-	(2,615)

Balance, December 31, 2023	$2,160	$1,899	$62,227	$(3,769)	$(7,731)	$(1,764)	$53,022

See accompanying notes to consolidated financial statements.

Mifflinburg Bancorp, Inc. and Subsidiary

Consolidated Statements of Cash Flows
(in thousands)

Years Ended December 31,	2023	2022
Cash Flows from Operating Activities
Net income	$4,153	$5,983
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	462	452
Net (accretion) amortization of discounts and premiums on securities	(144)	140
Deferred income taxes	18	43
(Recovery of) provision for credit losses	(226)	-
Increase in accrued interest receivable	(234)	(280)
Increase in accrued interest payable	1,080	75
Increase in cash surrender value of bank owned life insurance	(245)	(217)
Realized losses on sale of available-for-sale securities	399	-
Net marketable equity security losses	78	37
Origination of loans held for sale	(2,209)	(4,397)
Proceeds from loans sold	2,262	4,526
Gain on sale of loans	(53)	(129)
Gain on sale of premises and equipment	(2)	-
Change in other assets and liabilities, net	445	(738)

Net Cash Provided by Operating Activities	5,784	5,495

Cash Flows from Investing Activities
Debt securities available-for-sale:
Purchases	(22,018)	(39,311)
Proceeds from paydowns, maturities and calls	29,295	16,040
Proceeds from sales	5,091	-
Net increase in loans	(19,112)	(29,782)
Decrease of interest-bearing time deposits	240	3,592
Decrease (Increase) in restricted investments in bank stock	718	(980)
Proceeds from sale of premises and equipment	37	-
Purchase of bank owned life insurance	(1,100)	-
Purchases of premises and equipment	(218)	(292)

Net Cash Used in Investing Activities	(7,067)	(50,733)

Cash Flows from Financing Activities
Increase (decrease) in deposits	11,936	(4,959)
Proceeds from Federal Home Loan Bank advances	4,000	24,750
Repayment of Federal Home Loan Bank advances	(19,946)	(2,049)
Proceeds from Federal Reserve Bank borrowings	9,500	-
Increase in Federal Funds purchased	435	-
Decrease in repurchase agreements	(463)	(18,425)
Purchase of treasury stock	-	(800)
Sale of treasury stock	102	277
Dividends paid on common stock	(2,615)	(2,564)

Net Cash Provided by (Used In) Financing Activities	2,949	(3,770)

Net increase (decrease) in cash and cash equivalents	1,666	(49,008)

Cash and Cash Equivalents, Beginning of Year	10,540	59,548

Cash and Cash Equivalents, End of Year	$12,206	$10,540

Supplementary Cash Flows Information
Interest paid	$6,386	$2,062
Income taxes paid	$780	$900
Supplementary Disclosure of Noncash Transactions
Other real estate acquired in settlement of loans	$56	$-
Decrease in maximum cash obligation related to ESOP shares	$(300)	$(7)

See accompanying notes to consolidated financial statements.

Mifflinburg Bancorp, Inc. and Subsidiary

Notes to Consolidated Financial Statements

1.         Description of Business and Summary of Significant Accounting Policies

Mifflinburg Bancorp, Inc. (the Bancorp) is a Pennsylvania Corporation organized as the holding company of Mifflinburg Bank and Trust Company (the Bank). The Bank is a state chartered commercial bank located in Mifflinburg, Pennsylvania, whose principal sources of revenues are derived from its commercial, mortgage, residential real estate, and consumer loan financing as well as a variety of deposit services provided to customers serviced by its eight offices. Milestone Insurance Services, LLC (Milestone) was formed in 2003 and is a wholly owned subsidiary of the Bank. Milestone is licensed to sell title insurance. The Bancorp is supervised by the Board of Governors of the Federal Reserve System while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Company and the Pennsylvania Department of Banking and Securities. A summary of significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows.

Basis of Presentation

The accounting policies followed by the Bancorp and the Bank and the methods of applying these policies conform with accounting principles generally accepted in the United States of America (GAAP) and with general practices within the banking industry.

Change in accounting principle

The Company has applied Accounting Standard Codification ASC 480-10-S99-3A(2) that requires equity securities be classified in temporary equity if they are redeemable at the option of the holder or upon the occurrence of an event not solely within the issuer control. Thus, shares of common stock held by an ESOP, whether non-leveraged or leveraged, that are redeemable at the option of the participant must be classified within temporary equity and classified as Redeemable Common Stock Held By Employee Stock Ownership Plan. Changes in the value of the redeemable ESOP shares are recognized in the Maximum Cash Obligation Related to ESOP shares as a component of stockholders’ equity.

As result of the change, the Maximum Credit Obligation Related to ESOP shares, contra stockholders’ equity account, was $2,071,000 and the adjustment to Redeemable Common Stock Held By Employee Stock Ownership Plan, temporary equity, was $2,071,000. The change was effected as of the earliest period presented.

Accounting Standards Adopted in 2023

ASU 2016-13: On January 1, 2023, the Company adopted Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASC 326”). This standard replaced the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (“CECL”) methodology. The CECL methodology requires an estimate of credit losses for the remaining estimated life of the financial asset using historical experience, current conditions, and reasonable and supportable forecasts and generally applies to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities, and some off-balance sheet credit exposures such as unfunded commitments to extend credit. Financial assets measured at amortized cost are presented at the net amount expected to be collected by using an allowance for credit losses.

In addition, CECL made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities if management does not intend to sell and does not believe that it is more likely than not, they will be required to sell.

The Company adopted ASC 326 and all related subsequent amendments thereto effective January 1, 2023 using the modified retrospective approach for all financial assets measured at amortized cost and off-balance sheet credit exposures. At adoption, the after-tax impact to retained earnings was a reduction of $241,000 based on our evaluation as of that date. This adjustment consisted of increases to the allowance for credit losses on loans in the amount $27,000, as well as the Company's allowance for unfunded loan commitments in the amount of $277,000.

The Company adopted ASC 326 using the prospective transition approach for debt securities for which other-than-temporary impairment had been recognized prior to January 1, 2023. As of December 31, 2022, the Company did not have any other-than-temporarily impaired investment securities. The Company did not record an allowance for credit losses for securities classified as available-for-sale upon adoption. Refer to Note 2 – Securities for further discussion.

The Company elected not to measure an allowance for credit losses for accrued interest receivable and instead elected to reverse interest income on loans or securities that are placed on nonaccrual status, which is generally when the instrument is 90 days past due, or earlier if the Company believes the collection of interest is doubtful. The Company has concluded that this policy results in the timely reversal of uncollectible interest.

ASU 2022-02: On January 1, 2023, the Company adopted ASU 2022-02, “Financial Instruments-Credit Losses (Topic 326), Troubled Debt Restructurings and Vintage Disclosures.” ASU 2022-02 addresses areas identified by the Financial Accounting Standards Board as part of its post-implementation review of the credit losses standard (ASU 2016-13) that introduced the CECL model. The amendments eliminate the accounting guidance for troubled debt restructurings (“TDRs”) by creditors that have adopted the CECL model and enhance the disclosure requirements for certain loan refinancings and restructurings by creditors when a borrower is experiencing financial difficulty. In addition, the amendments require that the Company disclose current-period gross write-offs for financing receivables and net investment in leases by year of origination in the vintage disclosures. The Company adopted the standard prospectively and it did not have a material impact on the financial statements

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and require disclosure of contingent assets and liabilities as of the date of the consolidated balance sheets and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Bancorp and the Bank (including the accounts of Milestone), its wholly owned subsidiary (collectively, the Company). All significant intercompany balances and transactions have been eliminated. The entire business of the Company is managed as one operating segment. Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company defines cash equivalents as cash and due from banks, interest-bearing demand deposits and federal funds sold. Federal funds are generally sold for one day periods.

Interest-Bearing Time Deposits

Interest-bearing time deposits have original maturities in excess of one year and are carried at cost.

Debt Securities Available-For-Sale

Debt securities classified as available-for-sale are carried at fair value with unrealized gains and losses net of the related tax effects reflected as a separate component of stockholders' equity. Securities classified as available-for-sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Premium amortization and discount accretion are recorded using the interest method over each security's expected life.

Management evaluates all available-for-sale securities in an unrealized loss position on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. If the Company has the intent to sell the security or it is more likely than not that the Company will be required to sell the security, the security is written down to fair value and the entire loss is recorded in earnings.

If either of the above criteria is not met, the Company evaluates whether the decline in fair value is the result of credit losses or other factors. In making the assessment, the Company may consider various factors including the extent to which fair value is less than amortized cost, downgrades in the ratings of the security by a rating agency, the failure of the issuer to make scheduled interest or principal payments and adverse conditions specific to the security. If the assessment indicates that a credit loss exists, the present value of cash flows expected to be collected are compared to the amortized cost basis of the security and any deficiency is recorded as an allowance for credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any amount of unrealized loss that has not been recorded through an allowance for credit loss is recognized in other comprehensive income.

Changes in the allowance for credit loss are recorded as a provision for (or recovery of) credit losses in the Consolidated Statements of Income. Losses are charged against the allowance for credit loss when management believes an available-for-sale security is confirmed to be uncollectible or when either of the criteria regarding intent or requirement to sell is met. At December 31, 2023, there was no allowance for credit loss related to the available-for-sale portfolio. Refer to Note 2 – Securities for further discussion.

Accrued interest receivable on available-for-sale securities totaled $628,000 at December 31, 2023 and is included in accrued interest receivable on Consolidated Balance Sheets. Amount was excluded from the estimate of credit losses.

Realized gains and losses on sales of securities represent the differences between net proceeds and cost determined on the average cost method for equity securities and the specific identification method for all other securities.

Marketable Equity Securities

Marketable equity securities are carried at fair value with unrealized gains and losses included in net income.

Restricted Investments in Bank Stock

Restricted investments in bank stock represent required investments in the common stock of correspondent banks and consist of common stock of the Federal Home Loan Bank of Pittsburgh (FHLB) of $1,040,000 and $1,758,000 at December 31, 2023 and 2022, respectively, and other correspondent banks of $45,000 at December 31, 2023 and 2022. As a member of the FHLB, the Bank is required to maintain an investment in FHLB stock based on mortgage loans, advances and other criteria. As no active market exists for this stock, it is carried at cost. All FHLB stock is pledged as collateral for FHLB advances. The Company evaluated its holding of FHLB stock for impairment and deemed the stock to not be impaired at December 31, 2023 and 2022. In making this determination, management concluded that recovery of total outstanding par value, which equals the carrying value, is expected. The decision was based upon review of financial information the FHLB has made publicly available.

Mortgage Banking

Mortgage loans originated and intended for sale in the secondary market at the time of origination are carried at the lower of aggregate cost or estimated fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. All sales are made without recourse. Loans are generally sold with the mortgage servicing rights retained by the Company; the mortgage service rights are recognized as assets upon the sale. See further information for accounting for these assets under “Mortgage Servicing.” Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay‐off are stated at their outstanding unpaid principal balances, net of an allowance for credit losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is generally amortizing these amounts over the contractual life of the loan.

The loans receivable portfolio is segmented into commercial and consumer loans. Commercial loans consist of the following classes: commercial (including commercial, agricultural and state and municipal), and commercial real estate (including commercial, construction and land development and farmland). Consumer loans consist of the following classes: residential mortgage, home equity, consumer automobile and other consumer.

For all classes of loans receivable, the accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest is reversed against interest income. Interest received on nonaccrual loans is either applied against principal or reported as interest income, according to management's judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Allowance for credit losses on loans (ACLL)

The allowance for credit losses (allowance) represents an amount which, in management's judgment is adequate to absorb the lifetime expected losses that may be sustained on outstanding loans at the balance sheet date based on the evaluation of the size and current risk characteristics of the loan portfolio, past events, current conditions, reasonable and supportable forecasts of future economic conditions, and prepayment experience. The allowance for credit losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for credit losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Non-residential consumer loans are generally charged off no later than 120 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible. Because all identified losses are immediately charged off, no portion of the allowance is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for credit losses on loans (ACLL) and leases is a valuation account that is used to present the net amount expected to be collected on a loan or lease. The ACL for loans and leases is adjusted through provision for credit losses as a charge against, or credit to, earnings. Loans and leases deemed to be uncollectible are charged against the ACL on loans and leases, and any subsequent recoveries are credited to the ACL. Management evaluates the ACL on a quarterly basis. When changes in the reserve are necessary, an adjustment is made.

Management utilizes a discounted cash flow (DCF) model to calculate the sum of expected losses via a gross loss rate and recovery rate assumption for pools of loans and leases that share similar risk characteristics to determine its allowance for credit loss balance. The FDIC Call Report loan codes were utilized as the grouping mechanism. Management has elected to perform cash flow modeling without the present value component due to lack of loan loss history and simplification of the model.

Management uses relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts in calculating its ACL. Historical credit loss experience provides the basis for the estimation of expected credit losses.

The key inputs to the DCF model are loss rate, probability of default, loss given default, prepayment and curtailment rates, reasonable and supportable economic forecasts, and forecast reversion period.

●

Loss Rate - In order to incorporate economic factors into forecasting within the DCF model, management elected to use the Loss Driver method or benchmark data to generate the expected loss rate for the pools of loans and leases. The Loss Driver method analyzes how one or more economic factors change the default rate using a statistical regression analysis. Management selected an economic factor (unemployment rate) that had a strong correlation to historical default rates.

●

Probability of Default (PD) and Loss Given Default (LGD) benchmark data was used to generate the expected loss rate for certain pools of loans and leases. Management elected to use benchmark data to generate the PD/LGD rate inputs when the loss driver method proved to provide insufficient loss rates. There were not strong correlations between losses and the economy for historical data or the peer group to provide sufficient enough loss observations to generate a reversion rate that accommodates an economic cycle.

●

Prepayment & Curtailment Rates: Due to historical data constraints, management has elected to use peer benchmark prepayment rates in the DCF model for certain call codes. The benchmark data used for each loan segment is based on the corresponding call report code. If observations were insufficient for that specific call code, management elected to apply the rate from the higher-level call code or from a call code with similar prepayment/curtailment behavior. For example, if a Benchmark prepayment rate was not sufficient enough for call code 1d, the prepayment rate of a call code 1 would be utilized instead.

●

Reasonable and Supportable Forecasts - The forecast data used in the DCF model is obtained via a subscription to a widely recognized and relied upon company who publishes various forecast scenarios. Management evaluates the various scenarios to determine a reasonable and supportable scenario.

●

Forecast Reversion Period - Management uses forecasts to predict how economic factors will perform and has determined to use a four-quarter forecast period as well as a four-quarter straight-line reversion period to series mean (also commonly referred to as the mean reversion period).

The allowance for credit losses calculation includes subjective adjustments for qualitative risk factors that are deemed likely to cause estimated credit losses to differ from historical experience. These qualitative adjustments generally increase allowance levels and include adjustments for factors deemed relevant, including: the nature and volume of portfolio changes, including loan portfolio growth; concentrations of credit based on loan type (such as agricultural lending) or industry; the volume and severity of past due, nonaccrual or adversely classified loans; trends in real estate or other collateral values; lending policies and procedures, including changes in underwriting and collections practices and loan review function; credit review function; lending, credit and other relevant management experience and risk tolerance; external factors and economic conditions not already captured. Each qualitative factor is assigned a value to reflect improvement, no change, minor risk, moderate risk, or major risk conditions based on management's best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance calculation.

Loans that do not share risk characteristics are evaluated on an individual basis. The Company designates individually evaluated loans on nonaccrual status as collateral dependent loans, as well as other loans that management of the Company designates as having higher risk and loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral. These loans do not share common risk characteristics and are not included within the collectively evaluated loans for determining the allowance for credit losses. Under CECL, for collateral dependent loans, the Company has adopted the practical expedient to measure the allowance for credit losses based on the fair value of collateral. The allowance for credit losses is calculated on an individual loan basis based on the shortfall between the fair value of the loan's collateral, which is adjusted for liquidation costs/discounts, and amortized cost. If the fair value of the collateral exceeds the amortized cost, no allowance is required.

An unallocated component is maintained to cover uncertainties that could affect management's estimate of expected losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The Company has elected to exclude accrued interest from the amortized cost basis in its determination of the allowance for credit losses for both loans, as well as elected the policy to write-off accrued interest receivable directly through the reversal of interest income. Accrued interest receivable totaled $967,000 at December 31, 2023, and is included in “Accrued Interest Receivable” on the Company’s Consolidated Balance Sheets

The adoption of CECL did not result in a significant change to any other credit risk management and monitoring processes, including identification of past due or delinquent borrowers, nonaccrual practices or charge-off policy.

Commercial lending, including commercial real estate loans generally present a higher level of risk than residential mortgage loans. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial and industrial real estate is typically dependent upon the successful operation of the related real estate project or business. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired. Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. Home equity loans also entail greater risk than residential mortgage loans due to being in a junior lien position. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various feder‐al and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values may be discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

In addition, Federal and State regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for credit losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management's comprehensive analysis of the loan portfolio, management believes the current level of the allowance for credit losses is adequate at December 31, 2023.

Allowance for Credit Losses – Unfunded Commitments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments is represented by the contractual amount of those instruments. Such financial instruments are recorded when they are funded.

The Company records an allowance for credit losses on off-balance sheet credit exposures, unless the commitments to extend credit are unconditionally cancelable, through a charge to provision for (or recovery of) credit losses in the Consolidated Statements of Income. The allowance for credit losses on off-balance sheet credit exposures is estimated by loan segment at each balance sheet date under the CECL model using the same methodology as the loan portfolio, taking into consideration the likelihood that funding will occur as well as any third-party guarantees. The allowance for unfunded commitments is included in other liabilities on the Company’s Consolidated Balance Sheets.

Other Real Estate Owned

Foreclosed assets held for sale consist of real estate acquired in settlement of foreclosed loans and is initially recorded at fair value less estimated costs to sell at the time of transfer from loans to foreclosed, establishing a new cost basis. Subsequent to the transfer, foreclosed assets are carried at the lower of the adjusted cost or fair value less costs to sell. Additional write-downs are charged against operating expenses. Costs related to the acquisition and holding of foreclosed assets are charged to operations when incurred. The fair value of real estate acquired through foreclosure is generally determined by reference to an outside appraisal. The Company held foreclosed assets for sale of $56,000 at December 31, 2023 and did not hold any for sale as of December 31, 2022.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Repairs and maintenance expenditures are expensed as incurred. The costs of major additions and improvements are capitalized. When premises or equipment are retired or sold, the remaining cost and accumulated depreciation are removed from the accounts and any gain or loss is credited or charged to income. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Premises and equipment are reviewed by management at least annually for potential impairment and whenever events or circumstances indicate that carrying amounts may not be recoverable.

Bank Owned Life Insurance

The Company invests in bank owned life insurance (BOLI) as a source of funding for employee and director benefit expenses. BOLI involves the purchasing of life insurance by the Company on a chosen group of officers and directors. The Company is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from the increase in the cash surrender value of the policies is included with noninterest income on the Consolidated Statements of Income. The policies can be liquidated, if necessary, with tax costs associated. However, the Company intends to hold these policies and accordingly, the Company has not provided for deferred income taxes on the earnings from the increase in cash surrender value.

The Company recognizes a liability for postretirement benefits provided through an endorsed split-dollar life insurance arrangement. The liability for post-retirement benefits under these arrangements was $838,000 and $715,000 at December 31, 2023 and 2022, respectively, and is included in other liabilities on the Consolidated Balance Sheets. Expense in the years ended December 31, 2023 and 2022 was $123,000 and $62,000, respectively.

Mortgage Servicing

The Company retains the servicing rights on certain mortgage loans sold to the FHLB and Fannie Mae and receives mortgage banking fee income based upon the principal balance outstanding. The mortgage servicing rights recorded as an asset are not material. Total loans serviced for the FHLB and Fannie Mae amounted to $55,080,000 and $57,716,000 at December 31, 2023 and 2022, respectively. These mortgage loans sold and serviced by the Company are not reflected in the Company’s Consolidated Balance Sheets.

Revenue Recognition

The Company earns income from various sources, including loans, investment securities, bank-owned life insurance, deposit accounts and sales of assets.

Interest income on loans is accrued on the unpaid principal balance and recorded daily. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. Other loan fees, including late charges, are recognized as they occur.

Interest income on debt securities is recognized on the accrual basis. Purchase premiums and discounts are recognized using the interest method over the term of the securities. Dividends on equity securities are recorded when declared.

Service charges on deposit accounts include maintenance and analysis fees and overdraft fees. Automated teller machine (ATM) fees and debit card income include fees for withdrawals by our deposit customers from other bank ATMs and interchange fees related to the acceptance and settlement of debit card transactions. Revenue is recognized when the Company's performance obligation is completed which is generally monthly for account services or when a transaction has occurred.

Commissions from investment product sales are received from third parties based on the sale of the third party's investment and insurance products to the Company's customers. The Company's performance obligation is complete when the sale occurs.

Earnings on bank-owned life insurance policies represent the increase in the cash surrender value of these policies as well as any gains resulting from settlement of the policies.

Other income includes other fees and revenue, which are generally transactional in nature and are recorded as they occur.

Gains or losses on sales of assets are generally recognized when the asset has been legally transferred to the buyer and the Company has no continuing involvement with the asset. The Company does not generally finance the sale.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the trans‐ferred assets through an agreement to repurchase them before their maturity.

Advertising

Advertising costs are expensed as incurred.

Income Taxes

Current income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in certain deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company accounts for uncertain tax positions if it is more-likely-than-not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more-likely-than-not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being real‐ized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management's judgment.

The Company recognizes interest and penalties on income taxes as a component of income tax expense. There were none during the years ended December 31, 2023 and 2022.

Earnings Per Share

The Company does not have any common stock equivalents and, therefore, presents only basic earnings per share, which represents net income divided by the weighted average shares outstanding during the period. The weighted average shares outstanding during 2023 and 2022 were 1,854,900 and 1,870,606, respectively. ESOP shares are considered outstanding for this calculation unless unearned.

Treasury Stock

The acquisition of treasury stock is recorded under the cost method. The subsequent disposition or sale of the treasury stock is recorded using the average cost method.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded on the consolidated balance sheets as they are funded.

Comprehensive Income (Loss)

GAAP requires that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on debt securities available-for-sale, are reported as a separate component of the equity section of the balance sheet, such items, along with net income are components of comprehensive income (loss) and reflected in the consolidated statements of comprehensive income (loss).

The only other comprehensive income item that the Company presently has is unrealized gains or losses on debt securities available-for-sale.

Items reclassified out of accumulated other comprehensive loss to net income related solely to the losses on the available for sale securities sold during 2023.

Common stock held by ESOP

The Company’s maximum cash obligations related to these shares is classified outside stockholders’ equity because the shares are not readily traded and could be put to the Company for cash.

Recent Accounting Pronouncement

In December 2023, the Financial Accounting Standards Board (FASB) issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The amendments in this ASU require an entity to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold, which is greater than five percent of the amount computed by multiplying pretax income by the entity’s applicable statutory rate, on an annual basis. Additionally, the amendments in this ASU require an entity to disclose the amount of income taxes paid (net of refunds received) disaggregated by federal, state, and foreign taxes and the amount of income taxes paid (net of refunds received) disaggregated by individual jurisdictions that are equal to or greater than five percent of total income taxes paid (net of refunds received). Lastly, the amendments in this ASU require an entity to disclose income (or loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic and foreign and income tax expense (or benefit) from continuing operations disaggregated by federal, state, and foreign. This ASU is effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied on a prospective basis; however, retrospective application is permitted. The Company does not expect the adoption of ASU 2023-09 to have a material impact on its consolidated financial statements.

2.         Securities

The amortized cost and fair value of debt securities available-for-sale are as follows at December 31 (in thousands):

	2023				2022
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Treasury	$3,414	$36	$(9)	$3,441	$10,082	$3	$(98)	$9,987
U.S. government agencies	22,682	62	(632)	22,112	36,030	-	(2,023)	34,007
Taxable state and Municipal	7,930	-	(742)	7,188	9,878	-	(1,161)	8,717
Tax exempt state and municipal	58,750	26	(2,608)	56,168	61,539	6	(4,430)	57,115
U.S. government sponsored enterprise mortgage-backed	25,377	142	(700)	24,819	12,225	1	(942)	11,284
Corporate	5,057	-	(346)	4,711	6,079	-	(452)	5,627

Total debt securities available-for-sale	$123,210	$266	$(5,037)	$118,439	$135,833	$10	$(9,106)	$126,737

The amortized cost and estimated fair value of debt securities available-for-sale at December 31, 2023, by expected maturity for mortgage-backed securities and debt securities with call features and by contractual maturity for all other securities, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

	Amortized Cost	Fair Value

Due in one year or less	$11,963	$11,746
Due after one year through five years	69,231	66,934
Due after five years through ten years	30,472	29,004
Due after ten years	11,544	10,755

Total	$123,210	$118,439

The following table shows the Company's debt securities available-for-sale gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31 (in thousands):

December 31, 2023	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. Treasury	$1,232	$4	$245	$5	$1,477	$9
U.S. government agencies	896	1	16,527	631	17,423	632
Taxable state and municipal	470	30	6,719	712	7,189	742
Tax-exempt state and municipal	3,389	42	44,786	2,566	48,175	2,608
U.S. government sponsored enterprise mortgage-backed	3,201	17	9,884	683	13,085	700
Corporate	-	-	4,711	346	4,711	346

Total debt securities available-for-sale	$9,188	$94	$82,872	$4,943	$92,060	$5,037

December 31, 2022	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. Treasury	$8,529	$63	$964	$35	$9,493	$98
U.S. government agencies	16,164	671	17,843	1,352	34,007	2,023
Taxable state and municipal	2,619	189	6,098	972	8,717	1,161
Tax-exempt state and municipal	38,502	2,574	16,150	1,856	54,652	4,430
U.S. government sponsored enterprise mortgage-backed	9,399	642	1,861	300	11,260	942
Corporate	3,784	220	1,844	232	5,628	452

Total debt securities available-for-sale	$78,997	$4,359	$44,760	$4,747	$123,757	$9,106

At December 31, 2023, the $94,000 unrealized loss (less than 12 months) was attributed to 24 different securities. The $4,943,000 unrealized loss (12 months or more) was attributed to 194 securities. At December 31, 2022, the $4,359,000 unrealized loss (less than 12 months) was attributed to 181 different securities. The $4,747,000 unrealized loss (12 months or more) was attributed to 99 securities. None of the unrealized losses are individually significant. Management believes, based upon an evaluation of the issuers of the debt securities, that the unrealized losses on debt securities were the result of fluctuations in market interest rates subsequent to purchase and not a result of credit risk. Management has the intent and ability to hold investments and does not believe it will have to sell the securities until the earlier of maturity or market price recovery, accordingly, there was no allowance for credit losses on available for sale securities at December 31, 2023.

During the twelve months ended December 31, 2023, the Company sold available-for-sale securities with a total par value of $5.5 million resulting in a gross pre-tax loss of $399,000. The Company did not sell or recognize any gain or loss for any securities for the year-ended December 31, 2022.

Securities with a carrying value of $85,485,000 and $68,002,000 at December 31, 2023 and 2022, respectively, were pledged to secure public deposits and for other purposes as required by law.

As of December 31, 2023 and December 31, 2022, the Company had $322,000 and $400,000, respectively, in marketable equity securities recorded at fair value. The following is a summary of unrealized and realized gains and losses recognized in net income on marketable equity securities during the twelve months ended December 31, 2023 and 2022 (in thousands):

	2023	2022
Net change in the unrealized gains and losses recognized during the period on marketable equity securities	$(78)	$(37)
Add: Net realized gains recognized on marketable equity securities sold during the period	-	-

Net losses recognized in net income during the period on marketable equity securities still held at the reporting date	$(78)	$(37)

3.         Loans

Major categories of loans are summarized as follows as of December 31 (in thousands):

	2023	2022

Commercial	$73,142	$77,093
Commercial real estate	182,463	161,367
Residential mortgage	118,934	116,339
Home equity	5,800	7,114
Consumer, automobile	6,546	5,538
Consumer, other	1,787	2,116

	388,672	369,567
Less: net deferred loan fees	(748)	(701)

Total loans net of deferred loan fees	387,924	368,866

Less: allowance for credit losses	(3,861)	(4,058)

Net Loans	$384,063	$364,808

In the normal course of business, loans are extended to directors, executive officers, and their affiliates.

A summary of loan activity for those directors, executive officers, and their affiliates is as follows (in thousands):

December 31, 2022	New Loans	Repayments	December 31, 2023

$3,854	$94	$(374)	$3,574

December 31, 2021	New Loans	Repayments	December 31, 2022

$2,770	$1,795	$(711)	$3,854

The Company grants commercial, residential, and personal loans to customers primarily in Union, Centre, and Snyder Counties, Pennsylvania. Although the Company has a diversified loan portfolio, a significant portion of its debtors' ability to honor their contracts is dependent on the economic conditions within this region. Additionally, approximately 16% and 15% of the Company's loans at December 31, 2023 and 2022, respectively, are to individuals and corporations in the agricultural business.

4.         Allowance for Credit Losses

On January 1, 2023, the Company adopted the CECL methodology as required under ASC 326. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables. For further discussion on the Company’s accounting policies and policy elections related to the accounting standard update refer to Note 1. All loan information presented as of December 31, 2023 is in accordance with ASC 326. All loan information presented prior to December 31, 2023 is in accordance with previous applicable GAAP.

Credit Quality Indicators

A Loan Risk Rating Grading System has been developed and is being utilized to categorize loans with similar characteristics. There are six (6) “Pass” Ratings and the standard “Classified” Watchlist Ratings. The loans are assessed based upon the information in the Loan Committee Package and a lender identified score. Further, any reassessment would be performed when the annual loan review is performed or when the loan account exhibits signs of financial difficulty or improvement. The definition of each Loan Risk Rating is outlined below:

Pass (Grades 1-6) – These loans are to customers with credit quality ranging from an acceptable to very high quality and are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral.

Special Mention (Grade 7) – This loan grade is in accordance with regulatory guidance and includes loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

Substandard (Grade 8) – This loan grade is in accordance with regulatory guidance and includes loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful (Grade 9) – This loan grade is in accordance with regulatory guidance and includes loans that have all the weaknesses inherent in a substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

Loss (Grade 10) – This loan grade is in accordance with regulatory guidance and includes loans that are considered uncollectible, or of such value that continuance as an asset is not warranted.

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay the loan as agreed, the Company’s loan rating process includes several layers of internal and external oversight. The Company’s loan officers are responsible for the timely and accurate risk rating of the loans in each of their portfolios at origination and on an ongoing basis under the supervision of management.  All commercial, agricultural and state and political relationships over $500,000 are reviewed annually to ensure the appropriateness of the loan grade. In addition, the Company engages an external consultant on an annual basis to: 1) review a minimum of 50% of the dollar volume of the commercial and agricultural loan portfolios, including 2) review of a sample of existing or new credit relationships with aggregate commitments greater than or equal to $1.0 million, 3) review a sample of loan relationships which are over 90 days past due, or classified Special Mention, Substandard, Doubtful, or Loss, 4) review a sample of borrowings extended to directors or executive officers, including any new borrowings made in the last year, and 5) review of other loans which management or the consultant may deem appropriate.

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company's internal risk rating system as of December 31 (in thousands):

	Term Loans by Year of Origination
December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving	Total

Commercial & Industrial
Pass	$6,157	$7,297	$17,490	$5,420	$776	$5,893	$28,723	$71,756
Special Mention	126	-	-	-	-	40	500	666
Substandard	-	-	-	3	-	3	714	720
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-

Commercial & Industrial – Total	6,283	7,297	17,490	5,423	776	5,936	29,937	73,142

Current Year Gross Charge-Offs	-	-	-	5	-	-	-	5

Commercial Real Estate
Pass	34,733	30,180	38,454	17,501	10,937	42,686	200	174,691
Special Mention	-	584	-	-	2,396	-	-	2,980
Substandard	-	-	4,480	-	-	312	-	4,792
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-

Commercial Real Estate – Total	34,733	30,764	42,934	17,501	13,333	42,998	200	182,463

Current Year Gross Charge-Offs	-	-	-	-	-	-	-	-

Residential Mortgage
Pass	17,408	17,121	22,705	20,784	9,739	29,982	-	117,739
Special Mention	-	27	105	-	181	384	-	697
Substandard	-	-	-	-	-	498	-	498
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-

Residential Mortgage – Total	17,408	17,148	22,810	20,784	9,920	30,864	-	118,934

Current Year Gross Charge-Offs	-	-	-	-	-	-	-	-

Home Equity
Pass	-	-	-	-	-	400	5,400	5,800
Special Mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-

Home Equity – Total	-	-	-	-	-	400	5,400	5,800

Current Year Gross Charge-Offs	-	-	-	-	-	-	-	-

Consumer - Other
Pass	871	459	163	37	27	2	204	1,763
Special Mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	24	-	-	-	-	-	-	24
Loss	-	-	-	-	-	-	-	-

Consumer - Other – Total	895	459	163	37	27	2	204	1,787

Current Year Gross Charge-Offs	-	-	-	-	2	2	-	4

Consumer – Auto
Pass	2,982	1,813	780	321	553	58	-	6,507
Special Mention	7	-	16	-	-	5	-	28
Substandard	-	-	5	-	6	-	-	11
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-

Consumer - Auto – Total	2,989	1,813	801	321	559	63	-	6,546

Current Year Gross Charge-Offs	-	1	5	2	-	4	-	12

Overall – Total	$62,308	$57,481	$84,198	$44,066	$24,615	$80,263	$35,741	$388,672

There were no revolving to term loans as of December 31, 2023.

December 31, 2022	Pass	Special Mention	Sub- standard	Doubtful	Loss	Total

Commercial	$75,879	$453	$761	$-	$-	$77,093
Commercial real estate	157,628	2,762	977	-	-	161,367
Residential mortgage	114,295	1,438	606	-	-	116,339
Home equity	7,114	-	-	-	-	7,114
Consumer, automobile	5,400	80	58	-	-	5,538
Consumer, other	2,096	3	17	-	-	2,116

Total	$362,412	$4,736	$2,419	$-	$-	$369,567

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by past due and nonaccrual status as of December 31 (in thousands):

December 31, 2023	30-89 Days Past Due	Greater than 90 Days and Accruing	Non- accrual	Total Past Due and Non- accrual	Current	Total Loans Receivable

Commercial	$81	$-	$3	$84	$73,058	$73,142
Commercial real estate	-	-	-	-	182,463	182,463
Residential mortgage	446	-	285	731	118,203	118,934
Home equity	83	-	-	83	5,717	5,800
Consumer, automobile	85	-	5	90	6,456	6,546
Consumer, other	9	-	-	9	1,778	1,787

Total	$704	$-	$293	$997	$387,675	$388,672

December 31, 2022	30-89 Days Past Due	Greater than 90 Days and Accruing	Non- accrual	Total Past Due and Non- accrual	Current	Total Loans Receivable

Commercial	$30	$-	$117	$147	$76,946	$77,093
Commercial real estate	-	-	112	112	161,255	161,367
Residential mortgage	871	-	55	926	115,413	116,339
Home equity	-	-	-	-	7,114	7,114
Consumer, automobile	99	-	19	118	5,420	5,538
Consumer, other	13	-	1	14	2,102	2,116

Total	$1,013	$-	$304	$1,317	$368,250	$369,567

The following table presents nonaccrual loans, by loan class, as of December 31, 2023 (in thousands):

December 31, 2023	Nonaccruals with No Allowance for Credit Losses	Nonaccruals with an Allowance for Credit Losses

Commercial	$3	$-
Commercial real estate	-	-
Residential mortgage	285	-
Home equity	-	-
Consumer, automobile	5	-
Consumer, other	-	-

Total	$293	$-

The following tables summarize the activity in the allowance for credit losses by loan class for the years ended December 31, 2023 and 2022 and information in regard to the allowance for credit losses and the recorded investment in loans receivable by loan class as of December 31, 2023 and 2022 (in thousands):

December 31, 2023	Beginning Balance	Adjustments to allowance for adoption of ASC 326	Charge-offs	Recoveries	Provision (Credits)	Ending Balance

Commercial	$834	$251	$(5)	$10	$(297)	$793
Commercial real estate	1,629	355	-	-	(243)	1,741
Residential mortgage	1,145	(326)	-	-	(27)	792
Home equity	69	14	-	-	(23)	60
Consumer, automobile	118	(37)	(12)	13	3	85
Consumer, other	27	6	(4)	-	15	44
Unallocated	236	(236)	-	-	346	346

Total	$4,058	$27	$(21)	$23	$(226)	$3,861

December 31, 2022	Beginning Balance	Charge-offs	Recoveries	Provisions (Credits)	Ending Balance

Commercial	$715	$(18)	$-	$137	$834
Commercial real estate	1,569	-	-	60	1,629
Residential mortgage	1,172	-	-	(27)	1,145
Home equity	61	-	-	8	69
Consumer, automobile	139	(14)	22	(29)	118
Consumer, other	32	(16)	-	11	27
Unallocated	396	-	-	(160)	236

Total	$4,084	$(48)	$22	$-	$4,058

	Allowance for Credit Losses			Loans Receivable
	Ending Balance December 31, 2023			Ending Balance December 31, 2023
	Individually Evaluated	Collectively Evaluated	Total	Individually Evaluated	Collectively Evaluated	Total

Commercial	$-	$793	$793	$126	$73,016	$73,142
Commercial real estate	-	1,741	1,741	4,755	177,708	182,463
Residential mortgage	5	787	792	498	118,436	118,934
Home equity	-	60	60	-	5,800	5,800
Consumer, automobile	-	85	85	-	6,546	6,546
Consumer, other	24	20	44	24	1,763	1,787
Unallocated	-	346	346	-	-	-

Total	$29	$3,832	$3,861	$5,403	$383,269	$388,672

	Allowance for Credit Losses			Loans Receivable
	Ending Balance December 31, 2022			Ending Balance December 31, 2022
	Individually Evaluated	Collectively Evaluated	Total	Individually Evaluated	Collectively Evaluated	Total

Commercial	$84	$750	$834	$594	$76,499	$77,093
Commercial real estate	-	1,629	1,629	568	160,799	161,367
Residential mortgage	8	1,137	1,145	272	116,067	116,339
Home equity	-	69	69	-	7,114	7,114
Consumer, automobile	2	116	118	38	5,500	5,538
Consumer, other	-	27	27	-	2,116	2,116
Unallocated	-	236	236	-	-	-

Total	$94	$3,964	$4,058	$1,472	$368,095	$369,567

The Company reviews individually evaluated loans for collateral dependency. Collateral dependent loans are loans for which repayment is expected to be provided substantially through the operation or sale of the collateral. Under ASU 2016-13, for collateral dependent loans, the Company has adopted the practical expedient to measure the allowance for credit losses based on the fair value of the collateral. The allowance for credit losses is calculated on an individual loan basis on the shortfall between the fair value of the loan's collateral, which is adjusted for liquidation costs, and amortized cost. If the fair value of the collateral exceeds the amortized cost, no allowance is required. The following table details the amortized costs of the collateral dependent loans as of December 31, 2023 (in thousands):

December 31, 2023	Real Estate Collateral	Other Collateral	Total

Commercial	$126	$-	$126
Commercial real estate	4,755	-	4,755
Residential mortgage	498	-	498
Home equity	-	-	-
Consumer, automobile	-	-	-
Consumer, other	-	-	-

Total	$5,379	$-	$5,379

In accordance with CECL, the Company identifies individually evaluated loans when their risk characteristics become different from their pool. Under previous GAAP, the Company identifies loans for potential impairment through a variety of means. When the Company determined that it was probable all principal and interest amounts due would not be collected in accordance with the contractual terms of the loan agreement, the loan was generally deemed impaired and individually evaluated. A summary of individually evaluated loans as of December 31, 2022 follows (in thousands):

December 31, 2022	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized

With no related allowance recorded:
Commercial real estate	$568	$568	$-	$576	$26
Residential mortgage	56	56	-	56	1
With an allowance recorded:
Commercial	594	594	84	620	37
Residential mortgage	216	216	8	218	13
Consumer, automobile	38	38	2	43	2

Total:
Commercial	$594	$594	$84	$620	$37
Commercial real estate	568	568	-	576	26
Residential mortgage	272	272	8	274	14
Consumer, automobile	38	38	2	43	2

From time to time, loans to borrowers experiencing financial difficulty may be modified. Generally, the modifications we grant are extensions of terms, deferrals of payments for an extended period or interest rate reductions. Occasionally, we may modify a loan by providing principal forgiveness. In some cases, we will modify a loan by providing multiple types, or combinations, of concessions.

The following table presents the amortized cost basis of loans at December 31, 2023 that were both experiencing financial difficulty and modified during the year ended December 31, 2023. The percentage of amortized cost basis of loans that were modified to borrowers in financial distress as compared to the amortized cost basis of each financing receivable is also presented below (in thousands):

December 31, 2023	Principal Forgiveness	Payment Delay	Term Extension	Interest Rate Reduction	Combination Term Extension and Payment Delay	Total	% of Total Class of Financing Receivable

Commercial	$-	$-	$-	$-	$-	$-	0.0%
Commercial real estate	-	-	126	-	-	126	0.1%
Residential mortgage	-	-	-	-	-	-	0.0%
Home equity	-	-	-	-	-	-	0.0%
Consumer, automobile	-	-	-	-	-	-	0.0%
Consumer, other	-	-	-	24	-	24	1.3%

Total	$-	$-	$126	$24	$-	$150	0.0%

There were no commitments to lend additional funds under these modifications as of December 31, 2023.

The ACLL incorporates an estimate of lifetime expected credit losses and is recorded on each loan upon origination or acquisition. The assessment of whether a borrower is experiencing financial difficulty is made at the time of the modification. Because the effect of most modifications made to borrowers experiencing financial difficulty is already included in the ACLL because of the measurement methodologies used to estimate the allowance, a change to the ACLL is generally not recorded upon modification. When principal forgiveness is granted, the amortized cost basis of the loan is written off against the ACLL.

The financial effect of the modifications made to borrowers experiencing financial difficulty was that one Commercial real estate loan had a term extension of 60 months and one Consumer, other loan had an interest rate reduction of 3.50%, for the year ended December 31, 2023.

No loans have defaulted that were modified during the year ended December 31, 2023.

All loans that were modified for the year ended December 31, 2023 payment status is current.

A summary of loan modifications that occurred in 2022 is as follows (in thousands):

	2022
	Number of Loans	Post-Modification recorded Investment

Commercial:

Extended maturity date and reduced monthly payment	2	$524

Total	2	$524

At December 31, 2023 there is one residential loan in the amount of $56,000 held in foreclosed status. At December 31, 2022, the Company did not hold any foreclosed properties as a result of obtaining physical possession. At December 31, 2023 there was one residential loan in the amount of $79,000 in the process of foreclosure. At December 31, 2022 there was one residential loan in the amount of $56,000 and one commercial real estate loan in the amount of $112,000 in the process of foreclosure.

Unfunded Commitments

The Company maintains an allowance for off-balance sheet credit exposures such as unfunded balances for existing lines of credit, commitments to extend future credit, as well as both standby and commercial letters of credit when there is a contractual obligation to extend credit and when this extension of credit is not unconditionally cancellable by the Company. The allowance for off-balance sheet credit exposures is adjusted as a provision for (or recovery of) credit losses and is included in provision for (recovery of) credit losses in the Consolidated Statements of Income. The estimate includes consideration of the likelihood that funding will occur, which is based on a historical funding study derived from internal information, and an estimate of expected credit losses on commitments expected to be funded over its estimated life, which are the same loss rates that are used in computing the allowance for loan credit losses. The allowance for credit losses for unfunded loan commitments of $266,000 and $- at December 31, 2023 and December 31, 2022, respectively, is separately classified within Other Liabilities on the Consolidated Balance Sheets. The following table presents the balance and activity in the allowance for credit losses for unfunded loan commitments for the year-ended December 31, 2023 (in thousands):

Allowance for Credit Losses Unfunded Commitments
Beginning balance, December 31, 2022	$-
Adjustments to allowance for unfunded commitments for adoption of ASC 326	277
Provision for (recovery of) credit losses	(11)
Ending balance, December 31, 2023	$266

5.         Premises and Equipment

Major classifications of premises and equipment are summarized as follows at December 31 (in thousands):

December 31,	2023	2022

Land	$2,476	$2,476
Construction in progress	7	-
Buildings	10,121	10,087
Furniture and fixtures	4,272	4,142
Automobiles	162	162

Total	17,038	16,867
Less accumulated depreciation	(8,493)	(8,043)

Net	$8,545	$8,824

6.         Deposits

Aggregate time deposits in denominations of $250,000 or more were $37,239,000 and $16,254,000 at December 31, 2023 and 2022, respectively.

A summary of the maturity of time deposits as of December 31, 2023 is as follows (in thousands):

Year Ending December 31,

2024	$73,766
2025	29,549
2026	4,273
2027	2,728
2028	798

Total	$111,114

At December 31, 2023 and 2022, deposits from related parties totaled $1,419,000 and $1,479,000, respectively.

7.         Securities Sold Under Agreements to Repurchase

The Company enters into agreements under which it sells securities subject to an obligation to repurchase the same or similar securities. Under these arrangements, the Company may transfer legal control over the assets but still retain effective control through an agreement that entitles and obligates the Company to repurchase the assets.

As a result, these repurchase agreements are accounted for as collateralized financing agreements (i.e., secured borrowings) and not as a sale and subsequent repurchase of securities. The obligation to repurchase the securities is reflected as a liability in the Company’s consolidated balance sheets, while the securities underlying the repurchase agreements remain in the respective investment securities asset accounts. In other words, there is no offsetting or netting of the investment securities assets with the repurchase agreement liabilities.

The following table presents the liabilities subject to an enforceable master netting arrangement or repurchase agreements as of December 31, 2023 and 2022 (dollars in thousands):

				Gross Amounts Not Offset in the Balance Sheets
December 31, 2023	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheets	Net Amounts of Liabilities Presented in the Balance Sheets	Financial Instruments	Cash Collateral Pledged	Net Amount

Repurchase agreements:
Commercial customers (a)	$1,231	$-	$1,231	$1,231	$-	$-

				Gross Amounts Not Offset in the Balance Sheets
December 31, 2022	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheets	Net Amounts of Liabilities Presented in the Balance Sheets	Financial Instruments	Cash Collateral Pledged	Net Amount

Repurchase agreements:
Commercial customers (a)	$1,694	$-	$1,694	$1,694	$-	$-

(a)         As of December 31, 2023 and 2022, the fair value of securities pledged in connection with repurchase agreements was $1,364 and $1,859, respectively.

8.         Federal Funds Purchased

The Company maintains a federal funds borrowing agreement with Atlantic Community Bankers Bank with an available borrowing capacity of $8 million. Fed funds outstanding amounted to $435,000 and $0 as of December 31, 2023 and 2022, respectively. This agreement is subject to annual renewal, incurs no service charges, and is unsecured.

9.         Borrowings

The Company maintains a borrowing agreement with the FHLB of Pittsburgh with an available funding capacity of approximately $171 million as of December 31, 2023. This agreement is subject to annual renewal, incurs no service charges, and is secured by FHLB stock and a blanket security agreement on outstanding residential mortgage loans.

Federal Home Loan Bank advances consist of separate loans with the FHLB of Pittsburgh as of December 31 as follows (dollars in thousands):

	2023		2022
	Amount	Weighted Average Rate	Amount	Weighted Average Rate

FHLB fixed-rate advances maturing:
2023	$-	-%	$19,946	4.34%
2024	1,200	1.28	1,200	1.28
2025	9,500	3.54	5,500	2.49
2026	4,000	3.91	4,000	3.91
2027	500	1.19	500	1.19
2028	500	1.22	500	1.22

Total	$15,700		$31,646

On March 12, 2023, the Federal Reserve Bank of Philadelphia (“Reserve Bank”) made available the Bank Term Funding Program (“BTFP”), which enhances the ability of banks to borrow against the par value of certain high-quality, unencumbered investments. On December 21, 2023, the Company obtained a $9.5 million BTFP advance to secure lower funding costs relative to Federal Funds purchased. The BTFP advance has a term of one year, bears interest at a fixed rate of 4.88%, and can be prepaid without penalty prior to maturity. At December 31, 2023, the Company has pledged as collateral for the BTFP advance investment securities with a par value and fair value of $9.8 million and $9.2 million, respectively. BTFP loans outstanding amounted to $9,500,000 and $0 as of December 31, 2023 and 2022, respectively.

10.         Income Taxes

The provision for income taxes consists of the following (in thousands):

Year Ended December 31,	2023	2022

Current tax expense	$642	$1,056
Deferred tax expense	18	43

Total Provision	$660	$1,099

The tax effects of deductible and taxable temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31 are as follows (in thousands):

December 31,	2023	2022

Deferred tax assets:
Allowance for credit losses	$867	$852
Deferred compensation	519	498
Net unrealized losses on securities	1,007	1,910

Total	2,393	3,260

Deferred tax liabilities:
Premises and equipment	196	203
Deferred loan origination costs	88	91
Other	160	155

Total	444	449

Net Deferred Tax Asset	$1,949	$2,811

A reconciliation between the expected statutory income tax rate of 21% for the years ended December 31, 2023 and 2022, respectively, and the effective income tax rate on income before income taxes is as follows (dollars in thousands):

	2023		2022
	Amount	Percentage	Amount	Percentage

Provision at statutory rate	$1,011	21.0%	$1,487	21.0%
Tax-exempt interest	(350)	(7.3)	(360)	(5.1)
Nondeductible interest expense	46	1.0	14	0.2
Bank owned life insurance	(52)	(1.1)	(46)	(0.7)
Other, net	5	0.1	4	0.1

Applicable Income Taxes and Effective Rates	$660	13.7%	$1,099	15.5%

11.         Benefits Plans

Section 401(k) Plan

The Company sponsors a contributory defined contribution Section 401(k) plan covering substantially all employees who have completed one year of service, have worked 1,000 hours and have attained age twenty-one. The plan permits employees to make pretax contributions which are matched by the Company up to four percent of the employee's compensation. The Company's contributions were $160,000 and $149,000 in 2023 and 2022, respectively. Contributions made by the Company vest immediately.

The Company has a profit-sharing employer contribution component to the 401(k) Plan. The profit-sharing employer contribution is made at the discretion of management and the Board of Directors based upon current year earnings. The Company's contributions were $96,000 and $-0- in 2023 and 2022, respectively. Contributions made by the Company vest ratably beginning after the second year of service and are fully vested after an employee completes six years of service.

Employee Stock Ownership Plan

The Company sponsors an Employee Stock Ownership Plan (ESOP) covering substantially all employees who have completed one year of service, have worked 1,000 hours and have attained age twenty-one. Contributions to the plan are permitted based upon management’s discretion. The Company's contributions were $206,000 and $277,000 in 2023 and 2022, respectively. Contributions made by the Company vest ratably beginning after the second year of service and are fully vested after an employee completes six years of service. The number of shares held by the plan were 75,080 and 72,905 at December 31, 2023 and 2022, respectively. All shares are allocated to participants.

In the event a terminated plan participant desires to sell his or her shares of the Company stock, or for certain employees who elect to diversify their account balances, the Company may be required to purchase the shares from the participant at their fair value. To the extent that shares of common stock held by the ESOP are not readily traded, a sponsor must reflect the maximum cash obligation related to those securities outside of stockholders’ equity.

As of December 31, 2023 and 2022, the shares held by the ESOP, fair value and maximum cash obligation were as follows:

Year Ended December 31,	2023	2022

Shares held by the ESOP	75,080	72,905
Fair value per share	$23.50	$28.31
Maximum cash obligation	$1,764,000	$2,064,000

Deferred Directors' Compensation

The Company maintains deferred compensation plans with directors through which the payments of the directors' fees are deferred. The future liability of these agreements, which is payable in ten annual installments, was financed through the purchase of life insurance contracts.

The present value of the future liability of the plans at December 31, 2023 and 2022 was $908,000 and $932,000, respectively, and is included in other liabilities in the consolidated balance sheets. The related expenses amounted to $81,000 and $55,000 for 2023 and 2022, respectively.

Supplemental Retirement Plans

The Company has an unfunded, non-qualified supplemental executive retirement plan (SERP) for certain key executives. The SERP is designed to provide certain executives, upon attaining age 65, with projected annual distributions. The liability of the SERP at December 31, 2023 and 2022 was $1,503,000 and $1,388,000, respectively, and is included in other liabilities in the consolidated balance sheets. The related expense amounted to $168,000 and $145,000 for the years ended December 31, 2023 and 2022, respectively. The Company offsets the cost of these plans through the purchase of bank-owned life insurance as noted below.

Bank Owned Life Insurance

The Company holds bank-owned life insurance (BOLI) with a cash value of $12,708,000 and $11,363,000 at December 31, 2023 and 2022, respectively. Three additional split-dollar life insurance policies with an initial cash outlay of $1.1 million were added during the year-ended December 31, 2023. The Plan provides that the Company and the officers and directors share in the rights to the death benefits of bank owned split-dollar life insurance policies (the "BOLI Policies") and provides for additional compensation to the officers and directors, equal to any income tax consequences related to the Supplemental Plan until retirement. The amount of the BOLI Policies has been calculated so that the projected increases in their cash surrender value will substantially offset the Company's expense related to the Supplemental Retirement Plans. In addition, the BOLI Policies are intended to provide the directors with $100,000 of supplemental life insurance and the executive officers with supplemental life insurance equal to three times salary. Neither the insurance company nor the Company has guaranteed any minimum cash value.

12.         Regulatory Matters

Cash and Due from Banks

Deposits with correspondent financial institutions are insured up to $250,000 per institution. The Company maintains cash and cash equivalents with certain correspondent financial institutions in excess of the insured amount.

Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the following table) of total capital, Tier 1 capital (as defined in the regulations) and common equity Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. A capital conservation buffer of 2.50 percent, comprised of common equity Tier I capital, is also established above the regulatory minimum capital requirements and must be maintained to avoid limitations on capital distributions.

The Bank has elected the community bank leverage ratio framework. This framework simplifies the regulatory capital requirements by requiring the Bank meet only the Tier 1 capital to average assets (leverage) ratio. The Bank must only maintain a leverage ratio greater than the 9 percent required minimum to be considered well capitalized under this framework. The Bank can opt out of the new framework and return to the risk-weighting framework at any time.

Management believes, as of December 31, 2023, that the Bank meets all capital adequacy requirements to which they are subject. As of December 31, 2023, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are as follows as of December 31, 2023 and 2022 (dollar in thousands):

December 31, 2023	Actual		To be Well Capitalized under Prompt Corrective Action Provisions (CBLR)
	Amount	Ratio	Amount	Ratio

Tier 1 (Core) Capital to average total assets Bank	$55,730	10.09%	$49,724	9.00%

December 31, 2022	Actual		To be Well Capitalized under Prompt Corrective Action Provisions (CBLR)
	Amount	Ratio	Amount	Ratio

Tier 1 (Core) Capital to average total assets Bank	$54,415	10.08%	$48,599	9.00%

The Federal Reserve Bank has established capital guidelines for bank holding companies. These guidelines allow small bank holding companies, as defined, an exemption from regulatory capital requirements. The Bancorp meets the eligibility criteria and is exempt from regulatory capital requirements.

Dividends

Banking regulations limit the amount of dividends that may be paid by the Bank to the Company without prior regulatory approval and are subject to the minimum capital ratio requirements noted above.

13.         Commitments and Standby Letters of Credit

In the normal course of business, the Company makes various commitments which are not reflected in the accompanying consolidated financial statements. The Company offers such products to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve to varying degrees elements of credit, interest rate, or liquidity risk in excess of the amount recognized in the consolidated balance sheet.

The Company's maximum exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company on extension of credit is based on management's credit assessment of the counterparty.

Financial instruments whose contract amounts represent credit risk at December 31 are as follows (in thousands):

December 31,	2023	2022

Commitments to extend credit	$77,158	$67,214

Standby letters of credit	698	783

Commitments to extend credit are legally binding agreements to lend to customers as long as there are no violations of the agreements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements.

Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan com‐mitments. The Company requires collateral supporting these letters of credit as deemed necessary. The current amount of the liability as of December 31, 2023 and 2022 for guarantees under standby letters of credit is not material.

14.         Parent Company Statements

The following is condensed financial information for the Bancorp on a parent company only basis (in thousands):

Condensed Balance Sheets

December 31,	2023	2022

Assets:
Cash and cash equivalents	$2,095	$1,464
Investment in subsidiary	51,983	47,254
Debt securities available-for-sale	351	837
Marketable equity securities	322	400
Other assets	35	15

Total Assets	$54,786	$49,970

Liabilities and Stockholders’ Equity:
Redeemable Common Stock Held by ESOP	1,764	2,064

Total Stockholders’ Equity	54,786	49,970
Less maximum cash obligation to ESOP shares	1,764	2,064
Total Stockholders’ equity Less Maximum Cash Obligation Related to ESOP Shares	$53,022	$47,906

Total Liabilities and Stockholders’ Equity	$54,786	$49,970

Condensed Income Statements

December 31,	2023	2022

Income:
Equity in undistributed earnings of subsidiary	$1,557	$3,476
Dividends from subsidiary	2,615	2,564
Dividend income	109	37
Net marketable equity security losses	(78)	(37)

Total Income	4,203	6,040

Operating expenses	66	63

Income before income taxes	4,137	5,977

Income tax benefit	(16)	(6)

Net Income	$4,153	$5,983

Condensed Statements of Cash Flows

December 31,	2023	2022

Cash Flows From Operating Activities:
Net income	$4,153	$5,983
Equity in undistributed earnings of subsidiary	(1,557)	(3,476)
Net marketable equity security losses	78	37
Other, net	(16)	(10)

Net Cash Provided By Operating Activities	2,658	2,534

Cash Flows From Investing Activities:
Security purchases	-	(990)
Proceeds from maturities of available-for-sale securities	486	607
Net change in interest bearing time deposits	-	497

Net Cash Provided By Investing Activities	486	114

Cash Flows From Financing Activities:
Acquisition of treasury stock	-	(800)
Sale of treasury stock	102	277
Dividends paid	(2,615)	(2,564)

Net Cash Used In Financing Activities	(2,513)	(3,087)
Net Increase (Decrease) in Cash and Cash Equivalents	631	(439)

Cash and Cash Equivalents, Beginning of Year	1,464	1,903

Cash and Cash Equivalents, End of Year	$2,095	$1,464

15.         Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value measurements and disclosure topic specifies a hierarchy of valuation techniques based on whether the inputs to these valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. U.S. GAAP requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs.

Fair Value Hierarchy

U.S. GAAP establishes a fair value hierarchy which prioritizes the valuation inputs into three broad levels. Based on the underlying inputs, each fair value measurement in its entirety is reported in one of the three levels. These levels are:

Level 1 - Valuation is based on quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

An asset or liability's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following describes the valuation techniques used by the Company to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the financial statements:

Securities Available for Sale & Equity Securities

Debt securities available for sale and equity securities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data (Level 2). If the inputs used to provide the evaluation for certain securities are unobservable and/or there is little, if any, market activity then the security would fall to the lowest level of the hierarchy (Level 3).

The Company's investment portfolio is valued using fair value measurements that are considered to be Level 1 or Level 2. The Bank has contracted with a securities portfolio accounting service provider for valuation of its securities portfolio. Most security types are priced using the vendor’s internally developed pricing software, however, subscription pricing services may be used to supplement the internal pricing system. The software uses the discounted cash flow analysis based on the net present value of a security’s projected cash flow to arrive at fair market value. Generally, the methodology involves market quotes, current yields, proprietary models, as well as extensive quality control programs. Valuations for direct obligations of the U.S. Treasury, exchange listed stock and preferred stock are obtained from on-line real-time databases.

The vendor utilizes proprietary valuation matrices for valuing all municipal securities. The initial curves for determining the price, movement, and yield relationships within the municipal matrices are derived from industry benchmark curves or sourced from a municipal trading desk. The securities are further broken down according to issuer, credit support, state of issuance and rating to incorporate additional spreads to the industry benchmark curves.

The following table presents the balances of financial assets measured at fair value on a recurring basis(in thousands):

December 31, 2023	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Debt securities available-for-sale:
U.S. Treasury	$3,441	$3,441	$-	$-
U.S. government agencies	22,112	-	22,112	-
Taxable state and municipal	7,188	-	7,188	-
Tax-exempt state and municipal	56,168	-	56,168	-
U.S. government sponsored enterprise mortgage-backed	24,819	-	24,819	-
Corporate	4,711	-	4,711	-

Total Debt Securities Available-for-Sale	$118,439	$3,441	$114,998	$-

Marketable equity securities	$322	$322	$-	$-

December 31, 2022	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Debt securities available-for-sale:
U.S. Treasury	$9,987	$9,987	$-	$-
U.S. government agencies	34,007	-	34,007	-
Taxable state and municipal	8,717	-	8,717	-
Tax-exempt state and municipal	57,115	-	57,115	-
U.S. government sponsored enterprise mortgage-backed	11,284	-	11,284	-
Corporate	5,627	-	5,627	-

Total Debt Securities Available-for-Sale	$126,737	$9,987	$116,750	$-

Marketable equity	$400	$400	$-	$-

Assets Measured at Fair Value on a Non-recurring Basis

Certain assets are measured at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

Collateral Dependent Loans with an ACL

In accordance with ASC 326, we may determine that an individual loan exhibits unique risk characteristics which differentiate it from other loans within our loan pools. In such cases, the loans are evaluated for expected credit losses on an individual basis and excluded from the collective evaluation. Specific allocations of the ACL are determined by analyzing the borrower's ability to repay amounts owed, collateral deficiencies, the relative risk grade of the loan and economic conditions affecting the borrower's industry, among other things. A loan is considered to be collateral dependent when, based upon management's assessment, the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral. In such cases, expected credit losses are based on the fair value of the collateral at the measurement date, adjusted for estimated selling costs if satisfaction of the loan depends on the sale of the collateral. We reevaluate the fair value of collateral supporting collateral dependent loans on a quarterly basis. The fair value of real estate collateral supporting collateral dependent loans is evaluated by appraisal services using a methodology that is consistent with the Uniform Standards of Professional Appraisal Practice.

Other Real Estate Owned

Other real estate owned (OREO) is measured at fair value less costs to sell. Valuation of OREO is determined using current appraisals from independent parties, a Level 2 input. If current appraisals cannot be obtained, or if declines in value are identified after a recent appraisal is received, appraisal values may be discounted, resulting in a Level 3 estimate. If the Company markets the property with a realtor, estimated selling costs reduce the fair value, resulting in a valuation based on Level 3 inputs. Fair value adjustments are recorded in the period incurred and expensed against current earnings. The Bank held no OREO at December 31, 2022.

The following table presents the Company's assets that were measured at fair value on a nonrecurring basis as of December 31, 2023 (dollars in thousands).

December 31, 2023	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Collateral Dependent, net	$208	$-	$208	$-

OREO	$56	$-	$-	$56

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2022 are as follows (in thousands):

December 31, 2022	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Impaired loans, net	$754	$-	$-	$754

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Level 3 inputs were utilized to determine fair value at December 31, 2023 and 2022 (in thousands):

December 31, 2023	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Average)

Collateral Dependent, net	$208	Appraisal of collateral	Appraisal adjustments	20%	(20)%
			Liquidation expenses	10%	(10)%
OREO	$56	Appraisal of collateral	Appraisal adjustments	49%	(49)%

December 31, 2022	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Average)

Impaired loans, net	$754	Appraisal of collateral	Appraisal adjustments	30 - 80%	(68)%
			Liquidation expenses	0 - 10%	(6)%

The Company had no financial liabilities measured at fair value on a nonrecurring basis as of December 31, 2023 or 2022.

The following information should not be interpreted as an estimate of the fair value of the entire Company since the fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments carried at fair value at December 31, 2023 and 2022.

The estimated fair values (in thousands) of the Company's financial instruments were as follows at December 31, 2023 and 2022.

December 31, 2023	Carrying Value	Fair Value	Level 1	Level 2	Level 3

Financial assets:
Cash and cash equivalents	$12,206	$12,206	$12,206	$-	$-
Interest-bearing time deposits	18,285	18,043	-	18,043	-
Debt securities available-for-sale	118,439	118,439	3,441	114,998	-
Marketable equity securities	322	322	322	-	-
Restricted investments in bank stock	1,085	1,085	-	1,085	-
Net loans	384,063	362,724	-	-	362,724
Accrued interest receivable	1,603	1,603	-	1,603	-
Bank owned life insurance	12,708	12,708	-	12,708	-

Financial liabilities:
Deposits	472,737	471,334	-	471,334	-
Repurchase agreements	1,231	1,231	-	1,231	-
Federal funds purchased	435	435	-	435	-
FHLB advances	15,700	15,383	-	15,383	-
Federal Reserve Bank borrowings	9,500	9,500	-	9,500	-
Accrued interest payable	1,374	1,374	-	1,374	-

Off-balance sheet financial instruments:
Commitments to extend credit and letters of credit	-	-	-	-	-

December 31, 2022	Carrying Value	Fair Value	Level 1	Level 2	Level 3

Financial assets:
Cash and cash equivalents	$10,540	$10,540	$10,540	$-	$-
Interest-bearing time deposits	18,525	17,942	-	17,942	-
Debt securities available-for-sale	126,737	126,737	9,987	116,750	-
Marketable equity securities	400	400	400	-	-
Restricted investments in bank stock	1,803	1,803	-	1,803	-
Net loans	364,808	348,496	-	-	348,496
Accrued interest receivable	1,369	1,369	-	1,369	-
Bank owned life insurance	11,363	11,363	-	11,363	-

Financial liabilities:
Deposits	460,801	460,286	-	460,286	-
Repurchase agreements	1,694	1,694	-	1,694	-
FHLB advances	31,646	31,099	-	31,099	-
Accrued interest payable	294	294	-	294	-

Off-balance sheet financial instruments:
Commitments to extend credit and letters of credit	-	-	-	-	-

Mifflinburg Bancorp, Inc. and Subsidiary

Consolidated Balance Sheets
(in thousands, except share and per share data)

	(Unaudited) September 30, 2024	December 31, 2023

Assets
Cash and due from banks	$7,828	$10,087
Interest-bearing demand deposits	3,027	2,119
Federal funds sold	11,994	-

Total cash and cash equivalents	22,849	12,206

Interest-bearing time deposits	12,846	18,285
Debt securities available-for-sale, at fair value	118,141	118,439
Marketable equity securities, at fair value	210	322
Restricted investments in bank stock, at cost	1,255	1,085
Loans held-for-sale	113	-

Loans	410,688	387,924
Allowance for credit losses	(3,951)	(3,861)

Net loans	406,737	384,063

Premises and equipment, net	8,373	8,545
Accrued interest receivable	1,813	1,603
Other real estate owned	-	56
Bank owned life insurance	12,900	12,708
Net deferred tax asset	1,831	1,949
Other assets	1,494	1,327

Total Assets	$588,562	$560,588

Liabilities and Stockholders' Equity

Liabilities
Deposits:
Noninterest-bearing	$77,517	$74,979
Interest-bearing	419,023	397,758

Total deposits	496,540	472,737

Repurchase agreements	1,080	1,231
Federal funds purchased	-	435
Federal Reserve Bank borrowings	9,500	9,500
Federal Home Loan Bank advances	16,500	15,700
Accrued interest payable	1,965	1,374
Other liabilities	4,792	4,825

Total Liabilities	530,377	505,802
Commitments and Contingencies

Redeemable Common Stock Held By Employee Stock Ownership Plan	1,952	1,764

Stockholders' Equity
Common stock, par value $1.00 per share; authorized 5,000,000 shares; issued 2,160,000 shares; outstanding 1,858,536 and 1,858,536 shares at September 30, 2024 and December 31, 2023, respectively	2,160	2,160
Capital surplus	1,899	1,899
Retained earnings	64,949	62,227
Accumulated other comprehensive loss	(3,092)	(3,769)
Treasury stock, at cost: 2024: 301,464 shares; 2023: 301,464 shares	(7,731)	(7,731)

Total Stockholders' Equity	58,185	54,786

Less Maximum cash obligation related to ESOP Shares	1,952	1,764
Total Stockholders’ Equity Less Maximum Cash Obligation Related To ESOP Shares	56,233	53,022

Total Liabilities and Stockholders' Equity	$588,562	$560,588

See accompanying notes to unaudited consolidated financial statements.

Mifflinburg Bancorp, Inc. and Subsidiary

(Unaudited)

Consolidated Statements of Income
(in thousands, except per share data)

	For the nine months ended September 30,
	2024	2023

Interest and Dividend Income
Interest and fees on loans	$16,315	$13,394
Interest-bearing deposits in banks	419	423
Federal funds sold	147	31
Securities:
Taxable	1,413	1,001
Tax-exempt	915	930
Dividends	150	175

Total Interest and Dividend Income	19,359	15,954

Interest Expense
Deposits	6,347	4,218
Federal Home Loan Bank advances	511	909
Other borrowings	348	117

Total Interest Expense	7,206	5,244

Net Interest Income	12,153	10,710

Provision for (recovery of) credit losses	169	(212)

Net Interest Income after provision for (recovery of) credit losses	11,984	10,922

Noninterest Income
Service charges on deposit accounts	330	330
ATM fees and debit card income	579	557
Mortgage banking revenue	187	154
Commissions from investment product sales	64	79
Net marketable equity security losses	(112)	(75)
Earnings on bank owned life insurance	192	181
Other	150	147

Total Noninterest Income	1,390	1,373

Noninterest Expense
Salaries and employee benefits	5,303	5,136
Net occupancy and equipment expense	871	860
Data processing fees	514	482
Pennsylvania shares tax	335	295
Professional fees	108	119
Advertising expense	97	117
FDIC deposit insurance	190	184
Other	1,146	949

Total Noninterest Expense	8,564	8,142

Income Before Income Taxes	4,810	4,153

Income Taxes	750	589

Net Income	$4,060	$3,564

Earnings Per Share	$2.18	$1.92

See accompanying notes to unaudited consolidated financial statements.

Mifflinburg Bancorp, Inc. and Subsidiary

(Unaudited)

Consolidated Statements of Comprehensive Income
(in thousands)

	Nine months ended September 30,
	2024	2023

Net Income	$4,060	$3,564

Other Comprehensive Income (Loss)

Unrealized holding gains (losses) on debt securities available-for-sale, net of income taxes of $180 and ($98), respectively	677	(368)

Other comprehensive income (loss)	677	(368)

Total Comprehensive Income	$4,737	$3,196

See accompanying notes to unaudited consolidated financial statements.

Mifflinburg Bancorp, Inc. and Subsidiary

(Unaudited)

Consolidated Statements of Changes in Stockholders’ Equity
(in thousands, except share and per share data)

	Common Stock	Capital Surplus	Retained Earnings	Accumulated Other Comprehen-sive (Loss)	Treasury Stock	Maximum Cash Obligation Related To ESOP Shares	Total

Balance, December 31, 2022	$2,160	$1,891	$60,930	$(7,186)	$(7,825)	$(2,064)	$47,906

Net income	-	-	3,564	-	-	-	3,564
Other comprehensive loss	-	-	-	(368)	-	-	(368)
Change related to ESOP shares	-	-	-	-	-	279	279
Adoption of ASC 326 – Financial Instruments – credit losses, net of tax benefit	-	-	(241)	-	-	-	(241)
Cash dividends declared ($0.70 per share)	-	-	(1,298)	-	-	-	(1,298)

Balance, September 30, 2023	$2,160	$1,891	$62,955	$(7,554)	$(7,825)	$(1,785)	$49,842

Balance, December 31, 2023	$2,160	$1,899	$62,227	$(3,769)	$(7,731)	$(1,764)	$53,022

Net income	-	-	4,060	-	-	-	4,060
Other comprehensive income	-	-	-	677	-	-	677
Change related to ESOP Shares	-	-	-	-	-	(188)	(188)
Cash dividends declared ($0.72 per share)	-	-	(1,338)	-	-	-	(1,338)

Balance, September 30, 2024	$2,160	$1,899	$64,949	$(3,092)	$(7,731)	$(1,952)	$56,233

See accompanying notes to unaudited consolidated financial statements.

Mifflinburg Bancorp, Inc. and Subsidiary

(Unaudited)

Consolidated Statements of Cash Flows
(in thousands)

	For the Nine Months Ended September 30,
	2024	2023
Cash Flows from Operating Activities
Net income	$4,060	$3,564
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	360	347
Net accretion of discounts and premiums on securities	(188)	(99)
Deferred income taxes	(61)	5
Provision for (recovery of) credit losses	169	(212)
Increase in accrued interest receivable	(210)	(229)
Increase in accrued interest payable	591	1,054
Increase in cash surrender value of bank owned life insurance	(192)	(181)
Realized loss on sale of foreclosed real estate	6	-
Increase in unrealized loss on marketable equity securities	112	75
Origination of loans held for sale	(3,462)	(2,049)
Proceeds from loans sold	3,424	2,099
Gain on sale of loans	(75)	(50)
Loss (gain) on disposition of premises and equipment	4	(2)
Change in other assets and liabilities, net	(199)	(80)

Net Cash Provided by Operating Activities	4,339	4,242

Cash Flows from Investing Activities
Debt securities available-for-sale:
Purchases	(10,407)	(4,066)
Proceeds from paydowns, maturities and calls	11,749	13,588
Net increase in loans	(22,843)	(12,840)
Decrease of interest-bearing time deposits	5,439	249
Increase (decrease) in restricted investments in bank stock	(170)	671
Proceeds from sale of premises and equipment	-	37
Proceeds from sale of foreclosed real estate	50	-
Purchase of bank owned life insurance	-	(1,100)
Purchases of premises and equipment	(193)	(173)

Net Cash Used in Investing Activities	(16,375)	(3,634)

Cash Flows from Financing Activities
Increase in deposits	23,803	16,261
Proceeds from Federal Home Loan Bank advances	2,000	4,000
Repayment of Federal Home Loan Bank advances	(1,200)	(19,897)
Proceeds from Federal Reserve Bank borrowings	-	9,500
Decrease in Federal Funds purchased	(435)	-
Decrease in repurchase agreements	(151)	(398)
Dividends paid on common stock	(1,338)	(1,298)

Net Cash Provided by Financing Activities	22,679	8,168

Net increase in cash and cash equivalents	10,643	8,776

Cash and Cash Equivalents, Beginning of Year	12,206	10,540

Cash and Cash Equivalents, End of Year	$22,849	$19,316

Supplementary Cash Flows Information
Interest paid	$6,615	$4,190
Income taxes paid	$620	$600
Supplementary Disclosure of Noncash Transactions
Other real estate acquired in settlement of loans	$-	$56
Increase (decrease) in maximum cash obligation related to ESOP Shares	$188	$(279)

See accompanying notes to unaudited consolidated financial statements.

Mifflinburg Bancorp, Inc. and Subsidiary

Notes to Unaudited Consolidated Financial Statements

1.         Description of Business and Summary of Significant Accounting Policies

Mifflinburg Bancorp, Inc. (the Bancorp) is a Pennsylvania Corporation organized as the holding company of Mifflinburg Bank and Trust Company (the Bank). The Bank is a state chartered commercial bank located in Mifflinburg, Pennsylvania, whose principal sources of revenues are derived from its commercial, mortgage, residential real estate, and consumer loan financing as well as a variety of deposit services provided to customers serviced by its seven offices. Milestone Insurance Services, LLC (Milestone) was formed in 2003 and is a wholly owned subsidiary of the Bank. Milestone is licensed to sell title insurance. The Bancorp is supervised by the Board of Governors of the Federal Reserve System while the Bank is subject to regulation and supervision by the Federal Deposit Insurance Company and the Pennsylvania Department of Banking and Securities. A summary of significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows.

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information. The statements do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of the Company’s management, all adjustments, consisting only of normal recurring adjustments, which are necessary for a fair presentation of the consolidated financial statements, have been included. Certain prior period amounts have been reclassified to conform to current year presentation. These unaudited interim consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2023 and the noted thereto.

The results of operations for the nine months ended September 30, 2024 are not necessarily indicative of the results to be expected for any other interim period or for the full year.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and require disclosure of contingent assets and liabilities as of the date of the consolidated balance sheets and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for credit losses.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Bancorp and the Bank (including the accounts of Milestone), its wholly owned subsidiary (collectively, the Company). All significant intercompany balances and transactions have been eliminated. The entire business of the Company is managed as one operating segment.

Cash and Cash Equivalents

For purposes of the consolidated statements of cash flows, the Company defines cash equivalents as cash and due from banks, interest-bearing demand deposits and federal funds sold. Federal funds are generally sold for one day periods.

Interest-Bearing Time Deposits

Interest-bearing time deposits have original maturities in excess of one year and are carried at cost.

Debt Securities Available-For-Sale

Debt securities classified as available-for-sale are carried at fair value with unrealized gains and losses net of the related tax effects reflected as a separate component of stockholders' equity. Securities classified as available-for-sale are those debt securities that the Company intends to hold for an indefinite period of time, but not necessarily to maturity. Premium amortization and discount accretion are recorded using the interest method over each security's expected life.

Management evaluates all available-for-sale securities in an unrealized loss position on a quarterly basis, and more frequently when economic or market conditions warrant such evaluation. If the Company has the intent to sell the security or it is more likely than not that the Company will be required to sell the security, the security is written down to fair value and the entire loss is recorded in earnings.

If either of the above criteria is not met, the Company evaluates whether the decline in fair value is the result of credit losses or other factors. In making the assessment, the Company may consider various factors including the extent to which fair value is less than amortized cost, downgrades in the ratings of the security by a rating agency, the failure of the issuer to make scheduled interest or principal payments and adverse conditions specific to the security. If the assessment indicates that a credit loss exists, the present value of cash flows expected to be collected are compared to the amortized cost basis of the security and any deficiency is recorded as an allowance for credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any amount of unrealized loss that has not been recorded through an allowance for credit loss is recognized in other comprehensive income.

Changes in the allowance for credit loss are recorded as a provision for (or recovery of) credit losses in the Consolidated Statements of Income. Losses are charged against the allowance for credit loss when management believes an available-for-sale security is confirmed to be uncollectible or when either of the criteria regarding intent or requirement to sell is met. At September 30, 2024 and December 31,2023, there was no allowance for credit loss related to the available-for-sale portfolio. Refer to Note 2 – Securities for further discussion.

Accrued interest receivable on available-for-sale securities totaled $732,000 and $628,000 at September 30, 2024 and December 31, 2023, respectively and is included in accrued interest receivable on Consolidated Balance Sheets. Amount was excluded from the estimate of credit losses.

Realized gains and losses on sales of securities represent the differences between net proceeds and cost determined on the average cost method for equity securities and the specific identification method for all other securities.

Marketable Equity Securities

Marketable equity securities are carried at fair value with unrealized gains and losses included in net income.

Restricted Investments in Bank Stock

Restricted investments in bank stock represent required investments in the common stock of correspondent banks and consist of common stock of the Federal Home Loan Bank of Pittsburgh (FHLB) of $1,210,000 and $1,040,000 at September 30, 2024 and December 31, 2023, respectively, and other correspondent banks of $45,000 at September 30,2024 and December 31, 2023. As a member of the FHLB, the Bank is required to maintain an investment in FHLB stock based on mortgage loans, advances and other criteria. As no active market exists for this stock, it is carried at cost. All FHLB stock is pledged as collateral for FHLB advances. The Company evaluated its holding of FHLB stock for impairment and deemed the stock to not be impaired at September 30, 2024 and December 31, 2023. In making this determination, management concluded that recovery of total outstanding par value, which equals the carrying value, is expected. The decision was based upon review of financial information the FHLB has made publicly available.

Mortgage Banking

Mortgage loans originated and intended for sale in the secondary market at the time of origination are carried at the lower of aggregate cost or estimated fair value, as determined by aggregate outstanding commitments from investors or current investor yield requirements. All sales are made without recourse. Loans are generally sold with the mortgage servicing rights retained by the Company; the mortgage service rights are recognized as assets upon the sale. See further information for accounting for these assets under “Mortgage Servicing.” Gains or losses on sales of mortgage loans are recognized based on the difference between the selling price and the carrying value of the related mortgage loans sold.

Loans Receivable

Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or pay‐off are stated at their outstanding unpaid principal balances, net of an allowance for credit losses and any deferred fees or costs. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the yield (interest income) of the related loans. The Company is generally amortizing these amounts over the contractual life of the loan.

The loans receivable portfolio is segmented into commercial and consumer loans. Commercial loans consist of the following classes: commercial (including commercial, agricultural and state and municipal), and commercial real estate (including commercial, construction and land development and farmland). Consumer loans consist of the following classes: residential mortgage, home equity, consumer automobile and other consumer.

For all classes of loans receivable, the accrual of interest is generally discontinued when the contractual payment of principal or interest has become 90 days past due or management has serious doubts about further collectability of principal or interest, even though the loan is currently performing. A loan may remain on accrual status if it is in the process of collection and is either guaranteed or well secured. When a loan is placed on nonaccrual status, unpaid interest is reversed against interest income. Interest received on nonaccrual loans is either applied against principal or reported as interest income, according to management's judgment as to the collectability of principal. Generally, loans are restored to accrual status when the obligation is brought current, has performed in accordance with the contractual terms for a reasonable period of time (generally six months) and the ultimate collectability of the total contractual principal and interest is no longer in doubt. The past due status of all classes of loans receivable is determined based on contractual due dates for loan payments.

Allowance for credit losses on loans (ACLL)

The allowance for credit losses (allowance) represents an amount which, in management's judgment is adequate to absorb the lifetime expected losses that may be sustained on outstanding loans at the balance sheet date based on the evaluation of the size and current risk characteristics of the loan portfolio, past events, current conditions, reasonable and supportable forecasts of future economic conditions, and prepayment experience. The allowance for credit losses is increased by the provision for loan losses, and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for credit losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Non-residential consumer loans are generally charged off no later than 120 days past due on a contractual basis, earlier in the event of bankruptcy, or if there is an amount deemed uncollectible. Because all identified losses are immediately charged off, no portion of the allowance is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for credit losses on loans (ACLL) is a valuation account that is used to present the net amount expected to be collected on a loan or lease. The ACL for loans is adjusted through provision for credit losses as a charge against, or credit to, earnings. Loans deemed to be uncollectible are charged against the ACL on loans, and any subsequent recoveries are credited to the ACL. Management evaluates the ACL on a quarterly basis. When changes in the reserve are necessary, an adjustment is made.

Management utilizes a discounted cash flow (DCF) model to calculate the sum of expected losses via a gross loss rate and recovery rate assumption for pools of loans that share similar risk characteristics to determine its allowance for credit loss balance. The FDIC Call Report loan codes were utilized as the grouping mechanism.  Management has elected to perform cash flow modeling without the present value component due to lack of loan loss history and simplification of the model.

Management uses relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts in calculating its ACL. Historical credit loss experience provides the basis for the estimation of expected credit losses.

The key inputs to the DCF model are loss rate, probability of default, loss given default, prepayment and curtailment rates, reasonable and supportable economic forecasts, and forecast reversion period.

●

Loss Rate - In order to incorporate economic factors into forecasting within the DCF model, management elected to use the Loss Driver method or benchmark data to generate the expected loss rate for the pools of loans. The Loss Driver method analyzes how one or more economic factors change the default rate using a statistical regression analysis. Management selected an economic factor (unemployment rate) that had a strong correlation to historical default rates.

●

Probability of Default (PD) and Loss Given Default (LGD) benchmark data was used to generate the expected loss rate for certain pools of loans. Management elected to use benchmark data to generate the PD/LGD rate inputs when the loss driver method proved to provide insufficient loss rates. There were not strong correlations between losses and the economy for historical data or the peer group to provide sufficient enough loss observations to generate a reversion rate that accommodates an economic cycle.

●

Prepayment & Curtailment Rates: Due to historical data constraints, management has elected to use peer benchmark prepayment rates in the DCF model for certain call codes. The benchmark data used for each loan segment is based on the corresponding call report code. If observations were insufficient for that specific call code, management elected to apply the rate from the higher-level call code or from a call code with similar prepayment/curtailment behavior. For example, if a Benchmark prepayment rate was not sufficient enough for call code 1d, the prepayment rate of a call code 1 would be utilized instead.

●

Reasonable and Supportable Forecasts - The forecast data used in the DCF model is obtained via a subscription to a widely recognized and relied upon company who publishes various forecast scenarios. Management evaluates the various scenarios to determine a reasonable and supportable scenario.

●

Forecast Reversion Period - Management uses forecasts to predict how economic factors will perform and has determined to use a four-quarter forecast period as well as a four-quarter straight-line reversion period to series mean (also commonly referred to as the mean reversion period).

The allowance for credit losses calculation includes subjective adjustments for qualitative risk factors that are deemed likely to cause estimated credit losses to differ from historical experience. These qualitative adjustments generally increase allowance levels and include adjustments for factors deemed relevant, including: the nature and volume of portfolio changes, including loan portfolio growth; concentrations of credit based on loan type (such as agricultural lending) or industry; the volume and severity of past due, nonaccrual or adversely classified loans; trends in real estate or other collateral values; lending policies and procedures, including changes in underwriting and collections practices and loan review function; credit review function; lending, credit and other relevant management experience and risk tolerance; external factors and economic conditions not already captured. Each qualitative factor is assigned a value to reflect improvement, no change, minor risk, moderate risk, or major risk conditions based on management's best judgment using relevant information available at the time of the evaluation. Adjustments to the factors are supported through documentation of changes in conditions in a narrative accompanying the allowance calculation.

Loans that do not share risk characteristics are evaluated on an individual basis. The Company designates individually evaluated loans on nonaccrual status as collateral dependent loans, as well as other loans that management of the Company designates as having higher risk and loans for which the repayment is expected to be provided substantially through the operation or sale of the collateral. These loans do not share common risk characteristics and are not included within the collectively evaluated loans for determining the allowance for credit losses. Under CECL, for collateral dependent loans, the Company has adopted the practical expedient to measure the allowance for credit losses based on the fair value of collateral. The allowance for credit losses is calculated on an individual loan basis based on the shortfall between the fair value of the loan's collateral, which is adjusted for liquidation costs/discounts, and amortized cost. If the fair value of the collateral exceeds the amortized cost, no allowance is required.

An unallocated component is maintained to cover uncertainties that could affect management's estimate of expected losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

The Company has elected to exclude accrued interest from the amortized cost basis in its determination of the allowance for credit losses for both loans, as well as elected the policy to write-off accrued interest receivable directly through the reversal of interest income. Accrued interest receivable totaled $1,016,000 and $967,000 at September 30, 2024 and December 31,2023, respectively, and is included in “Accrued Interest Receivable” on the Company’s Consolidated Balance Sheets

The adoption of CECL did not result in a significant change to any other credit risk management and monitoring processes, including identification of past due or delinquent borrowers, nonaccrual practices or charge-off policy.

Commercial lending, including commercial real estate loans generally present a higher level of risk than residential mortgage loans. This greater risk is due to several factors, including the concentration of principal in a limited number of loans and borrowers, the effect of general economic conditions on income producing properties and the increased difficulty of evaluating and monitoring these types of loans. Furthermore, the repayment of loans secured by commercial and industrial real estate is typically dependent upon the successful operation of the related real estate project or business. If the cash flow from the project is reduced, the borrower's ability to repay the loan may be impaired. Consumer loans may entail greater credit risk than do residential mortgage loans, particularly in the case of consumer loans which are unsecured or are secured by rapidly depreciable assets, such as automobiles. Home equity loans also entail greater risk than residential mortgage loans due to being in a junior lien position. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be affected by adverse personal circumstances. Furthermore, the application of various feder‐al and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

For commercial loans secured by real estate, estimated fair values are determined primarily through third-party appraisals. When a real estate secured loan becomes impaired, a decision is made regarding whether an updated certified appraisal of the real estate is necessary. This decision is based on various considerations, including the age of the most recent appraisal, the loan-to-value ratio based on the original appraisal and the condition of the property. Appraised values may be discounted to arrive at the estimated selling price of the collateral, which is considered to be the estimated fair value. The discounts also include estimated costs to sell the property.

In addition, Federal and State regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for credit losses and may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination, which may not be currently available to management. Based on management's comprehensive analysis of the loan portfolio, management believes the current level of the allowance for credit losses is adequate at September 30, 2024 and December 31, 2023.

Allowance for Credit Losses – Unfunded Commitments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit issued to meet customer financing needs. The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for off-balance sheet loan commitments is represented by the contractual amount of those instruments. Such financial instruments are recorded when they are funded.

The Company records an allowance for credit losses on off-balance sheet credit exposures, unless the commitments to extend credit are unconditionally cancelable, through a charge to provision for (or recovery of) credit losses in the Consolidated Statements of Income. The allowance for credit losses on off-balance sheet credit exposures is estimated by loan segment at each balance sheet date under the CECL model using the same methodology as the loan portfolio, taking into consideration the likelihood that funding will occur as well as any third-party guarantees. The allowance for unfunded commitments is included in other liabilities on the Company’s Consolidated Balance Sheets.

Other Real Estate Owned

Foreclosed assets held for sale consist of real estate acquired in settlement of foreclosed loans and is initially recorded at fair value less estimated costs to sell at the time of transfer from loans to foreclosed, establishing a new cost basis. Subsequent to the transfer, foreclosed assets are carried at the lower of the adjusted cost or fair value less costs to sell. Additional write-downs are charged against operating expenses. Costs related to the acquisition and holding of foreclosed assets are charged to operations when incurred. The fair value of real estate acquired through foreclosure is generally determined by reference to an outside appraisal. The Company did not hold any foreclosed assets as of September 30, 2024. The company held foreclosed assets for sale of $56,000 as of December 31, 2023.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation. Repairs and maintenance expenditures are expensed as incurred. The costs of major additions and improvements are capitalized. When premises or equipment are retired or sold, the remaining cost and accumulated depreciation are removed from the accounts and any gain or loss is credited or charged to income. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets. Premises and equipment are reviewed by management at least annually for potential impairment and whenever events or circumstances indicate that carrying amounts may not be recoverable.

Bank Owned Life Insurance

The Company invests in bank owned life insurance (BOLI) as a source of funding for employee and director benefit expenses. BOLI involves the purchasing of life insurance by the Company on a chosen group of officers and directors. The Company is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from the increase in the cash surrender value of the policies is included with noninterest income on the Consolidated Statements of Income. The policies can be liquidated, if necessary, with tax costs associated. However, the Company intends to hold these policies and accordingly, the Company has not provided for deferred income taxes on the earnings from the increase in cash surrender value.

The Company recognizes a liability for postretirement benefits provided through an endorsed split-dollar life insurance arrangement. The liability for post-retirement benefits under these arrangements was $842,000 and $838,000 at September 30, 2024 and December 30, 2023, respectively, and is included in other liabilities on the Consolidated Balance Sheets. Expense in the period ended September 30, 2024 and the year ended December 31, 2023 was $5,000 and $123,000, respectively.

Mortgage Servicing

The Company retains the servicing rights on certain mortgage loans sold to the FHLB and Fannie Mae and receives mortgage banking fee income based upon the principal balance outstanding. The mortgage servicing rights recorded as an asset are not material. Total loans serviced for the FHLB and Fannie Mae amounted to $55,023,000 and $55,080,000 at September 30, 2024 and December 31, 2023, respectively. These mortgage loans sold and serviced by the Company are not reflected in the Company’s Consolidated Balance Sheets.

Revenue Recognition

The Company earns income from various sources, including loans, investment securities, bank-owned life insurance, deposit accounts and sales of assets.

Interest income on loans is accrued on the unpaid principal balance and recorded daily. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. Other loan fees, including late charges, are recognized as they occur.

Interest income on debt securities is recognized on the accrual basis. Purchase premiums and discounts are recognized using the interest method over the term of the securities. Dividends on equity securities are recorded when declared.

Service charges on deposit accounts include maintenance and analysis fees and overdraft fees. Automated teller machine (ATM) fees and debit card income include fees for withdrawals by our deposit customers from other bank ATMs and interchange fees related to the acceptance and settlement of debit card transactions. Revenue is recognized when the Company's performance obligation is completed which is generally monthly for account services or when a transaction has occurred.

Commissions from investment product sales are received from third parties based on the sale of the third party's investment and insurance products to the Company's customers. The Company's performance obligation is complete when the sale occurs.

Earnings on bank-owned life insurance policies represent the increase in the cash surrender value of these policies as well as any gains resulting from settlement of the policies.

Other income includes other fees and revenue, which are generally transactional in nature and are recorded as they occur.

Gains or losses on sales of assets are generally recognized when the asset has been legally transferred to the buyer and the Company has no continuing involvement with the asset. The Company does not generally finance the sale.

Transfers of Financial Assets

Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the trans‐ferred assets through an agreement to repurchase them before their maturity.

Advertising

Advertising costs are expensed as incurred.

Income Taxes

Current income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.

Deferred income tax expense results from changes in certain deferred tax assets and liabilities between periods. Deferred tax assets are reduced by a valuation allowance if, based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized.

The Company accounts for uncertain tax positions if it is more-likely-than-not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more-likely-than-not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being real‐ized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management's judgment.

The Company recognizes interest and penalties on income taxes as a component of income tax expense. There were none during the nine months ended September 30, 2024 and the year ended December 31, 2023.

Earnings Per Share

The Company does not have any common stock equivalents and, therefore, presents only basic earnings per share, which represents net income divided by the weighted average shares outstanding during the period. The weighted average shares outstanding during 2024 and 2023 were 1,858,536 and 1,854,900, respectively. ESOP shares are considered outstanding for this calculation unless unearned.

Treasury Stock

The acquisition of treasury stock is recorded under the cost method. The subsequent disposition or sale of the treasury stock is recorded using the average cost method.

Off-Balance Sheet Financial Instruments

In the ordinary course of business, the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and letters of credit. Such financial instruments are recorded on the consolidated balance sheets as they are funded.

Comprehensive Income (Loss)

GAAP requires that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on debt securities available-for-sale, are reported as a separate component of the equity section of the balance sheet, such items, along with net income are components of comprehensive income (loss) and reflected in the consolidated statements of comprehensive income (loss).

The only other comprehensive income item that the Company presently has is unrealized gains or losses on debt securities available-for-sale.

Common stock held by ESOP

The Company’s maximum cash obligations related to these shares is classified outside stockholders’ equity because the shares are not readily traded and could be put to the Company for cash.

Recent Accounting Pronouncements

In December 2023, the Financial Accounting Standards Board (FASB) issued ASU 2023-09, “Income Taxes (Topic 740): Improvements to Income Tax Disclosures.” The amendments in this ASU require an entity to disclose specific categories in the rate reconciliation and provide additional information for reconciling items that meet a quantitative threshold, which is greater than five percent of the amount computed by multiplying pretax income by the entity’s applicable statutory rate, on an annual basis. Additionally, the amendments in this ASU require an entity to disclose the amount of income taxes paid (net of refunds received) disaggregated by federal, state, and foreign taxes and the amount of income taxes paid (net of refunds received) disaggregated by individual jurisdictions that are equal to or greater than five percent of total income taxes paid (net of refunds received). Lastly, the amendments in this ASU require an entity to disclose income (or loss) from continuing operations before income tax expense (or benefit) disaggregated between domestic and foreign and income tax expense (or benefit) from continuing operations disaggregated by federal, state, and foreign. This ASU is effective for annual periods beginning after December 15, 2024. Early adoption is permitted. The amendments should be applied on a prospective basis; however, retrospective application is permitted. The Company does not expect the adoption of ASU 2024-09 to have a material impact on its consolidated financial statements.

In November 2024, the Financial Accounting Standards Board (FASB) issued ASU 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses.” ASU 2024-03 requires public companies to disclose, in the notes to the financial statements, specific information about certain costs and expenses at each interim and annual reporting period. This includes disclosing amounts related to employee compensation, depreciation, and intangible asset amortization. In addition, public companies will need to provide qualitative description of the amounts remaining in relevant expense captions that are not separately disaggregated quantitatively. ASU 2024-03 is effective for public business entities for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Implementation of ASU 2024-03 may be applied prospectively or retrospectively. The Company does not expect the adoption of ASU 2024-03 to have a material impact on its consolidated financial statements.

2.         Securities

The amortized cost and fair value of debt securities available-for-sale are as follows at September 30, 2024 and December 31, 2023 (in thousands):

	2024				2023
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value

U.S. Treasury	$2,190	$51	$(2)	$2,239	$3,414	$36	$(9)	$3,441
U.S. government agencies	24,528	139	(255)	24,412	22,682	62	(632)	22,112
Taxable state and Municipal	6,711	-	(482)	6,229	7,930	-	(742)	7,188
Tax exempt state and municipal	55,723	19	(3,014)	52,728	58,750	26	(2,608)	56,168
U.S. government sponsored enterprise mortgage-backed	27,866	259	(432)	27,693	25,377	142	(700)	24,819
Corporate	5,037	-	(197)	4,840	5,057	-	(346)	4,711

Total debt securities available-for-sale	$122,055	$468	$(4,382)	$118,141	$123,210	$266	$(5,037)	$118,439

The amortized cost and estimated fair value of debt securities available-for-sale at September 30, 2024, by expected maturity for mortgage-backed securities and debt securities with call features and by contractual maturity for all other securities, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

	Amortized Cost	Fair Value

Due in one year or less	$14,772	$14,629
Due after one year through five years	67,618	66,478
Due after five years through ten years	32,027	30,322
Due after ten years	7,638	6,712

Total	$122,055	$118,141

The following table shows the Company's debt securities available-for-sale gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at September 30, 2024 and December 31, 2023 (in thousands):

September 30, 2024	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. Treasury	$-	$-	$248	$2	$248	$2
U.S. government agencies	2,221	12	11,661	243	13,882	255
Taxable state and municipal	-	-	6,229	482	6,229	482
Tax-exempt state and municipal	1,835	17	43,357	2,997	45,192	3,014
U.S. government sponsored enterprise mortgage-backed	981	7	10,306	425	11,287	432
Corporate	-	-	4,343	197	4,343	197

Total debt securities available-for-sale	$5,037	$36	$76,144	$4,346	$81,181	$4,382

December 31, 2023	Less than 12 Months		12 Months or Longer		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses

U.S. Treasury	$1,232	$4	$245	$5	$1,477	$9
U.S. government agencies	896	1	16,527	631	17,423	632
Taxable state and municipal	470	30	6,719	712	7,189	742
Tax-exempt state and municipal	3,389	42	44,786	2,566	48,175	2,608
U.S. government sponsored enterprise mortgage-backed	3,201	17	9,884	683	13,085	700
Corporate	-	-	4,711	346	4,711	346

Total debt securities available-for-sale	$9,188	$94	$82,872	$4,943	$92,060	$5,037

At September 30, 2024, the $36,000 unrealized loss (less than 12 months) was attributed to 8 different securities. The $4,346,000 unrealized loss (12 months or more) was attributed to 196 securities. At December 31, 2023, the $94,000 unrealized loss (less than 12 months) was attributed to 24 different securities. The $4,943,000 unrealized loss (12 months or more) was attributed to 194 securities. None of the unrealized losses are individually significant. Management believes, based upon an evaluation of the issuers of the debt securities, that the unrealized losses on debt securities were the result of fluctuations in market interest rates subsequent to purchase and not a result of credit risk. Management has the intent and ability to hold investments and does not believe it will have to sell the securities until the earlier of maturity or market price recovery, accordingly, there was no allowance for credit losses on available for sale securities at September 30, 2024 and December 31, 2023.

The Company considers payment history, risk ratings from external parties, financial statements for municipal and corporate securities, public statements from issuers and other available credible published sources in evaluating credit risk.  No credit risk was found and no Allowance for Credit Loss on securities available for sale was recorded as of September 30, 2024 and December 31, 2023. The unrealized losses are attributed to noncredit-related factors, including changes in interest rates and other market conditions.

During the nine months ended September 30, 2024 and 2023, the Company did not sell or recognize any gain or loss for any securities.

Securities with a carrying value of $89,647,000 and $85,485,000 at September 30, 2024 and December 31, 2023, respectively, were pledged to secure public deposits and for other purposes as required by law.

As of September 30, 2024 and December 31, 2023, the Company had $210,000 and $322,000, respectively, in marketable equity securities recorded at fair value. The following is a summary of unrealized and realized gains and losses recognized in net income on marketable equity securities during the nine months ended September 30, 2024 and the twelve months ended December 31, 2023 (in thousands):

	2024	2023
Net change in the unrealized gains and losses recognized during the period on marketable equity securities	$(112)	$(75)

Net losses recognized in net income during the period on marketable equity securities still held at the reporting date	$(112)	$(75)

3.         Loans

Major categories of loans are summarized as follows as of September 30, 2024 and December 31, 2023 (in thousands):

	2024	2023

Commercial	$74,776	$73,142
Commercial real estate	202,677	182,463
Residential mortgage	118,750	118,934
Home equity	6,986	5,800
Consumer, automobile	6,707	6,546
Consumer, other	1,551	1,787

	411,447	388,672
Less: net deferred loan fees	(759)	(748)

Total loans net of deferred loan fees	410,688	387,924

Less: allowance for credit losses	(3,951)	(3,861)

Net Loans	$406,737	$384,063

In the normal course of business, loans are extended to directors, executive officers, and their affiliates.

A summary of loan activity for those directors, executive officers, and their affiliates is as follows (in thousands):

December 31, 2023	New Loans	Repayments	September 30, 2024

$3,574	$2,109	$(832)	$4,851

December 31, 2022	New Loans	Repayments	December 31, 2023

$3,854	$94	$(374)	$3,574

The Company grants commercial, residential, and personal loans to customers primarily in Union, Centre, and Snyder Counties, Pennsylvania. Although the Company has a diversified loan portfolio, a significant portion of its debtors' ability to honor their contracts is dependent on the economic conditions within this region. Additionally, approximately 16% and 16% of the Company's loans at September 30, 2024 and December 31, 2023, respectively, are to individuals and corporations in the agricultural business.

4.         Allowance for Credit Losses

On January 1, 2023, the Company adopted the CECL methodology as required under ASC 326. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables. For further discussion on the Company’s accounting policies and policy elections related to the accounting standard update refer to Note 1. All loan information presented as of September 30, 2024 and December 31, 2023 is in accordance with ASC 326.

Credit Quality Indicators

A Loan Risk Rating Grading System has been developed and is being utilized to categorize loans with similar characteristics. There are six (6) “Pass” Ratings and the standard “Classified” Watchlist Ratings. The loans are assessed based upon the information in the Loan Committee Package and a lender identified score. Further, any reassessment would be performed when the annual loan review is performed or when the loan account exhibits signs of financial difficulty or improvement. The definition of each Loan Risk Rating is outlined below:

Pass (Grades 1-6) – These loans are to customers with credit quality ranging from an acceptable to very high quality and are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral.

Special Mention (Grade 7) – This loan grade is in accordance with regulatory guidance and includes loans where a potential weakness or risk exists, which could cause a more serious problem if not corrected.

Substandard (Grade 8) – This loan grade is in accordance with regulatory guidance and includes loans that have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.

Doubtful (Grade 9) – This loan grade is in accordance with regulatory guidance and includes loans that have all the weaknesses inherent in a substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

Loss (Grade 10) – This loan grade is in accordance with regulatory guidance and includes loans that are considered uncollectible, or of such value that continuance as an asset is not warranted.

To help ensure that risk ratings are accurate and reflect the present and future capacity of borrowers to repay the loan as agreed, the Company’s loan rating process includes several layers of internal and external oversight. The Company’s loan officers are responsible for the timely and accurate risk rating of the loans in each of their portfolios at origination and on an ongoing basis under the supervision of management.  All commercial, agricultural and state and political relationships over $500,000 are reviewed annually to ensure the appropriateness of the loan grade. In addition, the Company engages an external consultant on an annual basis to: 1) review a minimum of 50% of the dollar volume of the commercial and agricultural loan portfolios, including 2) review of a sample of existing or new credit relationships with aggregate commitments greater than or equal to $1.0 million, 3) review a sample of loan relationships which are over 90 days past due, or classified Special Mention, Substandard, Doubtful, or Loss, 4) review a sample of borrowings extended to directors or executive officers, including any new borrowings made in the last year, and 5) review of other loans which management or the consultant may deem appropriate.

The following table presents the classes of the loan portfolio summarized by the aggregate pass rating and the classified ratings of special mention, substandard and doubtful within the Company's internal risk rating system as of September 30, 2024 and December 31, 2023, as well as current period gross charge-offs (in thousands).

	Term Loans by Year of Origination
September 30, 2024	2024	2023	2022	2021	2020	Prior	Revolving	Total

Commercial & Industrial
Pass	$6,031	$5,071	$6,432	$15,454	$4,774	$5,081	$30,487	$73,330
Special Mention	-	27	-	-	-	20	649	696
Substandard	-	-	-	-	-	1	749	750
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-

Commercial & Industrial – Total	6,031	5,098	6,432	15,454	4,774	5,102	31,885	74,776

Current Year Gross Charge-Offs	-	-	-	-	-	-	-	-

Commercial Real Estate
Pass	30,647	36,260	27,589	34,944	16,701	48,038	56	194,235
Special Mention	-	-	581	-	-	2,963	-	3,544
Substandard	-	-	-	4,467	-	431	-	4,898
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-

Commercial Real Estate – Total	30,647	36,260	28,170	39,411	16,701	51,432	56	202,677

Current Year Gross Charge-Offs	-	-	-	-	-	-	-	-

Residential Mortgage
Pass	9,068	15,152	15,717	20,709	19,464	36,821	123	117,054
Special Mention	100	281	26	103	-	546	-	1,056
Substandard	-	21	-	-	-	619	-	640
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-

Residential Mortgage – Total	9,168	15,454	15,743	20,812	19,464	37,986	123	118,750

Current Year Gross Charge-Offs	-	-	-	-	-	-	-	-

Home Equity
Pass	59	-	-	-	-	374	6,553	6,986
Special Mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-

Home Equity – Total	59	-	-	-	-	374	6,553	6,986

Current Year Gross Charge-Offs	-	-	-	-	-	-	-	-

Consumer - Other
Pass	598	500	260	36	15	7	112	1,528
Special Mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	23	-	-	-	-	-	23
Loss	-	-	-	-	-	-	-	-

Consumer - Other – Total	598	523	260	36	15	7	112	1,551

Current Year Gross Charge-Offs	10	-	-	-	-	-	-	10

Consumer – Auto
Pass	2,160	2,340	1,312	458	165	225	-	6,660
Special Mention	-	21	16	-	-	-	-	37
Substandard	-	-	-	7	-	3	-	10
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-

Consumer - Auto – Total	2,160	2,361	1,328	465	165	228	-	6,707

Current Year Gross Charge-Offs	2	11	-	14	-	-	-	27

Overall – Total	$48,663	$59,696	$51,933	$76,178	$41,119	$95,129	$38,729	$411,447

	Term Loans by Year of Origination
December 31, 2023	2023	2022	2021	2020	2019	Prior	Revolving	Total

Commercial & Industrial
Pass	$6,157	$7,297	$17,490	$5,420	$776	$5,893	$28,723	$71,756
Special Mention	126	-	-	-	-	40	500	666
Substandard	-	-	-	3	-	3	714	720
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-

Commercial & Industrial – Total	6,283	7,297	17,490	5,423	776	5,936	29,937	73,142

Current Year Gross Charge-Offs	-	-	-	5	-	-	-	5

Commercial Real Estate
Pass	34,733	30,180	38,454	17,501	10,937	42,686	200	174,691
Special Mention	-	584	-	-	2,396	-	-	2,980
Substandard	-	-	4,480	-	-	312	-	4,792
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-

Commercial Real Estate – Total	34,733	30,764	42,934	17,501	13,333	42,998	200	182,463

Current Year Gross Charge-Offs	-	-	-	-	-	-	-	-

Residential Mortgage
Pass	17,408	17,121	22,705	20,784	9,739	29,982	-	117,739
Special Mention	-	27	105	-	181	384	-	697
Substandard	-	-	-	-	-	498	-	498
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-

Residential Mortgage – Total	17,408	17,148	22,810	20,784	9,920	30,864	-	118,934

Current Year Gross Charge-Offs	-	-	-	-	-	-	-	-

Home Equity
Pass	-	-	-	-	-	400	5,400	5,800
Special Mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-

Home Equity – Total	-	-	-	-	-	400	5,400	5,800

Current Year Gross Charge-Offs	-	-	-	-	-	-	-	-

Consumer - Other
Pass	871	459	163	37	27	2	204	1,763
Special Mention	-	-	-	-	-	-	-	-
Substandard	-	-	-	-	-	-	-	-
Doubtful	24	-	-	-	-	-	-	24
Loss	-	-	-	-	-	-	-	-

Consumer - Other – Total	895	459	163	37	27	2	204	1,787

Current Year Gross Charge-Offs	-	-	-	-	2	2	-	4

Consumer – Auto
Pass	2,982	1,813	780	321	553	58	-	6,507
Special Mention	7	-	16	-	-	5	-	28
Substandard	-	-	5	-	6	-	-	11
Doubtful	-	-	-	-	-	-	-	-
Loss	-	-	-	-	-	-	-	-

Consumer - Auto – Total	2,989	1,813	801	321	559	63	-	6,546

Current Year Gross Charge-Offs	-	1	5	2	-	4	-	12

Overall – Total	$62,308	$57,481	$84,198	$44,066	$24,615	$80,263	$35,741	$388,672

There were no revolving to term loans as of September 30, 2024 and December 31, 2023.

The performance and credit quality of the loan portfolio is also monitored by analyzing the age of the loans receivable as determined by the length of time a recorded payment is past due. The following table presents the classes of the loan portfolio summarized by past due and nonaccrual status as of September 30, 2024 and December 31, 2023 (in thousands):

September 30, 2024	30-89 Days Past Due	Greater than 90 Days and Accruing	Non- accrual	Total Past Due and Non- accrual	Current	Total Loans Receivable

Commercial	$17	$-	$-	$17	$74,759	$74,776
Commercial real estate	-	-	176	176	202,501	202,677
Residential mortgage	394	-	294	688	118,062	118,750
Home equity	-	-	-	-	6,986	6,986
Consumer, automobile	60	-	23	83	6,624	6,707
Consumer, other	-	-	-	-	1,551	1,551

Total	$471	$-	$493	$964	$410,483	$411,447

December 31, 2023	30-89 Days Past Due	Greater than 90 Days and Accruing	Non- accrual	Total Past Due and Non- accrual	Current	Total Loans Receivable

Commercial	$81	$-	$3	$84	$73,058	$73,142
Commercial real estate	-	-	-	-	182,463	182,463
Residential mortgage	446	-	285	731	118,203	118,934
Home equity	83	-	-	83	5,717	5,800
Consumer, automobile	85	-	5	90	6,456	6,546
Consumer, other	9	-	-	9	1,778	1,787

Total	$704	$-	$293	$997	$387,675	$388,672

The following table presents nonaccrual loans, by loan class, as of September 30, 2024 and December 31, 2023 (in thousands):

September 30, 2024	Nonaccruals with No Allowance for Credit Losses	Nonaccruals with an Allowance for Credit Losses

Commercial	$-	$-
Commercial real estate	176	-
Residential mortgage	294	-
Home equity	-	-
Consumer, automobile	23	-
Consumer, other	-	-

Total	$493	$-

December 31, 2023	Nonaccruals with No Allowance for Credit Losses	Nonaccruals with an Allowance for Credit Losses

Commercial	$3	$-
Commercial real estate	-	-
Residential mortgage	285	-
Home equity	-	-
Consumer, automobile	5	-
Consumer, other	-	-

Total	$293	$-

The following tables summarize the activity in the allowance for credit losses by loan class for September 30, 2024 and December 31, 2023 and information in regard to the allowance for credit losses and the recorded investment in loans receivable by loan class as of September 30, 2024 and December 31, 2023 (in thousands):

September 30, 2024	Beginning Balance	Charge-offs	Recoveries	Provision (Credits)	Ending Balance

Commercial	$793	$-	$1	$23	$817
Commercial real estate	1,741	-	-	273	2,014
Residential mortgage	792	-	-	5	797
Home equity	60	-	-	14	74
Consumer, automobile	85	(27)	9	17	84
Consumer, other	44	(10)	-	(16)	18
Unallocated	346	-	-	(199)	147

Total	$3,861	$(37)	$10	$117	$3,951

December 31, 2023	Beginning Balance	Adjustments to allowance for adoption of ASC 326	Charge-offs	Recoveries	Provision (Credits)	Ending Balance

Commercial	$834	$251	$(5)	$10	$(297)	$793
Commercial real estate	1,629	355	-	-	(243)	1,741
Residential mortgage	1,145	(326)	-	-	(27)	792
Home equity	69	14	-	-	(23)	60
Consumer, automobile	118	(37)	(12)	13	3	85
Consumer, other	27	6	(4)	-	15	44
Unallocated	236	(236)	-	-	346	346

Total	$4,058	$27	$(21)	$23	$(226)	$3,861

	Allowance for Credit Losses			Loans Receivable
	Ending Balance September 30, 2024			Ending Balance September 30, 2024
	Individually Evaluated	Collectively Evaluated	Total	Individually Evaluated	Collectively Evaluated	Total

Commercial	$-	$817	$817	$-	$74,776	$74,776
Commercial real estate	-	2,014	2,014	176	202,501	202,677
Residential mortgage	-	797	797	294	118,456	118,750
Home equity	-	74	74	-	6,986	6,986
Consumer, automobile	-	84	84	-	6,707	6,707
Consumer, other	-	18	18	-	1,551	1,551
Unallocated	-	147	147	-	-	-

Total	$-	$3,951	$3,951	$470	$410,977	$411,447

	Allowance for Credit Losses			Loans Receivable
	Ending Balance December 31, 2023			Ending Balance December 31, 2023
	Individually Evaluated	Collectively Evaluated	Total	Individually Evaluated	Collectively Evaluated	Total

Commercial	$-	$793	$793	$126	$73,016	$73,142
Commercial real estate	-	1,741	1,741	4,755	177,708	182,463
Residential mortgage	5	787	792	498	118,436	118,934
Home equity	-	60	60	-	5,800	5,800
Consumer, automobile	-	85	85	-	6,546	6,546
Consumer, other	24	20	44	24	1,763	1,787
Unallocated	-	346	346	-	-	-

Total	$29	$3,832	$3,861	$5,403	$383,269	$388,672

The Company reviews individually evaluated loans for collateral dependency. Collateral dependent loans are loans for which repayment is expected to be provided substantially through the operation or sale of the collateral. Under ASU 2016-13, for collateral dependent loans, the Company has adopted the practical expedient to measure the allowance for credit losses based on the fair value of the collateral. The allowance for credit losses is calculated on an individual loan basis on the shortfall between the fair value of the loan's collateral, which is adjusted for liquidation costs, and amortized cost. If the fair value of the collateral exceeds the amortized cost, no allowance is required. The following table details the amortized costs of the collateral dependent loans as of September 30, 2024 and December 31, 2023 (in thousands):

September 30, 2024	Real Estate Collateral	Other Collateral	Total

Commercial	$-	$-	$-
Commercial real estate	176	-	176
Residential mortgage	294	-	294
Home equity	-	-	-
Consumer, automobile	-	-	-
Consumer, other	-	-	-

Total	$470	$-	$470

December 31, 2023	Real Estate Collateral	Other Collateral	Total

Commercial	$126	$-	$126
Commercial real estate	4,755	-	4,755
Residential mortgage	498	-	498
Home equity	-	-	-
Consumer, automobile	-	-	-
Consumer, other	-	-	-

Total	$5,379	$-	$5,379

From time to time, loans to borrowers experiencing financial difficulty may be modified. Generally, the modifications we grant are extensions of terms, deferrals of payments for an extended period or interest rate reductions. Occasionally, we may modify a loan by providing principal forgiveness. In some cases, we will modify a loan by providing multiple types, or combinations, of concessions.

During the nine months ended September 30, 2024 there were no loans experiencing financial difficulty or modified. The following table presents the amortized cost basis of loans at December 31, 2023 that were both experiencing financial difficulty and modified during the year ended December 31, 2023. The percentage of amortized cost basis of loans that were modified to borrowers in financial distress as compared to the amortized cost basis of each financing receivable is also presented below (in thousands):

December 31, 2023	Principal Forgiveness	Payment Delay	Term Extension	Interest Rate Reduction	Combination Term Extension and Payment Delay	Total	% of Total Class of Financing Receivable

Commercial	$-	$-	$-	$-	$-	$-	0.0%
Commercial real estate	-	-	126	-	-	126	0.1%
Residential mortgage	-	-	-	-	-	-	0.0%
Home equity	-	-	-	-	-	-	0.0%
Consumer, automobile	-	-	-	-	-	-	0.0%
Consumer, other	-	-	-	24	-	24	1.3%

Total	$-	$-	$126	$24	$-	$150	0.0%

There were no commitments to lend additional funds under these modifications as of December 31, 2023.

The ACLL incorporates an estimate of lifetime expected credit losses and is recorded on each loan upon origination or acquisition. The assessment of whether a borrower is experiencing financial difficulty is made at the time of the modification. Because the effect of most modifications made to borrowers experiencing financial difficulty is already included in the ACLL because of the measurement methodologies used to estimate the allowance, a change to the ACLL is generally not recorded upon modification. When principal forgiveness is granted, the amortized cost basis of the loan is written off against the ACLL.

There were no modifications made to loans with borrowers experiencing financial difficulty during the nine months ended September 30, 2024. The financial effect of the modifications made to borrowers experiencing financial difficulty was that one Commercial real estate loan had a term extension of 60 months and one Consumer, other loan had an interest rate reduction of 3.50%, for the year ended December 31, 2023.

No loans have defaulted that were modified during the nine months ended September 30, 2024 and during the year ended December 31, 2023.

At September 30, 2024 there were no loans held in foreclosed status. At December 31, 2023 there was one residential loan in the amount of $56,000 held in foreclosed status. At September 30, 2024 there was one residential loan in the amount of $75,000 in the process of foreclosure. At December 31, 2023 there was one residential loan in the amount of $79,000 in the process of foreclosure.

Unfunded Commitments

The Company maintains an allowance for off-balance sheet credit exposures such as unfunded balances for existing lines of credit, commitments to extend future credit, as well as both standby and commercial letters of credit when there is a contractual obligation to extend credit and when this extension of credit is not unconditionally cancellable by the Company. The allowance for off-balance sheet credit exposures is adjusted as a provision for (or recovery of) credit losses and is included in provision for (recovery of) credit losses in the Consolidated Statements of Income. The estimate includes consideration of the likelihood that funding will occur, which is based on a historical funding study derived from internal information, and an estimate of expected credit losses on commitments expected to be funded over its estimated life, which are the same loss rates that are used in computing the allowance for loan credit losses. The allowance for credit losses for unfunded loan commitments of $318,000 and $266,000 at September 30, 2024 and December 31, 2023, respectively, is separately classified within Other Liabilities on the Consolidated Balance Sheets. The following table presents the balance and activity in the allowance for credit losses for unfunded loan commitments at September 30, 2024 and December 31, 2023 (in thousands):

Allowance for Credit Losses Unfunded Commitments
Beginning balance, December 31, 2023	$266
Provision for credit losses	52
Ending balance, September 30, 2024	$318

Allowance for Credit Losses Unfunded Commitments
Beginning balance, December 31, 2022	$-
Adjustments to allowance for unfunded commitments for adoption of ASC 326	277
Provision for (recovery of) credit losses	(11)
Ending balance, December 31, 2023	$266

5.         Premises and Equipment

Major classifications of premises and equipment are summarized as follows at September 30, 2024 and December 31, 2023 (in thousands):

September 30, and December 31,	2024	2023

Land	$2,476	$2,476
Construction in progress	-	7
Buildings	10,177	10,121
Furniture and fixtures	4,387	4,272
Automobiles	186	162

Total	17,226	17,038
Less accumulated depreciation	(8,853)	(8,493)

Net	$8,373	$8,545

6.         Deposits

Aggregate time deposits in denominations of $250,000 or more were $40,060,000 and $37,239,000 at September 30, 2024 and December 31, 2023, respectively.

A summary of the maturity of time deposits as of September 30, 2024 is as follows (in thousands):

Nine Months Ending September 30,

2024	$23,687
2025	79,167
2026	13,809
2027	2,968
2028	1,013
Thereafter	283

Total	$120,927

At September 30, 2024 and December 31, 2023, deposits from related parties totaled $1,579,000 and $1,419,000, respectively.

7.         Securities Sold Under Agreements to Repurchase

The Company enters into agreements under which it sells securities subject to an obligation to repurchase the same or similar securities. Under these arrangements, the Company may transfer legal control over the assets but still retain effective control through an agreement that entitles and obligates the Company to repurchase the assets.

As a result, these repurchase agreements are accounted for as collateralized financing agreements (i.e., secured borrowings) and not as a sale and subsequent repurchase of securities. The obligation to repurchase the securities is reflected as a liability in the Company’s consolidated balance sheets, while the securities underlying the repurchase agreements remain in the respective investment securities asset accounts. In other words, there is no offsetting or netting of the investment securities assets with the repurchase agreement liabilities.

The following table presents the liabilities subject to an enforceable master netting arrangement or repurchase agreements as of September 30, 2024 and December 31, 2023 (dollars in thousands):

				Gross Amounts Not Offset in the Balance Sheets
September 30, 2024	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheets	Net Amounts of Liabilities Presented in the Balance Sheets	Financial Instruments	Cash Collateral Pledged	Net Amount

Repurchase agreements:
Commercial customers (a)	$1,080	$-	$1,080	$1,080	$-	$-

				Gross Amounts Not Offset in the Balance Sheets
December 31, 2023	Gross Amounts of Recognized Liabilities	Gross Amounts Offset in the Balance Sheets	Net Amounts of Liabilities Presented in the Balance Sheets	Financial Instruments	Cash Collateral Pledged	Net Amount

Repurchase agreements:
Commercial customers (a)	$1,231	$-	$1,231	$1,231	$-	$-

(a)         As of September 30, 2024 and December 30, 2023, the fair value of securities pledged in connection with repurchase agreements was $1,128 and $1,364, respectively.

8.         Federal Funds Purchased

The Company maintains a federal funds borrowing agreement with Atlantic Community Bankers Bank with an available borrowing capacity of $8 million. Fed funds outstanding amounted to $0 and $435,000 as of September 30, 2024 and December 31, 2023, respectively. This agreement is subject to annual renewal, incurs no service charges, and is unsecured.

9.         Borrowings

The Company maintains a borrowing agreement with the FHLB of Pittsburgh with an available funding capacity of approximately $167 million as of September 30, 2024. This agreement is subject to annual renewal, incurs no service charges, and is secured by FHLB stock and a blanket security agreement on outstanding residential mortgage loans.

Federal Home Loan Bank advances consist of separate loans with the FHLB of Pittsburgh as of September 30, 2024 and December 31, 2023 as follows (dollars in thousands):

	2024		2023
	Amount	Weighted Average Rate	Amount	Weighted Average Rate

FHLB fixed-rate advances maturing:
2024	$-	-%	$1,200	1.28%
2025	11,000	3.76	9,500	3.54
2026	4,500	4.02	4,000	3.91
2027	500	1.19	500	1.19
2028	500	1.22	500	1.22

Total	$16,500		$15,700

On March 12, 2023, the Federal Reserve Bank of Philadelphia (“Reserve Bank”) made available the Bank Term Funding Program (“BTFP”), which enhances the ability of banks to borrow against the par value of certain high-quality, unencumbered investments. On December 21, 2023, the Company obtained a $9.5 million BTFP advance to secure lower funding costs relative to Federal Funds purchased. The BTFP advance has a term of one year, bears interest at a fixed rate of 4.88%, and can be prepaid without penalty prior to maturity. At September 30, 2024 and December 31, 2023, the Company has pledged as collateral for the BTFP advance investment securities with a par value and fair value of $9.7 million and $9.4 million and $9.8 million and $9.2 million, respectively. BTFP loans outstanding amounted to $9,500,000 as of September 30, 2024 and December 31, 2023, respectively.

10.         Income Taxes

The provision for income taxes consists of the following (in thousands):

	Nine months ended September 30, 2024	Year ended December 31, 2023

Current tax expense	$811	$642
Deferred tax expense	(61)	18

Total Provision	$750	$660

The tax effects of deductible and taxable temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30, 2024 and December 31, 2023 are as follows (in thousands):

	September 30, 2024	December 31, 2023

Deferred tax assets:
Allowance for credit losses	$897	$867
Deferred compensation	516	519
Net unrealized losses on securities	851	1,007

Total	2,264	2,393

Deferred tax liabilities:
Premises and equipment	188	196
Deferred loan origination costs	90	88
Other	155	160

Total	433	444

Net Deferred Tax Asset	$1,831	$1,949

A reconciliation between the expected statutory income tax rate of 21% for September 30, 2024 and 2023, respectively, and the effective income tax rate on income before income taxes is as follows (dollars in thousands):

	September 30, 2024		September 30, 2023
	Amount	Percentage	Amount	Percentage

Provision at statutory rate	$1,010	21.0%	$872	21.0%
Tax-exempt interest	(265)	(5.5)	(261)	(6.3)
Nondeductible interest expense	49	1.0	32	0.8
Bank owned life insurance	(40)	(0.8)	(38)	(0.9)
Other, net	(4)	(0.1)	(16)	(0.4)

Applicable Income Taxes and Effective Rates	$750	15.6%	$589	14.2%

11.         Benefits Plans

Section 401(k) Plan

The Company sponsors a contributory defined contribution Section 401(k) plan covering substantially all employees who have completed one year of service, have worked 1,000 hours and have attained age twenty-one. The plan permits employees to make pretax contributions which are matched by the Company up to four percent of the employee's compensation. The Company's contributions were $127,000 and $160,000 at September 30, 2024 and December 31, 2023, respectively. Contributions made by the Company vest immediately.

The Company has a profit-sharing employer contribution component to the 401(k) Plan. The profit-sharing employer contribution is made at the discretion of management and the Board of Directors based upon current year earnings. The Company's contributions were $-0- and $96,000 at September 30, 2024 and December 31, 2023, respectively. Contributions made by the Company vest ratably beginning after the second year of service and are fully vested after an employee completes six years of service.

Employee Stock Ownership Plan

The Company sponsors an Employee Stock Option Plan (ESOP) covering substantially all employees who have completed one year of service, have worked 1,000 hours and have attained age twenty-one. Contributions to the plan are permitted based upon management’s discretion. The Company's contributions were $-0- and $206,000 at September 30, 2024 and December 31, 2023, respectively. Contributions made by the Company vest ratably beginning after the second year of service and are fully vested after an employee completes six years of service. The number of shares held by the plan were 75,080 at September 30, 2024 and December 31, 2023. All shares are allocated to participants.

In the event a terminated plan participant desires to sell his or her shares of the Company stock, or for certain employees who elect to diversify their account balances, the Company may be required to purchase the shares from the participant at their fair value. To the extent that shares of common stock held by the ESOP are not readily traded, a sponsor must reflect the maximum cash obligation related to those securities outside of stockholders’ equity.

As of September 30, 2024 and December 31, 2023, the shares held by the ESOP, fair value and maximum cash obligation were as follows:

	September 30, 2024	December 31, 2023

Shares held by the ESOP	75,080	75,080
Fair value per share	$26.00	$23.50
Maximum cash obligation	$1,952,000	$1,764,000

Deferred Directors' Compensation

The Company maintains deferred compensation plans with directors through which the payments of the directors' fees are deferred. The future liability of these agreements, which is payable in ten annual installments, was financed through the purchase of life insurance contracts.

The present value of the future liability of the plans at September 30, 2024 and December 31, 2023 was $879,000 and $908,000, respectively, and is included in other liabilities in the consolidated balance sheets. The related expenses amounted to $67,000 and $81,000 at September 30, 2024 and December 31, 2023, respectively.

Supplemental Retirement Plans

The Company has an unfunded, non-qualified supplemental executive retirement plan (SERP) for certain key executives. The SERP is designed to provide certain executives, upon attaining age 65, with projected annual distributions. The liability of the SERP at September 30, 2024 and December 31, 2023 was $1,517,000 and $1,503,000, respectively, and is included in other liabilities in the consolidated balance sheets. The related expense amounted to $67,000 and $168,000 for the nine months ended September 30, 2024 and year ended December 31, 2023, respectively. The Company offsets the cost of these plans through the purchase of bank-owned life insurance as noted below.

Bank Owned Life Insurance

The Company holds bank-owned life insurance (BOLI) with a cash value of $12,900,000 and $12,708,000 at September 30, 2024 and December 31, 2023, respectively. No additional split-dollar life insurance policies were added during the nine months ended September 30, 2024. Three additional split-dollar life insurance policies with an initial cash outlay of $1.1 million were added during the year-ended December 31, 2023. The Plan provides that the Company and the officers and directors share in the rights to the death benefits of bank owned split-dollar life insurance policies (the "BOLI Policies") and provides for additional compensation to the officers and directors, equal to any income tax consequences related to the Supplemental Plan until retirement. The amount of the BOLI Policies has been calculated so that the projected increases in their cash surrender value will substantially offset the Company's expense related to the Supplemental Retirement Plans. In addition, the BOLI Policies are intended to provide the directors with $100,000 of supplemental life insurance and the executive officers with supplemental life insurance equal to three times salary. Neither the insurance company nor the Company has guaranteed any minimum cash value.

12.         Regulatory Matters

Cash and Due from Banks

Deposits with correspondent financial institutions are insured up to $250,000 per institution. The Company maintains cash and cash equivalents with certain correspondent financial institutions in excess of the insured amount.

Regulatory Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the maintenance of minimum amounts and ratios (set forth in the following table) of total capital, Tier 1 capital (as defined in the regulations) and common equity Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. A capital conservation buffer of 2.50 percent, comprised of common equity Tier I capital, is also established above the regulatory minimum capital requirements and must be maintained to avoid limitations on capital distributions.

The Bank has elected the community bank leverage ratio framework. This framework simplifies the regulatory capital requirements by requiring the Bank meet only the Tier 1 capital to average assets (leverage) ratio. The Bank must only maintain a leverage ratio greater than the 9 percent required minimum to be considered well capitalized under this framework. The Bank can opt out of the new framework and return to the risk-weighting framework at any time.

Management believes, as of September 30, 2024, that the Bank meets all capital adequacy requirements to which they are subject. As of September 30, 2024, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum ratios as set forth in the following tables. There are no conditions or events since that notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are as follows as of September 30, 2024 and December 31, 2023 (dollar in thousands):

September 30, 2024	Actual		To be Well Capitalized under Prompt Corrective Action Provisions (CBLR)
	Amount	Ratio	Amount	Ratio

Tier 1 (Core) Capital to average total assets Bank	$58,532	10.20%	$51,652	9.00%

December 31, 2023	Actual		To be Well Capitalized under Prompt Corrective Action Provisions (CBLR)
	Amount	Ratio	Amount	Ratio

Tier 1 (Core) Capital to average total assets Bank	$55,730	10.09%	$49,724	9.00%

The Federal Reserve Bank has established capital guidelines for bank holding companies. These guidelines allow small bank holding companies, as defined, an exemption from regulatory capital requirements. The Bancorp meets the eligibility criteria and is exempt from regulatory capital requirements.

Dividends

Banking regulations limit the amount of dividends that may be paid by the Bank to the Company without prior regulatory approval and are subject to the minimum capital ratio requirements noted above.

13.         Commitments and Standby Letters of Credit

In the normal course of business, the Company makes various commitments which are not reflected in the accompanying consolidated financial statements. The Company offers such products to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve to varying degrees elements of credit, interest rate, or liquidity risk in excess of the amount recognized in the consolidated balance sheet.

The Company's maximum exposure to credit loss from nonperformance by the other party to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual amount of these instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company on extension of credit is based on management's credit assessment of the counterparty.

Financial instruments whose contract amounts represent credit risk at September 30, 2024 and December 31, 2023 are as follows (in thousands):

	September 30, 2024	December 31, 2023

Commitments to extend credit	$105,003	$77,158

Standby letters of credit	901	698

Commitments to extend credit are legally binding agreements to lend to customers as long as there are no violations of the agreements. Commitments generally have fixed expiration dates or other termination clauses and may require payment of fees. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future liquidity requirements.

Outstanding letters of credit written are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The majority of these standby letters of credit expire within the next twelve months. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending other loan com‐mitments. The Company requires collateral supporting these letters of credit as deemed necessary. The current amount of the liability as of September 30, 2024 and December 31, 2023 for guarantees under standby letters of credit is not material.

14.         Fair Value Measurements

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The fair value measurements and disclosure topic specifies a hierarchy of valuation techniques based on whether the inputs to these valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. U.S. GAAP requires that valuation techniques maximize the use of observable inputs and minimize the use of unobservable inputs.

Fair Value Hierarchy

U.S. GAAP establishes a fair value hierarchy which prioritizes the valuation inputs into three broad levels. Based on the underlying inputs, each fair value measurement in its entirety is reported in one of the three levels. These levels are:

Level 1 - Valuation is based on quoted prices in active markets for identical assets and liabilities that the reporting entity has the ability to access at the measurement date. Level 1 assets and liabilities generally include debt and equity securities that are traded in an active exchange market. Valuations are obtained from readily available pricing sources for market transactions involving identical assets or liabilities.

Level 2 - Valuation is based on inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly. The valuation may be based on quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the asset or liability.

Level 3 - Valuation is based on unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which determination of fair value requires significant management judgment or estimation.

An asset or liability's categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Assets and Liabilities Measured at Fair Value on a Recurring Basis

The following describes the valuation techniques used by the Company to measure certain financial assets and liabilities recorded at fair value on a recurring basis in the financial statements:

Securities Available for Sale & Equity Securities

Debt securities available for sale and equity securities are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted market prices, when available (Level 1). If quoted market prices are not available, fair values are measured utilizing independent valuation techniques of identical or similar securities for which significant assumptions are derived primarily from or corroborated by observable market data (Level 2). If the inputs used to provide the evaluation for certain securities are unobservable and/or there is little, if any, market activity then the security would fall to the lowest level of the hierarchy (Level 3).

The Company's investment portfolio is valued using fair value measurements that are considered to be Level 1 or Level 2. The Bank has contracted with a securities portfolio accounting service provider for valuation of its securities portfolio. Most security types are priced using the vendor’s internally developed pricing software, however, subscription pricing services may be used to supplement the internal pricing system. The software uses the discounted cash flow analysis based on the net present value of a security’s projected cash flow to arrive at fair market value. Generally, the methodology involves market quotes, current yields, proprietary models, as well as extensive quality control programs. Valuations for direct obligations of the U.S. Treasury, exchange listed stock and preferred stock are obtained from on-line real-time databases.

The vendor utilizes proprietary valuation matrices for valuing all municipal securities. The initial curves for determining the price, movement, and yield relationships within the municipal matrices are derived from industry benchmark curves or sourced from a municipal trading desk. The securities are further broken down according to issuer, credit support, state of issuance and rating to incorporate additional spreads to the industry benchmark curves.

The following table presents the balances of financial assets measured at fair value on a recurring basis(in thousands):

September 30, 2024	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Debt securities available-for-sale:
U.S. Treasury	$2,239	$2,239	$-	$-
U.S. government agencies	24,412	-	24,412	-
Taxable state and municipal	6,229	-	6,229	-
Tax-exempt state and municipal	52,728	-	52,728	-
U.S. government sponsored enterprise mortgage-backed	27,693	-	27,693	-
Corporate	4,840	-	4,840	-

Total Debt Securities Available-for-Sale	$118,141	$2,239	$115,902	$-

Marketable equity securities	$210	$210	$-	$-

December 31, 2023	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Debt securities available-for-sale:
U.S. Treasury	$3,441	$3,441	$-	$-
U.S. government agencies	22,112	-	22,112	-
Taxable state and municipal	7,188	-	7,188	-
Tax-exempt state and municipal	56,168	-	56,168	-
U.S. government sponsored enterprise mortgage-backed	24,819	-	24,819	-
Corporate	4,711	-	4,711	-

Total Debt Securities Available-for-Sale	$118,439	$3,441	$114,998	$-

Marketable equity	$322	$322	$-	$-

Assets Measured at Fair Value on a Non-recurring Basis

Certain assets are measured at fair value on a nonrecurring basis in accordance with generally accepted accounting principles. Adjustments to the fair value of these assets usually result from the application of lower-of-cost-or-market accounting or write-downs of individual assets.

Loans Held for Sale

Loans held for sale are carried at the lower of cost or fair value. These loans currently consist of 1-4 family residential loans originated for sale in the secondary market. Fair value is based on the price secondary markets are currently offering for similar loans using observable market data which is not materially different than cost due to the short duration between origination and sale (Level 2). As such, the Company records any fair value adjustments on a nonrecurring basis. No nonrecurring fair value adjustments were recorded on loans held for sale at September 30, 2024 or December 31, 2023.

Collateral Dependent Loans with an ACL

In accordance with ASC 326, we may determine that an individual loan exhibits unique risk characteristics which differentiate it from other loans within our loan pools. In such cases, the loans are evaluated for expected credit losses on an individual basis and excluded from the collective evaluation. Specific allocations of the ACL are determined by analyzing the borrower's ability to repay amounts owed, collateral deficiencies, the relative risk grade of the loan and economic conditions affecting the borrower's industry, among other things. A loan is considered to be collateral dependent when, based upon management's assessment, the borrower is experiencing financial difficulty and repayment is expected to be provided substantially through the operation or sale of the collateral. In such cases, expected credit losses are based on the fair value of the collateral at the measurement date, adjusted for estimated selling costs if satisfaction of the loan depends on the sale of the collateral. We reevaluate the fair value of collateral supporting collateral dependent loans on a quarterly basis. The fair value of real estate collateral supporting collateral dependent loans is evaluated by appraisal services using a methodology that is consistent with the Uniform Standards of Professional Appraisal Practice. The Bank held no collateral dependent loans with an allowance at September 30, 2024.

Other Real Estate Owned

Other real estate owned (OREO) is measured at fair value less costs to sell. Valuation of OREO is determined using current appraisals from independent parties, a Level 2 input. If current appraisals cannot be obtained, or if declines in value are identified after a recent appraisal is received, appraisal values may be discounted, resulting in a Level 3 estimate. If the Company markets the property with a realtor, estimated selling costs reduce the fair value, resulting in a valuation based on Level 3 inputs. Fair value adjustments are recorded in the period incurred and expensed against current earnings. The Bank held no OREO at September 30, 2024.

The following table presents the Company's assets that were measured at fair value on a nonrecurring basis as of December 31, 2023 (dollars in thousands).

December 31, 2023	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Collateral Dependent, net	$208	$-	$208	$-

OREO	$56	$-	$-	$56

For financial assets measured at fair value on a nonrecurring basis, the fair value measurements by level within the fair value hierarchy used at December 31, 2023 are as follows (in thousands):

The following table presents additional quantitative information about assets measured at fair value on a nonrecurring basis and for which Level 3 inputs were utilized to determine fair value at December 31, 2023 (in thousands):

December 31, 2023	Fair Value	Valuation Technique	Unobservable Input	Range (Weighted Average)

Collateral Dependent, net	$208	Appraisal of collateral	Appraisal adjustments	20%	(20)%
			Liquidation expenses	10%	(10)%
OREO	$56	Appraisal of collateral	Appraisal adjustments	49%	(49)%

The Company had no financial liabilities measured at fair value on a nonrecurring basis as of September 30, 2024 and December 31, 2023.

The following information should not be interpreted as an estimate of the fair value of the entire Company since the fair value calculation is only provided for a limited portion of the Company's assets and liabilities. Due to a wide range of valuation techniques and the degree of subjectivity used in making the estimates, comparisons between the Company's disclosures and those of other companies may not be meaningful. The following methods and assumptions were used to estimate the fair values of the Company's financial instruments carried at fair value at September 30, 2024 and December 31, 2023.

The estimated fair values (in thousands) of the Company's financial instruments were as follows at September 30, 2024 and December 31, 2023:

September 30, 2024	Carrying Value	Fair Value	Level 1	Level 2	Level 3

Financial assets:
Cash and cash equivalents	$22,849	$22,849	$22,849	$-	$-
Interest-bearing time deposits	12,846	12,905	-	12,905	-
Debt securities available-for-sale	118,141	118,141	2,239	115,902	-
Marketable equity securities	210	210	210	-	-
Restricted investments in bank stock	1,255	1,255	-	1,255	-
Net loans	406,737	394,874	-	-	394,874
Loans held-for-sale	113	113	-	113	-
Accrued interest receivable	1,813	1,813	-	1,813	-
Bank owned life insurance	12,900	12,900	-	12,900	-

Financial liabilities:
Deposits	496,540	495,670	-	495,670	-
Repurchase agreements	1,080	1,080	-	1,080	-
FHLB advances	16,500	16,428	-	16,428	-
Federal Reserve Bank borrowings	9,500	9,500	-	9,500	-
Accrued interest payable	1,965	1,965	-	1,965	-

December 31, 2023	Carrying Value	Fair Value	Level 1	Level 2	Level 3

Financial assets:
Cash and cash equivalents	$12,206	$12,206	$12,206	$-	$-
Interest-bearing time deposits	18,285	18,043	-	18,043	-
Debt securities available-for-sale	118,439	118,439	3,441	114,998	-
Marketable equity securities	322	322	322	-	-
Restricted investments in bank stock	1,085	1,085	-	1,085	-
Net loans	384,063	362,724	-	-	362,724
Accrued interest receivable	1,603	1,603	-	1,603	-
Bank owned life insurance	12,708	12,708	-	12,708	-

Financial liabilities:
Deposits	472,737	471,334	-	471,334	-
Repurchase agreements	1,231	1,231	-	1,231	-
Federal Funds purchased	435	435	-	435	-
FHLB advances	15,700	15,383	-	15,383	-
Federal Reserve Bank borrowings	9,500	9,500	-	9,500	-
Accrued interest payable	1,374	1,374	-	1,374	-

15.         Proposed Acquisition of Northumberland Bancorp

On September 25, 2024, Mifflinburg Bancorp, Inc. and Northumberland Bancorp jointly announced the signing of a definitive merger agreement to combine the two companies in a strategic merger of equals. The Merger Agreement has been unanimously approved by the board of directors of both parties and provides that, upon the terms and subject to the conditions set forth therein, Northumberland Bancorp will merge with and into Mifflinburg Bancorp, Inc. (“Mifflinburg”) and Northumberland's subsidiary bank, The Northumberland National Bank ("Norry Bank") will merge with and into Mifflinburg Bank and Trust Company ("Mifflinburg Bank"), Mifflinburg's banking subsidiary. Expected closing date is in the second quarter of 2025. In connection with the closing, Mifflinburg Bancorp, Inc. will be renamed Steele Bancorp, Inc.  Mifflinburg Bank will be rebranded to a more suitable name, more reflective of the combined financial institution, and jointly determined by the parties.

Upon the terms and subject to the conditions set forth in the Merger Agreement, Northumberland Bancorp shareholders will receive a fixed exchange ratio of 1.1850 shares of Mifflinburg for each Northumberland share they own. The transaction is expected to qualify as a tax-free reorganization (except to the extent of cash received for fractional shares).

Consolidated Financial Statements

December 31, 2023 and 2022

INDEPENDENT AUDITOR'S REPORT

Board of Directors and Stockholders

Northumberland Bancorp

Northumberland, Pennsylvania

Opinion

We have audited the consolidated financial statements of Northumberland Bancorp, which comprise the consolidated balance sheets as of December 31, 2023 and 2022, and the related consolidated statements of income, comprehensive income (loss), stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Northumberland Bancorp as of December 31, 2023 and 2022, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of Northumberland Bancorp and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 1 to the consolidated financial statements, in 2023, the entity adopted new accounting guidance of Financial Accounting Standards Board (FASB) Accounting Standards Codification No. 326, Financial Instruments – Credit Losses (ASC 326) using the modified retrospective method such that prior period amounts are not adjusted and continue to be report in accordance with previously applicable generally accepted accounting principles. Our opinion is not modified with respect to this matter.

As discussed in Note 9 to the consolidated financial statements, the entity has changed its method of accounting for Employee Stock Ownership Plan (ESOP) shares that are redeemable at the option of the holder or upon the occurrence of an event not solely within the issuer control due to applying Accounting Standards Codification No. 480-10-S99-3A(2).  The change affected the classification of ESOP shares as of December 31, 2023 and 2022. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Northumberland Bancorp’s ability to continue as a going concern for one year from the date the consolidated financial statements are available to be issued.

(Continued)

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Northumberland Bancorp’s internal control. Accordingly, no such opinion is expressed.

●

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

●

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Northumberland Bancorp’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Crowe LLP

Washington, D.C.

April 10, 2024, except for Notes 9 and 17, as to which the date is January 8, 2025

Northumberland Bancorp

CONSOLIDATED BALANCE SHEETS

(amounts in thousands except share and per share data)

Years ended December 31,	2023	2022
ASSETS
Cash and due from banks	$10,473	12,444
Interest-bearing deposits in other banks	$8,541	4,965
Total cash and cash equivalents	$19,014	17,409

Investment securities available-for-sale	$188,114	216,008
Investment securities held-to-maturity (fair value 2023 - $3,909, 2022 - $1,918)	$4,008	2,038
Equity Securities	$167	207
Total investment securities	$192,289	218,253

Restricted stock, at cost	$2,926	2,799
Loans held-for-sale	$629	350

Loans	$429,782	421,693
Less allowance for credit losses	$4,023	3,641
Net loans	$425,759	418,052

Premises and equipment	$8,445	8,745
Bank-owned life insurance	$15,110	14,755
Accrued interest and other assets	$10,559	11,308
Total Assets	$674,731	691,671

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Noninterest-bearing demand	$140,423	150,583
Interest-bearing demand	$164,766	236,350
Savings	$96,489	112,591
Time deposits	$191,685	122,701
Total deposits	$593,363	622,225

Borrowings	$20,000	13,000
Subordinated Debt, less unamortized issuance costs	$9,850	9,830
Accrued interest and other liabilities	$2,403	1,716
Total liabilities	$625,616	646,771
Commitments and Contingencies
Redeemable common stock held by employee stock ownership plan (ESOP), net of unearned ESOP Shares (see Note 9)	$598	775
Stockholders' Equity
Common stock, par value $0.10; 5,000,000 shares authorized, 1,502,500 shares issued in 2023 and 2022 and 1,311,858 shares outstanding in 2023 and 2022	$150	150
Capital surplus	$3,832	3,832
Retained earnings	$62,944	62,875
Unearned ESOP shares	$(1,008)	(837)
Accumulated other comprehensive income (loss)	$(14,038)	(18,355)
Treasury stock, at cost (190,642 shares in 2023 and 2022)	$(2,765)	(2,765)

Total Stockholders' Equity	$49,115	44,900

Less maximum cash obligations related to ESOP Shares, net of unearned ESOP shares (see Note 9)	$598	775

Total Stockholders' Equity Less Maximum Cash Obligations Related to ESOP Shares	48,517	44,125

Total Liabilities and Stockholders' Equity	$674,731	691,671

See accompanying notes to consolidated financial statements.

Northumberland Bancorp

CONSOLIDATED STATEMENTS OF INCOME

(amounts in thousands except share and per share data)

Years ended December 31,	2023	2022
Interest and Dividend Income
Interest and fees on loans:
Taxable	$19,382	16,674
Tax-exempt	$430	401
Interest on interest-bearing deposits in other banks	$450	151
Interest and dividends on investment securities:
Taxable	$4,573	2,921
Tax-exempt	$560	797
Dividends	$233	212
Total Interest and Dividend Income	$25,628	21,156
Interest Expense
Deposits	$8,362	3,277
Borrowings	$884	214
Subordinated Debt, less unamortized issuance costs	$450	450
Total Interest Expense	$9,696	3,941

Net Interest Income	$15,932	17,215
Provision (Credit) for Credit Losses	$(48)	158
Net Interest Income After Provision (Credit) for Credit Losses	$15,980	17,057

Noninterest Income
Service charges on deposit accounts	$1,509	1,522
Trust services income	$1,151	1,011
Investment securities gains (loss), net	$(316)	(35)
Gains on sales of loans	$155	226
Earnings on bank-owned life insurance	$355	332
Change in fair value of equity securities	$20	(8)
Other income	$907	970
Total Noninterest Income	$3,781	4,018
Noninterest Expense
Salaries and employee benefits	$10,230	9,750
Occupancy expenses, net	$843	840
Equipment expenses	$1,442	1,686
Professional fees	$884	873
Data processing	$881	867
Shares tax	$448	529
Federal deposit insurance expense	$314	205
Other expense	$2,649	2,838
	$17,691	17,588
Total Noninterest Expense
Income before income taxes	$2,070	3,487
Income Taxes	$178	434
Net Income	$1,892	3,053

Earnings Per Share	$1.47	2.38

Weighted-Average Shares Outstanding	$1,287,113	1,282,054

See accompanying notes to consolidated financial statements.

Northumberland Bancorp

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(amounts in thousands)

Years Ended December 31,	2023	2022

Net Income	$1,892	3,053

Other Comprehensive Income / (Loss)
Change in unrealized holding gains/(losses) on investment securities available-for-sale	$5,148	(22,853)
Tax effect	$(1,081)	4,798
Reclassification adjustment for investment securities (gains) / losses recognized in net income	$316	35
Tax effect	$(66)	(7)

Other Comprehensive Income (Loss), Net of Tax	$4,317	(18,027)

Comprehensive Income (Loss)	$6,209	(14,974)

See accompanying notes to consolidated financial statements.

Northumberland Bancorp

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(amounts in thousands except share and per share data)

	Common Stock	Capital Surplus	Retained Earnings	Accum Other Comp Income (Loss)	Treasury Stock	Unearned ESOP Shares	Maximum Cash Obligation related to ESOP Shares, net of unearned ESOP shares	Total Stockholders' Equity Less Maximum Cash Obligations Related to ESOP Shares
Balance December 31, 2021	150	3,832	61,025	(328)	(2,765)	(548)	0	61,366

Cumulative change in accounting principle (Note 1)							(410)	(410)

Balance, January 1, 2022 (as adjusted for change in accounting principle)	150	3,832	61,025	(328)	(2,765)	(548)	(410)	60,956

Net Income			3,053					3,053
Other Comprehensive Income (Loss)				(18,027)				(18,027)
Shares purchased for ESOP (24,307 shares)						(899)	(899)	(1,798)
ESOP shares committed to be released (15,696 shares)			(6)			610	610	1,214
Change related to ESOP Shares							(76)	(76)
Dividends declared ($0.90 per share)			(1,197)					(1,197)

Balance December 31, 2022	150	3,832	62,875	(18,355)	(2,765)	(837)	(775)	44,125

Reclassification related to the adoption of ASU 2016-13			(595)					(595)
Net Income			1,892					1,892
Other Comprehensive Income (Loss)				4,317				4,317
Shares purchased for ESOP (24,307 shares)						(559)	(559)	(1,118)
ESOP shares committed to be released (10,557 shares)			(21)			388	388	755
Change related to ESOP Shares							348	348
Dividends declared ($0.92 per share)			(1,207)					(1,207)

Balance December 31, 2023	150	3,832	62,944	(14,038)	(2,765)	(1,008)	(598)	48,517

See accompanying notes to consolidated financial statements.

Northumberland Bancorp

CONSOLIDATED STATEMENTS OF CASH FLOWS

(amounts in thousands)

Years ended December 31,	2023	2022
Cash Flows from Operating Activities
Net Income	$1,892	3,053
Adjustments to reconcile net income to net cash provided by operating activities:
Change in fair value of Equity Services	$20	(8)
Provision (credit) for credit losses	$(48)	158
Share based compensation expense	$367	604
Depreciation, amortization, and accretion, net	$2,778	3,379
Proceeds from sales of loans held for sale	$6,476	14,065
Gains on sales of loans	$(155)	(226)
Originations of residential loans held for sale	$(6,598)	(11,210)
Investment securities (losses), net	$(316)	(35)
Deferred income tax expense	$99	0
Earnings on bank-owned life insurance	$(355)	(332)
Increase in accrued interest receivable	$(210)	(283)
Decrease in accrued interest payable	$186	148
Other, net	$298	(1,318)
Net Cash Provided by Operating Activities	$4,434	7,996

Cash Flows from Investing Activities
Investment securities available-for-sale:
Proceeds from sales	$12,268	8,752
Proceeds from maturities or redemptions	$24,705	31,218
Purchases	$(5,715)	(25,941)
Investment securities held-to-maturity:
Proceeds from maturities or redemptions	$8,000	0
Purchases	$(9,792)	(1,257)
Increase in loans, net	$(8,150)	(41,486)
Purchases of premises and equipment, net	$(409)	(355)
Purchases of restricted stock	$(1,719)	(1,548)
Redemptions of restricted stock	$1,591	1,200
Net Cash Provided by (Used in) Investing Activities	$20,779	(29,417)

Cash Flows from Investing Activities
Net Increase (Decrease) in deposits	$(28,862)	(6,701)
Net Increase (Decrease) in borrowings	$7,020	12,020
Purchase of common stock - ESOP	$(559)	(899)
Cash dividends paid	$(1,207)	(1,205)
Net Cash Provided by Financing Activities	$(23,608)	3,215

Increase in cash and cash equivalents	$1,605	(18,206)

Cash and Cash Equivalents, Beginning of Year	$17,409	35,615
Cash and Cash Equivalents, End of Year	$19,014	17,409

See accompanying notes to consolidated financial statements.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

1.	Summary of Significant Accounting Policies

A summary of significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows:

Nature of Operations and Basis of Presentation

Northumberland Bancorp (the "Company") is a Pennsylvania corporation and is registered under the Bank Holding Company Act. The Company was organized as the holding company of its wholly owned subsidiary, The Northumberland National Bank (the "Bank"). The Bank is a nationally chartered commercial bank located in Northumberland, Pennsylvania. The Bank's service area includes portions of Northumberland, Snyder, and Union counties in Pennsylvania. The Company and the Bank derive substantially all their income from banking and bank-related services, which include interest earnings on commercial, commercial mortgage, residential real estate, and consumer loan financing as well as interest earnings on investment securities and deposit and trust services to their customers. The Company is supervised by the Federal Reserve Board, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Bank. Intercompany activity has been eliminated in consolidation.

Use of Estimates

The consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) and with general practice within the banking industry. In preparing the financial statements, management makes estimates and assumptions based upon available information. These estimates and assumptions affect the amounts reported in financial statements and the disclosures provided. Actual results could differ significantly from those estimates.

Investment Securities

Investment securities are classified at the time of purchase, based on management's intention and ability, as securities held-to-maturity or securities available-for-sale. Debt securities acquired with the intent and ability to hold to maturity are stated at cost adjusted for amortization of premium and accretion of discount that are computed using the level yield method and recognized as adjustments of interest income. Certain other debt securities have been classified as available-for- sale to serve principally as a source of liquidity. Equity securities are measured at fair value with changes in fair value recognized in the current period earnings. Unrealized holding gains and losses for available-for-sale securities are reported as a separate component of stockholders' equity, net of tax, until realized. Realized securities gains and losses are computed using the specific identification method. Interest and dividends on investment securities are recognized as income when earned.

Allowance for Credit Losses – Held-to-Maturity Securities: Management measures expected credit losses on held-to-maturity debt securities on a collective basis by major security type [and any other risk characteristics used to segment the portfolio]. The estimate of expected credit losses considers historical credit loss information that is adjusted for current conditions and reasonable and supportable forecasts.

Allowance for Credit Losses – Available-For-Sale Securities: For available-for-sale debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available-for-sale that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

Changes in the allowance for credit losses are recorded as credit loss expense (or reversal). Losses are charged against the allowance when management believes the uncollectibility of an available-for-sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met.

Federal Home Loan Bank Stock

The Bank is a member of the Federal Home Loan Bank ("FHLB") of Pittsburgh and, as such, is required to maintain a minimum investment in stock of the FHLB that varies with the level of advances outstanding with the FHLB, as well as a minimum level of mortgages in the Mortgage Partnership Finance (“MPF”) program. FHLB Stock is carried at cost, classified as restricted securities, and periodically evaluated for impairment based on the ultimate recovery of par value. Both cash and stock dividends are reported as income.

Loans Held for Sale and Loans Serviced

Loans held for sale are carried at a lower of cost or fair value, as determined on an aggregate basis. Gains and losses on sales of mortgage loans are determined by the difference between the sale proceeds and the carrying value of the loans. All sales are made with limited recourse. Loans held for sale were $628,535 and $350,000 at December 31, 2023 and 2022, respectively. At December 31, 2023 and 2022, the amounts of loans serviced by the Company for the benefit of others were $120,856,000 and $129,032,000, respectively. These loans are not included on the Company’s consolidated balance sheets.

Mortgage Servicing Rights ("MSRs")

The Company has agreements for the express purpose of selling loans in the secondary market. The Company maintains servicing rights for certain loans. Originated MSRs are recorded by allocating total costs incurred between the loan and servicing rights based on their relative fair values. MSRs are amortized in proportion to the estimated servicing income over the estimated life of the servicing portfolio. Annually, the Company performs an impairment review of the MSRs and recognizes impairment through a valuation account. No impairment was recognized in 2023 or 2022. MSRs are a component of other assets on the consolidated balance sheets. The balance of loan servicing assets was $369,300 and $486,000 at December 31, 2023 and 2022, respectively.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

Loans

Loans originated with the intention to hold to maturity are reported at their principal amount, net of unearned income and the allowance for credit losses. Interest income on all loans is recognized on an accrual basis. Nonrefundable loan fees and certain direct costs are deferred and amortized over the life of the loans using the interest method. The amortization is reflected as an interest yield adjustment, and the deferred portion of the net fees and costs is reflected as part of the loan balance.

Accrual of interest is discontinued when, in the opinion of management, reasonable doubt exists as to the collectability of additional interest. Loans are returned to accrual status when past due interest is collected and the collection of principal is probable. Commercial and commercial real estate loans are considered for nonaccrual status when they are 90 days past due, unless the loan is well-secured and in the process of collection. Residential mortgages are considered for nonaccrual when they are 180 days past due, unless they are well secured and in the process of collection. Consumer loans continue to accrue interest until they are charged off after they have reached 120 days past due. Past due status is based upon the contractual terms of the loan. In all cases, loans are placed on non-accrual or charged off at an earlier date if collection of principal or interest is considered doubtful. Nonaccrual loans and loans past due 90 days and still accruing may include smaller balance homogeneous loans that are collectively evaluated for impairment and individually evaluated loans. The fair value of the underlying collateral at the reporting date is used to determine any possible loss.

Allowance for Credit Losses – Loans

The allowance for credit losses is a valuation account that is deducted from or added to, the loans’ amortized cost basis to present the net amount expected to be collected on the loans. Loans are charged off against the allowance when management believes the uncollectibility of a loan balance is confirmed. Expected recoveries do not exceed the aggregate of amounts previously charged-off and expected to be charged-off.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses.

Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, delinquency level, or term as well as for changes in environmental conditions, such as changes in unemployment rates, property values, or other relevant factors. On a quarterly basis the bank’s Loan Quality Committee meets to discuss current and suggested updated credit ratings, general reviews of credit relationships, updates on required relationship monitoring and other of the loan portfolio and its quality. This committee will also review and assess the current fair market value estimate for all loans to be individually analyzed. Within this meeting, current adjustments to the Qualitative Factors and general reasonable forecasting for the future periods will be discussed as well. These decisions will then be incorporated into the quarterly updated calculation for the Current Expected Credit Loss (CECL) model as required in ASU 2016-13 Financial Instruments – Credit Losses (Topic 326).

The allowance for credit losses is measured on a collective (pool) basis when similar risk characteristics exist. The Company has identified the following portfolio segments and measures the allowance for credit losses using the following methods: Loans that are not identified for individual analysis are evaluated based on a pooled approach, using “Call Report Classifications” as the segmentations. The bank uses the “Weighted Average Remaining Life/Maturity” Loss Rate Methodology (or WARM). Under this methodology, the remaining life of loans in the pool is determined based on the contractual terms as adjusted for expected annual prepayment rates. The Remaining Life calculator within the software aims to identify the remaining life of a given pool of loans given that pool’s historical experiences. In other terms, the methodology takes a calculated loss rate and applies that rate to a pool of loans on a periodic basis based on the remaining life expectation of said pool. The software contains an attrition calculator that performs quarterly, cohort-based attrition measurements. Estimated loss rates are determined using a custom “Peer Group” approach. The bank has selected a peer group of similar-sized community banks in its geography or the general central Pennsylvania region to capture this loss data.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

Loans that do not share risk characteristics are evaluated on an individual basis. Loans evaluated individually are not included in the collective evaluation. When management determines that foreclosure is probable expected credit losses are based on the fair value of the collateral at the reporting date, adjusted for discounted selling costs as appropriate.

Expected credit losses are estimated over the contractual term of the loans, adjusted for expected prepayments when appropriate. The contractual term excludes expected extensions, renewals, and modifications unless either of the following applies: management has a reasonable expectation at the reporting date that a borrower is experiencing financial difficulties and the resulting extension or renewal options are either included in the original or modified contract at the reporting date or a new loan is executed.

Allowance for Credit Losses on Off-Balance Sheet Credit Exposures: The Company estimates expected credit losses over the contractual period in which the Company is exposed to credit risk via a contractual obligation to extend credit, unless that obligation is unconditionally cancellable by the Company. The allowance for credit losses on off-balance sheet credit exposures is adjusted through credit loss expense. The estimate includes consideration of the likelihood that funding will occur and an estimate of expected credit losses on commitments expected to be funded over its estimated life. The estimate of expected credit losses should take into consideration the likelihood that funding will occur as well as the amount expected to be funded over the estimated remaining contractual term of the off-balance-sheet credit exposures. The bank should not record an estimate of expected credit losses for off-balance-sheet exposures that are unconditionally cancellable by the issuer. The bank evaluates expected credit losses for off-balance-sheet credit exposures as of each reporting date. This is addressed within the software and the resulting calculation performed by the bank utilizes benchmark funding rates within the Peer Group or as provided by the software through its analysis of corresponding call report segments. While the process for estimating expected credit losses for these exposures is similar to the one used for on-balance-sheet financial assets, these estimated credit losses are not recorded as part of the ACLs because cash has not yet been disbursed to fund the contractual obligation to extend credit. Instead, the expected credit loss estimate for off-balance sheet credit exposures is recorded as a liability on the balance sheet (separate from any allowance for credit losses associated with recognized financial assets, the ACL) with changes in the estimate reported as credit loss expense (or credit adjustment to the expense) in the statement of net income each reporting period.

Premises and Equipment

Land is carried at cost. Premises and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets, which range from 3 to 20 years for furniture, fixtures, and equipment and 15 to 50 years for buildings and building improvements. Expenditures for maintenance and repairs are charged against income as incurred. Costs of major additions, improvements are capitalized.

Other Real Estate Owned (“OREO”)

Other real estate owned acquired in settlement of foreclosed loans is carried as a component of other assets at fair value minus estimated cost to sell. Prior to foreclosure, the estimated collectible value of the collateral is evaluated to determine whether a partial charge-off of the loan balance is necessary. After transfer to real estate owned, any subsequent write-downs are charged against other operating expenses. Direct costs incurred in the foreclosure process and subsequent holding costs incurred on such properties are recorded as expenses of current operations.

Bank Owned Life Insurance

The Company invests in bank owned life insurance (“BOLI”) as a source of funding for employee benefit expenses. BOLI involves purchasing life insurance on a select group of employees. The Company is the owner and beneficiary of the policies. This life insurance investment is carried at the cash surrender value of the underlying policies. Income from the increase in cash surrender value of the policies or from death benefits realized is included in other income on the consolidated statements of income.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

Loan Commitments and Related Financial Instruments

Financial instruments include off-balance sheet credit instruments, such as commitments to make loans and commercial letters of credit, issued to meet financing needs of customers. The face amount for these items represents the exposure to loss, before considering customer ability to repay. Such financial instruments are recorded when they are funded.

Advertising Expenses

Advertising expenses are expensed as costs are incurred. Advertising expenses were $90,000 and $142,000 in 2023 and 2022, respectively.

Income Taxes

The Company and the Bank file a consolidated federal income tax return. Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rates. Deferred income tax expenses or benefits are based on the changes in the deferred tax asset or liability from period to period.

A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded.

Employee Benefit Plans – 401(k) and Employee Stock Ownership Plan

401(k)

The Company has a defined contribution benefit plan in the form of a 401(k) plan, that covers all eligible employees. During 2019, the Company amended the 401(k) plan to include Roth elective deferral contributions by employees. The amendment also included employer Safe Harbor Matching Contributions by the Company for both traditional 401(k) employee contributions and Roth contributions. The Bank matches 100% of employee contributions up to 3%, and 50% of employee contributions that exceed 3% up to a maximum of 5%.

Employee Stock Ownership Plan (“ESOP”)

The Company established an ESOP in 2022 to provide additional benefits to employees. The ESOP borrowed money from the Company to purchase shares, which are eligible to be allocated to employees. The Company makes discretionary contributions to the ESOP, as well as paying dividends on unallocated shares to the ESOP, and the ESOP uses funds it receives to repay the loan. When loan payments are made, ESOP shares are allocated to participants based on relative compensation and expense is recorded. Dividends on allocated shares increase participant accounts. Participants receive their allocated shares at the end of employment. A participant may require stock received to be repurchased unless the stock is traded on an established market. See footnote 9 to the consolidated financial statements for additional information.

Change in accounting principle

The Company has applied Accounting Standard Codification ASC 480-10-S99-3A(2) that requires equity securities be classified in temporary equity if they are redeemable at the option of the holder or upon the occurrence of an event not solely within the issuer control. Thus, shares of common stock held by an ESOP, whether non-leveraged or leveraged, that are redeemable at the option of the participant must be classified within temporary equity and classified as Redeemable Common Stock Held By Employee Stock Ownership Plan. Changes in the value of the redeemable ESOP shares are recognized in the Maximum Cash Obligation Related to ESOP shares as a component of stockholders’ equity.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

As result of the change, the Maximum Cash Obligation Related to ESOP shares, net of unearned ESOP shares contra stockholders’ equity account, was $598,000 as of December 31, 2023, versus, $775,000 as of December 31, 2022 and the adjustment to Redeemable Common Stock Held By Employee Stock Ownership Plan, temporary equity, was $598,000 as of December 31, 2023, versus $775,000 as of December 31, 2022. The change was effected as of the earliest period presented.

Common Stock Held by ESOP: The Company’s maximum cash obligation related to these shares is classified outside stockholders’ equity because the shares are not readily traded and could be put to the Company for cash. This maximum cash obligation is presented net of the unearned ESOP shares.

Trust Assets

Assets held by the Company in a fiduciary or agency capacity for its customers are not included in the accompanying consolidated financial statements, since such items are not assets of the Company. The fair value of trust assets under administration were $185,313,000 and $174,572,000 as of December 31, 2023 and 2022, respectively.

Comprehensive Income (Loss)

The Company is required to present comprehensive income (loss) and its components in a full set of general-purpose financial statements for all periods presented. Other comprehensive income (loss) is comprised of net unrealized holding gains or losses on its available-for-sale investment securities, net of tax.

Earnings Per Share

The Company currently maintains a simple capital structure; therefore, there are no dilutive effects on earnings per share. As such, earnings per share are calculated using the weighted-average number of shares outstanding for the periods. Shares purchased by the ESOP are excluded from weighted-average shares, but shares allocated to participants in the ESOP are included in weighted-average shares. Treasury stock shares are excluded from weighted-average shares.

Loss contingencies

Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable, and an amount or range of loss can be reasonably estimated. No loss contingency liabilities have been recorded at December 31, 2023 or December 31, 2022.

Cash Flow Information

The Company has defined cash and cash equivalents as those amounts included in the consolidated balance sheet captions “cash and due from banks,” and “interest-bearing deposits in other banks,” with original maturities of 90 days or less. The following are supplemental disclosures for the consolidated statements of cash flows (in thousands):

Years ended December 31,	2023	2022
Cash paid during the year for:
Interest	$9,683	3,424
Income Taxes	$0	580

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

Reclassification of Comparative Amounts

Certain comparative amounts for the prior year have been reclassified to conform to current-year classifications. Reclassifications had no effect on prior year stockholders' equity or net income.

Accounting Standards Update (ASU) – Current Expected Credit Losses

On January 1, 2023, the Company adopted ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor in accordance with Topic 842 on leases. In addition, ASC 326 made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities management does not intend to sell or believes that it is more likely than not they will be required to sell.

The Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost, [net investments in leases] and off-balance-sheet (OBS) credit exposures. Results for reporting periods beginning after January 1, 2023, are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable GAAP. On January 1, 2023, the Company recorded an increase to its allowance for credit losses in the amount of $502,000 and a liability of $250,000 for off-balance sheet exposures. This resulted in The Company recording a net decrease to retained earnings of $595,000 as of January 1, 2023 for the cumulative effect of adopting ASC 326. The transition adjustment includes a $397,000 impact due to the allowance for credit losses on the banks’ outstanding loan portfolio and a $198,000 impact related to recording a liability for off-balance sheet exposures. Both entries are net of the impact to the deferred tax asset in the amounts of $105,000 and $53,000 respectively.

The Company adopted ASC 326 using the prospective transition approach for debt securities for which other-than-temporary impairment had been recognized prior to January 1, 2023. As a result, the amortized cost basis remains the same before and after the effective date of ASC 326. The effective interest rate on these debt securities was not changed. Amounts previously recognized in accumulated other comprehensive income as of January 1, 2023 relating to improvements in cash flows expected to be collected will be accreted into income over the remaining life of the asset. Recoveries of amounts previously written off relating to improvements in cash flows after January 1, 2023 will be recorded in earnings when received.

As allowed by ASC 326, the Company elected to maintain pools of loans accounted for under ASC 310-30. In accordance with the standard, management did not reassess whether modifications to individual acquired financial assets accounted for in pools were troubled debt restructurings as of the date of adoption.

The following table illustrates the impact of ASC 326:

January 1, 2023	As Reported Under ASC 326	Pre-ASC 326 Adoption	Impact of ASC 326 Adoption
Assets:
Allowance for credit losses on debt securities held-to-maturity
Mortgage-backed: residential	$0	0	0
Other	$0	0	0
Loans
Commercial	$1,828	857	971
Commercial real estate	$1,152	629	523
Residential real estate	$1,077	1,779	-702
Consumer	$87	30	57
Unallocated	$0	346	-346

Allowance for credit losses on loans	$4,144	3,641	503

Liabilities:
Allowance for credit losses on OBS credit exposures	$250	0	250

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

2.	Investment Securities

The amortized cost and fair values of investment securities are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
December 31, 2023
Available-for-sale:
Obligations of states and political subdivisions	$75,258	0	(7,620)	67,638
Mortgage-backed securities in government sponsored entities	$130,626	557	(10,707)	120,476
Total	$205,884	557	(18,327)	188,114

December 31, 2022
Available-for-sale:
Obligations of states and political subdivisions	$83,877	1	(9,869)	74,009
Mortgage-backed securities in government sponsored entities	$155,355	277	(13,633)	141,999
Total	$239,232	278	(23,502)	216,008

	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Approximate Fair Value
December 31, 2023
Held-to-maturity:
Obligations of states and political subdivisions	$4,008	0	(81)	3,927
Total	$4,008	0	(81)	3,927

December 31, 2022
Held-to-maturity:
Obligations of states and political subdivisions	$2,038	0	(120)	1,918
Total	$2,038	0	(120)	1,918

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

The following table summarizes debt securities available-for-sale in an unrealized loss position for which an allowance for credit losses has not been recorded at December 31, 2023 and December 31, 2022, aggregated by major security type and length of time in a continuous unrealized loss position:

	Less than 12 Months		12 Months or Longer		Total
December 31, 2023	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale:
Obligations of states and political subdivisions	$0	0	67,138	(7,620)	67,138	(7,620)
Mortgage-backed securities in government sponsored entities	$8,305	(169)	87,179	(10,538)	95,484	(10,707)
Total	$8,305	(169)	154,317	(18,158)	162,622	(18,327)

	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses
Held-to-maturity:
Obligations of states and political subdivisions	$1,958	(1)	1,958	(80)	3,916	(81)
Total	$1,958	(1)	1,958	(80)	3,916	(81)

	Less than 12 Months		12 Months or Longer		Total
December 31, 2022	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale:
Obligations of states and political subdivisions	$28,013	(1,652)	44,347	(8,217)	72,360	(9,869)
Mortgage-backed securities in government sponsored entities	$30,745	(1,365)	91,212	(12,268)	121,957	(13,633)
Total	$58,758	(3,017)	135,559	(20,485)	194,317	(23,502)

	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses
Held-to-maturity:
Obligations of states and political subdivisions	$1,416	(100)	493	(20)	1,909	(120)
Total	$1,416	(100)	493	(20)	1,909	(120)

There were 348 and 382 positions that were temporarily impaired at December 31, 2023 and 2022, respectively. The Company must evaluate if a decline in the fair value below amortized cost resulted from credit loss or other factors. The analysis should consider the guidance in ASC 326-30-35-6 and ASC 326-30-55-1 through 55-4 when determining whether a credit loss exists. Unrealized losses on corporate bonds have not been recognized into income because the issuer(s) bonds are of high credit quality, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The issuer(s) continues to make timely principal and interest payments on the bonds. The fair value is expected to recover as the bond(s) approach maturity. As of December 31, 2023, the Company has not recognized any allowance for credit losses on debt securities either designated as available for sale or held to maturity.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

The amortized cost and fair value of debt securities at December 31, 2023, by contractual maturity, are shown below. Securities not due at a single maturity date are shown separately. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$3,467	3,428	2,459	2,456
Due after one year through five years	$23,408	22,084	1,280	1,228
Due after five years through ten years	$48,383	42,126	251	226
Due after ten years	$0	0	18	17
Mortgage Backed Securities	$130,626	120,476	0	0
Total	$205,884	188,114	4,008	3,927

Proceeds from the sales of available-for-sale securities during 2023 amounted to $12,268,000 resulting in gross gains and gross losses of $0 and $316,000, respectively. Proceeds from the sales of available-for-sale securities during 2022 amounted to $8,752,000 resulting in gross gains and gross losses of $5,000 and $40,000, respectively. Investment securities with fair values of $100,070,000 and $120,103,000 at December 31, 2023 and 2022, respectively, were pledged to secure public deposits and other purposes as required by law.

The Company monitors the credit quality of debt securities held-to-maturity through the use of credit rating. The Company monitors the credit rating on a monthly basis. The following table summarizes the amortized cost of debt securities held-to-maturity at December 31, 2023, aggregated by credit quality indicator.

	Held-to-Maturity
Years ended December 31,	Mortgage backed:
	Residential	Other
AAA/AA/A	$0	4,008
BBB/BB/B	$0	0
Unrated	$0	0
Total	$0	4,008

A security is considered to be past due once it is 90+ days contractually past due under the terms of the agreement. As of December 31, 2023, the Company did not have any past-due debt securities that are held-to-maturity.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

3.	Loans

Major classifications of loans are summarized as follows (in thousands):

Years ended December 31,	2023	2022
Commercial	$89,570	99,087
Commercial Real Estate	$97,205	88,840
Residential Real Estate	$235,847	226,996
Consumer	$7,160	6,770
	$429,782	421,693
Allowance for credit loss	$4,023	3,641
Net Loans	$425,759	418,052

The Company grants residential, commercial, and consumer loans to customers throughout its trade area, which is concentrated in North Central Pennsylvania. Although the Company has a diversified loan portfolio at December 31, 2023 and 2022, a substantial portion of its debtors' ability to honor their loan agreements is dependent upon the economic stability of its immediate trade area. The bank also participated in the SBA Paycheck Protection Program Loan Program with 0 loans at $0 as of December 31, 2023 and 14 loans at $806,000 as of December 31, 2022, which are included in the commercial segment above.

4.	Allowance for Credit Loss

Changes in the allowance for credit losses by portfolio segment are as follows (in thousands):

December 31, 2023	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Unallocated	Total
Beginning Balance prior to adoption of ASC 326	$857	629	1,779	30	346	3,641
Impact of adopting ASC 326	$971	523	(702)	57	(346)	503
Charge-offs	$0	0	(14)	(61)	0	(75)
Recoveries	$0	0	2	1	0	3
Provision (credit)	$63	(137)	(42)	67	0	(49)
Ending Balance	$1,891	1,015	1,023	94	0	4,023

December 31, 2022	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Unallocated	Total
Beginning Balance	$845	690	1,343	60	543	3,481
Charge-offs	$0	0	(1)	(11)	0	(12)
Recoveries	$1	0	3	10	0	14
Provision (credit)	$11	(61)	434	(29)	(197)	158
Ending Balance	$857	629	1,779	30	346	3,641

The total allowance reflects management's estimate of credit losses inherent in the loan portfolio at the consolidated balance sheet date.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

The following table presents the balance in the allowance for loan losses and the recorded investment in loans by portfolio segment and based on impairment method as of December 31, 2022 (in thousands):

December 31, 2022	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Unallocated	Total
Allowances for credit losses:
Individually evaluated for impairment	$0	0	0	0	0	0
Collectively evaluated for impairment	$857	629	1,779	31	345	3,641
Ending Balance	$857	629	1,779	31	345	3,641

Loans:
Individually evaluated for impairment	$0	0	0	0	0	0
Collectively evaluated for impairment	$99,087	88,840	226,996	6,770	0	421,693
Ending Balance	$99,087	88,840	226,996	6,770	0	421,693

Credit Quality Information

The Company's internally assigned loan grades are as follows:

Pass loans are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral. There are five sub-grades within the pass category to further distinguish the loan.

Special Mention loans are loans for which a potential weakness or risk exists, which could cause a more serious problem if not corrected.

Substandard loans have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected.

Doubtful loans have all the weaknesses inherent in a substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

Loss loans are considered uncollectible, or of such value that continuance as an asset is not warranted.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

The following tables represent credit exposures for commercial real estate and commercial loans by internally assigned grades for the years ended December 31, 2023 and 2022. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company's internal credit risk grading system is based on experiences with similarly graded loans (in thousands).

	Term Loans
	Amortized Cost Basis by Origination Year and Risk Grades
Dollars in thousands	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving loans converted to term Amortized Cost Basis	Total

Commercial
Pass	8,275	8,769	29,133	41,805	0	0	87,982
Special Mention	0	15	0	0	0	0	15
Substandard	97	1,132	0	344	0	0	1,573
Total Commercial Loans	8,372	9,916	29,133	42,149	0	0	89,570
Current Period Net write-offs	0	0	0	0	0	0	0

Commercial Real Estate
Pass	9,685	33,368	21,403	29,815	0	0	94,271
Special Mention	18	0	0	0	0	0	18
Substandard	0	0	0	2,916	0	0	2,916
Total Commercial Real Estate Loans	9,703	33,368	21,403	32,731	0	0	97,205
Current Period Net write-offs	0	0	0	0	0	0	0

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

	Term Loans
	Amortized Cost Basis by Origination Year and Risk Grades
Dollars in thousands	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving loans converted to term Amortized Cost Basis	Total

Residential Real Estate
Performing	38,180	55,268	39,144	102,266	0	0	234,858
Nonperforming	0	0	0	989	0	0	989
Total Residential Loans	38,180	55,268	39,144	103,255	0	0	235,847
Current Period Net write-offs	0	0	0	12	0	0	12

Consumer
Performing	3,422	2,186	601	880	0	0	7,089
Nonperforming	0	47	19	5	0	0	71
Total Consumer Loans	3,422	2,233	620	885	0	0	7,160
Current Period Net write-offs	11	19	29	1	0	0	60

Portfolio Total	59,677	100,785	90,300	179,020	0	0	429,782
Current Period Net write-offs	11	19	29	13	0	0	72

December 31, 2022	Loans to States and Political Subdivisions	Other Commercial Loans	Loans for Investment Properties	Other Commercial Real Estate Loans	Total
Pass	$22,881	72,357	26,432	61,500	183,170
Special Mention	$0	4,280	0	908	5,188
Substandard	$0	0	0	0	0
Doubtful	$0	0	0	0	0
Loss	$0	0	0	0	0
Total	$22,881	76,637	26,432	62,408	188,358

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

The Company evaluates credit quality for residential real estate and consumer loans based upon the aging status of the loan, which is presented below, and by payment activity. The following tables present performing and nonperforming residential real estate and consumer loans based on payment activity for the years ended December 31, 2023 and 2022 (in thousands):

December 31, 2023	First Mortgages	Home Equity Loans	Consumer	Total
Performing	$212,380	22,478	7,089	241,947
Nonperforming (Nonaccrual loans)	$955	34	71	1,060
Total	$213,335	22,512	7,160	243,007

December 31, 2022	First Mortgages	Home Equity Loans	Consumer	Total
Performing	$196,955	29,154	6,770	232,879
Nonperforming (Nonaccrual loans)	$838	49	0	887
Total	$197,793	29,203	6,770	233,766

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

Following are tables which include an aging analysis of the recorded investment of past-due loans as of December 31, 2023 and 2022 (in thousands):

December 31, 2023	Loans Past Due (Days)
	30 - 59	60 - 89	90 +	Total	Current	Total Loans
Commercial:
Obligations of state and political subdivisions	$0	0	0	0	13,778	13,778
Other commercial loans	$3	5	1,418	1,426	74,366	75,792
	$3	5	1,418	1,426	88,144	89,570
Commercial Real Estate:
Loans for investment property	$0	0	0	0	7,370	7,370
Other commercial real estate loans	$125	18	0	143	89,692	89,835
	$125	18	0	143	97,062	97,205
Residential Mortgage Loans:
First Mortgage	$1,558	251	1,847	3,656	209,679	213,335
Home equity loans	$186	21	83	290	22,222	22,512
	$1,744	272	1,930	3,946	231,901	235,847

Consumer:	$109	31	71	211	6,949	7,160

Ending Balance	$1,981	326	3,419	5,726	424,056	429,782

December 31, 2022	Loans Past Due (Days)
	30 - 59	60 - 89	90 +	Total	Current	Total Loans
Commercial:
Obligations of state and political subdivisions	$90	0	0	90	22,791	22,881
Other commercial loans	$26	0	0	26	76,180	76,206
	$116	0	0	116	98,971	99,087
Commercial Real Estate:
Loans for investment property	$139	466	188	793	25,639	26,432
Other commercial real estate loans	$0	0	0	0	62,408	62,408
	$139	466	188	793	88,047	88,840
Residential Mortgage Loans:
First Mortgage	$1,349	1,169	1,098	3,616	194,177	197,793
Home equity loans	$89	229	58	376	28,827	29,203
	$1,438	1,398	1,156	3,992	223,004	226,996

Consumer:	$81	37	2	120	6,650	6,770

Ending Balance	$1,774	1,901	1,346	5,021	416,672	421,693

Impaired Loans

Management evaluates commercial loans and commercial real estate loans which are 90 days or more past due and considers them to be impaired. Loans rated substandard or doubtful are also evaluated for impairment. These loans are analyzed to determine whether it is probable that all amounts will not be collected according to the contractual terms of the loan agreement. If management determines that the value of the impaired loan is less than the recorded investment in the loan (net of previous charge-offs, deferred loan fees, or costs and unamortized premium or discount), impairment is recognized through an allowance estimate or a charge-off to the allowance.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

The following tables include the recorded investment and unpaid principal balances for impaired loans with the associated allowance amount, if applicable, as of and for the years ending December 31 (in thousands):

December 31, 2022	Recorded Investment	Unpaid Principal Balance	Related Allowance	Average Recorded Investment	Interest Income Recognized
With no related allowance recorded:
Commercial:
Other commercial loans	$0	0	0	0	0
Commercial Reat Estate:
Loans for investment properties	$0	0	0	0	0
Residential Mortgage Loans:
First Mortgage	$226	261	0	276	16

With an allowance recorded:
Commercial:
Other commercial loans	$0	0	0	0	0
Commercial Reat Estate:
Loans for investment properties	$0	0	0	0	0
Residential Mortgage Loans:
First Mortgage	$0	0	0	0	0

Net Loans	$226	261	0	276	16

Nonaccrual Loans

Loans are considered for nonaccrual status when they are 90 days past due. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income.

The following tables present loans that are on nonaccrual status and that are 90 days past due and still accruing interest by portfolio segment as of December 31 (in thousands):

December 31, 2023	Nonaccrual With No Allowance for Credit Loss	Nonaccrual With an Allowance	Past Due 90 Days or More and Still Accruing
Commercial Loans:
Obligations of states and political subdivisions	$0	$0	0
Other commercial loans	$1,094	$324	0
Commercial Reat Estate:
Loans for investment properties	$0	$0	0
Other commercial real estate loans	$0	$0	0
Residential Mortgage Loans:
First Mortgages	$135	$820	892
Home equity loans	$0	$34	49
Consumer Loans	$0	$71	0
Net Loans	$1,229	$1,249	941

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

December 31, 2022	Nonaccrual	Past Due 90 Days or More and Still Accruing
Commercial Loans:
Obligations of states and political subdivisions	$0	0
Other commercial loans	$0	0
Commercial Reat Estate:
Loans for investment properties	$0	0
Other commercial real estate loans	$0	0
Residential Mortgage Loans:
First Mortgages	$838	748
Home equity loans	$49	58
Consumer Loans	$0	2
Net Loans	$887	808

The following table presents the amortized cost basis of collateral-dependent loans by class as of December 31, 2023:

December 31, 2023	Real Estate Collateral	Other Collateral
Commercial Loans:
Obligations of states and political subdivisions	$0	0
Other commercial loans	$1,094	345
Commercial Reat Estate:
Loans for investment properties	$0	0
Other commercial real estate loans	$2,916	0
Residential Mortgage Loans:
First Mortgages	$834	0
Home equity loans	$0	0
Consumer Loans	$0	0
Net Loans	$4,844	345

Interest income on nonaccrual loans not recognized during 2023 and 2022 was $63,400 and $69,000, respectively.

Occasionally, the Company modifies loans to borrowers in financial distress by providing; principal forgiveness, term extension, an other-than-insignificant payment delay or interest rate reduction. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses.

In some cases, the Company provides multiple types of concessions on one loan. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted.

There were no modifications in 2023 for borrowers experiencing financial difficulty.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

5.	Premises and Equipment

Major classifications of premises and equipment are summarized as follows (in thousands):

Years ended December 31,	2023	2022
Land and improvements	$1,969	1,969
Buildings and improvements	$10,321	10,267
Furniture, fixtures and equipment	$5,477	5,295
	$17,767	17,531
Less accumulated depreciation	$9,322	8,786
Total	$8,445	8,745

Depreciation expense for the years ended December 31, 2023 and 2022 was $655,000 and $609,000, respectively.

6.	Leases

In the normal course of business, the Company leases a property for one of its branch locations. This lease has a remaining term of eight years with no renewal options remaining. This lease was classified as an operating lease as of the commencement date. Lease expense for operating leases is recognized on a straight line basis over the lease term. Right-of-use assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.

The Company uses its incremental borrowing rate at lease commencement to calculate the present value of lease payments when the rate implicit in a lease is not known. The Company’s incremental borrowing rate is based on the FHLB amortizing advance rate, adjusted for the lease term and other factors. The incremental borrowing rate used at lease commencement was 3.00%.

Right-of-use assets and lease liabilities by lease type and associated balance sheet captions are as follows (in thousands):

Years ended December 31,	Balance Sheet Classification	2023	2022
Right-of-use asset: Operating Lease	Buildings and Improvements	$244	309
Lease Liability: Operating Lease	Other Liabilities	$244	309

Future undiscounted lease payments as of December 31, 2023 are as follows (in thousands):

Years ended December 31,
2024	$74
2025	$74
2026	$74
2027	$74
2028	$74
Thereafter	$233

Total undiscounted lease payments	$603
Less imputed interest	$(359)
Net lease Liability	$244

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

7.	Deposits

The components of deposits at December 31, 2023 and 2022 are as follows (in thousands):

Years ended December 31,
	2023	2022
Demand, non-interest bearing	$140,423	150,583
Demand, interest-bearing	$67,910	108,924
Savings	$96,489	112,591
Money Market Accounts	$96,856	127,426
Time, $250 and over	$49,164	24,166
Time, other	$142,521	98,535
Total	$593,363	622,225

Brokered deposits in the amount of $9.9 million and $0, are included in the above totals as of December 31, 2023, and December 31, 2022, respectively.

Time deposits and their remaining maturities at December 31, 2023 are as follows (in thousands):

Years ended December 31,

2024	$139,509
2025	$43,049
2026	$5,622
2027	$2,414
2028	$1,091
Thereafter	$0
$191,685

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

8.	Borrowings and Subordinated Debt

Borrowings

Borrowings at December 31, 2023 and 2022 consisted of the following advances from the Federal Home Loan Bank (dollars in thousands):

Maturity Date	Interest Rate	2023	2022
January 25, 2023	4.474%	$0	4,000
February 27, 2023	4.655%	$0	2,500
March 27, 2023	4.776%	$0	2,500
December 8, 2023	2.936%	$0	2,000
March 15, 2027	4.333%	$20,000	2,000
Total		$20,000	13,000

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. The advances were collateralized by $313,503,000 and $315,507,000 of mortgage and non-mortgage loans under a blanket lien arrangement at December 31, 2023 and December 31, 2022, respectively. Based on this collateral, and the Company’s holding of FHLB stock, the Company is eligible to borrow up to $253,551,000 at December 31, 2023. Additionally, the Company had unused unsecured lines of credit with correspondent banks which provided another $11,000,000 of available credit at December 31, 2023.

Subordinated Debt

In June 2021, the Company issued $10 million of subordinated debt. The subordinated debt has a term of 10 years, maturing in June 2031, and a contractual fixed interest rate of 4.50% through June 30, 2026. The effective rate is 4.70%, which includes the amortization of issuance costs. Subsequent to June 30, 2026, the interest rate will be floating, based on the 90-day average Secured Overnight Financing Rate (“SOFR”) plus 382 basis points. Interest is paid semi-annually in June and December.

The Company may redeem or prepay any or all of the subordinated debt, in whole or in part, without premium or penalty, at any time on or after June 30, 2026, and prior to the maturity date at a price of 100% of the principal amount, plus interest accrued and unpaid to the date of redemption or prepayment.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

9.	Employee Stock Ownership Plan

The Company established an Employee Stock Ownership Plan in 2021 to provide additional benefits to employees. In 2021 the ESOP borrowed money from the Company to purchase 24,307 shares of stock at $38.00 per share. In 2022 the ESOP borrowed money from the Company to purchase 24,307 shares of stock at $37.00 per share. In 2023 the ESOP borrowed money from the Company to purchase 24,307 shares of stock at $23.00 per share. The Company makes discretionary contributions to the ESOP, as well as paying dividends on unallocated shares to the ESOP, and the ESOP uses funds it receives to repay the loan. When loan payments are made, ESOP shares are allocated to participants based on relative compensation and expense is recorded. In 2023, the total expense was 5% of qualifying compensation, or approximately $343,000. Dividends on allocated shares increase participant accounts.

Participants receive their allocated shares at the end of employment.

Shares held by the ESOP were as follows:	2023	2022

Allocated to participants	$35,196	24,639
Unallocated	$37,725	23,975
Total ESOP shares	$72,921	48,614

Fair value of unearned shares at December 31, 2023 $831,082

See Note 1 for Change in Accounting Principle.

Since the Company’s common stock is not traded on an established securities market, the ESOP includes a put option for shares of the Company’s common stock. Under the company’s administration of the ESOP’s put option, in the event a terminated plan participant desires to sell his or her shares of the Company stock, or for certain employees who elect to diversify their account balances, the Company may be required to purchase the shares from the participant at fair value. To the extent that shares of common stock held by the ESOP are not readily traded, a sponsor must reflect the maximum cash obligation related to those securities outside of stockholder’s equity.

Maximum cash obligation related to ESOP shares	2023	2022

Shares held by ESOP	72,921	48,614
Fair Value per share	$22.03	33.15
Maximum cash obligation	$1,606,450	1,611,554
Less: Unearned ESOP shares	(1,008,000)	(837,000)
Maximum cash obligation, net of unearned ESOP Shares	$598,450	774,554

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

10.	Revenue Recognition

All the revenue from contracts with customers, within the scope of ASC 606 is recognized in Non Interest Income. The following table presents the Company’s sources of Non-Interest Income for the years ended December 31, 2023 and 2022, respectively. Items outside the scope of ASC 606 are noted as such.

Years ended December 31,	2023	2022
Non-Interest Income
Service Charges on Deposit Accounts	$457	401
Trust Services - Asset Management	$1,111	1,011
Trust Services - Estate Settlement	$40	5
Debt Card Income	$991	1,036
Insurance and Investment Management Fees	$241	250
ATM Service Charge Income	$61	66
Loan Servicing income*	$571	400
Gains on Sales of Loans*	$155	226
Earnings on Bank-Owned Life Insurance*	$355	332
Investment Security Gains (Losses)*	$(316)	(35)
Other	$115	326
Total	$3,781	4,018

“*” Not within the scope of ASC 606

Sources of revenue for the Company which fall within the scope of ASC 606 are described as follows:

●

Service Charges on Deposit Accounts – The Bank earns fees from its deposit customers for various services, including transaction-based services and periodic account maintenance. Transaction based services include, but are not limited to stop payment fees, overdraft fees, check cashing fees, wire transfer fees, and early withdrawal penalties. Maintenance fees include account maintenance fees, minimum balance fees, and monthly service charge. Transaction based fees are only recognized when the transaction is complete, and maintenance fees are recognized when the period of the obligation is complete.

●	Trust Services

o

Asset Management - The Trust department receives fees for providing trust related services including Investment Management, Security Custody, and Other Trust Services. These fees are based upon the value of assets under management and are assessed using a tiered rate schedule. Fees are recognized on a monthly basis when the service obligation is complete. These fees are recognized in trust services income on the Consolidated Statement of Income.

o

Estate Settlement – The trust department provides estate settlement services. These fees are based on the estimated fair value of the estate according to a tiered rate schedule. Each estate is unique in the nature, size, and complexity, and may include many tasks or milestones to complete. Fees are recognized in proportion to the number of milestones completed which is a judgement made by the trust management team. These fees are included in trust services income on the Consolidated Statements of Income.

●

Debit Card Income – The Bank provides electronic funds transfer processing services for the debit cards it offers to its customers. The Bank earns interchange fees from each cardholder transaction conducted through various networks. The fees are transaction based and are earned when the transaction is complete. These fees are recognized in other income on the Consolidated Statements of Income.

●

Insurance and Investment Service Fees – The Company sells investments and insurance through its Trust and Wealth Management division. Commissions from the sale of these products are recognized upon the completion of the transaction. These fees are recognized in other income on the Consolidated Statements of Income.

●

ATM Service Charges – ATM service charges are earned when non customers use Bank ATMs. These fees are recognized when the transaction is complete. These fees are recognized in other income on The Consolidated Statements of Income.

●

Gains/Losses on the Sale of Other Real Estate – these assets are de-recognized when control of the property transfers to the buyer. These gains/losses are included in other income on the Consolidated Statements of Income.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

11.	Income Taxes

The provision for Federal income taxes consists of (in thousands):

Years ended December 31,	2023	2022

Current Expense	$79	434
Deferred (benefit)	$99	0
Total	$178	434

The tax effects of deductible and taxable temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities, respectively, at December 31 are as follows (in thousands):

Years ended December 31,	2023	2022
Deferred tax assets:
Allowance for credit losses	$897	765
Nonaccrual loan interest	$15	147
Lease liability	$51	65
Unrealized loss on investment securities	$3,732	4,873
Other	$251	145
Total gross deferred tax assets	$4,946	5,995

Deferred tax liabilities:
Premises and equipment	$247	172
Investment accretion	$38	18
Loan origination fees and costs	$93	113
Mortgage servicing rights	$78	102
Right of use asset	$51	65
Other	$5	8
Total gross deferred tax liabilities	$512	478
Net Deferred Tax Asset/(Liability)	$4,434	5,517

No valuation allowance was established at December 31, 2023 and 2022, in view of the Company’s ability to carryback to taxes paid in previous years and certain tax strategies, coupled with the anticipated future taxable income as evidenced by the Company’s earnings potential. Net deferred tax assets are included in Accrued Interest and Other Assets on the consolidated balance sheets.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

The following is a reconciliation of the federal statutory rate and the Company’s effective income tax rate for the years ended December 31 (dollars in thousands):

	2023		2022
	Amount	Percent of Pretax Income	Amount	Percent of Pretax Income
Provision at statutory rate	$435	21.0%	$732	21.0%
Effect of tax-exempt income	$(211)	-10.2%	$(246)	-7.1%
Nondeductible interest expense	$33	1.6%	$14	0.4%
Bank Owned Life Insurance	$(75)	-3.6%	$(70)	-2.0%
Other	$(4)	-0.2%	$4	0.1%
Actual Tax Expense and Effective Rate	$178	8.6%	$434	12.4%

The Company prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Benefits from tax positions should be recognized in the financial statements only when it is more likely than not that the tax position will be sustained upon examination by the appropriate taxing authority that would have full knowledge of all relevant information. A tax position that meets the more-likely-than-not recognition threshold is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions that previously failed to meet the more-likely-than-not recognition threshold should be recognized in the first subsequent financial reporting period in which that threshold is met. Previously recognized tax positions that no longer meet the more-likely-than-not recognition threshold should be derecognized in the first subsequent financial reporting period in which that threshold is no longer met.

There is currently no liability for uncertain tax positions and no known unrecognized tax benefits. The Company recognizes, when applicable, interest and penalties related to unrecognized tax benefits in the provision for income taxes in the consolidated statements of income. With few exceptions, the Company is no longer subject to U.S. federal or state income tax examinations by tax authorities for years before 2020.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

12.	Commitments and Contingencies

In the normal course of business, the Company makes various commitments that are not reflected in the accompanying consolidated financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Company's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance for credit losses. The Company minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements as deemed necessary.

The off-balance sheet commitments consisted of the following (in thousands):

Years ended December 31,	2023	2022

Commitments to extend credit	$86,245	117,222
Standby letters of credit	$4,145	4,934
Total	$90,390	122,156

Commitments to extend credit are agreements to lend to a customer if there is no violation of any condition established in the loan agreement. These commitments are composed primarily of available commercial lines of credit and mortgage loan commitments. The Company uses the same credit policies in making loan commitments and conditional obligations as it does for on-balance sheet instruments. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, as deemed necessary, is based upon management credit evaluation in compliance with the Company's lending policy guidelines. Customers use credit commitments to ensure funds will be available for working capital purposes, for capital expenditures, and to ensure access to funds at specified terms and conditions.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Performance letters of credit represent conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These instruments are issued primarily to support bid or performance-related contracts. The coverage period for these instruments is typically a one-year period with an annual renewal option subject to prior approval by management. Fees earned from the issuance of these letters are recognized over the coverage period. For secured letters of credit, the collateral is typically company deposit instruments or customer business assets.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

13.	Regulatory Matters

Cash and Due from Banks

The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. There are no required reserves at December 31, 2023 or December 31, 2022.

Loans

Federal law prevents the Company from borrowing from the Bank unless the loans are secured by specific collateral. Further, such secured loans are limited in amount to 10 percent of the Bank's common stock and capital surplus.

Dividends

The Company is subject to a dividend restriction that generally limits the amount of dividends that can be paid by a national bank. Prior approval of the Office of the Comptroller of the Currency ("OCC") is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits, as defined for the year, combined with its retained net profits for the two preceding calendar years less any required transfers to surplus. Using this formula, the amount available for payment of dividends by the Bank in 2023, without approval of the OCC, is approximately $3,367,000 plus 2023 net profits retained up to the date of the dividend declaration.

Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk‑weightings and other factors.

Information presented for December 31, 2023 and 2022, reflects the Basel III capital requirements. Under these capital requirements and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk-weightings and other factors.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

The risk-based capital rules adopted effective January 1, 2015 require that banks and holding companies maintain a “capital conservation buffer” of 250 basis points in excess of the “minimum capital ratio.” The minimum capital ratio is equal to the prompt corrective action adequately capitalized threshold ratio. The capital conservation buffer is 2.5% for 2019 and thereafter. Failure to maintain the required capital conservation buffer will result in limitations on capital distributions and on discretionary bonuses to executive officers.

Effective January 1, 2023, the capital levels required for the Bank to avoid these limitations were as follows:

●	Common Equity Tier 1 capital ratio of 7.00%
●	Tier 1 risk based capital ratio of 8.50%
●	Total risk based capital ratio of 10.50%

As of December 31, 2023, the Bank had a conservation buffer greater than 2.5%.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements to be considered "adequately capitalized," it would become subject to a series of increasingly restrictive regulatory actions.

As of December 31, 2023 and 2022, the OCC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be classified as a well-capitalized financial institution, Common equity Tier 1, Total risk-based, Tier I risk-based, and Tier I leverage capital ratios must be at least 6.5 percent, 10.0 percent, 8.0 percent, and 5.0 percent, respectively.

The following table presents the Bank’s Capital Ratios as of the dates indicated (dollars in thousands).

	Actual		To be Adequately Capitalized under Prompt Corrective Action Provisions			To be Well Capitalized under Prompt Corrective Action Provisions
2023	Amount	Ratio	Amount		Ratio	Amount		Ratio
Common equity Tier 1 (total risk-weighted assets)	$65,750	15.71%	$	>18,835	>4.50%	$	>27,205	>6.50%
Total capital (to risk-weighted assets)	$70,023	16.73%	$	>33,484	>8.00%	$	>41,855	>10.00%
Tier 1 capital (to risk-weighted assets)	$65,750	15.71%	$	>25,113	>6.00%	$	>33,484	>8.00%
Tier 1 capital (to average assets)	$65,750	9.72%	$	>27,070	>4.00%	$	>33,838	>5.00%

2022	Amount	Ratio	Amount		Ratio	Amount		Ratio
Common equity Tier 1 (total risk-weighted assets)	$65,411	15.52%	$	>18,965	>4.50%	$	>27,393	>6.50%
Total capital (to risk-weighted assets)	$69,052	16.39%	$	>33,715	>8.00%	$	>42,143	>10.00%
Tier 1 capital (to risk-weighted assets)	$65,411	15.52%	$	>25,286	>6.00%	$	>33,715	>8.00%
Tier 1 capital (to average assets)	$65,411	9.61%	$	>27,218	>4.00%	$	>34,023	>5.00%

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

14.	Fair Value Measurements

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad levels of pricing observations are as follows:

Level 1: Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2: Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the use of observable market data when available.

Balance December 31, 2023
	Level 1	Level 2	Level 3	TOTAL
Assets measured on a recurring basis:
Investment securities available-for-sale
Obligations of states and political subdivisions	$0	$67,638	$0	$67,638
Mortgage-backed securities in government-sponsored entities	$0	$120,476	$0	$120,476
Equity securities in financial institutions	$167	$0	$0	$167
Total	$167	$188,114	$0	$188,281

Balance December 31, 2022
Assets measured on a recurring basis:
Investment securities available-for-sale
Obligations of states and political subdivisions	$0	$74,009	$0	$74,009
Mortgage-backed securities in government-sponsored entities	$0	$141,999	$0	$141,999
Equity securities in financial institutions	$207	$0	$0	$207
Total	$207	$216,008	$0	$216,215

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

15.	Fair Value of Financial Instruments

The fair values at December 31 of the Company’s financial instruments are as follows (in thousands):

Balance December 31, 2023	Carrying Value	Fair Value		Level 1		Level 2		Level 3
Financial Assets:
Cash and cash equivalents	$19,014		$19,014		$19,014
Investment securities:
Available-for-sale	$188,144		$188,114				$188,114
Held-to-maturity	$4,008		$4,008				$4,008
Equity securities	$167		$167		$167
Loans held for sale	$629		$629		$629
Net loans	$425,759		$404,457					$404,457
Restricted stock	$2,926	$	N/A	$	N/A	$	N/A
Mortgage servicing rights	$369		$1,288				$1,288
Accrued interest receivable	$2,317		$2,317				$2,317
Financial Liabilities:
Deposits	$593,362		$543,754				$543,754
Borrowings	$20,000		$20,000				$20,000
Accrued interest payable	$366		$366				$366

Balance December 31, 2022	Carrying Value	Fair Value		Level 1		Level 2		Level 3
Financial Assets:
Cash and cash equivalents	$17,409		$17,409		$17,409
Investment securities:
Available-for-sale	$216,008		$216,008				$216,008
Held-to-maturity	$2,038		$2,021				$2,021
Equity securities	$207		$207		$207
Loans held for sale	$350		$350		$350
Net loans	$421,693		$396,991					$396,991
Restricted stock	$2,799	$	N/A	$	N/A	$	N/A
Mortgage servicing rights	$486		$1,336				$1,336
Accrued interest receivable	$2,107		$2,107				$2,107
Financial Liabilities:
Deposits	$622,225		$561,498				$561,495
Borrowings	$13,000		$13,000				$13,000
Accrued interest payable	$151		$151				$151

Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract that creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas. As many of these assumptions result from judgments made by management based upon estimates that are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

In accordance with Accounting Standards Update (ASU) 2016-01, Recognition and Measurement of Financial Assets and Liabilities, the Company has considered the exit price notion when measuring the fair value of financial instruments.

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Investment Securities

The fair market value of investment securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities. Fair values for certain corporate bonds were determined utilizing discounted cash flow models, due to the absence of a current market to provide reliable market quotes for the instruments.

Mortgage Servicing Rights

The fair value for mortgage servicing rights is estimated by discounting contractual cash flows and adjusting for prepayment estimates. Discount rates are based upon rates generally charged for such loans with similar characteristics.

Commitments to Extend Credit and Commercial Letters of Credit

These financial instruments are generally not subject to sale, and estimated fair values are not readily available.

The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 11.

16.	Related Party Transactions

Certain officers, directors and other related parties have loans and conduct other transactions with the Company. Deposits of related parties totaled $5,094,000 and $4,889,000 at December 31, 2023 and 2022, respectively. The aggregate dollar amount of loans to related parties, along with an analysis of the activity for December 31, 2023 and 2022 are as follows (in thousands):

Years ended December 31,	2023	2022
Balance, beginning	$1,078	1,826
Additions	$406	485
Repayments	$(128)	(1,233)
Effect of changes in composition of related parties	$0	0
Balance, ending	$1,356	1,078

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

17.	Condensed Parent Company Statements

The following is condensed financial information for the Bancorp on a parent company only basis (in thousands):

Condensed Balance Sheets

December 31,	2023	2022

Assets:
Cash and cash equivalents	$3,301	$5,284
Investment in subsidiary	50,658	46,213
Investment securities available-for-sale	3,489	2,004
Loan receivable - ESOP	1,056	866
Equity securities	167	207
Other assets	295	167

Total Assets	$58,966	$54,741

Liabilities and Stockholders’ Equity:

Borrowings	9,850	9,830
Other Liabilities	1	11

Total Liabilities	9,851	9,841
Redeemable common stock held by employee stock ownership plan (ESOP), net of unearned ESOP shares	598	775

Total Stockholders’ Equity	49,115	44,900
Less maximum cash obligations related to ESOP Shares, net of unearned ESOP shares	598	775
Total Stockholders’ Equity Less Maximum Cash Obligation Related to ESOP Shares	$48,517	$44,125

Total Liabilities and Stockholders’ Equity	$58,966	$54,741

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS FOR DECEMBER 31, 2023 & 2022

Condensed Income Statements

December 31,	2023	2022

Income:
Equity in undistributed earnings of subsidiary	$911	$2,069
Dividends from subsidiary	1,146	1,415
Dividend income	308	74
Net investment securities gains (losses)	20	(26)
Total Income	2,385	3,532

Expenses:
Interest expense holding company	470	470
Other operating expenses	74	122
Total Expenses	544	592

Income before income taxes	1,841	2,940
Income tax benefit	(51)	(113)
	$1,892	$3,053
Net Income

Condensed Statements of Cash Flows

December 31,	2023	2022

Cash Flows From Operating Activities:
Net income	$1,892	$3,053
Equity in undistributed earnings of subsidiary	(911)	(2,829)
Net (gain) loss on sale of securities	0	(18)
Change in fair value of Equity Services	20	(8)
Share based compensation expense	367	620
Other, net	(75)	(164)
Net Cash Provided By Operating Activities	1,293	654

Cash Flows From Investing Activities:
Security purchases	(1,994)	(1,981)
Proceeds from maturities of available-for-sale securities	484	0
Net Cash Provided By Investing Activities	(1,510)	(1,981)

Cash Flows From Financing Activities:
Purchase of ESOP shares	(559)	(899)
Dividends paid	(1,207)	(1,205)
Net Cash Used In Financing Activities	(1,766)	(2,104)

Net Increase (Decrease) in Cash and Cash Equivalents	(1,983)	(3,431)

Cash and Cash Equivalents, Beginning of Year	5,284	8,715

Cash and Cash Equivalents, End of Year	$3,301	$5,284

18.	Subsequent Events

Management has reviewed events occurring through April 10, 2024, the date the financial statements were available to be issued for items that should potentially be recognized or disclosed in these consolidated financial statements

  Northumberland Bancorp

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(amounts in thousands except share and per share data)

Balances	September 30, 2024	December 31, 2023
ASSETS
Cash and due from banks	$11,826	10,473
Interest-bearing deposits in other banks	$33,234	8,541
Total cash and cash equivalents	$45,060	19,014

Investment securities available-for-sale	$184,557	188,114
Investment securities held-to-maturity (fair value 2024 - $2,581, 2023 - $3,909)	$2,561	4,008
Equity Securities	$171	167
Total investment securities	$187,289	192,289

Restricted stock, at cost	$2,822	2,926
Loans held-for-sale	$1,955	629

Loans	$433,200	429,782
Less allowance for credit losses	$3,893	4,023
Net loans	$429,307	425,759

Premises and equipment	$8,024	8,445
Bank-owned life insurance	$14,535	15,110
Accrued interest and other assets	$9,699	10,559
Total Assets	$698,691	674,731

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Noninterest-bearing demand	$140,119	140,423
Interest-bearing demand	$143,800	164,766
Savings	$90,875	96,489
Time deposits	$237,647	191,685
Total deposits	$612,441	593,363

Borrowings	$20,000	20,000
Subordinated Debt, less unamortized issuance costs	$9,865	9,850
Accrued interest and other liabilities	$3,801	2,403
Total liabilities	$646,107	625,616
Commitments and Contingencies
Redeemable common stock held by employee stock ownership plan (ESOP), net of unearned ESOP Shares (see Note 9)	$912	598
Stockholders' Equity
Common stock, par value $0.10; 5,000,000 shares authorized, 1,502,500 shares issued in 2024 and 2023 and 1,311,858 shares outstanding in 2024 and 2023	$150	150
Capital surplus	$3,832	3,832
Retained earnings	$63,189	62,944
Unearned ESOP shares	$(1,008)	(1,008)
Accumulated other comprehensive income (loss)	$(10,814)	(14,038)
Treasury stock, at cost (190,642 shares in 2024 and 2023)	$(2,765)	(2,765)

Total Stockholders' Equity	$52,584	49,115

Less maximum cash obligations related to ESOP Shares, net of unearned ESOP shares (see Note 9)	$912	598

Total Stockholders' Equity Less Maximum Cash Obligations Related to ESOP Shares	$51,672	48,517

Total Liabilities and Stockholders' Equity	$698,691	674,731

See accompanying notes to consolidated financial statements.

Northumberland Bancorp

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(amounts in thousands except share and per share data)

Nine Months Ended September 30,	2024	2023

Interest and fees on loans:
Taxable	$16,539	14,304
Tax-exempt	$414	319
Interest on interest-bearing deposits in other banks	$860	386
Interest and dividends on investment securities:
Taxable	$3,426	3,482
Tax-exempt	$411	422
Dividends	$194	166
Total Interest and Dividend Income	$21,844	19,079
Interest Expense
Deposits	$9,005	6,001
Borrowings	$664	629
Subordinated Debt, less unamortized issuance costs	$353	353
	$10,022	6,983
Total Interest Expense
Net Interest Income	$11,822	12,096
Provision (Credit) for Credit Losses	$0	(70)
Net Interest Income After Provision (Credit) for Credit Losses	$11,822	12,166

Noninterest Income
Service charges on deposit accounts	$1,124	1,134
Trust services income	$1,032	869
Investment securities gains (loss), net	$1	(316)
Gains on sales of loans	$118	121
Earnings on bank-owned life insurance	$710	262
Change in fair value of equity securities	$5	(5)
Other income	$707	673
Total Noninterest Income	$3,697	2,738
Noninterest Expense
Salaries and employee benefits	$8,649	7,940
Occupancy expenses, net	$651	636
Equipment expenses	$1,039	1,004
Professional fees	$1,006	717
Data processing	$539	600
Shares tax	$298	366
Federal deposit insurance expense	$243	232
Other expense	$1,937	2,166
	$14,362	13,661
Total Noninterest Expense
Income before income taxes	$1,157	1,243
Income Taxes	$7	85
Net Income	$1,150	1,158

Earnings Per Share	$0.89	0.90

Weighted-Average Shares Outstanding	$1,287,113	1,287,883

See accompanying notes to consolidated financial statements.

Northumberland Bancorp

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (UNAUDITED)

(amounts in thousands)

Nine Months Ended September 30,	2024	2023

Net Income	$1,150	1,158

Other Comprehensive Income / (Loss)
Change in unrealized holding gains/(losses) on investment securities available-for-sale	$4,082	(3,804)
Tax effect	$(857)	799
Reclassification adjustment for investment securities (gains) / losses recognized in net income	$(1)	316
Tax effect	$(0)	(66)

Other Comprehensive Income (Loss), Net of Tax	$3,224	(2,755)

Comprehensive Income (Loss)	$4,374	(1,597)

See accompanying notes to consolidated financial statements.

Northumberland Bancorp

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (UNAUDITED)

(amounts in thousands except share and per share data)

	Common	Capital	Retained	Accum Comp Inc	Treasury	Unearned ESOP	Maximum Cash Obligation related to ESOP Shares, net of unearned ESOP	Total Stockholders’ Equity Less Maximum Cash Obligations Related to the ESOP Shares
	Stock	Surplus	Earnings		Stock	Shares	Shares
Balance December 31, 2022	150	3,832	62,875	(18,355)	(2,765)	(837)	(775)	44,125
Reclassification related to the adoption of ASU 2016-13			(595)					(595)
Net Income			1,158					1,158
Other Comprehensive Income (Loss)				(2,755)				(2,755)
Change related to ESOP Shares							418	418
Dividends declared ($0.69 per share)			(905)					(905)
Balance September 30, 2023	150	3,832	62,533	(21,110)	(2,765)	(837)	(357)	41,446
Net Income			734					734
Other Comprehensive Income (Loss)				7,072				7,072
Shares purchased for ESOP (24,307 shares)						(559)	(559)	(1,118)
ESOP shares committed to be released (15,696 shares)			(21)			388	388	755
Change related to ESOP Shares							(70)	(70)
Dividends declared ($0.23 per share)			(302)					(302)
Balance December 31, 2023	150	3,832	62,944	(14,038)	(2,765)	(1,008)	(598)	48,517
Net Income			1,150					1,150
Other Comprehensive Income (Loss)				3,224				3,224
Shares purchased for ESOP (0 shares)						0		0
ESOP shares committed to be released (0 shares)			0			0		0
Change related to ESOP Shares							(314)	(314)
Dividends declared ($0.69 per share)			(905)					(905)
Balance September 30, 2024	150	3,832	63,189	(10,814)	(2,765)	(1,008)	(912)	51,672

See accompanying notes to consolidated financial statements.

Northumberland Bancorp

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(amounts in thousands)

Nine Months Ended September 30,	2024	2023
Cash Flows from Operating Activities
Net Income	$1,150	1,158
Adjustments to reconcile net income to net cash provided by operating activities:
Change in fair value of Equity Securities	$5	20
Provision (credit) for credit losses	$0	(70)
Depreciation, amortization, and accretion, net	$1,887	2,707
Proceeds from sales of loans held for sale	$4,574	4,683
Gains on sales of loans	$(118)	(121)
Originations of residential loans held for sale	$(5,783)	(4,720)
Investment securities (losses) gains, net	$1	(316)
Deferred income tax benefit	$99	99
Earnings on bank-owned life insurance	$(282)	(262)
Gain(Loss) on the Sale of OREO	$3	0
Increase in accrued interest receivable	$(2,045)	(167)
Decrease in accrued interest payable	$857	60
Other, net	$2,513	604
Net Cash Provided by Operating Activities	$2,861	3,675

Cash Flows from Investing Activities
Investment securities available-for-sale:
Proceeds from sales	$0	12,268
Proceeds from maturities or redemptions	$19,227	18,914
Purchases	$(13,166)	(5,715)
Investment securities held-to-maturity:
Proceeds from maturities or redemptions	$2,447	6,000
Purchases	$(1,000)	(9,792)
Increase in loans, net	$(3,394)	(1,572)
Purchases of premises and equipment, net	$(106)	(404)
Purchases of restricted stock	$0	(1,165)
Redemptions of restricted stock	$104	931
Proceeds from Bank Owned Life Insurance Death Benefit	857	0
Proceeds from sale of other real estate owned	29	0
Net Cash Provided by (Used in) Investing Activities	$4,998	19,465

Cash Flows from Investing Activities
Net Increase (Decrease) in deposits	$19,077	(30,739)
Net Increase (Decrease) in borrowings	$15	9,128
Cash dividends paid	$(905)	(905)
Net Cash Provided by Financing Activities	$18,187	(22,516)

Increase in cash and cash equivalents	$26,046	624

Cash and Cash Equivalents, Beginning of Year	$19,014	17,409
Cash and Cash Equivalents, End of Period	$45,060	18,033

See accompanying notes to consolidated financial statements.

Supplemental cash flow information:

Nine Months Ended September, 30	2024	2023
Cash paid during the year for:
Interest	$9,869	6,524
Income Taxes	$0	0

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1.	Notes to financial statements

A summary of significant accounting and reporting policies applied in the presentation of the accompanying consolidated financial statements follows:

Nature of Operations and Basis of Presentation

Northumberland Bancorp (the "Company") is a Pennsylvania corporation and is registered under the Bank Holding Company Act. The Company was organized as the holding company of its wholly owned subsidiary, The Northumberland National Bank (the "Bank"). The Bank is a nationally chartered commercial bank located in Northumberland, Pennsylvania. The Bank's service area includes portions of Northumberland, Snyder, and Union counties in Pennsylvania. The Company and the Bank derive substantially all their income from banking and bank-related services, which include interest earnings on commercial, commercial mortgage, residential real estate, and consumer loan financing as well as interest earnings on investment securities and deposit and trust services to their customers. The Company is supervised by the Federal Reserve Board, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Bank. Intercompany activity has been eliminated in consolidation.

The unaudited Interim Consolidated Financial Statements have been prepared in accordance with generally accepted accounting principles (GAAP) for interim financial information. The preparation of unaudited consolidated financial statements in accordance with GAPP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheet and the report amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. In the opinion of management, the interim statements reflect all adjustments necessary for a fair presentation of the financial position, results of operations, and cash flows of the Company. All such adjustments are of a normal recurring nature. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The accompanying unaudited financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2023. The annualized results of operations for the nine months ended September 30, 2024 are not necessarily indicative of the results of operations that may be expected for the entire fiscal year.

Use of Estimates

The consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) and with general practice within the banking industry. In preparing the financial statements, management makes estimates and assumptions based upon available information. These estimates and assumptions affect the amounts reported in financial statements and the disclosures provided. Actual results could differ significantly from those estimates.

Earnings Per Share

The Company currently maintains a simple capital structure; therefore, there are no dilutive effects on earnings per share. As such, earnings per share are calculated using the weighted-average number of shares outstanding for the periods. Shares purchased by the ESOP are excluded from weighted-average shares, but shares allocated to participants in the ESOP are included in weighted-average shares. Treasury stock shares are excluded from weighted-average shares.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Accounting Standards Update (ASU) – Current Expected Credit Losses

On January 1, 2023, the Company adopted ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor in accordance with Topic 842 on leases. In addition, ASC 326 made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities management does not intend to sell or believes that it is more likely than not they will be required to sell.

The Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost, net investments in leases and off-balance-sheet (OBS) credit exposures. Results for reporting periods beginning after January 1, 2023, are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable GAAP. On January 1, 2023, the Company recorded an increase to its allowance for credit losses in the amount of $502,000 and a liability of $250,000 for off-balance sheet exposures. This resulted in The Company recording a net decrease to retained earnings of $595,000 as of January 1, 2023 for the cumulative effect of adopting ASC 326. The transition adjustment includes a $397,000 impact due to the allowance for credit losses on the banks’ outstanding loan portfolio and a $198,000 impact related to recording a liability for off-balance sheet exposures. Both entries are net of the impact to the deferred tax asset in the amounts of $105,000 and $53,000 respectively.

The Company adopted ASC 326 using the prospective transition approach for debt securities for which other-than-temporary impairment had been recognized prior to January 1, 2023. As a result, the amortized cost basis remains the same before and after the effective date of ASC 326. The effective interest rate on these debt securities was not changed. Amounts previously recognized in accumulated other comprehensive income as of January 1, 2023 relating to improvements in cash flows expected to be collected will be accreted into income over the remaining life of the asset. Recoveries of amounts previously written off relating to improvements in cash flows after January 1, 2023 will be recorded in earnings when received.

As allowed by ASC 326, the Company elected to maintain pools of loans accounted for under ASC 310-30. In accordance with the standard, management did not reassess whether modifications to individual acquired financial assets accounted for in pools were troubled debt restructurings as of the date of adoption.

The following table illustrates the impact of ASC 326:

January 1, 2023	As Reported Under ASC 326	Pre-ASC 326 Adoption	Impact of ASC 326 Adoption
Assets:
Allowance for credit losses on debt securities held-to-maturity
Mortgage-backed: residential	$0	0	0
Other	$0	0	0
Loans
Commercial	$1,828	857	971
Commercial real estate	$1,152	629	523
Residential real estate	$1,077	1,779	-702
Consumer	$87	30	57
Unallocated	$0	346	-346

Allowance for credit losses on loans	$4,144	3,641	503

Liabilities:
Allowance for credit losses on OBS credit exposures	$250	0	250

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

2.	Investment Securities

The amortized cost and fair values of investment securities are as follows (in thousands):

September, 30 2024	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Approximate Fair Value
Available-for-sale:
Obligations of states and political subdivisions	$75,246	18	(5,922)	69,342
Mortgage-backed securities in government sponsored entities	$123,000	186	(7,971)	115,215
Total	$198,246	204	(13,893)	184,557

December 31, 2023
Available-for-sale:
Obligations of states and political subdivisions	$75,258	0	(7,620)	67,638
Mortgage-backed securities in government sponsored entities	$130,626	557	(10,707)	120,476
Total	$205,884	557	(18,327)	188,114

September, 30 2024	Amortized Cost	Gross Unrecognized Gains	Gross Unrecognized Losses	Approximate Fair Value
Held-to-maturity:
Obligations of states and political subdivisions	$1,561	0	(44)	1,517
Corporates/other	$1,000	64	0	1,064
Total	$2,561	64	(44)	2,581

December 31, 2023
Held-to-maturity:
Obligations of states and political subdivisions	$4,008	0	(81)	3,927
Corporates/other	0	0	0	0
Total	$4,008	0	(81)	3,927

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

The following table summarizes debt securities available-for-sale in an unrealized loss position for which an allowance for credit losses has not been recorded at September, 2024 and December 31, 2023, aggregated by major security type and length of time in a continuous unrealized loss position:

	Less than 12 Months		12 Months or Longer		Total
September, 30 2024	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale:
Obligations of states and political subdivisions	$0	0	65,832	(5,922)	65,832	(5,922)
Mortgage-backed securities in government sponsored entities	$5,650	(30)	84,791	(7,941)	90,441	(7,971)
Total	$5,650	(30)	150,623	(13,863)	156,273	(13,893)

Held-to-maturity:	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses
Obligations of states and political subdivisions	$-	-	1,517	(44)	1,517	(44)
Total	$-	-	1,517	(44)	1,517	(44)

	Less than 12 Months		12 Months or Longer		Total
December 31, 2023	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Available-for-sale:
Obligations of states and political subdivisions	$0	0	67,138	(7,620)	67,138	(7,620)
Mortgage-backed securities in government sponsored entities	$8,305	(169)	87,179	(10,538)	95,484	(10,707)
Total	$8,305	(169)	154,317	(18,158)	162,622	(18,327)

Held-to-maturity:	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses	Fair Value	Unrecognized Losses
Obligations of states and political subdivisions	$1,958	(1)	1,958	(80)	3,916	(81)
Total	$1,958	(1)	1,958	(80)	3,916	(81)

There were 345 and 348 positions that were in an unrealized loss position at September 30, 2024 and December 31, 2023, respectively. The Company must evaluate if a decline in the fair value below amortized cost resulted from credit loss or other factors. The analysis should consider the guidance in ASC 326-30-35-6 and ASC 326-30-55-1 through 55-4 when determining whether a credit loss exists. Unrealized losses on corporate bonds have not been recognized into income because the issuer(s) bonds are of high credit quality, management does not intend to sell and it is likely that management will not be required to sell the securities prior to their anticipated recovery, and the decline in fair value is largely due to changes in interest rates and other market conditions. The issuer(s) continues to make timely principal and interest payments on the bonds. The fair value is expected to recover as the bond(s) approach maturity. As of September 30, 2024 and December 31, 2023, the Company has not recognized any allowance for credit losses on debt securities either designated as available for sale or held to maturity.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

The amortized cost and fair value of debt securities at September 30, 2024, by contractual maturity, are shown below. Securities not due at a single maturity date are shown separately. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties (in thousands).

September 30, 2024	Available-for-Sale		Held-to-Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less	$5,090	5,057	0	0
Due after one year through five years	$29,775	28,256	1,561	1,517
Due after five years through ten years	$40,381	36,029	0	0
Due after ten years	$0	0	1,000	1,064
Mortgage Backed Securities	$123,000	115,215	0	0
Total	$198,246	184,557	2,561	2,581

Proceeds from the sales of available-for-sale securities for the nine months ending September 30, 2024 amounted to $0 resulting in gross gains and gross losses of $0 and $0, respectively. Proceeds from the sales of available-for-sale securities for the nine months ending September 30,2023 were $12,268,000 resulting in gross gains and gross losses of $0 and $316,000, respectively. Investment securities with fair values of $88,599,964 and $100,175,968 at September 30, 2024 and 2023, respectively, were pledged to secure public deposits and other purposes as required by law.

The Company monitors the credit quality of debt securities held-to-maturity through the use of credit rating. The Company monitors the credit rating on a monthly basis. The following table summarizes the amortized cost of debt securities held-to-maturity at September 30, 2024, aggregated by credit quality indicator.

	Held-to-Maturity
As of September 30, 2024	Obligations of states and political subdivisions	Corporates/other

AAA/AA/A	$1,561	0
BBB/BB/B	$0	0
Unrated	$0	1,000
Total	$1,561	1,000

A security is considered to be past due once it is 90+ days contractually past due under the terms of the agreement. As of September 20, 2024 and December 31, 2023, the Company did not have any past-due debt securities that are held-to-maturity.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

3.	Loans

Major classifications of loans are summarized as follows (in thousands):

	September 30, 2024	December 31, 2023
Commercial	$89,527	89,570
Commercial Real Estate	$100,829	97,205
Residential Real Estate	$236,224	235,847
Consumer	$6,620	7,160
	$433,200	429,782
Allowance for credit loss	$3,893	4,023
Net Loans	$429,307	425,759

The Company grants residential, commercial, and consumer loans to customers throughout its trade area, which is concentrated in North Central Pennsylvania. Although the Company has a diversified loan portfolio at September 30, 2024 and December 31, 2023, a substantial portion of its debtors' ability to honor their loan agreements is dependent upon the economic stability of its immediate trade area.

4.	Allowance for Credit Loss

Changes in the allowance for credit losses by portfolio segment are as follows (in thousands):

September 30, 2024	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Unallocated	Total
Beginning Balance	$1,891	1,015	1,023	94	0	4,023
Loans charged off	$0	(64)	(7)	(81)	0	(152)
Recoveries collected	$0	0	6	16	0	22
Provision (credit)	$0	0	0	0	0	0
Ending Balance	$1,891	951	1,022	29	0	3,893

September 30, 2023	Commercial	Commercial Real Estate	Residential Real Estate	Consumer	Unallocated	Total
Beginning Balance prior to adoption of ASC326	857	629	1,779	30	346	3,641
Impact of Adopting ASC 326	$990	608	(792)	42	(346)	502
Loans charged off		$0	(22)	(17)	0	(39)
Recoveries collected			$1	1	0	2
Provision (credit)	$(103)	(73)	69	37	0	(70)
Ending Balance	$1,744	1,164	1,035	93	0	4,036

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Credit Quality Information

The Company's internally assigned loan grades are as follows:

Pass loans are protected by the current net worth and paying capacity of the obligor or by the value of the underlying collateral. There are five sub-grades within the pass category to further distinguish the loan.

Special Mention loans are loans for which a potential weakness or risk exists, which could cause a more serious problem if not corrected.

Substandard loans have a well-defined weakness based on objective evidence and are characterized by the distinct possibility that the bank will sustain some loss if the deficiencies are not corrected.

Doubtful loans have all the weaknesses inherent in a substandard asset. In addition, these weaknesses make collection or liquidation in full highly questionable and improbable, based on existing circumstances.

Loss loans are considered uncollectible, or of such value that continuance as an asset is not warranted.

The following tables represent credit exposures for commercial real estate and commercial loans by internally assigned grades for the periods ended September 30, 2024 and December 31, 2023. The grading analysis estimates the capability of the borrower to repay the contractual obligations of the loan agreements as scheduled or at all. The Company's internal credit risk grading system is based on experiences with similarly graded loans (in thousands).

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

As of September 30, 2024:

	Term Loans
	Amortized Cost Basis by Origination Year and Risk Grades
Dollars in thousands	2024	2023	2022	Prior	Revolving Loans Amortized Cost Basis	Revolving loans converted to term Amortized Cost Basis	Total

Commercial
Pass	6,993	6,651	8,206	63,923	0	0	85,773
Special Mention	0	0	15	2,339	0	0	2,354
Substandard	0	86	1,123	191	0	0	1,400
Total Commercial Loans	6,993	6,737	9,344	66,453	0	0	89,527
Current Period Net write-offs	0	0	0	0	0	0	0

Commercial Real Estate
Pass	10,335	10,054	32,297	39,666	0	0	92,352
Special Mention	0	32	368	5,258	0	0	5,658
Substandard	0	12	0	2,807	0	0	2,819
Total Commercial Real Estate Loans	10,335	10,098	32,665	47,731	0	0	100,829
Current Period Net write-offs	0	0	0	64	0	0	64

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

As of September 30, 2024:

	Term Loans
	Amortized Cost Basis by Origination Year and Risk Grades
Dollars in thousands	2024	2023	2022	Prior	Revolving Loans Amortized Cost Basis	Revolving loans converted to term Amortized Cost Basis	Total

Residential Real Estate
Performing	26,487	30,370	49,914	127,783	0	0	234,554
Nonperforming	26	0	38	1,606	0	0	1,670
Total Residential Loans	26,513	30,370	49,952	129,389	0	0	236,224
Current Period Net write-offs	0	0	0	1	0	0	1

Consumer
Performing	1,882	2,251	1,335	1,098	0	0	6,566
Nonperforming	0	0	40	14	0	0	54
Total Consumer Loans	1,882	2,251	1,375	1,112	0	0	6,620
Current Period Net write-offs	0	37	32	-4	0	0	65

Portfolio Total	45,723	49,456	93,336	244,685	0	0	433,200
Current Period Net write-offs	0	37	32	61	0	0	130

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

As of December 31, 2023:

	Term Loans
	Amortized Cost Basis by Origination Year and Risk Grades
Dollars in thousands	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving loans converted to term Amortized Cost Basis	Total

Commercial
Pass	8,275	8,769	29,133	41,805	0	0	87,982
Special Mention	0	15	0	0	0	0	15
Substandard	97	1,132	0	344	0	0	1,573
Total Commercial Loans	8,372	9,916	29,133	42,149	0	0	89,570
Current Period Net write-offs	0	0	0	0	0	0	0

Commercial Real Estate
Pass	9,685	33,368	21,403	29,815	0	0	94,271
Special Mention	18	0	0	0	0	0	18
Substandard	0	0	0	2,916	0	0	2,916
Total Commercial Real Estate Loans	9,703	33,368	21,403	32,731	0	0	97,205
Current Period Net write-offs	0	0	0	0	0	0	0

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

As of December 31, 2023:

	Term Loans
	Amortized Cost Basis by Origination Year and Risk Grades
Dollars in thousands	2023	2022	2021	Prior	Revolving Loans Amortized Cost Basis	Revolving loans converted to term Amortized Cost Basis	Total

Residential Real Estate
Performing	38,180	55,268	39,144	102,266	0	0	234,858
Nonperforming	0	0	0	989	0	0	989
Total Residential Loans	38,180	55,268	39,144	103,255	0	0	235,847
Current Period Net write-offs	0	0	0	12	0	0	12

Consumer
Performing	3,422	2,186	601	880	0	0	7,089
Nonperforming	0	47	19	5	0	0	71
Total Consumer Loans	3,422	2,233	620	885	0	0	7,160
Current Period Net write-offs	11	19	29	1	0	0	60

Portfolio Total	59,677	100,785	90,300	179,020	0	0	429,782
Current Period Net write-offs	11	19	29	13	0	0	72

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

The Company evaluates credit quality for residential real estate and consumer loans based upon the aging status of the loan, which is presented below, and by payment activity. The following tables present performing and nonperforming residential real estate and consumer loans based on payment activity for the years ended September 30, 2024 and 2023 (in thousands):

September 30, 2024	First Mortgages	Home Equity Loans	Consumer	Total
Performing	$208,716	25,838	6,548	241,102
Nonperforming (Nonaccrual loans)	$1,593	78	72	1,743
Total	$210,309	25,916	6,620	242,845

December 31, 2023	First Mortgages	Home Equity Loans	Consumer	Total
Performing	$212,380	22,478	7,089	241,947
Nonperforming (Nonaccrual loans)	$955	34	71	1,060
Total	$213,335	22,512	7,160	243,007

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

Following are tables which include an aging analysis of the recorded investment of past-due loans as of September 30, 2024 and December 31, 2023 (in thousands):

September 30, 2024	Loans Past Due (Days)
	30 - 59	60 - 89	90 +	Total	Current	Total Loans
Commercial:
Obligations of state and political subdivisions	$0	0	0	0	12,268	12,268
Other commercial loans	$58	262	1,126	1,446	75,813	77,259
	$58	262	1,126	1,446	88,081	89,527
Commercial Real Estate:
Loans for investment property	$0	0	0	0	7,236	7,236
Other commercial real estate loans	$0	0	12	12	93,581	93,593
	$0	0	12	12	100,817	100,829
Residential Mortgage Loans:
First Mortgage	$1,417	1,035	890	3,342	206,966	210,308
Home equity loans	$133	107	40	280	25,636	25,916
	$1,550	1,142	930	3,622	232,602	236,224

Consumer:	$98	48	30	176	6,444	6,620

Ending Balance	$1,706	1,452	2,098	5,256	427,944	433,200

December 31, 2023
	Loans Past Due (Days)
	30 - 59	60 - 89	90 +	Total	Current	Total Loans
Commercial:
Obligations of state and political subdivisions	$0	0	0	0	13,778	13,778
Other commercial loans	$3	5	1,418	1,426	74,366	75,792
	$3	5	1,418	1,426	88,144	89,570
Commercial Real Estate:
Loans for investment property	$0	0	0	0	7,370	7,370
Other commercial real estate loans	$125	18	0	143	89,692	89,835
	$125	18	0	143	97,062	97,205
Residential Mortgage Loans:
First Mortgage	$1,558	251	1,847	3,656	209,679	213,335
Home equity loans	$186	21	83	290	22,222	22,512
	$1,744	272	1,930	3,946	231,901	235,847

Consumer:	$109	31	71	211	6,949	7,160

Ending Balance	$1,981	326	3,419	5,726	424,056	429,782

Nonaccrual Loans

Loans are considered for nonaccrual status when they are 90 days past due. When a loan is placed on nonaccrual status, previously accrued but unpaid interest is deducted from interest income.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

The following tables present loans that are on nonaccrual status and that are 90 days past due and still accruing interest by portfolio segment as of September 30, 2024 and December 31, 2023 (in thousands):

September 30. 2024	Nonaccrual With No Allowance for Credit Loss	Nonaccrual With an Allowance	Past Due 90 Days or More and Still Accruing
Commercial Loans:
Obligations of states and political subdivisions	$0	$0	0
Other commercial loans	$1,091	$29	0
Commercial Reat Estate:
Loans for investment properties	$0	$0	0
Other commercial real estate loans	$0	$12	5
Residential Mortgage Loans:
First Mortgages	$381	$90	419
Home equity loans	$0	$0	39
Consumer Loans	$0	$30	0
Net Loans	$1,472	$161	463

December 31, 2023	Nonaccrual With No Allowance or Credit Loss	Nonaccrual With an Allowance	Past Due 90 Days or More and Still Accruing
Commercial Loans:
Obligations of states and political subdivisions	0	$0	0
Other commercial loans	1,094	$324	0
Commercial Reat Estate:
Loans for investment properties	0	$0	0
Other commercial real estate loans	0	$0	0
Residential Mortgage Loans:
First Mortgages	135	$820	892
Home equity loans	0	$34	49
Consumer Loans	0	$71	0
Net Loans	1,229	$1,249	941

The following table presents the amortized cost basis of collateral-dependent loans by class as of September 30, 2024 and December 31, 2023:

September 30, 2024	Real Estate Collateral	Other Collateral
Commercial Loans:
Obligations of states and political subdivisions	$0	0
Other commercial loans	$1,091	0
Commercial Reat Estate:
Loans for investment properties	$0	0
Other commercial real estate loans	$0	0
Residential Mortgage Loans:
First Mortgages	$1,248	0
Home equity loans	$0	0
Consumer Loans	$0	0
Net Loans	$2,339	0

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

December 31, 2023	Real Estate Collateral	Other Collateral
Commercial Loans:
Obligations of states and political subdivisions	$0	0
Other commercial loans	$1,094	345
Commercial Reat Estate:
Loans for investment properties	$0	0
Other commercial real estate loans	$2,916	0
Residential Mortgage Loans:
First Mortgages	$834	0
Home equity loans	$0	0
Consumer Loans	$0	0
Net Loans	$4,844	345

Interest income on nonaccrual loans not recognized for nine months ending September 30, 2024 was $35,700 and through September 30, 2023 was $75,000, respectively.

Occasionally, the Company modifies loans to borrowers in financial distress by providing principal forgiveness, term extension, an other-than-insignificant payment delay or interest rate reduction. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses.

In some cases, the Company provides multiple types of concessions on one loan. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted.

There were no modifications in 2024 for borrowers experiencing financial difficulty.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

5.	Premises and Equipment

Major classifications of premises and equipment are summarized as follows (in thousands):

Balances	September 30, 2024	December 31, 2023
Land and improvements	$1,968	1,969
Buildings and improvements	$10,347	10,321
Furniture, fixtures and equipment	$5,209	5,477
	$17,524	17,767
Less accumulated depreciation	$9,500	9,322
Total	$8,024	8,445

Depreciation expense for nine months ending September 30, 2024 and September 30, 2023 was $499,000 and $478,000, respectively.

6.	Leases

In the normal course of business, the Company leases a property for one of its branch locations. This lease has a remaining term of eight years with no renewal options remaining. This lease was classified as an operating lease as of the commencement date. Lease expense for operating leases is recognized on a straight line basis over the lease term. Right-of-use assets represent our right to use an underlying asset for the lease term, and lease liabilities represent our obligation to make lease payments arising from the lease. Right-of-use assets and lease liabilities are recognized at the lease commencement date based on the estimated present value of lease payments over the lease term.

The Company uses its incremental borrowing rate at lease commencement to calculate the present value of lease payments when the rate implicit in a lease is not known. The Company’s incremental borrowing rate is based on the FHLB amortizing advance rate, adjusted for the lease term and other factors. The incremental borrowing rate used at lease commencement was 3.00%.

Right-of-use assets and lease liabilities by lease type and associated balance sheet captions are as follows (in thousands):

Nine Months ended September 30,	Balance Sheet Classification	2024	2023
Right-of-use asset: Operating Lease	Buildings and Improvements	$192	261
Lease Liability: Operating Lease	Other Liabilities	$192	261

Future undiscounted lease payments as of September 30, 2024 are as follows (in thousands):

Nine months ended September 30,
2024	$18
2025	$74
2026	$74
2027	$74
2028	$74
Thereafter	$233

Total undiscounted lease payments	$547
Less imputed interest	$(355)
Net lease Liability	$192

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

7.	Deposits

The components of deposits at September 30, 2024 and December 31, 2023 are as follows (in thousands):

	September 30, 2024	December 31, 2023
Demand, non-interest bearing	$140,119	140,423
Demand, interest-bearing	$67,145	67,910
Savings	$90,875	96,489
Money Market Accounts	$76,655	96,856
Time, $250 and over	$53,578	49,164
Time, other	$184,069	142,521
Total	$612,441	593,363

Brokered deposits in the amount of $25.0 million and 9.9 million, are included in the above totals as of September 30, 2024, and December 31, 2023, respectively.

Time deposits and their remaining maturities at September 30, 2024 are as follows (in thousands):

Nine months ended September 30,

2024	$61,008
2025	$164,891
2026	$7,062
2027	$2,577
2028	$1,044
Thereafter	$1,065
$237,647

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

8.	Borrowings and Subordinated Debt

Borrowings

Borrowings at September 30, 2024 and December 31, 2023 consisted of the following advances from the Federal Home Loan Bank (dollars in thousands):

Maturity Date	Interest Rate	2024	2023
March 15, 2027	4.333%	$20,000	20,000
Total		$20,000	20,000

Each advance is payable at its maturity date, with a prepayment penalty for fixed rate advances. The advances were collateralized by $274,300,000 and $313,503,000 of mortgage and non-mortgage loans under a blanket lien arrangement at September 30, 2024 and December 31, 2023, respectively. Based on this collateral, and the Company’s holding of FHLB stock, the Company is eligible to borrow up to $265,800,000 at September 30, 2024. Additionally, the Company had unused unsecured lines of credit with correspondent banks which provided another $8,000,000 of available credit at September 30, 2024.

Subordinated Debt

In June 2021, the Company issued $10 million of subordinated debt. The subordinated debt has a term of 10 years, maturing in June 2031, and a contractual fixed interest rate of 4.50% through June 30, 2026. The effective rate is 4.70%, which includes the amortization of issuance costs. Subsequent to June 30, 2026, the interest rate will be floating, based on the 90-day average Secured Overnight Financing Rate (“SOFR”) plus 382 basis points. Interest is paid semi-annually in June and December.

The Company may redeem or prepay any or all of the subordinated debt, in whole or in part, without premium or penalty, at any time on or after June 30, 2026, and prior to the maturity date at a price of 100% of the principal amount, plus interest accrued and unpaid to the date of redemption or prepayment.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

9.	Employee Stock Ownership Plan

The Company established an Employee Stock Ownership Plan in 2021 to provide additional benefits to employees. In 2021 the ESOP borrowed money from the Company to purchase 24,307 shares of stock at $38.00 per share. In 2022 the ESOP borrowed money from the Company to purchase 24,307 shares of stock at $37.00 per share. In 2023 the ESOP borrowed money from the Company to purchase 24,307 shares of stock at $23.00 per share. The Company makes discretionary contributions to the ESOP, as well as paying dividends on unallocated shares to the ESOP, and the ESOP uses funds it receives to repay the loan. When loan payments are made, ESOP shares are allocated to participants based on relative compensation. Expenses are recorded as shares are committed to be released. In 2023, the total expense was 5% of qualifying compensation, or approximately $343,000. Dividends on allocated shares increase participant accounts.

Participants receive their allocated shares at the end of employment.

Shares held by the ESOP were as follows:	September 30, 2024	December 31, 2023

Allocated to participants	$35,196	35,196
Unallocated	$37,725	37,725
Total ESOP shares	$72,921	72,921

Fair value of unallocated shares at September 30, 2024 is $995,932

Since the Company’s common stock is not traded on an established securities market, the ESOP includes a put option for shares of the Company’s common stock. Under the company’s administration of the ESOP’s put option, in the event a terminated plan participant desires to sell his or her shares of the Company stock, or for certain employees who elect to diversify their account balances, the Company may be required to purchase the shares from the participant at fair value. To the extent that shares of common stock held by the ESOP are not readily traded, a sponsor must reflect the maximum cash obligation related to those securities outside of stockholder’s equity.

Maximum cash obligation related to ESOP shares, net of unearned ESOP shares	September 30, 2024	December 31, 2023

Shares held by ESOP	72,921	72,921
Fair Value per share	$26.33	22.03
Maximum cash obligation	$1,920,010	1,606,450
Less: Unearned ESOP shares	(1,008,000)	(1,008,000)
Maximum cash obligation, net of unearned ESOP Shares	$912,010	598,450

Subsequent to September 30, 2024, the company approved a discretionary ESOP contribution that resulted in 23,930 shares reported as unallocated as of September 30, 2024, being allocated to participants.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

10.	Revenue Recognition

All the revenue from contracts with customers, within the scope of ASC 606 is recognized in Non Interest Income. The following table presents the Company’s sources of Non-Interest Income for the years ended September 30, 2024 and September 30, 2023 respectively. Items outside the scope of ASC 606 are noted as such.

Years ended September 30,	September 30, 2024	September 30, 2023
Non-Interest Income
Service Charges on Deposit Accounts	$365	324
Trust Services - Asset Management	$980	829
Trust Services - Estate Settlement	$52	40
Debit Card Income	$711	763
Insurance and Investment Management Fees	$192	178
ATM Service Charge Income	$49	47
Loan Servicing income*	$421	428
Gains on Sales of Loans*	$118	121
Earnings on Bank-Owned Life Insurance*	$710	262
Investment Security Gains (Losses)*	$6	(321)
Other	$93	67
Total	$3,697	2,738

“*” Not within the scope of ASC 606

Sources of revenue for the Company which fall within the scope of ASC 606 are described as follows:

●

Service Charges on Deposit Accounts – The Bank earns fees from its deposit customers for various services, including transaction-based services and periodic account maintenance. Transaction based services include, but are not limited to stop payment fees, overdraft fees, check cashing fees, wire transfer fees, and early withdrawal penalties. Maintenance fees include account maintenance fees, minimum balance fees, and monthly service charge. Transaction based fees are only recognized when the transaction is complete, and maintenance fees are recognized when the period of the obligation is complete.

●	Trust Services

o

Asset Management - The Trust department receives fees for providing trust related services including Investment Management, Security Custody, and Other Trust Services. These fees are based upon the value of assets under management and are assessed using a tiered rate schedule. Fees are recognized on a monthly basis when the service obligation is complete. These fees are recognized in trust services income on the Consolidated Statement of Income.

o

Estate Settlement – The trust department provides estate settlement services. These fees are based on the estimated fair value of the estate according to a tiered rate schedule. Each estate is unique in the nature, size, and complexity, and may include many tasks or milestones to complete. Fees are recognized in proportion to the number of milestones completed which is a judgement made by the trust management team. These fees are included in trust services income on the Consolidated Statements of Income.

●

Debit Card Income – The Bank provides electronic funds transfer processing services for the debit cards it offers to its customers. The Bank earns interchange fees from each cardholder transaction conducted through various networks. The fees are transaction based and are earned when the transaction is complete. These fees are recognized in other income on the Consolidated Statements of Income.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

●

Insurance and Investment Service Fees – The Company sells investments and insurance through its Trust and Wealth Management division. Commissions from the sale of these products are recognized upon the completion of the transaction. These fees are recognized in other income on the Consolidated Statements of Income.

●

ATM Service Charges – ATM service charges are earned when non customers use Bank ATMs. These fees are recognized when the transaction is complete. These fees are recognized in other income on The Consolidated Statements of Income.

●

Gains/Losses on the Sale of Other Real Estate – these assets are de-recognized when control of the property transfers to the buyer. These gains/losses are included in other income on the Consolidated Statements of Income.

11.	Commitments and Contingencies

In the normal course of business, the Company makes various commitments that are not reflected in the accompanying consolidated financial statements. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets. The Company's exposure to credit loss in the event of nonperformance by the other parties to the financial instruments is represented by the contractual amounts as disclosed. Losses, if any, are charged to the allowance for credit losses. The Company minimizes its exposure to credit loss under these commitments by subjecting them to credit approval, review procedures, and collateral requirements as deemed necessary.

The off-balance sheet commitments consisted of the following (in thousands):

Balances	September 30, 2024	December 31, 2023

Commitments to extend credit	$81,313	86,245
Standby letters of credit	$2,613	4,145
Total	$83,926	90,390

Commitments to extend credit are agreements to lend to a customer if there is no violation of any condition established in the loan agreement. These commitments are composed primarily of available commercial lines of credit and mortgage loan commitments. The Company uses the same credit policies in making loan commitments and conditional obligations as it does for on-balance sheet instruments. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, as deemed necessary, is based upon management credit evaluation in compliance with the Company's lending policy guidelines. Customers use credit commitments to ensure funds will be available for working capital purposes, for capital expenditures, and to ensure access to funds at specified terms and conditions.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Performance letters of credit represent conditional commitments issued by the Company to guarantee the performance of a customer to a third party. These instruments are issued primarily to support bid or performance-related contracts. The coverage period for these instruments is typically a one-year period with an annual renewal option subject to prior approval by management. Fees earned from the issuance of these letters are recognized over the coverage period. For secured letters of credit, the collateral is typically company deposit instruments or customer business assets.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

12.	Regulatory Matters

Cash and Due from Banks

The Bank is required to maintain average cash reserve balances in vault cash or with the Federal Reserve Bank. There are no required reserves at September 30, 2024 or December 31, 2023.

Loans

Federal law prevents the Company from borrowing from the Bank unless the loans are secured by specific collateral. Further, such secured loans are limited in amount to 10 percent of the Bank's common stock and capital surplus.

Dividends

The Company is subject to a dividend restriction that generally limits the amount of dividends that can be paid by a national bank. Prior approval of the Office of the Comptroller of the Currency ("OCC") is required if the total of all dividends declared by a national bank in any calendar year exceeds net profits, as defined for the year, combined with its retained net profits for the two preceding calendar years less any required transfers to surplus. Using this formula, the amount available for payment of dividends by the Bank in 2024, without approval of the OCC, is approximately $2,309,569 plus 2024 net profits retained up to the date of the dividend declaration.

Capital Requirements

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet the minimum capital requirements can initiate certain mandatory and possibly additional discretionary-actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk‑weightings and other factors.

Information presented for September 30, 2024 and December 31, 2023 reflects the Basel III capital requirements. Under these capital requirements and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk-weightings and other factors.

The risk-based capital rules adopted effective January 1, 2015 require that banks and holding companies maintain a “capital conservation buffer” of 250 basis points in excess of the “minimum capital ratio.” The minimum capital ratio is equal to the prompt corrective action adequately capitalized threshold ratio. The capital conservation buffer is 2.5% for 2019 and thereafter. Failure to maintain the required capital conservation buffer will result in limitations on capital distributions and on discretionary bonuses to executive officers.

Effective January 1, 2023, the capital levels required for the Bank to avoid these limitations were as follows:

●	Common Equity Tier 1 capital ratio of 7.00%
●	Tier 1 risk based capital ratio of 8.50%
●	Total risk based capital ratio of 10.50%

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

As of September 30, 2024, and December 31, 2023, the Bank had a conservation buffer greater than 2.5%.

In addition to the capital requirements, the Federal Deposit Insurance Corporation Improvement Act ("FDICIA") established five capital categories ranging from "well capitalized" to "critically undercapitalized." Should any institution fail to meet the requirements to be considered "adequately capitalized," it would become subject to a series of increasingly restrictive regulatory actions.

As of September 30, 2024 and December 31, 2023, the OCC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be classified as a well-capitalized financial institution, Common equity Tier 1, Total risk-based, Tier I risk-based, and Tier I leverage capital ratios must be at least 6.5 percent, 10.0 percent, 8.0 percent, and 5.0 percent, respectively.

The following table presents the Bank’s Capital Ratios as of the dates indicated (dollars in thousands).

	Actual		To be Adequately Capitalized under Prompt Corrective Action Provisions			To be Well Capitalized under Prompt Corrective Action Provisions
September 30, 2024	Amount	Ratio	Amount		Ratio	Amount		Ratio
Common equity Tier 1 (total risk-weighted assets)	$67,157	15.69%	$	>19,265	>4.50%	$	>27,827	>6.50%
Total capital (to risk-weighted assets)	$71,300	16.65%	$	>34,249	>8.00%	$	>42,811	>10.00%
Tier 1 capital (to risk-weighted assets)	$67,157	15.69%	$	>25,687	>6.00%	$	>34,249	>8.00%
Tier 1 capital (to average assets)	$67,157	9.59%	$	>28,005	>4.00%	$	>35,006	>5.00%

September 30, 2023	Amount	Ratio	Amount		Ratio	Amount		Ratio
Common equity Tier 1 (total risk-weighted assets)	$65,012	16.61%	$	>17,610	>4.50%	$	>25,437	>6.50%
Total capital (to risk-weighted assets)	$69,299	17.71%	$	>31,307	>8.00%	$	>39,133	>10.00%
Tier 1 capital (to risk-weighted assets)	$65,012	16.61%	$	>23,480	>6.00%	$	>31,307	>8.00%
Tier 1 capital (to average assets)	$65,012	9.48%	$	>27,436	>4.00%	$	>34,295	>5.00%

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

13.	Fair Value Measurements

The following disclosures show the hierarchal disclosure framework associated with the level of pricing observations utilized in measuring assets and liabilities at fair value. The three broad levels of pricing observations are as follows:

Level 1: Quoted prices are available in active markets for identical assets or liabilities as of the reported date.

Level 2: Pricing inputs are other than the quoted prices in active markets, which are either directly or indirectly observable as of the reported date. The nature of these assets and liabilities includes items for which quoted prices are available but traded less frequently and items that are fair-valued using other financial instruments, the parameters of which can be directly observed.

Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

This hierarchy requires the use of observable market data when available.

Balance September 30, 2024	Level 1	Level 2	Level 3	TOTAL
Assets measured on a recurring basis:
Investment securities available-for-sale	$0	$0	$0	$0
Obligations of states and political subdivisions	$0	$69,342	$0	$69,342
Mortgage-backed securities in government-sponsored entities	$0	$115,215	$0	$115,215
Equity securities in financial institutions	$171	$0	$0	$171
Total	$171	$184,557	$0	$184,728
Balance December 31, 2023
Assets measured on a recurring basis:
Investment securities available-for-sale	$0	$0	$0	$0
Obligations of states and political subdivisions	$0	$67,638	$0	$67,638
Mortgage-backed securities in government-sponsored entities	$0	$120,476	$0	$120,476
Equity securities in financial institutions	$167	$0	$0	$167
Total	$167	$188,114	$0	$188,281

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

14.	Fair Value of Financial Instruments

The fair values at September 30, 2024 of the Company’s financial instruments are as follows (in thousands):

Balance September 30, 2024	Carrying Value	Fair Value		Level 1		Level 2		Level 3
Financial Assets:
Cash and cash equivalents	$45,060		$45,060		$45,060
Investment securities:
Available-for-sale	$184,557		$184,557				$184,557
Held-to-maturity	$2,561		$2,581				$2,581
Equity securities	$171		$171		$171
Loans held for sale	$1,955		$1,955		$1,955
Net loans	$433,200		$412,113					$412,113
Restricted stock	$2,822	$	N/A	$	N/A	$	N/A
Mortgage servicing rights	$285		$1,068				$1,068
Accrued interest receivable	$2,342		$2,342				$2,342
Financial Liabilities:
Deposits	$612,441		$611,476				$611,476
Borrowings	$20,000		$20,000				$20,000
Accrued interest payable	$427		$427				$427

Balance December 31, 2023	Carrying Value	Fair Value		Level 1		Level 2		Level 3
Financial Assets:
Cash and cash equivalents	$19,014		$19,014		$19,014
Investment securities:
Available-for-sale	$188,144		$188,114				$188,114
Held-to-maturity	$4,008		$4,008				$4,008
Equity securities	$167		$167		$167
Loans held for sale	$629		$629		$629
Net loans	$425,759		$404,457					$404,457
Restricted stock	$2,926	$	N/A	$	N/A	$	N/A
Mortgage servicing rights	$369		$1,288				$1,288
Accrued interest receivable	$2,317		$2,317				$2,317
Financial Liabilities:
Deposits	$593,362		$543,754				$543,754
Borrowings	$20,000		$20,000				$20,000
Accrued interest payable	$366		$366				$366

Financial instruments are defined as cash, evidence of ownership interest in an entity, or a contract that creates an obligation or right to receive or deliver cash or another financial instrument from/to a second entity on potentially favorable or unfavorable terms.

Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties other than in a forced or liquidation sale. If a quoted market price is available for a financial instrument, the estimated fair value would be calculated based upon the market price per trading unit of the instrument.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

If no readily available market exists, the fair value estimates for financial instruments should be based upon management's judgment regarding current economic conditions, interest rate risk, expected cash flows, future estimated losses, and other factors as determined through various option pricing formulas. As many of these assumptions result from judgments made by management based upon estimates that are inherently uncertain, the resulting estimated fair values may not be indicative of the amount realizable in the sale of a particular financial instrument. In addition, changes in assumptions on which the estimated fair values are based may have a significant impact on the resulting estimated fair values.

In accordance with Accounting Standards Update (ASU) 2016-01, Recognition and Measurement of Financial Assets and Liabilities, the Company has considered the exit price notion when measuring the fair value of financial instruments.

The Company employed simulation modeling in determining the estimated fair value of financial instruments for which quoted market prices were not available based upon the following assumptions:

Investment Securities

The fair market value of investment securities is equal to the available quoted market price. If no quoted market price is available, fair value is estimated using the quoted market price for similar securities. Fair values for certain corporate bonds were determined utilizing discounted cash flow models, due to the absence of a current market to provide reliable market quotes for the instruments.

Mortgage Servicing Rights

The fair value for mortgage servicing rights is estimated by discounting contractual cash flows and adjusting for prepayment estimates. Discount rates are based upon rates generally charged for such loans with similar characteristics.

Commitments to Extend Credit and Commercial Letters of Credit

These financial instruments are generally not subject to sale, and estimated fair values are not readily available.

The carrying value, represented by the net deferred fee arising from the unrecognized commitment or letter of credit, and the fair value, determined by discounting the remaining contractual fee over the term of the commitment using fees currently charged to enter into similar agreements with similar credit risk, are not considered material for disclosure. The contractual amounts of unfunded commitments and letters of credit are presented in Note 11.

Northumberland Bancorp
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

15.	Related Party Transactions

Certain officers, directors and other related parties have loans and conduct other transactions with the Company. Deposits of related parties totaled $3,259,000 and $5,094,000 at September 30, 2024 and December 31, 2023, respectively. The aggregate dollar amount of loans to related parties, along with an analysis of the activity for September 30, 2024 and December 31, 2023 are as follows (in thousands):

	September 30, 2024	December 31, 2023
Balance, beginning	$1,356	1,078
Additions	$15	406
Repayments	$(19)	(128)
Effect of changes in composition of related parties	$5,206	0
Balance, ending	$6,558	1,356

As of September 30, 2024, the Company was owed $5,320,000 of loans, net of participation balances, that is currently classified as special mention. The loans are not and never have been past due and have not been placed on nonaccrual. The relationship has available line of credit of $1,189,000.

16.	Pending Sale

On September 25, 2024, The Northumberland National Bank, announced a Merger of Equals with Mifflinburg Bank & Trust, with an anticipated close in the 2nd or 3rd Quarter of 2025.

17.	Subsequent Events

Management has reviewed events occurring through January 8, 2025, the date the financial statements were available to be issued for items that should potentially be recognized or disclosed in these consolidated financial statements.

ANNEX A

AGREEMENT AND PLAN OF MERGER, AS AMENDED

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to Agreement and Plan of Merger (this “Amendment”) is made as of December 4, 2024, by and between Mifflinburg Bancorp, Inc., a Pennsylvania corporation having its administrative headquarters at 250 East Chestnut Street, Mifflinburg, Pennsylvania 17844 (“Mifflinburg”), and Northumberland Bancorp, a Pennsylvania corporation having its administrative headquarters at 245 Front Street, Northumberland, Pennsylvania 17757 (“Northumberland”).

BACKGROUND:

Mifflinburg and Northumberland entered into that certain Agreement and Plan of Merger dated September 24, 2024 (the “Agreement”), providing for the merger (the “Merger”) of Northumberland with and into Mifflinburg, with Mifflinburg surviving (the “Surviving Corporation”), and further providing for the merger (the “Bank Merger”) of The Northumberland National Bank, a national banking association and wholly owned subsidiary of Northumberland (“Norry Bank”), with and into Mifflinburg Bank and Trust Company, a Pennsylvania bank and trust company and wholly owned subsidiary of Mifflinburg (“Mifflinburg Bank”), with Mifflinburg Bank surviving (the “Surviving Bank”). In connection with the Bank Merger, Norry Bank and Mifflinburg Bank have entered into that certain Bank Plan of Merger dated September 24, 2024 (the “Bank Merger Agreement”).

Section 1.6 of the Agreement provides that the post-merger name of the Surviving Bank in the Bank Merger shall be determined by mutual agreement of Mifflinburg and Northumberland.

Mifflinburg and Northumberland have subsequently determined and agreed that the post-merger name of the Surviving Bank in the Bank Merger shall be “Central Penn Bank & Trust.”

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, Mifflinburg and Northumberland hereby agree as follows:

1.         Definitions. Capitalized terms used herein shall have the respective meanings given in the Agreement, unless a different meaning is given herein or the context clearly requires otherwise.

2.         Amendment of Section 1.6. Section 1.6 of the Agreement is hereby amended to read in its entirety as follows:

“1.6         Surviving Bank Name. The name of the Surviving Bank shall be ‘Central Penn Bank & Trust.’ The address of the principal executive office of the Surviving Bank will be the address of Mifflinburg Bank at the Effective Time, 250 Chestnut Street, Mifflinburg, Pennsylvania, 17844.”

3.         Amendment of Bank Merger Agreement. Mifflinburg and Northumberland each agree to cause Mifflinburg Bank and Norry Bank, respectively, to enter into, execute and deliver as of the date hereof an amendment to the Bank Merger Agreement providing that the name of the Surviving Bank in the Bank Merger shall be “Central Penn Bank & Trust.”

4.         Other Terms; Incorporation. Other than the amendments to the Agreement set forth in Section 2 of this Amendment, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect. All other terms and conditions of the Agreement are incorporated by reference and made a part of this Amendment as if fully set forth herein.

5.         Miscellaneous.

(a)         This Amendment shall inure to the benefit of and shall be binding upon the parties and their respective successors and permitted assigns.

(b)         This Amendment may not be amended, changed, modified, altered or terminated except by a written instrument executed by Mifflinburg and Northumberland.

(c)         This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of such counterparts together shall be deemed to be one and the same instrument. A signed counterpart of this Amendment delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed counterpart.

(d)         This Amendment is prepared and entered into with the intention that the laws of the Commonwealth of Pennsylvania shall govern its construction.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized officers all as of the day and year first above written.

MIFFLINBURG BANCORP, INC.

By:	/s/ Jeffrey J. Kapsar
Jeffrey J. Kapsar
Vice Chairman, President & CEO

NORTHUMBERLAND BANCORP

By:	/s/ J. Todd Troxell
J. Todd Troxell
President & CEO

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

NORTHUMBERLAND BANCORP

AND

MIFFLINBURG BANCORP, INC.

September 24, 2024

TABLE OF CONTENTS

Page(s)

ARTICLE I.	THE MERGER	A-10
1.1.	Merger	A-10
1.2.	Name	A-10
1.3.	Articles of Incorporation and Bylaws	A-10
1.4.	Directors and Officers	A-10
1.5.	Bank Merger	A-10
1.6.	Surviving Bank Name	A-11
1.7.	Tax Consequences	A-11
ARTICLE II.	CONVERSION AND EXCHANGE OF SHARES	A-11
2.1.	Conversion of Shares	A-11
2.2.	Undisbursed Consideration	A-14
2.3.	Reservation of Shares	A-16
2.4.	Withholding Rights	A-16
2.5.	Expenses	A-16
2.6.	Dissenters’ Rights	A-16
ARTICLE III.	REPRESENTATIONS AND WARRANTIES OF NORTHUMBERLAND	A-16
3.1.	Organization	A-16
3.2.	Authority	A-17
3.3.	Subsidiaries	A-18
3.4.	Capitalization	A-18
3.5.	Consents and Approvals	A-19
3.6.	Charter, Bylaws and Minute Books	A-19
3.7.	Reports	A-20
3.8.	Financial Statements	A-21
3.9.	Absence of Undisclosed Liabilities	A-22
3.10.	Absence of Changes	A-22
3.11.	Dividends, Distributions and Stock Purchases	A-23
3.12.	Taxes	A-23
3.13.	Title to and Condition of Assets	A-24

3.14.	Contracts	A-24
3.15.	Litigation and Governmental Directives	A-25
3.16.	Risk Management Instruments	A-25
3.17.	Environmental Matters	A-26
3.18.	Intellectual Property	A-26
3.19.	Privacy	A-27
3.20.	Compliance with Laws; Governmental Authorizations	A-28
3.21.	Insurance	A-28
3.22.	Financial Institutions Bonds	A-29
3.23.	Labor Relations and Employment Agreements	A-29
3.24.	Employee Benefit Plans	A-30
3.25.	Loan Portfolio	A-31
3.26.	Investment Portfolio	A-33
3.27.	Related Party Transactions	A-34
3.28.	Certain Activities	A-34
3.29.	Brokers, Finders and Financial Advisors	A-35
3.30.	Complete and Accurate Disclosure	A-35
3.31.	Proxy Statement/Prospectus	A-35
3.32.	Beneficial Ownership of Mifflinburg Common Stock	A-35
3.33.	Fairness Opinion	A-35
3.34.	Anti-Takeover Provisions	A-35
3.35.	Reorganization	A-36
3.36.	Voting Agreements	A-36
ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF MIFFLINBURG	A-36
4.1.	Organization	A-36
4.2.	Authority	A-36
4.3.	Subsidiaries	A-37
4.4.	Capitalization	A-37
4.5.	Consents and Approvals	A-38
4.6.	Charter, Bylaws and Minute Books	A-39
4.7.	Reports	A-39
4.8.	Financial Statements	A-40

4.9.	Absence of Undisclosed Liabilities	A-41
4.10.	Absence of Changes	A-41
4.11.	Dividends, Distributions and Stock Purchases	A-42
4.12.	Taxes	A-42
4.13.	Title to and Condition of Assets	A-43
4.14.	Contracts	A-43
4.15.	Litigation and Governmental Directives	A-44
4.16.	Risk Management Instruments	A-44
4.17.	Environmental Matters	A-44
4.18.	Intellectual Property	A-45
4.19.	Privacy	A-45
4.20.	Compliance with Laws; Governmental Authorizations	A-46
4.21.	Insurance	A-47
4.22.	Financial Institutions Bonds	A-47
4.23.	Employee Benefit Plans	A-47
4.24.	Loan Portfolio	A-49
4.25.	Investment Portfolio	A-50
4.26.	Related Party Transactions	A-51
4.27.	Certain Activities	A-51
4.28.	Brokers, Finders and Financial Advisors	A-51
4.29.	Fairness Opinion	A-52
4.30.	Complete and Accurate Disclosure	A-52
4.31.	Proxy Statement/Prospectus	A-52
4.32.	Beneficial Ownership of Northumberland Common Stock	A-52
4.33.	Reorganization	A-52
4.34.	Labor Relations and Employment Agreements	A-52
4.35.	Anti-Takeover Provisions	A-53
4.36.	Offer Letters	A-54
ARTICLE V.	COVENANTS OF NORTHUMBERLAND	A-54
5.1.	Conduct of Business	A-54
5.2.	Best Efforts	A-58
5.3.	Northumberland Recommendation	A-59

5.4.	Proxy Solicitor	A-59
5.5.	Access to Properties and Records	A-59
5.6.	Subsequent Financial Statements	A-60
5.7.	Update Schedules	A-60
5.8.	Notice	A-60
5.9.	No Solicitation	A-60
5.10.	No Purchase or Sales of Mifflinburg or Northumberland Common Stock	A-64
5.11.	Internal Controls	A-64
5.12.	Transaction Expenses of Northumberland	A-64
5.13.	Director Resignations	A-65
5.14.	Northumberland ESOP Participant Approval	A-65
5.15.	Dissolution of NNB Financial	A-65
ARTICLE VI.	COVENANTS OF MIFFLINBURG	A-65
6.1.	Conduct of Business	A-65
6.2.	Best Efforts	A-70
6.3.	State Securities Laws	A-72
6.4.	Changes in Accounting	A-72
6.5.	Access to Properties and Records	A-72
6.6.	Subsequent Financial Statements	A-73
6.7.	Update Schedules	A-73
6.8.	Notice	A-73
6.9.	No Solicitation	A-73
6.10.	Employment Arrangements	A-76
6.11.	Insurance; Indemnification	A-77
6.12.	Executive Officers	A-78
6.13.	Directors of the Surviving Corporation	A-78
6.14.	Bylaws Amendments	A-79
6.15.	Treatment of Northumberland Debt	A-79
6.16.	ESOP Merger	A-79
6.17.	Mutual Covenants	A-80
ARTICLE VII.	CONDITIONS PRECEDENT	A-81
7.1.	Common Conditions	A-81

7.2.	Conditions Precedent to Obligations of Mifflinburg	A-82
7.3.	Conditions Precedent to the Obligations of Northumberland	A-83
ARTICLE VIII.	TERMINATION, AMENDMENT AND WAIVER	A-84
8.1.	Termination	A-84
8.2.	Effect of Termination	A-87
8.3.	Amendment	A-89
8.4.	Waiver	A-89
ARTICLE IX.	CLOSING AND EFFECTIVE TIME	A-89
9.1.	Closing	A-89
9.2.	Effective Time	A-89
ARTICLE X.	NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES	A-90
10.1.	No Survival	A-90
ARTICLE XI.	GENERAL PROVISIONS	A-90
11.1.	Expenses	A-90
11.2.	Press Releases, Etc	A-90
11.3.	Notices	A-90
11.4.	Electronic Delivery; Counterparts	A-91
11.5.	Governing Law; Waiver of Jury Trial	A-91
11.6.	Parties in Interest	A-92
11.7.	Specific Performance; Jurisdiction	A-92
11.8.	Disclosure Schedules	A-92
11.9.	Entire Agreement	A-92

APPENDIX

Appendix I         Definitions

INDEX OF EXHIBITS

Exhibit A         Bank Plan of Merger

Exhibit B         Form of Voting Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (the “Agreement”), entered into as of September 24, 2024, by and between Mifflinburg Bancorp, Inc., a Pennsylvania corporation having its administrative headquarters at 250 E. Chestnut Street, Mifflinburg, Pennsylvania 17844 (“Mifflinburg”), and Northumberland Bancorp, a Pennsylvania corporation having its administrative headquarters at 245 Front Street, Northumberland, Pennsylvania 17857 (“Northumberland”).

BACKGROUND:

Mifflinburg is a bank holding company registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and is the parent holding company of Mifflinburg Bank and Trust Company, a Pennsylvania chartered financial institution (“Mifflinburg Bank”).

Northumberland is a bank holding company registered under the BHC Act and is the parent holding company of The Northumberland National Bank, a national banking association ("Norry Bank").

The Boards of Directors of Mifflinburg and Northumberland have determined that it is in the best interests of Mifflinburg and Northumberland, respectively, for Northumberland to merge with and into Mifflinburg with Mifflinburg surviving (the “Merger”), and for Norry Bank to merge with and into Mifflinburg Bank, with Mifflinburg Bank surviving (the “Bank Merger”). In connection with the Bank Merger, Mifflinburg Bank and Norry Bank have entered into that certain Bank Plan of Merger, of even date herewith, attached hereto as Exhibit A (the “Bank Merger Agreement”).

In connection with the Merger, all of the outstanding shares of the common stock of Northumberland, par value $0.10 per share (the “Northumberland Common Stock”), will be converted into shares of the common stock of Mifflinburg, par value $1.00 per share (the “Mifflinburg Common Stock”), on the terms described in this Agreement.

Concurrent with the execution and delivery of this Agreement, and as a condition and an inducement for Mifflinburg to enter into this Agreement, the directors of Northumberland and the Named Executive Officers of Northumberland and/or Norry Bank who own stock of Northumberland other than as participants in the Northumberland ESOP have simultaneously herewith entered into separate voting agreements with Mifflinburg substantially in the form attached hereto as Exhibit B (collectively, the “Northumberland Voting Agreements”), pursuant to which each such person has agreed to vote certain shares of Northumberland Common Stock beneficially owned by him or her in favor of this Agreement, the Merger and, to the extent required, all transactions incident thereto.

WITNESSETH:

NOW, THEREFORE, in consideration of the mutual covenants contained herein and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I.A.
DEFINITIONS

Appendix I sets forth (i) definitions of capitalized terms used in this Agreement which are not otherwise defined within the text of this Agreement, and (ii) cross references to capitalized terms defined within the text of the Agreement.

ARTICLE I.     THE MERGER

1.1.     Merger. Subject to the terms and conditions of this Agreement, at the Effective Time: (i) Northumberland shall merge with and into Mifflinburg pursuant to the provisions of the Applicable Corporate Law, whereupon the separate existence of Northumberland shall cease, and Mifflinburg shall be the surviving corporation (hereinafter sometimes referred to as the “Surviving Corporation”), and (ii) all of the outstanding shares of Northumberland Common Stock will be converted into Mifflinburg Common Stock and cash in accordance with the provisions of ARTICLE II.

1.2.     Name. Subject to the receipt of Requisite Regulatory Approvals, the name of the Surviving Corporation shall be “Steele Bancorp, Inc.” The address of the principal office of the Surviving Corporation will be the address of Mifflinburg at the Effective Time, 250 E. Chestnut Street, Mifflinburg, Pennsylvania 17844. Any reference in this Agreement to “Mifflinburg” in a covenant which is intended to survive Closing shall be deemed to refer to the Steele Bancorp, Inc.

1.3.     Articles of Incorporation and Bylaws. Except for the change in name of the Surviving Corporation as set forth in Section 1.2, the articles of incorporation and bylaws of the Surviving Corporation shall be the articles of incorporation and bylaws of Mifflinburg as in effect at the Effective Time.

1.4.     Directors and Officers. Subject to the provisions of Sections 6.12 and 6.13, the directors and officers of the Surviving Corporation shall be the directors and officers of Mifflinburg in office at the Effective Time. Each of such directors and officers shall serve until such time as his or her successor is duly elected and has qualified.

1.5.     Bank Merger. Subject to the terms and conditions of the Bank Merger Agreement, on the Effective Date and at the Effective Time, Norry Bank shall merge with and into Mifflinburg Bank pursuant to the provisions of the Applicable Banking Law, whereupon the separate existence of Norry Bank shall cease, and Mifflinburg Bank shall be the surviving bank (hereinafter sometimes referred to as the “Surviving Bank”). Any reference in this Agreement to “Mifflinburg Bank” in a covenant which is intended to survive Closing shall be deemed to refer to the Surviving Bank, regardless of its name.

1.6.     Surviving Bank Name. The name of the Surviving Bank shall be determined by mutual agreement of the Parties prior to the date Mifflinburg Bank files an application under the Bank Merger Act with the FDIC to approve the Bank Merger. The address of the principal office of the Surviving Bank will be the address of Mifflinburg Bank at the Effective Time, 250 E. Chestnut Street, Mifflinburg, Pennsylvania 17844. The Board of Directors of the Surviving Bank may determine to change the name of the Surviving Bank after the Effective Time of the Bank Merger.

1.7.     Tax Consequences. The Parties intend that the Merger shall qualify as a "reorganization" under Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization” for purposes of Sections 354 and 361 of the Code. If either of the tax opinions referred to in Section 7.1(c) cannot be rendered (as reasonably determined, in each case, by the counsel charged with giving such opinion) as a result of the Merger failing to satisfy the “continuity of interest” requirements under applicable U.S. federal income tax principles relating to reorganizations under Section 368(a) of the Code, then Mifflinburg shall have the option, in its sole discretion, but not the obligation, to increase the Conversion Ratio to the minimum extent necessary to enable the relevant tax opinions to be rendered.

ARTICLE II.
    CONVERSION AND EXCHANGE OF SHARES

2.1.     Conversion of Shares. At the Effective Time, the shares of Northumberland Common Stock then outstanding shall be converted into shares of Mifflinburg Common Stock and cash, as follows:

(a)    Conversion of Shares.

(i)    Except for the Canceled Shares and Dissenting Northumberland Shares, each share of Northumberland Common Stock issued and outstanding immediately prior to the Effective Time (a “Northumberland Share” and, collectively, the “Northumberland Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding and shall be canceled and extinguished and converted into the right to receive, upon the surrender of the share certificates evidencing the Northumberland Shares (it being understood that any reference herein to a “certificate” of Northumberland Shares shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Northumberland Common Stock), the Merger Consideration.

(ii)    Shares of Northumberland Common Stock owned as of the Effective Time by Mifflinburg, Mifflinburg Bank, Northumberland or Norry Bank (except for Northumberland Common Stock held in trust accounts, managed accounts, and the like, or otherwise held in a fiduciary capacity and that are beneficially owned by third parties, including all shares and share equivalents held in connection with Northumberland’s 401(k) Plan and Northumberland's ESOP, or shares held directly or indirectly in respect of debts previously contracted) (collectively, the “Canceled Shares”) shall not be converted into the Merger Consideration and shall be canceled at the Effective Time.

(iii)    Each share of Mifflinburg Common Stock that is issued and outstanding immediately before the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one (1) share of Mifflinburg Common Stock, and each holder thereof shall retain his or her rights therein. The holders of the shares of Mifflinburg Common Stock outstanding immediately prior to the Effective Time shall, immediately after the Effective Time, continue to hold a majority of the outstanding shares of Mifflinburg Common Stock.

(b)    Definitions. For purposes hereof, the following terms have the following meanings:

“Mifflinburg Share Value” means the closing price of Mifflinburg Common Stock on the Market on the last trading day immediately prior to the Effective Date on which 100 or more shares of Mifflinburg Common Stock traded.

“Conversion Ratio” means 1.1850, which is the number of shares of Mifflinburg Common Stock payable in the Merger per Northumberland Share exchanged therefor; provided, however, that if Mifflinburg or Northumberland shall, at any time after the date of this Agreement and before the Effective Time, change its issued and outstanding shares into a different number of shares or a different class of shares as a result of a stock split, reverse stock split, stock dividend, spin-off, extraordinary dividend, recapitalization, reclassification, subdivision, combination of shares or other similar transaction, or there shall have been a record date declared for any such matter, then the Conversion Ratio shall be proportionately adjusted (calculated to four (4) decimal places), so that each Northumberland shareholder shall receive at the Effective Time, in exchange for his or her shares of Northumberland Common Stock, the number of shares of Mifflinburg Common Stock as would then have been owned by such Northumberland shareholder if the Effective Time had occurred before the record date of such event. For example, if Mifflinburg were to declare a five percent (5%) stock dividend after the date of this Agreement, and if the record date for that stock dividend were to occur before the Effective Time, the Conversion Ratio would be adjusted from 1.1850 to 1.2443 shares.

“Merger Consideration” means a number of shares of Mifflinburg Common Stock equal to the number of Northumberland Shares to be converted into Mifflinburg Common Stock multiplied by the Conversion Ratio.

(c)    No Fractional Shares. No fractional shares of Mifflinburg Common Stock shall be issued in connection with the Merger. In lieu of the issuance of any fractional share to which an Northumberland shareholder would otherwise be entitled, such shareholder shall instead receive, in cash, an amount equal to the product of  (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the Determination Date Market Price.

(d)    Issuance of Merger Consideration.

(i)    Immediately prior to the Effective Time, Mifflinburg shall deliver to the Exchange Agent, in trust for the benefit of the holders of Northumberland Shares, certificates representing an aggregate number of whole shares of Mifflinburg Common Stock equal to the number of whole shares of Mifflinburg Common Stock into which such Northumberland Shares are to be converted as determined in Section 2.1(b). Notwithstanding the foregoing, Mifflinburg may, at its election, deliver the required shares of Mifflinburg Common Stock in book entry form via direct registration in lieu of the delivery of physical certificates of Mifflinburg Common Stock.

(ii)    As soon as practicable following the Effective Time, each holder of Northumberland Shares that are to be converted into Merger Consideration, upon proper surrender to the Exchange Agent of one or more certificates for such Northumberland Shares for cancellation accompanied by a properly completed Letter of Transmittal, shall be entitled to receive (and the Exchange Agent shall deliver) certificates or electronic book entry to their account representing the number of whole shares of Mifflinburg Common Stock into which such Northumberland Shares shall have been converted in the Merger and a check for any fractional interests in accordance with Section 2.1(e).

(iii)    No dividends or distributions that have been declared, if any, will be paid to persons entitled to receive certificates for shares of Mifflinburg Common Stock until such persons surrender their certificates for Northumberland Shares, at which time all such dividends and distributions shall be paid. In no event shall the persons entitled to receive such dividends be entitled to receive interest on such dividends. If any Mifflinburg Common Stock is to be issued in a name other than that in which the Northumberland certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer taxes or other taxes required by reason of issuance in a name other than the registered holder of the certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Northumberland Shares for any Mifflinburg Common Stock or dividends thereon delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(e)    Payment of Cash in Lieu of Fractional Shares. Immediately prior to the Effective Time, Mifflinburg shall deposit with the Exchange Agent, in trust for the benefit of the holders of Northumberland Shares, an amount in cash equal to the cash in lieu of fractional shares to be paid in accordance with Section 2.1(c). As soon as practicable following the Effective Time, each holder of fractional shares that are to be converted to cash, upon proper surrender to the Exchange Agent of one or more certificates for such Northumberland Shares for cancellation accompanied by a properly completed Letter of Transmittal, shall be entitled to receive (and the Exchange Agent shall deliver) a bank check for an amount equal to the fractional shares to be converted into cash. In no event shall the holder of any such surrendered certificates be entitled to receive interest on any of the cash in lieu of fractional shares. If such check is to be issued in the name of a person other than the person in whose name the certificates surrendered for exchange therefor are registered, it shall be a condition of the exchange that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of issuance of such check to a person other than the registered holder of the certificates surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Northumberland Shares for any amount paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

(f)    Letter of Transmittal. Mifflinburg will instruct the Exchange Agent to mail to each holder of record of Northumberland Shares as soon as reasonably practical but in no event later than five (5) Business Days after the Effective Time: (i) a Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such holder’s certificates shall pass, only upon proper delivery of the certificates to the Exchange Agent and shall be in such form and have such other provisions as shall be agreed upon by Northumberland and Mifflinburg prior to the Effective Time) and (ii) instructions for use in effecting the surrender of certificates in exchange for the Merger Consideration (the “Letter of Transmittal”).

(g)    Missing Certificates. If any holder of Northumberland Shares convertible into the right to receive the Merger Consideration is unable to deliver the certificates which represent such shares, the Exchange Agent shall deliver to such holder the Merger Consideration to which the holder is entitled for such shares upon presentation of the following:

(i)    an affidavit in a form reasonably satisfactory to Mifflinburg that any such certificate has been lost, wrongfully taken or destroyed;

(ii)    such security or indemnity as may be reasonably requested by Mifflinburg in accordance with industry standards, to indemnify and hold harmless Mifflinburg and the Exchange Agent; and

(iii)    evidence satisfactory to Mifflinburg that such person is the owner of the shares theretofore represented by each certificate claimed to be lost, wrongfully taken or destroyed and that the holder is the person who would be entitled to present such certificate for payment pursuant to this Agreement.

2.2.     Undisbursed Consideration. The Exchange Agent shall return to Mifflinburg any remaining cash and Merger Consideration on deposit with the Exchange Agent on the date which is one (1) year after the Effective Date. Any shareholder of Northumberland who has not surrendered his or her certificate(s) to the Exchange Agent or who has not presented an affidavit, security or indemnity and evidence to the Exchange Agent in accordance with Section 2.1(g) (an “Unexchanged Shareholder”) prior to such time shall be entitled to receive the Merger Consideration, without interest, upon the surrender of such certificate(s) to Mifflinburg or an affidavit, security or indemnity and evidence to the Exchange Agent in accordance with Section 2.1(g), subject to applicable escheat or abandoned property laws. No dividends or distributions that have been declared, if any, on Merger Consideration will be paid to Unexchanged Shareholders entitled to receive Merger Consideration until such persons surrender their certificates (or electronic equivalents) for Northumberland Common Stock or an affidavit, security or indemnity and evidence to the Exchange Agent in accordance with Section 2.1(g), at which time all such dividends and distributions shall be paid, without interest.

(a)    None of Mifflinburg, Northumberland, the Exchange Agent or any other person shall be liable to any former holder of Northumberland Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b)    No Unexchanged Shareholder shall be considered a “shareholder of record” of Mifflinburg for purposes of voting at any special or annual meeting of Mifflinburg’s shareholders. The voting rights of Unexchanged Shareholders entitled to receive Merger Consideration shall commence only upon the surrender of their Northumberland certificate(s) or delivery of an affidavit, security or indemnity and evidence to the Exchange Agent in accordance with Section 2.1(g) and the issuance to them of certificates for the Merger Consideration in exchange therefor.

(c)    In the event that any certificates for Northumberland Shares have not been surrendered for exchange in accordance with this Section on or before the first anniversary of the Effective Time, Mifflinburg may at any time thereafter, with or without notice to the holders of record of such certificates, sell for the accounts of any or all of such holders any or all of the shares of Mifflinburg Common Stock which such holders are entitled to receive under this Agreement (the “Unclaimed Shares”). Any such sale may be made by public or private sale or sale at any broker’s board or on any securities exchange in such manner and at such times as Mifflinburg shall determine. If, in the opinion of counsel for Mifflinburg, it is necessary or desirable, any Unclaimed Shares may be registered for sale under the Securities Act of 1933, as amended (the “Securities Act”), and applicable state laws. Mifflinburg shall not be obligated to make any sale of Unclaimed Shares if it shall determine not to do so, even if notice of the sale of the Unclaimed Shares has been given. The net proceeds of any such sale of Unclaimed Shares shall be held for holders of the unsurrendered certificates for Northumberland Shares whose Unclaimed Shares have been sold, to be paid to them upon surrender of the certificates for shares of Mifflinburg Common Stock. From and after any such sale, the sole right of the holders of the unsurrendered certificates for Northumberland Shares whose Unclaimed Shares have been sold shall be the right to collect the net sale proceeds held by Mifflinburg for their respective accounts, and such holders shall not be entitled to receive any interest on such net sale proceeds held by Mifflinburg. If outstanding certificates are not surrendered or the payment for them is not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property laws, escheat laws and any other applicable law, become the property of Mifflinburg (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any person previously entitled to such claims. Notwithstanding the foregoing, none of Mifflinburg, Northumberland, the Exchange Agent or any other person shall be liable to any former holder of Northumberland Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

2.3.     Reservation of Shares. (i) Prior to the Effective Time, Mifflinburg shall take appropriate action to reserve a sufficient number of authorized but unissued shares of Mifflinburg Common Stock to be issued in accordance with this Agreement as Merger Consideration, and (ii) at the Effective Time, Mifflinburg will issue shares of Mifflinburg Common Stock to the extent set forth in, and in accordance with, this Agreement.

2.4.     Withholding Rights. Mifflinburg shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from funds provided by the holder or from the consideration otherwise payable pursuant to this Agreement to any holder of Northumberland Shares, the minimum amounts (if any) that Mifflinburg is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of tax law. To the extent that amounts are so withheld by Mifflinburg, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Northumberland Shares in respect of which such deduction and withholding was made by Mifflinburg.

2.5.     Expenses. All costs and expenses associated with the surrender and exchange of Northumberland Shares for the Merger Consideration shall be borne by Mifflinburg.

2.6.     Dissenters’ Rights. Pursuant to Applicable Corporate Law, the shareholders of Northumberland shall be entitled to exercise dissenters’ rights.

ARTICLE III.
    REPRESENTATIONS AND WARRANTIES OF NORTHUMBERLAND

Northumberland represents and warrants to Mifflinburg that the statements contained in this ARTICLE III are correct and complete, as of the date of this Agreement, except as set forth in the Schedules delivered by Northumberland to Mifflinburg on the date hereof.

3.1.     Organization.

(a)    Northumberland is a corporation that is duly organized, validly existing and in good standing under the laws of the state of its incorporation. Northumberland is a bank holding company under the BHC Act, and has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(b)    Norry Bank is a national banking association that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Norry Bank is an insured bank under the provisions of the Federal Deposit Insurance Act, as amended (the “FDI Act”). Norry Bank has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

3.2.     Authority.

(a)    The execution and delivery of this Agreement and the Bank Merger Agreement, and the performance of the transactions contemplated herein and therein, have been authorized by the board of directors of Northumberland and of Norry Bank, as required by law. The board of directors of Northumberland has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Northumberland, has directed that this Agreement and the transactions contemplated hereby be submitted to Northumberland’s shareholders for adoption at the Northumberland Shareholders’ Meeting along with a recommendation that the shareholders approve this Agreement and the transactions contemplated hereby, and has adopted a resolution to the foregoing effect. Northumberland has approved the Bank Merger and the Bank Merger Agreement and the transactions contemplated thereby as sole shareholder of Norry Bank. Except for the approval of this Agreement by Northumberland’s shareholders, Northumberland and Norry Bank have taken all corporate action necessary to authorize this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein, including the Merger and the Bank Merger.

(b)    This Agreement has been duly executed and delivered by Northumberland and, assuming due authorization, execution and delivery by Mifflinburg, constitutes the valid and binding obligation of Northumberland, enforceable against Northumberland in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, regulations and rules affecting financial institutions and subject as to enforceability, to general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”). The Bank Merger Agreement has been duly executed and delivered by Norry Bank and, assuming due authorization, execution and delivery by Mifflinburg Bank, constitutes the valid and binding obligation of Norry Bank, enforceable against Norry Bank in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c)    The execution, delivery and performance of this Agreement and the Bank Merger Agreement will not constitute a violation or breach of or default under (i) the articles of incorporation or bylaws of Northumberland or Norry Bank, (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to Northumberland or Norry Bank, subject to the receipt of all required governmental approvals, or (iii) any agreement, contract, memorandum of understanding, indenture or other instrument to which Northumberland or Norry Bank is a party or by which Northumberland or Norry Bank or any of their properties are bound.

3.3.     Subsidiaries. Norry Bank is a wholly-owned subsidiary of Northumberland, and except for Norry Bank, Northumberland has no Subsidiaries other than NNB Financial Services, LLC (“NNB Financial”).

(a)    NNB Financial is a limited liability company that is duly organized, validly existing and in good standing under the laws of the state of its organization. NNB Financial has full power and lawful authority as a limited liability company to own and hold its properties and to carry on its business as presently conducted.

(b)    Norry Bank is the sole member of NNB Financial and owns all of the membership interests in NNB Financial, free and clear of any Liens. NNB Financial is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any membership interests in NNB Financial.

3.4.     Capitalization.

(a)    The authorized capital of Northumberland consists exclusively of 5,000,000 shares of common stock, par value $0.10 per share, and 2,000,000 shares of preferred stock, no par value per share. As of the date of this Agreement, no shares of capital stock or other voting securities of Northumberland are issued, reserved for issuance or outstanding, other than as set forth on Schedule 3.4(a). All of the issued and outstanding shares of Northumberland Common Stock have been duly authorized and validly issued and are fully paid, non‑assessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Northumberland may vote are issued or outstanding. Other than as set forth on Schedule 3.4(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of Northumberland are issued or outstanding. There are no outstanding subscriptions, options, restricted shares, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Northumberland to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities, except for participant put options under the Northumberland ESOP.

(b)    Northumberland owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Norry Bank, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Norry Bank is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Norry Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)    There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Northumberland or Norry Bank has a contractual or other obligation with respect to the voting or transfer of the Northumberland Common Stock or other equity interests of Northumberland. Schedule 3.4(c) sets forth a true, correct and complete list of all Northumberland plans pursuant to which Northumberland equity interests may be issued (each a “Northumberland Stock Plan”) and the aggregate numbers of stock options and restricted shares that have been and may be issued under such Northumberland Stock Plan as of the date hereof. Other than the Northumberland ESOP or as set forth on Schedule 3.4(a), no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Northumberland or Norry Bank) are outstanding.

3.5.     Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Bank Regulators as required by applicable law in connection with the Merger and the Bank Merger and approval of such applications, filings and notices and the expiration of all applicable waiting periods, (ii) the filing of any required applications, filings or notices, as applicable, with the Financial Industry Regulatory Authority (“FINRA”) and the approval of such applications, filings and notices, (iii) the filing with the SEC of a proxy statement and prospectus in definitive form relating to the Northumberland Shareholders’ Meeting, and the offering of Mifflinburg Common Stock in the Merger (including any amendments or supplements thereto, the “Proxy Statement/Prospectus”), and of the Registration Statement on Form S‑4 in which the Proxy Statement/Prospectus will be included, to be filed with the SEC by Mifflinburg in connection with the transactions contemplated by this Agreement (the “Registration Statement”) and declaration of effectiveness of the Registration Statement, (iv) the filing of the Statement of Merger with the Filing Offices and the filing of articles of merger with respect to the Bank Merger as set forth in the Bank Merger Agreement, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Mifflinburg Common Stock pursuant to this Agreement and (vi)  the approval, to the extent necessary, of the Market of the quotation of such Mifflinburg Common Stock on the Market, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary by Northumberland in connection with (A) the execution and delivery by Northumberland of this Agreement or (B) the consummation by Northumberland of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Northumberland is not aware of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

3.6.     Charter, Bylaws and Minute Books. Copies of the articles of incorporation and bylaws of Northumberland and the articles of association of Norry Bank have been previously made available to Mifflinburg for inspection and are true, correct and complete. Norry Bank has not adopted bylaws. Except as previously disclosed to Mifflinburg in writing, the minutes of the meetings of the Northumberland and Norry Bank boards of directors and shareholders that have been made available to Mifflinburg for inspection are true, correct and complete in all material respects and accurately record the actions taken by the boards of directors and shareholders of Northumberland and Norry Bank at the meetings documented in such minutes.

3.7.     Reports.

(a)    Northumberland and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1 of the Current Year with (i) any state regulatory authority, (ii) the Bank Regulators, (iii) any foreign regulatory authority and (iv) any SRO ((i) ‑ (iv), each, a “Regulatory Agency”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Northumberland. As of their respective dates, all such reports, registrations and statements filed with a Regulatory Agency complied as to form, in all material respects, with the published rules and regulations of such Regulatory Agency. Except for examinations of Northumberland and its Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of Northumberland, investigation into the business or operations of Northumberland or any of its Subsidiaries since January 1 of the Current Year, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Northumberland. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Northumberland or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Northumberland.

(b)    An accurate and complete copy of each final securities registration statement, securities offering prospectus, annual, quarterly or other financial statement or report or letter to shareholders, and any proxy statement produced by Northumberland, including any such materials filed with a Regulatory Agency, as of and for the years ended December 31, 2023 and 2022 and since January 1 of the Current Year (the “Northumberland Reports”) has previously been made available by Northumberland to Mifflinburg. No such Northumberland Report, at the time filed, mailed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information provided as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

3.8.     Financial Statements.

(a)    The financial statements of Northumberland and its Subsidiaries included (or incorporated by reference) in the Northumberland Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Northumberland and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Northumberland and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing, issuance and use, in all material respects with applicable accounting requirements and with applicable law, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Northumberland and its Subsidiaries have been, since January 1 of the Current Year, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No auditor of Northumberland has resigned (or informed Northumberland that it intends to resign) or been dismissed as independent public accountants of Northumberland as a result of or in connection with any disagreements with Northumberland on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure in the past two (2) completed fiscal years or in the Current Year.

(b)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Northumberland, neither Northumberland nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Northumberland included in its audited financial statements as of and for the period ended December 31 of the Prior Year (including any notes thereto) and for liabilities incurred in the Ordinary Course of Business consistent with past practice since such date, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of Northumberland and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Northumberland or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non‑exclusive ownership and non‑direct control that would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Northumberland. Northumberland has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes. Northumberland has designed disclosure controls and procedures sufficient to provide reasonable assurances that material information relating to Northumberland is made known to the management of Northumberland by others within Northumberland as appropriate. Management of Northumberland has disclosed, based on its most recent evaluation prior to the date hereof, to Northumberland’s auditors and the audit committee of Northumberland’s board of directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Northumberland’s ability to record, process, summarize and report financial data and have identified for Northumberland’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Northumberland’s internal controls.

(d)    Since January 1 of the Current Year, (i) neither Northumberland nor any of its Subsidiaries, nor, to the Knowledge of Northumberland, any director, officer, auditor, accountant or representative of Northumberland or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of Northumberland, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Northumberland or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Northumberland or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Northumberland or any of its Subsidiaries, whether or not employed by Northumberland or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Northumberland or any of its officers, directors or employees to the board of directors of Northumberland or any committee thereof or, to the Knowledge of Northumberland, to any director or officer of Northumberland.

3.9.     Absence of Undisclosed Liabilities. Except as disclosed in Schedule 3.9, or as reflected, noted or adequately reserved against in the most recent balance sheet provided by Northumberland to Mifflinburg prior to the date of this Agreement (the “Northumberland Balance Sheet”), as of the date of the Northumberland Balance Sheet, Northumberland had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the Northumberland Balance Sheet under GAAP that were not reflected, noted or reserved against in accordance with GAAP therein. Except as disclosed in Schedule 3.9, Northumberland and Norry Bank have not incurred, since the date of the Northumberland Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the Northumberland Balance Sheet, all of which have been incurred in the Ordinary Course of Business and are not unusual or extraordinary in amount.

3.10.     Absence of Changes. Since the date of the Northumberland Balance Sheet, Northumberland and Norry Bank have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 3.10, neither Northumberland nor Norry Bank have undergone any changes in their condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects, which, in the aggregate, had a Material Adverse Effect as to Northumberland and Norry Bank on a consolidated basis.

3.11.     Dividends, Distributions and Stock Purchases. Except as set forth in Schedule 3.11, since the date of the Northumberland Balance Sheet, Northumberland has not declared, set aside, made or paid any dividend or other distribution in respect of the Northumberland Common Stock, or purchased, issued or sold any shares of Northumberland Common Stock or Norry Bank Common Stock, other than as described in the Northumberland Reports.

3.12.     Taxes. Each of Northumberland and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of Northumberland and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate provision has been made for any such Taxes on the Northumberland Balance Sheet in accordance with GAAP. Each of Northumberland and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Northumberland nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Schedule 3.12, the federal income Tax Returns of Northumberland and its Subsidiaries for all years in the five (5) year period ending December 31 of the Prior Year have, to the Knowledge of Northumberland, been accepted by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Northumberland or any of its Subsidiaries. There are no pending or, threatened, in writing, disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Northumberland and its Subsidiaries or the assets of Northumberland and its Subsidiaries. In the last six (6) years, neither Northumberland nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Northumberland or any of its Subsidiaries was required to file any Tax Return that was not filed. Northumberland has made available to Mifflinburg true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Northumberland or any of its Subsidiaries. Neither Northumberland nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Northumberland and its Subsidiaries and set forth on Schedule 3.12). Neither Northumberland nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Northumberland) or (B) has any liability for the Taxes of any person (other than Northumberland or any of its Subsidiaries) under Treasury Regulation Section 1.1502‑6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Northumberland nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Northumberland nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011‑4(b)(2). At no time during the past five (5) years has Northumberland been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Northumberland nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Effective Date, or (v) prepaid amount received on or prior to the Effective Date, in the case of (i), (iii), (iv) and (v), outside of the Ordinary Course of Business.

3.13.     Title to and Condition of Assets. Except as disclosed in Schedule 3.13, Northumberland and Norry Bank have good and marketable title to all material consolidated real and personal properties and assets reflected in the Northumberland Balance Sheet or acquired subsequent to the date of the Northumberland Balance Sheet, (other than OREO or property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the Northumberland Balance Sheet or in Schedule 3.13; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the properties and assets subject thereto. The material structures and other improvements to real estate, furniture, fixtures and equipment reflected in the Northumberland Balance Sheet or acquired subsequent to the date of the Northumberland Balance Sheet: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment. Northumberland and Norry Bank own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.

3.14.     Contracts.

(a)    Except as set forth in Schedule 3.14, as of the date hereof, neither Northumberland nor Norry Bank is a party to or bound by any Material Contract, other than any Northumberland Benefit Plan. Neither Northumberland nor Norry Bank knows of, or has received written, or to Northumberland’s Knowledge, oral notice of, any violation of a Material Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to Northumberland and its Subsidiaries, taken as a whole.

(b)    In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Northumberland: (i) each Material Contract is valid and binding on Northumberland or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Northumberland and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Material Contract, (iii) to Northumberland’s Knowledge, each third-party counterparty to each Material Contract has performed all obligations required to be performed by it to date under such Material Contract, (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Northumberland or any of its Subsidiaries under any such Material Contract, and (v) to Northumberland's Knowledge, no event or condition exists which reasonably could give rise to a claim for indemnification thereunder for which the Surviving Corporation or the Surviving Bank would be liable after the Effective Time.

3.15.     Litigation and Governmental Directives. Except as disclosed in Schedule 3.15, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge of Northumberland or Norry Bank, threatened, that involves Northumberland or Norry Bank or any of their properties; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any Governmental Entity against, or with the consent of, Northumberland or Norry Bank; and (iii) neither Northumberland nor Norry Bank have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding. All litigation in which Northumberland or Norry Bank are involved as a plaintiff in which the amount sought to be recovered is greater than $100,000 is identified in Schedule 3.15. Neither Northumberland nor Norry Bank is, or has been since January 1 of the Current Year, subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or a recipient of any supervisory letter from, or, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in a Schedule, a “Regulatory Agreement”), nor been advised in writing or, to Northumberland’s Knowledge, orally, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

3.16.     Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (each, a “Derivative Contract”), whether entered into for the account of Northumberland, any of its Subsidiaries or for the account of a customer of Northumberland or one of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Northumberland or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions), and are in full force and effect. Northumberland and each of its Subsidiaries have duly performed in all material respects all of their material obligations under each Derivative Contract to the extent that such obligations to perform have accrued, and, to Northumberland’s Knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder. Each such Derivative Contract has been reflected in the books and records of Northumberland and such Subsidiaries in accordance with GAAP consistently applied. Each Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).

3.17.     Environmental Matters. Neither Northumberland nor Norry Bank has any material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Northumberland or Norry Bank and which is required to be reflected, noted or adequately reserved against in Northumberland’s consolidated financial statements under GAAP. In particular, without limiting the generality of the foregoing sentence, but subject to the materiality and financial statement disclosure standards stated therein, except as disclosed in Schedule 3.17, neither Northumberland nor Norry Bank have environmental liabilities based on their use or incorporation of: (i) any materials containing asbestos in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Northumberland or Norry Bank; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCBs on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Northumberland or Norry Bank; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Northumberland or Norry Bank.

3.18.     Intellectual Property. Northumberland and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Schedule 3.18 sets forth a list of all such trademarks, service marks, brand names, internet domain names, social media accounts, pages and registrations, logos, symbols, certification marks, trade dress, patents and patent applications. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Northumberland: (i) (A) the use of any Intellectual Property by Northumberland and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Northumberland or any of its Subsidiaries acquired the right to use any Intellectual Property, and (B) no person has asserted to Northumberland that Northumberland or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (ii) no person is challenging, or to the Knowledge of Northumberland, infringing on or otherwise violating any right of Northumberland or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Northumberland or its Subsidiaries; and (iii) neither Northumberland nor any of its Subsidiaries has received any notice of any claim with respect to any Intellectual Property owned or licensed by Northumberland or any of its Subsidiaries, and Northumberland and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Northumberland and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, social media accounts, pages and registrations, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

3.19.     Privacy. The computer, information technology and data processing systems, facilities and services used by Northumberland or Norry Bank, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Northumberland Systems”), are reasonably sufficient for the conduct of the respective businesses of Northumberland and Norry Bank as currently conducted, and the Northumberland Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of Northumberland and Norry Bank as currently conducted, in each case, except for such failures that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Northumberland. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Northumberland, to the Knowledge of Northumberland, since January 1, 2018, no third party has gained unauthorized access to any Northumberland Systems owned or controlled by Northumberland or Norry Bank. Northumberland and Norry Bank have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Northumberland Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of Northumberland and Norry Bank has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of Northumberland and Norry Bank. Each of Northumberland and its Subsidiaries has (a) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of Personal Information, and with all applicable Privacy Laws; (b) the requisite consent or other authority under all applicable laws regarding the collection, use, storage, disclosure, or other processing of Personal Information to use, disclose, store, and otherwise process Personal Information, which consent or other authority is sufficient for the business as currently conducted, and (c) taken commercially reasonable measures to ensure that all Personal Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. No communication from any Governmental Entity with respect to or alleging non‑compliance with any law regarding the collection, use, storage, disclosure or other processing of Personal Information has been received by Northumberland or any of its Subsidiaries. To the Knowledge of Northumberland, since January 1, 2018, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Northumberland or Norry Bank.

3.20.     Compliance with Laws; Governmental Authorizations. Northumberland and each of its Subsidiaries hold, and have at all times since December 31 of the Prior Year held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Northumberland, and to the Knowledge of Northumberland no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Northumberland and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Northumberland or any of its Subsidiaries, including (to the extent applicable to Northumberland or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Coronavirus Aid, Relief and Economic Security (CARES) Act (the "CARES Act"), the Sarbanes-Oxley Act of 2002 (the “SOX Act”), and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Norry Bank has a Community Reinvestment Act rating of “satisfactory” or better.

3.21.     Insurance. Northumberland and Norry Bank hold, and at all times since January 1, 2018 have held, policies of insurance with respect to all such risks as are customary for bank holding companies and for banks and other companies engaged in the business and the activities in which Northumberland and/or Norry Bank was engaged at any time during such period (except for title insurance policies), including without limitation all financial institutions bonds. All policies of insurance held by or on behalf of Northumberland or Norry Bank are listed in Schedule 3.21. All such policies of insurance are in full force and effect, and no notices of rejected claims or cancellation have been received in connection therewith.

3.22.     Financial Institutions Bonds. Since January 1, 2018, Norry Bank has continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 3.22 insuring Norry Bank against acts of dishonesty by each of its employees. No claim has been made under any such bond and Norry Bank has no Knowledge of any fact or condition presently existing which might form the basis of a claim under any such bond. Norry Bank has received no notice that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

3.23.     Labor Relations and Employment Agreements.

(a)    Neither Northumberland nor Norry Bank is a party to or bound by any collective bargaining agreement. Northumberland and Norry Bank enjoy good working relationships with their employees, and there are no labor disputes pending, or to the Knowledge of Northumberland threatened, that would have a Material Adverse Effect on Northumberland. To Northumberland’s Knowledge, in the last five (5) years, (i) no allegations of sexual harassment have been made against any employee at the level of vice president or above, and (ii) neither Northumberland nor Norry Bank has entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee at the level of vice president or above. All Employment Obligations to which Northumberland and/or Norry Bank is a party or by which either or both is bound, are disclosed on Schedule 3.23. Except as disclosed in Schedule 3.23, as of the Effective Time, neither Northumberland nor Norry Bank will have any liability for employee termination rights or payments arising out of any Employment Obligation, and neither the execution of this Agreement nor the consummation of the Merger shall, by itself, entitle any employee of Northumberland or Norry Bank to any “change of control” payments or benefits and, except as disclosed on Schedule 3.23, each employee who is a party to or beneficiary of a change in control or deferred compensation agreement, benefit or obligation of Northumberland and/or Norry Bank has waived in writing any payment, benefit vesting or accrual that otherwise would have inured to such employee’s benefit as a result of the execution of this Agreement or the consummation of the Merger. Except as set forth on Schedule 3.23, no payment that is owed or may become due to any director, officer, employee, or agent of Northumberland or Norry Bank as a result of the consummation of the Merger will be non‑deductible to Northumberland or Norry Bank or subject to tax under Sections 280G or 4999; nor, except as set forth on Schedule 3.23, will Northumberland or Norry Bank be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person as a result of the consummation of the Merger.

(b)    Each of Northumberland and Norry Bank has, since January 1, 2018, been in compliance with all applicable laws with respect to employment and employee relations, including those in respect of discrimination, harassment or retaliation in employment, pay equity, terms and conditions of employment, pay rates, termination of employment, wages, hours, overtime pay, vacation, disability, leave, occupational safety and health, employee whistle-blowing, immigration, data protection, employee privacy, employment practices and classification of employees, consultants and independent contractors, except where the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Northumberland or Norry Bank. Northumberland and Norry Bank have not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable labor laws or been in breach of any other applicable law. There are no claims, charges, complaints, grievances, disciplinary matters or controversies pending or, to Northumberland's Knowledge, threatened, between Northumberland or Norry Bank and any current or former employees, including any such claims, complaints, grievances, disciplinary matters or controversies that have resulted or reasonably could be expected to result in a legal proceeding.

(c)    As of the date hereof, J. Todd Troxell and Mark A. Ritter have entered into employment agreements for continued employment with the Surviving Corporation and the Surviving Bank, to be effective at the Effective Time.

(d)    As of the date hereof, Jerry L. Bolig, Brad L. Huyck and Stephanie Kahley have entered into agreements terminating their existing employment agreements with Northumberland and Norry Bank, to be effective at the Effective Time.

(e)    As of the date hereof, Douglas C. Baxter has entered into a Retention Bonus Agreement with the Surviving Bank, to be effective at the Effective Time.

3.24.     Employee Benefit Plans.

(a)    Schedule 3.24(a) sets forth a complete list of: (i) each Benefit Plan, including an employee benefit plan defined in Section 3(3) of ERISA including each employee pension benefit plan and each employee welfare benefit plan as defined, respectively, in Sections 3(2) and 3(1) of ERISA, and (ii) each other benefit plan, policy, program, arrangement or agreement, which is sponsored or maintained by Northumberland or Norry Bank for the benefit of its employees.

(b)    Northumberland or Norry Bank has made available to Mifflinburg with respect to each Benefit Plan, accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all plan terms; (iii) where applicable, copies of any trust and/or custodial agreements, insurance policies, administrative service agreements, adoption agreements, any investment management or investment advisory agreement, each as now in effect; (iv) copies of the most recent summary plan description, summary of material modifications, and summary annual report; (v) in the case of any Benefit Plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination letter or advisory letter (for a volume submitter document) issued by the IRS; (vi) a copy of the most recently filed Forms 5500, with schedules and financial statements attached for each Benefit Plan, as applicable; (vii) the most recent coverage and non‑discrimination tests performed under the applicable Sections of the Code with respect to any Benefit Plan; and (viii) copies of any correspondence from the IRS, U.S. Department of Labor or other governmental or regulatory agency relating to any Benefit Plan within the past three (3) years.

(c)    Each Benefit Plan has been operated and administered in compliance with its terms and all applicable requirements of ERISA and the Code, the Age Discrimination in Employment Act (“ADEA”), Part 6 of Subtitle B of Title I of ERISA or Code Section 4980B (“COBRA”), the Health Insurance Portability and Accountability Act (“HIPAA”), the Patient Protection and Affordable Care Act of 2010 as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, “ACA”) and any regulations or rules promulgated thereunder, and all filings, disclosures, notices and payments required by ERISA, the Code, ADEA, COBRA, HIPAA and the ACA and any other applicable law have been timely made. Each Benefit Plan that is intended to be qualified under Code Section 401(a) has received a determination letter or advisory letter (for a volume submitter document) issued by the IRS. With respect to each Benefit Plan, neither Northumberland or Norry Bank has engaged in any nonexempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Code Section 4975 and there is no action, suit or claim pending against any Benefit Plan (nor to the Knowledge of Northumberland or Norry Bank, any facts or circumstances that could reasonably be expected to give rise to any such suit, action or claim), other than routine claims for benefits.

(d)    Neither Northumberland or Norry Bank maintains or is required to contribute to, or has ever maintained or contributed to, any Benefit Plan that: (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (ii) is a “multiple employer plan” within the meaning of Code Section 413(c); (iii) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (iv) is subject to the funding requirements of Code Section 412 or Title IV of ERISA; (v) provides for post‑retirement medical, life insurance or other welfare‑type benefits (other than as required by COBRA or under a similar state law); or (vi) is an employee welfare benefit plan within the meaning of ERISA Section 3(1) for which contributions are made or are required to be made, either by law or by contract, to a trust; and neither Northumberland nor Norry Bank has incurred any liability under Title IV of ERISA that has not been paid in full.

(e)    Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Code Section 409A(d)(1)) is operated in compliance with the provisions of Code Section 409A and the regulations promulgated thereunder.

3.25.     Loan Portfolio.

(a)    As of the date hereof, except as set forth in Schedule 3.25(a), neither Northumberland nor any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) in which Northumberland or any Subsidiary of Northumberland is a creditor which as of the end of the last full month prior to the date of this Agreement, had an outstanding balance of $50,000 or more and under the terms of which the obligor was, as of the end of the last full month prior to the date of this Agreement, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of Northumberland or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Except as such disclosure may be limited by any applicable law, rule or regulation, Schedule 3.25(a) sets forth a true, correct and complete list of all of the Loans of Northumberland and its Subsidiaries that, as of the end of the last full month prior to the date of this Agreement (i) had an outstanding balance of $50,000 or more and were classified by Northumberland as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, or (ii) for which Northumberland or Norry Bank has afforded payment accommodation, forbearance or otherwise modified or amended in accordance with the CARES Act or otherwise as a result of the effects of the COVID-19 pandemic, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b)    Schedule 3.25(b) sets forth a true, correct and complete list of each Loan of Northumberland or Norry Bank that is structured as a participation interest in a Loan originated by another Person (each, a “Loan Participation”), including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.

(c)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Northumberland, each outstanding Loan of Northumberland and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Northumberland and its Subsidiaries as a secured Loan, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(d)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Northumberland, each outstanding Loan of Northumberland and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Northumberland and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(e)    None of the agreements pursuant to which Northumberland or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)    There are no outstanding Loans made by Northumberland or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Northumberland or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)    Neither Northumberland nor any of its Subsidiaries is now nor has it ever been since December 31 of the Prior Year, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(h)    Neither Northumberland nor Norry Bank has directly contracted with an agent for providing assistance to eligible borrowers in connection with any Paycheck Protection Program ("PPP") loans.

3.26.     Investment Portfolio.

(a)    Except as disclosed on Schedule 3.26(a) or as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Northumberland or Norry Bank, each of Northumberland and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of Northumberland or its Subsidiaries. Such securities are valued on the books of Northumberland in accordance with GAAP in all material respects.

(b)         With respect to all agreements pursuant to which Northumberland or Norry Bank has purchased securities subject to an agreement to resell, if any, Northumberland or Norry Bank, as the case may be, has a valid, perfected first lien or security interest in the securities securing the repurchase agreement, and as of the date hereof, the value of such securities equals or exceeds the amount of the debts secured thereby.

(c)    Northumberland and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Northumberland believes are prudent and reasonable in the context of their respective businesses, and Northumberland and its Subsidiaries have, since January 1 of the Current Year, been in compliance with such policies, practices and procedures in all material respects.

3.27.     Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Northumberland or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b‑7 under the Exchange Act) of Northumberland or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d‑3 and 13d‑5 of the Exchange Act) five percent (5%) or more of the outstanding Northumberland Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of Northumberland) on the other hand, of the type that would be required to be reported by Northumberland in any SEC report to which Northumberland would be subject (if Northumberland would be subject thereto) pursuant to Item 404 of Regulation S‑K promulgated under the Exchange Act (a “Related Party Transaction”).

3.28.     Certain Activities.

(a)    Neither Northumberland, nor Norry Bank:

(i)    provides investment management, investment advisory or sub‑advisory services to any person, including management and advice provided to separate accounts and participation in wrap fee programs, that would require Northumberland or Norry Bank to register with the SEC under the Investment Advisers Act of 1940, as amended, or with any other Governmental Entity, as an investment adviser;

(ii)    is required to be registered as a broker-dealer, commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable laws or regulations;

(iii)    originates, maintains or administers credit card accounts; or

(iv)    provides, or has provided, merchant credit card processing services to any merchants.

(b)    Trust Accounts. Except as set forth on Schedule 3.28(b), Norry Bank has administered all accounts for which it acts or has acted as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. To Northumberland’s Knowledge and except as disclosed on Schedule 3.28(b), neither Northumberland, Norry Bank, nor any of their respective directors, officers or employees, committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accounting and records for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

3.29.     Brokers, Finders and Financial Advisors. Neither Northumberland nor Norry Bank have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement except for the retention of Alden Investment Group (“Alden”) by Northumberland and the fee payable pursuant thereto.

3.30.     Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Northumberland, Norry Bank, the Northumberland Common Stock, Norry Bank Common Stock, and the involvement of Northumberland and Norry Bank in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the financial statements delivered by Northumberland to Mifflinburg pursuant to Section 3.8 contains, at the time and under the circumstances under which it is made, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

3.31.     Proxy Statement/Prospectus. The information relating to Northumberland and Norry Bank to be contained in the Proxy Statement/Prospectus and Registration Statement, or in any other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, and any amendments or supplements thereto, will: (i) comply in all material respects with applicable provisions of the Securities Act, and the Exchange Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus or Registration Statement which has become false or misleading.

3.32.     Beneficial Ownership of Mifflinburg Common Stock. Northumberland and Norry Bank do not, and prior to the Effective Time, Northumberland and Norry Bank will not, own beneficially (within the meaning of SEC Rule 13d-3(d)(1)) more than five percent (5%) of the outstanding shares of Mifflinburg Common Stock.

3.33.     Fairness Opinion. Northumberland’s board of directors has received a written opinion from Alden (a copy of such written opinion having been provided to Mifflinburg), to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration is fair to Northumberland’s shareholders, from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.34.     Anti-Takeover Provisions. None of the "moratorium," "control share," "fair price," "takeover" or "interested shareholder" and similar provisions of Northumberland's articles of incorporation are applicable to this Agreement and the Merger.

3.35.     Reorganization. Northumberland has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.36.     Voting Agreements. As of the date hereof, each member of the Northumberland board of directors and Named Executive Officer who is a shareholder of Northumberland other than as a participant in the Northumberland ESOP has entered into a voting agreement with Mifflinburg, substantially in the form attached to this Agreement as Exhibit “B.”

ARTICLE IV.
    REPRESENTATIONS AND WARRANTIES OF MIFFLINBURG

Mifflinburg represents and warrants to Northumberland that the statements contained in this ARTICLE IV are correct and complete, as of the date of this Agreement, except as set forth in the Schedules delivered by Mifflinburg to Northumberland on the date hereof.

4.1.     Organization.

(a)    Mifflinburg is a corporation that is duly organized, validly existing and in good standing under the laws of the state of its incorporation. Mifflinburg is a bank holding company under the BHC Act, and has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

(b)    Mifflinburg Bank is a Pennsylvania-chartered financial institution that is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Mifflinburg Bank is an insured bank under the provisions of the FDI Act, and is not a member of the Federal Reserve System. Mifflinburg Bank has full corporate power and lawful authority to own and hold its properties and to carry on its business as presently conducted.

4.2.     Authority.

(a)    The execution and delivery of this Agreement and the Bank Merger Agreement, and the performance of the transactions contemplated herein and therein, have been authorized by the board of directors of Mifflinburg and of Mifflinburg Bank, as required by law. The board of directors of Mifflinburg has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Mifflinburg and has adopted a resolution to the foregoing effect. Mifflinburg has approved the Bank Merger and the Bank Merger Agreement and the transactions contemplated thereby as sole shareholder of Mifflinburg Bank. Mifflinburg and Mifflinburg Bank have taken all corporate action necessary to authorize this Agreement and the Bank Merger Agreement and the performance of the transactions contemplated herein and therein, including the Merger and the Bank Merger.

(b)    This Agreement has been duly executed and delivered by Mifflinburg and, assuming due authorization, execution and delivery by Northumberland, constitutes the valid and binding obligation of Mifflinburg, enforceable against Mifflinburg in accordance with its terms, subject to applicable Bankruptcy and Equity Exceptions. The Bank Merger Agreement has been duly executed and delivered by Mifflinburg Bank and, assuming due authorization, execution and delivery by Norry Bank, constitutes the valid and binding obligation of Mifflinburg Bank, enforceable against Mifflinburg Bank in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(c)    The execution, delivery and performance of this Agreement and the Bank Merger Agreement will not constitute a violation or breach of or default under (i) the articles of incorporation or bylaws of Mifflinburg or Mifflinburg Bank, (ii) any statute, rule, regulation, order, decree or directive of any governmental authority or court applicable to Mifflinburg or Mifflinburg Bank, subject to the receipt of all required governmental approvals, or (iii) any agreement, contract, memorandum of understanding, indenture or other instrument to which Mifflinburg or Mifflinburg Bank is a party or by which Mifflinburg or Mifflinburg Bank or any of their properties are bound.

4.3.     Subsidiaries. Mifflinburg Bank is a wholly-owned subsidiary of Mifflinburg, and except for Mifflinburg Bank, Mifflinburg has no Subsidiaries, other than Milestone Insurance Services, LLC (“Milestone”).

(a)    Milestone is a limited liability company that is duly organized, validly existing and in good standing under the laws of the state of its organization. Milestone has full power and lawful authority as a limited liability company to own and hold its properties and to carry on its business as presently conducted.

(b)    Mifflinburg Bank is the sole member of Milestone and owns all of the membership interests in Milestone, free and clear of any Liens. Milestone is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any membership interests in Milestone.

4.4.     Capitalization.

(a)    The authorized capital of Mifflinburg consists exclusively of five million (5,000,000) shares of Mifflinburg Common Stock, par value $1.00 per share. As of the date of this Agreement, no shares of capital stock or other voting securities of Mifflinburg are issued, reserved for issuance or outstanding, other than as set forth on Schedule 4.4(a). All of the issued and outstanding shares of Mifflinburg Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of Mifflinburg may vote are issued or outstanding. Except as set forth in Schedule 4.4(a), as of the date of this Agreement, no trust preferred or subordinated debt securities of Mifflinburg are issued or outstanding. Other than the stock options and shares of restricted stock listed on Schedule 4.4(a), there are no outstanding subscriptions, options, restricted shares, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Mifflinburg to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities, except for participant put options under the Mifflinburg ESOP.

(b)    Mifflinburg owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Mifflinburg Bank, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Mifflinburg Bank is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Mifflinburg Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Mifflinburg Bank.

(c)    There are no voting trusts, shareholder agreements, proxies or other agreements in effect pursuant to which Mifflinburg or Mifflinburg Bank has a contractual or other obligation with respect to the voting or transfer of the Mifflinburg Common Stock or other equity interests of Mifflinburg. Schedule 4.4(c) sets forth a true, correct and complete list of all Mifflinburg plans pursuant to which Mifflinburg equity interests may be issued (each an “Mifflinburg Stock Plan”) and the aggregate numbers of stock options and restricted shares that may be and have been issued under such Mifflinburg Stock Plan as of the date hereof. Other than the stock options and restricted shares set forth on Schedule 4.4(a), no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of Mifflinburg or Mifflinburg Bank) are outstanding.

4.5.     Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Bank Regulators as required by applicable law in connection with the Merger and the Bank Merger and approval of such applications, filings and notices and the expiration of all applicable waiting periods, (ii) the filing of any required applications, filings or notices, as applicable, with FINRA and the approval of such applications, filings and notices, (iii) the filing with the SEC of the Proxy Statement/Prospectus and of the Registration Statement and declaration of effectiveness of the Registration Statement, (iv) the filing of a Statement of Merger with the Filing Offices and the filing of articles of merger with respect to the Bank Merger as set forth in the Bank Merger Agreement, (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Mifflinburg Common Stock pursuant to this Agreement and (vi) the approval by the Market of the listing of such Mifflinburg Common Stock on the Market, no consents or approvals of or filings or registrations with any Governmental Entity are necessary by Mifflinburg in connection with (A) the execution and delivery by Mifflinburg of this Agreement or (B) the consummation by Mifflinburg of the Merger and the other transactions contemplated hereby (including the Bank Merger). As of the date hereof, Mifflinburg is not aware of any reason why the Requisite Regulatory Approvals will not be received in order to permit consummation of the Merger and Bank Merger on a timely basis.

4.6.     Charter, Bylaws and Minute Books. Copies of the articles of incorporation and bylaws of Mifflinburg and Mifflinburg Bank have been previously made available to Northumberland for inspection and are true, correct and complete. Except as previously disclosed to Northumberland in writing, the minutes of the meetings of the Mifflinburg and Mifflinburg Bank boards of directors and shareholders that have been made available to Northumberland for inspection are true, correct and complete in all material respects and accurately record the actions taken by the boards of directors and shareholders of Mifflinburg and Mifflinburg Bank at the meetings documented in such minutes.

4.7.     Reports.

(a)    Mifflinburg and each of its Subsidiaries have timely filed (or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1 of the Current Year with any Regulatory Agency, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Mifflinburg. As of their respective dates, all such reports, registrations and statements filed with a Regulatory Agency complied as to form, in all material respects, with the published rules and regulations of such Regulatory Agency. Except for examinations of Mifflinburg and its Subsidiaries conducted by a Regulatory Agency in the Ordinary Course of Business, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of Mifflinburg, investigation into the business or operations of Mifflinburg or any of its Subsidiaries since January 1 of the Current Year, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Mifflinburg. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Mifflinburg or any of its Subsidiaries, which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Mifflinburg.

(b)    An accurate and complete copy of each final securities registration statement, securities offering prospectus, annual, quarterly or other financial statement or report or letter to shareholders, and any proxy statement produced by Mifflinburg, including any such materials filed with a Regulatory Agency, as of and for the years ended December 31, 2023 and 2022 and since January 1 of the Current Year (the “Mifflinburg Reports”) has previously been made available by Mifflinburg to Northumberland. No such Mifflinburg Report, at the time filed, mailed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information provided as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date.

4.8.     Financial Statements.

(a)    The financial statements of Mifflinburg and its Subsidiaries included (or incorporated by reference) in the Mifflinburg Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Mifflinburg and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Mifflinburg and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing, issuance and use, in all material respects with applicable accounting requirements and with applicable law, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Mifflinburg and its Subsidiaries have been, since January 1 of the Current Year, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. No auditor of Mifflinburg has resigned (or informed Mifflinburg that it intends to resign) or been dismissed as independent public accountants of Mifflinburg as a result of or in connection with any disagreements with Mifflinburg on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure in the past two (2) completed fiscal years or in the Current Year.

(b)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Mifflinburg, neither Mifflinburg nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Mifflinburg included in its audited financial statements as of and for the period ended December 31 of the Prior Year (including any notes thereto) and for liabilities incurred in the Ordinary Course of Business consistent with past practice since such date, or in connection with this Agreement and the transactions contemplated hereby.

(c)    The records, systems, controls, data and information of Mifflinburg and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Mifflinburg or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non‑exclusive ownership and non‑direct control that would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Mifflinburg. Mifflinburg has devised and maintains a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes. Mifflinburg has designed disclosure controls and procedures sufficient to provide reasonable assurances that material information relating to Mifflinburg is made known to the management of Mifflinburg by others within Mifflinburg as appropriate. Management of Mifflinburg has disclosed, based on its most recent evaluation prior to the date hereof, to Mifflinburg’s auditors and the audit committee of Mifflinburg’s board of directors (1) any significant deficiencies in the design or operation of internal controls which could adversely affect in any material respect Mifflinburg’s ability to record, process, summarize and report financial data and have identified for Mifflinburg’s auditors any material weaknesses in internal controls and (2) any fraud, whether or not material, that involves management or other employees who have a significant role in Northumberland’s internal controls.

(d)    Since January 1 of the Current Year, (i) neither Mifflinburg nor any of its Subsidiaries, nor, to the Knowledge of Mifflinburg, any director, officer, auditor, accountant or representative of Mifflinburg or any of its Subsidiaries, has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of Mifflinburg, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Mifflinburg or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Mifflinburg or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Mifflinburg or any of its Subsidiaries, whether or not employed by Mifflinburg or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Mifflinburg or any of its officers, directors or employees to the board of directors of Mifflinburg or any committee thereof or, to the Knowledge of Mifflinburg, to any director or officer of Mifflinburg.

4.9.     Absence of Undisclosed Liabilities. Except as disclosed in Schedule 4.9, or as reflected, noted or adequately reserved against in the most recent balance sheet provided by Mifflinburg to Northumberland prior to the date of this Agreement (the “Mifflinburg Balance Sheet”), as of the date of the Mifflinburg Balance Sheet, Mifflinburg had no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the Mifflinburg Balance Sheet under GAAP that were not reflected, noted or reserved against in accordance with GAAP therein. Except as disclosed in Schedule 4.9, Mifflinburg and Mifflinburg Bank have not incurred, since the date of the Mifflinburg Balance Sheet, any such liability, other than liabilities of the same nature as those set forth in the Mifflinburg Balance Sheet, all of which have been incurred in the Ordinary Course of Business and are not unusual or extraordinary in amount.

4.10.     Absence of Changes. Since the date of the Mifflinburg Balance Sheet, Mifflinburg and Mifflinburg Bank have each conducted their businesses in the Ordinary Course of Business and, except as disclosed in Schedule 4.10, neither Mifflinburg nor Mifflinburg Bank have undergone any changes in their condition (financial or otherwise), assets, liabilities, business, results of operations or future prospects which, in the aggregate, had a Material Adverse Effect as to Mifflinburg and Mifflinburg Bank on a consolidated basis.

4.11.     Dividends, Distributions and Stock Purchases. Except as set forth in Schedule 4.11, since the date of the Mifflinburg Balance Sheet, Mifflinburg has not declared, set aside, made or paid any dividend or other distribution in respect of the Mifflinburg Common Stock, or purchased, issued or sold any shares of Mifflinburg Common Stock or the Mifflinburg Bank Common Stock, other than as described in the Mifflinburg Reports.

4.12.     Taxes. Each of Mifflinburg and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. All material Taxes of Mifflinburg and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid or adequate provision has been made for any such Taxes on the Mifflinburg Balance Sheet in accordance with GAAP. Each of Mifflinburg and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Neither Mifflinburg nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. Except as set forth on Schedule 4.12, the federal income Tax Returns of Mifflinburg and its Subsidiaries for all years in the five (5) year period ending December 31 of the Prior Year have, to the Knowledge of Mifflinburg, been accepted by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Mifflinburg or any of its Subsidiaries. There are no pending or threatened, in writing, disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Mifflinburg and its Subsidiaries or the assets of Mifflinburg and its Subsidiaries. In the last six (6) years, neither Mifflinburg nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that Mifflinburg or any of its Subsidiaries was required to file any Tax Return that was not filed. Mifflinburg has made available to Northumberland true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years. There are no Liens for material Taxes (except Taxes not yet due and payable) on any of the assets of Mifflinburg or any of its Subsidiaries. Neither Mifflinburg nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Mifflinburg and its Subsidiaries and set forth on Schedule 4.12). Neither Mifflinburg nor any of its Subsidiaries (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Mifflinburg) or (B) has any liability for the Taxes of any person (other than Mifflinburg or any of its Subsidiaries) under Treasury Regulation Section 1.1502‑6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Mifflinburg nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Neither Mifflinburg nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulations Section 1.6011‑4(b)(2). At no time during the past five (5) years has Mifflinburg been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Neither Mifflinburg nor any of its Subsidiaries will be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Effective Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Effective Date, or (v) prepaid amount received on or prior to the Effective Date, in the case of (i), (iii), (iv) and (v), outside of the Ordinary Course of Business.

4.13.     Title to and Condition of Assets. Except as disclosed in Schedule 4.13, Mifflinburg and Mifflinburg Bank have good and marketable title to all material consolidated real and personal properties and assets reflected in the Mifflinburg Balance Sheet or acquired subsequent to the date of the Mifflinburg Balance Sheet, (other than OREO or property and assets disposed of in the Ordinary Course of Business), free and clear of all liens or encumbrances of any kind whatsoever; provided, however, that the representations and warranties contained in this sentence do not cover liens or encumbrances that: (i) are reflected in the Mifflinburg Balance Sheet or in Schedule 4.13; (ii) represent liens of current taxes not yet due or which, if due, may be paid without penalty, or which are being contested in good faith by appropriate proceedings; and (iii) represent such imperfections of title, liens, encumbrances, zoning requirements and easements, if any, as are not substantial in character, amount or extent and do not materially detract from the value, or interfere with the present use, of the properties and assets subject thereto. The material structures and other improvements to real estate, furniture, fixtures and equipment reflected in the Mifflinburg Balance Sheet or acquired subsequent to the date of the Mifflinburg Balance Sheet: (A) are in good operating condition and repair (ordinary wear and tear excepted), and (B) comply in all material respects with all applicable laws, ordinances and regulations, including without limitation all building codes, zoning ordinances and other similar laws, except where any noncompliance would not materially detract from the value, or interfere with the present use, of such structures, improvements, furniture, fixtures and equipment. Mifflinburg and Mifflinburg Bank own or have the right to use all real and personal properties and assets that are material to the conduct of their respective businesses as presently conducted.

4.14.     Contracts.

(a)    Except as set forth in Schedule 4.14, as of the date hereof, neither Mifflinburg nor Mifflinburg Bank is a party to or bound by any Material Contract, other than any Mifflinburg Benefit Plan. Neither Mifflinburg nor Mifflinburg Bank knows of, or has received written, or to Mifflinburg’s Knowledge, oral notice of, any violation of a Material Contract by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to Mifflinburg and its Subsidiaries, taken as a whole.

(b)    In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Mifflinburg: (i) each Material Contract is valid and binding on Mifflinburg or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Mifflinburg and each of its Subsidiaries has performed all obligations required to be performed by it to date under each Material Contract, (iii) to Mifflinburg’s Knowledge, each third-party counterparty to each Material Contract has performed all obligations required to be performed by it to date under such Material Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Mifflinburg or any of its Subsidiaries under any such Material Contract.

4.15.     Litigation and Governmental Directives. Except as disclosed in Schedule 4.15, (i) there is no litigation, investigation or proceeding pending, or to the Knowledge of Mifflinburg or Mifflinburg Bank, threatened, that involves Mifflinburg or Mifflinburg Bank or any of their properties; (ii) there are no outstanding orders, writs, injunctions, judgments, decrees, regulations, directives, consent agreements or memoranda of understanding issued by any Governmental Entity against, or with the consent of, Mifflinburg or Mifflinburg Bank; and (iii) neither Mifflinburg nor Mifflinburg Bank have Knowledge of any fact or condition presently existing that might give rise to any litigation, investigation or proceeding. All litigation in which Mifflinburg or Mifflinburg Bank are involved as a plaintiff in which the amount sought to be recovered is greater than $100,000 is identified in Schedule 4.15. Neither Mifflinburg nor any of its Subsidiaries is, or has been since January 1 of the Current Year, subject to any Regulatory Agreement, nor been advised in writing or, to Mifflinburg’s Knowledge, orally by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.

4.16.     Risk Management Instruments. All Derivative Contracts, whether entered into for the account of Mifflinburg, any of its Subsidiaries or for the account of a customer of Mifflinburg or one of its Subsidiaries, were entered into in the Ordinary Course of Business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Mifflinburg or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Bankruptcy and Equity Exceptions), and are in full force and effect. Mifflinburg and each of its Subsidiaries have duly performed in all material respects all of their material obligations under each Derivative Contract to the extent that such obligations to perform have accrued, and, to Mifflinburg’s Knowledge, there are no material breaches, violations or defaults or bona fide allegations or assertions of such by any party thereunder. Each such Derivative Contract has been reflected in the books and records of Mifflinburg and such Subsidiaries in accordance with GAAP consistently applied. Each Derivative Contract is evidenced by customary and appropriate documentation (including an ISDA master agreement and long-form confirmation).

4.17.     Environmental Matters. Neither Mifflinburg nor Mifflinburg Bank has any material liability relating to any environmental contaminant, pollutant, toxic or hazardous waste or other similar substance that has been generated, used, stored, processed, disposed of or discharged onto any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Mifflinburg or Mifflinburg Bank and which is required to be reflected, noted or adequately reserved against in Mifflinburg’s consolidated financial statements under GAAP. In particular, without limiting the generality of the foregoing sentence, but subject to the materiality and financial statement disclosure standards stated therein, except as disclosed in Schedule 4.17, neither Mifflinburg nor Mifflinburg Bank have environmental liabilities based on their use or incorporation of: (i) any materials containing asbestos in any building or other structure or improvement located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Mifflinburg or Mifflinburg Bank; (ii) any electrical transformers, fluorescent light fixtures with ballasts or other equipment containing PCBs on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Mifflinburg or Mifflinburg Bank; or (iii) any underground storage tanks for the storage of gasoline, petroleum products or other toxic or hazardous wastes or similar substances located on any of the real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure or exercise of any other creditor’s right) or leased by Mifflinburg or Mifflinburg Bank.

4.18.     Intellectual Property. Mifflinburg and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Schedule 4.18 sets forth a list of all such trademarks, service marks, brand names, internet domain names, social media accounts, pages and registrations, logos, symbols, certification marks, trade dress, patents and patent applications. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mifflinburg: (i) (A) the use of any Intellectual Property by Mifflinburg and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Mifflinburg or any of its Subsidiaries acquired the right to use any Intellectual Property, and (B) no person has asserted to Mifflinburg that Mifflinburg or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (ii) no person is challenging, or to the Knowledge of Mifflinburg, infringing on or otherwise violating any right of Mifflinburg or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Mifflinburg or its Subsidiaries; and (iii) neither Mifflinburg nor any of its Subsidiaries has received any notice of any claim with respect to any Intellectual Property owned or licensed by Mifflinburg or any of its Subsidiaries, and Mifflinburg and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Mifflinburg and its Subsidiaries.

4.19.     Privacy. The computer, information technology and data processing systems, facilities and services used by Mifflinburg or Mifflinburg Bank, including all software, hardware, networks, communications facilities, platforms and related systems and services (collectively, the “Mifflinburg Systems”), are reasonably sufficient for the conduct of the respective businesses of Mifflinburg and Mifflinburg Bank as currently conducted and the Mifflinburg Systems are in sufficiently good working condition to effectively perform all computing, information technology and data processing operations reasonably necessary for the operation of the respective businesses of Mifflinburg and Mifflinburg Bank as currently conducted, in each case, except for such failures that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mifflinburg. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Mifflinburg, to the Knowledge of Mifflinburg, since January 1, 2018, no third party has gained unauthorized access to any Mifflinburg Systems owned or controlled by Mifflinburg or Mifflinburg Bank. Mifflinburg and Mifflinburg Bank have taken commercially reasonable steps and implemented commercially reasonable safeguards (i) to protect the Mifflinburg Systems from unauthorized access and from disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of, software, data or other materials and (ii) that are designed for the purpose of reasonably mitigating the risks of cybersecurity breaches and attacks. Each of Mifflinburg and Mifflinburg Bank has in all material respects implemented reasonably appropriate backup and disaster recovery policies, procedures and systems consistent with generally accepted industry standards and sufficient to reasonably mitigate the risk of a material disruption to the operation of the respective businesses of Mifflinburg and Mifflinburg Bank. Each of Mifflinburg and its Subsidiaries has (a) complied in all material respects with all of its published privacy and data security policies and internal privacy and data security policies and guidelines, including with respect to the collection, storage, transmission, transfer, disclosure, destruction and use of Personal Information, and with all applicable Privacy Laws; (b) the requisite consent or other authority under all applicable laws regarding the collection, use, storage, disclosure, or other processing of Personal Information to use, disclose, store, and otherwise process Personal Information, which consent or other authority is sufficient for the business as currently conducted, and (c) taken commercially reasonable measures to ensure that all Personal Information in its possession or control is protected against loss, damage, and unauthorized access, use, modification, or other misuse. No communication from any Governmental Entity with respect to or alleging non‑compliance with any law regarding the collection, use, storage, disclosure or other processing of Personal Information has been received by Mifflinburg or any of its Subsidiaries. To the Knowledge of Mifflinburg, since January 1, 2018, there has been no material loss, damage, or unauthorized access, use, modification, or other misuse of any such information by Mifflinburg or Mifflinburg Bank.

4.20.     Compliance with Laws; Governmental Authorizations. Mifflinburg and each of its Subsidiaries hold, and have at all times since December 31 of the Prior Year held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Mifflinburg, and to the Knowledge of Mifflinburg no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Mifflinburg and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Mifflinburg or any of its Subsidiaries, including (to the extent applicable to Mifflinburg or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the CARES Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the SOX Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Mifflinburg Bank has a Community Reinvestment Act rating of “satisfactory” or better.

4.21.     Insurance. Mifflinburg and Mifflinburg Bank hold, and at all times since January 1, 2018 have held, policies of insurance with respect to all such risks as are customary for bank holding companies and for banks and other companies engaged in the business and the activities in which Mifflinburg and/or Mifflinburg Bank was engaged at any time during such period (except for title insurance policies), including without limitation all financial institutions bonds. All policies of insurance held by or on behalf of Mifflinburg or Mifflinburg Bank are listed in Schedule 4.21. All such policies of insurance are in full force and effect, and no notices of rejected claims or cancellation have been received in connection therewith.

4.22.     Financial Institutions Bonds. Since January 1, 2018, Mifflinburg Bank has continuously maintained in full force and effect one or more financial institutions bonds listed in Schedule 4.22 insuring Mifflinburg Bank against acts of dishonesty by each of its employees. No claim has been made under any such bond and Mifflinburg Bank has no Knowledge of any fact or condition presently existing which might form the basis of a claim under any such bond. Mifflinburg Bank has received no notice that its present financial institutions bond or bonds will not be renewed by its carrier on substantially the same terms as those now in effect.

4.23.     Employee Benefit Plans.

(a)    Schedule 4.23(a) sets forth a complete list of: (i) each Benefit Plan, including an employee benefit plan defined in Section 3(3) of ERISA including each employee pension benefit plan and each employee welfare benefit plan as defined, respectively, in Sections 3(2) and 3(1) of ERISA, and (ii) each other benefit plan, policy, program, arrangement or agreement, which is sponsored or maintained by Mifflinburg or Mifflinburg Bank for the benefit of its employees.

(b)    Mifflinburg or Mifflinburg Bank has made available to Northumberland with respect to each Benefit Plan, accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all plan terms; (iii) where applicable, copies of any trust and/or custodial agreements, insurance policies, administrative service agreements, adoption agreements, any investment management or investment advisory agreement, each as now in effect; (iv) copies of the most recent summary plan description, summary of material modifications, and summary annual report; (v) in the case of any Benefit Plan that is intended to be qualified under Code Section 401(a), a copy of the most recent determination letter or advisory letter (for a volume submitter document) issued by the IRS; (vi) a copy of the most recently filed Forms 5500, with schedules and financial statements attached for each Benefit Plan, as applicable; (vii) the most recent coverage and non‑discrimination tests performed under the applicable Sections of the Code with respect to any Benefit Plan; and (viii) copies of any correspondence from the IRS, U.S. Department of Labor or other governmental or regulatory agency relating to any Benefit Plan within the past three (3) years.

(c)    Each Benefit Plan has been operated and administered in compliance with its terms and all applicable requirements of ERISA and the Code, the ADEA, COBRA, HIPAA, ACA and any regulations or rules promulgated thereunder, and all filings, disclosures, notices and payments required by ERISA, the Code, ADEA, COBRA, HIPAA and the ACA and any other applicable law have been timely made. Each Benefit Plan that is intended to be qualified under Code Section 401(a) has received a determination letter or advisory letter (for a volume submitter document) issued by the IRS. With respect to each Benefit Plan, neither Mifflinburg or Mifflinburg Bank has engaged in any nonexempt “prohibited transaction,” as such term is defined in Section 406 of ERISA or Code Section 4975 and there is no action, suit or claim pending against any Benefit Plan (nor to the Knowledge of Mifflinburg or Mifflinburg Bank, any facts or circumstances that could reasonably be expected to give rise to any such suit, action or claim), other than routine claims for benefits.

(d)    Neither Mifflinburg or Mifflinburg Bank maintains or is required to contribute to, or has ever maintained or contributed to, any Benefit Plan that: (i) is a “multiemployer plan” within the meaning of Section 3(37) of ERISA; (ii) is a “multiple employer plan” within the meaning of Code Section 413(c); (iii) is a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA; (iv) is subject to the funding requirements of Code Section 412 or Title IV of ERISA; (v) provides for post‑retirement medical, life insurance or other welfare‑type benefits (other than as required by COBRA or under a similar state law); or (vi) is an employee welfare benefit plan within the meaning of ERISA Section 3(1) for which contributions are made or are required to be made, either by law or by contract, to a trust; and neither Mifflinburg nor Mifflinburg Bank has incurred any liability under Title IV of ERISA that has not been paid in full.

(e)    Each Benefit Plan that is a “nonqualified deferred compensation plan” (within the meaning of Code Section 409A(d)(1)) is operated in compliance with the provisions of Code Section 409A and the regulations promulgated thereunder.

4.24.     Loan Portfolio.

(a)    As of the date hereof, except as set forth in Schedule 4.24(a), neither Mifflinburg nor any of its Subsidiaries is a party to any written or oral (i) Loans in which Mifflinburg or any Subsidiary of Mifflinburg is a creditor which as of the end of the last full month prior to the date of this Agreement, had an outstanding balance of $50,000 or more and under the terms of which the obligor was, as of the end of the last full month prior to the date of this Agreement, over 90 days or more delinquent in payment of principal or interest, or (ii) Loans with any director, executive officer or principal shareholder of Mifflinburg or any of its Subsidiaries (as such terms are defined in 12 C.F.R. Part 215). Except as such disclosure may be limited by any applicable law, rule or regulation, Schedule 4.24(a) sets forth a true, correct and complete list of all of the Loans of Mifflinburg and its Subsidiaries that, as of the end of the last full month prior to the date of this Agreement (i) had an outstanding balance of $50,000 or more and were classified by Mifflinburg as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, or (ii) for which Mifflinburg or Mifflinburg Bank has afforded payment accommodation, forbearance or otherwise modified or amended in accordance with the CARES Act or otherwise as a result of the effects of the COVID-19 pandemic, together with the principal amount of and accrued and unpaid interest on each such Loan and the aggregate principal amount of and accrued and unpaid interest on such Loans as of such date.

(b)    Schedule 4.24(b) sets forth a true, correct and complete list of each Loan of Mifflinburg or Mifflinburg Bank that is structured as a participation interest in a Loan originated by another Person (each, a “Loan Participation”), including with respect to each such Loan Participation, the originating lender of the related Loan, the outstanding principal balance of the related Loan, the amount of the outstanding principal balance represented by the Loan Participation and the identity of the borrower of the related Loan.

(c)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Mifflinburg, each outstanding Loan of Mifflinburg and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent carried on the books and records of Mifflinburg and its Subsidiaries as secured Loans, has been secured by valid Liens, which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Bankruptcy and Equity Exceptions.

(d)    Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Mifflinburg, each outstanding Loan of Mifflinburg and its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the applicable written underwriting standards of Mifflinburg and its Subsidiaries (and, in the case of Loans held for resale to investors, the applicable underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

(e)    None of the agreements pursuant to which Mifflinburg or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan.

(f)    There are no outstanding Loans made by Mifflinburg or any of its Subsidiaries to any “executive officer” or other “insider” (as each such term is defined in Regulation O promulgated by the Federal Reserve Board) of Mifflinburg or its Subsidiaries, other than Loans that are subject to and that were made and continue to be in compliance with Regulation O or that are exempt therefrom.

(g)    Neither Mifflinburg nor any of its Subsidiaries is now nor has it been since December 31 of the Prior Year, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(h)    Neither Mifflinburg nor Mifflinburg Bank has directly contracted with an agent for providing assistance to eligible borrowers in connection with any PPP loans.

4.25.     Investment Portfolio.

(a)    Except as disclosed on Schedule 4.25(a) or as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Mifflinburg, each of Mifflinburg and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the Ordinary Course of Business to secure obligations of Mifflinburg or its Subsidiaries. Such securities are valued on the books of Mifflinburg in accordance with GAAP in all material respects.

(b)    With respect to all agreements pursuant to which Mifflinburg or Mifflinburg Bank has purchased securities subject to an agreement to resell, if any, Mifflinburg or Mifflinburg Bank, as the case may be, has a valid, perfected first lien or security interest in the securities securing the repurchase agreement, and as of the date hereof, the value of such securities equals or exceeds the amount of the debts secured thereby.

(c)    Mifflinburg and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that Mifflinburg believes are prudent and reasonable in the context of their respective businesses, and Mifflinburg and its Subsidiaries have, since January 1 of the Current Year, been in compliance with such policies, practices and procedures in all material respects.

4.26.     Related Party Transactions. There are no Related Party Transactions nor are there any currently proposed Related Party Transactions or series of Related Party Transactions, between Mifflinburg or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b‑7 under the Exchange Act) of Mifflinburg or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d‑3 and 13d‑5 of the Exchange Act) five percent (5%) or more of the outstanding Mifflinburg Common Stock (or any of such person’s immediate family members or Affiliates) (other than Subsidiaries of Mifflinburg) on the other hand.

4.27.     Certain Activities.

(a)    Neither Mifflinburg, nor Mifflinburg Bank:

(i)    provides investment management, investment advisory or sub‑advisory services to any person, including management and advice provided to separate accounts and participation in wrap fee programs, that would require Mifflinburg or Mifflinburg Bank to register with the SEC under the Investment Advisers Act of 1940, as amended, or with any other Governmental Entity, as an investment adviser;

(ii)    is required to be registered as a broker-dealer, commodity trading advisor, commodity pool operator, futures commission merchant or introducing broker under any applicable laws or regulations;

(iii)    originates, maintains or administers credit card accounts; or

(iv)    provides, or has provided, merchant credit card processing services to any merchants.

(b)    Except as set forth on Schedule 4.27(b), Mifflinburg Bank has administered all accounts for which it acts or has acted as a fiduciary, including, but not limited to, accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in all material respects in accordance with the terms of the governing documents and applicable laws and regulations. To Mifflinburg’s Knowledge, and except as set forth on Schedule 4.27(b), neither Mifflinburg, Mifflinburg Bank, nor any of their respective directors, officers or employees, committed any breach of trust or fiduciary duty with respect to any such fiduciary account and the accountings and the records for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account. No such accounts are currently held by Mifflinburg or Mifflinburg Bank.

4.28.     Brokers, Finders and Financial Advisors. Neither Mifflinburg nor Mifflinburg Bank have paid or become obligated to pay any fee or commission of any kind whatsoever to any investment banker, broker, finder, financial advisor or other intermediary for, on account of or in connection with the transactions contemplated in this Agreement except for the retention of The Kafafian Group, Inc. (“TKG”) by Mifflinburg and the fee payable pursuant thereto.

4.29.     Fairness Opinion. The board of directors of Mifflinburg has received a written opinion from TKG (a copy of such written opinion having been provided to Northumberland) to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Merger Consideration is fair to Mifflinburg’s shareholders, from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.30.     Complete and Accurate Disclosure. Neither this Agreement (insofar as it relates to Mifflinburg, Mifflinburg Bank, the Mifflinburg Common Stock, the Mifflinburg Bank Common Stock, and the involvement of Mifflinburg and Mifflinburg Bank in the transactions contemplated hereby) nor any Exhibits or Schedules to this Agreement nor the financial statements delivered by Mifflinburg to Northumberland pursuant to Section 4.8 contains, at the time and under the circumstances under which it is made, any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

4.31.     Proxy Statement/Prospectus. The information relating to Mifflinburg and Mifflinburg Bank to be contained in the Proxy Statement/Prospectus and Registration Statement, or in any other document filed with any Regulatory Agency or other Governmental Entity in connection herewith, and any amendments or supplements thereto, will: (i) comply in all material respects with applicable provisions of the Securities Act, and the Exchange Act and the applicable rules and regulations of the SEC thereunder; and (ii) not contain any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact that is required to be stated therein or necessary in order (A) to make the statements therein not false or misleading, or (B) to correct any statement in an earlier communication with respect to the Proxy Statement/Prospectus or Registration Statement which has become false or misleading.

4.32.     Beneficial Ownership of Northumberland Common Stock. Mifflinburg and Mifflinburg Bank do not, and prior to the Effective Time, Mifflinburg and Mifflinburg Bank will not, own beneficially (within the meaning of SEC Rule 13d-3(d)(1)) more than five percent (5%) of the outstanding shares of Northumberland Common Stock.

4.33.     Reorganization. Mifflinburg has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.34.     Labor Relations and Employment Agreements.

(a)    Neither Mifflinburg nor Mifflinburg Bank is a party to or bound by any collective bargaining agreement. Mifflinburg and Mifflinburg Bank enjoy good working relationships with their employees, and there are no labor disputes pending, or to the Knowledge of Mifflinburg threatened, that would have a Material Adverse Effect on Mifflinburg. To Mifflinburg’s Knowledge, in the last five (5) years, (i) except as previously disclosed to Northumberland, no allegations of sexual harassment have been made against any employee at the level of vice president or above, and (ii) neither Mifflinburg nor Mifflinburg Bank has entered into any settlement agreements related to allegations of sexual harassment or misconduct by any employee at the level of vice president or above. All Employment Obligations to which Mifflinburg and/or Mifflinburg Bank is a party or by which either or both is bound, are disclosed on Schedule 4.34. Except as disclosed in Schedule 4.34, as of the Effective Time, neither Mifflinburg nor Mifflinburg Bank will have any liability for employee termination rights or payments arising out of any Employment Obligation, and neither the execution of this Agreement nor the consummation of the Merger shall, by itself, entitle any employee of Mifflinburg or Mifflinburg Bank to any “change of control” payments or benefits and, except as disclosed on Schedule 4.34, each employee who is a party to or beneficiary of a change in control or deferred compensation agreement, benefit or obligation of Mifflinburg and/or Mifflinburg Bank has waived in writing any payment, benefit vesting or accrual that otherwise would have inured to such employee’s benefit as a result of the execution of this Agreement or the consummation of the Merger. Except as set forth on Schedule 4.34, no payment that is owed or may become due to any director, officer, employee, or agent of Mifflinburg or Mifflinburg Bank as a result of the consummation of the Merger will be non‑deductible to Mifflinburg or Mifflinburg Bank or subject to tax under Sections 280G or 4999; nor, except as set forth on Schedule 4.34, will Mifflinburg or Mifflinburg Bank be required to “gross up” or otherwise compensate any such person because of the imposition of any excise tax on a payment to such person as a result of the consummation of the Merger.

(b)    Each of Mifflinburg and Mifflinburg Bank has, since January 1, 2016, been in compliance with all applicable laws with respect to employment and employee relations, including those in respect of discrimination, harassment or retaliation in employment, pay equity, terms and conditions of employment, pay rates, termination of employment, wages, hours, overtime pay, vacation, disability, leave, occupational safety and health, employee whistle-blowing, immigration, data protection, employee privacy, employment practices and classification of employees, consultants and independent contractors, except when the failure to do so, either individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect on Mifflinburg or Mifflinburg Bank. Mifflinburg and Mifflinburg Bank have not engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable labor laws or been in breach of any other applicable law. There are no claims, charges, complaints, grievances, disciplinary matters or controversies pending or, to Mifflinburg's Knowledge, threatened, between Mifflinburg or Mifflinburg Bank and any current or former employees, including any such claims, complaints, grievances, disciplinary matters or controversies that have resulted or reasonably could be expected to result in a legal proceeding.

4.35.     Anti-Takeover Provisions. None of the "moratorium," "control share," "fair price," "take over," or "interested shareholder" and similar provisions of Mifflinburg's articles of incorporation are applicable to this Agreement and the Merger.

4.36.     Offer Letters. Mifflinburg Bank has extended written offers of employment, to be effective upon completion of the Bank Merger, to, and which have been accepted by, Jerry L. Bolig, Brad L. Huyck and Stephanie Kahley.

ARTICLE V.
    COVENANTS OF NORTHUMBERLAND

From the date of this Agreement until the Effective Time, Northumberland covenants and agrees to comply, and shall cause Norry Bank to comply, with the following covenants:

5.1.     Conduct of Business. Except as otherwise consented to by Mifflinburg in writing (such consent not to be unreasonably withheld) or as set forth on Schedule 5.1, Northumberland and Norry Bank shall:

(a)    use all reasonable efforts to carry on their respective businesses in the Ordinary Course of Business;

(b)    use all reasonable efforts to preserve their present business organizations, to retain the services of substantially all of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with Northumberland or Norry Bank;

(c)    maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by casualty;

(d)    use all reasonable efforts to preserve or collect all material claims and causes of action belonging to Northumberland or Norry Bank;

(e)    keep in full force and effect all insurance policies now carried by Northumberland or Norry Bank;

(f)    perform in all material respects each of their obligations under all Material Contracts to which Northumberland or Norry Bank are a party or by which any of them may be bound or which relate to or affect their properties, assets and business;

(g)    maintain their books of account and other records in the Ordinary Course of Business;

(h)    comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to Northumberland or Norry Bank and to the conduct of their businesses;

(i)    not amend Northumberland’s or Norry Bank’s Articles of Incorporation or Bylaws, except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement;

(j)    not terminate, materially amend, or waive any material provision of, any Material Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or any material lease or contract, other than normal renewals of contracts and leases in the Ordinary Course of Business (to the extent that the amounts owed under the terms of such contract or lease is less than $100,000) and without material adverse changes of terms with respect to Northumberland, or enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement;

(k)    not make any material acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets in accordance with any Material Contract disclosed on Schedule 3.14 or which do not exceed, in any case, $100,000), merge or consolidate with any entity (except pursuant to the terms and conditions of this Agreement) or purchase or acquire capital stock or other interest in any other entity, purchase or otherwise acquire all or substantially all of the business or assets of any other person, or transfer or sell a substantial portion of its business or assets to any person (except pursuant to the terms and conditions of this Agreement), or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever, except for loan and investment activity engaged in the Ordinary Course of Business and consistent with past practice;

(l)    not knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant set forth in this Agreement as of or subsequent to the date of this Agreement or as of the Effective Date, or that is intended or expected to result in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied or in any violation of any provision of this Agreement;

(m)    not (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend (other than payments by Northumberland of regular dividends at substantially historical rates and amounts and dividends paid by Norry Bank to Northumberland), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (provided that the Parties shall cooperate such that any such dividend or distribution shall be coordinated with Mifflinburg so that holders of Northumberland Common Stock do not receive dividends on both Northumberland Common Stock and Mifflinburg Common Stock to be received in the Merger in respect of the same period or fail to receive a dividend on at least one of the Northumberland Common Stock or Mifflinburg Common Stock to be received in the Merger in respect of the same period); (iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, deferred stock units, shares of restricted stock or other equity or equity-based awards or interests or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or (iv) issue, sell or otherwise permit to become outstanding (including by issuing any shares of Northumberland Common Stock that are held as “treasury shares” as of the date of this Agreement) any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock;

(n)    except for transactions in the Ordinary Course of Business, not make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Northumberland;

(o)    except for merit increases to salaries in the Ordinary Course of Business, not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any Northumberland Benefit Plan, except as required by law, or, except pursuant to the terms and conditions of this Agreement, existing Northumberland Benefit Plans and agreements, enter into or amend any Employment Obligation, severance or “change in control” agreement or arrangement with any officer, director, employee or consultant of Northumberland or Norry Bank, or hire any new employees, except for the hiring of at will employees to replace employees of Norry Bank after the date hereof and only at annual cash compensation not to exceed $75,000;

(p)    not:

(i)    enter into a new line of business;

(ii)    make any loans or extensions of credit or grant additional credit to a current borrower, except in the Ordinary Course of Business; provided that any individual unsecured loan or unsecured extension of credit, or grant of additional unsecured credit, in each case, in excess of $250,000 that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to Mifflinburg) or any individual secured loan or secured extension of credit or grant of additional secured credit, in each case, in excess of $3,000,000 that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to Mifflinburg) shall require the prior written approval of the Chief Lending Officer of Mifflinburg or in such officer's absence, the Chief Executive Officer, which approval or rejection shall be given in writing (e‑mail to suffice) within four (4) Business Days after the loan package is delivered by e-mail or other written form of delivery to such officer, or it shall be deemed approved;

(iii)    sell any investment security, except in the Ordinary Course of Business; provided that if the amount of investment securities sold in any transaction, together with all other sales of investment securities settled after the date of this Agreement, shall exceed $5,000,000 in the aggregate, the prior written approval of the Chief Financial Officer of Mifflinburg or, in such officer's absence, the Chief Executive Officer, shall be required, which approval or rejection shall be given in writing (e-mail to suffice) within two (2) Business Days after the written request for approval is delivered by email or other written form of delivery to such officer, or it shall be deemed approved;

(iv)    except for borrowings by Norry Bank from the Federal Home Loan Bank of Pittsburgh in the Ordinary Course of Business, create, borrow, incur or assume any long-term (1 year or more) loan, borrowing or indebtedness in excess of $5,000,000 in the aggregate without the prior written approval of the Chief Financial Officer of Mifflinburg or, in such officer's absence, the Chief Executive Officer, which approval or rejection shall be given in writing (e-mail to suffice) within two (2) Business Days after the written request for approval is delivered by e-mail or other written form of delivery to such officer, or it shall be deemed approved; or

(v)    enter into, become a party to or otherwise become obligated with respect to any Derivative Contract.

(q)    make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by applicable law or requested by a Bank Regulator;

(r)    not enter into any Related Party Transaction, except loans in accordance with Regulation O;

(s)    in determining the additions to loan loss reserves and loan write-offs, writedowns and other adjustments and reserves, write-offs, writedowns and other adjustments with respect to other real estate owned that reasonably should be made by Norry Bank and classifying, valuing and retaining its investment portfolio, during the Current Year and thereafter, Northumberland and Norry Bank shall act in accordance with GAAP and shall advise Mifflinburg of any material changes thereto;

(t)    file with appropriate federal, state, local and other governmental agencies all Tax Returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all Taxes, interest, penalties, assessments or deficiencies shown to be due on Tax Returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely;

(u)    other than in the Ordinary Course of Business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(v)    not settle any material claim, suit, action or proceeding, except in the Ordinary Course of Business; provided that (x) the amount for which Northumberland or any of its Subsidiaries is liable, net of any insurance recoveries received by Northumberland or any of its Subsidiaries, for all such settlements shall not exceed $35,000 in the aggregate and (y) no such settlement shall impose any material restriction on the business of Northumberland or its Subsidiaries or the Surviving Corporation;

(w)    not merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries except pursuant to the terms of this Agreement;

(x)    not materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(y)    not implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(z)    except as permitted by (k) above, not make any capital expenditures other than in the Ordinary Course of Business or as necessary to maintain existing assets in good repair not exceeding, in the aggregate, $100,000;

(aa)    not make application for the opening, relocation or closing of any, or open, relocate or close any, branches or automated banking locations;

(bb)    not reduce the amount of insurance coverage or fail to renew any existing insurance policy, in each case, with respect to the key employees, properties or assets of Northumberland or any of its Subsidiaries;

(cc)    not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business consistent with customary banking practice;

(dd)    not take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger and the Bank Merger, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; and

(ee)    not agree to take, make any commitment to take, or adopt any resolutions of Northumberland’s board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.1.

5.2.     Best Efforts. Northumberland and Norry Bank shall cooperate with Mifflinburg and Mifflinburg Bank and shall use their respective best efforts to do or cause to be done all things necessary or appropriate on their part in order to effectuate the transactions contemplated by this Agreement, fulfill the conditions precedent set forth in ARTICLE VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger. In particular, without limiting the generality of the foregoing sentence, Northumberland agrees to do the following:

(a)    Surviving Bank Name; Execute and Deliver Bank Merger Agreement. Northumberland shall mutually determine with Mifflinburg the name of the Surviving Bank, and cause Norry Bank to execute and deliver the Bank Merger Agreement, on or before the date Mifflinburg Bank files an application under the Bank Merger Act with the FDIC to approve the Bank Merger.

(b)    Applications for Regulatory Approval. Northumberland shall cooperate with and assist Mifflinburg and Mifflinburg’s counsel and accountants in the preparation of all required applications for all Requisite Regulatory Approvals. Northumberland acknowledges that Mifflinburg or Mifflinburg Bank, as applicable, will be the applicant with respect to the Requisite Regulatory Approvals and Mifflinburg's legal counsel will be counsel of record for such purposes.

(c)    Registration Statement; Proxy Statement/Prospectus. Northumberland shall cooperate with and assist Mifflinburg and Mifflinburg’s counsel and accountants in the preparation of the Registration Statement and Proxy Statement/Prospectus. Northumberland agrees to use commercially reasonable efforts, after consultation with Mifflinburg, to respond promptly to all comments of and requests by the SEC with respect to the Registration Statement and Proxy Statement/Prospectus. Northumberland will use commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to Northumberland’s shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.

5.3.     Northumberland Recommendation. Northumberland shall hold the Northumberland Shareholders’ Meeting for the purpose of obtaining approval of the Merger and this Agreement and the Proxy Statement/Prospectus shall contain the recommendation of the Northumberland board of directors to its Shareholders that they vote in favor thereof (the “Northumberland Recommendation”).

5.4.     Proxy Solicitor. If Mifflinburg requests, Northumberland shall retain a proxy solicitor in connection with the solicitation of Northumberland shareholder approval of this Agreement. The selection of the proxy solicitor shall be at the discretion of Northumberland, provided it is reasonably acceptable to Mifflinburg.

5.5.     Access to Properties and Records. Northumberland and Norry Bank shall give to Mifflinburg and to its authorized employees and representatives (including, without limitation, Mifflinburg’s counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of Northumberland and Norry Bank as Mifflinburg may reasonably request (other than the portions of the minutes that discuss any of the transactions contemplated by the Agreement), subject to the obligation of Mifflinburg and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning Northumberland and Norry Bank obtained by reason of such access and subject to applicable law. Notwithstanding the forgoing, Northumberland and Norry Bank shall not be required to provide access to or to disclose information where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by law; provided, however, that Northumberland and Norry Bank acknowledge that they share a common goal of sharing information with Mifflinburg and Mifflinburg Bank, that the Parties and their respective Subsidiaries are each represented by counsel and such counsel have agreed to take a joint approach to any litigation involving a Party or its Subsidiary and, accordingly, the Parties intend that all information shared in this Agreement, the Schedules hereto and the due diligence related to this Agreement shall be received and held in confidence pursuant to the terms and conditions of the Confidentiality Agreement and be subject to and protected by each Party, individually, and both Parties' joint attorney client privileges, and further protected pursuant to the work product doctrine afforded to each Party's respective counsel. Mifflinburg shall use commercially reasonable efforts to minimize any interference with Northumberland’s regular business operations during any such access to the property, books and records of Northumberland or Norry Bank.

5.6.     Subsequent Financial Statements. Between the date of signing of this Agreement and the Effective Time, Northumberland shall promptly prepare and deliver to Mifflinburg as soon as practicable, all Additional Financial Statements. Northumberland shall be deemed to make the representations and warranties set forth in Sections 3.8, 3.9 and 3.10 to Mifflinburg with respect to Northumberland’s Additional Financial Statements upon delivery thereof.

5.7.     Update Schedules. Northumberland shall promptly disclose to Mifflinburg in writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement. No such modification shall, however, be deemed an acceptance by Mifflinburg thereof.

5.8.     Notice. Northumberland shall promptly notify Mifflinburg in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Mifflinburg in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise would have a Material Adverse Effect on Northumberland or restrict in any material manner the right or ability of Northumberland to carry on its business as presently conducted.

5.9.     No Solicitation.

(a)    Except as set forth in Section 5.9(b), Northumberland shall not, and shall cause Norry Bank and its respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “Northumberland Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an Acquisition Proposal; (ii) respond to any inquiry relating to an Acquisition Proposal or an Acquisition Transaction (defined below); (iii) recommend or endorse an Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than Mifflinburg) any information or data with respect to Northumberland or Norry Bank or otherwise relating to an Acquisition Proposal; (v) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Northumberland is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Northumberland or any Northumberland Representative, whether or not such Northumberland Representative is so authorized and whether or not such Northumberland Representative is purporting to act on behalf of Northumberland or otherwise, shall be deemed to be a breach of this Agreement by Northumberland. Northumberland and Norry Bank shall, and shall cause each of the Northumberland Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, as it relates to Northumberland, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Mifflinburg), whether or not in writing, contemplating, relating to, constituting or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, as it relates to Northumberland, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Northumberland or Norry Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Northumberland or Norry Bank representing, in the aggregate, twenty‑five percent (25%) or more of the assets of Northumberland and Norry Bank on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Northumberland or Norry Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Northumberland or any Norry Bank; or (E) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)    Notwithstanding Section 5.9(a), Northumberland may respond to or engage in discussions or negotiations with, or provide confidential information or data to, any person making an unsolicited bona fide Acquisition Proposal that did not result from a breach of this Section 5.9, if, but only if: (A) the Northumberland Shareholders’ Meeting shall not have occurred; (B) Northumberland shall have complied, in all material respects, with the provisions of this Section 5.9; (C) Northumberland’s board of directors shall have determined, with the advice of its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law; (D) Northumberland’s board of directors determines in good faith, after consultation with and having considered the advice of its outside legal counsel and, with respect to financial matters, its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal; (E) Northumberland has provided Mifflinburg with notice of such determination within one (1) Business Day thereafter; and (F) prior to furnishing or affording access to any confidential information or data with respect to Northumberland or Norry Bank or otherwise relating to an Acquisition Proposal, Northumberland receives from such person a confidentiality agreement with terms no less favorable to Northumberland than those contained in the Confidentiality Agreement. Northumberland shall promptly provide to Mifflinburg any non‑public information regarding Northumberland or Norry Bank provided to any other person that was not previously provided to Mifflinburg, such additional information to be provided no later than the date of provision of such information to such other party.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an Acquisition Transaction on terms that the Northumberland board of directors determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor, (i) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Northumberland Common Stock or all, or substantially all, of the assets of Northumberland and Norry Bank on a consolidated basis; (ii) would result in a transaction that (A) in the aggregate is more favorable from a financial point of view than the Merger, (B) is more favorable, in the aggregate, to all of Northumberland’s shareholders than the Merger and the transactions contemplated by this Agreement, in light of the other terms of such proposal, any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby; and (C) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

(c)    Northumberland shall promptly (and in any event within forty-eight (48) hours) notify Mifflinburg in writing if any proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Northumberland or any Northumberland Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e‑mails or other electronic communications) unless disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). Northumberland agrees that it shall keep Mifflinburg informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)    Except as set forth in Section 5.9(e), neither the Northumberland board of directors nor any committee thereof shall (i) withdraw, qualify or modify, or propose to withdraw, qualify or modify, in a manner adverse to Mifflinburg in connection with the transactions contemplated by this Agreement (including the Merger), the Northumberland Recommendation, or make any statement, filing or release, in connection with the Northumberland Shareholders’ Meeting or otherwise, inconsistent with the Northumberland Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Northumberland Recommendation); (ii) approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Northumberland or Norry Bank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.9(b)) or (B) requiring Northumberland to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)    Notwithstanding Section 5.9(d), prior to the date of the Northumberland Shareholders’ Meeting, the Northumberland board of directors may approve or recommend to the shareholders of Northumberland a Superior Proposal or withdraw, qualify or modify the Northumberland Recommendation in connection therewith after the fifth (5th) Business Day following Mifflinburg’s receipt of a notice (the “Notice of Superior Proposal”) from Northumberland advising Mifflinburg that the Northumberland board of directors has decided that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.9) constitutes a Superior Proposal (it being understood that Northumberland shall be required to deliver a new Notice of Superior Proposal in respect of any revised Superior Proposal from such third party or its Affiliates that Northumberland proposes to accept and the subsequent notice period shall be two (2) Business Days) if, but only if, (i) the Northumberland board of directors has reasonably determined in good faith, after consultation with and having considered the advice of outside legal counsel and, with respect to financial matters, its financial advisor, that the failure to take such actions would be inconsistent with its fiduciary duties under applicable law, and (ii) at the end of such five (5) Business Day period, after taking into account any such adjusted, modified or amended terms as may have been committed to it in writing by Mifflinburg since its receipt of such Notice of Superior Proposal (provided, however, that Mifflinburg shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement), Northumberland’s board of directors has again in good faith made the determination (A) in clause (i) of this Section 5.9(e) and (B) that such Northumberland Acquisition Proposal constitutes a Superior Proposal; and Northumberland shall provide written notice (the “Final Notice of Superior Proposal”) to Mifflinburg of its determination to accept the Superior Proposal no later than one (1) Business Day following expiration of such five (5) Business Day period.

(f)    Nothing contained in this Section 5.9 or elsewhere in this Agreement shall prohibit Northumberland from (i) taking and disclosing to its shareholders a position contemplated by 14e‑2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in each case, in the good faith judgment of the board of directors, with the advice of outside counsel, making such disclosure to Northumberland’s shareholders is required under applicable law.

5.10.     No Purchase or Sales of Mifflinburg or Northumberland Common Stock. Northumberland and Norry Bank shall not purchase or sell on the Market, or submit a bid to purchase or an offer to sell on the Market, directly or indirectly, any shares of Mifflinburg Common Stock or Northumberland Common Stock or any options, rights or other securities convertible into shares of Mifflinburg Common Stock or Northumberland Common Stock.

5.11.     Internal Controls. Between the date of this Agreement and the Effective Date, Northumberland shall permit Mifflinburg senior officers to meet with the chief financial officer of Northumberland and other officers responsible for the preparation of Northumberland’s financial statements, the internal controls of Northumberland and the disclosure controls and procedures of Northumberland to discuss such matters as Mifflinburg may deem reasonably necessary or appropriate for Mifflinburg to satisfy its obligations under applicable law. Mifflinburg shall have continuing access through the Effective Time to both the Northumberland books and records and internal audit team for the purpose of ongoing assessment of internal controls and shall cause its outside auditors to provide any documentation regarding Northumberland’s internal controls to Mifflinburg and cause its auditors to be available for discussions with Mifflinburg’s representatives regarding Northumberland’s systems of internal controls. Notwithstanding the forgoing, Northumberland shall not be required to provide access to or to disclose information where such access or disclosure would waive any privilege.

5.12.     Transaction Expenses of Northumberland.

(a)    Northumberland shall cause its and Norry Bank’s professionals to render monthly invoices within 30 days after the end of each month. Northumberland shall advise Mifflinburg monthly of all out-of-pocket expenses which Northumberland and Norry Bank have incurred in connection with the transactions contemplated hereby. Northumberland shall not, and shall cause Norry Bank not to, pay fees and expenses to its accountants or attorneys on any basis different than the basis on which such professionals would be paid in the absence of any business combination. All fees and expenses are to be accrued as of the day prior to the Effective Date.

(b)    The Parties shall equally share the expenses with respect to the printing and mailing of the Proxy Statement/Prospectus; however, Mifflinburg shall pay the SEC registration fees for the Registration Statement of which the Proxy Statement/Prospectus is a part. The Parties shall equally share the filing fees with respect to the preparation of filing of all required applications for Requisite Regulatory Approval.

(c)    Northumberland shall establish a “stay bonus pool” in the amount of $100,000 to be used by Northumberland to provide cash incentives to employees of Northumberland to remain employed by Northumberland through the Effective Date. The Parties shall mutually agree on the employees to whom a stay-bonus will be offered, as well as the amount and terms of payment of such stay-bonuses.

(d)    Northumberland shall pay, or cause Norry Bank to pay, in accordance with the respective terms and conditions thereof, all of the payments required to be paid on or before the Effective Date under the agreements described in Sections 3.23(c) and (d).

5.13.     Director Resignations. Each of the Northumberland directors identified on Schedule 5.13 has agreed, in his or her respective Voting Agreement, to resign as a director of Northumberland and Norry Bank, such resignations to be effective immediately before the Effective Time.

5.14.     Northumberland ESOP Participant Approval. Northumberland shall use its best efforts to cause the Northumberland ESOP Trustee to solicit the directions of the participants of the Northumberland ESOP for the voting of shares of Northumberland common stock held by the Northumberland ESOP with regard to the approval of the Merger and this Agreement. Within an administratively reasonable period of time prior to distributing any documents or materials to the participants of the Northumberland ESOP, Northumberland will submit all of such documents and materials to Mifflinburg for its review, and Northumberland shall use its best efforts to cause the Northumberland ESOP Trustee to incorporate any comments and revisions reasonably requested by Mifflinburg into such documents and materials.

5.15.     Dissolution of NNB Financial. Prior to the Effective Date, Northumberland shall have caused NNB Financial to have been dissolved.

ARTICLE VI.
    COVENANTS OF MIFFLINBURG AND CERTAIN MUTUAL COVENANTS

From the date of this Agreement until the Effective Time, or until such later date as may be expressly stipulated in any Section of this ARTICLE VI, Mifflinburg covenants and agrees to comply, and shall cause Mifflinburg Bank to comply, with the following covenants and, where specifically indicated, the Parties mutually covenant and agree:

6.1.     Conduct of Business. Except as otherwise consented to by Northumberland in writing (such consent not to be unreasonably withheld) or as set forth on Schedule 6.1, Mifflinburg and Mifflinburg Bank shall:

(a)    use all reasonable efforts to carry on their respective businesses in the Ordinary Course of Business;

(b)    use all reasonable efforts to preserve their present business organizations, to retain the services of substantially all of their present officers and employees, and to maintain their relationships with customers, suppliers and others having business dealings with Mifflinburg and Mifflinburg Bank;

(c)    maintain all of their structures, equipment and other real property and tangible personal property in good repair, order and condition, except for ordinary wear and tear and damage by casualty;

(d)    use all reasonable efforts to preserve or collect all material claims and causes of action belonging to Mifflinburg or Mifflinburg Bank;

(e)    keep in full force and effect all insurance policies now carried by Mifflinburg or Mifflinburg Bank;

(f)    perform in all material respects each of their obligations under all Material Contracts to which Mifflinburg or Mifflinburg Bank are a party or by which any of them may be bound or which relate to or affect their properties, assets and business;

(g)    maintain their books of account and other records in the Ordinary Course of Business;

(h)    comply in all material respects with all statutes, laws, ordinances, rules and regulations, decrees, orders, consent agreements, memoranda of understanding and other federal, state, and local governmental directives applicable to Mifflinburg or Mifflinburg Bank and to the conduct of their businesses;

(i)    not amend Mifflinburg’s or Mifflinburg Bank’s articles of incorporation or bylaws, except in accordance with the terms hereof or to the extent necessary to consummate the transactions contemplated by this Agreement;

(j)    not terminate, materially amend, or waive any material provision of, any Material Contract, or make any change in any instrument or agreement governing the terms of any of its securities, or any material lease or contract, other than normal renewals of contracts and leases in the Ordinary Course of Business (to the extent that the amounts owed under the terms of such contract or lease is less than $100,000) and without material adverse changes of terms with respect to Mifflinburg, or enter into any contract that would constitute a Material Contract if it were in effect on the date of this Agreement;

(k)    not make any material acquisition or disposition of any properties or assets (except for acquisitions or dispositions of properties or assets in accordance with any Material Contract disclosed on Schedule 4.14 or which do not exceed, in any case, $100,000), merge or consolidate with any entity (except pursuant to the terms and conditions of this Agreement) or purchase or acquire capital stock or other interest in any other entity, purchase or otherwise acquire all or substantially all of the business or assets of any other person, or transfer or sell a substantial portion of its business or assets to any person (except pursuant to the terms and conditions of this Agreement), or subject any of their properties or assets to any material lien, claim, charge, or encumbrance of any kind whatsoever, except for loan and investment activity engaged in the Ordinary Course of Business and consistent with past practice;

(l)    not knowingly take or permit to be taken any action which would constitute or cause a material breach of any representation, warranty or covenant set forth in this Agreement as of or subsequent to the date of this Agreement or as of the Effective Date, or that is intended or expected to result in any of the conditions to the Merger set forth in ARTICLE VII not being satisfied or in any violation of any provision of this Agreement;

(m)    not (i) adjust, split, combine or reclassify any capital stock; (ii) make, declare or pay any dividend (other than payments by Mifflinburg of regular dividends at substantially historical rates and amounts and dividends paid by any Mifflinburg Subsidiary to its parent company), or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock; (iii) grant any stock options, stock appreciation rights, performance shares, restricted stock units, deferred stock units, shares of restricted stock or other equity or equity-based awards or interests or grant any individual, corporation or other entity any right to acquire any shares of its capital stock, except pursuant to Mifflinburg's employee stock purchase plan; or (iv) issue, sell or otherwise permit to become outstanding (including by issuing any shares of Northumberland Common Stock that are held as “treasury shares” as of the date of this Agreement) any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of capital stock, except pursuant to Mifflinburg's employee stock purchase plan;

(n)    except pursuant to the terms and conditions of this Agreement and for transactions in the Ordinary Course of Business, not make any material investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any other individual, corporation or other entity other than a wholly-owned Subsidiary of Mifflinburg;

(o)    except for merit increases to salaries in the Ordinary Course of Business, not increase the rate of compensation of, pay a bonus or severance compensation to, establish or amend any Mifflinburg Benefit Plan, except as required by law, or, except pursuant to the terms and conditions of this Agreement, existing Mifflinburg Benefit Plans and agreements, enter into or amend any Employment Obligation, severance or “change in control” agreement or arrangement with any officer, director, employee or consultant of Mifflinburg or Mifflinburg Bank, or hire any new employees, except for the hiring of at will employees to replace employees of Mifflinburg Bank after the date hereof and only at annual cash compensation not to exceed $75,000;

(p)    not:

(i)    enter into a new line of business;

(ii)    make any loans or extensions of credit or grant additional credit to a current borrower, except in the Ordinary Course of Business; provided that any individual unsecured loan or unsecured extension of credit, or grant of additional unsecured credit, in each case, in excess of $250,000 that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to Northumberland) or any individual secured loan or secured extension of credit or grant of additional secured credit, in each case, in excess of $3,000,000 that is not as of the date of this Agreement approved and committed (a schedule of which approved and committed loans has been made available to Northumberland) shall require the prior written approval of the Chief Executive Officer of Northumberland, which approval or rejection shall be given in writing (e‑mail to suffice) within four (4) Business Days after the loan package is delivered by email or other written form of delivery to such individual or it shall be deemed approved;

(iii)    sell any investment security, except in the Ordinary Course of Business; provided that if the amount of investment securities sold in any transaction, together with all other sales of investment securities settled after the date of this Agreement, shall exceed $5,000,000 in the aggregate, the prior written approval of the Chief Financial Officer of Northumberland or, in such officer's absence, the Chief Executive Officer, shall be required, which approval or rejection shall be given in writing (e-mail to suffice) within two (2) Business Days after the written request for approval is delivered by email or other written form of delivery to such officer, or it shall be deemed approved;

(iv)    except for borrowings by Mifflinburg Bank from the Federal Home Loan Bank of Pittsburgh in the Ordinary Course of Business, create, borrow, incur or assume any long-term (1 year or more) loan, borrowing or indebtedness in excess of $5,000,000 in the aggregate without the prior written approval of the Chief Financial Officer of Northumberland or, in such officer's absence, the Chief Executive Officer, which approval or rejection shall be given in writing (e-mail to suffice) within two (2) Business Days after the written request for approval is delivered by e-mail or other written form of delivery to such officer, or it shall be deemed approved; or

(v)    enter into, become a party to or otherwise become obligated with respect to any Derivative Contract.

(q)    make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing, buying or selling rights to service Loans, (ii) investment, deposit pricing, risk and asset liability management or other banking and operating matters (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof) or (iii) hedging, in each case, except as required by applicable law or requested by a Bank Regulator;

(r)    not enter into any Related Party Transaction, except loans in accordance with Regulation O;

(s)    in determining the additions to loan loss reserves and loan write-offs, writedowns and other adjustments and reserves, write-offs, writedowns and other adjustments with respect to other real estate owned that reasonably should be made by Mifflinburg Bank and classifying, valuing and retaining its investment portfolio, during the Current Year and thereafter, Mifflinburg and Mifflinburg Bank shall act in accordance with GAAP and shall advise Northumberland of any material changes thereto;

(t)    file with appropriate federal, state, local and other governmental agencies all Tax Returns and other material reports required to be filed, pay in full or make adequate provisions for the payment of all Taxes, interest, penalties, assessments or deficiencies shown to be due on Tax Returns or by any taxing authorities and report all information on such returns truthfully, accurately and completely;

(u)    other than in the Ordinary Course of Business, incur any indebtedness for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(v)    not settle any material claim, suit, action or proceeding, except in the Ordinary Course of Business; provided that (x) the amount for which Mifflinburg or any of its Subsidiaries is liable, net of any insurance recoveries received by Mifflinburg or any of its Subsidiaries, for all such settlements shall not exceed $35,000 in the aggregate and (y) no such settlement shall impose any material restriction on the business of Mifflinburg or its Subsidiaries;

(w)    not merge or consolidate itself or any of its Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve itself or any of its Subsidiaries except pursuant to the terms of this Agreement;

(x)    not materially restructure or materially change its investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported or purchase any security rated below investment grade;

(y)    not implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(z)    except as permitted by (k) above, not make any capital expenditures other than in the Ordinary Course of Business or as necessary to maintain existing assets in good repair not exceeding, in the aggregate, $100,000;

(aa)    not make application for the opening, relocation or closing of any, or open, relocate or close any, branches or automated banking locations;

(bb)    not reduce the amount of insurance coverage or fail to renew any existing insurance policy, in each case, with respect to the key employees, properties or assets of Mifflinburg or any of its Subsidiaries;

(cc)    not make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructuring in the Ordinary Course of Business consistent with customary banking practice;

(dd)    not take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Merger and the Bank Merger, taken together, from being treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code; and

(ee)    not agree to take, make any commitment to take, or adopt any resolutions of Mifflinburg’s board of directors or similar governing body in support of, any of the actions prohibited by this Section 6.1.

6.2.     Best Efforts. Mifflinburg and Mifflinburg Bank shall cooperate with Northumberland and Norry Bank and shall use their respective best efforts to do or cause to be done all things necessary or appropriate on their part in order to effectuate the transactions contemplated by this Agreement, fulfill the conditions precedent set forth in Article VII of this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger. In particular, without limiting the generality of the foregoing sentence, Mifflinburg agrees to do the following:

(a)    Surviving Bank Name; Execute and Deliver Bank Merger Agreement. Mifflinburg shall mutually determine with Northumberland the name of the Surviving Bank, and cause Mifflinburg Bank to execute and deliver the Bank Merger Agreement, on or before the date Mifflinburg Bank files an application under the Bank Merger Act with the FDIC to approve the Bank Merger.

(b)    Applications for Regulatory Approval. As promptly as practicable, Mifflinburg shall prepare and file, with the cooperation and assistance of (and after review by) Northumberland and its counsel and accountants, all required applications for all Requisite Regulatory Approval. Mifflinburg will furnish to Northumberland and its counsel all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Mifflinburg to any Regulatory Agency in connection with the Merger, and the other transactions contemplated by this Agreement. Mifflinburg shall afford to Northumberland the opportunity to review and approve in advance all characterizations of the information relating to Northumberland and its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by the Agreement with any Regulatory Agency. Mifflinburg shall give Northumberland and its counsel reasonable opportunity to review and comment on each filing prior to its being filed with a Regulatory Agency and shall give Notwithstanding the foregoing, Northumberland acknowledges that Mifflinburg or Mifflinburg Bank, as applicable, will be the applicant with respect to the Requisite Regulatory Approvals and Mifflinburg's legal counsel will be counsel of record for such purposes and its counsel reasonable opportunity to review and comment on all regulatory filings, amendments and supplements to such filings and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, a Regulatory Agency.

(c)    Registration Statement; Proxy Statement/Prospectus. Mifflinburg shall promptly prepare, with the cooperation and assistance of (and after review by) Northumberland and its counsel and accountants and file with the SEC for the purpose of registering under the Securities Act the shares of Mifflinburg Common Stock to be issued to shareholders of Northumberland under the provisions of this Agreement the Registration Statement of which the Proxy Statement/Prospectus is a part for the purpose of soliciting proxies of Northumberland’s shareholders in favor of the Merger, under the provisions of this Agreement. It is acknowledged and understood by the Parties that the Mifflinburg fiscal year financial statements required to be included in the Registration Statement have not been, but are required to be, audited in accordance with Public Company Accounting Oversight Board standards. Mifflinburg agrees to use its commercial best efforts to obtain such audits as soon as is commercially reasonably possible in order to promptly prepare and file the Registration Statement as contemplated by this provision. Mifflinburg may rely upon all information provided to it by Northumberland and Norry Bank in connection with the preparation of the Proxy Statement/Prospectus and Mifflinburg shall not be liable for any untrue statement of a material fact or any omission to state a material fact in the Registration Statement, or in the Proxy Statement/Prospectus, if such statement is made by Mifflinburg in reliance upon any information provided to Mifflinburg by Northumberland or Norry Bank or by any of their officers, agents or representatives. Except as set forth in the preceding sentence, none of the information supplied or to be supplied by Mifflinburg for inclusion or incorporation by reference in the Registration Statement or in the Proxy Statement/Prospectus will contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances made, not misleading, at the time the Registration Statement and each amendment or supplement thereto becomes effective or at the date of mailing the Proxy Statement/Prospectus, or any amendment or supplement thereto, to Northumberland shareholders. Mifflinburg shall provide a draft of the Registration Statement to Northumberland and its counsel for comment and review at least ten (10) Business Days in advance of the anticipated filing date. Mifflinburg shall notify Northumberland promptly of the receipt of any comments of the SEC with respect to the Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Northumberland promptly copies of all correspondence between Mifflinburg or any of their representatives and the SEC. Mifflinburg shall give Northumberland and its counsel reasonable opportunity to review and comment on the Proxy Statement/Prospectus prior to its being filed with the SEC and shall give Northumberland and its counsel the reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Mifflinburg shall use commercially reasonable efforts, after consultation with Northumberland, to respond promptly to all such comments of and requests by the SEC. Mifflinburg shall use commercially reasonable efforts to have the Registration Statement declared effective by the SEC and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Mifflinburg and Northumberland will use their commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Northumberland shareholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. Mifflinburg will advise Northumberland, promptly after it receives notice thereof, of the time when the Registration Statement has become effective, the issuance of any stop order, the suspension of the qualification of Mifflinburg Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement. If at any time prior to the Effective Time any information relating to Mifflinburg or Northumberland, or any of their respective Affiliates, officers or directors, is discovered by Mifflinburg or Northumberland which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed by Mifflinburg with the SEC and disseminated by the Parties to Northumberland’s shareholders as, and to the extent required, under the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder. Notwithstanding the foregoing, Northumberland acknowledges that Mifflinburg will be the registrant with respect to the Registration Statement and Mifflinburg's legal counsel will be counsel of record for such purposes.

6.3.     State Securities Laws. Mifflinburg, with the cooperation and assistance of Northumberland and its counsel and accountants, shall promptly take all such actions as may be necessary or appropriate in order to comply with all applicable Blue Sky laws of any state having jurisdiction over the transactions contemplated by this Agreement.

6.4.     Changes in Accounting. Mifflinburg shall not implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

6.5.     Access to Properties and Records. Mifflinburg and Mifflinburg Bank shall give to Northumberland and to its authorized employees and representatives (including, without limitation, Northumberland’s counsel, accountants, economic and environmental consultants and other designated representatives) such access during normal business hours to all properties, books, contracts, documents and records of Mifflinburg and Mifflinburg Bank as Northumberland may reasonably request (other than the portions of the minutes that discuss any of the transactions contemplated by the Agreement), subject to the obligation of Northumberland and its authorized employees and representatives to maintain the confidentiality of all nonpublic information concerning Mifflinburg and Mifflinburg Bank obtained by reason of such access and subject to applicable law. Notwithstanding the foregoing, Mifflinburg and Mifflinburg Bank shall not be required to provide access to or to disclose information where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel or that is otherwise prohibited by law; provided, however, that Mifflinburg and Mifflinburg Bank acknowledge that they share a common goal of sharing information with Northumberland and Norry Bank, that the Parties and their respective Subsidiaries are each represented by counsel and such counsel have agreed to take a joint approach to any litigation involving a Party or its Subsidiary and, accordingly, the Parties intend that all information shared in this Agreement, the Schedules hereto and the due diligence related to this Agreement shall be received and held in confidence pursuant to the terms and conditions of the Confidentiality Agreement and be subject to and protected by each Party, individually, and both Parties' joint attorney client privileges, and further protected pursuant to the work product doctrine afforded to each Party's respective counsel. Northumberland shall use commercially reasonable efforts to minimize any interference with Mifflinburg’s regular business operations during any such access to the property, books and records of Mifflinburg or Mifflinburg Bank.

6.6.     Subsequent Financial Statements. Between the date of signing of this Agreement and the Effective Time, Mifflinburg shall promptly prepare and deliver to Northumberland as soon as practicable all Additional Financial Statements. Mifflinburg shall be deemed to make the representations and warranties set forth in Sections 4.8, 4.9 and 4.10 herein to Northumberland with respect to Mifflinburg’s Additional Financial Statements upon delivery thereof.

6.7.     Update Schedules. Mifflinburg shall promptly disclose to Northumberland in writing any change, addition, deletion or other modification to the information set forth in its Schedules to this Agreement. No such modification shall, however, be deemed an acceptance by Northumberland thereof.

6.8.     Notice. Mifflinburg shall promptly notify Northumberland in writing of any actions, claims, investigations, proceedings or other developments which, if pending or in existence on the date of this Agreement, would have been required to be disclosed to Northumberland in order to ensure the accuracy of the representations and warranties set forth in this Agreement or which otherwise would have a Material Adverse Effect on Mifflinburg or restrict in any material manner the right or ability of Mifflinburg to carry on its business as presently conducted.

6.9.     No Solicitation.

(a)    Except as set forth in Section 6.9(b), Mifflinburg shall not, and shall cause Mifflinburg Bank and its respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, Affiliates and other agents (collectively, the “Mifflinburg Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, relates or could reasonably be expected to lead to an Acquisition Proposal; (ii) respond to any inquiry relating to an Acquisition Proposal or an Acquisition Transaction (defined below); (iii) recommend or endorse an Acquisition Transaction; (iv) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any person (other than Northumberland) any information or data with respect to Mifflinburg or Mifflinburg Bank or otherwise relating to an Acquisition Proposal; (v) release any person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Mifflinburg is a party; or (vi) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal or approve or resolve to approve any Acquisition Proposal or any agreement, agreement in principle or letter of intent relating to an Acquisition Proposal. Any violation of the foregoing restrictions by Mifflinburg or any Mifflinburg Representative, whether or not such Mifflinburg Representative is so authorized and whether or not such Mifflinburg Representative is purporting to act on behalf of Mifflinburg or otherwise, shall be deemed to be a breach of this Agreement by Mifflinburg. Mifflinburg and Mifflinburg Bank shall, and shall cause each of the Mifflinburg Representatives to, immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any persons with respect to any existing or potential Acquisition Proposal.

For purposes of this Agreement, as it relates to Mifflinburg, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than an inquiry, offer or proposal from Northumberland), whether or not in writing, contemplating, relating to, constituting or that could reasonably be expected to lead to, an Acquisition Transaction. For purposes of this Agreement, as it relates to Mifflinburg, “Acquisition Transaction” shall mean (A) any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction involving Mifflinburg or Mifflinburg Bank; (B) any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of Mifflinburg or Mifflinburg Bank representing, in the aggregate, twenty‑five percent (25%) or more of the assets of Mifflinburg and Mifflinburg Bank on a consolidated basis; (C) any issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase or securities convertible into, such securities) representing twenty-five percent (25%) or more of the votes attached to the outstanding securities of Mifflinburg or Mifflinburg Bank; (D) any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning twenty-five percent (25%) or more of any class of equity securities of Mifflinburg or any Mifflinburg Bank; (E) any purchase or other acquisition by Mifflinburg or Mifflinburg Bank of a substantial portion of the business, assets or 25% or more of the equity of any other person; or (F) any transaction which is similar in form, substance or purpose to any of the foregoing transactions, or any combination of the foregoing.

(b)    Notwithstanding Section 6.9(a), Mifflinburg may respond to or engage in discussions or negotiations with, or provide confidential information or data to, any person making an unsolicited bona fide Acquisition Proposal that did not result from a breach of this Section 6.9, if, but only if: (A) the Northumberland Shareholders’ Meeting shall not have occurred; (B) Mifflinburg shall have complied, in all material respects, with the provisions of this Section 6.9; (C) Mifflinburg’s board of directors shall have determined, with the advice of its outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable law; (D) Mifflinburg has provided Northumberland with notice of such determination within one (1) Business Day thereafter; and (E) prior to furnishing or affording access to any confidential information or data with respect to Mifflinburg or Mifflinburg Bank or otherwise relating to an Acquisition Proposal, Mifflinburg receives from such person a confidentiality agreement with terms no less favorable to Mifflinburg than those contained in the Confidentiality Agreement. Mifflinburg shall promptly provide to Northumberland any non‑public information regarding Mifflinburg or Mifflinburg Bank provided to any other person that was not previously provided to Northumberland, such additional information to be provided no later than the date of provision of such information to such other party.

(c)    Mifflinburg shall promptly (and in any event within forty-eight (48) hours) notify Northumberland in writing if any Acquisition Proposal is made or received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued by or with, Mifflinburg or any Mifflinburg Representatives, and such notice shall indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e‑mails or other electronic communications) unless disclosure of such materials contravenes any law, rule, regulation, order, judgment or decree). Mifflinburg agrees that it shall keep Northumberland informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request).

(d)    Neither the Mifflinburg board of directors nor any committee thereof shall (i)  approve or recommend, or publicly propose to approve or recommend, any Acquisition Proposal; or (ii) enter into (or cause Mifflinburg or Mifflinburg Bank to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 6.9(b)) or (B) requiring Mifflinburg to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, without first providing Northumberland with not less than five (5) Business Days prior written notice thereof. Northumberland shall have a period of five (5) Business Days thereafter in which to provide to Mifflinburg written notice of termination of this Agreement pursuant to Section 8.1(i); provided, however, that no such termination shall become effective until the fifth (5th) Business Day after Mifflinburg’s receipt of such notice of termination, and provided that Northumberland shall not have withdrawn, in writing, such notice of termination prior thereto. Northumberland agrees to consider in good faith such proposals, if any, as Mifflinburg, during such five (5) Business Day period, may present to Northumberland in good faith to preserve the transactions contemplated by this Agreement, provided that Mifflinburg shall have no obligation to make any such proposal and Northumberland shall have no obligation to accept any such proposal.

(e)    Nothing contained in this Section 6.9 or elsewhere in this Agreement shall prohibit Mifflinburg from (i) taking and disclosing to its shareholders a position contemplated by 14e‑2(a) promulgated under the Exchange Act or (ii) making any disclosure to its shareholders if, in each case, in the good faith judgment of the board of directors, with the advice of outside counsel, making such disclosure to Mifflinburg’s shareholders is required under applicable law.

6.10.     Employment Arrangements.

(a)    Subject to any positions eliminated as a result of consolidation of operations, from and after the Effective Time, Mifflinburg, Mifflinburg Bank or another subsidiary of Mifflinburg (any such entities employing employees of Northumberland or Norry Bank after the Effective Time, the “Mifflinburg Employers”) shall use its good faith efforts to retain each present employee of Mifflinburg and Northumberland, in a position or a position with responsibilities and salary compensation comparable to the responsibilities and compensation each such employee had and was receiving as of the Effective Time (or, if offered to, and accepted by, an employee, a position for which the employee is qualified with the Mifflinburg Employers at a compensation commensurate with the position). The Parties will cooperate, prior to the Effective Time, to identify those employees of each institution to be retained after the Effective Time.

(b)    Any employee of either Party (excluding any employee identified on Schedule 6.10(b) who is or who becomes as of the date of this Agreement a party to an employment agreement or offer letter with Mifflinburg and Mifflinburg Bank (the “Contract Employees”)) who is employed by a Party as of the Effective Time and who either (i) is a Northumberland employee or Mifflinburg employee and is not offered employment by the Mifflinburg Employers as of the Effective Time (the “Displaced Employees”); or (ii) continues in the employment of the Mifflinburg Employers at the Effective Time and is subsequently terminated (other than as a result of unsatisfactory performance) within twelve (12) months following the Effective Time, shall be entitled to severance benefits as follows: two (2) weeks salary for each full year of service with Northumberland or Mifflinburg, up to a maximum of 26 weeks salary, provided that no such employee shall receive less than six (6) weeks salary. For a period of twelve (12) months following the Effective Time, Mifflinburg shall give Displaced Employees preferential opportunities to apply for openings within the Surviving Corporation or the Surviving Bank.

(c)    Mifflinburg shall establish a “stay bonus pool” in the amount of $100,000 to be used by Mifflinburg to provide cash incentives to employees to remain employed by Mifflinburg through the Effective Date. The Parties shall mutually agree on the employees to whom a stay-bonus will be offered, as well as the amount and terms of payment of such stay-bonuses.

For purposes of this Section 6.10, references to employees of Mifflinburg and employees of Northumberland shall be deemed to include employees of Mifflinburg Bank and Norry Bank.

6.11.     Insurance; Indemnification.

(a)    For a period of up to six (6) years (the exact number of years to be determined by the policy cost cap stated below) after the Effective Date, Mifflinburg shall (and Northumberland and Norry Bank shall cooperate in these efforts) obtain and maintain “tail” coverage relating to Northumberland’s and Norry Bank’s existing directors and officers liability insurance policy in such amount and with terms and conditions no less favorable than the director and officer liability policy of Northumberland as of the date of this Agreement, subject to the caveat that Mifflinburg shall not be required to pay premiums for such policy in excess of 250% of the current premium for Northumberland’s existing directors and officers liability insurance policy; provided, however, if Mifflinburg is unable to obtain and maintain such policy as a result of such limitations, it shall obtain as much comparable insurance as is available at such time for the maximum amount that it is obligated to spend. Mifflinburg may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are substantially no less advantageous with respect to claims arising from facts or circumstances which occur prior to the Effective Date (including facts or circumstances relating to this Agreement and the transactions contemplated herein to the extent coverage therefor is available) and covering persons who are covered by such insurance immediately prior to the Effective Date.

(b)    For a period of six (6) years from and after the Effective Date, Mifflinburg shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Date, an officer, employee, director or manager of Northumberland or Norry Bank (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including reasonable attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Mifflinburg, which consent shall not be unreasonably withheld) or in connection with any claim, action, suit, proceeding or investigation (a “Claim”) in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part out of the fact that such person is or was a director, officer or employee of Northumberland or Norry Bank if such Claim pertains to any matter of fact arising, existing or occurring prior to the Effective Date (including, without limitation, the Merger and other transactions contemplated by this Agreement) regardless of whether such Claim is asserted or claimed prior to, at, or after the Effective Date to the full extent permitted under applicable law as of the date hereof or amended prior to the Effective Date and under the Articles of Incorporation or Bylaws of Northumberland or Norry Bank as in effect as of the date hereof (and Mifflinburg shall pay expenses in advance of the full disposition of any such action or proceeding to each of the Indemnified Parties to the full extent permitted by applicable law and Mifflinburg’s Articles of Incorporation and Bylaws). Any Indemnified Party wishing to claim indemnification under this provision, upon learning of any Claim, shall notify Mifflinburg (but the failure to so notify Mifflinburg shall not relieve Mifflinburg from any liability which Mifflinburg may have under this section except to the extent Mifflinburg is materially prejudiced thereby). In the defense of any Claim covered by this Section, Mifflinburg shall have the right to direct the defense of such action and retain counsel of its choice; provided, however, that, notwithstanding the foregoing, the Indemnified Parties as a group may retain a single law firm to represent them with respect to each matter under this section if there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of Mifflinburg and the Indemnified Parties (the Indemnified Parties may also retain more than one law firm if there is, under applicable standards of professional conduct, a conflict of any significant issues between the positions of two or more Indemnified Parties). Mifflinburg shall have an obligation to advance funds to satisfy an obligation of Mifflinburg or any successor to Mifflinburg under this Section to the same extent that Mifflinburg would be obligated to advance funds under the indemnification provisions of its Articles of Incorporation and/or Bylaws.

(c)    Any indemnification payments made pursuant to this Section are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. 1828(k)) and the regulations promulgated thereunder by the Federal Deposit Insurance Corporation (12 C.F.R. Part 359).

6.12.     Executive Officers. At the Effective Time, J. Donald Steele, Jr. will become Chairman, Richard J. Drzewiecki, Vice Chairman, Jeffrey J. Kapsar, President and Chief Executive Officer, and Thomas C. Graver, Jr., Senior Executive Vice President and Chief Financial Officer, of the Surviving Corporation and of the Surviving Bank. J. Todd Troxell will become Corporate Secretary of the Surviving Corporation and Senior Executive Vice President and Chief Administrative Officer of the Surviving Bank, Thomas L. Eberhart will become Executive Vice President and Chief Operating Officer and Douglas C. Baxter will become the Senior Vice President and Chief Accounting Officer of the Surviving Bank.

6.13.     Directors of the Surviving Corporation.

(a)    As of the Effective Time, each of the Northumberland directors identified on Schedule 6.13(a) (each a “Legacy Northumberland Director”) shall be appointed to the Surviving Corporation’s board of directors, subject only to any applicable regulatory approvals, to the classes and for the respective terms specified in Schedule 6.13(a). Subject to applicable legal requirements and director qualification requirements contained in the Surviving Corporation’s bylaws or in a written policy adopted by the Surviving Corporation’s board of directors after the Effective Date, the Surviving Corporation’s board of directors shall nominate each such Legacy Northumberland Director who is at the relevant time serving on the Surviving Corporation’s board of directors for at least one additional full term and shall recommend to the Surviving Corporation’s shareholders that they vote for each such nominee.

(b)    Mifflinburg and Northumberland agree that it is their mutual intent that from the Effective Date through the fifth (5th) anniversary of the Effective Date the Surviving Corporation’s board of directors shall consist of six (6) “Mifflinburg” directors and six (6) “Northumberland” directors. Accordingly, and notwithstanding anything to the contrary set forth in this Agreement, but subject to applicable legal requirements and, as applicable, director qualification requirements contained in Mifflinburg’s or the Surviving Corporation’s bylaws or in a written policy adopted by Mifflinburg’s or the Surviving Corporation’s board of directors, as in effect at the relevant time, then during the period beginning with the date of this Agreement through the fifth (5th) anniversary of the Effective Date, any person appointed by the Mifflinburg or Surviving Corporation’s board of directors to fill any vacancy in the Mifflinburg or Surviving Corporation’s board of directors, shall be selected: (i) by the Legacy Mifflinburg Directors who are then continuing to serve on the Mifflinburg or Surviving Corporation’s board of directors if the vacating director was a Legacy Mifflinburg Director or the successor of a Legacy Mifflinburg Director, or (ii) by the Legacy Northumberland Directors who are then continuing to serve on the Surviving Corporation’s board of directors (or who are then remaining if the vacancy occurs prior to the Effective Date) if the vacating director was a Legacy Northumberland Director or successor of a Legacy Northumberland Director.

6.14.     Bylaws Amendments. Prior to the Effective Time, Mifflinburg's board of directors shall amend: (i) Section 204 of Mifflinburg's bylaws to increase the number of directors thereunder to not more than twelve (12); and (ii) Section 214 of Mifflinburg's bylaws to provide an exception to the age 73 mandatory retirement age for J. Donald Steele, Jr.

6.15.     Treatment of Northumberland Debt. Upon the Effective Time, Mifflinburg or Mifflinburg Bank, as applicable, shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Northumberland or Norry Bank, as applicable, under the definitive documents governing the indebtedness and other instruments related thereto set forth on Schedule 6.15, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby. In connection therewith, Mifflinburg shall, and shall cause Mifflinburg Bank to, cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer's certificates or other documents and provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time.

6.16.     ESOP Merger. As soon as practicable following the Closing, Mifflinburg shall take steps to merge the assets and liabilities of the Northumberland Bancorp Employee Stock Ownership Plan (the "Northumberland ESOP") with and into the Mifflinburg Bank and Trust Company Employee Stock Ownership Plan (the "Mifflinburg ESOP") in accordance with Section 414(l) of the Code. The participants in the Northumberland ESOP that meet the applicable allocation requirements shall be eligible to share in an allocation under the Mifflinburg ESOP as of December 31, 2025 on the same terms as participants in the Mifflinburg ESOP; provided, however, that for the avoidance of doubt, eligibility requirements for participation and allocation under the Mifflinburg ESOP shall be deemed to have been satisfied by participants in the Northumberland ESOP who have satisfied the participation and allocation requirements under the Northumberland ESOP.

6.17.     Mutual Covenants. The Parties mutually covenant and agree as follows:

(a)    Benefit Plans. Mifflinburg and Northumberland shall, promptly after the date of this Agreement, jointly review all Benefit Plans of Northumberland and Mifflinburg in order to establish the Benefit Plans to be made available to Mifflinburg employees after the Effective Time. The Parties’ review shall take into consideration benefits that were provided to employees under the Mifflinburg and Northumberland Benefit Plans and benefits provided by peer institutions in the establishment of any new and/or amended Benefit Plans to be provided by Mifflinburg to employees after the Effective Time. Mifflinburg shall: (1) provide all retained employees with credit for all years of service with Mifflinburg or Northumberland or any of their respective Subsidiaries and predecessors, as the case may be, prior to the Effective Time for the purpose of eligibility and vesting and for purposes of determining the length of paid time off and severance under Mifflinburg’s applicable plan or policy (but not otherwise for purposes of benefit accrual with respect to former Northumberland employees); (2) cause any eligibility waiting periods under Benefit Plans to be waived with respect to the employees of Mifflinburg or Northumberland who remain as employees of Mifflinburg or its Subsidiaries (and, as applicable, their eligible dependents) after the Effective Time; and (3) cause to be credited any deductibles or out-of-pocket expenses incurred by Northumberland employees and their beneficiaries and dependents during the portion of the calendar year prior to their participation in Mifflinburg’s health plans after the Effective Time with the objective that there be no double counting during the year in which the Effective Time occurs of such deductible or out-of-pocket expenses. Subject to the terms and conditions of this Agreement, Mifflinburg and Northumberland agree to honor, or to cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of their current and former employees, including, without limitation, any benefits or rights arising as a result of the transactions contemplated by this Agreement (either alone or in combination with any other event). In order to accomplish the foregoing, the Parties may jointly determine to amend, freeze, merge or terminate before or after the Effective Time any Benefit Plan of Northumberland or Mifflinburg in order to establish the Benefit Plans to be made available to Mifflinburg employees after the Effective Time. This section shall inure exclusively to the benefit of and be binding upon the Parties and their respective successors, assigns, executors and legal representatives. Without limiting the generality of this section, nothing in this section, express or implied: (i) is intended to confer on any person other than the Parties or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement; or (ii) shall require Mifflinburg to maintain any specific Benefit Plan or to guarantee employment of any employee for any period of time after the Effective Time.

(b)    Policies Employee Training. Mifflinburg and Northumberland shall, promptly after the date of this Agreement, jointly review policies and procedures in order to establish the policies and procedures to be made to be adopted by the Surviving Bank after the Effective Time. Upon receipt of the Requisite Regulatory Approvals, the Parties shall coordinate with one another in good faith in making employees reasonably available for training a reasonable period of time prior to the Effective Time, to the extent that such training is deemed necessary by the Parties to operate the Surviving Bank’s facilities after the Merger.

ARTICLE VII.
    CONDITIONS PRECEDENT

7.1.     Common Conditions. The obligations of the Parties to consummate this Agreement shall be subject to the satisfaction of each of the following common conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived in accordance with the provisions of Section 8.4 herein:

(a)    Shareholder Approval. This Agreement shall have been duly authorized, approved and adopted by the shareholders of Northumberland in accordance with the Applicable Corporate Law and the articles of incorporation of Northumberland.

(b)    Regulatory Approvals. The Requisite Regulatory Approvals shall have been obtained and all applicable waiting and notice periods shall have expired, and such approvals shall be subject to no terms or conditions which would (i) require or could reasonably be expected to require (A) any divestiture by Mifflinburg of a portion of the business of Mifflinburg, or any subsidiary of Mifflinburg or (B) any divestiture by Northumberland or Norry Bank of a portion of their businesses, in each case which will have a Material Adverse Effect on the business of Mifflinburg or Northumberland, or their other Subsidiaries, as the case may be, or (ii) impose any condition upon Mifflinburg or Northumberland, or their other Subsidiaries, taken as a whole, which (x) would be materially burdensome to Mifflinburg or Northumberland, or their other Subsidiaries, taken as a whole, (y) would significantly increase the costs incurred or that will be incurred by Mifflinburg or Northumberland as a result of consummating the Merger or (z) would prevent Mifflinburg or Northumberland from obtaining any material benefit contemplated by it to be attained as a result of the Merger.

(c)    Tax Opinion. Mifflinburg shall have received an opinion of Mifflinburg’s counsel, Stevens & Lee, P.C., reasonably acceptable to Mifflinburg, and Northumberland shall have received an opinion of Northumberland's counsel, Mette, Evans & Woodside, reasonably acceptable to Northumberland, with respect to federal tax laws or regulations, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code and Mifflinburg and Northumberland, as applicable, will be a “party to a reorganization” within the meaning of Section 368(b)(1) of the Code. The issuance of each such opinion shall be conditioned upon the receipt by such counsel of customary representation letters from Mifflinburg and Northumberland in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

(d)    Registration Statement. The Registration Statement, including any amendments thereto, shall have been declared effective by the SEC; the information contained therein shall be true, complete and correct in all material respects as of the date of mailing of the Proxy Statement/Prospectus to the shareholders of Northumberland; regulatory clearance for the offering contemplated by the Registration Statement (the “Offering”) shall have been received from each federal and state regulatory authority having jurisdiction over the Offering; and no stop order shall have been issued and no proceedings shall have been instituted or threatened by any federal or state regulatory authority to suspend or terminate the effectiveness of the Registration Statement or the Offering.

(e)    No Suits. No action, suit or proceeding shall be pending or threatened before any federal, state or local court or governmental authority or before any arbitration tribunal which seeks to modify, enjoin or prohibit or otherwise adversely and materially affect the transactions contemplated by this Agreement; provided, however, that if Mifflinburg agrees to defend and indemnify Northumberland and Norry Bank and their respective officers and directors with regard to any such action, suit or proceeding pending or threatened against them or any of them on such specific terms and conditions as are mutually agreeable to Northumberland and Mifflinburg, then such pending or threatened action, suit or proceeding shall not be deemed to constitute the failure of a condition precedent to the obligation of Northumberland to consummate this Agreement.

(f)    Federal and State Securities and Antitrust Laws. All applicable securities and antitrust laws of the federal government and of any state government having jurisdiction over the transactions contemplated by this Agreement shall have been complied with.

(g)    Northumberland ESOP.

(i)    The Northumberland ESOP Trustee shall have received a fairness opinion, dated as of the Closing Date, from an independent appraiser as defined in Code Section 401(a)(28)(C), stating that (A) the Merger Consideration is not less than adequate consideration as that term is defined in Section 3(18) of ERISA and the regulations promulgated thereunder; and (B) that the terms and conditions of the Merger are fair to the Northumberland ESOP from a financial point of view; and

(ii)    The Northumberland ESOP Trustee, in its capacity as a fiduciary of the Northumberland ESOP, shall have determined that the transactions contemplated by this Agreement are prudent and in the best interests of the Northumberland ESOP and its participants.

7.2.     Conditions Precedent to Obligations of Mifflinburg. The obligations of Mifflinburg to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Mifflinburg in accordance with the provisions of Section 8.4 herein:

(a)    Accuracy of Representations and Warranties. All of the representations and warranties of Northumberland as set forth in this Agreement shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

(b)    Covenants Performed. Northumberland shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by it.

(c)    No Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Northumberland or Norry Bank. Northumberland and Norry Bank, on a consolidated basis, shall not have sustained any Material Adverse Effect since the date of this Agreement.

(d)    Closing Documents. On or before the Effective Time, Northumberland shall have delivered to Mifflinburg: (i) a certificate signed by Northumberland’s chief executive officer (or other officers reasonably acceptable to Mifflinburg) verifying that, to their Knowledge, all of the representations and warranties of Northumberland set forth in this Agreement are true and correct in all material respects as of the Closing and that Northumberland has performed in all material respects each of the covenants required to be performed by it under this Agreement; (ii) a certificate confirming the absence of any event or circumstance having a Material Adverse Effect on Northumberland since the date of this Agreement; (iii) a certificate (from appropriate officers of Northumberland or transfer agent) as to the issued and outstanding shares of Northumberland Common Stock and any outstanding obligations, options or rights of any kind entitling persons to purchase or sell any shares of Northumberland Common Stock and any outstanding securities or other instruments of any kind that are convertible into such shares; and (iv) such other certificates and documents as Mifflinburg and its counsel may reasonably request including, without limitation, such consents and waivers as Mifflinburg and Northumberland shall mutually determine to obtain from counterparties to contracts and agreements to which Northumberland or Norry Bank is a party which are required by the terms and conditions thereof (all of the foregoing certificates and other documents being herein referred to as the “Northumberland Closing Documents”).

(e)    Holders of no more than five percent (5%) of the outstanding Northumberland Common Stock shall have exercised dissenters’ rights.

(f)    Lisa M. Hassinger shall have entered into a separation and release agreement terminating her employment with Norry Bank prior to the Effective Date.

7.3.     Conditions Precedent to the Obligations of Northumberland. The obligation of Northumberland to consummate this Agreement shall be subject to the satisfaction of each of the following conditions prior to or as of the Closing, except to the extent that any such condition shall have been waived by Northumberland in accordance with the provisions of Section 8.4 herein:

(a)    Accuracy of Representations and Warranties. All of the representations and warranties of Mifflinburg as set forth in this Agreement shall be true and correct in all material respects as of the Closing as if made on such date (or on the date to which it relates in the case of any representation or warranty which expressly relates to an earlier date).

(b)    Covenants Performed. Mifflinburg shall have performed or complied in all material respects with each of the covenants required by this Agreement to be performed or complied with by Mifflinburg.

(c)    No Material Adverse Effect. From the date hereof through the Closing Date, there shall not have occurred, on a consolidated basis, any change that individually or in the aggregate has a Material Adverse Effect with respect to Mifflinburg or Mifflinburg Bank. Mifflinburg and Mifflinburg Bank, on a consolidated basis, shall not have sustained any Material Adverse Effect since the date of this Agreement.

(d)    Closing Documents. On or before the Effective Time, Mifflinburg shall have delivered to Northumberland: (i) a certificate signed by Mifflinburg’s chief executive officer (or other officer reasonably acceptable to Northumberland) verifying that, to their Knowledge, all of the representations and warranties of Mifflinburg set forth in this Agreement are true and correct in all material respects as of the Closing and that Mifflinburg has performed in all material respects each of the covenants required to be performed by it under this Agreement; (ii) a certificate confirming the absence of any event or circumstance having a Material Adverse Effect on Mifflinburg since the date of this Agreement; and (iii) such other certificates and documents as Northumberland and its counsel may reasonably request (all of the foregoing certificates and documents being herein referred to as the “Mifflinburg Closing Documents”).

ARTICLE VIII.
    TERMINATION, AMENDMENT AND WAIVER

8.1.     Termination. This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the Merger by the shareholders of Northumberland:

(a)    At any time by the mutual written agreement of Mifflinburg and Northumberland;

(b)    By either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties (or, except with respect to a representation or warranty which speaks as of a specific date, a representation or warranty shall cease to be true) set forth in this Agreement on the part of the other Party, which breach by its nature cannot be cured prior to August 31, 2025 (the “Termination Date”) or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party but in any event prior to the Termination Date; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.1(b) unless the breach or failure to be true of such representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby due to the failure of a condition precedent to the non-breaching Party’s obligation to close contained in Article VII;

(c)    By either Party (provided, that the terminating Party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party but in any event prior to the Termination Date; provided, however, that neither Party shall have the right to terminate this Agreement pursuant to this Section 8.1(c) unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby due to the failure of the condition precedent to the non-breaching Party’s obligation to close contained in Article VII;

(d)    By either Party if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Mifflinburg and Northumberland; provided, that no Party may terminate this Agreement pursuant to this Section 8.1(d) if the failure of the Closing to have occurred on or before said date was due to such Party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

(e)    By either Party if  the shareholders of Northumberland fail to approve the transactions contemplated by this Agreement at the Northumberland Shareholders’ Meeting; provided, however, that no termination right shall exist for Northumberland hereunder if, prior to such shareholder vote, the board of directors of Northumberland shall have withdrawn, modified or changed in a manner adverse to Mifflinburg the Northumberland Recommendation;

(f)    By either Party if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (A) has become nonappealable and (B) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(g)    By the board of directors of Mifflinburg if the board of directors of Northumberland enters into, any letter of intent, agreement in principal or agreement with respect to any Acquisition Proposal, withdraws, modifies or qualifies the Northumberland Recommendation in a manner adverse to Mifflinburg, delivers a Final Notice of Superior Proposal or approves or recommends, or publicly proposes to approve or recommend, any Acquisition Proposal;

(h)    By the board of directors of Northumberland if Northumberland has received a Superior Proposal and, in accordance with Section 5.9, the board of directors of Northumberland has delivered a Final Notice of Superior Proposal; or

(i)    By the board of directors of Northumberland in accordance with Section 6.9(d) of this Agreement;

(j)    By the board of directors of Mifflinburg if Mifflinburg has received or made an Acquisition Proposal and, in accordance with Section 6.9(d), the board of directors of Mifflinburg has determined to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement; or

(k)    By the board of directors of Northumberland, through a resolution adopted by its board of directors within three (3) days after the Determination Date, if both (x) the Determination Date Market Price is less than $17.60 per share (the “Floor Price”) and (y) the Mifflinburg Price Ratio is less than the Index Ratio by more than twenty percent (20%) a (the “Market Termination Test”).

(i)    For purposes of this Section 8.1(k), the following terms shall have the meanings indicated:

(A)    “Starting Price” shall mean $22.00 per share.

(B)    “Mifflinburg Price Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Determination Date Market Price by the Starting Price, calculated to four (4) decimal places.

(C)    “Index Ratio” shall mean the quotient (multiplied by 100 to express such quotient as a percentage) obtained by dividing the Average Dow Jones U.S. MicroCap Bank Index Value For The Price Determination Period by the Dow Jones U.S. MicroCap Bank Index Value on September 23, 2024 (the "Starting Date"), calculated to four (4) decimal places. The NASDAQ Bank Index will be used if the Dow Jones U.S. MicroCap Bank Index is discontinued prior to the Price Determination Period. The index value will include only the price return and not the total return, regardless of the index used to determine the Index Ratio.

(D)    “Average Dow Jones U.S. MicroCap Bank Index Value For The Price Determination Period,” means the average closing index value of the Dow Jones U.S. MicroCap Bank Index as provided by S&P Capital IQ Pro for the Price Determination Period. The NASDAQ Bank Index will be used if the Dow Jones U.S. MicroCap Bank Index is discontinued prior to the Price Determination Period. The index value will include only the price return and not the total return, regardless of the index used to determine the Index Ratio.

(E)    “Determination Date” shall mean the first date on which all Requisite Regulatory Approvals (and waivers, if applicable) necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

(F)    “Determination Date Market Price” shall be the average of the closing prices for Mifflinburg Common Stock, as reported by the Market, calculated to two (2) decimal places, for the thirty (30) consecutive trading days immediately preceding the date which is five (5) Business Days before the Determination Date (the “Price Determination Period”); provided that closing prices for trading days in the Price Determination Period with less than one hundred (100) shares traded will be excluded from the calculation.

(ii)    The Starting Price, the Determination Date Market Price, the Floor Price and the other amounts above shall be appropriately adjusted for any event described in the definition of Conversion Ratio.

(iii)    In the event Northumberland desires to effect a Market Termination, it shall give prompt written notice thereof to Mifflinburg (provided that such notice of election to terminate may be withdrawn at any time within the three‑day period set forth in Section 8.1(k). Mifflinburg shall have the right, through a resolution adopted by its board of directors, to cause Northumberland to amend this Agreement to increase the Conversion Ratio such that the aggregate Merger Consideration, based on the Determination Date Market Price, is at least equal to an aggregate amount which would satisfy the Market Termination Test (i.e. an amount which would not allow termination under this Section 8.1(k)), in lieu of terminating the agreement (and, upon such amendment, Northumberland shall not have the right to terminate this Agreement pursuant to this Section 8.1(k)(iii)); provided, however that any such amendment shall not cause the Merger not to qualify as a tax-free reorganization under Section 368 of the Code.

8.2.     Effect of Termination.

(a)    Effect. In the event of a permitted termination of this Agreement under Section 8.1 herein, the Agreement shall become null and void and the transactions contemplated herein shall thereupon be abandoned, except that Sections 8.2(b), 8.2(c), 11.1 and 11.2 shall survive such termination.

(b)    Liability. If this Agreement is terminated, expenses and damages of the Parties shall be determined as follows:

(i)    Except as provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(ii)    In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all actual and direct damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non‑breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(iii)    In the event Northumberland enters into a definitive agreement relating to an Acquisition Proposal or consummates an Acquisition Proposal within twelve (12) months after termination of this Agreement (i) by Mifflinburg pursuant to Sections 8.1(b) or 8.1(c) because of a willful breach by Northumberland; or (ii) by Mifflinburg or Northumberland pursuant to Section 8.1(e) following failure of the shareholders of Northumberland to approve the transactions contemplated by this Agreement and, in the case of (ii), (A) Northumberland has breached the provisions of Section 5.9 or (B) a third party has publicly proposed or announced an Acquisition Proposal relating to Northumberland, Northumberland shall pay to Mifflinburg the Termination Fee within two (2) Business Days after Mifflinburg makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Mifflinburg.

(iv)    In the event that Mifflinburg terminates this Agreement in accordance with Section 8.1(g) or Northumberland terminates this Agreement in accordance with Section 8.1(h), Northumberland shall pay to Mifflinburg the Termination Fee within five (5) Business Days after Mifflinburg makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Mifflinburg.

(v)    In the event that Mifflinburg enters into a definitive agreement relating to an Acquisition Proposal or consummates an Acquisition Proposal within twelve (12) months after the termination of this Agreement by Northumberland pursuant to Sections 8.1(b) or 8.1(c) because of a willful breach by Mifflinburg, Mifflinburg shall pay to Northumberland the Termination Fee within two (2) Business Days after Northumberland makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Northumberland.

(vi)    In the event that Northumberland terminates this Agreement in accordance with Section 8.1(i) or Mifflinburg terminates this Agreement in accordance with Section 8.1(j), Mifflinburg shall pay to Northumberland the Termination Fee within five (5) Business Days after Northumberland makes written demand therefor. Such payments shall be made by wire transfer of immediately available funds to an account designated by Northumberland.

(vii)    For purposes of this Agreement, the “Termination Fee” shall mean $1,400,000.00.

(viii)    The right to receive payment of the Termination Fee under Section 8.2(b)(iii), (iv), (v) or (vi) will constitute the sole and exclusive remedy of either party against the other and their respective officers and directors with respect to a termination under that Section.

(c)    Confidentiality. In the event of a termination of this Agreement, neither Mifflinburg nor Mifflinburg Bank nor Northumberland nor Norry Bank shall use or disclose to any other person any confidential information obtained by it during the course of its investigation of the other party or parties, except as may be necessary in order to establish the liability of the other party or parties for breach as contemplated under Section 8.2(b) herein.

8.3.     Amendment. To the extent permitted by law, this Agreement may be amended at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Northumberland), but only by a written instrument duly authorized, executed and delivered by Mifflinburg and by Northumberland; provided, however, that any amendment to the Merger Consideration to be received by the former shareholders of Northumberland in exchange for their shares of Northumberland Common Stock shall not take effect until such amendment has been approved, adopted or ratified by the shareholders of Northumberland in accordance with applicable provisions of the Applicable Corporate Law.

8.4.     Waiver. Any term or condition of this Agreement may be waived, to the extent permitted by applicable federal and state law, by the Party or Parties entitled to the benefit thereof at any time before the Effective Time (whether before or after the authorization, approval and adoption of this Agreement by the shareholders of Northumberland) by a written instrument duly authorized, executed and delivered by such Party or Parties.

ARTICLE IX.
    CLOSING AND EFFECTIVE TIME

9.1.     Closing. Subject to the terms and conditions of this Agreement, the Parties shall hold a closing (the “Closing”), by the electronic (PDF) facsimile or overnight courier exchange of executed documents or at the headquarters of Mifflinburg on the first Business Day of the first month immediately following the month in which the conditions set forth in Article VII hereof have been satisfied or, if permitted by applicable law, waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof); provided, however, if the foregoing conditions are satisfied within the last fifteen days of a month, the Closing shall occur on the first Business Day of the second month following such date, unless another date, time or place is agreed to in writing by the Parties.

9.2.     Effective Time. Immediately following the Closing, and provided that this Agreement has not been terminated or abandoned pursuant to Article VIII hereof, Mifflinburg and Northumberland will cause a Statement of Merger to be delivered and properly filed with the Filing Offices. The Merger shall become effective at 12:01 a.m. (or such other time as the Parties may agree) on the day on which the Closing occurs and a Statement of Merger is filed with the Filing Offices or such later date and time as may be specified in a Statement of Merger (the “Effective Time”). The “Effective Date” when used herein means the day on which the Effective Time occurs.

ARTICLE X.
    NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES

10.1.     No Survival. The representations and warranties of Northumberland and of Mifflinburg set forth in this Agreement shall expire and be terminated on the Effective Time by consummation of this Agreement, and no such representation or warranty shall thereafter survive. Except with respect to the agreements of the Parties which by their terms are intended to be performed either in whole or in part after the Effective Time, the agreements of the Parties set forth in this Agreement shall not survive the Effective Time, and shall be terminated and extinguished at the Effective Time, and from and after the Effective Time none of the Parties shall have any liability to the other on account of any breach of such agreements.

ARTICLE XI.
    GENERAL PROVISIONS

11.1.     Expenses. Except as expressly provided in this Agreement to the contrary, each party shall pay its own expenses incurred in connection with this Agreement and the consummation of the transactions contemplated herein.

11.2.     Press Releases, Etc. Mifflinburg and Northumberland agree that all press releases or other public communications relating to this Agreement or the transactions contemplated hereby will require mutual approval by Mifflinburg and Northumberland, unless counsel has advised any such party that such release or other public communication must immediately be issued and the issuing party has not been able, despite its good faith efforts, to obtain such approval.

11.3.     Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery, mailed by United States prepaid registered or certified mail (return receipt requested), or by a nationally recognized overnight courier promising next Business Day delivery, addressed as follows:

(a)	If to Mifflinburg, to:

Mifflinburg Bancorp, Inc. 250 E. Chestnut Street Mifflinburg, Pennsylvania 17844 Attn: Jeffrey J. Kapsar, Vice Chairman, President and Chief Executive Officer

With a copy (which shall not constitute notice) to:

Stevens & Lee, P.C. 17 N 2nd Street Harrisburg, Pennsylvania 17101 Attn: Dean H. Dusinberre, Esq.

(b)	If to Northumberland, to:

Northumberland Bancorp 245 Front Street Northumberland, Pennsylvania 17857 Attn: J. Todd Troxell, President and Chief Executive Officer

With a copy (which shall not constitute notice) to:

Mette, Evans & Woodside 3401 N. Front Street Harrisburg, Pennsylvania 17110 Attn: Timothy A. Hoy, Esq.

11.4.     Electronic Delivery; Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all such counterparts together shall be deemed to be one and the same instrument. A signed counterpart of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed counterpart.

11.5.     Governing Law; Waiver of Jury Trial.

(a)    This Agreement shall be deemed to have been made in, and shall be governed by and construed in accordance with the substantive laws of, the Commonwealth of Pennsylvania, except to the extent that federal law specifically applies to the Merger and the transactions contemplated thereby.

(b)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.5(b).

11.6.     Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, assigns and legal representatives; provided, however, that neither Party may assign its rights or delegate its duties under this Agreement without the prior written consent of the other party (which consent may be withheld in such other party’s sole and absolute discretion). Except as otherwise specifically provided in Section 6.10 with respect to Northumberland’s directors, who shall be deemed third party beneficiaries of such provision, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the Parties any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

11.7.     Specific Performance; Jurisdiction. The Parties agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that, except as provided in Section 8.2(b)(viii), the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in the United States District Court for the Middle District of Pennsylvania or in any state court in the Commonwealth of Pennsylvania, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the Parties (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Middle District of Pennsylvania or of any state court located in the Commonwealth of Pennsylvania in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other United States District Court for the Middle District of Pennsylvania or a state court located in the Commonwealth of Pennsylvania.

11.8.     Disclosure Schedules. The inclusion of a given item in a disclosure schedule annexed to this Agreement shall not be deemed a conclusion or admission that such item (or any other item) is material or is a material and adverse change. Information disclosed for one section shall constitute disclosure for other sections whether or not specifically referenced.

11.9.     Entire Agreement. This Agreement (including the Schedules and Exhibits hereto), sets forth the entire understanding and agreement of the Parties and supersedes any and all prior agreements, arrangements and understandings, whether oral or written, relating to the subject matter hereof and thereof.

[Signature Page to follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers all as of the day and year first above written.

MIFFLINBURG BANCORP, INC.

By:         /s/ Jeffrey J. Kapsar

Name: Jeffrey J. Kapsar

Title: Vice Chairman, President and Chief Executive Officer

NORTHUMBERLAND BANCORP

By:         /s/ J. Todd Troxell

Name: J. Todd Troxell

Title: President and Chief Executive Officer

[SIGNATURE PAGE TO THE AGREEMENT AND PLAN OF MERGER]

APPENDIX I

DEFINED TERMS

Definitions of the following capitalized terms used in this Agreement are set forth below or in the indicated sections:

“ACA” has the meaning given to it in Section 3.24(c).

“ADEA” has the meaning given to it in Section 3.24(c).

“Acquisition Proposal” has the meaning given to it in Section 5.9(a) or 6.9(a) as applicable.

“Acquisition Transaction” has the meaning given to it in Section 5.9(a) or 6.9(a) as applicable.

“Additional Financial Statements” means any internal monthly and quarterly financial reports, all quarterly or annual reports to shareholders and all regulatory reports to regulatory authorities normally prepared by the Party in question or by its banking Subsidiary.

“Affiliates” means, with respect to any person, any other person controlling, controlled by or under common control with such person. As used in this definition, "control" (including its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of power to direct or cause the direction of the management or policies of a person whether through ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning given to it in the introductory paragraph of this Agreement.

“Alden” has the meaning given to it in Section 3.29.

“Applicable Banking Law” shall mean the Pennsylvania Banking Code of 1965, as amended, and the Bank Merger Act.

“Applicable Corporate Law” shall mean the Pennsylvania Business Corporation Law of 1988, as amended.

“Articles of Merger” has the meaning given to it by Applicable Banking Law.

“Average NASDAQ Bank Index Value For the Price Determination Period” has the meaning given to it in Section 8.1(k)(i)(D).

“Bank Merger” has the meaning given to it in the Background.

"Bank Merger Act" shall mean Section 18(c) of the Federal Deposit Insurance Act, as amended.

“Bank Merger Agreement” has the meaning given to it in the Background.

“Bank Regulators” means of the Federal Reserve Board, the FDIC, and the Pennsylvania Department.

“Bankruptcy and Equity Exceptions” has the meaning given to it in Section 3.2(b).

“Benefit Plan” means all employee benefit plans, contracts or arrangements including, without limitation, pension, retirement, deferred compensation, savings, incentive, bonus, profit sharing, stock purchase, stock option, life insurance, death or survivor’s benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff or vacation plans, contracts or arrangements for the benefit of any current or former employee, officer, director or independent contractor of a Party or any of its Subsidiaries, or the spouse, spousal equivalent or dependents of any such person.

“BHC Act” has the meaning given to it in the Background.

“Business Day” means any day other than a Saturday, Sunday or day on which banking institutions in Harrisburg, Pennsylvania are authorized or obligated pursuant to legal requirements or executive order to be closed.

“Canceled Shares” has the meaning given to it in Section 2.1(a)(ii).

"CARES Act" has the meaning given to it in Section 3.20.

“Claim” has the meaning given to it in Section 6.11(b).

“Closing” has the meaning given to it in Section 9.1.

“COBRA” has the meaning given to it in Section 3.24(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain Mutual Non-Disclosure Agreement between the Parties, dated June 25, 2024.

“Contract Employees” has the meaning given to it in Section 6.10(b).

“Conversion Ratio” has the meaning given to it in Section 2.1(b).

“Current Year” means the calendar year in which this Agreement was executed.

“Derivative Contract” has the meaning given to it in Section 3.16.

“Determination Date” has the meaning given to it in Section 8.1(k)(i)(E).

“Determination Date Market Price” has the meaning given to it in Section 8.1(k)(i)(F).

“Dissenting Northumberland Shares” means shares of Northumberland Common Stock, the holders of which have timely filed written notices of intention to demand appraisal for their shares pursuant to Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended, and have not effectively withdrawn or lost their dissenters’ rights thereunder. Dissenting Northumberland Shares shall not be converted into or represent a right to receive the Merger Consideration, and the holders thereof shall be entitled only to such rights as are granted by Subchapter D of the Pennsylvania Business Corporation Law of 1988, as amended.

“Effective Date” has the meaning given to it in Section 9.2.

“Effective Time” has the meaning given to it in Section 9.2.

“Employment Obligation” means any obligation of a Party or its Subsidiaries arising under or in connection with any employment contract, change of control agreement or policy, severance agreement or policy, deferred compensation agreement, consulting agreement or similar obligation, in each case including any amendments thereto, owing to any current or former employee, officer, director or independent contractor, or the spouse, spousal equivalent or dependents of any such person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Computershare Trust Company, N.A.

“FDI Act” has the meaning given to it in Section 3.1(b).

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System.

“Filing Offices” shall mean the Pennsylvania Department of State.

“Final Notice of Superior Proposal” has the meaning given to it in Section 5.9(e).

“FINRA” has the meaning given to it in Section 3.5.

“Floor Price” has the meaning given to it in Section 8.1(k).

“GAAP” means United States Generally Accepted Accounting Principles.

“Governmental Entity” has the meaning given to it in Section 3.5.

“HIPAA” has the meaning given to it in Section 3.24(c).

“Indemnified Parties” has the meaning given to it in Section 6.11(b).

“Index Ratio” has the meaning given to it in Section 8.1(k)(i)(C).

“Intellectual Property” has the meaning given to it in Section 3.18.

“IRS” has the meaning given to it in Section 3.12.

“Knowledge” means, with respect to Mifflinburg, the actual knowledge of Jeffrey J. Kapsar and Thomas C. Graver, Jr. With respect to Northumberland, “Knowledge” means the actual knowledge of J. Todd Troxell, Mark A. Ritter and Douglas Baxter.

“Legacy Mifflinburg Director” means Richard J. Drzewiecki, Jeffrey J. Kapsar, Robert C. Musser, Robert S. Pierce, Betsy K. Robertson, and John R. Showers, as the context shall require.

“Legacy Northumberland Director” has the meaning given to it in Section 6.13(a).

“Letter of Transmittal” has the meaning given to it in Section 2.1(f).

“Liens” has the meaning given to it in Section 3.4(b).

“Loan Participation” has the meaning given to it in Sections 3.25(b) and 4.24(b), as applicable.

“Loans” has the meaning given to it in Section 3.25(a).

“Market” shall mean the market on which Mifflinburg stock is quoted i.e., the OTC Pink Sheets.

“Market Termination Test” has the meaning given to it in Section 8.1(k).

“Material Adverse Effect” means, with respect to Northumberland, Mifflinburg or the Surviving Corporation, as the case may be, an event or circumstance that (i) has a material negative impact on the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole; provided however that “Material Adverse Effect” shall not be deemed to include the impact of the following: (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements; (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities; (C) changes, events, or developments, after the date hereof, in global, national or regional political conditions (including the outbreak or escalation of war or hostilities, any occurrence or threat of acts of terrorism or any armed hostilities associated therewith and any national or international calamity, natural disaster or other force majeure event or the declaration of any national or global epidemic, pandemic or disease outbreak (including the COVID‑19 virus) or the material worsening of such conditions threatened or existing as of the date of this agreement, or emergency or any escalation thereof) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, or other changes, events or developments, after the date hereof, that affect bank or savings associations or their holding companies generally; (D) the failure, in and of itself, of such party to meet earnings projections or internal financial forecasts or any decrease in the market price of a party’s common stock, but not including the underlying causes thereof; (E) disclosure or consummation of the transactions contemplated hereby or actions expressly required by or authorized by this Agreement in contemplation of the transactions contemplated hereby; (F) actions or omissions taken pursuant to the written consent or request of Mifflinburg, in the case of Northumberland, or Northumberland, in the case of Mifflinburg, or (G) the announcement of this Agreement and the transactions contemplated hereby, and compliance with this Agreement on the assets, business, financial condition or results of operations of the Parties and their respective Subsidiaries, including reasonable expenses incurred by the Parties in consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such Party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such Party and its Subsidiaries operate; or (ii) does or would reasonably be expected to materially impair the ability of either Northumberland, on the one hand, or Mifflinburg on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the timely consummation of the transactions contemplated by this Agreement.

“Material Contract” means any of the following agreements of a party or any of its direct or indirect Subsidiaries (the “Subject Company”):

(1)     any contract for outstanding debt securities, notes, credit agreements, credit facilities or other agreements, documents or instruments evidencing indebtedness of the Subject Company in excess of $100,000 or by which the Subject Company is bound;

(2)     any contract containing covenants that limit in any material respect the ability of the Subject Company to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which or with whom, the Subject Company may carry on its business (other than as may be required by law or applicable regulatory authorities), and any contract that could require the disposition of any material assets or line of business of the Subject Company;

(3)     any joint venture, partnership, strategic alliance, or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements), and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets, or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations or contains continuing indemnity obligations of the Subject Company or any of the Subject Company Subsidiaries;

(4)     any real property lease, and any other lease with annual rental payments aggregating $100,000 or more;

(5)     other than with respect to loans, any contract providing for, or reasonably likely to result in, the receipt or expenditure of more than $250,000 on an annual basis, including the payment or receipt of royalties or other amounts calculated based upon revenues or income;

(6)     any contract or arrangement under which the Subject Company or any of the Subject Company Subsidiaries is licensed or otherwise permitted by a third party to use any Intellectual Property that is material to its business (except for any “shrinkwrap” or “click through” license agreements or other agreements for software that is generally available to the public and has not been customized for the Subject Company or the Subject Company Subsidiaries) or under which a third party is licensed or otherwise permitted to use any Intellectual Property owned by the Subject Company or any of the Subject Company Subsidiaries;

(7)     any contract that by its terms limits the payment of dividends or other distributions by the Subject Company;

(8)     any standstill or similar agreement pursuant to which any party has agreed not to acquire assets or securities of another person;

(9)     any contract that would reasonably be expected to prevent, materially delay, or materially impede the Subject Company’s ability to consummate the transactions contemplated by this Agreement;

(10)     any contract providing for indemnification by the Subject Company of any person, except for otherwise immaterial contracts entered into in the Ordinary Course of Business;

(11)     any contract that contains a put, call, or similar right pursuant to which the Subject Company could be required to purchase or sell, as applicable, any equity interests or assets;

(12)     any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S‑K (including Employment Obligations); and

(13)     any contract of the Subject Company that was, or was required to be, filed as an exhibit pursuant to Section 10 of Item 601 of Regulation S‑K (or would have been required if the Subject Company was subject to compliance with the Exchange Act of 1934).

“Merger” has the meaning given to it in the Background.

“Merger Consideration” has the meaning given to it in Section 2.1(b).

“Mifflinburg” has the meaning given to it in the introductory paragraph of this Agreement.

“Mifflinburg Balance Sheet” has the meaning given to it in Section 4.9.

“Mifflinburg Bank” has the meaning given to it in the Background.

"Mifflinburg Bank Common Stock" means the common stock of Mifflinburg Bank, $1.00 par value per share.

“Mifflinburg Closing Documents” has the meaning given to it in Section 7.3(d).

“Mifflinburg Common Stock” has the meaning given to it in the Background.

“Mifflinburg Employers” has the meaning given to it in Section 6.10(a).

"Mifflinburg ESOP" has the meaning given to it in Section 6.16.

“Mifflinburg Price Ratio” has the meaning given to it in Section 8.1(k)(i)(B).

“Mifflinburg Reports” has the meaning given to it in Section 4.7(b).

“Mifflinburg Representatives” has the meaning given to it in Section 6.9(a).

“Mifflinburg Share Value” has the meaning given to it in Section 2.1(b).

“Mifflinburg Stock Plan” has the meaning given to it in Section 4.4(c).

“Mifflinburg Systems” has the meaning given to it in Section 4.19.

“Milestone” has the meaning given to it in Section 4.3.

“Named Executive Officers” means the persons named in Sections 3.23(c) and (d).

“NASDAQ” shall mean the National Market System of the National Association of Securities Dealers Automated Quotation System.

“Norry Bank” has the meaning given to it in the Background.

“Norry Bank Common Stock” means the common stock of Norry Bank, $20.00 par value per share.

“Northumberland” has the meaning given to it in the introductory paragraph of this Agreement.

“Northumberland Balance Sheet” has the meaning given to it in Section 3.9.

“Northumberland Closing Documents” has the meaning given to it in Section 7.2(d).

“Northumberland Common Stock” has the meaning given to it in the Background.

"Northumberland ESOP" has the meaning given to it in Section 6.16.

"Northumberland ESOP Trustee" means TI-Trust, Inc., not in its individual or corporate capacity, but solely as trustee of the Northumberland ESOP.

“Northumberland Recommendation” has the meaning given to it in Section 5.3.

“Northumberland Reports” has the meaning given to it in Section 3.7(b).

“Northumberland Representatives” has the meaning given to it in Section 5.9(a).

“Northumberland Share/Northumberland Shares” has the meaning given to it in Section 2.1(a)(i).

“Northumberland Shareholders’ Meeting” means the meeting of Northumberland for purposes of obtaining the approval of its shareholders as required by this Agreement, and any adjournment or postponement thereof.

“Northumberland Stock Plan” has the meaning given to it in Section 3.4(c).

“Northumberland Systems” has the meaning given to it in Section 3.19.

“Northumberland Voting Agreements” has the meaning given to it in the Background.

“Notice of Superior Proposal” has the meaning given to it in Section 5.9(e).

“Offering” has the meaning given to it in Section 7.1(d).

“Ordinary Course of Business” means the ordinary course of operations of the applicable Party or any of its Subsidiaries, consistent with its customary business practices.

“Parties” means Mifflinburg and Northumberland.

“Pennsylvania Department” means the Pennsylvania Department of Banking and Securities.

“Person” means an individual, partnership, limited partnership, corporation, limited liability company, association, trust, joint venture, unincorporated organization, labor union, Governmental Entity or other entity.

“Personal Information” means the type of information regulated by Privacy Laws and collected, used, disclosed or retained by a Party in its business including information regarding the customers, suppliers, employees and agents of such business, such as an individual’s name, address, age, gender, identification number, income, family status, citizenship, employment, assets, liabilities, source of funds, payment records, credit information, personal references and health records.

"PPP" has the meaning given to it in Section 3.25(h).

“Price Determination Period” has the meaning given to it in Section 8.1(k)(i)(F).

“Prior Year” means the calendar year most recently ended prior to the date of this Agreement.

“Privacy Laws” means all applicable federal, state, municipal or other legal requirements governing the collection, use, disclosure and retention of Personal Information.

“Proxy Statement/Prospectus” has the meaning given to it in Section 3.5.

“Registration Statement” has the meaning given to it in Section 3.5.

“Regulatory Agency” has the meaning given to it in Section 3.7(a).

“Regulatory Agreement” has the meaning given to it in Section 3.15.

“Related Party Transaction” has the meaning given to it in Section 3.27.

“Requisite Regulatory Approvals” means (i) all regulatory authorizations, consents, permits, orders or approvals from the Federal Reserve Board, the FDIC and the Pennsylvania Department and (ii) any other approvals set forth in Sections 3.5 and 4.5, in each case (x) that are necessary to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger) or (y) the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” has the meaning given to it in Section 2.2(c).

“SOX Act” has the meaning given to it in Section 3.20.

“SRO” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market.

"Starting Date" has the meaning given to it in Section 8.1(k)(i)(C).

“Starting Price” has the meaning given to it in Section 8.1(k)(i)(A).

"Statement of Merger" has the meaning given to it by Applicable Corporate Law.

"Subject Company" has the meaning given to it in the definition of "Material Contract."

“Subsidiary” means a corporation, partnership, joint venture or other entity in which Mifflinburg or Northumberland, as the case may be, has, directly or indirectly, an equity interest representing 50% or more of any class of the capital stock thereof or other equity interests therein.

“Superior Proposal” has the meaning given to it in Section 5.9(b).

“Surviving Bank” has the meaning given to it in Section 1.5.

“Surviving Corporation” has the meaning given to it in Section 1.1.

“Takeover Statutes” has the meaning given to it in Section 3.34.

“Tax or Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

“Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

“Termination Date” has the meaning given to it in Section 8.1(b).

“Termination Fee” has the meaning given to it in Section 8.2(b)(vii).

"TKG" has the meaning given to it in Section 4.28.

“Unclaimed Shares” has the meaning given to it in Section 2.2(c).

“Unexchanged Shareholder” has the meaning given to it in Section 2.2.

Exhibit A

BANK PLAN OF MERGER

The following is the Plan of Merger approved and adopted by the respective Boards of Directors of Mifflinburg Bank and Trust Company (“Mifflinburg Bank”), a Pennsylvania-chartered financial institution and a wholly-owned subsidiary of Mifflinburg Bancorp, Inc., a Pennsylvania corporation (“Mifflinburg”), and The Northumberland National Bank (“Norry Bank” and, together with Mifflinburg, the “Parties”)), a national banking association and wholly-owned subsidiary of Northumberland Bancorp (“Northumberland”), a Pennsylvania corporation. This Plan of Merger is subject to the effectiveness of the Agreement and Plan of Merger, dated as of September 24, 2024 (the “Holding Company Merger Agreement”) between Mifflinburg and Northumberland pursuant to which Northumberland shall merge with and into Mifflinburg, and Mifflinburg will be the surviving corporation.

ARTICLE XII.     MERGER

1.1         On the Effective Date (as defined in Section 7 hereof), Norry Bank shall merge with and into Mifflinburg Bank (the “Bank Merger”) pursuant to the applicable provisions of the Pennsylvania Banking Code of 1965, as amended (the “Banking Code”), and subject to the approval of the Pennsylvania Department of Banking and Securities (the “Department”) and the Federal Deposit Insurance Corporation (the “FDIC”), whereupon the separate existence of Norry Bank shall cease and Mifflinburg Bank shall be the resulting bank (hereinafter sometimes referred to as the “Surviving Bank”).

ARTICLE XIII.     REQUIRED APPROVALS

2.1         Board of Directors' Approval. The Plan of Merger has been unanimously approved by the members of the Board of Directors of Norry Bank and the members of the Board of Directors of Mifflinburg Bank, respectively.

2.2         Shareholder Approvals. The Plan of Merger was approved and adopted by Northumberland, as the sole shareholder of Norry Bank, pursuant to a written consent of sole shareholder of Norry Bank dated September 23, 2024, and by Mifflinburg, as the sole shareholder of Mifflinburg Bank, pursuant to a written consent of sole shareholder of Mifflinburg Bank dated September 24, 2024.

ARTICLE XIV.     NAME

3.1         The name of the Surviving Bank, which shall operate as a wholly-owned subsidiary of Mifflinburg, shall be determined by mutual agreement of the Parties prior to the date Mifflinburg Bank files an application under the Bank Merger Act with the FDIC to approve the Bank Merger, and the Parties shall promptly enter into an amendment to this Plan of Merger to reflect the agreed-upon name.

ARTICLE XV.     ARTICLES OF INCORPORATION

4.1         The Articles of Incorporation of the Surviving Bank shall be the Articles of Incorporation of Mifflinburg Bank, as in effect immediately prior to the Effective Date, subject, however, to the amendment of the name of Mifflinburg Bank to "[·]" as provided in Section 3.1.

ARTICLE XVI.      BYLAWS

5.1         The Bylaws of the Surviving Bank shall be the Bylaws of Mifflinburg Bank, as in effect immediately prior to the Effective Date.

ARTICLE XVII.      DIRECTORS AND OFFICERS

6.1         The following persons serving as the directors of Norry Bank and Mifflinburg Bank immediately prior to the Effective Date shall serve as the directors of the Surviving Bank from and after the Effective Date and until such time as he or she resigns, dies or his or her successor has been duly elected and qualified:

Timothy J. Apple Chad Geise Amanda G. Kessler Adam Purdy J. Donald Steele, Jr. J. Todd Troxell	Richard J. Drzewiecki Jeffrey J. Kapsar Robert C. Musser Robert S. Pierce Betsy K. Robertson John Showers

6.2         Except as set forth below, the persons who are officers of Mifflinburg Bank immediately prior to the Effective Date shall serve as the officers of the Surviving Bank from and after the Effective Date and until such time as the Board of Directors of the Surviving Bank shall otherwise determine. The following persons shall be the executive officers of the Surviving Bank from and after the Effective Date and until such time as the Board of Directors of the Surviving Bank shall otherwise determine:

Jeffrey J. Kapsar, President and Chief Executive Officer

Thomas C. Graver, Jr., Senior Executive Vice President and Chief Financial Officer

J. Todd Troxell, Executive Vice President and Chief Administrative Officer

Thomas L. Eberhart, Executive Vice President and Chief Operating Officer

Douglas C. Baxter, Senior Vice President and Chief Accounting Officer

ARTICLE XVIII.     EFFECTIVE DATE

7.1         The Bank Merger shall become effective, and this Plan of Merger shall be consummated, on such date (the “Effective Date”) and at such time (the "Effective Time") as shall be specified in the articles of merger executed by Norry Bank and Mifflinburg Bank, endorsed by the Department and filed with the Pennsylvania Department of State. The Effective Date and the Effective Time shall be the same as the Effective Date and the Effective Time as defined and provided in the Holding Company Merger Agreement.

ARTICLE XIX.     ASSUMPTION OF LIABILITIES

8.1         The effect of the Bank Merger shall be as set forth in Section 1606 of the Banking Code.

ARTICLE XX.      CONVERSION OF SHARES AND CANCELLATION OF STOCK

9.1         Conversion of Mifflinburg Bank Stock. On the Effective Date, all of the then issued and outstanding shares of common stock, $5.00 par value per share, of Mifflinburg Bank shall continue to be issued and outstanding and be owned by Mifflinburg.

9.2         Cancellation of Norry Bank Common Stock. On the Effective Date, all of the shares of common stock and preferred stock of Norry Bank which are issued and outstanding immediately prior thereto, shall, by virtue of the merger, be thereupon cancelled. No new shares of the capital stock of the Surviving Bank shall be issued or be deemed to have been issued in exchange for the cancelled shares of Norry Bank common stock and preferred stock, and such cancelled shares shall not be converted into any other shares or other securities of the Surviving Bank.

ARTICLE XXI.      MISCELLANEOUS

10.1         Acknowledgement. Each party to this Plan of Merger, by executing the same, acknowledges and affirms that its Board of Directors, has, by the affirmative vote of at least a majority of its members, approved this Plan of Merger and the transactions contemplated hereby, authorized the execution of this Plan of Merger, empowered its undersigned officers to execute this Plan of Merger, and authorized the filing of this Plan of Merger with the Department and the FDIC.

10.2         Counterparts, Modifications, Successors, Headings.

(a)    This Plan of Merger may be executed in one or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(b)    Subject to applicable law, this Plan of Merger may be amended or modified by the Parties; provided, however, that all such amendments and modifications must be in writing and signed by both parties.

(c)    This Plan of Merger shall be binding upon and shall inure to the benefit of the Parties and their respective successors, permitted assigns and legal representatives; provided, however, that neither Party may assign any of its rights nor delegate its duties under this Plan of Merger without the prior written consent of the other party.

(d)    Section headings are not to be considered part of this Plan of Merger, are solely for convenience of reference, and shall not affect the meaning or interpretation of this Plan of Merger or any of its provisions.

10.3         Governing Law. This Plan of Merger and the legal obligations among the Parties shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania (without taking into account provisions regarding choice of law), except to the extent that certain matters may be governed by federal law.

10.4         Termination. This Plan of Merger shall terminate and forthwith become void automatically upon the termination of the Holding Company Merger Agreement in accordance with its terms, unless earlier terminated with the signed written consent of both parties.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Plan of Merger to be duly executed, and their respective seals to be hereunto affixed, as of the day and year first above written.

(BANK SEAL) (BANK SEAL)

THE NORTHUMBERLAND NATIONAL BANK

By:         ___________________________________

Name: J. Todd Troxell

Title: President and Chief Executive Officer

Attest:    ________________________________

Name:

Title:

MIFFLINBURG BANK AND TRUST COMPANY.

By:         ___________________________________

Name: Jeffrey J. Kapsar

Title: Vice Chairman, President and Chief

Executive Officer

Attest:   _________________________________

Name:

Title:

Exhibit B

September 24, 2024

Board of Directors
Mifflinburg Bancorp, Inc.
250 E. Chestnut Street

Mifflinburg, PA 17844

Re: Shareholder Voting Agreement

Dear Ladies and Gentlemen:

The undersigned shareholder (“Shareholder”) of Northumberland Bancorp, a Pennsylvania corporation (“Northumberland”), in order to induce Mifflinburg Bancorp, Inc., a Pennsylvania corporation ("Mifflinburg"), to enter into the Agreement and Plan of Merger, of even date herewith, executed by and between Northumberland and Mifflinburg (the “Agreement”), hereby represents, warrants and agrees as follows:

1. Shareholder hereby represents and warrants that Shareholder owns of record, or beneficially, good and valid title to all of the shares of the capital stock of Northumberland shown on Schedule 1, attached hereto, free and clear of any and all mortgages, liens, encumbrances, charges, claims, restrictions, pledges, security interests, voting trusts or agreements, or impositions, except as otherwise disclosed on Schedule 1, and such shares represent all of the shares of capital stock of Northumberland beneficially owned by Shareholder, as determined in accordance with Securities and Exchange Commission (“SEC”) Rule 13d-3. For purposes hereof, the capital stock of Northumberland set forth on Schedule 1 shall be referred to herein as the “Shares”. It is understood and agreed that the term Shares shall not include any securities beneficially owned by Shareholder as a trustee or fiduciary, and that this Agreement is not in any way intended to affect the exercise by the Shareholder of Shareholder's fiduciary responsibility with respect to any such securities.

2.    Shareholder will vote, or cause to be voted, all of the Shares over which the Shareholder has sole voting power, in person or by proxy, (a) for approval of the Agreement and the transactions contemplated thereby at the Northumberland Shareholders’ Meeting and (b) against any action that is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, or adversely affect the transactions contemplated by the Agreement, unless and until the Agreement is terminated as set forth therein (the “Expiration Date”). Shareholder will use his or her reasonable efforts to cause any Shares over which Shareholder shares voting power to be voted in the same manner. Shareholder will use his or her best efforts to vote or cause to be voted all other Shares, in person or by proxy, in accordance with Section 2(a) and 2(b), above.

3.    Shareholder will not, nor will Shareholder permit any entity under Shareholder's control to, deposit any of the Shares over which the Shareholder holds or shares voting power in a voting trust or subject any of the Shares to any arrangement with respect to the voting of the Shares in any manner inconsistent with this Agreement.

4.    Shareholder will not sell, transfer, pledge, give, hypothecate, assign or otherwise alienate or transfer, by proxy or otherwise, the Shares over which the Shareholder shares or holds the power of disposition or any of Shareholder's voting rights with respect to the Shares, except to a person who is or becomes a party to a voting agreement with Mifflinburg in the form of this Agreement or to a trust over which Shareholder exercises sole voting power.

5.    [Shareholder agrees that, contingent upon the consummation of the Merger, Shareholder will, and hereby does, resign from the boards of directors of Northumberland and The Northumberland National Bank, such resignation to be effective immediately before the Effective Time.]/[Intentionally omitted.]

6.    Irreparable damage would occur in the event any of the provisions of this Agreement are not performed in accordance with the terms hereof and, therefore, Mifflinburg shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity to which it may be entitled.

7.    The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder will not, constitute a violation of, conflict with, result in a default (or an event which, with notice or lapse of time or both, would result in a default) under, or result in the creation of any lien on any of such Shares under, (i) any contract, commitment or agreement, to which Shareholder is a party or by which Shareholder is bound, or (ii) any judgment, order or ruling applicable to Shareholder.

8.    Shareholder has full power and authority to execute, deliver and perform this Agreement, to vote the Shares over which the Shareholder holds sole voting power as required herein and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized, and no other actions on the part of Shareholder are required in order to consummate the transaction contemplated hereby. This Agreement has been duly and validly executed and delivered by Shareholder and constitutes a valid and binding agreement of Shareholder, enforceable against Shareholder in accordance with its terms.

9.    Shareholder understands that the shares of Mifflinburg Common Stock into which his or her Shares may be converted will be issued in a transaction subject to the Securities Act of 1933, as amended (the “1933 Act”), and registered on a Registration Statement on Form S-4. Shareholder further understands that, should he or she become an affiliate of Mifflinburg, within the meaning of SEC Rule 144 (17 C.F.R. § 230.144), Shareholder may become subject to certain restrictions with respect to the sale, transfer or other disposition of any Mifflinburg Common Stock received in connection with the transactions contemplated by the Agreement (the “Merger”).

10.    Accordingly, the Shareholder acknowledges, agrees and undertakes that, if he or she becomes an affiliate of Mifflinburg, he or she will not, directly or indirectly, make any sale, transfer or other disposition of any of the Mifflinburg Common Stock owned beneficially by him or her as a result of the Merger unless (i) such sale, transfer or other disposition is made pursuant to an effective registration or a valid exemption from registration under the 1933 Act, (ii) such sale, transfer or other disposition is made pursuant to the resale provisions contained in Rule 144, or (iii) in the opinion of counsel in form and substance reasonably satisfactory to Mifflinburg or under a “no-action” letter obtained by Shareholder from the staff of the SEC, such sale, transfer or other disposition will not violate the registration requirements of, or is otherwise exempt from registration under, the 1933 Act. Shareholder agrees that a restrictive legend reflecting the foregoing may be imprinted on the face of the stock certificate(s) representing the Mifflinburg Common Stock to be issued to him or her in connection with the Merger. Shareholder further understands and agrees that the transfer agent for Mifflinburg will be instructed not to effect, or to record on the books of Mifflinburg, any transfer of shares of Mifflinburg Common Stock owned beneficially by Shareholder unless such person has satisfied the requirements of this Agreement.

11.    This Agreement constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, and shall be binding upon the heirs, successors and assigns (as applicable) of the Parties.

12.    Except as otherwise set forth herein, this Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

13.    Capitalized terms not otherwise defined herein shall have the meanings given to them in the Agreement.

14.    It is understood and hereby agreed that this Agreement relates solely to the capacity of Shareholder as a shareholder or beneficial owner of the Shares and is not in any way intended to affect the exercise of Shareholder's responsibilities and fiduciary duties as a director or officer of Northumberland or its Subsidiaries.

15.    This Agreement shall terminate and shall have no further force or effect as of the earlier the termination of the Agreement in accordance with its terms and the Effective Time of the Merger.

16.    A signed copy of this Agreement delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy.

[SIGNATURE PAGE FOLLOWS]

Very truly yours,

Printed Name:

[Signature Page to Voting Agreement]

Schedule 11

Name of Issuer	Class of Shares	Number of Shares

Northumberland Bancorp

Encumbrances

1Does not include shares, if any, which have been allocated to the Shareholder as a result of the Shareholder's participation in the Northumberland ESOP.

ANNEX B

OPINION OF J. ALDEN ASSOCIATES, INC.

37 West Avenue, Suite 301, Wayne, PA 19087 215-572-8700 | AldenInvestmentGroup.com

September 23, 2024

The Board of Directors

Northumberland Bancorp

245 Front Street

P.O. Box 271

Northumberland, PA 17857

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the shareholders of Northumberland Bancorp (“NUBC”) of the number of shares (the “Conversion Ratio”) of Mifflinburg Bancorp, Inc. (“MIFF”) common stock to be received by NUBC shareholders in exchange for each share of NUBC common stock owned pursuant to the terms of the Agreement and Plan of Merger (the “Agreement”) proposed to be entered into by and between MIFF and NUBC.

Pursuant to the Agreement and subject to the terms, conditions and limitations set forth therein, at the Effective Time (as defined in the Agreement), NUBC will merge (the “Merger”) with and into MIFF and each share of NUBC common stock, par value $0.10 per share, issued and outstanding immediately prior to the Effective Time, excluding the Canceled Shares and Dissenting Northumberland Shares (each as defined in the Agreement), shall be converted into the right to receive 1.185 shares of common stock, par value $1.00 per share, of MIFF.

The Agreement further provides that, immediately following the Merger, The Northumberland National Bank, a wholly owned subsidiary of NUBC, shall merge with and into Mifflinburg Bank and Trust Company, a wholly owned subsidiary of MIFF (the “Bank Merger”), pursuant to a Bank Plan of Merger in the form attached to the Agreement.

The terms and conditions of the proposed Merger are more fully described in the Agreement.

In arriving at our opinion, we: (i) reviewed a draft of the Agreement, dated September 23, 2024; (ii) reviewed financial information for NUBC and MIFF as of and for the years ended December 31, 2023, December 31, 2022 and December 31, 2021; (iii) reviewed or discussed with the management of NUBC and MIFF matters relating to their respective financial condition, growth, liquidity, earnings, profitability, asset quality, capital adequacy, future prospects and related matters (as applicable) as of such dates and for the periods then ended; (iv) reviewed NUBC and MIFF budgeted balance sheet growth and earnings for 2024, and expected future period trends for assets, loans, deposits, capital and earnings; (v) analyzed and discussed with the management of NUBC and MIFF the potential strategic implications and operational benefits anticipated by the management of NUBC and MIFF related to the proposed Merger; (vi) evaluated the potential pro forma financial effects of the proposed Merger on the regulatory capital ratios of MIFF and Mifflinburg Bank; (vii) reviewed or discussed with the management of NUBC and MIFF certain publicly available documents and other business and financial information concerning NUBC and MIFF and the economic and regulatory environments in which they operate; (viii) compared the proposed financial terms of the proposed Merger with the publicly available financial terms of certain transactions involving whole bank acquisitions that we deemed relevant; (ix) compared the financial condition and implied valuation of NUBC and MIFF to the financial condition and valuation of certain institutions we deemed relevant; (x) performed discounted cash flow analyses; and (xi) undertook such other financial studies and analyses, and considered such other information as we deemed appropriate for the purpose of this opinion.

37 West Avenue, Suite 301, Wayne, PA 19087 215-572-8700 | AldenInvestmentGroup.com

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information and data that was publicly available to us or which was furnished to or discussed with us by NUBC or MIFF or otherwise reviewed by us and upon the assurances of the management and other representatives of NUBC or MIFF that they are not aware of any relevant information that has been omitted or that remains undisclosed to us, including, particularly, the forward looking earnings estimates, projections, cost savings and pro forma growth rates. We have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness.

We have not reviewed individual loan files or deposit information of NUBC or MIFF, nor have we conducted or been provided with any valuation or appraisal of any assets, deposits or other liabilities of NUBC or MIFF. We are not experts in the evaluation of loan and lease portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto and, accordingly, we have assumed that such allowances for losses are adequate. In relying on financial analyses provided to or discussed with us by NUBC or MIFF or derived therefrom, we have been advised by management of NUBC and MIFF and, with your consent, we have assumed, that such analyses have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to, and are a reasonable basis upon which to evaluate, the future financial performance of MIFF and NUBC and the other matters covered thereby. We express no view or opinion as to any financial forecasts and other information or data or the underlying assumptions on which they were based provided to or otherwise reviewed by or discussed with us. We express no view or opinion as to any actual or potential litigation, claims or governmental, regulatory or other proceedings, enforcement actions, consent decrees or other orders, audits or investigations or the potential impact on MIFF, NUBC or any other entity or the Merger or the Bank Merger.

We have assumed, with your consent, that the Merger and the Bank Merger will be consummated in accordance with their respective terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger, the Bank Merger or otherwise, no delay, limitation, restriction, conditions or other action, including any divestiture or other requirements, amendments or modifications, will be imposed or occur that would have an adverse effect on NUBC, MIFF, the Merger or the Bank Merger or that otherwise would be meaningful in any respect to our analyses or opinion. Representatives of NUBC have advised us, and we also have assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to NUBC with respect to such issues.

Our opinion is necessarily based on economic, market and other conditions as in effect on, as well as the information made available to us as of, the date of this letter. It should be noted and understood that subsequent developments to the date of delivery of Alden’s opinion may have affected, and may affect, the conclusion reached in Alden’s opinion, and we do not have any obligation to update, revise, confirm or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the shareholders of NUBC (without regard to individual circumstances of such holders) with regard to the Conversion Ratio in the proposed Merger, and we express no opinion as to the fairness of the proposed Merger to creditors or other stakeholders of NUBC, the underlying decision by NUBC to engage in the proposed Merger, the relative merits of the proposed Merger compared to other transactions available to NUBC or the effect of any other transaction which MIFF might engage in or consider, or the relative merits of the proposed Merger compared to other strategic alternatives which may be available to NUBC. We did not and were not asked to contact any other interested parties other than those specifically indicated by the Board of Directors of NUBC. Furthermore, we did not express an opinion with respect to the amount or nature of any bonuses and any other compensation or consideration to any officers, directors, or employees of NUBC paid or payable by reason or as a result of the proposed Merger. We are not expressing any view or opinion as to the prices at which MIFF, NUBC or any other securities will trade or otherwise be transferable at any time, including following the announcement or consummation of the Merger. We are also not expressing any view or opinion with respect to accounting, tax, regulatory, legal or similar matters including, without limitation, as to tax or other consequences of the Merger or otherwise or changes in, or the impact of, accounting standards or tax and other laws, regulations and governmental and legislative policies affecting NUBC, MIFF or the Merger, and we have relied, with your consent, upon the assessments of representatives of MIFF and NUBC as to such matters. As you are aware, there is currently significant volatility in the stock and other financial markets arising from global tensions, political uncertainty and unrest, economic uncertainty, inflation, interest rates, the COVID-19 pandemic and, specific to the banking industry, recent actual and potential future bank failures, including the potential for government interventions or non-interventions. In addition, the credit, financial and stock markets, the industry in which NUBC operates and the securities of NUBC have experienced and may continue to experience volatility and disruptions, and we express no view or opinion as to any potential effects of such volatility or disruptions on NUBC or the Merger.

37 West Avenue, Suite 301, Wayne, PA 19087 215-572-8700 | AldenInvestmentGroup.com

We have acted as financial advisor to NUBC with respect to the proposed Merger and will receive a fee from NUBC for our services; a substantial portion of which will become payable only if the proposed Merger is completed. NUBC has agreed to indemnify us for certain liabilities which could arise as a result of our engagement. During the two years preceding the date of this letter, we were not engaged by NUBC or MIFF on any other matters.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Conversion Ratio in the proposed Merger is fair, from a financial point of view, to the shareholders of NUBC.

The delivery of this opinion has been approved by the fairness opinion committee of J. Alden Associates, Inc. in conformity with our policies and procedures established under the requirement of Rule 5150 of the Financial Industry Regulatory Authority. This opinion does not constitute a recommendation to any shareholder of NUBC as to how such shareholder should vote with respect to the proposed Merger or any other matter. This opinion speaks as of the date hereof, and we have no obligation to update, confirm, or revise it. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may, however, be reproduced in any registration statement that NUBC will prepare in connection with the proposed Merger, provided that such reproduction is legally required, the opinion is reproduced in such document in its entirety, and such document includes a summary of the opinion and related analyses in a form prepared or approved by us (such approval not to be unreasonably withheld), but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

/s/ J. Alden Associates, Inc.

ANNEX C

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND

RESULTS OF OPERATIONS OF MIFFLINBURG BANCORP, INC.

Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, represents an overview of the financial condition and results of operations of Mifflinburg Bancorp, Inc. “MIFF”. You should read the information in this section in conjunction with MIFF’s audited consolidated financial statements, the notes to the audited consolidated financial statements, the unaudited consolidated interim financial information, and the accompanying notes to the unaudited financial information included in this joint proxy statement/prospectus. This MD&A may contain forward-looking statements. See the section of this document titled “Cautionary Statement Regarding Forward-Looking Statements”.

MIFF is a financial holding company that, through its sole subsidiary Mifflinburg Bank & Trust Co. “MBTC”, provides full-service banking to individual, municipality and corporate customers. MBTC operates seven offices spanning the three counties of Union, Synder and Centre in Northcentral Pennsylvania. Gathering deposits and making loans are the major lines of business. The deposits are mainly deposits of individuals and small businesses and include various types of checking accounts, statement savings, money market accounts, interest checking accounts, individual retirement accounts, and certificates of deposit. Milestone Insurance Services, LLC (Milestone) was formed in 2003 and is a wholly owned subsidiary of the MBTC. Milestone is licensed to sell title insurance. MIFF is supervised by the Board of Governors of the Federal Reserve System while the MBTC is subject to regulation and supervision by the Federal Deposit Insurance Company and the Pennsylvania Department of Banking and Securities.

MIFF’s core strategy is to further its mission of being an independent bank which strives to be the community bank you keep for life by providing quality financial services to its customers, a rewarding work environment for its employees, exceptional long-term value for its shareholders and an unwavering commitment to community reinvestment.

MIFF’s revenues consist primarily of interest income it earns on loans and investments. Interest income is partially offset by interest expense incurred on deposits, borrowings and other interest-bearing liabilities. Net interest income is affected by the balances of interest-earning assets and interest-bearing liabilities and their relative interest rates. Net interest income is typically further reduced by MIFF’s provision for credit losses.

Non-interest income also contributes to MIFF’s operating results, consisting of service charges and fees, interchange fees, brokerage, and gains and losses on the sales of securities and loans. Non-interest expenses, which include salaries and employee benefits, occupancy and equipment costs, data processing, professional services, advertising and other general and administrative expenses, are MIFF’s primary expenditures incurred as a result of MIFF’s operations.

Financial institutions like MIFF, in general, are significantly affected by economic conditions, competition, and the monetary and fiscal policies of the federal government. Lending activities are influenced by the demand for and supply of housing and commercial real estate, competition among lenders, interest rate conditions, and funds availability. MIFF’s operations and lending are concentrated in Northcentral Pennsylvania in Union, Synder, and Centre Counties, and MIFF’s operations are influenced by local economic conditions. Deposit balances and cost of funds are influenced by prevailing market rates on competing investments, customer preferences, and levels of personal income and savings in MIFF’s primary market area. Operations are also significantly impacted by government policies and actions of regulatory authorities. Future changes in applicable law, regulations or government policies may materially impact MIFF.

To operate successfully, MIFF must manage various types of risk, including but not limited to: interest rate risk, credit risk, liquidity risk, operational and information technology risk, reputation risk, and compliance risk.

Market Conditions

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to measure MIFF’s financial position and operating results primarily in terms of historic dollars. Changes in the relative value of money due to inflation or recession are generally not considered. The primary effect of inflation on MIFF’s operations is related to increases in operating expenses. Management considers changes in interest rates to impact our financial condition and results of operations to a far greater degree than changes in prices due to inflation. Although interest rates are influenced by changes in the inflation rate, they do not necessarily change at the same rate or in the same magnitude as the inflation rate. MIFF manages interest rate risk in several ways. There can be no assurance that MIFF will not be materially adversely affected by future changes in interest rates, as interest rates are highly sensitive to many factors that are beyond its control. Additionally, inflation may adversely impact the financial condition of MIFF’s borrowers and could impact their ability to repay their loans, which could negatively affect MIFF’s asset quality through higher delinquency rates and increased charge-offs. Management carefully considers the impact of inflation and rising interest rates on MIFF borrowers in managing credit risk related to the loan portfolio.

Comparison of Financial Condition at December 31, 2023 and December 31, 2022

Total assets at December 31, 2023, were $560.6 million, an increase of $11.8 million, or 2.1 percent from $548.8 million at December 31, 2022. The increase in total assets was primarily due to the net increase in gross loans receivable of $19.1 million, and an increase cash and cash equivalents of $1.7 million, offset by a decrease of $8.3 million in securities available-for-sale.

Total average assets increased 0.5 percent from $546.8 million at December 31, 2022 to $549.6 million at December 31, 2023.    Average earning assets were $527.2 million in 2022 and $529.7 million in 2023. Average interest-bearing liabilities were $400.1 million in 2022 and $410.6 million in 2023.

Cash and cash equivalents increased $1.7 million or 15.8 percent from $10.5 million at December 31, 2022 to $12.2 million at December 31, 2023. The increase is primarily due to deposit growth of $11.9 million, by a $9.5 million increase in Federal Reserve Bank Borrowings, by securities available-for-sale decreasing $8.3 million, offset by cash outflows from loans increasing $19.1 million and Federal home Loan Bank advances decreasing $15.9 million.

Loans increased 5.2 percent to $387.9 million at December 31, 2023 from $368.9 million at December 31, 2022.

Interest bearing deposits increased 7.2 percent to $397.8 million at December 31, 2023 from $371.1 million at December 31, 2022. Noninterest-bearing deposits decreased 16.4 percent from $89.7 million in 2022 to $75.0 million in 2023.

Total stockholder’s equity increased by $4.8 million, or 9.6 percent, from $50.0 million at December 31, 2022, to $54.8 million at December 31, 2023. The increase is primarily attributable to a decrease in accumulated other comprehensive loss due to increased fair values in the available for sale investment securities. Accumulated other comprehensive loss decreased from $7.2 million as of December 31, 2022 to $3.8 million as of December 31, 2023.

The loan-to-deposit ratio is a key measurement of liquidity. Our loan-to-deposit ratio was 82.1 percent as of December 31, 2023 compared to 80.0 percent at December 31, 2022.

It is our opinion that the asset/liability mix and the interest rate risk associated with the balance sheet are within manageable parameters. Constant monitoring using asset/liability reports and interest rate risk scenarios are in place along with nine monthsly asset/liability management meetings on the committee level by the Bank’s Board of Directors.

Investment Securities

Debt Securities – Available for Sale

Debt securities available-for-sale decreased by $8.3 million or 6.5 percent to $118.4 million at December 31, 2023 from $126.7 million at December 31, 2022. The decrease was the result of management’s decision to reallocate liquidity to the 5.2 percent loan growth. Within the portfolio US government agencies decreased $11.9 million, US Treasury decreased $6.5 million, offset by a $13.5 million increase in US government sponsored enterprise mortgage-backed securities. The decrease is offset by a decline in the gross unrealized losses from $9.1 million as of December 31, 2022 to $5.0 as of December 31, 2023.The decline was caused by a decrease of interest rates during the last few months of 2023 thus causing the fair value of the securities to increase. The fair value of these securities was influenced by market interest rates, prepayment speeds on mortgage securities, bid to offer spreads in the market place and credit premiums for the various types of agency debt. MIFF did not consider the debt securities to be impaired since it had both the intent and ability to hold the securities until a recovery of fair value, which may be maturity.

Equity Securities

At December 31, 2023 and 2022, MIFF had $322,000 and $400,000 in marketable equity securities recorded at fair value, respectively. The following is a summary of unrealized and realized gains and losses recognized in net income on equity securities during the years ended December 31, 2023 and 2022:

	For the Year
(In Thousands)	Ended December 31,
	2023	2022
Net losses recognized in equity securities during the year	$(78)	$(37)
Unrealized losses recognized in equity securities held at reporting date	$(78)	$(37)

See Note 2 within MIFF’s Notes to the Consolidated Financial Statements which are included in this joint proxy statement/prospectus for more information regarding MIFF’s Investment portfolio as of December 31, 2023 and 2022.

Loans

Gross loans receivable increased 5.2 percent from $369.6 million in 2022 to $388.7 million in 2023. The percentage distribution in the loan portfolio is shown in the table below:

(In Thousands)			Change
	2023	2022	Amount	%
Commercial	$73,142	$77,093	$(3,951)	(5.1)%
Commercial real estate:
Commercial mortgages	113,323	95,660	17,663	18.5
Other construction and land development loans	7,869	11,164	(3,295)	(29.5)
Secured by farmland	61,271	54,543	6,728	12.3
Residential mortgage:
Multifamily	3,961	5,512	(1,551)	(28.1)
1-4 family residential mortgages	113,697	104,461	9,236	8.8
Construction	1,276	6,366	(5,090)	(80.0)
Home Equity	5,800	7,114	(1,314)	(18.5)
Consumer, automobile	6,546	5,538	1,008	18.2
Consumer, other	1,787	2,116	(329)	(15.5)
Gross loans	$388,672	$369,567	$19,105	5.2%

The following tables summarizes remaining contractual maturity held for investment for fixed and variable rate loans as of December 31, 2023 and December 31, 2022, respectively.

At December 31, 2023	One year or less	After one year through five years	After five years and through fifteen years	After fifteen years	Total
(In Thousands)
Fixed Rate Loans:
Commercial	$2,450	$15,134	$12,922	$39	$30,545
Commercial Real Estate	8,464	6,850	8,435	1,225	24,974
Residential Mortgage	1,687	4,257	28,693	3,374	38,011
Home Equity	-	19	-	-	19
Consumer - Other	391	1,027	165	-	1,583
Consumer - Auto	617	5,332	597	-	6,546
Total Fixed Rate loans	13,609	32,619	50,812	4,638	101,678

Variable Rate Loans:
Commercial	10,215	21,595	6,942	3,845	42,597
Commercial Real Estate	814	1,589	52,403	102,683	157,489
Residential Mortgage	491	1,583	13,201	65,648	80,923
Home Equity	11	594	4,876	300	5,781
Consumer - Other	148	56	-	-	204
Consumer - Auto	-		-	-	-
Total Variable Rate loans	11,679	25,417	77,422	172,476	286,994
Total Loans	$25,288	$58,036	$128,234	$177,114	$388,672

At December 31, 2022	One year or less	After one year through five years	After five years and through fifteen years	After fifteen years	Total
(In Thousands)
Fixed Rate Loans:
Commercial	$1,627	$16,241	$14,874	$66	$32,808
Commercial Real Estate	5,375	4,814	8,959	1,796	20,944
Residential Mortgage	4,437	4,619	30,007	4,585	43,648
Home Equity	-	-	24	-	24
Consumer - Other	222	1,545	119	-	1,886
Consumer - Auto	670	4,722	146	-	5,538
Total Fixed Rate loans	12,331	31,941	54,129	6,447	104,848

Variable Rate Loans:
Commercial	21,157	12,138	7,091	3,899	44,285
Commercial Real Estate	812	1,962	42,961	94,688	140,423
Residential Mortgage	472	1,388	13,387	57,444	72,691
Home Equity	228	524	6,030	308	7,090
Consumer - Other	164	66	-	-	230
Consumer - Auto	-	-	-	-	-
Total Variable Rate loans	22,833	16,078	69,469	156,339	264,719
Total Loans	$35,164	$48,019	$123,598	$162,786	$369,567

See Note 3 within MIFF’s Notes to the Consolidated Financial Statements which are included in this joint proxy statement/prospectus for more information regarding MIFF’s loan portfolio as of December 31, 2023 and 2022.

Allowance for Credit Losses

The allowance for Credit losses was $3.9 million at December 31, 2023, compared to $4.1 million at December 31, 2022. This allowance equaled 1.00 percent and 1.10 percent of total loans, net of unearned income, at the end of

2023 and 2022, respectively. The credit loss reserve was analyzed quarterly and reviewed by the Bank’s Board of Directors. No concentration or apparent deterioration in classes of loans or pledged collateral was evident. Regular loan meetings with the Bank’s Board of Directors are had to review new loans. Delinquent loans, loan exceptions and certain large loans are addressed by the full Board no less than monthly to determine compliance with policies. Allowance for credit losses was considered adequate based on delinquency trends and actual loans written as it relates to the loan portfolio.

The following table details activity in the allowance for possible credit losses by portfolio segment for the years ended December 31, 2023 and 2022. Allocation of a portion of the allowance to one category of loans does not preclude its availability to absorb losses in other categories.

(In Thousands)
	2023
	Commercial	Commercial Real Estate	Residential mortgage	Home Equity	Consumer, automobile	Consumer, other	Unallocated	Total
Balance, beginning of year	$834	$1,629	$1,145	$69	$118	$27	$236	$4,058
Adjustments to allowance for adoption of ASC 326	251	355	(326)	14	(37)	6	(236)	27
(Recovery) provision charged to operations	(297)	(243)	(27)	(23)	3	15	346	(226)
Loans charged off	(5)	-	-	-	(12)	(4)	-	(21)
Recoveries	10	-	-	-	13	-	-	23
Ending balance	$793	$1,741	$792	$60	$85	$44	$346	$3,861
Ending balance individually evaluated for impairment	$-	$-	$5	$-	$-	$24	$-	$29
Ending balance collectively evaluated for impairment	$793	$1,741	$787	$60	$85	$20	$346	$3,832

(In Thousands)
	2022
	Commercial	Commercial Real Estate	Residential mortgage	Home Equity	Consumer, automobile	Consumer, other	Unallocated	Total
Balance, beginning of year	$715	$1,569	$1,172	$61	$139	$32	$396	$4,084
(Recovery) provision charged to operations	137	60	(27)	8	(29)	11	(160)	-
Loans charged off	(18)	-	-	-	(14)	(16)	-	(48)
Recoveries	-	-	-	-	22	-	-	22
Ending balance	$834	$1,629	$1,145	$69	$118	$27	$236	$4,058
Ending balance individually evaluated for impairment	$84	$-	$8	$-	$2	$-	$-	$94
Ending balance collectively evaluated for impairment	$750	$1,629	$1,137	$69	$116	$27	$236	$3,964

The following table represents an analysis of the allowance for credit losses:

$ (in thousands)		As of December 31,
	2023	2022
Average Loans outstanding	$378,395	$353,988
Total loans outstanding at the end of each period	$388,672	$369,567
Allowance for credit losses at the beginning of the period	$4,058	$4,084
Adoption of ASC 326	27	-
Provision for (recovery of) credit losses	(226)	-
Charge Offs:
Commercial	(5)	(18)
Commercial real estate	-	-
Residential mortgage	-	-
Home equity	-	-
Consumer - other	(4)	(16)
Consumer - auto	(12)	(14)
Total Charge-Offs	(21)	(48)
Recoveries
Commercial	10	-
Commercial real estate	-	-
Residential mortgage	-	-
Home equity	-	-
Consumer - other	-	-
Consumer - auto	13	22
Toal recoveries	23	22
Net (charge-offs) recoveries	2	(26)
Allowance for credit losses at the end of the period	$3,861	$4,058
Ratio of allowance to total loans outstanding at period end	0.99%	1.10%
Ratio of nonaccrual loans to total loans at period end	0.08%	0.08%
Ratio of allowance to nonaccrual loans at period end	1317.75%	1334.87%

The following tables shows net charge-offs, average loan balance and the percentage of charge-offs to average loan balance for each of the Company’s loan segments at the end of each period.

December 31, 2023
$ (in thousands)	Net Charge Offs (Recoveries)	Average Loans	Percentage of Net Charge-Offs (Recoveries) to Average Loans
Commercial	$(5)	$75,118	(0.01% )
Commercial real estate	-	171,851	0.00%
Residential mortgage	-	116,941	0.00%
Home equity	-	6,457	0.00%
Consumer - other	4	1,952	0.20%
Consumer - auto	(1)	6,078	(0.02% )
Total	$(2)	$378,397	0.00%

December 31, 2022
$ (in thousands)	Net Charge Offs (Recoveries)	Average Loans	Percentage of Net Charge-Offs (Recoveries) to Average Loans
Commercial	$18	$72,224	0.02%
Commercial real estate	-	153,765	0.00%
Residential mortgage	-	113,698	0.00%
Home equity	-	6,517	0.00%
Consumer - other	16	2,045	0.78%
Consumer - auto	(8)	5,741	(0.14% )
Total	$26	$353,990	0.01%

The following tables present information on the ACLL as of the dates indicated.

As of December 31, 2023 $ (in thousands)	Allowance Amount	Percentage of Loans to Total Loans	Percentage of Allowance to Loans
Commercial	$793	18.82%	1.08%
Commercial real estate	1,741	46.95%	0.95%
Residential Mortgage	792	30.60%	0.67%
Home Equity	60	1.49%	1.03%
Consumer - other	44	0.46%	2.46%
Consumer - auto	85	1.68%	1.30%
Unallocated	346	-	-
Total	$3,861	100.00%	0.99%

As of December 31, 2022 $ (in thousands)	Allowance Amount	Percentage of Loans to Total Loans	Percentage of Allowance to Loans
Commercial	$834	20.86%	1.08%
Commercial real estate	1,629	43.66%	1.01%
Residential Mortgage	1,145	31.48%	0.98%
Home Equity	69	1.92%	0.97%
Consumer - other	27	0.57%	1.28%
Consumer - auto	118	1.51%	2.13%
Unallocated	236	-	-
Total	$4,058	100.00%	1.10%

See Note 4 within MIFF’s Notes to the Consolidated Financial Statements which are included in this joint proxy statement/prospectus for more information regarding MIFF’s Allowance for Credit Losses as of December 31, 2023 and 2022.

Deposits

Total average deposits decreased by 2.0 percent from $468.9 million in 2022 to $459.7 million in 2023.

Average non-interest bearing demand deposits decreased 10.0 percent to $81.5 million in 2023 from $90.5 million in 2022. Average savings deposits decreased 9.6 percent to $70.8 million in 2023 from $78.3 million in 2022. Average interest bearing NOW accounts decreased 2.2 percent to $167.4 million in 2023 from $171.1 million in 2022. Average money market deposits decreased 24.5 percent to $42.3 million in 2023 from $56.1 million in 2022. Average time deposits increased 34.1 percent to $97.8 million in 2023 from $72.9 million in 2022.

The average balance and average rate paid on deposits are summarized as follows:

	December 31, 2023		December 31, 2022
	Average	Average	Average	Average	Change
(In Thousands)	Balance	Rate	Balance	Rate	Amount	%
Non-interest bearing	$81,452	—%	$90,517	—%	$(9,065)	(10.0)%
Savings	70,777	0.19	78,291	0.15	(7,514)	(9.6)
Now deposits	167,374	1.72	171,111	0.61	(3,737)	(2.2)
Money market deposits	42,310	0.67	56,052	0.25	(13,742)	(24.5)
Time deposits	97,782	2.85	72,914	0.71	24,868	34.1
Total deposits	$459,695	1.32%	$468,885	0.39%	$(9,190)	(2.0)%

The following table presents time deposits that exceed $250 as of the date indicated.

As of December 31, 2023 $ (in thousands)	3 Months or Less	Over 3 Months Through 6 Months	Over 6 Months Through 12 Months	Over 12 Months	Total
Total time deposits exceeding $250	$4,790	$5,208	$12,763	$14,478	$37,239

As of December 31, 2022 $ (in thousands)	3 Months or Less	Over 3 Months Through 6 Months	Over 6 Months Through 12 Months	Over 12 Months	Total
Total time deposits exceeding $250	$2,647	$2,885	$3,448	$7,274	$16,254

See Note 6 within MIFF’s Notes to the Consolidated Financial Statements which are included in this joint proxy statement/prospectus for more information regarding MIFF’s deposits as of December 31, 2023 and 2022.

Borrowed Funds

The average balance of borrowed funds increased $10.7 million to $32.4 million in 2023 from $21.7 million in 2022 due to the following:

●	Securities sold under agreements (short-term) to repurchase average balance decreased $8.8 million to $2.0 million in 2023 from $10.8 million in 2022.
●	Federal funds purchased (short-term) average balance decreased $611,00 to $18,000 in 2023 from $629,000 in 2022.
●	Federal Reserve Bank Borrowing average balance increased $4.5 million to $4.5 million in 2023 from $-0- in 2022.
●	Federal Home Loan Bank Advances average balance increased $15.6 million to $25.8 million in 2023 from $10.2 million in 2022.

Total borrowed funds consisted of the following at December 31, 2023 and 2022:

	2023
(In Thousands)	Ending Balance	Average Balance	Average Rate At Year End
Securities sold under agreements to repurchase	$1,231	$2,036	4.76%
Federal funds purchased	435	18	5.46
Federal Reserve Bank Borrowings	9,500	4,529	5.41
Federal Home Loan Bank Advances	15,700	25,813	4.07
Total Borrowed Funds	$26,866	$32,396	4.30%

	2022
(In Thousands)	Ending Balance	Average Balance	Average Rate At Year End
Securities sold under agreements to repurchase	$1,694	$10,847	0.66%
Federal funds purchased	-	629	4.61
Federal Home Loan Bank Advances	31,646	10,209	2.07
Total Borrowed Funds	$33,340	$21,685	1.44%

See Notes 7, 8 and 9 within MIFF’s Notes to the Consolidated Financial Statements which are included in this joint proxy statement/prospectus for more information regarding MIFF’s borrowed funds as of December 31, 2023 and 2022.

Stockholders’ Equity and Capital Adequacy

Details concerning capital ratios at December 31, 2023 and December 31, 2022 are presented in Note 12, “Regulatory Matters,” to the consolidated financial statements for the years ended December 31, 2023 and 2022 included elsewhere in this document. MIFF meets the conditions of the Federal Reserve’s small bank holding company policy statement and is therefore excluded from consolidated capital requirements. MBTC is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on MIFF’s financial statements. Management believes, as of December 31, 2023, that MBTC met all capital adequacy requirements to which it was subject.

Future dividend payments and repurchases of common stock will depend upon maintenance of a strong financial condition, future earnings and capital and regulatory requirements. In addition, MBTC is subject to restrictions on the amount of dividends that may be paid without approval of banking regulatory authorities. Further, although MIFF is not subject to the specific consolidated capital requirements, its ability to pay dividends, repurchase stock or engage in other activities may be limited by the Federal Reserve if it fails to hold sufficient capital consistent with its overall risk profile.

MBTC’s total Tier 1 Capital increased $1.3 million to $55.7 million at December 31, 2023 from $54.4 million at December 31, 2022. The Bank’s resulting Tier 1 Leverage Ratio increased to 10.09% at December 31, 2023 from 10.08% at December 31, 2022.

Comparison of Earnings for the Years Ended December 31, 2023 and 2022

General: Net income was $4.2 million for the year ended December 31, 2023, or $2.24 per share, a decrease of $1.8 million, or 30.6 percent, compared to net income of $6.0 million, or $3.20 per share, for the year ended December 31, 2022. Net income for the year ended December 31, 2023, reflected a decrease in net interest income of $1.4 million, a decrease in non-interest income of $598 thousand and by an increase in non-interest expenses of $478 thousand. These changes in income were offset by a recovery of credit losses of $237 thousand.

Net Interest Income: Net interest income before recovery of credit losses decreased by $1.4 million, or 9.0 percent, to $14.5 million for the year ended December 31, 2023, compared to $15.9 million for the year ended December 31, 2022. Interest income and interest expense both increased for the year ended December 31, 2023 when compared to the year ended December 31, 2022, due to increased average balances in loans and higher rates on investment securities, offset by the increased deposit and other borrowing expense due to increasing interest rate environment in 2023.

Interest Income: Interest income increased to $22.4 million for the year ended December 31, 2023, compared with $18.5 million for the year ended December 31, 2022 (tax equivalent). The average yield on the earning assets increased 72 basis points from 3.50 percent for the year ended December 31, 2022 to 4.22 percent for the year ended December 31, 2023. This increase in rates was in addition to the growth in average balance of earning assets which increased $2.5 million to $529.7 million for the year ended December 31, 2023 compared to $527.2 million for 2022.

Interest Expense: Interest expense increased by $5.3 million or 249.4 percent to $7.5 million for the year ended December 31, 2023, compared to $2.1 million for the year ended December 31, 2022. The increase the result of an increase in rates paid on interest bearing deposits of 113 basis points from 0.48 percent for 2022 to 1.61 percent in 2023. The increase is offset by a decrease in average balance of interest-bearing deposits of $125 thousand to $378.2 million for the year ended December 31, 2023 compared to $378.4 million for 2022. In addition, the increase in expense is due to the increase in average balance of borrowings of $10.7 million to $32.4 million for the year ended December 31, 2023 compared to $21.7 million for 2022. The increase is also the result of an increase in rates paid on borrowings of 286 basis points from 1.44 percent for 2022 to 4.30 percent in 2023.

Analysis of Net Interest Income

Net interest income represents the difference between the interest MIFF earns on its interest-earning assets, such as loans and investment securities, and the expense MIFF pays on interest-bearing liabilities, such as deposits and borrowings. Net interest income depends on both the volume of MIFF’s interest-earning assets and interest-bearing liabilities and the interest rates MIFF earns or pays on them.

Average Balances, Interest and Average Yields: The following table sets forth certain information relating to MIFF’s average balance sheets and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities, interest earned and interest paid for the years indicated. Such yields and costs are derived by dividing income or expenses by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from daily balances over the years indicated. The loan yields include net amortization of certain deferred fees and costs that are considered adjustments to yields.

AVERAGE BALANCE SHEET AND RATE ANALYSIS

YEARS ENDED DECEMBER 31,

(In Thousands)	2023			2022
	(1) Average Balance	Interest	Average Rate	(1) Average Balance	Interest	Average Rate
ASSETS :
Tax-exempt loans	$18,912	$525	2.78%	$19,976	$519	2.60%
All other loans	356,279	18,036	5.06%	335,466	14,718	4.39%
Total loans (2)(3)(4)	375,191	18,561	4.95%	355,442	15,237	4.29%
Taxable securities	69,814	1,378	1.97%	66,035	1,013	1.53%
Tax-exempt securities (3)	60,102	1,563	2.60%	63,360	1,618	2.55%
Other securities	4,163	226	5.43%	3,933	78	1.98%
Total securities	134,079	3,167	2.36%	133,328	2,709	2.03%
Federal funds sold	1,313	65	4.95%	4,180	43	1.03%
Interest-bearing deposits	19,143	569	2.97%	34,249	484	1.41%
Total interest-earning assets	529,726	22,362	4.22%	527,199	18,473	3.50%
Other assets	19,843			19,640
TOTAL ASSETS	$549,569			$546,839
LIABILITIES :
Savings	$70,777	132	0.19%	$78,291	118	0.15%
Now deposits	167,374	2,876	1.72%	171,111	1,051	0.61%
Money market deposits	42,310	282	0.67%	56,052	138	0.25%
Time deposits	97,782	2,782	2.85%	72,914	518	0.71%
Total deposits	378,243	6,072	1.61%	378,368	1,825	0.48%
Securities sold under repurchase agreement	2,036	97	4.76%	10,847	72	0.66%
Fed Funds purchased	18	1	5.56%	629	29	4.61%
Federal reserve bank borrowings	4,529	245	5.41%	-	-	0.0%
Federal Home Loan Bank advances	25,813	1,051	4.07%	10,209	211	2.07%
Total borrowings	32,396	1,394	4.30%	21,685	312	1.44%
Total interest-bearing liabilities	410,639	7,466	1.82%	400,053	2,137	0.53%
Demand deposits	81,452			90,517
Other liabilities	5,546			4,632
Stockholders’ equity	51,932			51,637
TOTAL LIABILITIES AND STOCKHOLDERS ‘ EQUITY	$549,569			$546,839
Interest rate spread (6)			2.40%			2.97%
Net interest income/margin (5)		$14,896	2.73%		$16,336	3.01%

(1)	Average volume information was compared using daily averages for interest-earning and bearing accounts.
(2)	Interest on loans includes loan fee income.
(3)	Tax exempt interest revenue is shown on a tax-equivalent basis using a statutory federal income tax rate of 21 percent for 2023 and 2022.
(4)	Nonaccrual loans have been included with loans for the purpose of analyzing net interest earnings.
(5)	Net interest margin is computed by dividing tax-equivalent net interest income by total interest earning assets.
(6)	Interest rate spread represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities.

Reconcilement of Taxable Equivalent Net Interest Income

	For the Years Ended December 31,
(In Thousands)	2023	2022
Total interest income	$21,923	$18,024
Total interest expense	7,466	2,137
Net interest income	14,457	15,887
Tax equivalent adjustment	439	449
Net interest income (fully taxable equivalent)	$14,896	$16,336

Rate/Volume Analysis

To enhance the understanding of the effects of volumes (the average balance of earning assets and costing liabilities) and average interest rate fluctuations on the balance sheet as it pertains to net interest income on a tax equivalent basis, the tables below reflects these changes for December 31, 2023 versus 2022:

(In Thousands)	Year Ended December 31,
	2023 vs 2022 Increase (Decrease) Due to
	Volume	Rate	Net
Interest income:
Loans, tax-exempt	$(29)	$35	$6
Loans	983	2,335	3,318
Taxable investment securities	67	298	365
Tax-exempt investment securities	(85)	30	(55)
Other securities	9	139	148
Federal funds sold	(86)	108	22
Interest bearing deposits	(331)	416	85
Total interest-earning assets	528	3,361	3,889
Interest expense:
Savings	(13)	27	14
NOW deposits	(44)	1,869	1,825
Money market deposits	(63)	207	144
Time deposits	442	1,822	2,264
Securities sold under repurchase agreements	(239)	264	25
Federal funds purchased	(31)	3	(28)
Federal Reserve Bank borrowings	122	123	245
Federal Home Loan Bank advances	480	360	840
Total interest-bearing liabilities	654	4,675	5,329
Change in net interest income (fully taxable equivalent)	$(126)	$(1,314)	$(1,440)

Recovery of Credit Losses: During 2023, MIFF recorded a $237 thousand credit to the recovery of credit losses on loans due to improved historical loss rates and improved qualitative factors driving the reduction in the allowance for loan losses calculation.

MIFF completes a comprehensive nine monthly evaluation to determine its recovery of credit losses on loans. The evaluation reflected analyses of individual borrowers and historical loss experiences, and changes in net loan balances, supplemented as necessary by credit judgment that considers observable trends, conditions, and other relevant environmental and economic factors.

See Note 4 within MIFF’s Notes to the Consolidated Financial Statements which are included in this joint proxy statement/prospectus for more information regarding MIFF’s recovery of credit losses as of December 31, 2023 and 2022.

Non-interest Income: Non-interest income decreased by $598 thousand, or 29.4%, to $1.4 million for the year ended December 31, 2023, from the $2.0 million recognized during the same period of 2022. Included in non-interest income for the year ended December 31, 2023, is a loss on sale of investment securities of $399 thousand, for which there was no comparable loss during 2022. Other fee income, which is comprised of numerous sources, decreased $126 thousand during 2023. In addition, the gain on the sale of loan income decreased by $83 thousand as result of decreased sale volume during 2023. Offsetting the loss on sale investment securities, reduced other fee income and reduced loan sales was increased service charges on deposit accounts and increased ATM fees and debit card income for the year ended December 31, 2023 compared to 2022.

	For The Year Ended
	December 31, 2023		December 31, 2022		Change
	Amount	% Total	Amount	% Total	Amount	%
Service charges on deposit accounts	$443	30.9%	$422	20.8%	$21	5.0%
ATM fees and debit card income	745	51.9	723	35.6	22	3.0
Mortgage banking revenue	189	13.2	272	13.4	(83)	(30.5)
Commissions from investment product sales	95	6.6	115	5.7	(20)	(17.4)
Losses on sale of available-for-sale securities	(399)	(27.8)	-	0.0	(399)	(100.0)
Net marketable equity security losses	(78)	(5.4)	(37)	(1.8)	(41)	110.8
Earnings on bank owned life insurance	245	17.1	217	10.7	28	12.9
Other	195	13.5	321	15.6	(126)	(39.3)
Total non-interest income	$1,435	100.0%	$2,033	100.0%	$(598)	(29.4)%

Non-interest Expenses: Non-interest expenses increased $478 thousand or 4.4 percent, from $10.8 million for the twelve months ended December 31, 2022, to $11.3 million for the twelve months ended December 31, 2023. The increase was largely due to an increase of $470 thousand in salary and employee benefit expenses primarily due to annual salary increases and increased health insurance costs, by a $98 thousand increase FDIC deposit insurance, offset by a $46 thousand decrease in other expenses.

(In Thousands)	For The Years Ended
	December 31, 2023		December 31, 2022		Change
	Amount	% Total	Amount	% Total	Amount	%
Salaries and employee benefits	$7,218	63.8%	$6,748	62.3%	$470	7.0%
Net occupancy and equipment expense	1,167	10.3	1,142	10.5	25	2.2
Data processing fees	643	5.7	650	6.0	(7)	(1.1)
Pennsylvania state shares tax	394	3.5	400	3.7	(6)	(1.5)
Professional fees	141	1.2	167	1.5	(26)	(15.6)
Advertising expense	157	1.4	187	1.7	(30)	(16.0)
FDIC deposit insurance	246	2.2	148	1.4	98	66.2
Other	1,350	11.9	1,396	12.9	(46)	(3.3)
Total non-interest expense	$11,316	100.0%	$10,838	100.0%	$478	4.4%

Provision for Income Taxes: MIFF recorded income tax expense of $660 thousand in 2023, a decrease of $439 thousand, or 39.9%, compared to $1.1 million in 2022. The decrease in income tax expense was due to lower taxable income in 2023 as compared to 2022. MBF’s effective tax rate decreased to 13.7% at December 31, 2023, compared to 15.5% at December 31, 2022, which resulted primarily from tax-exempt income being a greater percentage of the taxable income in 2023 as compared to 2022.

Management evaluates the carrying amount of its deferred tax assets on a quarterly basis, or more frequently, as necessary, in accordance with guidance set forth in ASC Topic 740 “Income Taxes,” and applies the criteria in the guidance to determine whether it is more likely than not that some portion, or all, of the deferred tax asset will not be realized within its life cycle, based on the weight of available evidence. If management determines based on available evidence, both positive and negative, that it is more likely than not that some portion or all of the deferred tax asset will not be realized in future periods, a valuation allowance is calculated and recorded. These determinations are inherently subjective and depend upon management’s estimates and judgments used in their evaluation of both positive and negative evidence.

Comparison of Financial Condition at September 30, 2024 and December 31, 2023

Total assets at September 30, 2024, were $588.6 million, an increase of $28.0 million, or 5.0 percent from $560.6 million at December 31, 2023. The increase in total assets was primarily due to the net increase in gross loans receivable of $22.8 million and an increase of $10.6 million in cash and cash equivalents, offset by a $5.4 million decrease in interest-bearing time deposits. Deposit balances increased by $23.8 million, or 5.0% with interest-bearing deposits increasing $21.3 million, or 5.3% as customers are seeking greater deposit interest rates. Federal Home Loan Bank advances increased $800 thousand since December 31, 2023.

Total average assets increased 3.43 percent from $547.9 million at September 30, 2023 to $566.7 million at September 30, 2024. Average earning assets were $527.9 million in 2023 and $543.9 million in 2024. Average interest-bearing liabilities were $408.6 million in 2023 and $424.3 million in 2024.

Cash and cash equivalents increased $10.6 million or 87.2 percent from $12.2 million at December 31, 2023 to $22.8 million at September 30, 2024. Specifically Federal funds sold increased $12.0 million. The increase is primarily due to a $5.4 million decrease in interest bearing time deposits and by a $23.8 million increase in deposits.

Loans increased 5.9 percent to $410.7 million at September 30, 2024 from $387.9 million at December 31, 2023.

Interest bearing deposits increased 5.3 percent to $419.0 million at September 30, 2024 from $397.8 million at December 31, 2023. Noninterest-bearing deposits increased 3.4 percent to $77.5 million at September 30, 2024 from $75.0 million at December 31, 2023.

Total stockholder’s equity increased by $3.4 million, or 6.2 percent, from $54.8 million at December 31, 2023, to $58.2 million at September 30, 2024. The increase is primarily attributable to the decrease in accumulated other comprehensive loss due to increased fair values in the available for sale investment securities and increase in retained earnings as result of current year earnings. Accumulated other comprehensive loss decreased from $3.8 million as of December 31, 2023 to $3.1 million as of September 30, 2024.

It is our opinion that the asset/liability mix and the interest rate risk associated with the balance sheet are within manageable parameters. Constant monitoring using asset/liability reports and interest rate risk scenarios are in place along with quarterly asset/liability management meetings on the committee level by the Bank’s Board of Directors.

Investment Securities

Debt Securities – Available for Sale

Debt securities available-for-sale decreased by $298 thousand or 0.3 percent to $118.1 million at September 30, 2024 from $118.4 million at December 31, 2023. The decrease is due to management’s decision to reallocate liquidity to loan growth, offset by the improvement of the debt security portfolio market value in the amount of $857 thousand. MIFF did not consider the decline in debt securities market values to be impaired since it had both the intent and ability to hold the securities until a recovery of fair value, which may be maturity.

Equity Securities

At September 30, 2024 and December 31, 2023, MIFF had $210 thousand and $322 thousand in equity securities recorded at fair value, respectively. The following is a summary of unrealized and realized gains and losses recognized in net income on equity securities during the period ended September 30, 2024 and 2023:

	For the Nine Months Ending September 30,
(In Thousands)	2024	2023
Net losses recognized in equity securities during the nine months ending	$(112)	$(75)
Unrealized losses recognized in equity securities held at reporting date	$(112)	$(75)

See Note 2 within MIFF’s Notes to the Consolidated Financial Statements (Unaudited) which are included in this joint proxy statement/prospectus for more information regarding MIFF’s investment portfolio as of September 30, 2024.

Loans

Gross loans receivable increased 5.9 percent from $388.7 million at December 31, 2023 to $411.4 million at September 30, 2024. The percentage distribution in the loan portfolio as shown in the table below:

(In Thousands)			Change
	2024	2023	Amount	%
Commercial	$74,776	$73,142	$1,634	2.2%
Commercial real estate:
Commercial mortgages	123,151	113,323	9,828	8.7
Other construction and land development loans	15,723	7,869	7,854	99.8
Secured by farmland	63,803	61,271	2,532	4.1
Residential mortgage:
Multifamily	4,792	3,961	831	21.0
1-4 family residential mortgages	112,095	113,697	(1,602)	(1.4)
Construction	1,863	1,276	587	46.0
Home Equity	6,986	5,800	1,186	20.4
Consumer, automobile	6,707	6,546	161	2.5
Consumer, other	1,551	1,787	(236)	(13.2)
Gross loans	$411,447	$388,672	$22,775	5.9%

The following tables summarizes remaining contractual maturity held for investment for fixed and variable rate loans as of September 30, 2024 and December 31, 2023, respectively.

At September 30, 2024	One year or less	After one year through five years	After five years and through fifteen years	After fifteen years	Total
$ (In Thousands)
Fixed Rate Loans:
Commercial	$3,991	$14,777	$9,615	$20	$28,403
Commercial Real Estate	19,466	3,569	8,378	-	31,413
Residential Mortgage	2,321	4,860	28,159	585	35,925
Home Equity	-	50	24	-	74
Consumer - Other	283	1,030	146	-	1,459
Consumer - Auto	621	5,430	656	-	6,707
Total Fixed Rate loans	26,682	29,716	46,978	605	103,981

Variable Rate Loans:
Commercial	7,147	25,603	8,781	4,842	46,373
Commercial Real Estate	844	1,609	57,941	110,870	171,264
Residential Mortgage	407	1,015	16,294	65,109	82,825
Home Equity	1	592	5,223	1,096	6,912
Consumer - Other	58	34	-	-	92
Consumer - Auto	-	-	-	-	-
Total Variable Rate loans	8,457	28,853	88,239	181,917	307,466
Total Loans	$35,139	$58,569	$135,217	$182,522	$411,447

At December 31, 2023	One year or less	After one year through five years	After five years and through fifteen years	After fifteen years	Total
(In Thousands)
Fixed Rate Loans:
Commercial	$2,450	$15,134	$12,922	$39	$30,545
Commercial Real Estate	8,464	6,850	8,435	1,225	24,974
Residential Mortgage	1,687	4,257	28,693	3,374	38,011
Home Equity	-	19	-	-	19
Consumer - Other	391	1,027	165	-	1,583
Consumer - Auto	617	5,332	597	-	6,546
Total Fixed Rate loans	13,609	32,619	50,812	4,638	101,678

Variable Rate Loans:
Commercial	10,215	21,595	6,942	3,845	42,597
Commercial Real Estate	814	1,589	52,403	102,683	157,489
Residential Mortgage	491	1,583	13,201	65,648	80,923
Home Equity	11	594	4,876	300	5,781
Consumer - Other	148	56	-	-	204
Consumer - Auto	-		-	-	-
Total Variable Rate loans	11,679	25,417	77,422	172,476	286,994
Total Loans	$25,288	$58,036	$128,234	$177,114	$388,672

See Note 3 within MIFF’s Notes to the Consolidated Financial Statements (Unaudited) which are included in this joint proxy statement/prospectus for more information regarding MIFF’s loan portfolio as of September 30, 2024.

Allowance for Credit Losses

The allowance for credit losses was $4.0 million at September 30, 2024, compared to $3.9 million at December 31, 2023. This allowance equaled 0.96 percent and 1.00 percent of total loans, net of unearned income, at the period end September 30, 2024 and December 31, 2023, respectively. The allowance for credit was analyzed quarterly and reviewed by the MIFF’s Board of Directors. No concentration or apparent deterioration in classes of loans or pledged collateral was evident. Regular loan meetings with the MIFF’s Board of Directors reviewed new loans. Delinquent loans, loan exceptions and certain large loans are addressed by the full Board no less than monthly to determine compliance with policies. Allowance for credit losses was considered adequate based on delinquency trends and actual loans written as it relates to the loan portfolio.

The following table represents an analysis of the allowance for credit losses:

	September 30,	December 31,
$ (in thousands)	2024	2023
Average Loans outstanding	$399,306	$378,395
Total loans outstanding at the end of each period	$411,447	$388,672
Allowance for credit losses at the beginning of the period	$3,861	$4,058
Adoption of ASC 326	-	27
Provision for (recovery of) credit losses	117	(226)
Charge Offs:
Commercial	-	(5)
Commercial real estate	-	-
Residential mortgage	-	-
Home equity	-	-
Consumer - other	(10)	(4)
Consumer - auto	(27)	(12)
Total Charge-Offs	(37)	(21)
Recoveries
Commercial	1	10
Commercial real estate	-	-
Residential mortgage	-	-
Home equity	-	-
Consumer - other	-	-
Consumer - auto	9	13
Toal recoveries	10	23
Net (charge-offs) recoveries	(27)	2
Allowance for credit losses at the end of the period	$3,951	$3,861
Ratio of allowance to total loans outstanding at period end	0.96%	0.99%
Ratio of nonaccrual loans to total loans outstand at period end	0.12%	0.08%
Ratio of allowance to nonaccrual loans at period end	801.42%	1317.75%

Then following tables shows net charge-offs, average loan balance and the percentage of charge-offs to average loan balance for each of the Company’s loan segments at the end of each period.

September 30, 2024
	Net Charge Offs (Recoveries)	Average Loans	Percentage of Net Charge-Offs (Recoveries) to Average Loans
Commercial	$(1)	$73,921	0.00%
Commercial real estate	-	192,371	0.00%
Residential mortgage	-	118,279	0.00%
Home equity	-	6,401	0.00%
Consumer - other	10	1,675	0.60%
Consumer - auto	18	6,660	0.27%
Total	$27	$399,307	0.01%

December 31, 2023
	Net Charge Offs (Recoveries)	Average Loans	Percentage of Net Charge-Offs (Recoveries) to Average Loans
Commercial	$(5)	$75,118	(0.01% )
Commercial real estate	-	171,851	0.00%
Residential mortgage	-	116,941	0.00%
Home equity	-	6,457	0.00%
Consumer - other	4	1,952	0.20%
Consumer - auto	(1)	6,078	(0.02% )
Total	$(2)	$378,397	0.00%

The following tables present information on the ACLL as of the dates indicated.

As of September 30, 2024 $ (in thousands)	Allowance Amount	Percentage of Loans to Total Loans	Percentage of Allowance to Loans
Commercial	$817	18.17%	1.09%
Commercial real estate	2,014	49.26%	0.99%
Residential Mortgage	797	28.86%	0.67%
Home Equity	74	1.70%	1.06%
Consumer - other	18	0.38%	1.16%
Consumer - auto	84	1.63%	1.25%
Unallocated	147	-	-
Total	$3,951	100.00%	0.96%

As of December 31, 2023 $ (in thousands)	Allowance Amount	Percentage of Loans to Total Loans	Percentage of Allowance to Loans
Commercial	$793	18.82%	1.08%
Commercial real estate	1,741	46.95%	0.95%
Residential Mortgage	792	30.60%	0.67%
Home Equity	60	1.49%	1.03%
Consumer - other	44	0.46%	2.46%
Consumer - auto	85	1.68%	1.30%
Unallocated	346	-	-
Total	$3,861	100.00%	0.99%

See Note 4 within MIFF’s Notes to the Consolidated Financial Statements (Unaudited) which are included in this joint proxy statement/prospectus for more information regarding MIFF’s allowance for credit losses as of September 30, 2024.

Deposits

Total average deposits increased by 3.5 percent from $459.7 million in 2023 to $475.7 million in 2024.

●	Average Now deposits increased 5.2 percent from $167.4 million in 2023 to $176.2 million in 2024.
●	Average time deposits increased 19.0 percent from $97.8 million in 2023 to $116.3 million in 2024.
●	Offset by the following decreases:
●	Average savings deposits decreased 4.2 percent from $70.8 million in 2023 to $67.8 million in 2024.
●	Average money market deposits decreased 17.3 percent from $42.3 million in 2023 to $35.0 million in 2024.
●	Average non-interest bearing demand deposits decreased 1.2 percent from $81.5 million in 2023 to $80.4 million in 2024.

The average balance and average rate paid on deposits are summarized as follows:

	September 30, 2024		December 31, 2023
	Average	Average	Average	Average	Change
(In Thousands)	Balance	Rate	Balance	Rate	Amount	%
Non-interest bearing	$80,439	—%	$81,452	—%	$(1,013)	(1.2)%
Savings	67,833	0.20	70,777	0.19	(2,944)	(4.2)
Now deposits	176,154	2.00	167,374	1.72	8,780	5.2
Money market deposits	35,002	1.03	42,310	0.67	(7,308)	(17.3)
Time deposits	116,321	3.75	97,782	2.85	18,539	19.0
Total deposits	$475,749	1.76%	$459,695	1.32%	$16,054	3.5%

The following table presents time deposits that exceed $250 as of the date indicated.

As of September 30, 2024 $ (in thousands)	3 Months or Less	Over 3 Months Through 6 Months	Over 6 Months Through 12 Months	Over 12 Months	Total
Total time deposits exceeding $250	$10,370	$9,277	$12,969	$7,444	$40,060

As of December 31, 2023 $ (in thousands)	3 Months or Less	Over 3 Months Through 6 Months	Over 6 Months Through 12 Months	Over 12 Months	Total
Total time deposits exceeding $250	$4,790	$5,208	$12,763	$14,478	$37,239

See Note 6 within MIFF’s Notes to the Consolidated Financial Statements (Unaudited) which are included in this joint proxy statement/prospectus for more information regarding MIFF’s deposits as of September 30, 2024.

Borrowed Funds

The average balance of borrowed funds decreased $3.4 million from $32.4 million in 2023 from $29.0 million in 2024 due to the following:

●	Securities sold under agreements (short-term) to repurchase average balance decreased $350 thousand from $2.0 million in 2023 to $1.7 million in 2024.
●	Federal funds purchased (short-term) average balance decreased $15,000 from $18,000 in 2023 to $3,000 in 2024.
●	Federal Reserve Bank Borrowing average balance increased $5.0 million from $4.5 million in 2023 to $9.5 million in 2024.
●	Federal Home Loan Bank Advances average balance decreased $8.0 million from $25.8 million in 2023 to $17.8 million in 2024.

Total borrowed funds consisted of the following at September 30, 2024 and December 31, 2023:

	September 30, 2024
(In Thousands)	Ending Balance	Average Balance	Average Rate At Year End
Securities sold under agreements to repurchase	$1,080	$1,686	5.23%
Federal funds purchased	-	3	-
Federal Reserve bank Borrowings	9,500	9,500	4.89
Federal Home Loan Bank Advances	16,500	17,770	3.84
Total Borrowed Funds	$27,080	$28,959	4.27%

	December 31, 2023
(In Thousands)	Ending Balance	Average Balance	Average Rate At Year End
Securities sold under agreements to repurchase	$1,231	$2,036	4.76%
Federal funds purchased	435	18	5.56
Federal Reserve bank Borrowings	9,500	4,529	5.41
Federal Home Loan Bank Advances	15,700	25,813	4.07
Total Borrowed Funds	$26,866	$32,396	4.30%

See Notes 7,8 & 9 within MIFF’s Notes to the Consolidated Financial Statements (Unaudited) which are included in this joint proxy statement/prospectus for more information regarding MIFF’s short and long term borrowings as of September 30, 2024.

Capital Resources

See Note 12 within MIFF’s Notes to the Consolidated Financial Statements (Unaudited) which are included in this joint proxy statement/prospectus for more information regarding MIFF’s capital as of September 30, 2024. MIFF meets the conditions of the Federal Reserve’s small bank holding company policy statement and is therefore excluded from consolidated capital requirements. MBTC is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on MIFF’s financial statements. Management believes, as of September 30, 2024, that MBTC met all capital adequacy requirements to which it was subject.

Future dividend payments and repurchases of common stock will depend upon maintenance of a strong financial condition, future earnings and capital and regulatory requirements. In addition, MBTC is subject to restrictions on the amount of dividends that may be paid without approval of banking regulatory authorities. Further, although MIFF is not subject to the specific consolidated capital requirements, its ability to pay dividends, repurchase stock or engage in other activities may be limited by the Federal Reserve if it fails to hold sufficient capital commensurate with its overall risk profile.

MBTC’s total Tier 1 Capital increased $2.8 million to $58.5 million at September 30, 2024 from $55.7 million at December 31, 2023. The Bank’s resulting Tier 1 Leverage Ratio increased to 10.20% at September 30, 2024 from 10.09% at December 31, 2023.

Comparison of Earning for the Nine Months Ended September 30, 2024 and 2023

General: Net income was $4.1 million for the nine months ended September 30, 2024, or $2.18 per share, an increase of $496 thousand, or 13.9 percent, compared to net income of $3.6 million, or $1.92 per share, for the nine months ended September 30, 2023. Net income for the nine months ended September 30, 2024, reflected an increase in net interest income of $1.4 million, and an increase in non-interest income of $17 thousand. These changes in income were offset by a increase in the provision for credit losses of $381 thousand and an increase in non-interest expenses of $422 thousand.

Net Interest Income: Net interest income before provision for credit losses increased by $1.4 million, or 13.5 percent, to $12.1 million for the nine months ended September 30, 2024, compared to $10.7 million for the nine months ended September 30, 2023. Interest income and interest expense both increased for the nine months ended September 30, 2024 when compared to the nine months ended September 30, 2023, due to increased average balances and yields on loans and investment securities which outpaced the impact from the increased deposit and borrowing interest rates.

Interest Income:  Interest income increased by $3.4 million or 21.3 percent to $19.7 million for the nine months ended September 30, 2024, compared to $16.3 million for the nine months ended September 30, 2023 (tax equivalent). The average yield on the earning assets increased 72 basis points from 4.12 percent for the nine months ended September 30, 2023 to 4.84 percent for the nine months ended September 30, 2024.

Interest Expense: Interest expense increased by $2.0 million or 37.4 percent to $7.2 million for the nine months ended September 30, 2024, compared to $5.2 million for the nine months ended September 30, 2023 as result of the following:

●	An increase in rates paid on interest bearing deposits of 64 basis points from 1.48 percent for 2023 to 2.12 percent in 2024.
●

An increase in average balance of interest-bearing deposits of $20.8 million from $374.5 million for the nine months ended September 30, 2023 to $395.3 million for the nine months ended September 30, 2024.

●	Offset by a decrease in rates paid on borrowings of 5 basis points from 4.32 percent for 2023 to 4.27 percent in 2024.
●	Offset by a decrease in average balance of borrowings of $5.1 million to $34.1 million for the nine months ended September 30, 2023 to $29.0 million for the nine months ended September 30, 2024.

Analysis of Net Interest Income

Net interest income represents the difference between the interest MIFF earns on its interest-earning assets, such as loans and investment securities, and the expense MIFF pays on interest-bearing liabilities, such as deposits and borrowings. Net interest income depends on both the volume of MIFF’s interest-earning assets and interest-bearing liabilities and the interest rates MIFF earns or pays on them.

Average Balances, Interest and Average Yields: The following table sets forth certain information relating to MIFF’s average balance sheets and reflects the average yield on interest-earning assets and average cost of interest-bearing liabilities, interest earned and interest paid for the years indicated. Such yields and costs are derived by dividing income or expenses by the average balance of interest-earning assets or interest-bearing liabilities, respectively, for the years presented. Average balances are derived from daily balances over the years indicated. The loan yields include net amortization of certain deferred fees and costs that are considered adjustments to yields.

AVERAGE BALANCE SHEET AND RATE ANALYSIS

NINE MONTHS ENDED SEPTEMBER 30,

(In Thousands)	2024			2023
	(1) Average Balance	Interest	Average Rate	(1) Average Balance	Interest	Average Rate
ASSETS :
Tax-exempt loans	$18,254	$401	2.94%	$18,942	$382	2.70%
All other loans	381,042	15,999	5.61%	352,699	13,091	4.96%
Total loans (2)(3)(4)	399,296	16,400	5.49%	371,641	13,473	4.85%
Taxable securities	62,733	1,414	3.01%	71,204	1,001	1.88%
Tax-exempt securities (3)	57,903	1,158	2.67%	60,464	1,177	2.60%
Other securities	3,831	150	5.23%	4,303	175	5.44%
Total securities	124,467	2,722	2.92%	135,971	2,353	2.31%
Federal funds sold	3,718	147	5.28%	905	31	4.58%
Interest-bearing deposits	16,417	420	3.42%	19,380	423	2.92%
Total interest-earning assets	543,898	19,689	4.84%	527,897	16,280	4.12%
Other assets	22,785			19,975
TOTAL ASSETS	$566,683			$547,872
LIABILITIES :
Savings	$67,833	104	0.20%	$72,115	101	0.19%
Now deposits	176,154	2,638	2.00%	165,125	1,978	1.60%
Money market deposits	35,002	271	1.03%	42,962	189	0.59%
Time deposits	116,321	3,268	3.75%	94,313	1,875	2.66%
Total deposits	395,310	6,281	2.12%	374,515	4,143	1.48%
Securities sold under repurchase agreements	1,686	66	5.23%	2,195	77	4.69%
Federal funds purchased	3	-	0.00%	19	1	7.04%
Federal Reserve Bank borrowings	9,500	348	4.89%	2,854	116	5.43%
Federal Home Loan Bank Advances	17,770	511	3.84%	29,010	907	4.18%
Total borrowings	28,959	925	4.27%	34,078	1,101	4.32%
Total interest-bearing liabilities	424,269	7,206	2.27%	408,593	5,244	1.72%
Demand deposits	80,439			82,065
Other liabilities	6,479			5,333
Stockholders’ equity	55,496			51,881
TOTAL LIABILITIES AND STOCKHOLDERS ‘ EQUITY	$566,683			$547,872
Interest rate spread (6)			2.57%			2.41%
Net interest income/margin (5)		$12,482	2.98%		$11,036	2.71%

(1)	Average volume information was compared using daily (or monthly) averages for interest-earning and bearing accounts. Certain balance sheet items utilized nine months-end balances for averages.
(2)	Interest on loans includes fee income.
(3)	Tax exempt interest revenue is shown on a tax-equivalent basis using a statutory federal income tax rate of 21 percent for 2024 and 2023.
(4)	Nonaccrual loans have been included with loans for the purpose of analyzing net interest earnings.
(5)	Net interest margin is computed by dividing annualized net interest income by total interest earning assets.
(6)	Interest rate spread represents the difference between the average rate earned on interest-earning assets and the average rate paid on interest-bearing liabilities.

Reconcilement of Taxable Equivalent Net Interest Income

(In Thousands)	2024	2023
Total interest income	$19,359	$15,954
Total interest expense	7,206	5,244
Net interest income	12,153	10,710
Tax equivalent adjustment	329	326
Net interest income
(fully taxable equivalent)	$12,482	$11,036

Rate/Volume Analysis

To enhance the understanding of the effects of volumes (the average balance of earning assets and costing liabilities) and average interest rate fluctuations on the balance sheet as it pertains to net interest income on a tax equivalent basis, the tables below reflects these changes for September 30, 2024 versus 2023:

(In Thousands)	Year Ended September 30,
	2024 vs 2023 Increase (Decrease) Due to
	Volume	Rate	Net
Interest income:
Loans, tax-exempt	$(14)	$33	$19
Loans	1,135	1,773	2,908
Taxable investment securities	(154)	567	413
Tax-exempt investment securities	(50)	31	(19)
Other securities	(19)	(6)	(25)
Federal funds sold	104	12	116
Interest bearing deposits	(69)	66	(3)
Total interest-earning assets	933	2,476	3,409
Interest expense:
Savings	(6)	9	3
NOW deposits	150	510	660
Money market deposits	(48)	130	82
Time deposits	529	864	1,393
Securities sold under repurchase agreements	(19)	8	(11)
Federal funds purchased	-	(1)	(1)
Federal Reserve Bank borrowings	256	(24)	232
Federal Home Loan Bank Advances	(336)	(59)	(395)
Total interest-bearing liabilities	526	1,437	1,963
Change in net interest income (fully taxable equivalent)	$407	$1,039	$1,446

Provision for Credit Losses: For the nine months ended September 30, 2024, MIFF recorded $169 thousand to the provision for credit losses. The allowance for credit losses was funded $117 thousand primarily the result of 5.9% loan growth. The unfunded commitment reserve was funded $52 thousand primarily the result of an increase of $12 million in unfunded construction loans. For the nine months ended September 30, 2023, MIFF recorded a $226 credit to the recovery of credit losses due to improved historical loss rates and improved qualitative factors driving a reduction in the allowance for credit losses calculation.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topics 326): Measurement of Credit Losses on Financial Instruments” and subsequent related updates. This ASU replaces the incurred loss methodology for recognizing credit losses and requires businesses and other organizations to measure the current expected credit losses (CECL) on financial assets measured at amortized cost, including loans and held-to-maturity securities, net investment in leases, off-balance sheet credit exposures such as unfunded commitments, and other financial instruments. In addition, ASC 326 requires credit losses on available-for-sale debt securities to be presented as an allowance rather than as a write-down when management does not intend to sell or believes that it is not more likely than not they will be required to sell. This guidance became effective on January 1, 2023 for the Bank. The results reported for period beginning after January 1, 2023 are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable accounting standards.

At adoption, the after-tax impact to retained earnings was a reduction of $241,000 based on our evaluation as of that date. This adjustment consisted of increases to the allowance for credit losses on loans in the amount $27,000, as well as the Company's allowance for unfunded loan commitments in the amount of $277,000.

The Bank adopted the provisions of ACS 326 related to presenting other-than-temporary impairment on available-for-sale debt securities prior to January 1, 2023 using the prospective transition approach, though no such changes had been recorded on the securities held by the Bank as of the date of adoption.

The Bank expanded the pooling utilized under the legacy incurred loss method to include additional segmentation based on risk. The impact of the change from the incurred loss model to the current expected credit loss model is detailed below.

	January 1, 2023
(In Thousands)	Pre-ASC 326 Adoption	Impact of ASC 326 Adoption	As Reported Under ASC 326
Assets:
Allowance for Credit Losses—Loans
Commercial	$834	$251	$1,085
Commercial Real Estate	1,629	355	1,984
Residential Mortgage	1,145	(326)	819
Home equity	69	14	83
Consumer, automobile	118	(37)	81
Consumer, other	27	6	33
Unallocated	236	(236)	-
	$4,058	$27	$4,085
Liabilities:
Allowance for Credit Losses on
Off-Balance Sheet Credit Exposure	$-	$277	$277

See Note 4 within MIFF’s Notes to the Consolidated Financial Statements (unaudited) which are included in this joint proxy statement/prospectus for more information regarding MIFF’s provision for credit losses as of September 30, 2024.

Non-interest Income: Non-interest income increased by $17 thousand to $1.39 million for the nine months ended September 30, 2024, from the $1.37 million recognized during the same period of 2023. Included in non-interest income for the nine months ended September 30, 2024, is a $22 thousand increase in ATM fees and debit card income and $33 thousand increase in gain on sale of loans, offset by a $37 thousand increase in net marketable equity security losses.

(In Thousands)	For The Year Ended
	September 30, 2024		September 30. 2023		Change
	Amount	% Total	Amount	% Total	Amount	%
Service charges on deposit accounts	$330	23.7%	$330	24.0%	$-	0.0%
ATM fees and debit card income	579	41.7	557	40.6	22	3.9
Mortgage banking revenue	187	13.5	154	11.2	33	21.4
Commissions from investment product sales	64	4.6	79	5.8	(15)	(19.0)
Net marketable equity security losses	(112)	(8.1)	(75)	(5.5)	(37)	49.3
Earnings on bank owned life insurance	192	13.8	181	13.2	11	6.1
Other	150	10.8	147	10.7	3	2.0
Total non-interest income	$1,390	100.0%	$1,373	100.0%	$17	1.2%

Non-interest Expenses: Non-interest expenses increased $422 thousand or 5.2 percent, from $8.1 million for the nine months ended September 30, 2023, to $8.6 million for the nine months ended September 30, 2024. The increase was largely due to: (1) an increase of $167 thousand in salaries and employee benefit expenses primarily due to increased wage merit increases; (2) a $197 thousand increase in other expenses due to $105 thousand in merger related costs.

(In Thousands)	For The Years Ended
	September 30, 2024		September 30, 2023		Change
	Amount	% Total	Amount	% Total	Amount	%
Salaries and employee benefits	$5,303	61.9%	$5,136	63.1%	$167	3.3%
Net occupancy and equipment expense	871	10.2	860	10.6	11	1.3
Data processing fees	514	6.0	482	5.9	32	6.6
Pennsylvania state shares tax	335	3.9	295	3.6	40	13.6
Professional fees	108	1.3	119	1.5	(11)	(9.2)
Advertising expense	97	1.1	117	1.4	(20)	(17.1)
FDIC deposit insurance	190	2.2	184	2.3	6	3.3
Other	1,146	13.4	949	11.7	197	20.8
Total non-interest expense	$8,564	100.0%	$8,142	100.0%	$422	5.2%

Provision for Income Taxes: MIFF recorded income tax expense of $750 thousand in 2024, an increase of $161 thousand, or 27.3%, compared to $589 thousand in 2023. The increase in income tax expense was due to greater taxable income in 2024 as compared to 2023. MBF’s effective tax rate increased to 15.6% at September 30, 2024, compared to 13.7% at December 31, 2023, which resulted primarily from tax-exempt income being a smaller percentage of taxable income in 2024 as compared to 2023.

Management evaluates the carrying amount of its deferred tax assets on a quarterly basis, or more frequently, as necessary, in accordance with guidance set forth in ASC Topic 740 “Income Taxes,” and applies the criteria in the guidance to determine whether it is more likely than not that some portion, or all, of the deferred tax asset will not be realized within its life cycle, based on the weight of available evidence. If management determines based on available evidence, both positive and negative, that it is more likely than not that some portion or all of the deferred tax asset will not be realized in future periods, a valuation allowance is calculated and recorded. These determinations are inherently subjective and depend upon management’s estimates and judgments used in their evaluation of both positive and negative evidence.

Liquidity

MIFF’s liquidity, represented by cash and due from banks, is a product of MIFF’s operating, investing and financing activities. MIFF’s primary sources of funds are deposits, securities sold under agreements to repurchase, Federal Reserve Bank borrowings, Federal Home Loan Bank Advances, principal repayments of securities and outstanding loans, and funds provided from operations. In addition, MIFF invests excess funds in short-term interest-earning assets such as overnight deposits or U.S. agency securities, which provide liquidity to meet lending requirements. While scheduled payments from the amortization of loans and securities and short-term investments are relatively predictable sources of funds, general interest rates, economic conditions and competition greatly influence deposit flows and repayments on loans and mortgage-backed securities.

MIFF strives to maintain sufficient liquidity to fund operations, loan demand and to satisfy fluctuations in deposit levels. MIFF is required to have enough investments that qualify as liquid assets in order to maintain sufficient liquidity to ensure safe and sound banking operations. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. MIFF attempts to maintain adequate but not excessive liquidity, and liquidity management is both a daily and long-term function of MIFF’s business management. MIFF manages its liquidity in accordance with a board of directors-approved liquidity management policy, which is administered by MIFF’s asset-liability committee (“ALCO”). ALCO reports interest rate sensitivity, liquidity, capital and investment-related matters on a quarterly basis to MIFF’s board of directors.

MIFF reviews cash flow projections regularly and updates them in order to maintain liquid assets at levels believed to meet the requirements of normal operations, including loan commitments and potential deposit outflows from maturing certificates of deposit, maturing borrowings, and savings withdrawals. While deposits and securities sold under agreements to repurchase are MIFF’s primary source of funds, when needed MIFF is also able to generate cash through borrowings from the Federal Home Loan Bank of Pittsburgh (“FHLB”). At September 30, 2024, MBTC had remaining available capacity with FHLB, subject to certain collateral restrictions, of $165.6 million.

Interest Rate Risk Management

Interest rate risk management involves managing the extent to which interest-sensitive assets and interest-sensitive liabilities are matched. Interest rate sensitivity is the relationship between market interest rates and earnings volatility due to the repricing characteristics of assets and liabilities. MIFF’s net interest income is affected by changes in the level of market interest rates. In order to maintain consistent earnings performance, MIFF seeks to manage, to the extent possible, the repricing characteristics of its assets and liabilities.

One major objective of MIFF when managing the rate sensitivity of its assets and liabilities is to stabilize net interest income. The management of and authority to assume interest rate risk is the responsibility of the Asset/Liability Committee (“ALCO”), which is comprised of senior management and Board members. ALCO meets nine monthsly to monitor the ratio of interest sensitive assets to interest sensitive liabilities. The process to review interest rate risk management is a regular part of the management of the MIFF. Consistent policies and practices of measuring and reporting interest rate risk exposure, particularly regarding the treatment of noncontractual assets and liabilities, are in effect. In addition, there is an annual process to review the interest rate risk policy with the Board of Directors which includes limits on the impact to earnings from shifts in interest rates.

The ratio between assets and liabilities repricing in specific time intervals is referred to as an interest rate sensitivity gap. Interest rate sensitivity gaps can be managed to take advantage of the slope of the yield curve as well as forecasted changes in the level of interest rates.

To manage the interest sensitivity position, an asset/liability model called “gap analysis” is used to monitor the difference in the volume of MIFF’s interest sensitive assets and liabilities that mature or reprice within given  periods. A positive gap (asset sensitive) indicates that more assets reprice during a given period compared to liabilities, while a negative gap (liability sensitive) has the opposite effect. MIFF employs computerized net interest income simulation modeling to assist in quantifying interest rate risk exposure. This process measures and quantifies the impact on net interest income through varying interest rate changes and balance sheet compositions. The use of this model assists the ALCO to gauge the effects of the interest rate changes on interest sensitive assets and liabilities in order to determine what impact these rate changes will have upon our net interest spread.

In addition to gap analysis, the Bank uses earnings simulation to assist in measuring and monitoring Next 12 Months Net Interest Income and Present Value of Equity of plus and minus 100, 200, 300 and 400 basis point rate shocks. The results of these theoretical rate shocks provide an additional tool to help manage the Bank’s interest rate risk.

Commitments

See Note 13 within MIFF’s Notes to the Consolidated Financial Statements as of September 30, 2024 and December 31, 2023 which are included in this joint proxy statement/prospectus for more information regarding MIFF’s outstanding commitments and contingencies.

Critical Accounting Policies

We prepare our consolidated financial statements according to generally accepted accounting principles in the United States (“GAAP”). Preparing these statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities on the balance sheet and reported amounts of revenues and expenses during the reporting period. We believe that the estimates most susceptible to significant change in the near term relate to determining the allowance for credit losses on loans. Our significant accounting policies and the effects of new accounting pronouncements are detailed in Note 1, “Description of Business and Summary of Significant Accounting Policies”, to our consolidated financial statements and the notes thereto included elsewhere in the prospectus.

ANNEX D

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE NORTHUMBERLAND BANCORP

Please refer to page 25 of the document for the CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A, represents an overview of the financial condition and results of operations of Northumberland Bancorp and should be read in conjunction with our consolidated financial statements and the notes thereto.

Northumberland Bancorp (the "Company") is a Pennsylvania corporation and is registered under the Bank Holding Company Act. The Company was organized as the holding company of its wholly owned subsidiary, The Northumberland National Bank (the "Bank"). The Bank is a nationally chartered commercial bank located in Northumberland, Pennsylvania. The Bank's service area includes portions of Northumberland, Snyder, and Union counties in Pennsylvania. The Company and the Bank derive substantially all their income from banking and bank-related services, which include interest earnings on commercial, commercial mortgage, residential real estate, and consumer loan financing as well as interest earnings on investment securities and deposit and trust services to their customers. The Company is supervised by the Federal Reserve Board, while the Bank is subject to regulation and supervision by the Office of the Comptroller of the Currency.

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary, the Bank. Intercompany activity has been eliminated in consolidation.

IMPACT OF INTEREST RATES, INFLATION AND CHANGING PRICES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to measure Northumberland Bancorp’s financial position and operating results primarily in terms of historic dollars. Management considers changes in interest rates to impact our financial condition and results of operations. Northumberland Bancorp manages interest rate risk in several ways. There can be no assurance that Northumberland Bancorp will not be materially adversely affected by future changes in interest rates, as interest rates are highly sensitive to many factors that are beyond its control. Additionally, other external factors including political, socioeconomic or world events may adversely impact the financial condition of Northumberland Bancorp’s borrowers and could impact their ability to repay their loans, which could negatively affect Northumberland Bancorp’s asset quality through higher delinquency rates and increased charge-offs. Management carefully considers the impact of changing interest rates on Northumberland Bancorp borrowers in managing credit risk related to the loan portfolio.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

Northumberland Bancorp’s financial statements have been prepared in accordance with U.S. GAAP and conform to general practices within the banking industry. In the preparation of its financial statements, Northumberland Bancorp is required to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses as well as the disclosure of contingent assets and liabilities. Actual results could differ from those estimates. Northumberland Bancorp’s critical accounting policies are fundamental to understanding Northumberland Bancorp’s MD&A and are more fully described in Note 1 (“Summary of Significant Accounting Policies”) to its consolidated financial statements for the years ended December 31, 2023 and 2022 included elsewhere in this document.

Northumberland Bancorp defines its critical accounting policies, in accordance with U.S. GAAP. U.S. GAAP requires Northumberland Bancorp to make subjective estimates and judgments about matters that are uncertain and are likely to have a material impact on its financial condition and results of operations, as well as the specific manner in which those principles are applied. Application of assumptions different than those used by Northumberland Bancorp could result in material changes in Northumberland Bancorp’s financial position or results of operations. Northumberland Bancorp believes the processes and controls that have been implemented in the determination of the allowance for loan/credit losses, is the most critical area of risk. Northumberland Bancorp’s management, in conjunction with its internal and external auditors, has reviewed these critical areas and has discussed these policies with its Audit Committee. Northumberland Bancorp believes the processes used in the preparation of its financial statements that require significant estimates and judgments are as follows:

Allowance for Loan Losses – Prior to Adopting ASU 2016-13

The allowance for loan losses represents Northumberland Bancorp’s best estimate of probable credit losses inherent in the loan portfolio. The adequacy of Northumberland Bancorp’s allowance for loan losses is evaluated regularly. However, this evaluation is inherently subjective as it includes material estimates and uncertainties, as outlined in the following paragraph. This process also considers economic conditions and uncertainties in estimating losses and inherent risks in the various credit portfolios. All of these factors may be susceptible to significant change. Also, the allocation of the allowance for loan losses to specific loan pools is based on historical loss trends and management’s judgment concerning those trends. The allowance for loan losses has been determined in accordance with U.S. GAAP, under which Northumberland Bancorp is required to maintain an adequate allowance for loan losses. The allowance for loan losses is based upon management’s assessment of several factors, including an assessment of probable losses included in the portfolio, giving consideration to the size and composition of the loan portfolio, actual loan loss experience, level of delinquencies, detailed analysis of specific loans for which full collectability may not be assured, the existence and estimated net realizable value of any underlying collateral and guarantees securing the loan, and current economic and market conditions. Although Northumberland Bancorp’s management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short-term change. Various regulatory agencies, as an integral part of their examination process, periodically review Northumberland Bancorp’s allowance for loan losses. Such agencies may require Northumberland Bancorp to make additional provisions for loan losses based upon information available to them at the time of their examination. Furthermore, most of Northumberland Bancorp’s loans are secured by real estate. Accordingly, the collectability of a substantial portion of the carrying value of Northumberland Bancorp’s loan portfolio is susceptible to changes in local market conditions and may be adversely affected by declines in real estate values. Future adjustments to the allowance for loan losses may be necessary due to economic, operating, regulatory and other conditions beyond Northumberland Bancorp’s control. Northumberland Bancorp believes that its allowance for loan losses is adequate to cover probable loan losses which are specifically identifiable, as well as losses inherent in its portfolio which are probable but not specifically identifiable.

Allowance for Credit Losses—Loans

As of January 1, 2023, Northumberland Bancorp adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): “Measurement of Credit Losses on Financial Instruments,” which replaced the current loss impairment methodology under GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to form credit loss estimates in an effort to provide financial statement users with more decision-useful information about the expected credit losses on financial instruments and other commitments to extend credit. ASU 2016-13, commonly referred to as Current Expected Credit Losses (“CECL”), requires a financial asset (or a group of financial assets) to be measured at an amortized cost basis and presented at the net amount expected to be collected. The amendments in this update affect financial assets and net investment in leases that are not accounted for at fair value through net income, including such financial assets as loans, debt securities, trade receivables, net investments in leases, off-balance-sheet credit exposures, reinsurance receivables, and any other financial assets not excluded from the scope that have the contractual right to receive cash. Upon adoption of ASU 2016-13 on January 1, 2023, Northumberland Bancorp recorded an incremental increase in the Allowance for Credit Losses (“ACL”) through a cumulative effect adjustment to equity, with subsequent adjustments charged to earnings through a provision for credit losses.

Management evaluates the credit quality of Northumberland Bancorp’s loan portfolio on an ongoing basis and performs a formal review of the adequacy of the ACL on a quarterly basis. The ACL is established through a provision for credit losses charged to earnings and is maintained at a level that management considers to be an estimate of the lifetime expected credit losses of the portfolio as of the evaluation date. Loans, or portions of loans, determined by management to be uncollectible are charged off against the ACL, while recoveries of amounts previously charged off are credited to the ACL.

Determining the amount of the ACL is considered a critical accounting estimate because it requires significant judgment and the use of estimates related to the amount and timing of expected future cash flows, estimated losses on pools of homogeneous loans based on peer-based historical loss experience, reasonable and supportable forecasts and qualitative factors, as well as consideration of current economic trends and conditions, all of which may be susceptible to significant change. Banking regulators, as an integral part of their examination of Northumberland Bancorp, also review the ACL, and may require, based on information available to them at the time of their examination, that certain loan balances be charged off or require that adjustments be made to the ACL. Additionally, the ACL is determined, in part, by the composition and size of the loan portfolio.

Although Northumberland Bancorp’s management uses the best information available, the level of the ACL remains an estimate which is subject to significant judgment and short-term change which could have a significant impact on Northumberland Bancorp’s financial condition or results of operations. On January 1, 2023, the day one adjustment to the level of the ACL increased by $502,000, and a liability expense of $250,000 for off balance sheet exposure was also made. Northumberland Bancorp’s ACL is highly sensitive to the methods, assumptions and estimates underlying its calculation. See Note 2, “Summary of Significant Accounting Policies” and Note 4 “Loans and Allowance for Credit Losses” of the audited consolidated financial statements for the year ended December 31, 2023 included elsewhere in this document for additional qualitative and quantitative information about Northumberland Bancorp’s ACL.

DECEMBER 31, 2023 COMPARED TO DECEMBER 31, 2022 EXECUTIVE OVERVIEW

The following overview should be read in conjunction with this MD&A in its entirety.

Results of Operations

Net income in 2023 amounted to $1.89 million, or $1.47 per share, a decrease of $1.16 million, or 38.0%, compared to $3.05 million, or $2.38 per share, in 2022. The decrease in 2023 net income compared to 2022 was primarily due to an increase in interest expense, which resulted in decreased net interest income. These results are directly related to the rapid increase of interest rates from 2022 through 2023. Non-interest income was $3.78 million in 2023, a decrease $237 thousand, or 5.9%, from $4.02 million in 2022. This decrease was due to a $71 thousand, or 31.4%, decrease in gains on sales of secondary market mortgages and realized losses on the available for sale investment portfolio in the amount of $316 thousand. The provision for loan losses in 2023 was a contra in the amount of $48 thousand, from a provision expense of $158 thousand in 2022, due primarily to lower growth in loans and the adoption of ASU 2016-13, commonly referred to as Current Expected Credit Losses (“CECL”). Net interest income before the provision for credit loss decreased $1.08 million, or 6.32%, to $15.98 million in 2023 from $17.06 million in 2022.

Northumberland Bancorp paid dividends to holders of common stock of $0.92 per share in 2023, an increase of 2.23% from the $0.90 per share paid in 2022.

Balance Sheet Profile

Total assets decreased $16.9 million, or 2.45%, to $674.7 million at December 31, 2023 from $691.7 million at December 31, 2022. The balance sheet decrease is primarily reflected in the investment portfolio. Sales of securities, as well as any maturity and the ongoing cash flow from the portfolio were used as a source of liquidity as deposit growth slowed. A modest increase in loans, net of allowance for loan losses, partially offset the decrease in the available-for-sale debt securities. Loans, net of allowance, increased $7.7 million, or 1.85%, to $425.8 million at December 31, 2023 from $418.05 million at December 31, 2022. Meanwhile, available-for-sale debt securities decreased $27.9 million, or 12.92%, to $188.1 million at December 31, 2023 from $216.0 million at December 31, 2022, which again was caused largely by allowing maturities and payments on the portfolio to be used as a source of liquidity rather than re-invested, as well as some strategic sales. An increase in the fair value of these securities was due to interest rates leveling off and then declining slightly by year end. Total deposits decreased $28.9 million, or 4.64%, to $593.4 million at December 31, 2023 from $622.2 million at December 31, 2022. Interest-bearing deposits, non-interest bearing deposits and savings accounts declined by a combined $97.8 million, offset by increases in time deposits of $69.0 million. Borrowed funds increased $7 million, to $29.9 million at December 31, 2023, compared to $22.8 million at December 31, 2022, as Northumberland Bancorp increased its use of short-term borrowings for funding.

Total stockholders’ equity less maximum cash obligation related to ESOP shares, increased $4.4 million, or 9.95%, to $48.5 million at December 31, 2023 from $44.1 million at December 31, 2023. The increase in stockholders’ equity was primarily due to an improvement in the accumulated other comprehensive losses of $14.0 million at December 31, 2023, compared to accumulated other comprehensive losses of $18.4 million at December 31, 2022. The positive change of $4.3 million was related primarily to the appreciation in the fair value of Northumberland Bancorp’s available-for-sale debt securities, net of deferred taxes, due to favorable changes in market interest rates. Also impacting capital in 2023 was net income of $1.89 million, which was partially offset by dividends declared and paid of $1.2 million.

As of December 31, 2023, the OCC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be classified as a well-capitalized financial institution, Common equity Tier 1, Total risk-based, Tier I risk-based, and Tier I leverage capital ratios must be at least 6.5 percent, 10.0 percent, 8.0 percent, and 5.0 percent, respectively.

The following table presents the Bank’s Capital Ratios as of the dates indicated (dollars in thousands).

	Actual		To be Adequately Capitalized under Prompt Corrective Action Provisions			To be Well Capitalized under Prompt Corrective Action Provisions
2023	Amount	Ratio	Amount		Ratio	Amount		Ratio
Common equity Tier 1 (total risk-weighted assets)	$65,750	15.71%	$	>18,835	>4.50%	$	>27,205	>6.50%
Total capital (to risk-weighted assets)	$70,023	16.73%	$	>33,484	>8.00%	$	>41,855	>10.00%
Tier 1 capital (to risk-weighted assets)	$65,750	15.71%	$	>25,113	>6.00%	$	>33,484	>8.00%
Tier 1 capital (to average assets)	$65,750	9.72%	$	>27,070	>4.00%	$	>33,838	>5.00%

Comparison of Results of Operations for the Years Ending December 31, 2023 and 2022

Net Interest Income

Net interest income is the difference between (i) interest income from interest-earning assets, and (ii) interest expense paid on deposits and borrowed funds. Net interest income represents the largest component of Northumberland Bancorp’s operating income and, as such, is the primary determinant of Northumberland Bancorp’s profitability. Net interest income is impacted by variations in the volume, rate and composition of earning assets and interest-bearing liabilities, changes in general market interest rates and the level of non-performing assets. Interest income is shown using the corporate statutory tax rate of 21.0% in 2023 and 2022.

Net interest income decreased $1.3 million, or 7.45%, to $15.9 million in 2023 compared to $17.2 million in 2022. The decrease in net interest income was due to an increase in interest expense which resulted primarily from shift in deposit mix from lower cost transaction accounts to higher cost time deposits and increased utilization of borrowed funds. Increase in interest income was driven by higher earning asset volumes and yields. Northumberland Bancorp’s tax-equivalent net interest margin declined 16 basis points to 2.50% in 2023 compared to 2.66% in 2022, which was caused by a decrease in average earning assets and higher funding costs. Additionally, significant rate increases in 2023 led to a decrease in Northumberland Bancorp’s interest rate spread, the difference between the average yield on interest-earning assets on a fully tax-equivalent basis, and the average cost of interest-bearing liabilities, as funding costs increased to a greater extent than interest earning assets.

Interest income increased $4.5 million, or 21.14%, to $25.6 million in 2023 from $21.2 million in 2022, which was caused by modest growth in the loan portfolio, and the increase in interest rates occurring throughout 2023. Average loans increased $14.9 million, or 3.66%, to $421.5 million in 2023 from $406.6 million in 2022, which reflected modest organic loan demand. Investment securities averaged $203.7 million in 2023, a decrease of $38.1 million, or 15.77%, compared to $241.8 million in 2022. This reduction in the investment portfolio was due to the average unrealized losses on available for sale securities increasing by $6.9 million or 44.93% to $22.3 million in 2023 from $15.4 million in 2022. In addition, some securities we sold in 2023 and proceeds from maturities or redemptions were not reinvested, but rather used for liquidity. Northumberland Bancorp’s yield on loans increased 50 basis points to 4.70% in 2023 compared to 4.20% in 2022, and the yield on investment securities increased 74 basis points to 2.24% in 2023 from 1.50% in 2022.

Total Interest expense increased $5.8 million, or 146.03%, to $9.7 million in 2023 from $3.9 million in 2022, which was primarily due to increasing funding costs. While overall deposit balance declined, there was a shift in deposit mix, specifically to the more higher cost time deposits. In addition, Northumberland Bancorp increased its use of wholesale funding in 2023. As a result, average borrowed funds, which is largely comprised of FHLB of Pittsburgh advances and the subordinated debt issued in 2021, averaged $30.6 million for 2023, an increase of $15.1 million from the average of $15.5 million for 2022. Higher volumes of average borrowed funds resulted in a corresponding increase in interest expense of $670 thousand. Total average interest- bearing deposits decreased $22.6 million, or 4.71%, to $458.2 million for 2023, compared to $480.8 million for 2022, however, as stated above, the shift from non-interest and low-cost interest-bearing transaction accounts into time deposits and the overall increase in rates resulted in the significant increase in interest expense overall.

Specifically, average interest-bearing demand deposits decreased $63.8 million, or 24.93%, to $192.0 million in 2023, compared to $255.7 million in 2022. Savings deposits averaged $103.8 million in 2023, a decrease of $15.4 million, or 12.92%, from $119.2 million in 2022. Conversely, average time deposits increased $56.5 million, or 53.38%, to $162.4 million in 2023 from $105.9 million in 2022. In the latter half of 2022 and into 2023, following the rapid rise in market interest rates, competition for deposits intensified, and depositors became increasingly rate sensitive. Northumberland Bancorp responded with increases in deposit rates in the second half of 2022 and through 2023. As a result, Northumberland Bancorp experienced an increase in interest expense due to an increase in these funding costs. For the year- ended December 31, 2023, Northumberland Bancorp’s cost of funds increased 120 basis points, to 1.99% from 0.79% for the year ended December 31, 2022, which resulted in a corresponding increase in interest expense of $5.8 million.

The following table presents the components of net interest income for the two years ended December 31, 2023, 2022:

Summary of Net Interest Income

For the Year Ended December 31

	For the Year Ended
(dollars in thousands)	2023			2022
Assets	Average Balance	Interest	Yield/Cost	Average Balance	Interest	Yield/Cost
Interest-earning assets:
Interest-bearing due from banks	12,329	654	5.30%	14,692	211	1.44%
Debt securities at amortized cost	225,515	4,921	2.18%	255,206	3,724	1.46%
Equity Securities	167	8	4.79%	167	8	4.79%
Restricted Stock	3,213	233	7.25%	2,572	138	5.37%
Loans receivable (1)	421,530	19,812	4.70%	406,629	17,075	4.20%
Total interest-earning assets	662,754	25,628	3.87%	679,266	21,156	3.11%
Non Interest-earning assets
Cash and due from banks	7,157			7,842
Property and equipment	8,735			8,911
Allowance for credit losses	(4,027)			(3,658)
Unrealized losses on securities at amortized cost	(22,311)			(15,356)
Other assets	25,938			23,422
Total assets	678,246			700,427

(1)	The amount of non-accrual loans included in the loans receivable at December 31, 2023 was $2.5 million versus $885 thousand at December 31, 2022

	For the Year Ended
(dollars in thousands)	2023			2022
Liabilities and Stockholders' Equity	Average Balance	Interest	Yield/Cost	Average Balance	Interest	Yield/Cost

Interest-bearing liabilities
Interest-bearing demand deposits	191,958	3,268	1.70%	255,717	2,073	0.81%
Savings deposits	103,808	204	0.20%	119,211	235	0.20%
Time deposits	162,390	4,890	3.01%	105,877	969	0.92%
Borrowed funds	30,660	1,334	4.35%	15,550	664	4.27%
Total interest-bearing liabilities	488,816	9,696	1.98%	496,355	3,941	0.79%
Non Interest-bearing liabilities
Demand Deposits	142,374			152,635
Other liabilities	1,383			1,713
Redeemable common stock held by employee stock ownership plan (ESOP), net of unearned ESOP Shares	598			775
Stockholders' equity	45,673			49,724
Less maximum cash obligations related to ESOP Shares, net of unearned ESOP shares	598			775
Total Stockholders' Equity Less Maximum Cash Obligation Related to ESOP Shares	45,075			48,949
Total liabilities and stockholders' equity	678,246			700,427
Net interest income/interest rate spread			1.88%			2.32%
Net interest income as reported		15,932			17,215
Net interest margin			2.50%			2.66%

The most significant impact on net income between periods is derived from the interaction of changes in the volume and rates earned or paid on interest- earning assets and interest-bearing liabilities. The volume of earning assets, specifically loans and investments, compared to the volume of interest- bearing liabilities represented by deposits and borrowings, combined with the interest rate spread, produces the changes in net interest income between periods.

The following table summarizes the effect that changes in volumes of interest earning assets and interest-bearing liabilities and the interest rates earned and paid on these assets and liabilities have on net interest income.

Rate Volume Analysis

	For the Years Ended December 31, 2023 vs 2022

(dollars in thousands)	Increase (Decrease) Due to Change In
Assets	Volume	Rate	Total
Interest-earning assets:
Interest-bearing due from banks	(125)	568	443
Debt securities	(648)	1,845	1,197
Equity Securities	-	-	-
Restricted Stock	46	49	95
Loans receivable	700	2,037	2,737
Total interest-earning assets	(26)	4,498	4,472

(dollars in thousands)
Liabilities and Stockholder's Equity
Interest-bearing liabilities
Interest-bearing demand deposits	(1,085)	2,280	1,195
Savings deposits	(30)	(1)	(31)
Time deposits	1,702	2,219	3,921
Borrowed funds	657	13	670
Total interest-bearing liabilities	1,243	4,512	5,755

Allowance for Credit Losses

The provision for loan losses is an expense charged against net interest income to provide for probable losses attributable to uncollectible loans and is based on management’s analysis of the adequacy of the allowance. A credit to loan losses reflects the reversal of amounts previously charged to the allowance. Management closely monitors the loan portfolio and the adequacy of the allowance by considering the underlying financial performance of the borrower, collateral values and associated credit risks. Future material adjustments may be necessary to the provision for loan losses and the allowance if economic conditions or loan performance differ substantially from the assumptions management considered in its evaluation of the allowance.

On January 1, 2023, the Company adopted ASU 2016-13 Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, as amended, which replaces the incurred loss methodology with an expected loss methodology that is referred to as the current expected credit loss (CECL) methodology. The measurement of expected credit losses under the CECL methodology is applicable to financial assets measured at amortized cost, including loan receivables and held-to-maturity debt securities. It also applies to off-balance sheet credit exposures not accounted for as insurance (loan commitments, standby letters of credit, financial guarantees, and other similar instruments) and net investments in leases recognized by a lessor in accordance with Topic 842 on leases. In addition, ASC 326 made changes to the accounting for available-for-sale debt securities. One such change is to require credit losses to be presented as an allowance rather than as a write-down on available-for-sale debt securities management does not intend to sell or believes that it is more likely than not they will be required to sell.

The Company adopted ASC 326 using the modified retrospective method for all financial assets measured at amortized cost, [net investments in leases] and off-balance-sheet (OBS) credit exposures. Results for reporting periods beginning after January 1, 2023, are presented under ASC 326 while prior period amounts continue to be reported in accordance with previously applicable GAAP. On January 1, 2023, the Company recorded an increase to its allowance for credit losses in the amount of $502,000 and a liability of $250,000 for off-balance sheet exposures. This resulted in The Company recording a net decrease to retained earnings of $595,000 as of January 1, 2023 for the cumulative effect of adopting ASC 326. The transition adjustment includes a $397,000 impact due to the allowance for credit losses on the banks’ outstanding loan portfolio and a $198,000 impact related to recording a liability for off-balance sheet exposures. Both entries are net of the impact to the deferred tax asset in the amounts of $105,000 and $53,000 respectively.

The Company adopted ASC 326 using the prospective transition approach for debt securities for which other-than-temporary impairment had been recognized prior to January 1, 2023. As a result, the amortized cost basis remains the same before and after the effective date of ASC 326. The effective interest rate on these debt securities was not changed. Amounts previously recognized in accumulated other comprehensive income as of January 1, 2023 relating to improvements in cash flows expected to be collected will be accreted into income over the remaining life of the asset. Recoveries of amounts previously written off relating to improvements in cash flows after January 1, 2023 will be recorded in earnings when received.

As allowed by ASC 326, the Company elected to maintain pools of loans accounted for under ASC 310-30. In accordance with the standard, management did not reassess whether modifications to individual acquired financial assets accounted for in pools were troubled debt restructurings as of the date of adoption.

Northumberland Bancorp recorded a negative provision for loan losses of $48 thousand for the year ended December 31, 2023, a decrease of $206 thousand compared to a provision expense of $158 thousand in for year ended December 31, 2022, due primarily to lower growth in loans and qualitative factors. Despite continued economic uncertainty and inflationary pressures, which have resulted in monetary policy tightening, Northumberland Bancorp’s asset quality metrics remained favorable throughout 2023 and 2022.

Non-Interest Income

The following table presents the components of non-interest income for the years ended December 31, 2023 and 2022:

Components of Non-Interest Income

	Year Ended December 31,
			Change
(in thousands)	2023	2022	$	%

Service charges on deposit accounts	$1,509	$1,522	$(13)	-0.85%
Trust services income	1,151	1,011	140	13.85%
Investment securities gains (loss), net	(316)	(35)	(281)	802.86%
Gains on sales of loans	155	226	(71)	-31.42%
Earnings on bank-owned life insurance	355	332	23	6.93%
Change in fair value of equity securities	20	(8)	28	-350.00%
Other income	907	970	(63)	-6.49%
Total non-interest income	$3,781	$4,018	$(237)	-5.90%

For the year ended December 31, 2023, non-interest income decreased $237 thousand, or 5.89%, to $3.8 million compared to $4.0 million for the year ended December 31, 2022. The 5.89% decrease in non-interest income was primarily related to realized losses on available for sale securities, reductions in gains on sales of secondary market mortgages, offset by increases in trust services income. Net gains on the sale of mortgages held for sale decreased $71 thousand, or 31.55%, to $155 thousand for the year ended December 31, 2023, compared to $226 thousand for the year ended December 31, 2022, as pricing margins on loans and the volume of loan sales decreased due to the rapid rise in market interest rates. Trust income increased $140 thousand, or 13.89%, to $1.15 million for the year ended December 31, 2023, compared to $ 1.01 million for the year ended December 31, 2022.

Non-Interest Expense

The following table presents the major components of non-interest expense for the years ended December 31, 2023 and 2022:

Components of Non-Interest Expense

	Year Ended December 31,
			Change
(in thousands)	2023	2022	$	%
Salaries and employee benefits	$10,230	$9,750	$480	4.92%
Occupancy expenses, net	843	840	3	0.36%
Equipment expenses	1,442	1,686	(244)	-14.47%
Professional fees	884	873	11	1.26%
Data processing	881	867	14	1.61%
Shares tax	448	529	(81)	-15.31%
Federal deposit insurance expense	314	205	109	53.17%
Other expense	2,649	2,838	(189)	-6.66%
Total non-interest expense	$17,691	$17,588	$103	0.59%

Non-interest expense increased $103 thousand or 0.58% to $17.7 million for year ended December 31, 2023 compared to $17.6 million in 2022. Salaries and employee benefits increased $480 thousand, or 4.92%, to $10.2 million in 2023. The increase in salaries and employee benefits was primarily due to higher full-time salaries and payroll taxes associated with staff additions, increases in employee benefits expenses.

FINANCIAL CONDITION

Total assets decreased $16.9 million, or 2.45%, to $674.7 million at December 31, 2023 from $691.7 million at December 31, 2022. The balance sheet primarily reflected increases in loans, net of the allowance for loan losses, offset by decreases in available-for-sale debt securities. Loans, net of the allowance for loan losses, increased $7.7 million, or 1.84%, to $425.8 million at December 31, 2023 from $418.1 million at December 31, 2022. Available-for-sale debt securities decreased $27.9 million, or 12.91%, to $188.1 million at December 31, 2023 from $216.0 million at December 31, 2022. Total deposits decreased $28.9 million, or 4.64%, to $593.4 million at December 31, 2023 from $622.2 million at December 31, 2022. Northumberland Bancorp increased its utilization of wholesale funding, specifically advances through the FHLB of Pittsburgh, to fund loan growth and support deposit run off. As a result, borrowed funds increased $7.0 million to $29.9 million at December 31, 2023, compared to $22.8 million at December 31, 2022.

Total stockholders’ equity increased $4.2 million, or 9.39%, to $49.1 million at December 31, 2023 from $44.9 million at December 31, 2022. The increase in stockholders’ equity was primarily due to an improvement in the accumulated other comprehensive income of a loss of $14.0 million at December 31, 2023, compared to accumulated other comprehensive loss of $18.4 million at December 31, 2022. The change of $4.3 million was related primarily to the appreciation in the fair value of Northumberland Bancorp’s available-for-sale debt securities, net of deferred taxes. Also impacting capital in 2023 was net income of $1.9 million, which was partially offset by dividends declared and paid of $1.2 million. At December 31, 2023, Northumberland Bancorp’s total Tier 1 leverage ratio was 9.72%, while its Common Equity and Tier 1 Capital ratios were 15.71% and its Total Capital ratio was 16.73%, which are above the levels to be considered Well Capitalized under the prompt corrective action provisions.

Securities

Northumberland Bancorp’s investment securities portfolio provides a source of liquidity needed to meet expected loan demand and interest income to increase profitability. Additionally, the investment securities portfolio is used to meet pledging requirements to secure public deposits and for other purposes. Debt securities are classified as either available-for-sale or held-to-maturity at the time of purchase based on management’s intent. Available-for-sale securities are carried at fair value, with unrealized holding gains and losses reported as a component of sstockholders’ equity in accumulated other comprehensive income (loss), net of tax, while held-to-maturity securities are carried at amortized cost. Equity securities with readily determinable fair values are carried at fair value, with gains and losses due to fluctuations in market value included in the consolidated statements of income. Decisions to purchase or sell investment securities are based upon management’s current assessment of long- and short-term economic and financial conditions, including the interest rate environment and asset/liability management, liquidity and tax-planning strategies.

The majority of Northumberland Bancorp’s debt securities are fixed-rate instruments and inherently subject to interest rate risk, as the value of fixed-rate securities fluctuate with changes in interest rates. Generally, a security’s value reacts inversely with changes in interest rates.

The following table presents the carrying value of available-for-sale debt securities and equity securities, at fair value at December 31, 2023 and 2022:

Composition of the Investment Portfolio

	2023		2022
(In Thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available-for-sale:
Obligations of states and political subdivisions	$75,258	67,638	83,877	74,009
Mortgage-backed securities in government sponsored entities	$130,626	120,476	155,355	141,999
Total Available-For-Sale Debt Securities	$205,884	$188,114	$239,232	$216,008
Aggregate Unrealized (Loss) Gain		(17,770)		(23,224)
Aggregate Unrealized (Loss) Gain as a % of Amortized Cost		-8.63%		-9.71%

	2023		2022
(In Thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Held-to-maturity
Obligations of states and political subdivisions	$4,008	3,927	2,038	1,918
Total Held-to-maturity	$4,008	$3,927	$2,038	$1,918
Aggregate Unrealized (Loss) Gain		(81)		(120)
Aggregate Unrealized (Loss) Gain as a % of Amortized Cost		-2.02%		-5.89%

The following table presents the weighted-average yields on available-for-sale debt securities by major category and maturity period at December 31, 2023. Yields are calculated on the basis of the amortized cost and weighted for the scheduled maturity of each security. The yields on tax-exempt obligations of states and political subdivisions are presented using the federal corporate income tax rate of 21.0%. Because mortgage-backed securities and collateralized mortgage obligations are not due at a single maturity date, they are not included in the maturity categories in the following summary.

Composition of the Investment Portfolio

December 31, 2023	Available-for-Sale		Held-to-Maturity
(In Thousands)	Amortized Cost	Yield	Amortized Cost	Yield
Obligations of states and political subdivisions
Due in one year or less	$3,467	3.13%	519	1.35%
Due after one year through five years	$23,408	2.10%	3,238	3.90%
Due after five years through ten years	$48,383	1.48%	251	1.65%
Due after ten years	$0	0.00%	0	0.00%
Mortgage Backed Securities	$130,626	2.65%
Total	$205,884		4,008

Allowance for Credit Losses -Available-For-Sale Securities

For available-for-sale debt securities in an unrealized loss position, the Company first assesses whether it intends to sell, or it is more likely than not that it will be required to sell the security before recovery of its amortized cost basis. If either of the criteria regarding intent or requirement to sell is met, the security’s amortized cost basis is written down to fair value through income. For debt securities available-for-sale that do not meet the aforementioned criteria, the Company evaluates whether the decline in fair value has resulted from credit losses or other factors. In making this assessment, management considers the extent to which fair value is less than amortized cost, any changes to the rating of the security by a rating agency, and adverse conditions specifically related to the security, among other factors. If this assessment indicates that a credit loss exists, the present value of cash flows expected to be collected from the security are compared to the amortized cost basis of the security. If the present value of cash flows expected to be collected is less than the amortized cost basis, a credit loss exists and an allowance for credit losses is recorded for the credit loss, limited by the amount that the fair value is less than the amortized cost basis. Any impairment that has not been recorded through an allowance for credit losses is recognized in other comprehensive income.

Changes in the allowance for credit losses are recorded as credit loss expense (or reversal). Losses are charged against the allowance when management believes the uncollectibility of an available-for-sale security is confirmed or when either of the criteria regarding intent or requirement to sell is met.

There was no allowance for credit losses recognized during the year ended December 31, 2023.

OTTI Evaluation

There was no other than temporary impairment, or OTTI, recognized during the year ended December 31, 2022.

Loans

Loans receivable increased by $8.1 million, or 1.92%, to $429.8 million at December 31, 2023 from $421.7 million at December 31, 2022.

From a collateral standpoint, a majority of Northumberland Bancorp’s loan portfolio consists of loans secured by real estate. The percentage of real estate secured loans to total loans increased to 77.49% at December 31, 2023 from 74.90% at December 31, 2022, which primarily reflected an increase in residential mortgage and commercial real estate loans.

Commercial and industrial loans consist primarily of equipment loans, working capital financing, revolving lines of credit and loans secured by cash and marketable securities. Commercial and industrial loans decreased $9.5 million, or 9.60%, during the year to $89.6 million at December 31, 2023 from $99.1 million at December 31, 2022.

Commercial real estate loans, which include long-term commercial mortgage financing and are primarily secured by first or second lien mortgages, increased $8.4 million, or 9.42%, to $97.2 million at December 31, 2023, from $88.8 million at December 31, 2022.

Residential mortgage loans include fixed-rate and variable-rate, amortizing mortgage loans and home equity lines of credit. Northumberland Bancorp primarily underwrites fixed-rate purchase and refinance of residential mortgage loans for sale in the secondary market to reduce interest rate risk and provide funding for additional loans. Residential mortgage loans totaled $235.8 million at December 31, 2023, an increase of $8.9 million, or 3.90%, from $227.00 million at December 31, 2022.

Consumer loans include fixed and variable rate personal unsecured credit lines, vehicle loans and other loans to persons not used for commercial purposes or secured by real estate. Consumer loans increased $390 thousand or 5.76% to $7.2 million at December 31, 2023, versus $6.8 million at December 31, 2022.

The following table presents loans receivable by major category at December 31, 2023 and 2022:

Loan Portfolio Detail

Years ended December 31,	2023	%	2022	%
Commercial	$89,570	20.84%	99,087	23.50%
Commercial Real Estate	$97,205	22.62%	88,840	21.07%
Residential Real Estate	$235,847	54.88%	226,996	53.83%
Consumer	$7,160	1.67%	6,770	1.61%
	$429,782	100%	421,693	100%
Allowance for credit loss	$4,023		3,641
Net Loans	$425,759		418,052

Real estate secured loans as a percentage of total loans	77.49%		74.90%

The following tables present the maturity distribution and interest rate information of the loan portfolio by major category as of December 31, 2023:

As of December 31, 2023

	As of December 31, 2023
	Fixed-Rate Loans					Variable or Adjustable-Rate Loans					All Loans
(In thousands)	1 Year or Less	1-5 Years	5-15 Years	>15 Years	Total	1 Year or Less	1-5 Years	5-15 Years	>15 Years	Total	Total

Commercial	$275	9,738	22,342	910	33,265	155	1,646	19,443	35,061	56,305	89,570
Commercial Real Estate	$389	8,708	2,892	4,803	16,792	-	200	14,620	65,593	80,413	97,205
Residential Real Estate	$7,331	6,595	23,850	3,465	41,241	43	1,220	26,041	167,302	194,606	235,847
Consumer	$229	4,856	511	-	5,596	107	224	424	809	1,564	7,160
Total	8,224	29,897	49,595	9,178	96,894	305	3,290	60,528	268,765	332,888	429,782

Asset Quality

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, net of unearned interest, deferred loan fees and costs, and reduced by the allowance for credit losses. The allowance for credit losses is established through a provision for credit losses charged to earnings.

Northumberland Bancorp has established and consistently applies loan policies and procedures designed to foster sound underwriting and credit monitoring practices. Credit risk is managed through the efforts of loan officers, the Chief Credit Officer, the loan review function, as well as oversight from the Board of Directors. Management continually evaluates its credit risk management practices to ensure problems in the loan portfolio are addressed in a timely manner, although, as is the case with any financial institution, a certain degree of credit risk is dependent in part on local and general economic conditions that are beyond management’s control. Under Northumberland Bancorp’s risk rating system, loans are rated pass, special mention, substandard, doubtful, or loss, with all categories reviewed regularly as part of the risk management practices.

Non-performing loans are monitored on an ongoing basis as part of Northumberland Bancorp’s loan review process. Additionally, work-outs for non-performing loans and foreclosed assets held for sale are actively monitored through the Bank’s Credit Department. A potential loss on a non-performing asset is generally determined by comparing the outstanding loan balance to the fair market value of the pledged collateral, less estimated cost to sell.

Management actively manages past due loans in an effort to mitigate loss to Northumberland Bancorp by working with customers to develop strategies to resolve borrower difficulties, through sale or liquidation of collateral, foreclosure and other appropriate means. In addition, management monitors employment and economic conditions within Northumberland Bancorp’s market area, as weakening of conditions could result in real estate devaluations and an increase in loan delinquencies, which could negatively impact asset quality and cause an increase in the provision for loan losses.

The following table presents information about non-performing assets and accruing as of December 31, for each of the last two years:

Non-performing Assets

	Years Ended December 31,
(dollars in thousands)	2023	2022
Non-accrual loans	2,478	887
Loans past due 90 days or more and still accruing	941	808
Total non-performing loans	3,419	1,695
Foreclosed assets held for sale (OREO)	32	-
Total non-performing assets	3,451	1,695

Non-performing loans as a percentage of total loans, gross	0.80%	0.40%

	Years Ended December 31,
(dollars in thousands)	2023	2022
Non-accrual loans	2,478	887
Loans past due 90 days or more and still accruing	941	808
Total non-performing loans	3,419	1,695
Foreclosed assets held for sale (OREO)	32	-
Total non-performing assets	3,451	1,695

Non-performing loans as a percentage of total loans, gross	0.80%	0.40%

Total non-performing assets increased $2.1 million, to $3.4 million at December 31, 2023 from $1.3 thousand at December 31, 2022. Northumberland Bancorp’s ratio of non-performing loans to total gross loans increased to 0.80% at December 31, 2023 from 0.40% at December 31, 2022.

Occasionally, the Company modifies loans to borrowers in financial distress by providing; principal forgiveness, term extension, an other-than-insignificant payment delay or interest rate reduction. When principal forgiveness is provided, the amount of forgiveness is charged-off against the allowance for credit losses.

In some cases, the Company provides multiple types of concessions on one loan. Typically, one type of concession, such as a term extension, is granted initially. If the borrower continues to experience financial difficulty, another concession, such as principal forgiveness, may be granted.

There were no modifications in 2023 for borrowers experiencing financial difficulty.

Allowance for Credit Losses

The allowance for loan losses represents management’s estimate of losses inherent in the loan portfolio as of the balance sheet date and is recorded as a reduction to loans. The allowance for loan losses is increased by the provision for loan losses and decreased by charge-offs, net of recoveries. Loans deemed to be uncollectible are charged against the allowance for loan losses, and subsequent recoveries, if any, are credited to the allowance. All, or part, of the principal balance of loans receivable are charged off to the allowance as soon as it is determined that the repayment of all, or part, of the principal balance is highly unlikely. Because all identified losses are immediately charged off, no portion of the allowance for loan losses is restricted to any individual loan or groups of loans, and the entire allowance is available to absorb any and all loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on Northumberland Bancorp’s past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

For further discussion of Northumberland Bancorp’s accounting policies and discussion of the allowance for credit losses, the adoption of ASC 326 on January 1, 2023 and its impact, see Notes 1 and to the consolidated financial statements for the years ended December 31, 2023 and 2022 included elsewhere in this document.

The following table presents an allocation of the allowance by major loan category and percent of loans in each category to total loans at December 31, for each of the last two years:

Allocation of the Allowance for Credit Losses

	For Years Ended December 31,
(dollars in thousands)	2023			2022
	Allowance for Credit Losses	Percent of Allowance	Percent of Loans to Gross Loans	Allowa nce for Loan Losses	Percent of Allowance	Percent of Loans to Gross Loans
Commercial	1,891	47.00%	0.44%	857	23.54%	0.20%
Commercial Real Estate	1,015	25.23%	0.24%	629	17.28%	0.15%
Residential Real Estate	1,023	25.43%	0.24%	1,779	48.86%	0.42%
Consumer	94	2.34%	0.02%	30	0.82%	0.01%
Unallocated	-	0.00%	0.00%	346	9.50%	0.08%
Total	4,023	100.00%	0.94%	3,641	100.00%	0.86%

The following table presents an analysis of changes in the allowance and the ratio of net charge-offs (recoveries) to average loans by major loan category and certain credit ratios for each of the last two years:

Reconciliation of the Allowance for Credit Losses

	For the Year Ended December 31,
(dollars in thousands)	2023	2022
Beginning Balance	3,641	3,481
Impact of Adopting ASC 326	503	-
Charge-offs:
Commercial	-	-
Commercial Real Estate	-	-
Residential mortgage	14	1
Consumer	61	11
Total charge-offs	75	12
Recoveries of charged-off loans
Commercial	-	(1)
Commercial Real Estate	-	-
Residential mortgage	(2)	(3)
Consumer	(1)	(10)
Total recoveries	(3)	(14)
Net charge-offs (recoveries)	78	26
Provision for loan losses	(49)	158
Balances, December 31,	4,023	3,641
Net charge-offs (recoveries) to average loans	0.02%	0.01%
Ratios:
Allowance for loan losses to gross loans at period end	0.94%	0.86%
Allowance for loan losses to non-accrual loans	162.35%	410.48%

The decrease in percentage of the Allowance for loan losses to non-accrual is attributed to two factors. An increase in the reserve due to the adoption of CECL, as well as the addition of one large commercial real estate loan relationship to non-accrual.

Deposits

Total deposits averaged $600.5 million in 2023, a decrease of $32.9 million, or 5.19%, compared to $623.2 million in 2022. Non-interest-bearing demand deposits averaged $142.4 million, or 6.72%, lower in 2023 as compared to $152.6 million in 2022. Interest-bearing deposits averaged $458.2 million in 2023, a decrease of $22.6 million, or 4.71%, from $480.8 million in 2022. The decrease was concentrated in average interest-bearing demand deposits which decreased $63.7 million, or 24.93%, comparing 2023 and 2022. Average savings deposits decreased $15.4 million, or 12.92%, to $103.8 million in 2023 from $119.2 million in 2022. Partially offsetting these decreases was an increase of $56.5 million, or 53.38%, in average time deposits, to $162.4 million in 2023 from $105.9 million in 2022. Northumberland Bancorp’s deposit funding costs increased 115 basis points, to 1.83% in 2023 from 0.68% in 2022. Rates on interest-bearing demand and savings deposits increased by 89 basis points and 0 basis points, respectively, while time deposit rates increased by 209 basis points, comparing 2023 and 2022

At December 31, 2023, uninsured deposits, or the portion of deposit accounts which exceeded the Federal Deposit Corporation insurance limit, totaled $94.2 million. Of this amount, $46.3 million was collateralized by securities pledged by Northumberland Bancorp. Time deposits of more than $250,000 totaled approximately $49.2 million at December 31, 2023 versus $24.2 million at December 31, 2022.

The average balance of, and the rate paid on, the major classifications of deposits for the past two years are summarized in the following table:

Deposit Distribution

	For the Years Ended December 31,
(dollars in thousands)	2023		2022
Interest-bearing deposits:	Average Balance	Rate	Average Balance	Rate
Demand	191,958	1.70%	255,717	1.70%
Savings	103,808	0.20%	119,211	0.20%
Time	162,390	3.01%	105,877	3.01%
Total interest bearing deposits	458,156	1.83%	480,805	0.68%
Non-interest-bearing deposits	142,374		152,635
Total deposits	600,530		633,440

	For the Years Ended December 31,
(dollars in thousands)	2023		2022
Interest-bearing deposits:	Average Balance	Rate	Average Balance	Rate
Demand	191,958	1.70%	255,717	1.70%
Savings	103,808	0.20%	119,211	0.20%
Time	162,390	3.01%	105,877	3.01%
Total interest bearing deposits	458,156	1.83%	480,805	0.68%
Non-interest-bearing deposits	142,374		152,635
Total deposits	600,530		633,440

The following table presents the maturity distribution of time deposits in excess of insurance limit at December 31, 2023 and 2022:

Maturity Distribution of Time Deposits $250,000 or More

	Years Ended December 31,
(in thousands)	2023	2022
3 months or less	5,108	697
From 3 months through 6 months	20,021	1,790
From 6 months through 12 months	7,526	9,459
Over 12 months	16,509	12,220
Total	49,164	24,166

Borrowings

Northumberland Bancorp has an agreement with the FHLB of Pittsburgh which allows for borrowings, either overnight or term, up to a maximum borrowing capacity based on a percentage of qualifying loans and securities pledged under a blanket pledge agreement. In addition to pledging loans and securities, Northumberland Bancorp is required to purchase FHLB of Pittsburgh stock based upon the amount of credit extended. Loans that were pledged to collateralize borrowings under this agreement were $357.6 million at December 31, 2023 and $337.1 million at December 31, 2022. Securities that were pledged to collateralize borrowings under this agreement were $14.3 million at December 31, 2023 and $17.5 million at December 31, 2022.

Northumberland Bancorp’s maximum borrowing capacity was $253.5 million at December 31, 2023. There were no letters of credit to secure municipal deposits outstanding at December 31, 2023 under this agreement. Additionally, there were no overnight advances and $20 million in term advances outstanding at December 31, 2023 under this agreement.

Average borrowed funds increased $15.2, million to $30.7 million in 2023 from $15.5 million in 2022. The average rate paid on borrowed funds increased 15 basis points to 4.42% in 2023 from 4.27% in 2022. The increase in rate on borrowed funds reflected higher average volumes of overnight and short-term borrowings through the FHLB of Pittsburgh in 2023 as compared to 2022, as short-term borrowing rates were at historical lows. Average borrowed funds in 2023 and 2022 were comprised mainly of short term advances through the FHLB of Pittsburgh as well as the $10 million in subordinated debt issued in 2021.

Liquidity

The term liquidity refers to the ability to generate sufficient amounts of cash to meet cash flow needs. Liquidity is required to fulfill the borrowing needs of Northumberland Bancorp’s credit customers and the withdrawal and maturity requirements of its deposit customers, as well as to meet other financial commitments. Northumberland Bancorp’s liquidity position is impacted by several factors, which include, among others, loan origination volumes, loan and investment maturity structure and cash flows, deposit demand and time deposit maturity structure and retention. Northumberland Bancorp has liquidity and contingent funding policies in place that are designed with controls to provide advanced detection of potentially significant funding shortfalls, establish methods for assessing and monitoring risk levels and institute prompt responses that may alleviate a potential liquidity crisis. Management monitors fluctuations in Northumberland Bancorp’s liquidity position on a continual basis and forecasts future liquidity needs. Additionally, management performs periodic stress tests on Northumberland Bancorp’s liquidity position that attempt to model liquidity in varying degrees of stress in order to proactively develop strategies to ensure adequate liquidity at all times. Additionally, management regularly monitors Northumberland Bancorp’s wholesale funding sources taking into consideration the cost of funds, diversification between funding sources and asset/liability management strategies. Northumberland Bancorp can access brokered deposits, including one-way purchases through the IntraFi Network, deposits acquired through a national listing service, as well as overnight and term advances through the FHLB of Pittsburgh as wholesale sources of funds to supplement its deposit gathering initiatives.

The statement of cash flows presents the change in cash and cash equivalents from operating, investing and financing activities. Cash and due from banks and interest-bearing deposits in other financial institutions, which comprise cash and cash equivalents, are Northumberland Bancorp’s most liquid assets. Cash and cash equivalents totaled $19.0 million at December 31, 2023, an increase of $1.6 million, or 9.22%, from $17.4 million at December 31, 2022, as net cash provided by operating and investing activities offset net cash outflows from financing activities.

Net cash provided by investing activities was $20.8 million of cash and cash equivalents during the year ended December 31, 2022. Accounting for the majority of the net cash provided was due to proceeds for sales, maturities, calls and repayments in the security portfolio, offset by a net increase in loans and leases of $8.1 million, which reflected increased demand as well purchases of $1.7 million of restricted stock, and $409 thousand for acquisition of premises and equipment.

Financing activities outflows equaled $23.6 million in net cash, which resulted primarily from a net decrease in deposits of $28.9 million, offset by net proceeds from short- term advances through the FHLB of Pittsburgh, of $7.0 million. These outflows include $1.2 million cash used to pay dividends to stockholders. Operating activities include net income, adjusted for the effects of non-cash transactions including, among others, depreciation and amortization and the provision for loan losses, and is the primary source of cash flows from operations. In 2023, operating activities provided Northumberland Bancorp with $4.4 million in net cash, which reflected net income of $1.9 million.

Northumberland Bancorp regularly analyzes its ability to generate adequate amounts of cash to meet its short and long-term cash requirements and plans. As part of its quarterly asset liability management procedures, Northumberland Bancorp performs liquidity cash flow forecasts in various base level and stress scenarios to monitor future cash needs. As of December 31, 2023, Northumberland Bancorp is expected to maintain a level cash balance over the next 12 months. Northumberland Bancorp has not identified any known demands, commitments, events or uncertainties that would result or that are reasonably likely to result in its liquidity position materially increasing or decreasing over the next 12 months. Northumberland Bancorp’s long-term cash needs are regularly analyzed through its strategic planning process, which includes a detailed review of liquidity and funding needs.

Management actively monitors Northumberland Bancorp’s liquidity position and capital adequacy in light of the changing circumstances related to economic uncertainty, liquidity constraints, current inflation levels, rising interest rates and increased competition. Management believes that Northumberland Bancorp’s current liquidity position was sufficient to meet its cash flow needs as of December 31, 2023. In addition to cash and cash equivalents of $19.0 million at December 31, 2023, Northumberland Bancorp had ample sources of additional liquidity, including approximately $233.5 million in available borrowing capacity with the FHLB of Pittsburgh, and available borrowing capacity of $11.0 million under back-up lines of credit. In addition, Northumberland Bancorp had access to wholesale deposit markets as of December 31, 2023.

Stockholders’ Equity and Capital Adequacy

Details concerning capital ratios at December 31, 2023 and December 31, 2022 are presented in Note 13, “Regulatory Matters,” to the consolidated financial statements for the years ended December 31, 2023 and 2022 included elsewhere in this document. Northumberland Bancorp meets the conditions of the Federal Reserve’s small bank holding company policy statement and is therefore excluded from consolidated capital requirements. Northumberland National Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on Northumberland Bancorp’s financial statements. Management believes, as of December 31, 2023, that Northumberland National Bank met all capital adequacy requirements to which it was subject.

Northumberland National Bank’s total Tier 1 Capital increased $339 thousand to $65.8 million at December 31, 2023 from $65.4 million at December 31, 2022. The Bank’s resulting Tier 1 Leverage Ratio increased to 9.72% at December 31, 2023 from 9.61% at December 31, 2022.

Change in accounting principle

The Company has applied Accounting Standard Codification ASC 480-10-S99-3A(2) that requires equity securities be classified in temporary equity if they are redeemable at the option of the holder or upon the occurrence of an event not solely within the issuer control. Thus, shares of common stock held by an ESOP, whether non-leveraged or leveraged, that are redeemable at the option of the participant must be classified within temporary equity and classified as Redeemable Common Stock Held By Employee Stock Ownership Plan. Changes in the value of the redeemable ESOP shares are recognized in the Maximum Cash Obligation Related to ESOP shares as a component of stockholders’ equity.

As result of the change, the Maximum Cash Obligation Related to ESOP shares, net of unearned ESOP shares contra stockholders’ equity account, was $598,000 as of December 31, 2023, versus, $775,000 as of December 31, 2022 and the adjustment to Redeemable Common Stock Held By Employee Stock Ownership Plan, temporary equity, was $598,000 as of December 31, 2023, versus $775,000 as of December 31, 2022. The change was effected as of the earliest period presented.

Common Stock Held by ESOP: The Company’s maximum cash obligation related to these shares is classified outside stockholders’ equity because the shares are not readily traded and could be put to the Company for cash. This maximum cash obligation is presented net of the unearned ESOP shares. (See Note 9 of the financial statements for more information.)

Interest Rate Risk

Market risk is the risk to earnings and/or financial position resulting from adverse changes in market rates or prices, such as interest rates, foreign exchange rates or equity prices. Northumberland Bancorp’s exposure to market risk is primarily interest rate risk associated with our lending, investing and deposit gathering activities, all of which are other than trading. Changes in interest rates affect earnings by changing net interest income and the level of other interest- sensitive income and operating expenses. In addition, variations in interest rates affect the underlying economic value of our assets, liabilities and off- balance sheet items.

Asset and Liability Management

The Asset/Liability Management Committee (“ALCO”) is comprised of members of Northumberland Bancorp’s board of directors, executive management and other appropriate officers, and oversees Northumberland Bancorp’s interest rate risk management program. Members of ALCO meet quarterly, or more frequently as necessary to develop balance sheet strategies affecting the future level of net interest income, liquidity and capital.

Northumberland Bancorp primarily utilizes the pricing and structure of loans and deposits, the size and duration of the investment securities portfolio and the size and duration of the wholesale funding portfolio, if applicable, to manage interest rate risk. ALCO monitors Northumberland Bancorp’s exposure to changes in net interest income over both a one-year planning horizon and a longer-term strategic horizon. ALCO uses net interest income simulations and economic value of equity (“EVE”) simulations as the primary tools in measuring and managing Northumberland Bancorp’s position and considers balance sheet forecasts, Northumberland Bancorp’s liquidity position, the economic environment, anticipated direction of interest rates and Northumberland Bancorp’s earnings sensitivity to changes in these rates in its modeling. In addition, ALCO has established policy tolerance limits for acceptable negative changes in net interest income. Furthermore, as part of its ongoing monitoring, ALCO requires annual back testing of modeling results, which involves after-the-fact comparisons of projections with Northumberland Bancorp’s actual performance to measure the validity of assumptions used in the modeling techniques.

Earnings at Risk and Economic Value at Risk Simulations Earnings at Risk

Earnings-at-risk simulations measure the change in net interest income and net income under various interest rate scenarios. Specifically, given the current market rates, ALCO looks at “earnings at risk” to determine anticipated changes in net interest income from a base case scenario with scenarios of +100, +200, +300, +400, -100, and -200 basis points for simulation purposes.

Economic Value at Risk

While earnings-at-risk simulation measures the short-term risk in the balance sheet, economic value at risk measures the long-term risk by finding the net present value of Northumberland Bancorp’s existing assets and liabilities. ALCO examines this ratio regularly, and given the current rate environment, has utilized rate shocks of +100, +200, +300, +400, -100, and -200 basis points for simulation purposes. Management recognizes that, in some instances, this ratio may contradict the “earnings at risk” ratio.

While ALCO regularly performs a wide variety of simulations under various strategic balance sheet and treasury yield curve scenarios, the following results reflect Northumberland Bancorp’s sensitivity over the subsequent twelve months based on the following assumptions:

•	asset and liability levels using December 31, 2023 as a starting point;

•	cash flows are based on contractual maturity and amortization schedules with applicable prepayments derived from internal historical data and external sources; and

•	cash flows are reinvested into similar instruments so as to keep interest-earning asset and interest-bearing liability levels constant.

The following table illustrates the simulated impact of parallel and instantaneous interest rate shocks of +100, +200, +300, +400, -100, -200, -300 and -400 basis points on net interest income and the change in economic value over a one-year time horizon from the December 31, 2023 levels:

	Rates + 400		Rates + 300		Rates + 200		Rates + 100
	Simulation Results	Policy Limit	Simulation Results	Policy Limit	Simulation Results	Policy Limit	Simulation Results	Policy Limit
Earnings at risk:
Percent change in net interest income	-13.92%	-15.00%	-10.26%	-12.00%	-6.23%	-10.00%	-2.84%	-5.00%

Economic value at risk:
Percent change in economic value of equity	-30.91%	-30.00%	-23.80%	-25.00%	-14.90%	-15.00%	-7.28%	-10.00%

	Rates - 100		Rates - 200		Rates - 300		Rates - 400
	Simulation Results	Policy Limit	Simulation Results	Policy Limit	Simulation Results	Policy Limit	Simulation Results	Policy Limit
Earnings at risk:
Percent change in net interest income	1.99%	-5.00%	3.62%	-10.00%	3.55%	-12.00%	-1.53%	-15.00%

Economic value at risk:
Percent change in economic value of equity	6.30%	-10.00%	12.39%	-15.00%	17.56%	-25.00%	26.76%	-30.00%

Model results from the simulation at December 31, 2023 indicated that Northumberland Bancorp was projected to experience an increase in net interest income over a one- year horizon in a declining rate environment and a decrease in an increasing rate environment. The percent change in economic value of equity (“EVE”) is expected to decrease in all increased rate scenarios and increase in all decreasing rate scenarios. All modeled exposures to net interest income and EVE for the next twelve-month horizon are within internal ALCO policy guidelines, with the exception of the +400 scenario for EVE which is slightly out of policy.

This analysis does not represent a forecast for Northumberland Bancorp and should not be relied upon as being indicative of expected operating results. These simulations are based on numerous assumptions, including but not limited to, the nature and timing of interest rate levels, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacements of asset and liability cash flows, and other factors. While assumptions reflect current economic and local market conditions, Northumberland Bancorp cannot make any assurances as to the predictive nature of these assumptions, including changes in interest rates, customer preferences, competition and liquidity needs, or what actions ALCO might take in responding to these changes.

Off-Balance Sheet Arrangements

The Company has financial instruments with off-balance sheet risk in the normal course of business, which may involve some liquidity risk, credit risk and interest rate risk. These commitments consist mainly of loans approved but not yet funded, unused lines of credit and outstanding letters of credit. Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third-party. Generally, financial and performance letters of credit have expiration dates within one year of issuance, while commercial letters of credit have longer term commitments. The credit risk involved in issuing letters of credit is essentially the same as the risks that are involved in extending loan facilities to customers. The Company generally holds collateral and/or personal guarantees supporting these commitments.

For the year ended December 31, 2023, Northumberland Bancorp did not engage in any off-balance sheet transactions that would have or would be reasonably likely to have a material effect on its consolidated financial condition. For a further discussion of Northumberland Bancorp’s off-balance sheet arrangements, refer to Note 11, “Off-Balance Sheet Risk” to the consolidated financial statements for the years ended December 31, 2023 and 2022 included elsewhere in this document.

The following table presents off-balance financial instruments whose contractual amounts represent credit risk at December 31, 2023 and 2022.

Off-Balance Sheet Commitments

	Years Ended December 31,
(in thousands)	2023	2022
Commitments to extend credit	86,245	117,222
Standby letters of credit	4,145	4,934
Total	90,390	122,156

Financial Condition at September 30, 2024 and December 31, 2023 and Results of Operations for the nine months ending September 30, 2024 and 2023 Executive Overview

The following overview should be read in conjunction with this MD&A in its entirety.

Results of Operations

Net income for the nine months ended September 30, 2024 amounted to $1.2 million, or $0.89 per share, an decrease of $85 thousand, or 6.87%, compared to $1.2 million, or $0.90 per share, for the nine months ended September 30, 2023. The decrease in net income compared to 2023 was due to expenses related to the announced merger with Mifflinburg Bank and Trust on September 25, 2024 and decreases in net interest income, offset by increases in non-interest income. Net interest income decreased $344 thousand, or 2.83%, as a $3.0 million increase in interest expense was partially mitigated by $2.8 million increase in interest income. Non-interest income increased by $960 thousand, or 35.05%, to $3.7 million for the nine months ended September 30, 2024 from $2.7 million for the nine months ended September 3, 2023, which primarily reflected a $317 thousand difference in investment security losses due to a nonrecurring loss of $316 thousand in 2023 and an increase of $448 thousand in income related to Bank Owned Life Insurance due to a death benefit claim. Non-interest expense increased $701 thousand, or 5.13%, to $14.4 million for the nine months ended September 30, 2024, compared to $13.7 million for the nine months ended September 30, 2023. The expenses included in the September 30, 2024 financial statements related to the merger announcement were $256K in additional legal and consulting fees and $532K in additional salary expense. Income tax expense was $7 thousand for the nine months ended September 30, 2024, a decrease of $78 thousand, or 91.8%, from $85 thousand for the same nine months of 2023.

Northumberland Bancorp paid dividends to holders of common stock of $0.69 per share during the nine months ended September 30, 2024, and 2023.

Balance Sheet Profile

Total assets increased $24.0 million, or 3.55%, to $698.7 million at September 30, 2024 from $674.7 million at December 31, 2023. Available-for-sale debt securities decreased $3.6 million, or 1.89%, to $184.6 million at September 30, 2024 from $188.1 million at December 31, 2023, due primarily to proceeds from calls, maturities and payments not being reinvested and used for liquidity, offset by an increase in market values during the period. Loans, net of the allowance for credit losses, increased $3.4 million, or 0.80%, to $433.2 million at September 30, 2024 from $429.8 million at December 31, 2023. Northumberland Bancorp experienced increases in the residential real estate, commercial real estate and commercial loan categories, reflecting increased commercial loan demand during the period, offset by a small decline in consumer loan balances. Total deposits increased $19.1 million, or 3.22%, to $612.4 million at September 30, 2024 from $593.4 million at December 31, 2023. Total borrowed funds were flat at $29.9 million, at both September 30, 2024 and December 31, 2023.

Total stockholders’ equity less maximum cash obligation related to ESOP shares increased $3.2 million, or 6.50%, to $51.7 million at September 30, 2024 from $48.5 million at December 31, 2023. The increase in stockholders’ equity was primarily due to market value appreciation of Northumberland Bancorp’s available-for-sale debt securities, net of deferred taxes, which resulted in a $3.2 million, or 22.96%, reduction in accumulated other comprehensive loss, which declined to $10.8 million at September 30, 2024 from $14.0 million at December 31, 2023, coupled with net income for the nine months ended September 30, 2024, of $1.2 million. Partially offsetting these increases to stockholders’ equity were dividends declared and paid of $905 thousand for the nine months ended September 30, 2024.

As of September 30, 2024, the OCC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be classified as a well-capitalized financial institution, Common equity Tier 1, Total risk-based, Tier I risk-based, and Tier I leverage capital ratios must be at least 6.5 percent, 10.0 percent, 8.0 percent, and 5.0 percent, respectively.

The following table presents the Bank’s Capital Ratios as of the dates indicated (dollars in thousands).

	Actual		To be Adequately Capitalized under Prompt Corrective Action Provisions			To be Well Capitalized under Prompt Corrective Action Provisions
	Amount	Ratio	Amount		Ratio	Amount		Ratio
Common equity Tier 1 (total risk-weighted assets)	$67,157	15.69%	$	>19,265	>4.50%	$	>27,827	>6.50%
Total capital (to risk-weighted assets)	$71,300	16.65%	$	>34,249	>8.00%	$	>42,811	>10.00%
Tier 1 capital (to risk-weighted assets)	$67,157	15.69%	$	>25,687	>6.00%	$	>34,249	>8.00%
Tier 1 capital (to average assets)	$67,157	9.59%	$	>28,005	>4.00%	$	>35,006	>5.00%

Comparison of Results of Operations for the Nine Months Ending September 30, 2024 and 2023

Net Interest Income

Net interest income is the difference between (i) interest income, interest and fees on interest-earning assets, and (ii) interest expense, interest paid on deposits and borrowed funds. Net interest income represents the largest component of Northumberland Bancorp’s operating income and, as such, is the primary determinant of profitability. Net interest income is impacted by variations in the volume, rate and composition of earning assets and interest-bearing liabilities, changes in general market interest rates and the level of non-performing assets. Interest income is shown using the corporate statutory tax rate of 21.0% in 2024 and 2023.

Net interest income decreased $344 thousand, or 2.83%, to $11.8 million for the nine months ended September 30, 2024 compared to $12.2 million for the same period of 2023. The decrease in net interest income primarily reflected an increase in interest expense of $3.0 million, to $10.0 million for the nine months ended September 30, 2024 from $7.0 million for the same period of 2023, partially offset by an increase in interest income of $2.8 million, or 14.49%, to $21.8 million from $19.1 million when comparing the first nine months of 2024 and 2023, respectively. The tax-equivalent net interest margin, a key measurement used in the banking industry to measure income from earning assets relative to the cost to fund those assets, is calculated by dividing tax-equivalent net interest income by average interest-earning assets. Northumberland Bancorp’s tax-equivalent net interest margin decreased 8 basis points to 2.45% for nine months ended September 30, 2024 from 2.53% for the period of 2023.

The $2.8 million, or 14.49% increase in interest income largely reflected growth in average Interest -earning assets, and the increase in interest rates occurring throughout 2023. Total average earning assets increased $7.5 million, or 1.12%, to $672.3 million for the nine months ended September 30, 2024, from $664.8 million for the same nine months of 2023. Average total loans increased $16.2 million, or 3.85%, to $436.4 million for the first nine months of 2024 from $420.2 million for the same period in 2023, which largely reflected strong organic loan demand. In addition, total securities averaged $208.3 million for the first nine months of 2024, a decrease of $19.7 million, or 8.66%, from $228.0 million for the first nine months of 2023. The positive impact from higher earning asset volumes was coupled a 38 basis point increase in the yield on average interest earning assets, which increased to 3.25% for the first nine months of 2024 from 2.87% for the same period of 2023, resulting in a corresponding $2.8 million increase to interest income.

The $3.0 million, or 43.51%, increase in interest expense was primarily due to an increase in average interest-bearing liabilities, specifically average time deposits, coupled with higher funding costs. Average interest-bearing liabilities increased $9.6 million, or 1.95%, to $500.4 million for the nine months ended September 30, 2024, from $490.9 million for the same nine months of 2023. This increase in the average balance was coupled with a 77-basis point increase in the cost of funding in the first nine months of 2024 compared to the same period of 2023.

Average interest-bearing deposits increased $6.0 million, or 1.30%, to $470.2 million from $461.3 million when comparing the first nine months of 2024 and 2023, respectively. The increase in average interest-bearing deposits resulted in a $3.0 million increase in interest expense. Average interest-bearing demand deposits decreased $52.2 million, or 26.01%, to $148.5 million for the first nine months of 2024 compared to $200.7 million for the same period in 2023. Conversely, average time deposits increased $73.5 million, or 47.54%, to $228.0 million for the nine months ended September 30, 2024, from $154.5 million for the same nine months of 2023, as changing customer deposit preferences, due to the economic and rate environment, continued to result in deposit migration from non-maturity deposits to higher-costing time deposits. Northumberland Bancorp increased deposit interest rates in response to rising market interest rates and increased competition for deposits. As a result, Northumberland Bancorp experienced a 77-basis point increase in the cost of funds, to 2.67% for the nine months ended September 30, 2024 from 1.90% for the same nine months of 2023, which resulted in a corresponding increase in interest expense of $3.0 million.

Specifically, the average rate paid for interest-bearing deposits increased 62 basis points, to 1.92% for the first nine months of 2024 from 1.30% for the same period of 2023, resulting in a corresponding increase to interest expense of $3.0 million. The average rates paid on interest bearing demand deposits decreased 7 basis points, resulting in a corresponding decrease to interest expense of $771 thousand. Comparing the nine months ending September 30, 2024 and 2023, the average rate paid for time deposits increased 99 basis points, resulting in a corresponding increase to interest expense of $3.8 million.

The following table presents the components of net interest income for the nine-month periods ended September 30, 2024 and 2023:

Summary of Net Interest Income

Summary of Net Interest Income
	Nine months ended September 30,
	2024			2023
(dollars in thousands)	Average Balance	Interest	Yield/Cost	Average Balance	Interest	Yield/Cost
Assets
Interest-earning assets:
Interest-bearing due from banks	24,366	985	4.04%	13,657	538	3.94%
Debt securities at amortized cost	208,245	3,714	1.78%	227,585	3,745	1.65%
Equity Securities	167	6	3.59%	167	6	3.59%
Restricted Stock	3,108	186	5.98%	3,177	167	5.26%
Loans receivable (1)	436,392	16,953	3.88%	420,226	14,623	3.48%
Total interest-earning assets	672,278	21,844	3.25%	664,812	19,079	2.87%
Non Interest-earning assets
Cash and due from banks	6,946			7,233
Property and equipment	8,252			8,793
Allowance for credit losses	(3,947)			(4,032)
Unrealized losses on securities	(18,595)			(21,159)
Other assets	25,483			27,341
Total assets	690,417			682,988

(1) The amount of non-accrual loans included in loans receivable at September 30, 2024 was $1.6 million versus $1.3 million at September 30, 2023.

	Nine months ended September 30,
	2024			2023
(dollars in thousands)	Average Balance	Interest	Yield/Cost	Average Balance	Interest	Yield/Cost
Liabilities and Stockholders' Equity
Interest-bearing liabilities
Interest-bearing demand deposits	148,488	1,833	1.23%	200,689	2,604	1.30%
Savings deposits	93,726	138	0.15%	106,123	156	0.15%
Time deposits	227,992	7,035	3.09%	154,529	3,241	2.10%
Borrowed funds	30,241	1,016	3.36%	29,815	982	3.29%
Total interest-bearing liabilities	500,447	10,022	2.00%	491,156	6,983	1.42%
Non Interest-bearing liabilities
Demand Deposits	138,849			144,181
Other liabilities	2,556			1,560
Redeemable common stock held by employee stock ownership plan (ESOP), net of unearned ESOP Shares	912			598
Stockholders' equity	48,565			46,091
Less maximum cash obligations related to ESOP Shares,net of unearned ESOP shares	912			598
Total Stockholders' Equity Less Maximum Cash Obligation to ESOP Shares	47,653			45,493
Total liabilities and stockolders' equity	690,417			682,988
Net interest income/interest rate spread			1.25%			1.45%
Net interest income as reported		11,822			12,096
Net interest margin			2.45%			2.53%

The most significant impact on net income between periods is derived from the interaction of changes in the volume and rates earned or paid on interest- earning assets and interest-bearing liabilities. The volume of earning assets, specifically loans and investments, compared to the volume of interest- bearing liabilities represented by deposits and borrowings, combined with the interest rate spread, produces the changes in net interest income between periods.

The following table summarizes the effect that changes in volumes of earning assets and interest-bearing liabilities and the interest rates earned and paid on these assets and liabilities have on net interest income.

Rate Volume Analysis

	For the Nine Months Ended September 30, 2024 vs 2023

	Increase (Decrease) Due to Change In
(dollars in thousands)	Volume	Rate	Total
Assets
Interest-earning assets:
Interest-bearing due from banks	433	14	447
Debt securities	(345)	314	(31)
Equity Securities	-	-	-
Restricted Stock	(4)	23	19
Loans receivable	628	1,702	2,330
Total interest-earning assets	712	2,053	2,765

Liabilities and Stockholder's Equity
Interest-bearing liabilities
Interest-bearing demand deposits	(644)	(127)	(771)
Savings deposits	(18)	0	(18)
Time deposits	2,267	1,527	3,794
Borrowed funds	14	20	34
Total interest-bearing liabilities	1,618	1,421	3,039

Provision for Credit Losses

The provision for credit losses is an expense charged against net interest income to provide for probable losses attributable to uncollectible loans and is based on management’s analysis of the adequacy of the Allowance for Credit Losses (“ACL”). A release of reserves, resulting in a credit for Allowance for Credit Losses, reflects the reversal of amounts previously charged to the allowance. Management closely monitors the loan portfolio and the adequacy of the ACL by considering the underlying financial performance of the borrower, collateral values and associated credit risks. Future material adjustments may be necessary to the provision for credit losses and the ACL if economic conditions or loan performance differ substantially from the assumptions management considered in its evaluation of the ACL. Management will continue to closely monitor Northumberland Bancorp’s asset quality and adjust credit provisioning as appropriate.

Northumberland Bancorp did not record a provision for credit losses during the nine-month period ended September 30, 2024 compared to a $70 thousand reverse provision for credit losses for the nine months ended September 30, 2023.

Non-Interest Income

The following table presents the components of non-interest income for the nine-month periods ended September 30, 2024 and 2023:

Components of Non-Interest Income
	For the Nine Months Ended September 30,
			Change
(in thousands)	2024	2023	$	%

Service charges on deposit accounts	$1,124	$1,134	$(10)	-0.88%
Trust services income	1,032	1,042	(10)	-0.96%
Investment securities gains (loss), net	1	(316)	317	-100.32%
Gains on sales of loans	118	121	(3)	-2.48%
Earnings on bank-owned life insurance	710	262	448	170.99%
Change in fair value of equity securities	5	(5)	10	-200.00%
Other income	707	500	207	41.40%
Total non-interest income	$3,697	$2,738	$959	35.03%

For the nine months ended September 30, 2024, non-interest income increased $959 thousand, or 35.05%, to $3.7 million from $2.7 thousand for the nine months ended September 30, 2023. The increase was due to no security sales in the period ending September 30, 2024, compared to a recorded loss on sale of securities sold of $316 thousand for the same period in 2023. In addition, income related to Bank Owned Life Insurance increased in 2024. This was due to a policy claim payment due to a death benefit to the bank for the nine months ending September 30, 2024. Income related to Trust Services decreased $10 thousand or 0.96% to $1.0 million in the first nine months of 2024, versus $1.0 million during the same period in 2023. Other non-interest income increased $207 thousand, or 41.40%, to $707 thousand for the nine months ending September 30, 2024, compared to $500 thousand for the comparable period of 2023.

Non-Interest Expense

The following table presents the major components of non-interest expense for the nine-month periods ended September 30, 2024 and 2023:

	For the Nine Months Ended September 30,
			Change
(in thousands)	2024	2023	$	%
Salaries and employee benefits	$8,649	$7,939	$710	8.94%
Occupancy expenses, net	651	636	15	2.36%
Equipment expenses	1,039	1,004	35	3.49%
Professional fees	1,006	717	289	40.31%
Data processing	539	600	(61)	-10.17%
Shares tax	298	366	(68)	-18.58%
Federal deposit insurance expense	243	232	11	4.74%
Other expense	1,938	2,166	(228)	-10.53%
Total non-interest expense	$14,363	$13,660	$703	5.15%

Components of Non-Interest Expense

Non-interest expense increased $702 thousand, or 5.15%, to $14.4 million for the nine months ended September 30, 2024, from $13.7 million for the nine months ended September 30, 2023. Salaries and Benefits increased do to merger related expenses of $532 thousand. Professional fees associated with the merger caused an increase of $256 thousand. These additional expenses though September 30, 2024 were slightly offset by decreases in other expenses, specifically costs related to data processing and software expenses which were expected due to the core conversion to a new processor which occurred in the 3rd and 4th quarter of 2023. Salaries and employee benefits, excluding the merger related expenses increased $175 thousand, or 2.20%, which primarily reflected normal salary increase as well as higher medical insurance costs for the employees. Occupancy expenses increased $15 thousand, or 2.40%, to $651 thousand for the nine months ended September 30, 2024, compared to $636 thousand for the same nine months in 2023, which was largely due to increases in depreciation expense and cleaning and maintenance costs.

Comparison of Financial Condition at September 30, 2024 and December 31, 2023

Total assets increased $24.0 million, or 3.55%, to $698.7 million at September 30, 2024 from $674.7 million at December 31, 2023 . Available-for-sale debt securities decreased $3.6 million, or 1.89%, to $184.6 million at September 30, 2024 from $188.1 million at December 31, 2023, due primarily to maturities, calls and paydowns, offset by an increase in market values during the nine months. Loans, net of the allowance for credit losses, increased $3.5 million, or 0.83%, to $429.3 million at September 30, 2024 from $425.8 million at December 31, 2023.

Total deposits increased $19.1 million, or 3.22%, to $612.4 million at September 30, 2024 from $593.4 million at December 31, 2023. Total borrowed funds increased minimally $15 thousand, to $29.9 million, at September 30, 2024.

Securities

Northumberland Bancorp’s investment securities portfolio provides a source of liquidity needed to meet expected loan demand and interest income to increase profitability. Additionally, the investment securities portfolio is used to meet pledging requirements to secure public deposits and for other purposes. Debt securities are classified as either available-for-sale or held-to-maturity at the time of purchase based on management’s intent. Available-for-sale securities are carried at fair value, with unrealized holding gains and losses reported as a component of stockholders’ equity in accumulated other comprehensive income (loss), net of tax, while held-to-maturity securities are carried at amortized cost. Equity securities with readily determinable fair values are carried at fair value, with gains and losses due to fluctuations in market value included in the consolidated statements of income. Securities with limited marketability and/or restrictions are carried at cost. Decisions to purchase or sell investment securities are based upon management’s current assessment of long- and short-term economic and financial conditions, including the interest rate environment and asset/liability management, liquidity and tax-planning strategies.

Northumberland Bancorp holds equity investments in the preferred stock of certain publicly traded bank holding companies.

The majority of Northumberland Bancorp’s debt securities are fixed-rate instruments and inherently subject to interest rate risk, as the value of fixed-rate securities fluctuate with changes in interest rates. Generally, a security’s value reacts inversely with changes in interest rates

The following table presents the carrying value of available-for-sale debt securities and equity securities, at fair value at September 30, 2024 and at December 31, 2023:

Composition of the Investment Portfolio

	As of September 30,		As of December 31,
	2024		2023
(In Thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Available-for-sale:
Obligations of states and political subdivisions	$75,246	69,342	75,258	67,638
Mortgage-backed securities in government sponsored entities	$123,000	115,215	130,626	120,476
Total Available-For-Sale Debt Securities	$198,246	$184,557	$205,884	$188,114
Aggregate Unrealized (Loss) Gain		(13,689)		(17,770)
Aggregate Unrealized (Loss) Gain as a % of Amortized Cost		-6.91%		-8.63%

	As of September 30,		As of December 31,
	2024		2023
(In Thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair V alue
Held-to-maturity
Obligations of states and political subdivisions	$1,561	1,517	4,008	3,927
Corporates/other	1,000	1,064	-	-
Total Held-to-maturity	$2,561	$2,581	$4,008	$3,927
Aggregate Unrealized (Loss) Gain		20		(81)
Aggregate Unrealized (Loss) Gain as a % of Amortized Cost		0.78%		-2.02%

The following table presents the weighted-average yields on both available-for-sale debt securities and held-to-maturity by major category and maturity period at September 30 2024 are presented at amortized cost. Yields are calculated on the basis of the amortized cost and weighted for the scheduled maturity of each security. The yields on tax-exempt obligations of states and political subdivisions are presented using the federal corporate income tax rate of 21.0%. Because mortgage-backed securities obligations are not due at a single maturity date, they are not included in the maturity categories in the following summary.

AVAILABLE-FOR-SALE DEBT SECURITIES:

Composition of the Investment Portfolio
September 30, 2024	Available-for-Sale		Held-to-Maturity
(In Thousands)	Amortized Cost	Yield	Amortized Cost	Yield
Obligations of states and political subdivisions
Due in one year or less	$5,090	4.29%	507	1.35%
Due after one year through five years	$29,775	4.00%	1,054	3.90%
Due after five years through ten years	$40,381	5.36%	0	0.00%
Due after ten years	$0	0.00%	0	0.00%
Corporates/other
Due after five years through ten years	0	0.00%	1,000	9.00%
Mortgage Backed Securities	$123,000	3.59%
Total	$198,246		2,561

Loans

Gross loans receivable increased by $3.4 million, or 0.80%, to $433.2 million at September 30, 2024 from $429.8 million at December 31, 2023. The growth in the loan portfolio reflected increases in residential mortgage and commercial real estate loans, which was primarily due to strong organic loan demand.

From a collateral standpoint, a majority of Northumberland Bancorp’s loan portfolio consists of loans secured by real estate. The percentage of real estate secured loans to total loans was 77.81% at September 30, 2024 and 77.49% at December 31, 2023, which primarily reflected an increase in residential mortgage and commercial real estate loans.

Commercial and industrial loans consist primarily of equipment loans, working capital financing and revolving lines of credit and loans secured by cash and marketable securities. Commercial and industrial loans decreased $43 thousand, or 0.05%, during the first nine months to $89.5 million at September 30, 2024 from $89.6 million at December 31, 2023.

Commercial real estate loans, which include long-term commercial mortgage financing and are primarily secured by first or second lien mortgages, increased $3.6 million, or 3.73%, to $100.8 million at September 30, 2024, from $97.2 million at December 31, 2023.

Residential real estate loans include fixed-rate and variable-rate, amortizing mortgage loans and home equity lines of credit. Northumberland Bancorp primarily underwrites fixed-rate purchase and refinance of residential mortgage loans for sale in the secondary market to reduce interest rate risk and provide funding for additional loans. Additionally, Northumberland Bancorp offers in-house home equity lines of credit. Residential mortgage loans totaled $236.2 million at September 30, 2024, an increase of $378 thousand, or 0.16%, from $235.8 million at December 31, 2023.

Consumer loans include fixed and variable rate personal unsecured credit lines, vehicle loans and other loans to persons not used for commercial purposes or secured by real estate. Consumer loans decreased $540 thousand or 7.54% to $6.6 million at September 30, 2024, versus $7.2 million at December 31, 2023.

The following table presents loans receivable by major category at September 30, 2024 and December 31, 2023:

Loan Portfolio Detail

	September 30, 2024		December 31, 2023
	2023	%	2023	%
Commercial	$89,527	20.67%	89,570	20.84%
Commercial Real Estate	$100,829	23.28%	97,205	22.62%
Residential Real Estate	$236,224	54.53%	235,847	54.88%
Consumer	$6,620	1.53%	7,160	1.67%
	$433,200	100%	429,782	100%
Allowance for credit loss	$3,893		4,023
Net Loans	$429,307		425,759

Real estate secured loans as a percentage of total loans	77.81%		77.49%

The following tables present the maturity distribution and interest rate information of the loan portfolio by major category as of September 30, 2024:

	As of September 30, 2024
	Fixed-Rate Loans					Variable or Adjustable-Rate Loans					All Loans
(In thousands)	1 Year or Less	1-5 Years	5-15 Years	>15 Years	Total	1 Year or Less	1-5 Years	5-15 Years	>15 Years	Total	Total

Commercial	$119	10,139	22,116	20	32,394	30	1,145	36,142	19,816	57,133	89,527
Commercial Real Estate	$2,044	7,518	2,697	4,714	16,973	128	165	64,650	18,913	83,856	100,829
Residential Real Estate	$3,517	5,999	21,399	6,071	36,986	26	1,076	88,520	109,616	199,238	236,224
Consumer	$143	4,701	293	-	5,137	11	283	603	586	1,483	6,620
Total	5,823	28,357	46,505	10,805	91,490	195	2,669	189,915	148,931	341,710	433,200

As of September 30, 2024, Northumberland Bancorp had no loans that were LIBOR based. The replacement benchmark for these loans is SOFR. The majority of Northumberland Bancorp’s variable rate loans are based on prime or some other readily identifiable benchmark.

Asset Quality

Loans that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at the amount of unpaid principal, net of unearned interest, deferred loan fees and costs, and reduced by the allowance for credit losses. The allowance for credit losses is established through a provision for credit losses charged to earnings.

Northumberland Bancorp has established and consistently applies loan policies and procedures designed to foster sound underwriting and credit monitoring practices. Credit risk is managed through the efforts of loan officers, the Chief Credit Officer, the loan review function, as well as oversight from the Board of Directors. Management continually evaluates its credit risk management practices to ensure problems in the loan portfolio are addressed in a timely manner, although, as is the case with any financial institution, a certain degree of credit risk is dependent in part on local and general economic conditions that are beyond management’s control. Under Northumberland Bancorp’s risk rating system, loans are rated pass, special mention, substandard, doubtful, or loss, with all categories reviewed regularly as part of the risk management practices.

Non-performing loans are monitored on an ongoing basis as part of Northumberland Bancorp’s loan review process. Additionally, work-outs for non-performing loans and foreclosed assets held for sale are actively monitored through the Bank’s Credit Department. A potential loss on a non-performing asset is generally determined by comparing the outstanding loan balance to the fair market value of the pledged collateral, less estimated cost to sell.

Management actively manages non-performing loans in an effort to mitigate loss to Northumberland Bancorp by working with customers to develop strategies to resolve borrower difficulties, through sale or liquidation of collateral, foreclosure and other appropriate means. In addition, management monitors employment and economic conditions within Northumberland Bancorp’s market area, as weakening of conditions could result in real estate devaluations and an increase in loan delinquencies, which could negatively impact asset quality and cause an increase in the provision for credit losses.

As of September 30, 2024, the Company was owed $5,320,000 of loans, net of participation balances, by a related party, that is currently classified as special mention. The loans are not and never have been past due and have not been placed on nonaccrual. The relationship has available line of credit of $1,189,000. Additional information related to these loans and the relationship is referenced elsewhere in the registration statement. See Section: “Certain Relationships and Related Transactions”

The following table presents information about non-performing assets, as of September 30, 2024 and December 31, 2023:

Non-performing Assets

	September 30,	December 31,
(dollars in thousands)	2024	2023
Non-accrual loans	1,633	2,478
Loans past due 90 days or more and still accruing	463	941
Total non-performing loans	2,096	3,419
Foreclosed assets held for sale (OREO)	-	32
Total non-performing assets	2,096	3,451

Non-performing loans as a percentage of total loans, gross	0.50%	0.80%

Total non-performing assets decreased $1.4 million, or 38.70%, to $2.9 million at September 30, 2024 from $3.4 million at December 31, 2023. Northumberland Bancorp’s ratio of non-performing loans to total gross loans decreased to 0.50% at September 30, 2024 from 0.80% at December 31, 2023.

Allowance for Credit Losses

The ACL equaled $3.9 million at September 30, 2024, compared to $4.0 million at December 30, 2023. The decrease resulted from the addition to $130 thousand in net charge-offs. The ratio of the ACL to total loans and leases decreased to 0.90% of total loans and leases, net of net deferred loan origination fees and unearned income at September 30, 2024 from 0.94% of total loans at December 31, 2023.

The following table presents an allocation of the allowance by major loan category and percent of loans in each category to total loans at September 30, 2024 and December 31, 2023:

Allocation of the Allowance for Credit/Loan Losses

	September 30,			December 31,
(dollars in thousands)	2024			2023
	Allowance for Credit Losses	Percent of Allowance	Percent of Loans to Gross Loans	Allowance for Credit Losses	Percent of Allowance	Percent of Loans to Gross Loans
Commercial	1,891	48.57%	0.44%	1,891	48.57%	0.44%
Commercial Real Estate	951	24.43%	0.22%	1,015	26.07%	0.24%
Residential Real Estate	1,022	26.25%	0.24%	1,023	26.28%	0.24%
Consumer	29	0.74%	0.01%	94	2.41%	0.02%
Unallocated	-	0.00%	0.00%	-	0.00%	0.00%
Total	3,893	100.00%	0.91%	4,023	103.34%	0.94%

The following table presents an analysis of changes in the allowance and the ratio of net charge-offs (recoveries) to average loans by major loan category and certain credit ratios for the nine-month periods ended September 30, 2024, 2023:

Reconciliation of the Allowance for Credit/Loan Losses

	Nine months ended September 30,	Year ended December 31,
(dollars in thousands)	2024	2023
Beginning Balance	4,023	3,641
Impact of Adopting ASC 326	-	503
Charge-offs:
Commercial	-	-
Commercial Real Estate	64	-
Residential mortgage	7	14
Consumer	81	61
Total charge-offs	152	75
Recoveries of charged-off loans
Commercial	-	-
Commercial Real Estate	-	-
Residential mortgage	(6)	(2)
Consumer	(16)	(1)
Total recoveries	(22)	(3)
Net charge-offs (recoveries)	174	78
Provision for credit losses	-	(49)
Balances, December 31,	3,893	4,023
Net charge-offs (recoveries) to average loans	0.04%	0.02%
Gross loans for the period	433,200	429,782
Ratios:
Allowance for credit losses to gross loans at period end	0.90%	0.94%
Allowance for credit losses to non-accrual loans	238.40%	162.35%

Deposits

Total deposits averaged $609.1 million in the nine months of 2024, an increase of $3.6 million, or 0.60%, compared to $605.5 million in the first nine months 2023. Non-interest-bearing demand deposits averaged $138.8 million, or 3.75% lower in the first nine months of 2024 as compared to $144.2 million in the first nine months of 2023. Interest-bearing deposits averaged $470.2 million in the first nine months of 2024, an increase of $8.9 million, or 1.92%, from $461.3 million in the first nine months of 2023. The increase was concentrated in average time deposits, which increased $73.5 million, or 47.54%, and offset by decreases in average savings deposits of $12.4 million, or 11.68%, to $93.72 million in the first nine months of 2024 from $106.1 million in the first nine months of 2023, as well as average interest bearing demand deposits which decreased $52.2 or 26.01% to $148.5 million at September 30, 2024 versus $200.7 million at September 30, 2023. Northumberland Bancorp’s deposit funding costs increased 62 basis points to 1.92% in the first nine months of 2024 from 1.30% in the first nine months of 2023. Rates on interest-bearing demand accounts decrease by 7 basis points, savings rates remained the same and time deposits increased by 99 basis points, comparing the first nine months of 2024 and 2023.

At September 30, 2024, uninsured deposits, or the portion of deposit accounts which exceeded the Federal Deposit Corporation insurance limit, totaled approximately $111.4 million. Of this amount, $40.0 million was collateralized by securities pledged by Northumberland Bancorp. Time deposits of $250,000 or more totaled approximately $53.6 million at September 30, 2024 versus $44.6 million at September 30, 2023.

The average balance of, and the rate paid on, the major classifications of deposits for the nine-month periods ended September 31, 2024 and 2023:

Deposit Distribution

	For the Nine Months Ended September 30,
(dollars in thousands)	2024		2023
Interest-bearing deposits:	Average Balance	Rate	Average Balance	Rate
Demand	148,488	1.23%	200,689	1.30%
Savings	93,726	0.15%	106,123	0.15%
Time	227,992	3.09%	154,529	2.10%
Total interest bearing deposits	470,206	1.92%	461,341	1.30%
Non-interest-bearing deposits	138,861		144,181
Total deposits	609,067		605,522

The following table presents the maturity distribution of time deposits in excess of insurance limit at September 30, 2024 and December 31, 2023:

Maturity Distribution of Time Deposits $250,000 or More

	As of September 30,	As of December 31,
(in thousands)	2024	2023
3 months or less	7,991	5,108
From 3 months through 6 months	14,604	20,021
From 6 months through 12 months	21,713	7,526
Over 12 months	9,270	16,509
Total	53,578	49,164

Borrowings

Northumberland Bancorp has an agreement with the FHLB of Pittsburgh which allows for borrowings, either overnight or term, up to a maximum borrowing capacity based on a percentage of qualifying loans pledged under a blanket pledge agreement. In addition to pledging loans, Northumberland Bancorp is required to purchase FHLB of Pittsburgh stock based upon the amount of credit extended. Loans that were pledged to collateralize borrowings under this agreement were $375.4 million at September 30, 2024 and $357.6 million at December 31, 2023. Northumberland Bancorp’s maximum borrowing capacity was $265.8 million at September 30, 2024.

Average borrowed funds increased $709 thousand to $30.2 million, at September 30, 2024 from $29.5 million at September 30, 2023. The average rate paid on borrowed funds increased 6 basis points, to 3.36% in 2024 from 3.33% in 2023. The increase in rate on borrowed funds reflected higher average volumes of overnight, short and long-term borrowings through the FHLB of Pittsburgh in for the nine months ended September 30, 2024 as compared to the year ended December 31, 2023.

Liquidity

The term liquidity refers to the ability to generate sufficient amounts of cash to meet cash flow needs. Liquidity is required to fulfill the borrowing needs of Northumberland Bancorp’s credit customers and the withdrawal and maturity requirements of its deposit customers, as well as to meet other financial commitments.

Northumberland Bancorp’s liquidity position is impacted by several factors, which include, among others, loan origination volumes, loan and investment maturity structure and cash flows, deposit demand and time deposit maturity structure and retention. Northumberland Bancorp has liquidity and contingent funding policies in place that are designed with controls to provide advanced detection of potentially significant funding shortfalls, establish methods for assessing and monitoring risk levels and institute prompt responses that may alleviate a potential liquidity crisis. Management monitors fluctuations in Northumberland Bancorp’s liquidity position on a continual basis and forecasts future liquidity needs. Additionally, management performs periodic stress tests on Northumberland Bancorp’s liquidity position that attempt to model liquidity in varying degrees of stress in order to proactively develop strategies to ensure adequate liquidity at all times. Additionally, management regularly monitors Northumberland Bancorp’s wholesale funding sources taking into consideration the cost of funds, diversification between funding sources and asset/liability management strategies. Northumberland Bancorp can access brokered deposits, including one-way purchases through the IntraFi Network, deposits acquired through a national listing service, as well as overnight and term advances through the FHLB of Pittsburgh as wholesale sources of funds to supplement its deposit gathering initiatives.

The statement of cash flows presents the change in cash and cash equivalents from operating, investing and financing activities. Cash and due from banks and interest-bearing deposits in other financial institutions, which comprise cash and cash equivalents, are Northumberland Bancorp’s most liquid assets. Cash and cash equivalents totaled $45.1 million at September 30, 2024, an increase of $26.0 million, or 136.99%, from $19.0 million at December 31, 2023, as net cash inflows from operating and financing activities offset net cash outflows from investing activities.

Net cash outflows from investing activities used provided $5.00 million of cash and cash equivalents during the nine months ended September 30, 2024. Accounting for the majority of the net cash inflow was a net increase proceeds from investment securities transactions, and partially offset by an increase in loans and leases of $3.4 million, which reflected increased demand.

Financing activities provided $18.2 million in net cash, which resulted primarily from an increase in deposits. These inflows were offset by the payment of dividends to stockholders. Operating activities include net income, adjusted for the effects of non-cash transactions including, among others, depreciation and amortization and the provision for loan losses, and is the primary source of cash flows from operations. For the nine months ended September 30, 2024, operating activities provided Northumberland Bancorp with $2.9 million in net cash, which primarily reflected net income of $1.8 million.

Northumberland Bancorp regularly analyzes its ability to generate adequate amounts of cash to meet its short and long-term cash requirements and plans. As part of its quarterly asset liability management procedures, Northumberland Bancorp performs liquidity cash flow forecasts in various base level and stress scenarios to monitor future cash needs. As of September 30, 2024, Northumberland Bancorp is expected to maintain a level cash balance over the next 12 months. Northumberland Bancorp has not identified any known demands, commitments, events or uncertainties that would result or that are reasonably likely to result in its liquidity position materially increasing or decreasing over the next 12 months. Northumberland Bancorp’s long-term cash needs are regularly analyzed through its strategic planning process, which includes a detailed review of liquidity and funding needs.

Management actively monitors Northumberland Bancorp’s liquidity position and capital adequacy in light of the changing circumstances related to economic uncertainty, liquidity constraints, current inflation levels, rising interest rates and increased competition. Management believes that Northumberland Bancorp’s current liquidity position was sufficient to meet its cash flow needs as of September 30, 2024. In addition to cash and cash equivalents of $45.1 million at September 30, 2024, Northumberland Bancorp had ample sources of additional liquidity, including approximately $246.5 million in available borrowing capacity with the FHLB of Pittsburgh, and available borrowing capacity of $8.0 million under back-up lines of credit. In addition, Northumberland Bancorp had access to wholesale deposit markets. As of September 30, 2024, Northumberland Bancorp had recorded a balance of $25.0 million in brokered deposits versus $9.9 million in brokered deposits as of December 31, 2023, but does not anticipate continued reliance on these deposits for a significant amount of its funding.

Stockholders’ Equity and Capital Adequacy

Northumberland Bancorp meets the conditions of the Federal Reserve’s small bank holding company policy statement and is therefore excluded from consolidated capital requirements. The Northumberland national Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material adverse effect on Northumberland Bancorp’s financial statements. Management believes, as of September 30, 2023, that The Northumberland National Bank met all capital adequacy requirements to which it was subject. Management annually performs stress testing on its regulatory capital levels and expects to maintain capital levels that exceed the regulatory standards for well-capitalized institutions for the next 12 months and for the foreseeable future.

Future dividend payments and repurchases of common stock will depend upon maintenance of a strong financial condition, future earnings and capital and regulatory requirements. In addition, The Northumberland National Bank is subject to restrictions on the amount of dividends that may be paid without approval of banking regulatory authorities. Further, although Northumberland Bancorp is not subject to the specific consolidated capital requirements, its ability to pay dividends, repurchase stock or engage in other activities may be limited by the Federal Reserve if it fails to hold sufficient capital commensurate with its overall risk profile.

The Northumberland National Bank’s total Tier 1 Capital increased $1.4 million, to $67.2 million at September 30, 2024 from $65.8 million at December 31, 2023. The Bank’s resulting Tier 1 Leverage Ratio decreased to 9.59% at September 30, 2024 from 9.72% at December 31, 2023.

The Company has applied Accounting Standard Codification ASC 480-10-S99-3A(2) that requires equity securities be classified in temporary equity if they are redeemable at the option of the holder or upon the occurrence of an event not solely within the issuer control. Thus, shares of common stock held by an ESOP, whether non-leveraged or leveraged, that are redeemable at the option of the participant must be classified within temporary equity and classified as Redeemable Common Stock Held By Employee Stock Ownership Plan. Changes in the value of the redeemable ESOP shares are recognized in the Maximum Cash Obligation Related to ESOP shares as a component of stockholders’ equity.

As result of the change, the Maximum Cash Obligation Related to ESOP shares, net of unearned ESOP shares contra stockholders’ equity account, was $912,000 as of September 30, 2024, versus, $598,000 as of December 31, 2023 and the adjustment to Redeemable Common Stock Held By Employee Stock Ownership Plan, temporary equity, was $912,000 as of September 30, 2024, versus $598,000 as of December 31, 2023. The change was effected as of the earliest period presented.

Common Stock Held by ESOP: The Company’s maximum cash obligation related to these shares is classified outside stockholders’ equity because the shares are not readily traded and could be put to the Company for cash. This maximum cash obligation is presented net of the unearned ESOP shares. (See Note 9 of the financial statements for more information.)

Interest Rate Risk

Market risk is the risk to earnings and/or financial position resulting from adverse changes in market rates or prices, such as interest rates, foreign exchange rates or equity prices. Northumberland Bancorp’s exposure to market risk is primarily interest rate risk associated with our lending, investing and deposit gathering activities, all of which are other than trading. Changes in interest rates affect earnings by changing net interest income and the level of other interest- sensitive income and operating expenses. In addition, variations in interest rates affect the underlying economic value of our assets, liabilities and off- balance sheet items.

Asset and Liability Management

The Asset/Liability Management Committee (“ALCO”) is comprised of members of Northumberland Bancorp’s board of directors, executive management and other appropriate officers, and oversees Northumberland Bancorp’s interest rate risk management program. Members of ALCO meet quarterly, or more frequently as necessary to develop balance sheet strategies affecting the future level of net interest income, liquidity and capital.

Northumberland Bancorp primarily utilizes the pricing and structure of loans and deposits, the size and duration of the investment securities portfolio and the size and duration of the wholesale funding portfolio, if applicable, to manage interest rate risk. ALCO monitors Northumberland Bancorp’s exposure to changes in net interest income over both a one-year planning horizon and a longer-term strategic horizon. ALCO uses net interest income simulations and economic value of equity (“EVE”) simulations as the primary tools in measuring and managing Northumberland Bancorp’s position and considers balance sheet forecasts, Northumberland Bancorp’s liquidity position, the economic environment, anticipated direction of interest rates and Northumberland Bancorp’s earnings sensitivity to changes in these rates in its modeling. In addition, ALCO has established policy tolerance limits for acceptable negative changes in net interest income. Furthermore, as part of its ongoing monitoring, ALCO requires annual back testing of modeling results, which involves after-the-fact comparisons of projections with Northumberland Bancorp’s actual performance to measure the validity of assumptions used in the modeling techniques.

Earnings at Risk and Economic Value at Risk Simulations

Earnings at Risk

Earnings-at-risk simulations measure the change in net interest income and net income under various interest rate scenarios. Specifically, given the current market rates, ALCO looks at “earnings at risk” to determine anticipated changes in net interest income from a base case scenario with scenarios of +100, +200, +300, -100, -200 and -300 basis points for simulation purposes.

Economic Value at Risk

While earnings-at-risk simulation measures the short-term risk in the balance sheet, economic value at risk measures the long-term risk by finding the net present value of Northumberland Bancorp’s existing assets and liabilities. ALCO examines this ratio regularly, and given the current rate environment, has utilized rate shocks of +100, +200, +300, -100, -200, and -300 basis points for simulation purposes. Management recognizes that, in some instances, this ratio may contradict the “earnings at risk” ratio.

While ALCO regularly performs a wide variety of simulations under various strategic balance sheet and treasury yield curve scenarios, the following results reflect Northumberland Bancorp’s sensitivity over the subsequent twelve months based on the following assumptions:

•	asset and liability levels using September 30, 2024 as a starting point;

•	cash flows are based on contractual maturity and amortization schedules with applicable prepayments derived from internal historical data and external sources; and

•	cash flows are reinvested into similar instruments so as to keep interest-earning asset and interest-bearing liability levels constant.

The following table illustrates the simulated impact of parallel and instantaneous interest rate shocks of +100, +200, +300, -100, -200, -300 and -400 basis points on net interest income and the change in economic value over a one-year time horizon from the September 30, 2024 levels:

	Rates + 400		Rates + 300		Rates + 200		Rates + 100
	Simulation Results	Policy Limit	Simulation Results	Policy Limit	Simulation Results	Policy Limit	Simulation Results	Policy Limit
Earnings at risk:
Percent change in net interest income	-11.37%	-15.00%	-8.45%	-12.00%	-5.09%	-10.00%	-2.38%	-5.00%

Economic value at risk:
Percent change in economic value of equity	-31.92%	-30.00%	-23.98%	-25.00%	-14.64%	-15.00%	-7.05%	-10.00%

	Rates - 100		Rates - 200		Rates - 300		Rates - 400
	Simulation Results	Policy Limit	Simulation Results	Policy Limit	Simulation Results	Policy Limit	Simulation Results	Policy Limit
Earnings at risk:
Percent change in net interest income	1.41%	-5.00%	1.61%	-10.00%	0.06%	-12.00%	-6.43%	-15.00%

Economic value at risk:
Percent change in economic value of equity	5.43%	-10.00%	9.07%	-15.00%	13.02%	-25.00%	24.26%	-30.00%

Model results from the simulation at September 30, 2024 indicated that Northumberland Bancorp was projected to experience an increase in net interest income over a one-year horizon in an declining rate environment and a decrease in met interest income in a increasing rate environment. The percent change in economic value of equity (“EVE”) is expected to decrease in all increasing rate scenarios and increase in -100 and -200 decreasing rate scenarios. All modeled exposures to net interest income and EVE for the next twelve-month horizon are within internal ALCO policy guidelines, except the +300 for EVE which is slightly out of policy.

This analysis does not represent a forecast for Northumberland Bancorp and should not be relied upon as being indicative of expected operating results. These simulations are based on numerous assumptions, including but not limited to, the nature and timing of interest rate levels, prepayments on loans and securities, deposit decay rates, pricing decisions on loans and deposits, reinvestment/replacements of asset and liability cash flows, and other factors. While assumptions reflect current economic and local market conditions, Northumberland Bancorp cannot make any assurances as to the predictive nature of these assumptions, including changes in interest rates, customer preferences, competition and liquidity needs, or what actions ALCO might take in responding to these changes.

Off-Balance Sheet Arrangements

The Company has financial instruments with off-balance sheet risk in the normal course of business, which may involve some liquidity risk, credit risk and interest rate risk. These commitments consist mainly of loans approved but not yet funded, unused lines of credit and outstanding letters of credit. Letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third-party. Generally, financial and performance letters of credit have expiration dates within one year of issuance, while commercial letters of credit have longer term commitments. The credit risk involved in issuing letters of credit is essentially the same as the risks that are involved in extending loan facilities to customers. The Company generally holds collateral and/or personal guarantees supporting these commitments.

For the nine-months ended September 30, 2023, Northumberland Bancorp did not engage in any off-balance sheet transactions that would have or would be reasonably likely to have a material effect on its consolidated financial condition.

The following table presents off-balance financial instruments whose contractual amounts represent credit risk at September 30, 2024 and December 31, 2023:

Off-Balance Sheet Commitments

(in thousands)	September 30, 2024	December 31, 2023
Commitments to extend credit	83,926	86,245
Standby letters of credit	2,613	4,145
Total	86,539	90,390

ANNEX E

PENNSYLVANIA LAW CONCERNING DISSENTERS’ RIGHTS

DISSENTERS’ RIGHTS STATUTE

Pennsylvania Business Corporation Law of 1988, as amended Provisions for Dissenting Shareholders

SUBCHAPTER D — DISSENTERS RIGHTS

§1571. Application and effect of subchapter

General rule. — Except as otherwise provided in subsection (b), any shareholder (as defined insection 1572 (relating to definitions)) of a business corporation shall have the rights and remedies provided in this subchapter in connection with a transaction under this title only where this title expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

Section 329(c) (relating to special treatment of interest holders).

Section 333 (relating to approval of merger).

Section 343 (relating to approval of interest exchange).

Section 353 (relating to approval of conversion).

Section 363 (relating to approval of division).

Section 1906(c) (relating to dissenters rights upon special treatment).

Section 1932(c) (relating to dissenters rights in asset transfers).

Section 2104(b) (relating to procedure).

Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

Section 2325(b) (relating to minimum vote requirement).

Section 2704(c) (relating to dissenters rights upon election).

Section 2705(d) (relating to dissenters rights upon renewal of election).

Section 2904(b) (relating to procedure).

Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

Section 7104(b)(3) (relating to procedure).

Exceptions. —

Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares shall not have the right to dissent and obtain payment of the fair value of the shares under this subchapter if, on the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 333, 343, 353, 363 or 1932(c) is to be voted on or on the date of the first public announcement that such a plan has been approved by the shareholders by consent without a meeting, the shares are either:

listed on a national securities exchange registered under section 6 of the Exchange Act;

or held beneficially or of record by more than 2,000 persons.

Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

(Repealed).

Shares of any preferred or special class or series unless the articles, the plan or the terms of the transaction entitle all shareholders of the class or series to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class or series.

Shares entitled to dissenters rights under section 329(d) or 1906(c) (relating to dissenters rights upon special treatment).

The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

Grant of optional dissenters rights. — The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights. See section 317 (relating to contractual dissenters rights in entity transactions).

Notice of dissenters rights. — Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

a statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

a copy of this subchapter.

Other statutes. — The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

Certain provisions of articles ineffective. — This subchapter may not be relaxed by any provision of the articles.

Computation of beneficial ownership. — For purposes of subsection (b)(1)(ii), shares that are held beneficially as joint tenants, tenants by the entireties, tenants in common or in trust by two or more persons, as fiduciaries or otherwise, shall be deemed to be held beneficially by one person.

Cross references. — See:

Section 315 (relating to nature of transactions).

Section 1105 (relating to restriction on equitable relief).

Section 1763(c) (relating to determination of shareholders of record).

Section 2512 (relating to dissenters rights procedure).

§1572. Definitions

The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

“Corporation.” The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which one or more of the resulting corporations is the successor corporation for the purposes of this subchapter. The designated successor corporation or corporations in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

“Dissenter.” A shareholder who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

“Fair value.” The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

“Interest.” Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

“Shareholder.” A shareholder as defined in section 1103 (relating to definitions) or an ultimate beneficial owner of shares, including, without limitation, a holder of depository receipts, where the beneficial interest owned includes an interest in the assets of the corporation upon dissolution.

§1573. Record and beneficial holders and owners

Record holders of shares. — A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

Beneficial owners of shares. — A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

§1574. Notice of intention to dissent

If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

§1575. Notice to demand payment

General rule. — If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall deliver a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is approved by the shareholders by less than unanimous consent without a meeting or is taken without the need for approval by the shareholders, the corporation shall deliver to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

Be accompanied by a copy of this subchapter.

Time for receipt of demand for payment. — The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the delivery of the notice.

§1576. Failure to comply with notice to demand payment, etc.

Effect of failure of shareholder to act. — A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

Restriction on uncertificated shares. — If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

Rights retained by shareholder. — The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

§1577. Release of restrictions or payment for shares

Failure to effectuate corporate action. — Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

Renewal of notice to demand payment. — When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

Payment of fair value of shares. — Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

A statement of the corporation’s estimate of the fair value of the shares.

A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

Failure to make payment. — If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

§1578. Estimate by dissenter of fair value of shares

General rule. — If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter’s shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

Effect of failure to file estimate. — Where the dissenter does not file his own estimate under subsection

(a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

§1579. Valuation proceedings generally

General rule. — Within 60 days after the latest of:

effectuation of the proposed corporate action;

timely receipt of any demands for payment under section 1575 (relating to notice to demand payment);

or

timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

if any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

Mandatory joinder of dissenters. — All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 C.S.A. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

Jurisdiction of the court. — The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

Measure of recovery. — Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

Effect of corporation’s failure to file application. — If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the

60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation’s estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

§1580. Costs and expenses of valuation proceedings

General rule. — The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

Assessment of counsel fees and expert fees where lack of good faith appears. — Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the Party Against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

Award of fees for benefits to other dissenters. — If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.